    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997

                                                      REGISTRATION NO. 333-31611


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        AMERICAN PHYSICIAN PARTNERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            8099                    75-2648089
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

                             2301 NATIONSBANK PLAZA
                                 901 MAIN STREET
                            DALLAS, TEXAS 75202-3721
                                 (214) 761-3100
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                              PAUL M. JOLAS, ESQ.
              GENERAL COUNSEL, SENIOR VICE PRESIDENT AND SECRETARY
                        AMERICAN PHYSICIAN PARTNERS, INC.
                             2301 NATIONSBANK PLAZA
                                 901 MAIN STREET
                            DALLAS, TEXAS 75202-3721
                                 (214) 761-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                                   COPIES TO:


        RICHARD A. FINK, ESQ.             THEODORE W. HIRSH, ESQ.            ROBERT A. SHELTON, ESQ.
   BROBECK, PHLEGER & HARRISON LLP            LAW OFFICES OF              VENABLE, BAETJIR & HOWARD LLP
  4675 MACARTHUR COURT, SUITE 1000        PETER G. ANGELOS, P.C.             1800 MERCANTILE BANK &
   NEWPORT BEACH, CALIFORNIA 92660    ONE CHARLES CENTER, 22ND FLOOR               TRUST BLDG.
           (714) 752-7535                100 NORTH CHARLES STREET                2 HOPKINS PLAZA
                                         BALTIMORE, MARYLAND 21201          BALTIMORE, MARYLAND 21201
                                              (410) 659-0100                     (410) 244-7400

        STEVEN R. GERSZ, ESQ.            WILLIAM R. CREASEY, ESQ.            STEVEN L. TARSHIS, ESQ.
       UNDERBERG & KESSLER LLP          LOOPER, REED, MARK & MCGRAW      DRAKE, SOMMERS, LOEB, TARSHIS &
          1800 CHASE SQUARE                    INCORPORATED                       CATANIA, P.C.
      ROCHESTER, NEW YORK 14604         1601 ELM STREET, SUITE 4100             ONE CORWIN COURT
           (716) 258-2800                   DALLAS, TEXAS 75201                  P. O. BOX 1479
                                              (214) 954-4135                NEWBURGH, NEW YORK 12550
                                                                                 (914) 565-1100

       WALTER R. TURNER, ESQ.             JEFFREY O. ELLIS, ESQ.             STEPHEN S. MCCRAY, ESQ.
       WENDEL, ROSEN, BLACK &               LATHROP & GAGE L.C.          HOGE FENTON JONES & APPEL, INC.
              DEAN, LLP                 9401 INDIAN CREEK PARKWAY,        60 SOUTH MARKET STREET, #1400
      1111 BROADWAY, 24TH FLOOR                  BLDG. #40                 SAN JOSE, CALIFORNIA 95113
      OAKLAND, CALIFORNIA 94607         OVERLAND PARK, KANSAS 66210              (408) 287-9501
           (510) 834-6600                     (913) 451-5100

       KENNETH K. BEZOZO, ESQ.             JEROME B. COHEN, ESQ.
       RICHARD A. FIJULEK, ESQ.        OPPENHEIMER, BLEND, HARRISON &
       HAYNES AND BOONE, L.L.P.                  TATE, INC.
       3100 NATIONSBANK PLAZA              711 NAVARRO, 6TH FLOOR
          901 MAIN STREET              SAN ANTONIO, TEXAS 78205-1796
        DALLAS, TEXAS 75202                   (210) 224-2000


APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:

Upon consummation of the Mergers and Exchanges described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]




        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATIONS STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

                           [ADVANCED LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:


        You are cordially invited to attend the special meeting (the "Special Meeting") of security holders of Ad Rad, Inc., a Maryland corporation ("Advanced"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of Advanced will consider and make a fundamental determination regarding the future direction of Advanced.



        At the Special Meeting, Advanced's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Advanced Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Advanced and approve the transactions contemplated by the Advanced Merger Agreement. Pursuant to the Advanced Merger Agreement, (1) Advanced will merge with and into APPI and will cease to exist as a separate entity (the "Advanced Merger") and (2) each outstanding share of Common Stock of Advanced will be converted into the right to receive shares of Common Stock of APPI and cash. The terms and conditions of the Advanced Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the Advanced Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.


        Advanced's Board of Directors, after careful consideration of many factors, has determined that the Advanced Merger is fair to, and in the best interests of, Advanced and its security holders. ACCORDINGLY, ADVANCED'S BOARD OF DIRECTORS HAS APPROVED THE ADVANCED MERGER AGREEMENT AND THE ADVANCED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE ADVANCED MERGER AGREEMENT AND APPROVAL OF THE ADVANCED MERGER AT THE SPECIAL MEETING.

        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of two-thirds of the shares of Advanced's Common Stock entitled to vote thereon is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].

                                    Sincerely,


                                    /s/ MICHAEL L. SHERMAN, M.D.
                                        Michael L. Sherman, M.D.
                                        President

                                  AD RAD, INC.


         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]


To the security holders of

Ad Rad, Inc.:



        NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the security holders of Ad Rad, Inc. ("Advanced") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:


        1. To approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Advanced Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Advanced and the transactions contemplated by the Advanced Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         Pursuant to the Advanced Merger Agreement, (1) Advanced will merge with and into APPI and will cease to exist as a separate entity (the "Advanced Merger") and (2) each outstanding share of Common Stock of Advanced ("Advanced Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of Advanced Common Stock will be converted by reason of the Advanced Merger will not be determined until the closing of the Advanced Merger. The closing will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of Advanced Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").



         Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, each share of Advanced Common Stock will be converted into
7.5000 shares of APPI Common Stock and $35.0000 in cash. However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then (1) the number of shares of APPI Common Stock issued to each Advanced security holder will not change (each will receive 7.5000 shares of APPI Common Stock for each share of Advanced Common Stock held by such security holder), and
(2) each security holder will receive a greater amount of cash for each share of Advanced Common Stock, calculated as follows:

                $35.0000 x Initial Public Offering Price
                           -----------------------------
                                      $14.00

On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then (1) the amount of cash each Advanced security holder will receive will not change (each will receive $35.0000 in cash for each share of Advanced Common Stock held by such security holder), and (2) each security holder will receive a greater number of shares of APPI Common Stock for each share of Advanced Common Stock, calculated as follows:

                  7.5000 x             $14.00
                           -----------------------------
                           Initial Public Offering Price

        Irrespective of the Initial Public Offering Price, each share of Advanced Common Stock will, at a minimum, be converted into $35.0000 in cash and $105.0000 in APPI Common Stock.

         Assuming an Initial Public Offering Price of $14.00 per share, if all outstanding shares of Advanced Common Stock are converted in the Advanced Merger, the aggregate consideration received by the Advanced security holders will be approximately 3,562,500 shares of APPI Common Stock and $16,625,000 in cash. However, Advanced security holders may dissent by voting against the Advanced Merger. A dissenting Advanced security holder who complies with the requirements of Sections 3-202 and 3-203 of the Maryland General Corporation
Law will
have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of Advanced exercises such dissenters' rights, the aggregate consideration to be received by the Advanced security holders will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the Advanced Merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more Advanced security holders will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of Advanced Common Stock by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.



        Approval of the Advanced Merger Agreement and the Advanced Merger requires the affirmative vote of the holders of two-thirds of the shares of Advanced Common Stock entitled to vote thereon. If the security holders of Advanced fail to approve by the requisite percentage the Advanced Merger Agreement and the Advanced Merger, the Advanced Merger will not be consummated. In addition, the closing of the Advanced Merger is contingent on the closing of each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.


        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of Advanced at 7253 Ambassador Road, Baltimore, Maryland 21244.

                                    By Order of the Board of Directors,

                                    /s/
                                    [----------------],
                                    Secretary

[CITY, STATE]
[DATE]

                              [IDE LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the special meeting (the "Special Meeting") of security holders of The Ide Group, P.C., a New York professional corporation ("Ide"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of Ide will consider and make a fundamental determination regarding the future direction of Ide.


        At the Special Meeting, Ide's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Ide Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Ide and the transactions contemplated by the Ide Merger Agreement. Pursuant to the Ide Merger Agreement, (1) Ide will merge with and into APPI and will cease to exist as a separate entity (the "Ide Merger") and (2) each outstanding share of Common Stock of IDE will be converted into the right to receive shares of Common Stock of APPI and cash. The terms and conditions of the Ide Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the Ide Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.



         Ide's Board of Directors, after careful consideration of many factors, has determined that the Ide Merger is fair to, and in the best interests of, Ide and its security holders. ACCORDINGLY, IDE'S BOARD OF DIRECTORS APPROVED THE IDE MERGER AGREEMENT AND THE IDE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE IDE MERGER AGREEMENT AND APPROVAL OF THE IDE MERGER AT THE SPECIAL MEETING.


        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of three-quarters of the outstanding shares of Ide's Common Stock is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].

                                   Sincerely,



                                   /s/ DERACE L. SCHAFFER, M.D.
                                       Derace L. Schaffer, M.D.
                                       President

                               THE IDE GROUP, P.C.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]


To the security holders of The Ide Group, P.C.:

        NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the security holders of The Ide Group, P.C. ("Ide") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:

        1. To approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Ide Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Ide and the transactions contemplated by the Ide Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         Pursuant to the Ide Merger Agreement, (1) Ide will merge with and into APPI and will cease to exist as a separate entity (the "Ide Merger") and (2) each outstanding share of Common Stock of Ide ("Ide Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of Ide Common Stock will be converted by reason of the Ide Merger will not be determined until the closing of the Ide Merger. The closing will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of Ide Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").



         Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, each share of Ide Common Stock will be converted into 942.5581 shares of APPI Common Stock and $4,398.6047 in cash. However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share,
(1) the number of shares of APPI Common Stock issued to each Ide security holder will not change (each will receive 942.5581 shares of APPI Common Stock for each share of Ide Common Stock held by such security holder), and (2) each security holder will receive a greater amount of cash for each share of Ide Common Stock, calculated as follows:

          $4,398.6047 x    Initial Public Offering Price
                           -----------------------------
                                      $14.00


On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then (1) the amount of cash each Ide security holder will receive will not change (each will receive $4,398.6047 in cash for each share of Ide Common Stock held by such security holder), and (2) each security holder will receive a greater number of shares of APPI Common Stock for each share of Ide Common Stock, calculated as follows:

              942.5581 x               $14.00
                           -----------------------------
                           Initial Public Offering Price


Irrespective of the Initial Public Offering Price, each share of Ide Common Stock will, at a minimum, be converted into $4,398.6047 in cash and $13,195.8134 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share, if all outstanding shares of Ide Common Stock are converted in the Ide Merger, the aggregate consideration received by the Ide security holders will be approximately 2,026,500 shares of APPI Common Stock and $9,457,000 in cash. However, Ide security holders may dissent by voting against the Ide Merger. A dissenting Ide security holder who complies with the requirements of Section 623 of the New York Business Corporation Law will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of Ide exercises such dissenters' rights, the aggregate consideration to be received by the Ide security holders will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the Ide Merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more Ide security holders will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of Ide Common Stock by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.

        The Ide Merger Agreement and Ide Merger require the approval of the holders of three-quarters of the outstanding shares of Ide Common Stock. If the security holders of Ide fail to approve by the requisite percentage the Ide Merger Agreement and Ide Merger, the Ide Merger will not be consummated. In addition, the closing of the Ide Merger is contingent on the closing of each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.


        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of Ide at 2273 South Clinton Avenue, Rochester, New York 14618.

                                    By Order of the Board of Directors,


                                    /s/ KENNETH D. PEARSEN, M.D.
                                    Kenneth D. Pearsen, M.D.
                                    Secretary

[CITY, STATE]
[DATE]

                  [M&S X-RAY ASSOCIATES, P.A. LETTERHEAD/LOGO]
                     [SOUTH TEXAS MR, INC. LETTERHEAD/LOGO]
                     [SAN ANTONIO MR, INC. LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the joint special meeting (the "Special Meeting") of security holders of M&S X-Ray Associates, P.A., a Texas professional association ("M&S"), South Texas MR, Inc., a Texas corporation ("South Texas"), and San Antonio MR, Inc., a Texas corporation ("San Antonio"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of each of M&S, South Texas and San Antonio will consider and make a fundamental determination regarding the future direction of each of M&S, South Texas and San Antonio, respectively.

        At the Special Meeting, M&S's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "M&S Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and M&S and approve the transactions contemplated by the M&S Merger Agreement; South Texas' security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "South Texas Merger Agreement") by and between APPI and South Texas and approve the transactions contemplated by the South Texas Merger Agreement; and San Antonio's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "San Antonio Merger Agreement") by and between APPI and San Antonio and approve the transactions contemplated by the San Antonio Merger Agreement.

        Pursuant to the M&S Merger Agreement, (1) M&S will merge with and into APPI and will cease to exist as a separate entity (the "M&S Merger") and (2) each outstanding share of Common Stock of M&S will be converted into the right to receive shares of Common Stock of APPI and cash. Pursuant to the South Texas Merger Agreement, (1) South Texas will merge with and into APPI and will cease to exist as a separate entity (the "South Texas Merger") and (2) each outstanding share of Common Stock of South Texas will be converted into the right to receive shares of Common Stock of APPI and cash. Pursuant to the San Antonio Merger Agreement, (1) San Antonio will merge with and into APPI and will cease to exist as a separate entity (the "San Antonio Merger") and (2) each outstanding share of Common Stock of San Antonio will be converted into the right to receive shares of Common Stock of APPI and cash.


        The terms and conditions of each of the M&S Merger Agreement, the South Texas Merger Agreement and the San Antonio Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete texts of the M&S Merger Agreement, the South Texas Merger Agreement and the San Antonio Merger Agreement are attached as Appendix A to the Prospectus/Joint Proxy Statement.

        The Board of Directors of each of entities, after careful consideration of many factors, has determined that the M&S Merger, the South Texas Merger and the San Antonio Merger, respectively, is fair to, and in the best interests of, M&S, South Texas and San Antonio, respectively, and the security holders of each of the entities, respectively. ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH OF M&S, SOUTH TEXAS AND SAN ANTONIO HAS APPROVED THE M&S MERGER AGREEMENT AND THE M&S MERGER, THE SOUTH TEXAS MERGER AGREEMENT AND THE SOUTH TEXAS MERGER, AND THE SAN ANTONIO MERGER AGREEMENT AND THE SAN ANTONIO MERGER, RESPECTIVELY, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE APPLICABLE MERGER AGREEMENT AND THE APPROVAL OF THE APPLICABLE MERGER AT THE SPECIAL MEETING.

        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of two-thirds of the outstanding shares of each such entity's Common Stock is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].


                                   Sincerely,



                                   /s/ JEREMY WIERSIG, M.D.
                                       Jeremy Wiersig, M.D.
                                       President

                           M&S X-RAY ASSOCIATES, P.A.
                              SOUTH TEXAS MR, INC.
                              SAN ANTONIO MR, INC.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]

To the security holders of
M&S X-Ray Associates, P.A.,
South Texas MR, Inc. and
San Antonio MR, Inc.:

        NOTICE IS HEREBY GIVEN that a joint special meeting (the "Special Meeting") of the security holders of M&S X-Ray Associates, P.A., a Texas professional association ("M&S"), South Texas MR, Inc., a Texas corporation ("South Texas"), and San Antonio MR, Inc., a Texas corporation ("San Antonio") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:

        1. With respect to the security holders of M&S, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "M&S Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and M&S and the transactions contemplated by the M&S Merger Agreement. With respect to the security holders of South Texas, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "South Texas Merger Agreement") by and between APPI and South Texas and the transactions contemplated by the South Texas Merger Agreement. With respect to the security holders of San Antonio, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "San Antonio Merger Agreement") by and between APPI and San Antonio and the transactions contemplated by the San Antonio Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


        Pursuant to the M&S Merger Agreement, M&S will merge with and into APPI and will cease to exist as a separate entity (the "M&S Merger") and each outstanding share of Common Stock of M&S ("M&S Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. Pursuant to the South Texas Merger Agreement, South Texas will merge with and into APPI and will cease to exist as a separate entity (the "South Texas Merger") and each outstanding share of Common Stock of South Texas ("South Texas Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the San Antonio Merger Agreement, San Antonio will merge with and into APPI and will cease to exist as a separate entity (the "San Antonio Merger") and each outstanding share of Common Stock of San Antonio ("San Antonio Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash.

        The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of M&S Common Stock, South Texas Common Stock and San Antonio Common Stock will be converted by reason of the mergers, will not be determined until the closing of each of the respective mergers. The closings will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of M&S Common Stock, South Texas Common Stock and San Antonio Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").

        Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, (1) each share of M&S Common Stock will be converted into 3,868.1289 shares of APPI Common Stock and $18,051.2684 in cash, (2) each share of South Texas Common Stock will be converted into 21.3083 shares of APPI Common Stock and $99.5167 in cash and

        (3) each share of San Antonio Common Stock will be converted into
28.4313 shares of APPI Common Stock and $132.6792 in cash.

        However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then:

        M&S

        The number of shares of APPI Common Stock issued to each M&S security holder will not change (each will receive 3,868.1289 shares of APPI Common Stock for each share of M&S Common Stock held by such security holder), and each security holder will receive a greater amount of cash for each share of M&S Common Stock, calculated as follows:

            $18,051.2684 x Initial Public Offering Price
                           -----------------------------
                                     $14.00


        South Texas

        The number of shares of APPI Common Stock issued to each South Texas security holder will not change (each will receive 21.3083 shares of APPI Common Stock for each share of South Texas Common Stock held by such security holder), and each security holder will receive a greater amount of cash for each share of South Texas Common Stock, calculated as follows:

               $99.5167  x Initial Public Offering Price
                           -----------------------------
                                      $14.00


        San Antonio

        The number of shares of APPI Common Stock issued to each San Antonio security holder will not change (each will receive 28.4313 shares of APPI Common Stock for each share of San Antonio Common Stock held by such security holder), and each security holder will receive a greater amount of cash for each share of San Antonio Common Stock, calculated as follows:

              $132.6792  x Initial Public Offering Price
                           -----------------------------
                                     $14.00


        On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then:

        M&S

        The amount of cash each M&S security holder will receive will not change (each will receive $18,051.2684 in cash for each share of M&S Common Stock held by such security holder), and each security holder will receive a greater number of shares of APPI Common Stock for each share of M&S Common Stock, calculated as follows:

              3,868.1289 x            $14.00
                           -----------------------------
                           Initial Public Offering Price

        South Texas

        The amount of cash each South Texas security holder will receive will not change (each will receive $99.5167 in cash for each share of South Texas Common Stock held by such security holder), and each security holder will receive a greater number of shares of APPI Common Stock for each share of South Texas Common Stock, calculated as follows:

                 21.3083 x            $14.00
                           -----------------------------
                           Initial Public Offering Price


        San Antonio

        The amount of cash each San Antonio security holder will receive will not change (each will receive $132.6792 in cash for each share of San Antonio Common Stock held by such security holder), and each security holder will receive a greater number of shares of APPI Common Stock for each share of San Antonio Common Stock, calculated as follows:

                 28.4313 x             $14.00
                           -----------------------------
                           Initial Public Offering Price

Irrespective of the Initial Public Offering Price, (1) each share of M&S Common Stock will, at a minimum, be converted into $18,051.2684 in cash and $54,153.8046 in APPI Common Stock, (2) each share of South Texas Common Stock will, at a minimum, be converted into $99.5167 in cash and $298.3162 in APPI Common Stock, and (3) each share of San Antonio Common Stock will, at a minimum, be converted into $132.6729 in cash and $398.0382 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share (1) if all outstanding shares of M&S Common Stock are converted in the M&S Merger, the aggregate consideration received by the M&S security holders will be approximately 734,945 shares of APPI Common Stock and $3,429,741 in cash, (2) if all outstanding shares of South Texas Common Stock are converted in the South Texas Merger, the aggregate consideration received by the South Texas security holders will be approximately 2,557 shares of APPI Common Stock and $11,942 in cash and (3) if all outstanding shares of San Antonio Common Stock are converted in the San Antonio Merger, the aggregate consideration received by the San Antonio security holders will be approximately 3,412 shares of APPI Common Stock and $15,922 in cash. However, security holders of M&S, South Texas and San Antonio may dissent by voting against the M&S Merger, South Texas Merger and San Antonio Merger, respectively. A dissenting security holder of M&S, South Texas or San Antonio who complies with the requirements of Articles 5.11 and 5.12 of the Texas Business Corporation Act will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of M&S, South Texas or San Antonio exercises such dissenters' rights, the aggregate consideration to be received by the M&S, South Texas or San Antonio security holders, as the case may be, will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the applicable merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more security holders of M&S, South Texas or San Antonio will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of M&S Common Stock, South Texas Common Stock or San Antonio Common Stock, as applicable, by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.



         The approval of each of the M&S Merger Agreement and M&S Merger, the South Texas Merger Agreement and South Texas Merger and the San Antonio Merger Agreement and San Antonio Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of each respective entity's Common Stock. If the security holders of M&S, South Texas or San Antonio fail to approve by the requisite percentage the applicable merger agreement and merger, such merger will not be consummated. In addition the closing of each of the mergers described herein is contingent on the closing of (1) each of the other mergers described herein and (2) each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.




        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders of each of M&S, South Texas and San Antonio will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of each of M&S, South Texas and San Antonio at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.

        By Order of the Board of Directors of M&S, South Texas and San Antonio,


                                    /s/
                                    [----------------],
                                    Secretary of the Board of M&S, South
                                    Texas and San Antonio

[CITY, STATE]
[DATE]

                       [LEXINGTON MR LTD. LETTERHEAD/LOGO]
                 [MADISON SQUARE JOINT VENTURE LETTERHEAD/LOGO]
           [SOUTH TEXAS NO. 1 MRI LIMITED PARTNERSHIP LETTERHEAD/LOGO]
            [SAN ANTONIO MRI PARTNERSHIP NO. 2, LTD. LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR PARTNERS:

        You are cordially invited to attend the joint special meeting (the "Special Meeting") of holders of partnership interests (the "Interests") of Lexington MR Ltd., a Texas limited partnership ("Lexington"), Madison Square Joint Venture, a Texas general partnership ("Madison"), South Texas No. 1 MRI Limited Partnership, a Texas limited partnership ("South Texas No. 1"), and San Antonio MRI Partnership No. 2 Ltd., a Texas limited partnership ("San Antonio No. 2"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, holders of Interests will consider and make a fundamental determination regarding the future direction of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2.


        At the Special Meeting, holders of Interests of Lexington will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Exchange (the "Lexington Exchange Agreement") by and among American Physician Partners, Inc., a Delaware corporation ("APPI"), and holders of certain Interests of Lexington and the transactions contemplated by the Lexington Exchange Agreement; holders of Interests of Madison will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Exchange (the "Madison Exchange Agreement") by and among APPI and holders of certain Interests of Madison and the transactions contemplated by the Madison Exchange Agreement; holders of Interests of South Texas No. 1 will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Exchange (the "South Texas No. 1 Exchange Agreement") by and among APPI and holders of certain Interests of South Texas No. 1 and the transactions contemplated by the South Texas No. 1 Exchange Agreement; and holders of Interests of San Antonio No. 2 will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Exchange (the "San Antonio No. 2 Exchange Agreement") by and among APPI and holders of certain Interests of San Antonio No. 2 and the transactions contemplated by the San Antonio No. 2 Exchange Agreement. Pursuant to the Lexington Exchange Agreement, APPI shall exchange cash and shares of Common Stock of APPI ("APPI Common Stock") for Interests of Lexington. Pursuant to the Madison Exchange Agreement, APPI shall exchange cash and shares of APPI Common Stock for Interests of Madison. Pursuant to the South Texas No. 1 Exchange Agreement, APPI shall exchange cash and shares of APPI Common Stock for Interests of South Texas No.
1. Pursuant to the San Antonio No. 2 Exchange Agreement, APPI shall exchange cash and shares of APPI Common Stock for Interests of San Antonio No. 2. The terms and conditions of each of the Lexington Exchange Agreement, the Madison Exchange Agreement, the South Texas No. 1 Exchange Agreement and the San Antonio No. 2 Exchange Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete texts of each of the Lexington Exchange Agreement, the Madison Exchange Agreement, the South Texas No. 1 Exchange Agreement and the San Antonio No. 2 Exchange Agreement are attached as Appendix A to the Prospectus/Joint Proxy Statement.


        Under Lexington's Amended and Restated Agreement of Limited Partnership and Texas Law, the General Partner may not transfer its Interest as a General Partner of Lexington without the consent of limited partners who own more than 50% of the distributive share of profits and losses of the partnership owned by all of the limited partners. The limited partnership Interests may not be transferred without the General Partner's and each Limited Partner's consent in accordance with the terms of the Lexington Exchange Agreement.

        Under Madison's Joint Venture Agreement and Texas Law, the holders of two-thirds of the Interests of Madison must approve the Madison Exchange Agreement.

        Under South Texas No. 1's limited partnership Agreement and Texas Law, the approval of one or more limited partners holding in the aggregate two-thirds of the percentage ownership Interests held by the limited partners as a class is necessary for the transfer of the General Partner's Interests in South Texas No. 1 and the approval of two-thirds of the partners other than the transferor partner is necessary for transfer of a Limited Partner's Interests in South Texas No. 1.


        Under San Antonio No. 2's limited partnership Agreement and Texas Law, the approval of one or more limited partners holding in the aggregate two-thirds of the percentage ownership Interests held by the limited partners as a class is necessary for the transfer of the General Partner's Interest in San Antonio No. 2 and the approval of two-thirds of the partners other than the transferor partner is necessary for transfer of a Limited Partner's Interest in San Antonio No. 2.


        Your participation in the Special Meeting, in person or by proxy, is important. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        In addition, if you intend to exchange your Interests in either Lexington, Madison, South Texas No. 1 or San Antonio No. 2, as the case may be, you will be asked to, and at such time you must, enter into the applicable Exchange Agreement.

        We look forward to seeing you at the Special Meeting on [DATE].

                                   Sincerely,

                                   /s/

                                   [------------------]
                                   General Partner

                                LEXINGTON MR LTD.
                          MADISON SQUARE JOINT VENTURE
                    SOUTH TEXAS NO. 1 MRI LIMITED PARTNERSHIP
                     SAN ANTONIO MRI PARTNERSHIP NO. 2, LTD.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]

To the partners of
Lexington, Madison, South Texas No. 1
and San Antonio No. 2 (as defined below):


        NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the holders of partnership interests (the "Interests") of Lexington MR Ltd., a Texas limited partnership ("Lexington"), Madison Square Joint Venture, a Texas general partnership ("Madison"), South Texas No. 1 MRI Limited Partnership, a Texas limited partnership ("South Texas No. 1"), and San Antonio MRI Partnership No. 2 Ltd., a Texas limited partnership ("San Antonio No. 2") (collectively, the "Exchange Entities"), will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:


        1. With respect to the partners of Lexington, to approve and adopt the Agreement and Plan of Exchange, (the "Lexington Exchange Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and holders of certain Interests of Lexington and the transactions contemplated by the Lexington Exchange Agreement. With respect to the partners of Madison, to approve and adopt the Agreement and Plan of Exchange, (the "Madison Exchange Agreement") by and between APPI and holders of certain Interests of Madison and the transactions contemplated by the Madison Exchange Agreement. With respect to South Texas No. 1, to approve and adopt the Agreement and Plan of Exchange, (the "South Texas No. 1 Exchange Agreement") by and between APPI and holders of certain Interests of South Texas No. 1 and the transactions contemplated by the South Texas No. 1 Exchange Agreement. With respect to the partners of San Antonio No. 2, to approve and adopt the Agreement and Plan of Exchange, (the "San Antonio No. 2 Exchange Agreement") by and between APPI and holders of certain Interests of San Antonio No. 2 and the transactions contemplated by the San Antonio No. 2 Exchange Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


        Pursuant to the exchange agreements, APPI shall exchange cash and shares of Common Stock of APPI ("APPI Common Stock") for Interests of Lexington, Madison, South Texas No. 1 and San Antonio No. 2. The exact number of shares of APPI Common Stock and the exact amount of cash for which the Interests of each of the Exchange Entities will be converted by reason of each respective exchange, will not be determined until the closing of such exchanges. The closings will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which such Interests will be exchanged will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commission, discounts or fees relating thereto (the "Initial Public Offering Price").

        Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share: (i) the Interests of Lexington will be converted into an aggregate of 108,092 shares of APPI Common Stock and $504,427 in cash, (ii) the Interests of Madison will be converted into an aggregate of 123,502 shares of APPI Common Stock and $576,342 in cash, (iii) the Interests of South Texas No. 1 will be converted into an aggregate of

253,221 shares of APPI Common Stock and $1,181,698 in cash and (iv) the Interests of San Antonio No. 2 will be converted into an aggregate of 337,754 shares of APPI Common Stock and $1,576,187 in cash.

        However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then:

        Lexington

        The aggregate number of shares of APPI Common Stock issued to holders of Interests in Lexington will not change (holders of Interests in Lexington will receive an aggregate of 108,092 shares of APPI Common Stock), and such holders of Interests in Lexington will receive a greater aggregate amount of cash, calculated as follows:

                $504,427 x Initial Public Offering Price
                           -----------------------------
                                      $14.00


        Madison

        The aggregate number of shares of APPI Common Stock issued to holders of Interests in Madison will not change (holders of Interests in Madison will receive an aggregate of 123,502 shares of APPI Common Stock), and such holders of Interests in Madison will receive a greater aggregate amount of cash, calculated as follows:

                $576,342 x Initial Public Offering Price
                           -----------------------------
                                       $14.00


        South Texas No. 1

        The aggregate number of shares of APPI Common Stock issued to holders of Interests in South Texas No. 1 will not change (holders of Interests in South Texas No. 1 will receive an aggregate of 253,221 shares of APPI Common Stock), and such holders of Interests in South Texas No. 1 will receive a greater aggregate amount of cash, calculated as follows:

              $1,181,698 x Initial Public Offering Price
                           -----------------------------
                                      $14.00


        San Antonio No. 2

        The aggregate number of shares of APPI Common Stock issued to holders of Interests in San Antonio No. 2 will not change (holders of Interests in San Antonio No. 2 will receive an aggregate of 337,754 shares of APPI Common Stock), and such holders of Interests in San Antonio No. 2 will receive a greater aggregate amount of cash, calculated as follows:

              $1,576,187 x Initial Public Offering Price
                           -----------------------------
                                      $14.00

        On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then:

        Lexington

        The aggregate amount of cash received by holders of Interests in Lexington will not change (holders of Interests in Lexington will receive an aggregate of $504,427 in cash), and such holders of Interests in Lexington will receive a greater aggregate number of shares of APPI Common Stock, calculated as follows:

                 108,092 x            $14.00
                           -----------------------------
                           Initial Public Offering Price


        Madison

        The aggregate amount of cash received by holders of Interests in Madison will not change (holders of Interests in Madison will receive an aggregate of $576,342 in cash), and such holders of Interests in Madison will receive a greater aggregate number of shares of APPI Common Stock, calculated as follows:

                 123,502 x             $14.00
                           -----------------------------
                           Initial Public Offering Price


        South Texas No. 1

        The aggregate amount of cash received by holders of Interests in South Texas No. 1 will not change (holders of Interests in South Texas No. 1 will receive an aggregate of $1,181,698 in cash), and such holders of Interests in South Texas No. 1 will receive a greater aggregate number of shares of APPI Common Stock, calculated as follows:

                 253,221 x            $14.00
                           -----------------------------
                           Initial Public Offering Price


        San Antonio No. 2

        The aggregate amount of cash received by holders of Interests in San Antonio No. 2 will not change (holders of Interests in San Antonio No. 2 will receive an aggregate of $1,576,187 in cash), and such holders of Interests in San Antonio No. 2 will receive a greater aggregate number of shares of APPI Common Stock, calculated as follows:

                 337,754 x            $14.00
                           -----------------------------
                           Initial Public Offering Price

Irrespective of the Initial Public Offering Price, (1) the Interests in Lexington will, at a minimum, be converted into an aggregate of $504,427 in cash and $1,513,288 in APPI Common Stock, (2) the Interests in Madison will, at a minimum, be converted into an aggregate of $576,342 in cash and $1,729,028 in APPI Common Stock, (3) the Interests in South Texas No. 1 will, at a minimum, be converted into an aggregate of $1,181,698 in cash and $3,545,094 in APPI Common Stock and (4) the Interests in San Antonio No. 2 will, at a minimum, be converted into $1,576,187 in cash and $4,728,556 in APPI Common Stock.



        If the partners of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 fail to approve by the requisite percentage the applicable exchange agreement and exchange, such exchange will not be consummated. In addition, the closing of each of the exchanges described herein is contingent on the closing of (1) each of the other exchanges described herein and (2) each of the mergers described in the accompanying Prospectus/Joint Proxy Statement.


        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.


                                      /s/
                                      [----------------],

[CITY, STATE]
[DATE]

      [PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC. LETTERHEAD/LOGO]
                  [TOTAL MEDICAL IMAGING, INC. LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the joint special meeting (the "Special Meeting") of security holders of Pacific Imaging Consultants, A Medical Group, Inc., a California corporation ("Pacific"), and Total Medical Imaging, a California corporation ("TMI"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of each of Pacific and TMI will consider and make a fundamental determination regarding the future direction of each of Pacific and TMI, respectively.


        At the Special Meeting, Pacific's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Pacific Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Pacific and approve the transactions contemplated by the Pacific Merger Agreement. Pursuant to the Pacific Merger Agreement, (1) a separate subsidiary of APPI will merge with and into Pacific and such subsidiary will cease to exist as a separate entity (the "Pacific Merger") and (2) each outstanding share of Common Stock of Pacific will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. The terms and conditions of the Pacific Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the Pacific Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.

        In addition, at the Special Meeting, TMI's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "TMI Merger Agreement") by and between APPI and TMI and approve the transactions contemplated by the TMI Merger Agreement. Pursuant to the TMI Merger Agreement,
(1) a separate subsidiary of APPI will merge with and into TMI and such subsidiary will cease to exist as a separate entity (the "TMI Merger") and (2) each outstanding share of Common Stock of TMI will be converted into the right to receive shares of APPI Common Stock and cash. The terms and conditions of the TMI Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the TMI Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.


        The Board of Directors of each of Pacific and TMI, after careful consideration of many factors, has determined that the Pacific Merger and the TMI Merger is fair to, and in the best interests of Pacific and TMI, respectively, and each such security holders of Pacific and TMI, respectively. ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH OF PACIFIC AND TMI HAS APPROVED THE PACIFIC MERGER AGREEMENT AND THE PACIFIC MERGER AND THE TMI MERGER AGREEMENT AND THE TMI MERGER, RESPECTIVELY, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF EACH SUCH MERGER AGREEMENT AND THE APPROVAL OF THE APPLICABLE MERGER AT THE SPECIAL MEETING.

        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of a majority of the outstanding shares of each entity's Common Stock is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].


                                        Sincerely,


                                       /s/ LESS T. CHAFEN, M.D.
                                           Less T. Chafen, M.D.
                                           Chairman of the Board of Pacific
                                           and TMI

               PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC.
                           TOTAL MEDICAL IMAGING, INC.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]


To the security holders of Pacific Imaging Consultants, A Medical Group, Inc., and Total Medical Imaging, Inc.:

        NOTICE IS HEREBY GIVEN that a joint special meeting (the "Special Meeting") of the security holders of Pacific Imaging Consultants, A Medical Group, Inc., a California corporation ("Pacific"), and Total Medical Imaging, a California corporation ("TMI") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:

        1. With respect to the security holders of Pacific, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Pacific Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Pacific and the transactions contemplated by the Pacific Merger Agreement. With respect to the security holders of TMI, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "TMI Merger Agreement") by and between APPI and TMI and the transactions contemplated by the TMI Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         Pursuant to the Pacific Merger Agreement, (1) a separate subsidiary of APPI will merge with and into Pacific and such subsidiary will cease to exist as a separate entity (the "Pacific Merger") and (2) each outstanding share of Common Stock of Pacific ("Pacific Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. Pursuant to the TMI Merger Agreement, (1) a separate subsidiary of APPI will merge with and into TMI and such subsidiary will cease to exist as a separate entity (the "TMI Merger") and (2) each outstanding share of Common Stock of TMI ("TMI Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of Pacific Common Stock and TMI Common Stock will be converted by reason of the Pacific Merger and TMI Merger, respectively, will not be determined until their respective closings. The closings will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of Pacific Common Stock and TMI Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").



        Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share: (1) each share of Pacific Common Stock will be converted into
41.5926 shares of APPI Common Stock and $194.0989 in cash and (2) each share of TMI Common Stock will be converted into 2.2396 shares of APPI Common Stock and $10.4515 in cash.

        However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then:

        Pacific

        The number of shares of APPI Common Stock issued to each Pacific security holder will not change (each will receive 41.5926 shares of APPI common stock for each share of Pacific Common Stock held by such security holder), and each security holder will receive a greater amount of cash for each share of Pacific Common Stock, calculated as follows:

               $194.0989 x Initial Public Offering Price
                           -----------------------------
                                       $14.00


        TMI

        The number of shares of APPI Common Stock issued to each TMI security holder will not change (each will receive 2.2396 shares of APPI common stock for each share of TMI Common Stock held by such security holder), and each security holder will receive a greater amount of cash for each share of TMI Common Stock, calculated as follows:

                $10.4515 x Initial Public Offering Price
                           -----------------------------
                                       $14.00


        On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then:

        Pacific

        The amount of cash each Pacific security holder will receive will not change (each will receive $194.0989 in cash for each share of Pacific Common Stock held by such security holder), and each security holder will receive a greater number of shares of APPI Common Stock for each share of Pacific Common Stock, calculated as follows:

                 41.5926 x             $14.00
                           -----------------------------
                           Initial Public Offering Price


        TMI

        The amount of cash each TMI security holder will receive will not change (each will receive $10.4515 in cash for each share of TMI Common Stock held by such security holder), and each security holder will receive a greater number of shares of APPI Common Stock for each share of TMI Common Stock, calculated as follows:

                  2.2396 x             $14.00
                           -----------------------------
                           Initial Public Offering Price

Irrespective of the Initial Public Offering Price, (1) each share of Pacific Common Stock will, at a minimum, be converted into $194.0989 in cash and $582.2964 in APPI Common Stock and (2) each share of TMI Common Stock will, at a minimum, be converted into $10.4515 in cash and $31.3544 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share (1) if all outstanding shares of Pacific Common Stock are converted in the Pacific Merger, the aggregate consideration received by the Pacific security holders will be approximately 457,519 shares of APPI Common Stock and $2,135,088 in cash and (2) if all outstanding shares of TMI Common Stock are converted in the TMI Merger, the aggregate consideration received by the TMI security holders will be approximately 246,356 shares of APPI Common Stock and $1,149,663 in cash. However, security holders of Pacific and TMI may dissent by voting against the Pacific Merger and TMI Merger, respectively. A dissenting security holder of Pacific or TMI who complies with the requirements of Sections 1300 through 1304 of the California Corporations Code will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of Pacific or TMI exercises such dissenters' rights, the aggregate consideration to be received by the Pacific or TMI security holders, as the case may be, will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the applicable merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more security holders of Pacific or TMI will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of Pacific Common Stock or TMI Common Stock, as applicable, by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.

        Approval of each of the Pacific Merger Agreement and the Pacific Merger and the TMI Merger Agreement and the TMI Merger requires the affirmative vote of the holders of a majority of the outstanding shares of each such entity's Common Stock. If the security holders of Pacific or TMI fail to approve by the requisite percentage the applicable merger agreement and merger, such merger will not be consummated. In addition, the closing of each of the mergers described herein is contingent on the closing of (1) the other merger described herein and (2) each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.




        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders of each of Pacific and TMI will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of each of Pacific and TMI at 350 Hawthorne Avenue, Oakland, California 94609.

                                    By Order of the Board of Directors,



                                    /s/
                                    [----------------],
                                    Secretary of the Board of Pacific and TMI

[CITY, STATE]
[DATE]

                              [RNM LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the special meeting (the "Special Meeting") of security holders of Radiology and Nuclear Medicine, a Professional Association, a Kansas professional association ("RNM"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of RNM will consider and make a fundamental determination regarding the future direction of RNM.


        At the Special Meeting, RNM's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "RNM Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and RNM and approve the transactions contemplated by the RNM Merger Agreement. Pursuant to the RNM Merger Agreement, (1) RNM will merge with and into APPI and will cease to exist as a separate entity (the "RNM Merger") and (2) each outstanding share of Common Stock of RNM will be converted into the right to receive shares of Common Stock of APPI and in cash. The terms and conditions of the RNM Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the RNM Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.


        RNM's Board of Directors, after careful consideration of many factors, has determined that the RNM Merger is fair to, and in the best interests of, RNM and its security holders. ACCORDINGLY, RNM'S BOARD OF DIRECTORS HAS APPROVED THE RNM MERGER AGREEMENT AND RNM MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE RNM MERGER AGREEMENT AND APPROVAL OF THE RNM
MERGER AT THE SPECIAL MEETING.

        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of a majority of the outstanding shares of RNM's Common Stock is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].

                                        Sincerely,



                                        /s/
                                        [------------------]
                                        President

           RADIOLOGY AND NUCLEAR MEDICINE, A PROFESSIONAL ASSOCIATION

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]



To the security holders of
Radiology and Nuclear Medicine, a Professional Association:

        NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the security holders of Radiology and Nuclear Medicine, a Professional Association, a Kansas professional association ("RNM") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:

        1. To approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "RNM Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and RNM and the transactions contemplated by the RNM Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         Pursuant to the RNM Merger Agreement, (1) RNM will merge with and into APPI and will cease to exist as a separate entity (the "RNM Merger") and (2) each outstanding share of Common Stock of RNM ("RNM Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of RNM Common Stock will be converted by reason of the RNM Merger will not be determined until the closing of the RNM Merger. The closings will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of RNM Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering (the "Initial Public Offering Price"), before deduction of any underwriting commissions, discounts or fees relating thereto.

        Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, each share of RNM Common Stock will be converted into 309.5930 shares of APPI Common Stock and $1,444.7674 in cash. However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then (1) the number of shares of APPI Common Stock issued to each RNM security holder will not change (each will receive 309.5930 shares of APPI Common Stock for each share of RNM Common Stock held by such security holder), and (2) each security holder will receive a greater amount of cash for each share of RNM Common Stock, calculated as follows:

             $1,444.7674 x Initial Public Offering Price
                           -----------------------------
                                      $14.00


On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then (1) the amount of cash each RNM security holder will receive will not change (each will receive $1,444.7674 in cash for each share of RNM Common Stock held by such security holder), and (2) each security holder will receive a greater number of shares of APPI Common Stock for each share of RNM Common Stock, calculated as follows:

                309.5930 x             $14.00
                           -----------------------------
                           Initial Public Offering Price

Irrespective of the Initial Public Offering Price, each share of RNM Common Stock will, at a minimum, be converted into $1,444.7674 in cash and $4,334.3020 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share, if all outstanding shares of RNM Common Stock are converted in the RNM Merger, the aggregate consideration received by the RNM security holders will be approximately 958,500 shares of APPI Common Stock and $4,473,000 in cash. However, RNM security holders may dissent by voting against the RNM Merger. A dissenting RNM security holder who complies with the requirements of Section 17-6712 of the Kansas General Corporation Code will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of RNM exercises such dissenters' rights, the aggregate consideration to be received by the RNM security holders will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the RNM Merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more RNM security holders will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of RNM Common Stock by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.



        Approval of RNM Merger Agreement and the RNM Merger requires the affirmative vote of the holders of a majority of the outstanding shares of RNM's Common Stock. If security holders of RNM fail to approve by the requisite percentage the RNM Merger Agreement and RNM Merger, such merger will not be consummated. In addition, the closing of the RNM Merger is contingent on the closing of each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.




        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of RNM at the Medical Park West Building, 823 SW Mulvane, Suite 1, Topeka, Kansas 66606.

                                    By Order of the Board of Directors,


                                    /s/
                                    [----------------],
                                    Secretary

[CITY, STATE]
[DATE]

           [ADVANCED IMAGING OF ORANGE COUNTY, P.C. LETTERHEAD/LOGO]
               [CENTRAL IMAGING ASSOCIATES, P.C. LETTERHEAD/LOGO]
            [MID ROCKLAND IMAGING ASSOCIATES, P.C. LETTERHEAD/LOGO]
            [NYACK MAGNETIC RESONANCE IMAGING, P.C. LETTERHEAD/LOGO]
               [PELHAM IMAGING ASSOCIATES, P.C. LETTERHEAD/LOGO]
              [ROCKLAND RADIOLOGICAL GROUP, P.C. LETTERHEAD/LOGO]
              [WOMEN'S IMAGING CONSULTANTS, P.C. LETTERHEAD/LOGO]

                    IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the joint special meeting (the "Special Meeting") of security holders of Advanced Imaging of Orange County, P.C., a New York professional corporation ("AIOC"), Central Imaging Associates, P.C., a New York professional corporation ("CIA"), Mid Rockland Imaging Associates, P.C., a New York professional corporation ("MRIA"), Nyack Magnetic Resonance Imaging, P.C., a New York professional corporation ("Nyack"), Pelham Imaging Associates, P.C., a New York professional corporation ("Pelham"), Rockland Radiological Group, P.C., a New York professional corporation ("RRG") and Women's Imaging Consultants, P.C., a New York professional corporation ("WIC"), to be held on [DATE] at 18 Squadron Boulevard, New City, New York 10956, commencing at [TIME], local time. At the Special Meeting, security holders of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will consider and make a fundamental determination regarding the future direction of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, respectively.


        At the Special Meeting, the security holders of each of the foregoing entities will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 by and between American Physician Partners, Inc., a Delaware corporation ("APPI") and such entity (the "Merger Agreement") and the transactions contemplated by the Merger Agreement.

        Pursuant to the Merger Agreement, each entity will merge with and into APPI and will cease to exist as a separate entity (the "Merger") and each outstanding share of Common Stock of such entity will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash.

        The terms and conditions of each of the Merger Agreements, are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete texts of each of the Merger Agreements are attached as Appendix A to the Prospectus/Joint Proxy Statement.



        The Board of Directors of each of the entities, after careful consideration of many factors, has determined that their respective Merger is fair to, and in the best interests of, such entity and the security holders of such entity. ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH OF AIOC, CIA, MRIA, NYACK, PELHAM, RRG AND WIC HAS APPROVED THEIR RESPECTIVE MERGER AGREEMENT AND MERGER AND RECOMMENDS THAT A VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF SUCH MERGER AGREEMENT AND MERGER AT THE SPECIAL MEETING.


        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of two-thirds of the outstanding shares of each such entity's Common Stock is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.


        We look forward to seeing you at the Special Meeting on [DATE].


                                   Sincerely,


                                   /s/
                                   Herbert Z. Geller, M.D.
                                   Chairman of the Board of AIOC, CIA,
                                   MRIA, Nyack, Pelham, RRG and WIC

                     ADVANCED IMAGING OF ORANGE COUNTY, P.C.
                        CENTRAL IMAGING ASSOCIATES, P.C.
                      MID ROCKLAND IMAGING ASSOCIATES, P.C.
                     NYACK MAGNETIC RESONANCE IMAGING, P.C.
                         PELHAM IMAGING ASSOCIATES, P.C.
                        ROCKLAND RADIOLOGICAL GROUP, P.C.
                        WOMEN'S IMAGING CONSULTANTS, P.C.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]

To the security holders of
AIOC, CIA, MRIA, Nyack, Pelham
RRG and WIC (as defined below):

        NOTICE IS HEREBY GIVEN that a joint special meeting (the "Special Meeting") of the security holders of Advanced Imaging of Orange County, P.C., a New York professional corporation ("AIOC"), Central Imaging Associates, P.C., a New York professional corporation ("CIA"), Mid Rockland Imaging Associates, P.C., a New York professional corporation ("MRIA"), Nyack Magnetic Resonance Imaging, P.C., New York professional corporation ("Nyack"), Pelham Imaging Associates, P.C., a New York professional corporation ("Pelham"), Rockland Radiological Group, P.C., a New York professional corporation ("RRG") and Women's Imaging Consultants, P.C., a New York professional corporation ("WIC"), will be held on [DATE] at 18 Squadron Boulevard, New City, New York 10956, commencing at [TIME], local time, for the following purposes:

        1. With respect to the security holders of AIOC, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "AIOC Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and AIOC and the transactions contemplated by the AIOC Merger Agreement.

        2. With respect to the security holders of CIA, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "CIA Merger Agreement") by and between APPI and CIA and the transactions contemplated by the CIA Merger Agreement.

        3. With respect to the security holders of MRIA, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "MRIA Merger Agreement") by and between APPI and MRIA and the transactions contemplated by the MRIA Merger Agreement.

        4. With respect to the security holders of Nyack, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Nyack Merger Agreement") by and between APPI and Nyack and the transactions contemplated by the Nyack Merger Agreement.

        5. With respect to the security holders of Pelham, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Pelham Merger Agreement") by and between APPI and Pelham and the transactions contemplated by the Pelham Merger Agreement.

        6. With respect to the security holders of RRG, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "RRG Merger Agreement") by and between APPI and RRG and the transactions contemplated by the RRG Merger Agreement.

        7. With respect to the security holders of WIC, to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "WIC Merger Agreement") by and between APPI and WIC and the transactions contemplated by the WIC Merger Agreement.

        8. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

        Pursuant to the AIOC Merger Agreement, AIOC will merge with and into APPI and will cease to exist as a separate entity (the "AIOC Merger") and each outstanding share of Common Stock of AIOC ("AIOC Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. Pursuant to the CIA Merger Agreement, CIA will merge with and into APPI and will cease to exist as a separate entity (the "CIA Merger") and each outstanding share of Common Stock of CIA ("CIA Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the MRIA Merger Agreement, MRIA will merge with and into APPI and will cease to exist as a separate entity (the "MRIA Merger") and each outstanding share of Common Stock of MRIA ("MRIA Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the Nyack Merger Agreement, Nyack will merge with and into APPI and will cease to exist as a separate entity (the "Nyack Merger") and each outstanding share of Common Stock of Nyack ("Nyack Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the Pelham Merger Agreement, Pelham will merge with and into APPI and will cease to exist as a separate entity (the "Pelham Merger") and each outstanding share of Common Stock of Pelham ("Pelham Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the RRG Merger Agreement, RRG will merge with and into APPI and will cease to exist as a separate entity (the "RRG Merger") and each outstanding share of Common Stock of RRG ("RRG Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash. Pursuant to the WIC Merger Agreement, WIC will merge with and into APPI and will cease to exist as a separate entity (the "WIC Merger") and each outstanding share of Common Stock of WIC ("WIC Common Stock") will be converted into the right to receive shares of APPI Common Stock and cash.


        The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of common stock of each entity will be converted by reason of each respective merger will not be determined until the closing of each of the applicable merger. The closings will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of common stock of each entity will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").

            Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock will be converted into 1,589.4231 shares of APPI Common Stock and $7,417.3077 in cash. However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then (1) the number of shares of APPI Common Stock issued to each security holder of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will not change (each will receive 1,589.4231 shares of APPI Common Stock for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock held by such security holder), and (2) each security holder will receive a greater amount of cash for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock, calculated as follows:

             $7,417.3077 x Initial Public Offering Price
                           -----------------------------
                                       $14.00


On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then (1) the amount of cash each security holder of AIOC, CIA,

MRIA, Nyack, Pelham, RRG and WIC will receive will not change (each will receive $7,417.3077 in cash for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock, held by such security holder), and (2) each security holder will receive a greater number of shares of APPI Common Stock for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock, calculated as follows:

              1,589.4231 x             $14.00
                           -----------------------------
                           Initial Public Offering Price

Irrespective of the Initial Public Offering Price, each share of common stock of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will, at a minimum, be converted into $7,417.3077 in cash and $22,251.923 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share, if all outstanding shares of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock are converted in their respective Merger, the aggregate consideration received by each of the AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC security holders will be approximately 206,625 shares of APPI Common Stock and $964,250 in cash. However, security holders of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC may dissent by voting against the AIOC Merger, CIA Merger, MRIA Merger, Nyack Merger, Pelham Merger, RRG Merger and WIC Merger, respectively. A dissenting security holder of AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC who complies with the requirements of Section 623 of the New York Business Corporation Law will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC exercises such dissenters' rights, the aggregate consideration to be received by the AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC security holders, as the case may be, will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the applicable merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more security holders of AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock or WIC Common Stock, as applicable, by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.



         Approval of each of the AIOC Merger Agreement and AIOC Merger, the CIA Merger Agreement and CIA Merger, the MRIA Merger Agreement and MRIA Merger, the Nyack Merger Agreement and Nyack Merger, the Pelham Merger Agreement and Pelham Merger, the RRG Merger Agreement and RRG Merger and the WIC Merger Agreement and WIC Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of each such entity's Common Stock. If the security holders of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC fail to approve by the requisite percentage the applicable merger agreement and merger, such merger will not be consummated. In addition, the closing of each of the mergers described herein is contingent on the closing of (1) each of the other mergers described herein and (2) each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.




        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC at 18 Squadron Boulevard, New City, New York 10956.


                                         By Order of the Board of Directors,



                                         /s/ HERBERT Z. GELLER, M.D.
                                         Herbert Z. Geller, M.D.
                                         President, AIOC, CIA, MRIA, Nyack,
                                         Pelham, RRG and WIC

New City, New York
[Date]

                            [VALLEY LETTERHEAD/LOGO]

                     IMPORTANT SECURITY HOLDER COMMUNICATION

                                                                    [DATE], 1997

DEAR SECURITY HOLDER:

        You are cordially invited to attend the special meeting (the "Special Meeting") of security holders of Valley Radiologists Medical Group, Inc., a California professional medical corporation ("Valley"), to be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time. At the Special Meeting, security holders of Valley will consider and make a fundamental determination regarding the future direction of Valley.


        At the Special Meeting, Valley's security holders will be asked to act upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Valley Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Valley and approve the transactions contemplated by the Valley Merger Agreement. Pursuant to the Valley Merger Agreement, (1) a separate subsidiary of APPI will merge with and into Valley and such subsidiary will cease to exist as a separate entity (the "Valley Merger") and (2) each outstanding share of Common Stock of Valley will be converted into the right to receive shares of Common Stock of APPI and cash. The terms and conditions of the Valley Merger Agreement are described in the accompanying Notice of Special Meeting of Security Holders and Prospectus/Joint Proxy Statement. The complete text of the Valley Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.


        Valley's Board of Directors, after careful consideration of many factors, has determined that the Valley Merger is fair to, and in the best interests of, Valley and its security holders. ACCORDINGLY, VALLEY'S BOARD OF DIRECTORS HAS APPROVED THE VALLEY MERGER AGREEMENT AND THE VALLEY MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE VALLEY MERGER AGREEMENT AND APPROVAL OF THE VALLEY MERGER AT THE SPECIAL MEETING.

        Your participation in the Special Meeting, in person or by proxy, is important. The approval of the holders of a majority of the shares of Valley's Common Stock entitled to vote thereon is required. Therefore, it is important that your shares be voted. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy if you decide to attend the Special Meeting and vote in person.

        We look forward to seeing you at the Special Meeting on [DATE].

                                   Sincerely,


                                   /s/

                                   [------------------]
                                    Secretary

                     VALLEY RADIOLOGISTS MEDICAL GROUP, INC.

         NOTICE OF SPECIAL MEETING OF SECURITY HOLDERS TO BE HELD [DATE]



To the security holders of
Valley Radiologists Medical Group, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the security holders of Valley Radiologists Medical Group, Inc., a California professional medical corporation ("Valley") will be held on [DATE] at [MEETING LOCATION], commencing at [TIME], local time, for the following purposes:

        1. To approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of June 27, 1997 (the "Valley Merger Agreement") by and between American Physician Partners, Inc., a Delaware corporation ("APPI"), and Valley and the transactions contemplated by the Valley Merger Agreement.

        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         Pursuant to the Valley Merger Agreement, (1) a separate subsidiary of APPI will merge with and into Valley and such subsidiary will cease to exist as a separate entity (the "Valley Merger") and (2) each outstanding share of Common Stock of Valley ("Valley Common Stock") will be converted into the right to receive shares of Common Stock of APPI ("APPI Common Stock") and cash. The exact number of shares of APPI Common Stock and the exact amount of cash into which each share of Valley Common Stock will be converted by reason of the Valley Merger will not be determined until the closing of the Valley Merger. The closing will occur simultaneously with the closing of the initial underwritten public offering of APPI Common Stock (the "Initial Public Offering"). The number of shares of APPI Common Stock and the amount of cash into which each share of Valley Common Stock will be converted will depend on the price per share of APPI Common Stock received by APPI in connection with the Initial Public Offering, before deduction of any underwriting commissions, discounts or fees relating thereto (the "Initial Public Offering Price").



         Assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, each share of Valley Common Stock will be converted into
29.6972 shares of APPI Common Stock and $138.5868 in cash. However, if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then (i) the number of shares of APPI Common Stock issued to each Valley security holder will not change (each will receive 29.6972 shares of APPI Common Stock for each share of Valley Common Stock held by such security holder), and (ii) each security holder will receive a greater amount of cash for each share of Valley Common Stock, calculated as follows:

               $138.5868 x Initial Public Offering Price
                           -----------------------------
                                       $14.00

On the other hand, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then (i) the amount of cash each Valley security holder will receive will not change (each will receive $138.5868 in cash for each share of Valley Common Stock held by such security holder), and (ii) each security holder will receive a greater number of shares of APPI Common Stock for each share of Valley Common Stock, calculated as follows:

                 29.6972 x             $14.00
                           -----------------------------
                           Initial Public Offering Price


Irrespective of the Initial Public Offering Price, each share of Valley Common Stock will, at a minimum, be converted into $138.5868 in cash and $415.7608 in APPI Common Stock.

        Assuming an Initial Public Offering Price of $14.00 per share, if all outstanding shares of Valley Common Stock are converted in the Valley Merger, the aggregate consideration received by the Valley security holders will be approximately 592,088 shares of APPI Common Stock and

$2,763,075 in cash. However, Valley security holders may dissent by voting against the Valley Merger. A dissenting Valley security holder who complies with the requirements of Sections 1300 through 1304 of the California Corporations Code will have the right to demand payment for, and appraisal of, the value of his shares. In the event that a security holder of Valley exercises such dissenters' rights, the aggregate consideration to be received by the Valley security holders will be reduced by the number of shares of APPI Common Stock and amount of cash that such dissenting security holder would have received in the Valley Merger. Notwithstanding the foregoing, the exercise of dissenters' rights by one or more Valley security holders will have no effect on the number of shares of APPI Common Stock and cash consideration to be received for each share of Valley Common Stock by non-dissenting security holders. See "Approval of the Mergers, Exchanges and Related Transactions -- Dissenters' Rights Regarding the Mergers" in the accompanying Prospectus/Joint Proxy Statement.



         Approval of each of the Valley Merger Agreement and Valley Merger requires the affirmative vote of the holders of a majority of the shares of Valley's Common Stock entitled to vote thereon. If the security holders of Valley fail to approve the Valley Merger Agreement and Valley Merger, such merger will not be consummated. In addition, the closing of the Valley Merger is contingent on the closing of each of the other mergers and exchanges described in the accompanying Prospectus/Joint Proxy Statement.




        Only those security holders of record at the close of business on [RECORD DATE] will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of security holders will be available commencing [DATE] and may be inspected during normal business hours prior to the Special Meeting at the offices of Valley at 110 South Winchester Boulevard, Suite J220, San Jose, California 95128.


                                    By Order of the Board of Directors,


                                    /s/

                                    [----------------],
                                    Secretary

[CITY, STATE]
[DATE]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                        AMERICAN PHYSICIAN PARTNERS, INC.
                                   PROSPECTUS
                              FOR 12,809,907 SHARES
                                 OF COMMON STOCK


                              JOINT PROXY STATEMENT
                                       FOR
                                  THE ENTITIES
                                  LISTED BELOW

        This Prospectus/Joint Proxy Statement is provided in connection with the solicitation of proxies from the security holders of 20 entities which comprise seven Founding Affiliated Practices located in California, Kansas, Maryland, New York and Texas as follows:

        (i) Ad Rad, Inc., a Maryland corporation ("Advanced" or "Advanced Radiology").


        (ii) The Ide Group, P.C., a New York professional corporation ("Ide" or "The Ide Group").

        (iii) M&S X-Ray Practices, which includes seven related entities ("M&S X-Ray Practices"):

                (a) M&S X-Ray Associates, P.A., a Texas professional association ("M&S");

                (b)     Lexington MR Ltd., a Texas limited partnership
                        ("Lexington");

                (c) Madison Square Joint Venture, a Texas general partnership ("Madison");

                (d)     South Texas MR, Inc., a Texas corporation ("South
                        Texas");

                (e) South Texas No. 1 MRI Limited Partnership, a Texas limited partnership ("South Texas No. 1");

                (f)     San Antonio MR, Inc., a Texas corporation ("San
                        Antonio"); and

                (g) San Antonio MRI Partnership No. 2, Ltd., a Texas limited partnership ("San Antonio No. 2").

        (iv) Pacific Imaging Consultants, which includes two related entities ("Pacific Imaging Consultants"):

                (a) Pacific Imaging Consultants, A Medical Group, Inc., a California professional medical corporation ("Pacific"); and

                (b)     Total Medical Imaging, Inc., a California corporation
                        ("TMI").

        (v) Radiology and Nuclear Medicine, a Professional Association, a Kansas professional association ("RNM" or "Radiology and Nuclear Medicine").

        (vi) Rockland Radiological Group, which includes seven related entities ("Rockland Radiological Group"):

                (a) Advanced Imaging of Orange County, P.C., a New York professional corporation ("AIOC");

                (b) Central Imaging Associates, P.C., a New York professional corporation ("CIA");

                (c) Mid Rockland Imaging Associates, P.C., a New York professional corporation ("MRIA");

                (d) Nyack Magnetic Resonance Imaging, P.C., a New York professional corporation ("Nyack");

                (e) Pelham Imaging Associates, P.C., a New York professional corporation ("Pelham");

                (f) Rockland Radiological Group, P.C., a New York professional corporation ("RRG"); and

                (g) Women's Imaging Consultants, P.C., a New York professional corporation ("WIC").

        (vii) Valley Radiologists Medical Group, Inc., a California professional medical corporation ("Valley" or the "Valley Radiology Group").


         This Prospectus/Joint Proxy Statement also constitutes the prospectus under the Securities Act for the issuance of APPI Common Stock (i) into which common stock of the Merger Entities will be converted upon consummation of the Merger Transactions and (ii) for which certain outstanding partnership interests of the Exchange Entities will be exchanged upon consummation of the Exchange Transactions.

        If the security holders of each of the Entities approve the respective Merger Proposal or Exchange Proposal, as the case may be, and if the other conditions specified in each respective Merger Agreement or Exchange Agreement, as the case may be, are satisfied or waived, (i) each of Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will merge with and into APPI and will cease to exist as a separate entity; (ii) a separate subsidiary of APPI will merge with and into Pacific, TMI and Valley and each such subsidiary will cease to exist as a separate entity; and (iii) APPI will acquire from the partners of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 some or all of the partnership interests in each such Exchange Entity.

        The consideration to be paid to each Merger Entity is as follows:

        - Each outstanding share of Advanced Common Stock will be converted into the right to receive 7.5000 shares of APPI Common Stock and $35.0000 in cash. If all outstanding shares of Advanced Common Stock are converted in the Advanced

           Merger Transaction, the aggregate consideration paid to security holders of Advanced will be approximately 3,562,500 shares of APPI Common Stock and $16,625,000 in cash.

        - Each outstanding share of Ide Common Stock will be converted into the right to receive 942.5581 shares of APPI Common Stock and $4,398.6047 in cash. If all outstanding shares of Ide Common Stock are converted in the Ide Merger Transaction, the aggregate consideration paid to security holders of Ide will be approximately 2,026,500 shares of APPI Common Stock and $9,457,000 in cash.

        - Each outstanding share of M&S Common Stock will be converted into the right to receive 3,868.1289 shares of APPI Common Stock and $18,051.2684 in cash. If all outstanding shares of M&S Common Stock are converted in the M&S Merger Transaction, the aggregate consideration paid to security holders of M&S will be approximately 734,945 shares of APPI Common Stock and $3,429,741 in cash.

        - Each outstanding share of South Texas Common Stock will be converted into the right to receive 21.3083 shares of APPI Common Stock and $99.5167 in cash. If all outstanding shares of South Texas Common Stock are converted in the South Texas Merger Transaction, the aggregate consideration paid to security holders of South Texas will be approximately 2,557 shares of APPI Common Stock and $11,942 in cash.

        - Each outstanding share of San Antonio Common Stock will be converted into the right to receive 28.4313 shares of APPI Common Stock and $132.6792 in cash. If all outstanding shares of San Antonio Common Stock are converted in the San Antonio Merger Transaction, the aggregate consideration paid to security holders of San Antonio will be approximately 3,412 shares of APPI Common Stock and $15,922 in cash.

        - Each outstanding share of Pacific Common Stock will be converted into the right to receive 41.5926 shares of APPI Common Stock and $194.0989 in cash. If all outstanding shares of Pacific Common Stock are converted in the Pacific Merger Transaction, the aggregate consideration paid to security holders of Pacific will be approximately 457,519 shares of APPI Common Stock and $2,135,088 in cash.

        - Each outstanding share of TMI Common Stock will be converted into the right to receive 2.2396 shares of APPI Common Stock and $10.4515 in cash. If all outstanding shares of TMI Common Stock are converted in the TMI Merger Transaction, the aggregate consideration paid to security holders of TMI will be approximately 246,356 shares of APPI Common Stock and $1,149,663 in cash.

        - Each outstanding share of RNM Common Stock will be converted into the right to receive 309.5930 shares of APPI Common Stock and $1,444.7674 in cash. If all outstanding shares of RNM Common Stock are converted in the RNM Merger Transaction, the aggregate consideration paid to security holders of RNM will be approximately 958,500 shares of APPI Common Stock and $4,473,000 in cash.

        - Each outstanding share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock will be converted into the right to receive 1,589.4231 shares of APPI Common Stock and $7,417.3077 in cash. For each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, if all outstanding shares of common stock of such entities are converted in the applicable Merger Transaction, the aggregate consideration paid to security holders of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will be approximately 206,625 shares of APPI Common Stock and $964,250 in cash.

        - Each outstanding share of Valley Common Stock will be converted into the right to receive 29.6972 shares of APPI Common Stock and $138.5868 in cash. If all outstanding shares of Valley Common Stock are converted in the Valley Merger Transaction, the aggregate consideration paid to security holders of Valley will be approximately 592,088 shares of APPI Common Stock and $2,763,075 in cash.



         The shares of APPI Common Stock and cash to be received by the security holders of the Entities upon consummation of each Merger set forth above were determined assuming that the Initial Public Offering Price of the APPI Common Stock will be $14.00 per share. In the event that the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, the total cash consideration received by the security holders of each of the Entities will increase to an amount equal to the product of (i) the amount of cash such security holders would have received had the Initial Public Offering Price been $14.00 per share multiplied by (ii) the quotient of the Initial Public Offering Price divided by $14.00. In the event that the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, the total number of shares of APPI Common Stock received by the security holders of each of the Entities will increase to an amount sufficient to make the aggregate value of the shares of APPI Common Stock received by such security holders equal to the value of the shares of APPI Common Stock they would have received had the Initial Public Offering Price been $14.00 per share. No fractional shares of APPI Common Stock will be issued. Any security holder otherwise entitled to receive a fractional share of APPI Common Stock upon consummation of a Merger will receive cash, without interest, in lieu thereof in an amount equal to such holder's proportionate interest in a share of APPI Common Stock multiplied by the Initial Public Offering Price of APPI Common Stock. See "The Mergers, Exchanges and Related Transactions -- Terms of the Mergers and Exchanges -- Conversion of Shares and Exchange of Partnership Interests."

        Upon the consummation of each Exchange, certain partners of Lexington will exchange 18.98% of the total interests of the partners in Lexington for 108,092 shares of APPI Common Stock and $504,427 in cash; certain partners of Madison will exchange 100% of the total interests of the partners in Madison for 123,502 shares of APPI Common Stock and $576,342 in cash; certain partners of South Texas No. 1 will exchange

99% of the total interests of the partners in South Texas No. 1 for 253,221 shares of APPI Common Stock and $1,181,698 in cash; and certain partners of San Antonio No. 2 will exchange 99% of the total interests of the partners in San Antonio No. 2 for 337,754 shares of APPI Common Stock and $1,576,187 in cash.

         The shares of APPI Common Stock and cash to be received by the partners of the Entities upon consummation of each Exchange set forth above were determined assuming that the Initial Public Offering Price of the APPI Common Stock will be $14.00 per share. In the event that the Initial Public Offering Price is greater than $14.00 per share, the total cash consideration received by the partners participating in each Exchange will increase to an amount equal to the product of (i) the amount of cash such security holders would have received had the Initial Public Offering Price been $14.00 per share multiplied by (ii) the quotient of the Initial Public Offering Price divided by $14.00. In the event that the Initial Public Offering Price is less than $14.00 per share, the total number of shares of APPI Common Stock received by the partners participating in each Exchange will increase to an amount sufficient to make the aggregate value of the shares of APPI Common Stock received by such security holders equal to the value of the shares of APPI Common Stock they would have received had the Initial Public Offering Price been $14.00 per share.


        FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED WHEN EVALUATING THE TRANSACTIONS CONTEMPLATED BY THIS PROSPECTUS/JOINT PROXY STATEMENT, SEE "RISK FACTORS" ON PAGES [ ] THROUGH [ ] OF THIS PROSPECTUS/JOINT PROXY STATEMENT.

NEITHER THE MERGERS OR THE SECURITIES TO BE ISSUED IN THE MERGERS NOR THE EXCHANGES OR THE SECURITIES TO BE ISSUED IN THE EXCHANGES HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus/Joint Proxy Statement is October __, 1997.

                                TABLE OF CONTENTS


                                                                                                 Page
                                                                                                 ----
AVAILABLE INFORMATION.............................................................................xvi

SUMMARY ..........................................................................................  1
        General...................................................................................  1
        Risk Factors..............................................................................  2
        American Physician Partners, Inc..........................................................  2
        The Entities..............................................................................  2
        Special Meetings of Security Holders of the Entities......................................  5
        Record Date and Vote Required.............................................................  6
        The Mergers...............................................................................  7
        The Exchanges............................................................................. 11
        The Merger and Exchange Entities' Reasons for the Mergers and Exchanges
               and Recommendations of the Boards of Directors of the Merger Entities.............. 13
        Conditions to the Mergers and Exchanges................................................... 16
        Closing of the Mergers and Exchanges and Effective Time of the Mergers.................... 17
        Termination............................................................................... 17
        Expenses; Fees............................................................................ 17
        Exchange/Issuance of Stock Certificates in the Mergers and Exchanges...................... 17
        Interests of Certain Persons in the Merger................................................ 17
        Dissenters' Rights Regarding the Mergers.................................................. 18
        Government and Regulatory Approvals....................................................... 19
        Certain Income Tax Considerations......................................................... 20
        Accounting Treatment...................................................................... 20

SUMMARY HISTORICAL FINANCIAL DATA................................................................. 21

EQUIVALENT PER COMMON SHARE DATA.................................................................. 25

RISK FACTORS...................................................................................... 29
        Absence of Combined Operating History; No Prior Operating Experience...................... 29
        Dependence on Affiliated Radiologists; Risk of Termination of Service
               Agreements......................................................................... 29
        Uncertainty Regarding the Enforceability of Noncompetition Provisions..................... 30
        Reliance on Referrals..................................................................... 30
        Risks Associated with Acquisitions and Expansion Strategy................................. 31
        Government Regulation..................................................................... 32
        Reimbursement Trends and Cost Containment................................................. 35
        Risks Associated with Managed Care Contracts and Capitated Fee
               Arrangements....................................................................... 36
        Competition............................................................................... 36
        Potential Liability and Insurance; Legal Proceedings...................................... 37
        Dependence on Information Systems......................................................... 38
        Dependence on Key Personnel............................................................... 39
        Restrictions on Transfer of Shares of APPI Common Stock Received
               in the Mergers and Exchanges....................................................... 39
        Uncertainty of Merger and Exchange Consideration.......................................... 39
        Dilution of Voting Power; Potential Adverse Impact of Future Sale
               of APPI Shares..................................................................... 39
        Shares Eligible for Future Sale........................................................... 40
        Control by Existing Stockholders.......................................................... 40
        Anti-Takeover Considerations.............................................................. 40
        No Prior Market; Possible Volatility of Stock Price....................................... 40
        Immediate and Substantial Dilution........................................................ 41
        Impact of Service Agreements on Provider Compensation; Restrictions on
               Autonomy of Founding Affiliated Practices.......................................... 41
        Requirement to Purchase Assets............................................................ 41
        Income Tax Risks.......................................................................... 42
        Risks Relating to Failure to Approve the Mergers, Exchanges and
               Reorganizations.................................................................... 42
        Interests of Certain Persons in the Mergers and Exchanges................................. 42

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                                                                                                 ----
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INTRODUCTION...................................................................................... 44

ADVANCED MEETING.................................................................................. 44
        Date, Time and Place of Advanced Meeting.................................................. 44
        Purpose................................................................................... 44
        Record Date and Outstanding Shares........................................................ 44
        Vote Required............................................................................. 44
        Voting of Proxies......................................................................... 44
        Solicitation of Proxies; Expenses......................................................... 45

IDE MEETING....................................................................................... 45
        Date, Time and Place of Ide Meeting....................................................... 45
        Purpose................................................................................... 45
        Record Date and Outstanding Shares........................................................ 45
        Vote Required............................................................................. 45
        Voting of Proxies......................................................................... 45
        Solicitation of Proxies; Expenses......................................................... 46

M&S MEETING....................................................................................... 46
        Date, Time and Place of M&S Meeting....................................................... 46
        Purpose................................................................................... 46
        Record Date and Outstanding Shares........................................................ 46
        Vote Required............................................................................. 46
        Voting of Proxies......................................................................... 47
        Solicitation of Proxies; Expenses......................................................... 47

LEXINGTON MEETING................................................................................. 47
        Date, Time and Place of Lexington Meeting................................................. 47
        Purpose................................................................................... 47
        Record Date and Outstanding Partnership Interests......................................... 47
        Vote Required............................................................................. 48
        Voting of Proxies......................................................................... 48
        Solicitation of Proxies; Expenses......................................................... 48

MADISON MEETING................................................................................... 48
        Date, Time and Place of Madison Meeting................................................... 48
        Purpose................................................................................... 49
        Record Date and Outstanding Partnership Interests......................................... 49
        Vote Required............................................................................. 49
        Voting of Proxies......................................................................... 49
        Solicitation of Proxies; Expenses......................................................... 49

SOUTH TEXAS MEETING............................................................................... 50
        Date, Time and Place of South Texas Meeting............................................... 50
        Purpose................................................................................... 50
        Record Date and Outstanding Shares........................................................ 50
        Vote Required............................................................................. 50
        Voting of Proxies......................................................................... 50
        Solicitation of Proxies; Expenses......................................................... 51

SOUTH TEXAS NO. 1 MEETING......................................................................... 51
        Date, Time and Place of South Texas No. 1 Meeting......................................... 51
        Purpose................................................................................... 51
        Record Date and Outstanding Partnership Interests......................................... 51
        Vote Required............................................................................. 51
        Voting of Proxies......................................................................... 52
        Solicitation of Proxies; Expenses......................................................... 52

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SAN ANTONIO MEETING............................................................................... 52
        Date, Time and Place of San Antonio Meeting............................................... 52
        Purpose................................................................................... 52
        Record Date and Outstanding Shares........................................................ 52
        Vote Required............................................................................. 53
        Voting of Proxies......................................................................... 53
        Solicitation of Proxies; Expenses......................................................... 53

SAN ANTONIO NO. 2 MEETING......................................................................... 53
        Date, Time and Place of San Antonio No. 2 Meeting......................................... 53
        Purpose................................................................................... 54
        Record Date and Outstanding Partnership Interests......................................... 54
        Vote Required............................................................................. 54
        Voting of Proxies......................................................................... 54
        Solicitation of Proxies; Expenses......................................................... 55

PACIFIC MEETING................................................................................... 55
        Date, Time and Place of Pacific Meeting................................................... 55
        Purpose................................................................................... 55
        Record Date and Outstanding Shares........................................................ 55
        Vote Required............................................................................. 55
        Voting of Proxies......................................................................... 55
        Solicitation of Proxies; Expenses......................................................... 56

TMI MEETING....................................................................................... 56
        Date, Time and Place of TMI Meeting....................................................... 56
        Purpose................................................................................... 56
        Record Date and Outstanding Shares........................................................ 56
        Vote Required............................................................................. 56
        Voting of Proxies......................................................................... 57
        Solicitation of Proxies; Expenses......................................................... 57

RNM MEETING....................................................................................... 57
        Date, Time and Place of RNM Meeting....................................................... 57
        Purpose................................................................................... 57
        Record Date and Outstanding Shares........................................................ 57
        Vote Required............................................................................. 57
        Voting of Proxies......................................................................... 58
        Solicitation of Proxies; Expenses......................................................... 58

AIOC MEETING...................................................................................... 58
        Date, Time and Place of AIOC Meeting...................................................... 58
        Purpose................................................................................... 58
        Record Date and Outstanding Shares........................................................ 59
        Vote Required............................................................................. 59
        Voting of Proxies......................................................................... 59
        Solicitation of Proxies; Expenses......................................................... 59

CIA MEETING....................................................................................... 60
        Date, Time and Place of CIA Meeting....................................................... 60
        Purpose................................................................................... 60
        Record Date and Outstanding Shares........................................................ 60
        Vote Required............................................................................. 60
        Voting of Proxies......................................................................... 60
        Solicitation of Proxies; Expenses......................................................... 61




                                      viii

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MRIA MEETING...................................................................................... 61
        Date, Time and Place of MRIA Meeting...................................................... 61
        Purpose................................................................................... 61
        Record Date and Outstanding Shares........................................................ 61
        Vote Required............................................................................. 61
        Voting of Proxies......................................................................... 61
        Solicitation of Proxies; Expenses......................................................... 62

NYACK MEETING..................................................................................... 62
        Date, Time and Place of Nyack Meeting..................................................... 62
        Purpose................................................................................... 62
        Record Date and Outstanding Shares........................................................ 62
        Vote Required............................................................................. 62
        Voting of Proxies......................................................................... 63
        Solicitation of Proxies; Expenses......................................................... 63

PELHAM MEETING.................................................................................... 63
        Date, Time and Place of Pelham Meeting.................................................... 63
        Purpose................................................................................... 63
        Record Date and Outstanding Shares........................................................ 63
        Vote Required............................................................................. 64
        Voting of Proxies......................................................................... 64
        Solicitation of Proxies; Expenses......................................................... 64

RRG MEETING....................................................................................... 64
        Date, Time and Place of RRG Meeting....................................................... 64
        Purpose................................................................................... 65
        Record Date and Outstanding Shares........................................................ 65
        Vote Required............................................................................. 65
        Voting of Proxies......................................................................... 65
        Solicitation of Proxies; Expenses......................................................... 66

WIC MEETING....................................................................................... 66
        Date, Time and Place of WIC Meeting....................................................... 66
        Purpose................................................................................... 66
        Record Date and Outstanding Shares........................................................ 66
        Vote Required............................................................................. 66
        Voting of Proxies......................................................................... 66
        Solicitation of Proxies; Expenses......................................................... 67

VALLEY MEETING.................................................................................... 67
        Date, Time and Place of Valley Meeting.................................................... 67
        Purpose................................................................................... 67
        Record Date and Outstanding Shares........................................................ 67
        Vote Required............................................................................. 67
        Voting of Proxies......................................................................... 67
        Solicitation of Proxies; Expenses......................................................... 68

THE MERGERS, EXCHANGES AND RELATED TRANSACTIONS................................................... 68
        APPI's Material Contacts and Board Deliberations.......................................... 69
        Advanced Radiology's Material Contacts and Board Deliberations............................ 70
        The Ide Group's Material Contacts and Board Deliberations................................. 72
        M&S X-Ray Practices' Material Contacts and Board Deliberations............................ 74
        Pacific Imaging Consultants' Material Contacts and Board Deliberations.................... 76
        Radiology and Nuclear Medicine's Material Contacts and Board
               Deliberations...................................................................... 77
        Rockland Radiological Group's Material Contacts and Board Deliberations................... 79
        Valley Radiology Group's Material Contacts and Board Deliberations........................ 80
        APPI's Reasons for the Mergers and Exchanges.............................................. 82



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

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        The Merger and Exchange Entities' Reasons for the Mergers and Exchanges
               and Recommendations of the Boards of Directors of the Merger
               Entities........................................................................... 82
        Conditions to the Mergers and Exchanges................................................... 85
        Terms of the Mergers and Exchanges........................................................ 87

CONVERSION OF SHARES AND EXCHANGE OF PARTNERSHIP INTERESTS........................................ 87
        Conversion of Advanced Common Stock....................................................... 87
        Conversion of Ide Common Stock............................................................ 89
        Conversion of M&S Common Stock............................................................ 90
        Exchange of Lexington Partnership Interests............................................... 91
        Exchange of Madison Partnership Interests................................................. 92
        Conversion of South Texas Common Stock.................................................... 93
        Exchange of South Texas No. 1 Partnership Interests....................................... 94
        Conversion of San Antonio Common Stock.................................................... 95
        Exchange of San Antonio No. 2 Partnership Interests....................................... 96
        Conversion of Pacific Common Stock........................................................ 97
        Conversion of TMI Common Stock............................................................ 98
        Conversion of RNM Common Stock............................................................ 99
        Conversion of Common Stock of Entities Comprising Rockland Radiological Group.............100
        Conversion of Valley Common Stock.........................................................101

CONDITIONS OF THE MERGER AGREEMENTS AND EXCHANGE AGREEMENTS.......................................102
        Conditions of the Mergers and Exchanges...................................................102
        Conditions Applicable to the Merger Agreements............................................103
        Conditions Applicable to the Exchange Agreements..........................................104
        Closing of the Mergers and Exchanges and Effective Time of the Mergers....................104
        Conduct of the Merger Entities' Businesses Prior to the Mergers...........................104
        Conduct of Exchange Entities' Business Prior to the Exchanges.............................105
        Termination of Each Merger Agreement......................................................106
        Termination of Each Exchange Agreement....................................................107
        Expenses; Fees............................................................................107
        Exchange/Issuance of Stock Certificates in the Mergers and Exchanges......................107
        Payment in Lieu of Fractional Shares......................................................108
        Interests of Certain Persons in the Mergers and Exchanges.................................108
        Dissenters' Rights Regarding the Mergers..................................................109
        Under California State Law................................................................110
        Under Kansas State Law....................................................................111
        Under Maryland State Law..................................................................112
        Under New York State Law..................................................................113
        Under Texas State Law.....................................................................115
        Government and Regulatory Approvals.......................................................116
        Certain Income Tax Considerations.........................................................116
        Accounting Treatment......................................................................117

UNAUDITED PRO FORMA COMBINED BALANCE SHEET........................................................117
        American Physician Partners, Inc.
        Pro Forma Combined Balance Sheet..........................................................118
        American Physician Partners, Inc.
        Notes to Pro Forma Combined Balance Sheet.................................................119

APPI    ..........................................................................................121
        Operation, Management and Business Following the Mergers and Exchanges....................121
        General...................................................................................121
        Industry Background.......................................................................122
        Market Overview...........................................................................122
        Radiology.................................................................................122
        Trends in Radiology.......................................................................123
        Business Strategy.........................................................................125
        Emphasize Quality Service.................................................................125
        Expand Within Existing Regional Markets...................................................125
        Improve Operating Efficiencies............................................................125
        Expand Into New Markets...................................................................126
        Affiliation Structure.....................................................................126
        Operations and Development................................................................127
        General...................................................................................127
        Services..................................................................................128
        Information Management....................................................................130
        Service Agreements........................................................................131
        Practice Marketing........................................................................133
        Government Regulation and Supervision.....................................................134

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        Competition...............................................................................137
        Facilities and Employees..................................................................138
        Corporate Liability and Insurance.........................................................138
        Legal Proceedings.........................................................................139

APPI SELECTED FINANCIAL DATA......................................................................141

APPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.........................................................................142

MANAGEMENT AND EXECUTIVE COMPENSATION.............................................................145
        Management................................................................................145
        Executive Compensation....................................................................147
        Summary Compensation Table................................................................147
        Stock Option Plan.........................................................................148
        Option Grants During 1996.................................................................149
        Aggregated Option Exercises During 1996 and Year-End Option Values........................150
        Cash Bonus Program........................................................................150
        Employment Agreements; Covenants-Not-To-Compete...........................................150

APPI PRINCIPAL STOCKHOLDERS.......................................................................151

APPI CERTAIN TRANSACTIONS.........................................................................153
        Company Policy............................................................................153

ADVANCED RADIOLOGY
OPERATION, MANAGEMENT AND BUSINESS................................................................154
        General...................................................................................154
        Strategy..................................................................................154
        Government Regulation.....................................................................154
        Services Provided.........................................................................155
        Competition...............................................................................155
        Employees.................................................................................155
        Insurance.................................................................................155
        Properties and Facilities.................................................................156
        Information Systems.......................................................................156
        Teleradiology.............................................................................156
        Legal Proceedings.........................................................................156

ADVANCED RADIOLOGY SELECTED FINANCIAL DATA........................................................157

ADVANCED RADIOLOGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................158
        Results of Operations.....................................................................158

ADVANCED PAST COMPENSATION FOR CONTINUING DIRECTORS...............................................160

ADVANCED RADIOLOGY PRINCIPAL STOCKHOLDERS.........................................................160

THE IDE GROUP
OPERATION, MANAGEMENT AND BUSINESS................................................................162
        General...................................................................................162
        Strategy..................................................................................162
        Government Regulation.....................................................................162
        Services Provided.........................................................................162
        Competition...............................................................................163
        Employees.................................................................................163
        Insurance.................................................................................163
        Properties and Facilities.................................................................163



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        Information Systems.......................................................................163
        Legal Proceedings.........................................................................164

IDE SELECTED FINANCIAL DATA.......................................................................165

IDE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.........................................................................166
        Results of Operations.....................................................................166

IDE PAST COMPENSATION FOR CONTINUING DIRECTORS....................................................167

IDE PRINCIPAL SHAREHOLDERS........................................................................168

M&S X-RAY PRACTICES
OPERATION, MANAGEMENT AND BUSINESS................................................................169
        General...................................................................................169
        Strategy..................................................................................169
        Government Regulation.....................................................................169
        Services Provided.........................................................................170
        Competition...............................................................................170
        Employees.................................................................................170
        Insurance.................................................................................170
        Properties and Facilities.................................................................170
        Information Systems.......................................................................171
        Legal Proceedings.........................................................................171

M&S X-RAY PRACTICES SELECTED FINANCIAL DATA.......................................................172

M&S X-RAY PRACTICES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS...............................................................173
        Results of Operations.....................................................................173

M&S PRINCIPAL SHAREHOLDERS........................................................................175

LEXINGTON PARTNERSHIP INTEREST HOLDERS............................................................176

MADISON PARTNERSHIP INTEREST HOLDERS..............................................................177

SOUTH TEXAS NO. 1 PARTNERSHIP INTEREST HOLDERS....................................................178

SAN ANTONIO NO. 2 PARTNERSHIP INTEREST HOLDERS....................................................179

SOUTH TEXAS AND SAN ANTONIO PRINCIPAL SHAREHOLDERS................................................180

PACIFIC IMAGING CONSULTANTS
OPERATION, MANAGEMENT AND BUSINESS................................................................181
        General...................................................................................181
        Strategy..................................................................................181
        Government Regulation.....................................................................181
        Services Provided.........................................................................182
        Competition...............................................................................182
        Employees.................................................................................182
        Insurance.................................................................................182
        Properties and Facilities.................................................................183
        Information Systems.......................................................................183
        Legal Proceedings.........................................................................183

PACIFIC IMAGING CONSULTANTS SELECTED FINANCIAL DATA...............................................184




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PACIFIC IMAGING CONSULTANTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................185
        Results of Operations.....................................................................185

PACIFIC IMAGING CONSULTANTS PRINCIPAL SHAREHOLDERS................................................187

TMI PRINCIPAL SHAREHOLDERS........................................................................188

RADIOLOGY AND NUCLEAR MEDICINE
OPERATION, MANAGEMENT AND BUSINESS................................................................189
        General...................................................................................189
        Strategy..................................................................................189
        Government Regulation.....................................................................189
        Services Provided.........................................................................189
        Marketing and Development.................................................................190
        Competition...............................................................................190
        Employees.................................................................................190
        Insurance.................................................................................190
        Properties and Facilities.................................................................190
        Information Systems.......................................................................191
        Legal Proceedings.........................................................................191

RNM SELECTED FINANCIAL DATA.......................................................................192

RNM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.............................................................................193
        Results of Operations.....................................................................193

RNM PRINCIPAL STOCKHOLDERS........................................................................194

ROCKLAND RADIOLOGICAL GROUP
OPERATION, MANAGEMENT AND BUSINESS................................................................195
        General...................................................................................195
        Strategy..................................................................................195
        Government Regulation.....................................................................195
        Services Provided.........................................................................196
        Marketing and Development.................................................................196
        Competition...............................................................................196
        Employees.................................................................................196
        Insurance.................................................................................196
        Properties and Facilities.................................................................197
        Information Systems.......................................................................197
        Legal Proceedings.........................................................................197

ROCKLAND RADIOLOGICAL GROUP SELECTED FINANCIAL DATA...............................................198

ROCKLAND RADIOLOGICAL GROUP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................199
        Results of Operations.....................................................................199

ROCKLAND RADIOLOGICAL GROUP PRINCIPAL SHAREHOLDERS................................................201

VALLEY RADIOLOGY GROUP
OPERATION, MANAGEMENT AND BUSINESS................................................................202
        General...................................................................................202
        Strategy..................................................................................202
        Government Regulation.....................................................................202
        Services Provided.........................................................................202
        Marketing and Development.................................................................203
        Competition...............................................................................203



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

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        Employees.................................................................................203
        Insurance.................................................................................203
        Properties and Facilities.................................................................204
        Legal Proceedings.........................................................................204

VALLEY RADIOLOGY GROUP SELECTED FINANCIAL DATA....................................................205

VALLEY RADIOLOGY GROUP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................206
        Results of Operations.....................................................................206

VALLEY PRINCIPAL SHAREHOLDERS.....................................................................207

COMPARISON OF CAPITAL STOCK
DESCRIPTION OF CAPITAL STOCK OF APPI..............................................................208
        General...................................................................................208
        Common Stock..............................................................................208
        Preferred Stock...........................................................................208
        Convertible Notes.........................................................................209
        General...................................................................................209
        Optional Redemption.......................................................................209
        Conversion Rights.........................................................................209
        Lock-Up...................................................................................210
        Registration Rights.......................................................................210

DESCRIPTION OF CAPITAL STOCK OF ADVANCED..........................................................210
        Common Stock..............................................................................210
        Preferred Stock...........................................................................211

DESCRIPTION OF CAPITAL STOCK OF IDE...............................................................211
        Common Stock..............................................................................211
        Preferred Stock...........................................................................211

DESCRIPTION OF CAPITAL STOCK OF M&S, SOUTH TEXAS AND SAN ANTONIO..................................211
        Common Stock..............................................................................211
        Preferred Stock...........................................................................212

DESCRIPTION OF CAPITAL STOCK OF PACIFIC AND TMI...................................................212
        Common Stock..............................................................................212
        Preferred Stock...........................................................................212

DESCRIPTION OF CAPITAL STOCK OF RNM...............................................................212
        Common Stock..............................................................................212
        Preferred Stock...........................................................................213

DESCRIPTION OF CAPITAL STOCK OF AIOC, CIA, MRIA, NYACK, PELHAM, RRG AND WIC.......................213
        Common Stock..............................................................................213
        Preferred Stock...........................................................................213

DESCRIPTION OF CAPITAL STOCK OF VALLEY............................................................213
        Common Stock..............................................................................213
        Preferred Stock...........................................................................214

COMPARISON OF RIGHTS OF SECURITY HOLDERS OF APPI AND THE ENTITIES.................................214
        Limitation of Directors' or Partners' Liability...........................................214
        Indemnification of Directors or Partners..................................................215
        Voting Requirements.......................................................................216
        Special Meetings of Security Holders......................................................217
        Size of the Boards of Directors...........................................................220
        Cumulative Voting for Directors...........................................................221



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

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        Removal of Directors......................................................................221
        Amendments to the Governance Documents....................................................223
        Dissolution...............................................................................224

EXPERTS ..........................................................................................225

LEGAL MATTERS.....................................................................................225

GLOSSARY OF TERMS.................................................................................227

INDEX TO FINANCIAL STATEMENTS.....................................................................F-1
        Appendix A
        Appendix B
        Appendix C
        Appendix D
        Appendix E
        Appendix F
        Appendix G
        Appendix G
        Appendix I
        Appendix J
        Appendix K

                              AVAILABLE INFORMATION


        APPI has filed this Registration Statement under the Securities Act with the SEC covering the APPI Common Stock to be issued pursuant to the Merger Agreements and the Exchange Agreements. As permitted by the rules and regulations of the SEC, this Prospectus/Joint Proxy Statement does not contain all information set forth in the Registration Statement and exhibits thereto. For further information, please refer to the Registration Statement, including the exhibits thereto, all of which are available for inspection and copying at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Statements contained in this Prospectus/Joint Proxy Statement relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                                      * * *

        All information in this Prospectus/Joint Proxy Statement concerning Advanced and its affiliates has been furnished by Advanced. All information in this Prospectus/Joint Proxy Statement concerning Ide and its affiliates has been furnished by Ide. All information in this Prospectus/Joint Proxy Statement concerning M&S and its affiliates has been furnished by M&S. All information in this Prospectus/Joint Proxy Statement concerning Lexington and its affiliates has been furnished by Lexington. All information in this Prospectus/Joint Proxy Statement concerning Madison and its affiliates has been furnished by Madison. All information in this Prospectus/Joint Proxy Statement concerning South Texas and its affiliates has been furnished by South Texas. All information in this Prospectus/Joint Proxy Statement concerning South Texas No. 1 and its affiliates has been furnished by South Texas No. 1. All information in this Prospectus/Joint Proxy Statement concerning San Antonio and its affiliates has been furnished by San Antonio. All information in this Prospectus/Joint Proxy Statement concerning San Antonio No. 2 and its affiliates has been furnished by San Antonio No. 2. All information in this Prospectus/Joint Proxy Statement concerning Pacific and its affiliates has been furnished by Pacific. All information in this Prospectus/Joint Proxy Statement concerning TMI and its affiliates has been furnished by TMI. All information in this Prospectus/Joint Proxy Statement concerning RNM and its affiliates has been furnished by RNM. All information in this Prospectus/Joint Proxy Statement concerning AIOC and its affiliates has been furnished by AIOC. All information in this Prospectus/Joint Proxy Statement concerning CIA and its affiliates has been furnished by CIA. All information in this Prospectus/Joint Proxy Statement concerning MRIA and its affiliates has been furnished by MRIA. All information in this Prospectus/Joint Proxy Statement concerning Nyack and its affiliates has been furnished by Nyack. All information in this Prospectus/Joint Proxy Statement concerning Pelham and its affiliates has been furnished by Pelham. All information in this Prospectus/Joint Proxy Statement concerning RRG and its affiliates has been furnished by RRG. All information in this Prospectus/Joint Proxy Statement concerning WIC and its affiliates has been furnished by WIC. All information in this Prospectus/Joint Proxy Statement concerning Valley and its affiliates has been furnished by Valley.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SHARES OF APPI COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY

IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR THE AFFAIRS OF APPI, ADVANCED, IDE, M&S, LEXINGTON, MADISON, SOUTH TEXAS, SOUTH TEXAS NO. 1, SAN ANTONIO, SAN ANTONIO NO. 2, PACIFIC, TMI, RNM, AIOC, CIA, MRIA, NYACK, PELHAM, RRG, WIC AND VALLEY SINCE THE DATE HEREOF.

                                     SUMMARY

        The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement and the appendices hereto.

GENERAL

        This Prospectus/Joint Proxy Statement is provided to security holders of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley in connection with the solicitation of proxies by their respective Boards of Directors and to the holders of partnership interests of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 in connection with the solicitation of proxies by the general or managing partner of each such Exchange Entity. Security holders of each of the Entities will consider and vote on a proposal to approve the applicable Merger Agreement or Exchange Agreement, and the transactions contemplated therein.


        Reorganizations. Prior to each Merger, each of Advanced, Ide, M&S, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley will perform certain steps to reorganize by (a) incorporating or organizing a NewCo,
(b) transferring to the applicable NewCo certain assets and liabilities substantially consisting of assets and liabilities relating to the professional medical services provided by each such medical entity, and (c) entering into a Service Agreement with APPI. The ownership of each NewCo shall be identical to the ownership of the applicable Merger Entity immediately prior to the Effective Time of each respective Merger. Advanced will effectuate the Advanced Reorganization, Ide will effectuate the Ide Reorganization, M&S will effectuate the M&S Reorganization, Pacific will effectuate the Pacific Reorganization, TMI will effectuate the TMI Reorganization, RNM will effectuate the RNM Reorganization, AIOC will effectuate the AIOC Reorganization, CIA will effectuate the CIA Reorganization, MRIA will effectuate the MRIA Reorganization, Nyack will effectuate the Nyack Reorganization, Pelham will effectuate the Pelham Reorganization, RRG will effectuate the RRG Reorganization, WIC will effectuate the WIC Reorganization and Valley will effectuate the Valley Reorganization.

        F Reorganizations. With respect only to the Ide Reorganization, the AIOC Reorganization, the CIA Reorganization, the MRIA Reorganization, the Nyack Reorganization, the Pelham Reorganization, the RRG Reorganization and the WIC Reorganization, each of Ide, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC shall effectuate a F Reorganization, whereby each of Ide, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC shall form a New Sub. With respect to these mergers only, the New Sub shall merge with and into APPI and the separate existence of the professional corporation will disappear as a result of the F Reorganization.

        The purpose of the Reorganizations is to comply with the requirements of the laws of each respective state of organization of each Merger Entity which restrict non-physician ownership or control of a medical practice. The incorporation of each of Advanced NewCo, Ide NewCo, M&S NewCo, Pacific NewCo, TMI NewCo, RNM NewCo, AIOC NewCo, CIA NewCo, MRIA NewCo, Nyack NewCo, Pelham NewCo, RRG NewCo, WIC NewCo and Valley NewCo allows the respective security holders of the Merger Entities to continue as security holders of an entity which is capable of providing those professional medical services previously provided by each respective Merger Entity.

        Merger Transactions. Pursuant to the Merger Agreements, APPI and each of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley will merge by undertaking the following actions: (a) Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will merge with and into APPI and a separate subsidiary of APPI will merge with and into Pacific, TMI and Valley and each of Pacific, TMI and Valley will become a wholly-owned subsidiary of APPI and (b) each outstanding share of each of the Merger Entities, other than the shares held by those security holders who take required actions to properly assert their dissenters' rights under each such Merger Entity's applicable state law, will be converted into the right to receive a specified number of shares of APPI Common Stock and a specified amount of cash. See "Summary -- The Mergers" for the consideration in the Mergers.

        Exchange Transactions. Pursuant to the Exchange Agreements, APPI shall acquire each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 (or a controlling interest therein) by exchanging cash and shares of APPI Common Stock for partnership interests of the Exchange Entities.

        The following chart depicts APPI's organizational structure following consummation of the Mergers and Exchanges:

                    [ORGANIZATIONAL CHART FOR APPI FOLLOWING
                     MERGERS, EXCHANGES AND REORGANIZATIONS]


RISK FACTORS


        A number of risk factors should be considered in evaluating the Merger Transactions and Exchange Transactions and the receipt by the Entities' security holders of shares of APPI Common Stock. In addition, security holders should be aware that the obligation of APPI to consummate each Merger is subject to certain conditions, including, without limitation, that the sum of the amount which may become due to the security holders who have dissented to a given Merger and have indicated their intent to seek appraisal rights plus the cash portion of the consideration paid in the applicable Merger shall not exceed 25% of the total consideration paid in the applicable Merger. In addition, APPI is not obligated to consummate a given Merger or Exchange unless and until each of the other Mergers and Exchanges has closed. See "Risk Factors" and "The Merger and Exchange Entities' Reasons for the Mergers and Exchanges and Recommendations of the Boards of Directors of the Merger Exhibits."


AMERICAN PHYSICIAN PARTNERS, INC.


         APPI is a radiology specific physician practice management company focused on the development, consolidation and management of integrated radiology and imaging center networks. Upon the consummation of the various Mergers and Exchanges, the Company will provide practice management services to the seven Founding Affiliated Practices consisting of 223 physicians practicing at 42 hospitals and 65 ICs in California, Kansas, Maryland, New York and Texas. The Company will derive its revenue from the provision of management, administrative, technical and other non-medical services to physicians of the Affiliated Practices.

THE ENTITIES

        The following chart (i) depicts the organizational structure of APPI and each of the Entities prior to the Mergers, Exchanges and Reorganizations and
(ii) indicates whether each such Entity will be acquired by APPI in a forward merger, reverse triangular merger or exchange transaction following the Reorganizations.

                     [ORGANIZATIONAL CHART FOR EACH ENTITY
              PRIOR TO THE MERGERS, EXCHANGES AND REORGANIZATIONS]


  Advanced Radiology


        Prior to the consummation of the Advanced Merger, Advanced will be organized under the laws of the state of Maryland as a C-Corporation. Advanced will be a consolidation of seven practice groups, which collectively own all of the membership interests of Advanced Radiology, LLC, a Maryland limited liability company. On the Advanced Record Date, there will be 64 security holders of record of Advanced Common Stock holding an aggregate of 475,000 shares of Advanced Common Stock. See "Advanced Principal Stockholders." Advanced staffs the radiology departments of ten hospitals in the Baltimore metropolitan area and has 29 offices and ICs in that area. Advanced employs 87 physicians and approximately 565 full-time and part-time non-physician personnel. The principal executive offices of Advanced are located at 7253 Ambassador Road, Baltimore, Maryland 21244. The telephone number is (410) 281-9100.


  The Ide Group


        Ide is a New York professional corporation organized in 1980. As of the Ide Record Date, there were 22 security holders of record of Ide Common Stock holding an aggregate of 2,150 shares of Ide Common stock. See "Ide Principal Shareholders." Ide staffs the radiology departments of five hospitals in upstate New York and has eight offices and ICs extending over the greater Rochester metropolitan area. Ide employs 28 radiologists and two radiation oncologists. The principal executive offices of Ide are located at 2273 South Clinton Avenue, Rochester, New York 14618. The telephone number is (716) 244-6630.


  M&S X-Ray Practices


        M&S is a Texas professional association organized in 1970. As of the M&S Record Date, there were 19 security holders of record of M&S Common Stock holding an aggregate of 190 shares of M&S Common Stock. See "M&S Principal Shareholders." M&S is comprised of 20 board certified radiologists who provide professional radiological services to five hospitals and seven ICs located throughout the San Antonio Texas metropolitan area. M&S also provides administrative and non-medical support services to all seven IC's. The principal executive offices of M&S are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.

        Lexington is a Texas limited partnership founded in 1991. As of the Lexington Record Date, there were 11 limited partners and one general partner holding an aggregate of 100% of the partnership interests in Lexington. See "Lexington Partnership Interest Holders." Lexington owns certain diagnostic imaging equipment. The principal executive offices of Lexington are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.

        Madison is a Texas general partnership founded in 1981. As of the Madison Record Date, there were 13 general partners holding an aggregate of 100% of the partnership interests in Madison. See "Madison Partnership Interest Holders." Madison owns certain diagnostic imaging equipment. The principal executive offices of Madison are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.

        South Texas is a Texas corporation organized in 1990. As of the South Texas Record Date, there were 12 security holders of South Texas Common Stock holding an aggregate of 120 shares of South Texas Common Stock. See "South Texas and San Antonio Principal Shareholders." South Texas owns a 1% partnership interest in South Texas No. 1 and serves as the sole general partner of South Texas No. 1. The principal executive offices of South Texas are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is
(210) 351-0778.

        South Texas No. 1 is a Texas limited partnership founded in 1997. As of the South Texas No. 1 Record Date, there were 12 limited partners and one general partner holding an aggregate of 100% of the partnership interests in South Texas No. 1. See "South Texas No. 1 Partnership Interest Holders." South Texas No. 1 owns a 49% general partner interest in Baptist Imaging Center, a Texas general partnership which owns certain diagnostic imaging equipment. South Texas No. 1 also owns a 49% general partnership interest in Northeast Baptist MRI Center, a Texas general partnership which owns certain diagnostic imaging equipment. The principal executive offices of South Texas No. 1 are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.

        San Antonio is a Texas corporation organized in 1991. As of the San Antonio Record Date, there were 12 security holders of record of San Antonio Common Stock holding an aggregate of 120 shares of San Antonio Common Stock. See "South Texas and San Antonio Principal Shareholders." San Antonio owns a 1% partnership interest in San Antonio No. 2 and serves as the sole general partner of San Antonio No. 2. The principal executive offices of San Antonio are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.

        San Antonio No. 2 is a Texas limited partnership founded in 1997. As of the San Antonio No. 2 Record Date, there were 12 limited partners and one general partner holding an aggregate of 100% of the partnership interests in San Antonio No. 2. See

"San Antonio No. 2 Partnership Interest Holders." San Antonio No. 2 owns a 60% partnership interest in Lexington and serves as the sole general partner of Lexington. The principal executive offices of San Antonio No. 2 are located at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205. The telephone number is (210) 351-0778.


  Pacific Imaging Consultants


        Pacific is a California professional medical corporation organized in 1978. Pacific was formerly known as Peralta Radiology Medical Group, Inc. and East Bay Medical Imaging Associates, A Medical Group, Inc. As of the Pacific Record Date, there were 22 security holders of record of Pacific Common Stock holding an aggregate of 11,000 shares of Pacific Common Stock. See "Pacific Principal Shareholders." Pacific operates the professional component of radiology medical practices in northern California, and provides professional radiology services to the general public through individual physicians who are licensed to practice medicine in the State of California. The principal executive offices of Pacific are located at 350 Hawthorne Avenue, Oakland, California 94609. The telephone number is (510) 869-6251.

        TMI is a California corporation organized in 1989. As of the TMI Record Date, there were 22 security holders of record of TMI Common Stock holding an aggregate of 110,000 shares of TMI Common Stock. See "TMI Principal Shareholders." TMI owns certain medical equipment and facilities utilized in connection with the radiology practice of Pacific and provides management, administrative and other non-medical radiological support services to the radiology practice conducted by Pacific, including furnishing non-physician personnel, supplies and non-physician support staff services. The principal executive offices of TMI are located at 350 Hawthorne Avenue, Oakland, California 94609. The telephone number is (510) 869-6251.


  Radiology and Nuclear Medicine


        RNM is a Kansas professional association organized in 1959 as "Radiology and Nuclear Medicine, an association." In 1967 Radiology and Nuclear Medicine, an association, merged with and into a Kansas professional association named "Radiology and Nuclear Medicine, a Professional Association," to form RNM. As of the RNM Record Date, there were 24 security holders of record of RNM Common Stock holding an aggregate of 3,096 shares of RNM Common Stock. See "RNM Principal Stockholders." RNM has 19 diagnostic radiologists and five radiation oncologists and owns two ICs in Topeka, Kansas. RNM provides radiologic and radiation oncologist coverage to over 40 locations as well as diagnostic coverage to the two hospitals in Topeka. RNM also provides radiologic coverage to nine hospitals outside of the Topeka area, covering a large portion of northeast Kansas and southeast Nebraska, and to a number of other clinics and physician offices. The principal executive offices of RNM are located at the Medical Park West Building, 823 SW Mulvane, Suite 1, Topeka, Kansas 66606. The telephone number is (913) 234-3451.


  Rockland Radiological Group


        AIOC is a New York professional corporation organized in 1995. As of the AIOC Record Date, there were 13 security holders of record of AIOC Common Stock holding an aggregate of 130 shares of AIOC Common Stock. See "Rockland Radiological Group Principal Shareholders." AIOC operates two medical facilities in Rockland County, New York. The principal executive offices of AIOC are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        CIA is a New York professional corporation organized in 1993. As of the CIA Record Date, there were 13 security holders of record of CIA Common Stock holding an aggregate of 130 shares of CIA Common Stock. See "Rockland Radiological Group Principal Shareholders." The principal executive offices of CIA are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        MRIA is a New York professional corporation organized in 1986. As of the MRIA Record Date, there were 13 security holders of record of MRIA Common Stock holding an aggregate of 130 shares of MRIA Common Stock. See "Rockland Radiological Group Principal Shareholders." The principal executive offices of MRIA are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        Nyack is a New York professional corporation organized in 1992. As of the Nyack Record Date, there were 13 security holders of record of Nyack Common Stock holding an aggregate of 130 shares of Nyack Common Stock. See "Rockland Radiological Group Principal Shareholders." The principal executive offices of Nyack are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        Pelham is a New York professional corporation organized in 1995. As of the Pelham Record Date, there were 13 security holders of record of Pelham Common Stock holding an aggregate of 130 shares of Pelham Common Stock. See "Rockland Radiological Group Principal Shareholders." The principal executive offices of Pelham are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        RRG is a New York professional corporation organized in 1972. As of the RRG Record Date, there were 13 security holders of record of RRG Common Stock holding an aggregate of 130 shares of RRG Common Stock. See "Rockland Radiological Group Principal Shareholders." Its physicians and other medical care providers numbering 14 and 50, respectively, as of May 1, 1997, provide a broad range of radiological and related services. The principal executive offices of RRG are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.

        WIC is a New York professional corporation organized in 1995. As of the WIC Record Date, there were 13 security holders of record of WIC Common Stock holding an aggregate of 130 shares of WIC Common Stock. See "Rockland Radiological Group Principal Shareholders." The principal executive offices of WIC are located at 18 Squadron Boulevard, New City, New York 10956. The telephone number is (914) 637-9729.


  Valley Radiology Group


        Valley is a California professional medical corporation organized in 1969. As of the Valley Record Date, there were 20 security holders of record of Valley Common Stock holding an aggregate of 19,937.50 shares of Valley Common Stock. See "Valley Principal Shareholders." Valley operates six ICs and four
MRI centers in the San Jose/Southern San Francisco Bay Area. Valley is also affiliated with four regional hospitals. Valley's physician radiologists and other professional radiology staff provide radiology services over all image modalities, including general x-ray, mammography, ultrasound, CT scanning, nuclear medicine, interventional radiology and MRI. The principal executive offices of Valley are located at 110 South Winchester Boulevard, Suite J220, San Jose, California 95128. The telephone number is (408) 244-2100.


SPECIAL MEETINGS OF SECURITY HOLDERS OF THE ENTITIES

        Advanced Radiology. A special meeting of Advanced security holders will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of the Advanced Meeting is to approve and adopt the Advanced Merger Proposal.

        The Ide Group. A special meeting of Ide security holders will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of the Ide Meeting is to approve and adopt the Ide Merger Proposal.


        M&S X-Ray Practices. A joint special meeting of the security holders of each of M&S, Lexington, Madison, South Texas, South Texas No. 1, San Antonio and San Antonio No. 2 will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of such meeting is to approve and adopt the M&S Merger Proposal, the Lexington Exchange Proposal, the Madison Exchange Proposal, the South Texas Merger Proposal, the South Texas No. 1 Exchange Proposal, the San Antonio Merger Proposal and the San Antonio No. 2 Exchange Proposal, respectively.

        Pacific Imaging Consultants. A joint special meeting of the security holders of each of Pacific and TMI will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of such meeting is to approve and adopt the Pacific Merger Proposal and the TMI Merger Proposal, respectively.

        Radiology and Nuclear Medicine. A special meeting of RNM security holders will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of the RNM Meeting is to approve and adopt the RNM Merger Proposal.

        Rockland Radiological Group. A joint special meeting of the security holders of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will be held at the corporate offices of such Entities located at 18 Squadron Boulevard, New City, New York on [DATE], 1997 at [TIME]. The purpose of such meeting is to approve and adopt the AIOC Merger Proposal, the CIA Merger Proposal, the MRIA Merger Proposal, the Nyack Merger Proposal, the Pelham Merger Proposal, the RRG Merger Proposal and the WIC Merger Proposal, respectively.

        Valley Radiology Group. A special meeting of Valley security holders will be held at [PLACE] located at [ADDRESS] on [DATE], 1997 at [TIME]. The purpose of the Valley Meeting is to approve and adopt the Valley Merger Proposal.


RECORD DATE AND VOTE REQUIRED

        The record date for security holders of each of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley entitled to vote on the Merger Entities' respective Merger Proposal is [ ], 1997. The record date for partners of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 entitled to vote on the Exchange Entities' respective Exchange Proposal is [ ], 1997.


        Advanced. The Advanced Merger Proposal must be approved by two-thirds of the shares entitled to vote thereon.

        Ide. The Ide Merger Proposal must be approved by holders of three-quarters of the outstanding shares of Ide Common Stock.

        M&S. The M&S Merger Proposal must be approved by two-thirds of the holders of M&S Common Stock.

        Lexington. The transfer of a partnership interest of Lexington pursuant to the Lexington Exchange Proposal must be approved by the General Partner of Lexington and by all of the limited partners of Lexington. In addition, each transferring partner of Lexington must agree to exchange such partner's interests in Lexington.

        Madison. The transfer of a partnership interest of Madison pursuant to the Madison Exchange Proposal must be approved by holders of at least two-thirds of the outstanding partnership interests of Madison. In addition, each transferring partner of Madison must agree to exchange such partner's interests in Madison.

        South Texas. The South Texas Merger Proposal must be approved by two-thirds of the outstanding shares of South Texas Common Stock.

        South Texas No. 1. The transfer of the General Partner's interest in South Texas No. 1 pursuant to the South Texas No. 1 Exchange Proposal must be approved by two-thirds of the outstanding partnership interests of South Texas No. 1, and the transfer of a limited partner's interest pursuant to the South Texas No. 1 Exchange Proposal must be approved by two-thirds of the partners other than the transferor partner. In addition, each transferring partner of South Texas No. 1 must agree to exchange such partner's interests in South Texas No. 1.

        San Antonio. The San Antonio Merger Proposal must be approved by two-thirds of the outstanding shares of San Antonio Common Stock.

        San Antonio No. 2. The transfer of the General Partner's interest in San Antonio No. 2 pursuant to the San Antonio No. 2 Exchange Proposal must be approved by two-thirds of the outstanding limited partnership interests of San Antonio No. 2 and the transfer of a limited partner's interest pursuant to the San Antonio No. 2 Exchange Proposal must be approved by two-thirds of the partners other than the transferor partner. In addition, each transferring partner of San Antonio No. 2 must agree to exchange such partner's interest in San Antonio No. 2.

         Pacific and TMI. The Pacific Merger Proposal and the TMI Merger Proposal must be approved by a majority of the outstanding shares of Pacific Common Stock and TMI Common Stock, respectively.

        RNM. The RNM Merger Proposal must be approved by a majority of the outstanding shares of RNM Common Stock.

         AIOC. The AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Merger Proposals must be approved by two-thirds of the outstanding shares of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Common Stock.

        Valley. The Valley Merger Proposal must be approved by a majority of the outstanding shares of Valley Common Stock.

         If security holders of any Merger Entity fail to approve by the requisite percentage the Merger Entities' respective Merger Proposal, such Merger will not be consummated. If the partners of any Exchange Entity fail to approve by the requisite percentage any Exchange Entity's respective Exchange Proposal or if fewer than 100% of the partnership interests of any Exchange Entity are exchanged for APPI Common Stock and cash, APPI shall not be obligated to consummate such Exchange. In addition, the closing of each of the Mergers and Exchanges is contingent on the closing of each of the other Mergers and Exchanges.


THE MERGERS


         The Merger Agreements for each of Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC contemplate that each such Merger Entity will merge with and into APPI, provided that all conditions to the consummation of each respective Merger are satisfied or waived. The Merger Agreements for each of Pacific, TMI and Valley contemplate that a separate subsidiary of APPI will merge with and into Pacific, TMI and Valley, respectively, and each of Pacific, TMI and Valley will become a wholly-owned subsidiary of APPI, provided that all conditions to the consummation of each respective Merger are satisfied or waived. Security holders of each Merger Entity (other than security holders who take required actions to properly assert their dissenters' rights under the applicable state law) will receive cash and shares of APPI Common Stock in exchange for their respective Old Shares, as set forth below.



        Each security holder of a Merger Entity who receives shares of APPI Common Stock and cash in each Entity's respective Merger will be required to execute and deliver a Stockholder Representation Letter to APPI, which, among other things, prohibits such security holder from selling any such shares for a period of 12 months following the Effective Date, and then limits the ability of such security holder to sell such shares to (i) up to 25% of such shares upon expiration of the 12-month period following the Effective Date, (ii) an additional 25% of such shares upon expiration of the 18-month period following the Effective Date and (iii) the remaining 50% of such shares on or after the second anniversary of the Effective Date.



        The exact number of shares of APPI Common Stock and amount of cash to be received by the security holders of each Entity will be determined by applying a formula which is tied to the Initial Public Offering Price of the APPI Common Stock. As such, the security holders will not know precisely how many shares or how much cash they will receive at the time such security holders are asked to vote on the applicable Merger or Exchange Transaction. However, the security holders are assured of receiving a minimum aggregate consideration as set forth more fully below.

         The following sets forth for each Merger Entity the consideration (e.g., number of shares of APPI Common Stock and cash amounts) to be received by each security holder assuming that (i) Initial Public Offering Price will be $14.00 and (ii) such security holder does not take required actions to properly assert dissenters' rights under the applicable state law. If the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the total cash consideration received by the security holders of each of the Entities will increase to an amount calculated as follows.

     [Cash security holder                   Initial Public Offering Price
     would have received had         X       -----------------------------
     the Initial Public Offering                          $14.00
     Price been $14.00 per share]

However, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, the total number of shares of APPI Common Stock received by the security holders of each of the Entities will increase to an amount, calculated as follows, resulting in such security holders receiving shares of APPI Common Stock having an aggregate value equal to the aggregate value of the shares of APPI Common Stock they would have received had the Initial Public Offering Price been $14.00 per share.


     [Number of shares                                $14.00
     security holder would         X       -----------------------------
     have received had the                 Initial Public Offering Price
     Initial Public Offering
     Price been $14.00]

The parties to each Merger Agreement are not permitted to terminate the respective agreement for any reason related to the price of the APPI Common Stock. For a more detailed discussion of the foregoing, see "The Mergers, Exchanges and Related Transactions -- Terms of the Mergers and Exchanges -- Conversion of Shares and Exchange of Partnership Interests."

  Advanced Radiology

        - Each outstanding share of Advanced Common Stock will be converted into the right to receive 7.5000 shares of APPI Common Stock and $35.0000 in cash. If all outstanding shares of Advanced Common Stock are converted in the Advanced Merger Transactions, the aggregate consideration received by security holders of Advanced will be approximately 3,562,500 shares of APPI Common Stock and $16,625,000 in cash. Such security holders of Advanced will own an aggregate of 19.44% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  The Ide Group

        - Each outstanding share of Ide Common Stock will be converted into the right to receive 942.5581 shares of APPI Common Stock and $4,398.6047 in cash. If all outstanding shares of Ide Common Stock are converted in the Ide Merger Transactions, the aggregate consideration received by security holders of Ide will be approximately 2,026,500 shares of APPI Common Stock and $9,457,000 in cash. Such security holders of Ide will own an aggregate of 11.06% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  M&S X-Ray Practices

        - Each outstanding share of M&S Common Stock will be converted into the right to receive 3,868.1289 shares of APPI Common Stock and $18,051.2684 in cash. If all outstanding shares of M&S Common Stock are converted in the M&S Merger Transactions, the aggregate consideration received by security holders of M&S will be approximately 734,945 shares of APPI Common Stock and $3,429,741 in cash. Such security holders of M&S will own an aggregate of 4.01% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - Each outstanding share of South Texas Common Stock will be converted into the right to receive 21.3083 shares of APPI Common Stock and $99.5167 in cash. If all outstanding shares of South Texas Common Stock are converted in the South Texas Merger Transactions, the aggregate consideration received by security holders of South Texas will be approximately 2,557 shares of APPI Common Stock and $11,942 in cash. Such security holders of South Texas will own an aggregate of 0.01% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - Each outstanding share of San Antonio Common Stock will be converted into the right to receive 28.4313 shares of APPI Common Stock and $132.6792 in cash. If all outstanding shares of San Antonio Common Stock are converted in the San Antonio Merger Transactions, the aggregate consideration received by security holders of San Antonio will be approximately 3,412 shares of APPI Common Stock and $15,922 in cash. Such security holders of San Antonio will own an aggregate of 0.02% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  Pacific Imaging Consultants

        - Each outstanding share of Pacific Common Stock will be converted into the right to receive 41.5926 shares of APPI Common Stock and $194.0989 in cash. If all outstanding shares of Pacific Common Stock are converted in the Pacific Merger Transactions, the aggregate consideration received by security holders of Pacific will be approximately 457,519 shares of APPI Common Stock and $2,135,088 in cash. Such security holders of Pacific will own an aggregate of 2.50% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - Each outstanding share of TMI Common Stock will be converted into the right to receive 2.2396 shares of APPI Common Stock and $10.4515 in cash. If all outstanding shares of TMI Common Stock are converted in the TMI Merger Transactions, the aggregate consideration received by security holders of TMI will be approximately 246,356 shares of APPI Common Stock and $1,149,663 in cash. Such security holders of TMI will own an aggregate of 1.35% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  Radiology And Nuclear Medicine

        - Each outstanding share of RNM Common Stock will be converted into the right to receive 309.5930 shares of APPI Common Stock and $1,444.7674 in cash. If all outstanding shares of RNM Common Stock are converted in the RNM Merger Transactions, the aggregate consideration received by security holders of RNM will be approximately 958,500 shares of APPI Common Stock and $4,473,000 in cash. Such security holders of RNM will own an aggregate of 5.23% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  Rockland Radiological Group

        - Each outstanding share of common stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will be converted into the right to receive 1,589.4231 shares of APPI Common Stock and $7,417.3077 in cash. For each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, if all outstanding shares of common stock of each such entity are converted in the AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Merger Transactions, the aggregate consideration received by security holders of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will be approximately 206,625 shares of APPI Common Stock and $964,250 in cash. Such security holders will own an aggregate of 1.13% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

  Valley Radiology Group

        - Each outstanding share of Valley Common Stock will be converted into the right to receive 29.6972 shares of APPI Common Stock $138.5868 in cash. If all outstanding shares of Valley Common Stock are converted in the Valley Merger Transactions, the aggregate consideration received by security holders of Valley will be approximately 592,088 shares of APPI Common Stock and $2,763,075 in cash. Such security holders of Valley will own an aggregate of 3.23% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        The total consideration to be paid to each Founding Affiliated Practice and its respective security holders in connection with the Mergers and Exchanges was determined by valuing each of the Founding Affiliated Practices using a consistent methodology. The audited financial statements of the Founding Affiliated Practices were used as a basis for estimating the consideration to be paid. Management evaluated each practice's operating cash flows taking into account expected future trends (e.g., reimbursement trends, potential growth opportunities and capital needs, etc.). The merger consideration is comprised of 25% cash and 75% stock. The consideration mix was proposed by APPI management was designed to achieve several objectives, including aligning physicians' economic interests with the Company's managing balance sheet ratios and preserving capital for future growth opportunities.

        The complete text of a form of Merger Agreement where the entity to be acquired by APPI shall merge with and into a subsidiary of APPI is attached as Appendix B to this Prospectus/Joint Proxy Statement. The complete text of a form of Merger Agreement where the entity to be acquired by APPI shall merge with and into APPI is attached as Appendix C to this Prospectus/Joint Proxy Statement.


        It is contemplated that each Merger will occur as soon as practicable after each of the Merger Entities' security holders approve the applicable Merger Proposal at each such Entity's respective special meeting.


        In addition, the Company has entered into an agreement in principle with LXL Group, Ltd., a California general partnership ("LXL"), to purchase substantially all of the assets of LXL for a purchase price of approximately $532,000.00. The Company intends to pay the entire purchase price in cash. The closing of the LXL asset purchase transaction is expected to occur within 90 days following the consummation of the Mergers and Exchanges. Such transaction is not a part of any Merger or Exchange. Certain shareholders of Valley, including Peter J. Long, M.D., Cyril J. McDonald, M.D., William T. McLaughlin, M.D., Richard Silberstein, M.D., Robert Filipi, M.D., Edward Lebowitz, M.D., Stephen Teng, M.D., James Vaudagna, M.D., Andrew Koo, M.D., Franklin Gee, M.D., Keith Fraker, M.D., John Noonan, M.D., and Bruce Hyman, M.D., collectively own 100% of the partnership interests in LXL.


THE EXCHANGES

        Each of the Exchange Agreements contemplates that the partners (or some percentage thereof) of each of the Exchange Entities will exchange such partners' partnership interests in the respective Exchange Entity for cash and shares of APPI Common Stock as set forth below, provided that all conditions to the consummation of each Exchange are satisfied or waived. The partners of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 will receive cash and shares of APPI Common Stock in exchange for their partnership interests, as applicable, as set forth below.


        Each security holder of a Exchange Entity who receives shares of APPI Common Stock and cash in each Entity's respective Exchange will be required to execute and deliver a Stockholder Representation Letter to APPI, which, among other things, prohibits such security holder from selling any such shares for a period of 12 months following the Effective Date, and then limits the ability of such security holder to sell such shares to (i) up to 25% of such shares upon expiration of the 12-month period following the Effective Date, (ii) an additional 25% of such shares upon expiration of the 18-month period following the Effective Date and (iii) the remaining 50% of such shares on or after the second anniversary of the Effective Date.




        The exact number of shares and cash to be received by the security holders of each Entity will be determined by applying a formula which is tied to the Initial Public Offering Price of the APPI Common Stock. As such, the security holders will not know precisely how many shares or how much cash they will receive at the time such security holders are asked to vote on the applicable Merger or Exchange Transaction.

         The following sets forth for each Exchange Entity the consideration (e.g., number of shares of APPI Common Stock and cash amounts) to be received by each security holder assuming that the Initial Public Offering Price will be $14.00 per share. If the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the total cash consideration received by the security holders of each of the Entities will increase to an amount calculated as follows:

     [Cash security holder                   Initial Public Offering Price
     would have received had         X       -----------------------------
     the Initial Public Offering                          $14.00
     Price been $14.00 per share]

However, if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, the total number of shares of APPI Common Stock received by the security holders of each of the Entities will be increased to an amount, calculated as follows, resulting in such security holders receiving shares of APPI Common Stock having an aggregate value equal to the aggregate value of the shares of APPI Common Stock they would have received had the Initial Public Offering Price been $14.00 per share.


     [Number of shares                                $14.00
     security holder would         X       -----------------------------
     have received had the                 Initial Public Offering Price
     Initial Public Offering
     Price been $14.00]

        The parties to each Exchange Agreement are not permitted to terminate the respective agreement for any reason related to the price of the APPI Common Stock. For a more detailed discussion of the foregoing, see "The Mergers, Exchanges and Related Transactions -- Terms of the Mergers and Exchanges -- Conversion of Shares and Exchange of Partnership Interests."

  M&S X-Ray Practices

        - The Lexington Partners will exchange 18.98% of the total interests of the partners in Lexington for approximately 108,092 shares of APPI Common Stock and $504,427 in cash. Such partners of Lexington will own an aggregate of 0.59% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - The Madison Partners will exchange 100% of the total interests of the partners in Madison for approximately 123,502 shares of APPI Common Stock and $576,342 in cash. Such partners of Madison will own an aggregate of 0.67% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - The South Texas No. 1 Partners will exchange 99% of the total interests of the partners in South Texas No. 1 for approximately 253,221 shares of APPI Common Stock and $1,181,698 in cash. Such partners of South Texas No. 1 will own an aggregate of 1.38% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        - The San Antonio No. 2 Partners will exchange 99% of the total interests of the partners in San Antonio No. 2 for approximately 337,754 shares of APPI Common Stock and $1,576,187 in cash. Such partners of San Antonio No. 2 will own an aggregate of 1.84% of the total shares of APPI Common Stock outstanding upon consummation of the Mergers and Exchanges, the Initial Public Offering and the conversion of the Convertible Notes.

        The complete text of a form of Exchange Agreement is attached as Appendix D to this Prospectus/Joint Proxy Statement.

        It is contemplated that each Exchange will occur as soon as practicable after each of the Exchange Entities' partners approve the applicable Exchange Proposal at each such Entity's respective Special Meeting and each of such exchanging partners consummates the applicable Exchange. Following the consummation of the Exchange Transactions, the Company will become a party to the management agreements currently in effect between M&S and each of Baptist Imaging Center and Northeast Baptist MR Center, and will assume the responsibility for the day-to-day management of the joint ventures. Prior to the Exchange Transactions, the management fees received by M&S from each of the joint ventures were calculated based upon different methodologies including predetermined monthly fees and a percentage of net revenues. However, in an effort to simplify payment of the management fees and to develop a consistent management fee structure amongst each joint venture, a nationally-recognized "big six" accounting firm conducted an independent analysis of the fair market value of the management services to be rendered by the Company to the joint ventures following the Exchange Transactions. The analysis recommended that the joint ventures adopt a percentage of revenue fee structure with the identical percentage being applied on a consistent basis to each joint venture. The analysis further stated that, based upon revenue projections contained in the analysis, the modification to the management fee structure would not significantly increase the aggregate amount of management fees paid by Baptist Imaging Center and Northeast Baptist MRI Center and that such fees would likely be substantially the same in 1998 as they were in 1997.

APPI'S REASONS FOR THE MERGERS AND EXCHANGES

        APPI was formed in April 1996 for the sole purpose of acquiring and consolidating radiology practices on a national basis and forming a publicly traded radiology practice management company. From its inception, APPI's focus has been to develop, consolidate and manage integrated radiology and IC networks. APPI and the Founding Affiliated Practices recognized that market forces were driving physicians, including radiologists, into larger group practices and driving group practices to seek corporate partners to provide management expertise, capital and sophisticated information systems. APPI and the Founding Affiliated Practices identified certain factors which they believe apply pressure to physician groups, which factors include, without limitation, increased managed care penetration, declining reimbursements from private and governmental payors, increased competition for payor contracts, physician oversupply, physician income erosion, increased complexity of billing and collection processes, increased information system requirements and the need for greater sums of capital to remain competitive.

        APPI and the Founding Affiliated Practices believed that if APPI could provide the resources (including business and management expertise, purchasing power and sophisticated information systems) necessary for radiology practices to compete in the managed care dominated environment, then radiology practices would be motivated to affiliate with APPI. APPI and the Founding Affiliated Practices believe that if APPI was successful in affiliating with a select group of radiology practices across the United States, that they would be able to develop integrated networks of radiology groups and ICs to provide wide geographic coverage and subspecialty expertise.

        APPI's strategy is to (i) emphasize quality service, (ii) expand within its selected markets, (iii) improve operating efficiencies within the Founding Affiliated Practices and (iv) expand into new regional markets through acquisitions of or affiliations with additional radiology practices and ICs. APPI believes that the Founding Affiliated Practices form the foundation upon which APPI can attempt to implement its strategy.

THE MERGER AND EXCHANGE ENTITIES' REASONS FOR THE MERGERS AND EXCHANGES
  AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THE MERGER ENTITIES

        The respective Boards of Directors of the Entities have identified a number of potential benefits of the Mergers, Exchanges and an affiliation with APPI to security holders of the Entities. The potential benefits include:

        o APPI's management will offer the Founding Affiliated Practices management resources and expertise in areas such as strategic planning, marketing, managed care contracting, business development, purchasing, billings and collections and dealing with hospitals and other facilities. Such resources and expertise could offer the Founding Affiliated Practices opportunities to enhance practice revenue and spend more time on the professional as opposed to administrative aspects of their practice. In addition, through access to the collective knowledge and information of all Affiliated Practices, Affiliated Practices will be in a better position to identify and promote best practices and operating efficiencies in areas such as practice guidelines, equipment utilization and resource management.

        o Through APPI, the Founding Affiliated Practices will have increased access to capital to upgrade existing imaging equipment, purchase equipment for new imaging modalities, invest in new technologies (e.g., teleradiology), invest in clinical information systems to improve quality of care, and implement financial and cost-accounting systems to optimize resource management, facilitate managed care contracting and improve profitability.

        o As part of APPI's acquisition and expansion strategy, the Founding Affiliated Practices will serve as a hub for future acquisitions of and affiliations with practices and imaging centers in regions in which the Founding Affiliated Practices are located. Through such acquisitions and affiliations, and opportunities to invest in technologies such as teleradiology, the Founding Affiliated Practices will be positioned to provide greater geographic coverage and patient accessibility, improved response time and broader subspecialty expertise, thereby improving patient service and referring physician satisfaction.

        o The Mergers, Exchanges and affiliations with APPI offer the Founding Affiliated Practices the opportunity to participate in a larger and more diversified physician organization which will have greater contracting ability and bargaining leverage with managed care organizations, greater financial strength and ability to enter into risk-sharing arrangements with payors, and greater purchasing power with vendors.

        o The consideration the security holders are receiving in the Mergers and Exchanges is enabling them to liquidate a portion of the equity they have in their respective Founding Affiliated Practices. In addition, a substantial portion of the consideration to be received by security holders of the Entities is in the form of an equity interest in a larger and more diversified physician organization that is expected to benefit strategically, competitively and operationally from the Mergers and Exchanges and the affiliation with APPI. The security holders equity interest in APPI provides them with the potential to realize greater long-term returns on and liquidity of the financial investment they currently have in their respective Founding Affiliated Practices. Finally, it is anticipated that the other benefits described above could enhance the revenues of the Founding Affiliated Practices and increase physician compensation.

        The respective Board of Directors of the Entities also identified a number of potential adverse effects of the Mergers and Exchanges on the security holders of each Entity including (i) decreased autonomy in the management of their respective Founding Affiliated Practices, (ii) payment of a service fee to APPI out of practice revenues, (iii) dependence on the operating results of the other Affiliated Practices and the continued affiliation of such Practices with APPI, (iv) the lack of prior operating experience of APPI with the Founding Affiliated Practices, (v) risks associated with APPI's acquisition and expansion strategy and (vi) general risks associated with owning an equity interest in APPI. These and other risk factors may interfere with or undermine the realization of the potential benefits described above. See "Risk Factors."

        In reaching their decisions to approve the respective Merger Proposals, the Boards of each of the Entities were influenced by all of the potential benefits described above. The importance of each benefit varied to some extent for each Board; however, each Board was positively influenced by each of the benefits to some degree.

        The Advanced Board has approved the Advanced Merger Proposal and determined that the Advanced Merger is fair and in the best interests of the security holders of Advanced. In reaching its decision to approve the Advanced Merger proposal, the Advanced Board was most strongly influenced by (i) the benefits relating to the management resources and expertise offered by APPI, particularly for strategic planning and implementation, (ii) those benefits relating to access to capital, particularly for investments in facilities and equipment and information systems to optimize resource and utilization management, (iii) those benefits relating to prospects of increased current physician compensation and equity value through potential appreciation in APPI's Common Stock, and (iv) the relatively greater autonomy Advanced would retain in decisions related to physician income distribution and professional staffing issues as compared to other physician practice management models. The Advanced Board felt the most significant potential adverse effects of the Advanced Merger Proposal were (i) the potential lack of attention and responsiveness from APPI's management as APPI implements its growth strategy and (ii) potential limitations on the amount of capital that might be available for investments that would benefit Advanced due to the multitude of investment opportunities within all of the Founding Affiliated Practices, but concluded that such factors were outweighed by the potential benefits. THE ADVANCED BOARD RECOMMENDS APPROVAL OF THE ADVANCED MERGER PROPOSAL BY ITS SECURITY HOLDERS.

        The IDE Board has approved the IDE Merger Proposal and determined that the IDE Merger is fair to, and in the best interests of, the security holders of IDE. In its decision to approve the IDE Merger Proposal, the IDE Board was most strongly influenced by (i) the benefits relating to management resources and expertise, particularly for long-term strategic planning, (ii) those benefits relating to access to capital, particularly to build management infrastructure and implement information systems to improve utilization management in a managed care environment, (iii) those benefits relating to prospects for increased equity value through potential appreciation in APPI's Common Stock, and (iv) continued autonomy in decisions on matters such as professional staffing and physician income distribution. The Ide Board felt that the most significant potential adverse effect of the IDE Merger Proposal was (i) the risks associated with owning an equity interest in APPI, including the restrictions on resale of the APPI shares issued pursuant to the IDE Merger imposed on the security holders of IDE pursuant to lock-up agreements executed by them in connection with the IDE Merger Transaction, and (ii) the concern that APPI would not be able to fulfill its operational support obligations under the Service Agreement, but concluded that such factors were outweighed by the potential benefits. THE IDE BOARD RECOMMENDS APPROVAL OF THE IDE MERGER PROPOSAL BY ITS SECURITY HOLDERS.

        The members of the Boards of South Texas and San Antonio comprise a majority of the M&S Board. The M&S, South Texas and San Antonio Boards have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decisions to approve their respective Merger Proposals, the M&S Board, South Texas Board and San Antonio Board were most strongly influenced by (i) the benefits relating to APPI's management resources and expertise, particularly for strategic planning, marketing,managed care contracting and reimbursement matters, (ii) those benefits relating to access to capital, particularly to upgrade existing equipment and purchase equipment for new modalities, (iii) those benefits relating to APPI's in-market expansion strategy, and (iv) the relatively greater autonomy the Entities would retain in the area of physician income distribution as compared to other physician practice management models. The M&S, South Texas and San Antonio Boards felt that the most significant potential adverse effects of their respective Merger Proposals were (i) the concern regarding the view of its joint venture partner and its affiliated hospitals to their respective affiliations with APPI, and
(ii) the concern regarding APPI's ability to fulfill its operational support obligations under the Service Agreement, but concluded that such factors were outweighed by the potential benefits. THE M&S, SOUTH TEXAS AND SAN ANTONIO BOARDS EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The Pacific Board and TMI Board are comprised of the same individuals. The Pacific Board and TMI Board have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decision to approve their respective Merger Proposals, the Pacific Board and TMI Board were most strongly influenced by the benefits relating to (i) APPI's management resources and expertise, particularly in the area of practice marketing, managed care contracting and reimbursement matters, (ii) access to capital and expanded patient service, particularly with respect to investments in teleradiology and information systems to improve utilization management, (iii) building management infrastructure, (iv) the prospects of increasing revenue and current physician compensation, and (v) retained autonomy, particularly with respect to decisions on professional staffing and physician income distribution. The Pacific Board and the TMI Board felt that the most significant potential adverse effects of their respective Merger Proposals were (i) potential limitations on the amount of capital for their respective expansion and replacement projects in light of the potential capital needs of the other Founding Affiliated Practices, and (ii) the possibility that the future value of their practices might be greater than the value being realized in the respective Merger Proposals, but concluded that such factors were outweighed by the potential benefits. THE PACIFIC BOARD AND TMI BOARD EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The RNM Board has approved the RNM Merger Proposal and determined that the RNM Merger is fair to, and in the best interests of, the security holders of RNM. In its decision to approve the RNM Merger Proposal, the RNM Board was strongly influenced by (i) the potential benefits relating to APPI's management resources and expertise, particularly for long-term strategic planning, (ii) those benefits relating to access to capital, particularly for investments in teleradiology and outpatient imaging facilities, (iii) those benefits relating to improved patient service and referral source satisfaction through greater geographic coverage and the implementation of teleradiology, (iv) those benefits relating to prospects of maintaining current levels of physician compensation, and (v) the autonomy RNM would retain in decisions on matters such as professional staffing and physician income distribution as compared to other physician practice management companies. The RNM Board felt that the significant potential adverse effects of the RNM Merger Proposal were (i) the potential adverse reaction from the health care communities in which they practice, and
(ii) the risks associated with equity ownership in APPI and the resale restrictions imposed on the APPI shares issued to the RNM security holders pursuant to lock-up agreements executed by them in connection with the RNM Merger Transaction, but concluded that such factors were outweighed by the potential benefits. THE RNM BOARD RECOMMENDS APPROVAL OF THE RNM MERGER
PROPOSAL BY ITS SECURITY HOLDERS.

        The members of the Boards of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are comprised of the same individuals. The AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Boards have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decision to approve their respective Merger Proposals, the Boards of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC were most strongly influenced by (i) the benefits relating to access to capital, particularly to establish outpatient imaging facilities and invest in information systems to improve utilization management and facilitate managed care contracting, (ii) those benefits relating to APPI's management resources and expertise, particularly for strategic planning and practice marketing, (iii) the potential for equity value appreciation in the APPI shares being issued in the respective Merger Transactions, and (iv) the retention of autonomy in decisions on professional staffing and physician income distribution. The Boards felt that (i) the risks associated with equity ownership in APPI and the resale restrictions imposed on the APPI shares issued pursuant to the Mergers, (ii) the potential for loss of control over business decisions for which the practices were historically responsible and (iii) the potential for decreased compensation were the most significant potential adverse effects of their respective Merger Proposals. However, the Boards concluded that such potential adverse effects were outweighed by the potential benefits. THE AIOC, CIA, MRIA, NYACK, PELHAM, RRG AND WIC BOARDS EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The Valley Board has approved the Valley Merger Proposal and determined that the Valley Merger is fair to, and in the best interests of, the security holders of Valley. In its decision to approve the Valley Merger Proposal, the Valley Board was most strongly influenced by (i) the benefits relating to APPI's management resources and expertise, particularly for marketing, managed care contracting, reimbursement management and the implementation of information systems, (ii) those benefits relating to access to capital, particularly for investments in information systems and teleradiology, (iii) those benefits relating to prospects for increased current physician compensation and the opportunity for partial liquidity of their security holders' equity interests in their practices, and (iv) retention of autonomy in decisions on matters such as professional staffing and physician income distribution. The Valley Board felt that (i) the potential for loss of control over business decisions for which it was historically responsible, (ii) the future value of their practice might be greater than the current value being realized in the Valley Merger Proposal, and
(iii) the concern regarding APPI's ability to fulfill its operational support obligations under the Service Agreement were the most significant potential adverse effects of the Valley Merger Proposal. However, the Valley Board concluded that such factors were outweighed by the potential benefits. THE VALLEY BOARD RECOMMENDS APPROVAL OF THE VALLEY MERGER PROPOSAL BY ITS SECURITY HOLDERS.

CONDITIONS TO THE MERGERS AND EXCHANGES

        Except as may be waived in writing, consummation of the Mergers and Exchanges is subject to the satisfaction of certain conditions under applicable laws and rules, which include, without limitation, the following: no action, proceeding or order by any court, governmental body or agency shall have been threatened or entered to restrain or prohibit consummation of the Mergers and Exchanges; the Registration Statement and the Form S-1 shall have become effective; APPI shall have received all necessary state securities and "Blue Sky" permits; the APPI Common Stock shall have been approved for listing on the Nasdaq National Market; the Initial Public Offering shall have closed; and each Merger or Exchange Proposal shall have been approved by the requisite number of security holders of each respective Entity.

        In addition, the obligation of each Merger Entity to consummate each respective Merger is subject to certain additional conditions unless waived by the applicable Merger Entity, which include, without limitation that each Merger Entity shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis that the terms of the Service Agreement are fair and commercially reasonable.

        In addition, the obligation of APPI to consummate each Merger and Exchange is subject to certain conditions unless waived by APPI, which include, without limitation, the following: (i) each of the Mergers and Exchanges shall have closed; (ii) each respective Merger Entity shall have satisfied each of its obligations to its security holders regarding dissenters' or related rights and the sum of the amount due to the security holders who have dissented to such Merger plus the cash portion of the consideration paid in the applicable Merger shall not exceed 25% of the total consideration paid in the applicable Merger;
(iii) each security holder who is a party to each respective Merger Agreement shall have executed and delivered to APPI a Stockholder Representation Letter and certain of such security holders shall have executed and delivered to APPI the Indemnification Agreement; and (iv) all of the assets and properties of each respective Merger Entity and its related entities to be transferred to each respective NewCo pursuant to each respective Reorganization shall have been transferred, assigned and conveyed to such NewCo.

        If any material condition to consummation of the Mergers or Exchanges is waived, the Registration Statement will be amended and the security holders of each of the Entities will be resolicited.

        For a more detailed discussion of the foregoing, see "Conditions of the Merger Agreements and Exchange Agreements."

CLOSING OF THE MERGERS AND EXCHANGES AND EFFECTIVE TIME OF THE MERGERS


        The Mergers will become effective upon the closing of the Initial Public Offering and upon the completion of the filing of a properly executed Certificate of Merger with the appropriate Secretaries of State as required by the applicable Merger Agreement reflecting such Merger, which filings will be made after satisfaction of certain conditions set forth in the Merger Agreements. See "The Mergers, Exchanges and Related Transactions." In addition, the Exchanges will become effective upon the closing of the Initial Public Offering.


TERMINATION


        Each Merger Agreement and Exchange Agreement may be terminated under certain circumstances, including, without limitation, (i) by mutual written consent of APPI and the applicable Merger Entity or Exchange Entity and partners thereof, (ii) by either APPI or the respective Merger or Exchange Entity if the other party is in breach of any representation, warranty or covenant contained in the applicable Merger Agreement or Exchange Agreement, (iii) if, as a result of the conduct of due diligence and regulatory compliance procedures, APPI deems termination to be advisable or (iv) if the Merger or Exchange, as the case may be, is not consummated on or before November 30, 1997.


EXPENSES; FEES

        All fees and expenses incurred in connection with the Merger Agreements and the transactions contemplated thereby and the Exchange Agreements and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the respective Merger or Exchange is consummated.

EXCHANGE/ISSUANCE OF STOCK CERTIFICATES IN THE MERGERS AND EXCHANGES

        At or after the Effective Time of each Merger and on the Closing Date of each Exchange, APPI will make available, and each holder of the Old Shares (other than those security holders who take required actions to properly assert their dissenters' rights under the applicable state law) or Old Partnership Interests will be entitled to receive, upon surrender to APPI of one or more stock certificates evidencing such Old Shares for cancellation or upon delivery to APPI of a bill of sale evidencing the transfer of Old Partnership Interests, certificates evidencing the number of shares of APPI Common Stock into which such Old Shares are converted in the applicable Merger or for which such Old Partnership Interests are exchanged in each Exchange. No fractional shares of APPI Common Stock will be issued. Any security holder otherwise entitled to receive a fractional share of APPI Common Stock upon consummation of a Merger or Exchange will receive cash, without interest, in lieu thereof in an amount equal to such holder's proportionate interest in a share of APPI Common Stock multiplied by the Initial Public Offering Price of APPI Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         Michael L. Sherman, M.D., a director nominee of APPI and a physician owner of Advanced, entered into a consulting agreement with APPI in August 1996 pursuant to which Dr. Sherman received an option grant for 20,000 shares of APPI Common Stock under the Automatic Option Grant Program. The Company and Dr. Sherman have also entered into a consulting agreement which will go into effect immediately following the Initial Public Offering for which Dr. Sherman will receive annual compensation of $100,000. In addition, as part of the Advanced Merger Transaction, the Company will issue 65,014 shares of APPI Common Stock and $303,395 in cash to Dr. Sherman in exchange for his ownership interest in Advanced, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above. The Company has also agreed to nominate Dr. Sherman for election to the Board of Directors at the next two annual meetings of stockholders.

         Less T. Chafen, M.D., Chairman of the Board of Pacific, has been nominated and approved to serve as a director of APPI effective upon consummation of the Initial Public Offering. At such time, Dr. Chafen will receive an option grant for 30,000 shares of APPI Common Stock under the Company's 1996 Stock Option Plan Automatic Option Grant Program. In addition, as part of the Pacific and TMI Merger Transactions, the Company will issue an aggregate of 31,994 shares of Common Stock and $149,307 in cash to Dr. Chafen in exchange for his ownership interest in Pacific and TMI, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

         Derace L. Schaffer, M.D., a director of APPI since its inception and President of Ide, purchased 1,000,000 shares of APPI Common Stock in the Company for $125,000. Dr. Schaffer also owns $107,500 in principal amount of the Convertible Notes. In addition, on July 25, 1997, Dr. Schaffer and Mr. Pappajohn, a director of the Company, personally guaranteed a $1,000,000 line of credit for the benefit of the Company. As a director of the Company, Dr. Schaffer will be eligible to participate in the Automatic Option Grant Program upon consummation of the Initial Public Offering. In addition, as part of the Ide Merger Transaction, APPI will issue 94,256 shares of Common Stock and $439,860.00 in cash to Dr. Schaffer in exchange for his ownership interest in Ide, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

        Due to the benefits to be received by Drs. Sherman, Chafen and Schaffer in connection with the Mergers, as described herein, the interests of these individuals may be different from the interests of security holders of the Entities generally. Security holders should consider such persons' interests in the applicable Merger in connection with any such person's recommendation of such Merger. See "The Mergers, Exchanges and Related Transactions--Interests of Certain Persons in the Mergers and Exchanges."

        In addition, the following table provides certain information concerning certain of the security holders of the Founding Affiliated Practices, including cash distributions to be paid in connection with the Mergers and Exchanges. Each of the below listed security holders of the Founding Affiliated Practices is or will be a Director of the Company and is deemed to be a promoter of this offering.



                                                                           Consideration to
                                                                              Be Received
                                                                      ----------------------------
                                                   Assets to Be       Number of           Cash
Security Holder                                   Contributed(1)       Shares         Distribution
---------------                                   --------------       ------         ------------
Michael L. Sherman, M.D.                           $  612,139           65,014         $  325,068
Derace L. Schaffer, M.D.                              326,461           94,256            471,279
Less T. Chafen, M.D.                                  188,642           31,994            159,972
                                                   ----------          -------          ---------

        Total                                      $1,127,242          191,264         $  956,319
                                                   ==========          =======         ==========



------------------

(1) Assets to Be Contributed reflects the historical book value of the assets of each Founding Affiliated Practice, including their patient receivable balance. The non-monetary assets are reflected at historical cost in accordance with SAB 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the Founding Affiliated Practices.


DISSENTERS' RIGHTS REGARDING THE MERGERS


   Under California State Law.
   ---------------------------

         Holders of record of Pacific Common Stock, TMI Common Stock and Valley Common Stock who do not vote in favor of the applicable Merger Proposal and who comply with the applicable procedures under Sections 1300 through 1304 of the CCC will be entitled to receive the fair market value of shares held by such Dissenting Security Holders. The CCC defines the term "fair market value" as the value of the shares as of the day before the first announcement of the terms of the applicable Merger Proposal, excluding any appreciation or depreciation resulting from the proposed transaction. Dissenting security holders have certain rights of appraisal under California law. A Dissenting Security Holder must properly follow the steps specified by California law and take required actions to assert such Dissenting Security Holder's dissenters' rights. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the CCC. See "Conditions of the Merger Agreements and Exchange Agreements -- Dissenters' Rights Regarding the Mergers."

   Under Kansas State Law.
   -----------------------

         Holders of record of RNM Common Stock who do not vote in favor of the RNM Merger Proposal and who comply with the applicable procedures under Section 17-6712 of the KGCC will be entitled to receive the value of the shares held by such Dissenting Security Holders as of the Effective Time of the RNM Merger, exclusive of any element of value arising from the expectation or accomplishment of the RNM Merger. Dissenting Security Holders have certain rights of appraisal under Kansas law. A Dissenting Security Holder must properly follow the steps specified by Kansas law and take required actions to assert such Dissenting Security Holder's dissenters' rights. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the KGCC. See "Conditions of the Merger Agreements and Exchange Agreements -- Dissenters' Rights Regarding the Merger."

   Under Maryland State Law.
   -------------------------

         Holders of record of Advanced Common Stock who do not vote in favor of the Advanced Merger Proposal and who comply with the applicable procedures under
Section 3-202 of the MGCL will be entitled to receive the fair value of shares held by such Dissenting Security Holders. The MGCL defines the term "fair value" as the value of the shares as of the close of business of the date upon which the Advanced Merger Proposal is approved, excluding any appreciation or depreciation in anticipation of the proposed merger. Dissenting Security Holders have certain rights of appraisal under Maryland law. A dissenting security holder must properly follow the steps specified by Maryland law and take required actions to assert such Dissenting Security Holder's dissenters' rights. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the MGCL. See "Conditions of the Merger Agreements and Exchange Agreements -- Dissenter's Rights Regarding the Merger."

   Under New York State Law.
   -------------------------

         Holders of record of Ide Common Stock, AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock who do not vote in favor of the applicable Merger Proposal and who comply with the applicable procedures under Section 623 of the NYBCL will be entitled to receive the value, as agreed upon by the applicable Entity and such Dissenting Security Holders or as judicially determined, of the shares held by such Dissenting Security Holders. Dissenting Security Holders have certain rights of appraisal under New York law. A Dissenting Security Holder must properly follow the steps specified by New York law and take required actions to assert such Dissenting Security Holder's dissenters' rights. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the NYBCL. See "Conditions of the Merger Agreements and Exchange Agreements -- Dissenters' Rights Regarding the Merger."

   Under Texas State Law.
   ----------------------

         Holders of record of M&S Common Stock, South Texas Common Stock and San Antonio Common Stock who do not vote in favor of the applicable Merger Proposal and who comply with the applicable procedures under Articles 5.11 and 5.12 of the TBCA will be entitled to receive the fair value of shares held by such Dissenting Security Holders. The value of Dissenting Security Holders' shares will be calculated as of the day that the action authorizing the applicable Entity's Merger Proposal was approved by the requisite holders of shares needed to effect such Merger, excluding any appreciation or depreciation in anticipation of such Merger. Dissenting Security Holders have certain rights of appraisal under Texas law. A Dissenting Security Holder must properly follow the steps specified by Texas law and take required actions to assert such Dissenting Security Holder's dissenters' rights. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the TBCA. See "Conditions of the Merger Agreements and Exchange Agreements -- Dissenter's Rights Regarding the Merger."


GOVERNMENT AND REGULATORY APPROVALS


        Except as otherwise set forth herein, APPI and the Entities are aware of no governmental or regulatory approvals required for consummation of the Mergers and Exchanges, other than compliance with the federal securities laws and applicable laws of the various states. See "Conditions of the Merger Agreements and Exchange Agreements -- Government and Regulatory Approvals."

CERTAIN INCOME TAX CONSIDERATIONS


        Each Merger and Exchange is intended to qualify as a reorganization under either Section 351 or Section 368(a) of the Internal Revenue Code. In that case, no gain or loss generally should be recognized (except to the extent that a security holder receives, or is deemed to receive, cash or property other than APPI Common Stock) by the holders of shares of Advanced Common Stock, Ide Common Stock, M&S Common Stock, South Texas Common Stock, San Antonio Common Stock, Pacific Common Stock, TMI Common Stock, RNM Common Stock, AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock, WIC Common Stock or Valley Common Stock or the holders of partnership interests in Lexington, Madison, South Texas No. 1 or San Antonio No. 2 on the exchange of such shares or partnership interests, as the case may be, for APPI Common Stock. Haynes and Boone, special counsel to APPI, will render an opinion that, upon the respective Merger or Exchange will constitute a tax-free reorganization under either Section 351 or Section 368(a) of the Internal Revenue Code. However, all security holders and partners of the Entities are urged to consult their own tax advisors. See "Conditions of the Merger Agreements and Exchange Agreements -- Certain Income Tax Considerations."


ACCOUNTING TREATMENT


        SAB 48 states that when a company acquires assets from promoters and security holders in exchange for stock just prior to or at the time of an initial public offering, such assets should be recorded at the historical cost to any such promoter or security holder. Each of the security holders is involved as a promoter of the Mergers or the Exchanges, as the case may be, and the related Initial Public Offering. Accordingly, the assets and liabilities to be acquired by APPI or a subsidiary thereof in the Merger Transactions and the Exchange Transactions will be recorded on the balance sheet of APPI in the same amounts as reflected in the balance sheets of the Entities at the Effective Time of the applicable Merger or Closing Date of the applicable Exchange. See "Conditions of the Merger Agreements and Exchange Agreements -- Interests of Certain Persons in the Mergers and Exchanges" and "-- Accounting Treatment."

                        SUMMARY HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)


        The following summary historical information for APPI and each of the Founding Affiliated Practices (Advanced Radiology; The Ide Group, M&S X-Ray Practices, Pacific Imaging Consultants, Radiology and Nuclear Medicine, Rockland Radiological Group and Valley Radiology Group) has been derived from the unaudited financial statements. In the opinion of management, such information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. APPI was incorporated in April 1996 and has conducted no significant operations and generated no revenue to date other than in connection with the Initial Public Offering and the pending Mergers and Exchanges. Results for the six months ended June 30, 1997 are not necessarily indicative of those to be expected for a full fiscal year. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for APPI and each of the Entities and the audited financial statements of APPI and each of the Founding Affiliated Practices and notes thereto included elsewhere in this Prospectus.

                                                                      FROM
                                                                    INCEPTION
                                                                   (APRIL 30,
                                                                      1996)         SIX MONTHS
                                                                     THROUGH           ENDED
                                                                    DEC. 31,         JUNE 30,
                                                                      1996             1997
                                                                      ----             ----
                                                                                    (UNAUDITED)
AMERICAN PHYSICIAN PARTNERS, INC.

SUMMARY OF OPERATIONS DATA:
Total revenue                                                         $    --         $    --
Total expenses                                                          1,650           1,699
                                                                      -------         -------
Net loss                                                              $(1,650)        $(1,699)
                                                                      =======         =======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                    $2,486
Total debt                                                                       3,500
Stockholders' deficit                                                           (3,099)

                                                                                  SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                JUNE 30,
                                           -----------------------------        -------------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                                                                    (UNAUDITED)
ADVANCED RADIOLOGY, LLC AND
  SUBSIDIARY STATEMENT OF
  OPERATIONS DATA:
Total revenue                              $22,451      $38,833     $52,882      $23,765     $31,560
Total expenses                              22,717       23,884      30,592       14,786      19,396
Equity in earnings of
  investments                                  762          635       1,207          680         642
Minority interests in income
  of consolidated subsidiaries                  --           --         (18)           9          26
                                           -------      -------     -------      -------     -------
Income before income taxes                 $   496      $15,584     $23,479      $ 9,668     $12,780
                                           =======      =======     =======      =======     =======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                    $33,762
Total debt                                                                       11,622
Stockholders' equity                                                             16,317

                                                                                    YEAR ENDED
                                                 YEAR ENDED JUNE 30,                 JUNE 30,
                                           -----------------------------         ----------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
THE IDE GROUP

STATEMENT OF OPERATIONS DATA:
Total revenue                              $24,304      $25,534     $26,020      $19,742     $19,851
Total expense                               21,801       23,514      24,115       17,371      18,565
Equity in earnings of
  investments                                   --           --          --           --          --
Minority interests in income
  of consolidated subsidiaries                  --           --          --           --          --
                                           -------      -------     -------      -------     -------
Income before income taxes                 $ 2,503      $ 2,020     $ 1,905      $ 2,371     $ 1,285
                                           =======      =======     =======      =======     =======

                                                                                 AS OF
                                                                             JUNE 30, 1997
                                                                            --------------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                     $7,232
Total debt                                                                        1,858
Stockholders' equity                                                              1,666

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                        (UNAUDITED)                                 (UNAUDITED)
M&S X-RAY PRACTICES

STATEMENT OF OPERATIONS DATA:
Total revenue                              $17,341      $15,068      $15,198     $7,712      $7,220
Total expenses                              15,045       13,834       13,178      6,409       5,729
Equity in earnings of
  investments                                   98          213          605        273         427
Minority interests in income
  of consolidated subsidiaries                (220)        (216)        (249)      (122)       (160)
                                           -------      -------      -------     ------      ------
Income before income taxes                 $ 2,174      $ 1,231      $ 2,376     $1,454      $1,758
                                           =======      =======      =======     ======      ======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                   $7,628
Total debt                                                                        459
Stockholders' equity                                                            4,825

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                        (UNAUDITED)                                 (UNAUDITED)
PACIFIC IMAGING CONSULTANTS

STATEMENT OF OPERATIONS DATA:
Total revenue                               $8,806      $11,448      $13,295     $5,634      $7,052
Total expenses                               9,347       11,552       13,240      5,669       7,092
Equity in earnings of
  investments                                   --           --           --         --          --
Minority interests in income
  of consolidated subsidiaries                  --           --           --         --          --
                                            ------      -------      -------     ------      ------
Income (loss) before income
  taxes                                     $ (541)     $  (104)     $    55     $  (35)     $  (40)
                                            ======      =======      =======     ======      ======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                   $6,332
Total debt                                                                      3,645
Stockholders' equity                                                              255

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                        (UNAUDITED)                           (UNAUDITED)
RADIOLOGY AND NUCLEAR MEDICINE

STATEMENT OF OPERATIONS DATA:
Total revenue                              $13,379      $13,849      $13,572     $6,620      $6,961
Total expenses                              13,434       14,225       13,670      5,471       5,672
Equity in earnings of
  investments                                  273          311          292        190         192
Minority interests in income
  of consolidated subsidiaries                  --           --           --         --          --
                                           -------      -------       ------     ------      ------
Income before income taxes                 $   218      $   (65)      $  194     $1,334      $1,481
                                           =======      =======       ======     ======      ======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                   $5,202
Total debt                                                                      1,119
Stockholders' equity                                                            2,449

                                                                                 NINE MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,                JUNE 30,
                                           -----------------------------         ----------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                                                                    (UNAUDITED)
ROCKLAND RADIOLOGICAL GROUP

STATEMENT OF OPERATIONS DATA:
Total revenue                              $15,080      $17,824      $17,333    $11,764     $ 1,366
Total expenses                              14,635       18,870       17,070     12,118      13,775
Equity in earnings of
  investments                                   --           --           --         --          --
Minority interests in income
  of consolidated subsidiaries                  --           --           --         --          --
                                           -------      -------      -------     ------      ------
Income before income taxes                 $   445      $(1,046)     $   263     $  354      $ (108)
                                           =======      =======      =======     ======      ======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets                                                                  $12,237
Total debt                                                                      9,162
Stockholders' equity                                                           (1,827)

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
                                           ----         ----        ----         ----        ----
                                        (UNAUDITED)                                 (UNAUDITED)
VALLEY RADIOLOGY GROUP

STATEMENT OF OPERATIONS DATA:
Total revenue                              $13,557      $10,507      $11,174     $5,570      $5,454
Total expenses                              13,169       10,050       10,349      4,952       5,293
Equity (loss) in earnings of
  investments                                   84           14          (19)        --          --
Minority interests in income
  of consolidated subsidiaries                  --           --           --         --          --
                                           -------      -------      -------     ------      ------
Income before income taxes                 $   472      $   471      $   806     $  618      $  661
                                           =======      =======      =======     ======      ======

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                           --------------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                   $4,155
Total debt                                                                      1,406
Stockholders' equity                                                            1,987

                        EQUIVALENT PER COMMON SHARE DATA

        The following tables set forth certain historical per common share data for APPI and pro forma equivalent data per share for each of the Founding Affiliated Practices (Advanced Radiology, The Ide Group, M&S X-Ray Practices, Pacific Imaging Consultants, Radiology and Nuclear Medicine, Rockland Radiological Group and Valley Radiology Group). The pro forma equivalent data per share is based on the historical amounts per share divided by the shares to be issued to the respective Founding Affiliated Practice. The data should be read in conjunction with the financial statements and notes thereto of the respective entities set forth elsewhere in this Joint Prospectus/Joint Proxy Statement, and such data is qualified in its entirety by reference thereto.


                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                JUNE 30,
                                           ------------------------------       ------------------
                                           1994         1995       1996 (1)      1996        1997
AMERICAN PHYSICIAN PARTNERS, INC.

Income (loss) before taxes per share:
  Historical                                --           --          -- (2)        --       (0.24)
  Pro forma equivalent (unaudited)          --           --       (0.11)           --       (0.12)



Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                        -- (2)
Pro forma equivalent (unaudited)                                               (0.16)

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                JUNE 30,
                                            ----------------------------        ------------------
                                            1994         1995       1996         1996        1997
                                                                                    (UNAUDITED)
ADVANCED RADIOLOGY(2)

Income (loss) before taxes per share:
  Historical                                  --           --         --           --          --
  Pro forma equivalent (unaudited)          0.14         4.37       6.59         2.71        3.59


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                        --
Pro forma equivalent (unaudited)                                                4.58


                                                YEAR ENDED JUNE 30,
                                           -----------------------------
                                           1995         1996        1997

THE IDE GROUP(3)

Income (loss) before taxes per share:
  Historical                                 --           --           --
  Pro forma equivalent (unaudited)         1.00         0.94         0.21


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                         --
Pro forma equivalent (unaudited)                                                 1.38

                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               JUNE 30,
                                              -----------------------------        ------------------
                                              1994         1995        1996         1996        1997
                                                                                        (UNAUDITED)
M&S X-RAY PRACTICES(3)

Income (loss) before taxes per share:
  Historical                                    --           --          --           --          --
  Pro forma equivalent (unaudited)            1.39         0.79        1.52         0.93        1.12


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE  30, 1997
                                                                            --------------
                                                                              (UNAUDITED)
Historical                                                                        --
Pro forma equivalent (unaudited)                                                3.09

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
PACIFIC IMAGING CONSULTANTS(3)
Income (loss) before taxes
  per share:
  Historical                                 --           --          --           --          --
  Pro forma equivalent (unaudited)        (0.77)       (0.15)       0.08        (0.05)      (0.06)


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                         --
Pro forma equivalent (unaudited)                                                 0.36

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
RADIOLOGY AND NUCLEAR MEDICINE(3)

Income (loss) before taxes per share:
  Historical                                 --           --          --           --          --
  Pro forma equivalent (unaudited)         0.23        (0.07)       0.20         1.40        1.55


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                         --
Pro forma equivalent (unaudited)                                                 2.56

                                                                                 NINE MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,               JUNE 30,
                                           -----------------------------         -----------------
                                           1994         1995        1996         1996        1997
ROCKLAND RADIOLOGICAL GROUP(3)

Income (loss) before taxes per share:
  Historical                                 --           --          --           --          --
  Pro forma equivalent (unaudited)         0.31        (0.72)       0.18        (0.24)      (0.07)


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                         --
Pro forma equivalent (unaudited)                                                 1.26

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           -----------------------------        ------------------
                                           1994         1995        1996         1996        1997
VALLEY RADIOLOGY GROUP(3)

Income (loss) before taxes per share:
  Historical                                 --           --          --           --          --
  Pro forma equivalent (unaudited)         0.80         0.80        1.36         1.04        1.12


Book value per share at period end:

                                                                                AS OF
                                                                            JUNE 30, 1997
                                                                            -------------
                                                                             (UNAUDITED)
Historical                                                                         --
Pro forma equivalent (unaudited)                                                 3.36

(1) The 1996 Net Loss per share for American Physician Partners, Inc. is for the period from inception (April 1, 1996) to December 31, 1996.

(2) Historical net loss per share data has not been presented as the historical information does not reflect the distribution to the Founding Affiliated Practices.

(3) The legal structure of the Founding Affiliated Practices includes partnerships, corporations and limited liability companies and, accordingly, the financial statements of each such Founding Affiliated Practice is presented on a combined basis. Therefore, historical data is not available so as to compute net income/loss and book value per share for each Entity.

                                  RISK FACTORS

        An investment in the APPI Common Stock being offered pursuant to the Merger Agreements and Exchange Agreements involves a high degree of risk. In addition to the other information contained and incorporated by reference in this Prospectus/Joint Proxy Statement, prospective investors should consider carefully the factors listed below before approving and consenting to the applicable Merger Agreement, Merger and the transactions contemplated thereby or the applicable Exchange Agreement, Exchange and the transactions contemplated thereby, as the case may be, or purchasing the APPI Common Stock offered thereby.

ABSENCE OF COMBINED OPERATING HISTORY; NO PRIOR OPERATING EXPERIENCE


         APPI was incorporated in April 1996, has generated no revenue to date and has conducted no significant operations other than in connection with the Initial Public Offering and the pending Mergers and Exchanges. The Company will derive a substantial portion of its revenue from service fees it receives from the Affiliated Practices for managing certain non-medical aspects of their operations. The service fees paid to the Company generally will be based on the revenue of the Affiliated Practices. The Company's success will depend in large part on its ability to apply its management experience and implement practices, systems and marketing plans to enhance the revenue and profitability of the Affiliated Practices. To date, the Founding Affiliated Practices have been operated as independent entities without common management. Moreover, the Company has no preexisting relationship with any of the Founding Affiliated Practices and has not managed any physician groups in the past. Due to this lack of prior operating experience, there can be no assurance that the Company will be able to integrate successfully the assets and personnel of the Founding Affiliated Practices or to successfully implement its operating strategies with, and profitably provide management and administrative services to, the Founding Affiliated Practices or any other Affiliated Practices. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future.


DEPENDENCE ON AFFILIATED RADIOLOGISTS; RISK OF TERMINATION OF SERVICE AGREEMENTS


        The Company's operations are entirely dependent on its continued affiliation through Service Agreements with the Founding Affiliated Practices and any other practices with which it may affiliate in the future. There can be no assurance that the Founding Affiliated Practices or any other Affiliated Practices will operate profitably or that the Service Agreements will not be terminated. Two of the Founding Affiliated Practices (Advanced Radiology, LLC and The Ide Group, P.C.) are expected to contribute in the aggregate approximately 50% of the service fees to be paid to the Company by the Founding Affiliated Practices, based on their historical net patient revenue and expenses. The Service Agreements with the Founding Affiliated Practices will have terms of 40 years, but may be terminated by either party if (i) the other party (a) files a petition in bankruptcy or other similar events occur or (b) defaults in the performance of a material duty or obligation, which default continues for a specified period after notice or (ii) an opinion is rendered by a law firm of nationally-recognized expertise in health care law that a material term of the Service Agreement is in violation of applicable law (or a court or regulatory agency finds as such) and such violation cannot be cured. The Company generates its revenue through the service fees it receives pursuant to the Service Agreements. The termination of any of the Founding Affiliated Practices' Service Agreements could have a material adverse effect on the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements." The Company anticipates that, to the extent that it enters into management relationships with additional practices, the Service Agreements entered into with such Affiliated Practices will have provisions providing for the terms, termination and repurchase of assets similar to those contained in the Service Agreements with the Founding Affiliated Practices. Any termination of the Service Agreements with such Affiliated Practices could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has executed a $115 million Credit Facility with GECC and other lenders and granted a security interest in the Service Agreements to the lenders to secure the Company's payment and performance obligations under the Credit Facility. The Credit Facility is expected to become effective upon completion of the Initial Public Offering and consummation of the Mergers and Exchanges. See "APPI --
APPI Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Operation,
Management and Business Following the Mergers and Exchanges -- Service Agreements."

        Each Founding Affiliated Practice will enter into employment agreements with the key radiologists associated with each such Founding Affiliated Practice. The employment agreements generally will be for a term of five years. Although the Company, in conjunction with the Founding Affiliated Practices, will endeavor to maintain and review such contracts, in the event a significant number of such radiologists terminate their relationships with the Company, the Company's business could be adversely affected. The Company anticipates that, to the extent it enters into Service Agreements with other Affiliated Practices, similar employment agreements will be entered into between such Affiliated Practices and the key radiologists associated with their respective practices; as such, the Company will face similar risks if a significant number of such radiologists terminate their relationships with the Affiliated Practices. Further, if a significant number of radiologists or other medical service providers become unable or unwilling to continue in their roles, the Company's business could be adversely affected. Neither the Company nor the Founding Affiliated Practices maintains insurance on the lives of any affiliated physician for the benefit of the Company. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Affiliation Structure."

UNCERTAINTY REGARDING THE ENFORCEABILITY OF NONCOMPETITION PROVISIONS

        The Service Agreements require the Founding Affiliated Practices to enter into and enforce agreements with the stockholders and full-time radiologists at each Founding Affiliated Practice (subject to certain exceptions) that include covenants not to compete with the Company for a period of two years after termination of employment. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements." The Company anticipates that Service Agreements that may be entered into with Affiliated Practices in the future will also contain similar covenants requiring such Affiliated Practices to restrict the ability of the stockholders and full-time radiologists of such Affiliated Practices to compete with the Company. In most states, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to public interest. This determination is made based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible to predict with certainty whether a court will enforce such a covenant in a given situation. In addition, the Company is not aware of any judicial precedents which have addressed whether a management company's interest under a management agreement will be viewed as the type of protectable business interest that would permit it to enforce such a covenant. The inability of the Company to enforce such anti-competition covenants could have a material adverse effect on the Company's business, financial condition and results of operations.


RELIANCE ON REFERRALS


         The Company is dependent on referrals from third parties to its owned, operated or managed ICs and to other ICs or hospitals to which the Affiliated Practices provide professional services in each of the markets where the Company conducts business. A substantial portion of these referrals are made by physicians who have no contractual obligation or economic incentive to refer patients to those ICs or hospitals. The Company's owned, operated or managed ICs and the Founding Affiliated Practices compete with local radiologists and technical imaging service providers including non-profit and for profit hospitals and health systems. The Company generates revenue from fees charged for technical services provided at its owned, operated or managed ICs and from service fees that it receives from the Affiliated Practices. Neither the Company nor any Founding Affiliated Practice is dependent on any single referral source for a material portion of its revenue. If a sufficiently large number of physicians elected at any time to discontinue referring patients to the ICs affiliated with the Company, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, there is potential for disruption of relationships in connection with the acquisition or assumption of control of a particular IC by the Company, and there can be no assurance that the Company will retain all of the business conducted by that IC at the time of acquisition or assumption of control by the Company.

        Further, in an effort to control costs, non-governmental health care payors have implemented cost containment programs which could limit the ability of physicians to refer patients to the Company's owned, operated or managed ICs. For example, persons enrolled in prepaid health care plans, such as HMOs, often are not free to choose where they obtain diagnostic imaging, interventional radiology or radiation oncology services. Rather, the health plan provides these services directly or contracts with providers and requires its enrollees to obtain such services only from such providers. Some insurance companies and self-insured employers also limit such services to contracted providers. Such "closed panel" systems are now common in the managed care environment. Other systems create an economic disincentive for referrals to providers outside of the plan's designated panel of providers. Although the Company intends to seek managed care contracts for its owned, operated or managed ICs and to assist the Affiliated Practices to obtain contracts to provide professional and technical radiology services, there can be no assurance that the Company will be able to compete successfully for managed care contracts against larger companies with greater resources.

RISKS ASSOCIATED WITH ACQUISITIONS AND EXPANSION STRATEGY

  General

        The Company's business strategy includes growth through the acquisition of radiology practice assets, MSOs, ICs and related businesses and entry into and maintenance of agreements to provide management and administrative services to radiology practices, including services designed to improve operating efficiencies. There can be no assurance that the Company will be able to acquire and retain the assets of, or provide management and administrative services to, additional radiology practices, MSOs or ICs, profitably provide such services or successfully integrate such additional relationships, or successfully improve operating efficiencies of the Affiliated Practices. In addition, there can be no assurance that the assets of radiology practices acquired in the future, or the relationships entered into in the future, will be beneficial to the successful implementation of the Company's overall strategy or that such assets and relationships will ultimately produce returns that justify their related investment or implementation by the Company. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Business Strategy." Affiliated Practices acquired in the future may have disparate cultures, operating and information systems and organizational structures. Failure of the Company to acquire additional practices and to successfully integrate and profitably manage or improve the operating efficiencies of the Founding Affiliated Practices could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company's ability to expand its operations is dependent upon factors such as its ability to (i) identify attractive and willing candidates for acquisition, (ii) adapt or amend the Company's structure to comply with present or future federal and state legal requirements affecting the Company's arrangements with physician practice groups, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest, (iii) obtain regulatory approvals and certificates of need, where necessary, and comply with licensing requirements applicable to the Company, the Affiliated Practices and the physicians associated with the Affiliated Practices, including their respective facilities, and (iv) expand the Company's infrastructure and management to accommodate expansion. There can be no assurance that the Company will be able to achieve these objectives or its planned growth, that the assets of radiology practices, MSOs or ICs will continue to be available for acquisition by the Company or that the addition of such assets or management relationships will be profitable. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention and resources, failure to retain key acquired personnel, amortization or write-off of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Potential Need for Additional Capital

       The Company intends to finance future acquisitions by using shares of the Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of the assets of their businesses, the Company may be required to utilize more of its cash resources in order to pursue its acquisition program. The Company may also incur indebtedness to fund future acquisitions. The Company has executed the Credit Facility, however, the availability of the Credit Facility is subject to a number of closing conditions, including the consummation of the Initial Public Offering and the Mergers and Exchanges as well as other customary closing and borrowing conditions. The Company's growth could be limited and its existing operations impaired unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that borrowing capacity under the Credit Facility will be available to the Company when needed, that the Company will be able to obtain such additional financing or that, if available, such financing will be on terms acceptable to the Company. See
"APPI -- APPI Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As a result, there can be no assurance that the Company will be able to implement its acquisition strategy successfully.

  Risks Relating to Antitrust Laws

        The Company intends to expand both in areas where the Founding Affiliated Practices currently operate as well as in new markets. Although the Company will continue to structure its operations in an effort to comply with applicable antitrust laws, there can be no assurance that federal or state governmental authorities would not view the Company as being dominant in a particular market and, therefore, cause the Company to divest itself of any particular Affiliated Practice or related assets. In addition, these laws could prevent acquisitions of practices that would be integrated into existing Affiliated Practices if such acquisitions substantially lessen competition or tend to create a monopoly.

GOVERNMENT REGULATION

  State and Federal Fraud and Abuse, Anti-Kickback and Anti-Referral Laws

        Various federal and state laws regulate the relationships between providers of health care services, physicians and other clinicians. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Government Regulation and Supervision." These laws include the fraud and abuse provisions of the Social Security Act, which include the federal "anti-kickback" and Stark or anti-referral laws. The "anti-kickback" laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare, Medicaid or other governmental program patients or for the recommendation, leasing, arranging, purchasing, ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of the "anti-kickback" laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in Medicare, Medicaid and other governmental programs. BBA97 contains certain reform provisions relating to Medicare, Medicaid and other governmental programs, that are intended to assist the government in its efforts to enforce the "anti-kickback" laws, including adding a civil money penalty and broadening the scope of circumstances under which mandatory or permissive exclusion from the programs may apply. Such exclusion and penalties, if applied to the Company's owned, operated or managed ICs, the Affiliated Practices or physicians affiliated with the Affiliated Practices, could result in significant loss of reimbursement to the affected individuals and entities. A determination of liability under any such laws could have a material adverse effect on the Company's business, financial condition and results of operations.

        Certain provisions contained in Stark I and Stark II, and subsequent amendments, prohibit physician referrals for certain "designated health services," including, without limitation, radiology services to entities with which a physician or an immediate family member has a financial relationship. The Stark Law also prohibits entities from presenting or causing to be presented a claim or bill to any individual, third-party payor, or other entity for designated health services furnished under a prohibited referral. A violation of the Stark Law by the Company, an Affiliated Practice or physicians affiliated with the Affiliated Practices, may result in significant civil penalties, which may include exclusion or suspension of the physician or entity from future participation in Medicare and Medicaid programs and substantial fines. A determination of violation under such law by any of these persons or entities could have a material adverse effect on the Company's business, financial condition and results of operation.

        Several states have adopted laws similar to the federal "anti-kickback" and Stark Law that cover patients in private programs as well as government programs. All of the states in which the Founding Affiliated Practices are located have adopted a form of "anti-kickback" law and almost all of those states (California, Kansas, Maryland and New York) have also adopted a form of anti-referral law. These laws and the interpretations thereof vary from state to state and are enforced by the courts and regulatory authorities, each with broad discretion. A determination of liability under any such laws could have a material adverse effect on the Company's business, financial condition and results of operations.

  Corporate Practice of Medicare; Fee-Splitting

        The laws of many states, including the states in which the Founding Affiliated Practices are located, also prohibit business corporations, such as the Company, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as fee-splitting, with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. The Company's strategy is to acquire certain assets and assume certain liabilities of, and to enter into Service Agreements with, Affiliated Practices. Pursuant to the Service Agreements, the Company will provide management, administrative, technical and other non-medical services to the Affiliated Practices in exchange for a service fee. The Company intends to structure its relationships with the Affiliated Practices (including the purchase of assets and the provision of services under the Service Agreements) to keep the Company from engaging in the practice of medicine or exercising control over the medical judgments or decisions of the Affiliated Practices or their physicians. There can be no assurance that regulatory authorities or other parties will not assert that the Company is engaged in the corporate practice of medicine in such states or that the payment of service fees to the Company by the Affiliated Practices pursuant to the Service Agreements constitutes fee-splitting or the corporate practice of medicine. If such a claim was successfully asserted, the Company could be subject to civil and criminal penalties and could be required to restructure or terminate its contractual arrangements. Such results or the inability of the Company to successfully restructure its relationships to comply with such statutes could have a material adverse effect on the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements."

  Licensing and Certification Laws

        The ownership, construction, operation, expansion and acquisition of ICs are subject to various federal and state laws, regulations and approvals concerning the licensing of facilities, personnel, certificates of need and other required certificates for certain types of health care facilities and major medical equipment. Although the laws of the five states in which the Founding Affiliated Practices are located do not subject ICs to certificate of need or separate licensing requirements as stand-alone imaging centers, the laws of other states could limit the Company's ability to acquire new imaging equipment or expand or replace its equipment at ICs in other states. No assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company, and the failure to obtain such approvals could materially and adversely affect the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Government Regulation and Supervision."

  Compliance

        Although the Company intends to structure and conduct its proposed operation so as to comply with applicable federal and state laws, neither the Company's current or anticipated business operations nor the operations of the Founding Affiliated Practices have been the subject of judicial or regulatory interpretation. There can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's operations. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into or ability to continue operations within such jurisdictions, unless the Company is able to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have a material adverse effect on the Company's business, financial condition and results of operations.

  Reform Initiatives; Increased Enforcement

        In addition to existing government health care regulations, there have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue for the foreseeable future. Certain aspects of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments, if adopted, could materially and adversely affect the Company's business, financial condition and results of operations.

        Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules, including laws and regulations that govern the Company's activities. There can be no assurance that the Company's activities will not be investigated, that claims will not be made against the Company or that increased enforcement activities will not directly or indirectly have an adverse effect on the Company's business, financial condition and results of operations or the market price of the Common Stock.

  Insurance Laws and Regulations

        Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based contracting to applicable insurance laws and regulations, which may include, among other things, laws and regulations providing for minimum capital requirements and other safety and soundness requirements. Failure to comply with these statutes and regulations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, implementation of additional regulations or compliance requirements could result in substantial costs to the Company and the Affiliated Practices. The inability to enter into capitated or other risk-sharing arrangements or the cost of complying with certain applicable laws that would permit expansion of the

Company's risk-based contracting activities could have a material adverse effect on the Company's business, financial condition and results of operations.


REIMBURSEMENT TRENDS AND COST CONTAINMENT


        The Company's revenue will be derived from service fees paid to the Company by the Affiliated Practices pursuant to the Service Agreements and through its ownership, operation and management of ICs. Substantially all of the revenue of the Affiliated Practices and such ICs is currently derived from government sponsored health care programs (principally, Medicare and Medicaid) and private third-party payors. During the six month period ended June 30, 1997, approximately 21% of the combined medical service revenues, net of the Founding Affiliated Practices was derived from government approved health care programs and approximately 79% of the combined medical service revenues, net of the Founding Affiliated Practices was derived from private third-party payors. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for its Affiliated Practices and ICs and that the results of operations of the Affiliated Practices are likely to continue to be affected by lower reimbursement levels. Further reductions in payments or other changes in reimbursement for health care services could have a material adverse effect on the Company's business, financial condition and results of operations unless the Company is otherwise able to offset such payment reductions.


        Rates paid by private third-party payors are based on established physician and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private insurance could have a material adverse effect on the Company's business, financial condition and results of operations.


        The federal government has implemented, through the Medicare program, a RBRVS payment methodology for physician services. The RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly-situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of the RBRVS has reduced payment rates for certain of the procedures historically provided by the Affiliated Practices. BBA 97 provides for reductions in the rate of growth of payments for physician services, including services historically provided by the Affiliated Practices, in the amount of $5.3 billion over a five-year period ending in 2002. In addition, BBA 97 provides for the implementation of a resource-based methodology for payment of physician practice expenses under the physician fee schedule over a four-year period beginning in fiscal year 1999. Adoption of this methodology is expected to reduce payments for services historically provided by the Affiliated Practices.

        RBRVS-type payment systems also have been adopted by certain private third-party payors and the Company believes that it is likely that other private third-party payors will adopt this payment methodology in the future. Wider-spread implementation of such programs could reduce payments by private third-party payors and could indirectly reduce the Company's operating margins to the extent that the costs of providing management, administrative, technical and non-medical services related to such procedures could not be proportionately reduced. There can be no assurance that such cost reduction efforts by governmental or private third-party payors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Government Regulation and Supervision."

        Private third-party payors and Medicare and Medicaid have increased their use of managed care as a means of cost containment. Increasingly, private third-party payors negotiate discounts from established physician and hospital charges or require capitation or other risk sharing arrangements as a condition of patient referral to physician groups such as the Affiliated Practices. BBA 97 also includes provisions designed to increase the enrollment of Medicare and Medicaid participants in managed care programs. The inability of the Company to negotiate satisfactory arrangements with managed care companies could have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS


        During the six month period ended June 30, 1997, approximately 94% of the combined medical service revenues, net of the Founding Affiliated Practices was derived from payments made on a fee-for-service basis by patients and third-party payors (including government programs) and approximately 6% of the combined medical service revenues, net of the Founding Affiliated Practices was derived from capitated arrangements. Under capitated or other risk-sharing arrangements, the health care provider typically is paid a pre-determined amount per-patient per-month from the payor in exchange for providing all necessary covered services to patients covered under the arrangement. Such contracts pass much of the financial risk of providing care, including the risk of over-utilization, from the payor to the provider. The Company believes that its success will, in part, depend on the Company's ability to negotiate, on behalf of the Affiliated Practices and the Company's owned, operated or managed ICs, contracts with HMOs, employer groups and other third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all of such Affiliated Practices or ICs. Risk-sharing arrangements result in greater predictability of revenue but greater unpredictability of expenses and, consequently, profitability. There can be no assurance that the Company will be able to negotiate, on behalf of its Affiliated Practices or the Company's owned, operated or managed ICs, satisfactory arrangements on a capitated or other risk-sharing basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, the Company would incur unanticipated costs not offset by additional revenue, which would reduce operating margins. In the worst case, the revenue derived from such contracts may be insufficient to cover the costs of the services provided. Any such reduction or elimination of earnings could have a material adverse effect on the Company's business, financial condition and results of operations.

        Furthermore, various quality assurance programs and organizations have been created to scrutinize managed care organizations and their providers. In response to such programs, managed care organizations and providers have developed their own quality assurance programs to address a variety of areas, including patient access to services, patient satisfaction, outcomes and performance measures and utilization of services. These quality assurance measures involve various costs associated with their implementation and operation and depend, in part, upon the sophistication and compatibility of existing systems and operations of the Affiliated Practices as well as the Company's ability to integrate those systems and operations. The Company's inability to develop strong quality assurance measures in conjunction with its Affiliated Practices could place the Company and its Affiliated Practices at a competitive disadvantage and have a material adverse effect on the Company's business, financial condition and results of operations.


COMPETITION


        The Company is under competitive pressure to acquire and retain the assets of, and to provide management and administrative services to, additional radiology practices, MSOs and ICs. There are a number of publicly-traded companies focused on owning or managing ICs, including U.S. Diagnostic, Inc., Medical Resources, Inc., TeamHealth (a subsidiary of MedPartners, Inc.), and Health Images (a division of HEALTHSOUTH Corporation). The Company is aware of at least two privately-held physician practice management companies focused on professional and technical radiology services. Several companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than the Company are pursuing the acquisition of general and specialty physician practices (including radiology in the



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


case of TeamHealth) and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to those of the Company. There can be no assurance that the Company will be able to compete effectively for the acquisition of, or affiliation with, radiology practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management and administrative services to, radiology practices on terms beneficial to the Company, or that competitive pressures will not otherwise adversely affect the Company. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Competition."

        The Affiliated Practices and the Company's owned, operated or managed ICs compete with numerous local radiology and imaging service providers. The Company believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for the provision of medical services to consumers. There can be no assurance that the Affiliated Practices and the Company's owned, operated or managed ICs will be able to compete effectively in the markets they serve, which inability to compete could materially and adversely affect the Company's business, financial condition and results of operations.

        Further, the Affiliated Practices will compete with other providers for managed care contracts. The Company believes that trends toward managed care have resulted, and will continue to result, in increased competition for such contracts. Other radiology practices and MSOs may have more experience than the Affiliated Practices and the Company in obtaining such contracts. There can be no assurance that the Affiliated Practices and the Company will be able to obtain future business from managed care entities which will allow the Company to compete effectively in the markets they serve, which inability to compete could materially and adversely affect the Company's business, financial condition and results of operations.


POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS


        The provision of medical services entails an inherent risk of professional malpractice and other similar claims. Although the Company intends to structure its relationships with the Affiliated Practices under the Service Agreements in a manner that will not constitute the practice of medicine, there can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against the Company in the future. Additionally, the Company owns, operates and manages ICs, which expose the Company to professional liability claims. The Company maintains insurance policies with coverages that it believes are appropriate in light of the risks attendant to its business. In addition, pursuant to the Service Agreements, the Affiliated Practices are required to maintain professional liability insurance. Nevertheless, there can be no assurance that successful malpractice or other claims will not be asserted against the Affiliated Practices or the Company that exceed the scope of coverage or applicable policy limits or which could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

        The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company and the Affiliated Practices. There can be no assurance that adequate liability insurance will be available to the Company and the Affiliated Practices in the future at acceptable costs or that the future cost of such insurance to the Company and the Affiliated Practices will not have a material adverse effect on the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Corporate Liability and Insurance."


        In connection with the Mergers and Exchanges, the Company will assume and succeed to substantially all of the obligations of each Founding Affiliated Practice. Further, in connection with the acquisition of the assets of other Affiliated Practices in the future, the Company anticipates that it will typically succeed to some or all of the liabilities of such Affiliated Practices. Therefore, claims may be asserted against the


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


Company for events that occurred prior to the acquisition of the assets of the Affiliated Practices.

        The physicians employed by the Founding Affiliated Practices are from time to time subject to malpractice claims. Such malpractice claims, if successful, could result in damages which may exceed applicable insurance coverage for such malpractice claims. While each Founding Affiliated Practice and the Company maintain insurance consistent with industry practice, there can be no assurance that the amount of insurance currently maintained by them will satisfy all claims made against them or that a Founding Affiliated Practice or the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Further, there are certain claims against the Founding Affiliated Practices which are not covered by insurance (see note 11 to the Consolidated Financial Statements of Advanced Radiology, LLC and Subsidiary). The Company cannot predict the effect that any such claims, regardless of their outcome, might have on its business or reputation.

        The Company has not been named in any of the lawsuits against a Founding Affiliated Practice; however, there can be no assurance that the Company will not subsequently be named as a defendant in one or more of these lawsuits following consummation of the Reorganizations. Each Founding Affiliated Practice has retained responsibility for, and agreed to indemnify the Company in full against, the liabilities associated with these lawsuits. In the event the Company is subsequently added as a party in any of these lawsuits, or a monetary judgment is entered against the Company and a Founding Affiliated Practice is not required or is unable to satisfy its indemnification obligations to the Company, the Company's business, financial condition and results of operations could be materially adversely affected.

        On September 1, 1997, a new law became effective in the state of Texas that permits injured patients to sue health insurance carriers, HMOs and other managed care entities for medical malpractice. There can be no assurance that this law will not increase the cost of liability insurance to the Company for services provided in Texas or any other states in which the Company does business if similar legislation is adopted in those states.

        In connection with the Mergers and Exchanges, the security holders of the Founding Affiliated Practices have agreed to indemnify the Company for certain claims. There can be no assurance that the Company will be able to recover payment under any such indemnity agreements or that the failure to fully recover such amounts will not have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON INFORMATION SYSTEMS


        The current information systems of the Founding Affiliated Practices consist of disparate, non-integrated accounting, practice management and other information systems. In order to facilitate the extensive information management requirements necessary to effectively manage operations, compete for managed care contracts and achieve standardization and economies of scale, the Company intends to create a network infrastructure and deploy two company-wide information systems. The design, selection and implementation of the various components of these systems and the integration throughout the Company and the Affiliated Practices will entail an aggregate estimated expenditure of approximately $3.0 million and significant management resources. The Company intends to implement such systems within the first 12 months following the Initial Public Offering, but may experience unanticipated delays, complications and expenses in implementing, integrating and operating such systems. Furthermore, such systems may require modifications, improvements or replacements as the Company expands or if new technologies become available. Such modifications, improvements or replacements may require substantial expenditures and may require interruptions in operations during periods of implementation. There can be no assurance that the Company will be able to implement and operate these information systems effectively or that these systems will produce the expected benefits. The failure to successfully implement and maintain



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


operational and financial information systems could prevent the Company from efficiently accumulating data from disparate systems maintained by the Affiliated Practices and generating operational data necessary to more effectively manage the Affiliated Practices which could have a material adverse effect on the Company's business, financial condition and results of operations. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Operations and Development -- Information Management."


DEPENDENCE ON KEY PERSONNEL


        The Company is dependent upon the ability and experience of its executive officers and key personnel for the management of the Company and the implementation of its business strategy. The Company currently has employment contracts with four of its executive officers and a consulting agreement (which will become effective immediately following the Initial Public Offering) with one other executive officer. Because of the difficulty in finding adequate replacements for such personnel, the loss of the services of any such personnel or the Company's inability in the future to attract and retain management and other key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key man insurance for any of its executive officers. See "APPI -- Management and Executive Compensation -- Employment Agreements; Covenants-Not-To-Compete" and "Certain Transactions."

RESTRICTIONS ON TRANSFER OF SHARES OF APPI COMMON STOCK RECEIVED IN THE MERGERS AND EXCHANGES

        Each security holder of a Merger or Exchange Entity who receives shares of APPI Common Stock and cash in each Entity's respective Merger or Exchange will be required to execute and deliver a Stockholder Representation Letter to APPI, which, among other things, prohibits such security holder from selling any such shares for a period of 12 months following the Effective Date and then limits the ability of such security holder to sell shares to (i) up to 25% of such shares upon expiration of the 12-month period following the Effective Date,
(ii) an additional 25% of such shares upon expiration of the 18-month period following the Effective Date and (iii) the remaining 50% of such shares on or after the second anniversary of the Effective Date. The Company has agreed not to waive the restrictive provisions of the Stockholder Representation Letters for a period of 180 days following the consummation of the Initial Public Offering without the prior written consent of Smith Barney Inc. Accordingly, the shares of APPI Common Stock issued to security holders of the Merger and Exchange Entities will not be freely transferable upon consummation of the Mergers and Exchanges and such security holders will be bearing the risk of an investment in such shares for at least the periods during which they are prohibited or restricted from selling such shares. See "The Mergers, Exchanges and Related Transactions -- Terms of the Mergers and Exchanges."

UNCERTAINTY OF MERGER AND EXCHANGE CONSIDERATION

        The exact number of shares of APPI Common Stock and amount of cash to be received by the security holders of each Merger and Exchange Entity will be determined using a formula which is tied to the Initial Public Offering Price of the APPI Common Stock. As such, the security holders of each Entity will not know precisely the number of shares of APPI Common Stock or the amount of cash that such security holders will receive at the time such security holders are asked to vote on the applicable Merger or Exchange Transactions. However, irrespective of the Initial Public Offering Price of the APPI Common Stock, security holders of each of the Entities will receive, at a minimum, (i) the amount of cash such security holders would have received had the Initial Public Offering Price of the APPI Common Stock been $14.00 per share and (ii) that number of shares of APPI Common Stock that is sufficient to make the aggregate value of shares of APPI Common Stock received by such security holders equal to the aggregate value of the shares of APPI Common Stock such security holders would have received had the Initial Public Offering Price of the APPI Common stock been $14.00 per share.

        The parties to each Merger and Exchange Agreement are not permitted to terminate the applicable agreement for any reason related to the price of the APPI Common Stock. See "The Mergers, Exchanges and Related Transactions -- Terms of the Mergers and Exchanges."

DILUTION OF VOTING POWER; POTENTIAL ADVERSE IMPACT OF FUTURE SALE OF APPI
SHARES

        Upon the consummation of the Mergers and Exchanges, based upon the number of outstanding shares of the Entities as of October 1, 1997 and assuming the Initial Public Offering Price of the APPI Common Stock is $14.00 per share and that no security holders of the Merger Entities exercise their right to dissent, approximately 18,321,982 shares of APPI Common Stock will be outstanding, of which (1) approximately 3,562,500 shares, representing approximately 19.44% of the total, will be held by the Advanced security holders, (2) approximately 2,026,500 shares, representing approximately 11.06% of the total, will be held by the Ide security holders, (3) approximately 734,945 shares, representing approximately 4.01% of the total, will be held by the M&S security holders, (4) approximately 108,092 shares, representing approximately 0.59% of the total, will be held by the Lexington security holders, (5) approximately 123,502 shares, representing approximately 0.67% of the total, will be held by the Madison security holders, (6) approximately 2,557 shares, representing approximately 0.01% of the total, will be held by the South Texas security holders, (7) approximately 253,221 shares, representing approximately 1.38% of the total, will be held by the South Texas No. 1 security holders, (8) approximately 3,412 shares, representing approximately 0.02% of the total, will be held by the San Antonio security holders, (9) approximately 337,754 shares, representing approximately 1.84% of the total, will be held by the San Antonio No. 2 security holders, (10) approximately 457,519 shares, representing approximately 2.50% of the total, will be held by the Pacific security holders, (11) approximately 246,356 shares, representing approximately 1.35% of the total, will be held by the TMI security holders, (12) approximately 958,500 shares, representing approximately 5.23% of the total, will be held by the RNM security holders, (13) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the AIOC security holders,
(14) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the CIA security holders, (15) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the MRIA security holders, (16) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the Nyack security holders, (17) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the Pelham security holders, (18) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the RRG security holders, (19) approximately 206,625 shares, representing approximately 1.13% of the total, will be held by the WIC security holders, and (20) approximately 592,088 shares, representing approximately 3.23% of the total, will be held by the Valley security holders. As a result, the security holders of the Entities will experience immediate and substantial voting dilution upon consummation of the Mergers and Exchanges.


SHARES ELIGIBLE FOR FUTURE SALE


        The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market following the Initial Public Offering. Upon the completion of the Mergers and Exchanges, the conversion of the Convertible Notes and completion of the Initial Public Offering, the Company will have outstanding 18,321,982 shares of Common Stock, assuming an Initial Public Offering price of $15.00 per share. The 5,000,000 shares of Common Stock to be sold in the Initial Public Offering will be freely tradable without restriction under the Securities Act, unless acquired by "affiliates" of the Company, as that term is defined under the Securities Act or contractually restricted.

        Simultaneously with the closing of the Initial Public Offering, security holders of the Founding Affiliated Practices will receive, in the aggregate, 10,884,482 shares of APPI Common Stock as a portion of the consideration for their practices, which shares will have been registered under the Securities Act. Certain other stockholders of the Company will hold, in the aggregate, an additional 2,000,000 shares of APPI Common Stock, none of which are being offered by the Prospectus for the Initial Public Offering and none of which were acquired in transactions registered under the Securities Act. These 2,000,000 shares of Common Stock may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. Further, each of the holders of the Convertible Notes have entered into agreements with the Company pursuant to which each holder has agreed not to sell any portion of the Convertible Notes or any shares of the APPI Common Stock issued or issuable upon conversion thereof for a period of 24 months following the date the Convertible Notes were issued to such holder (which Notes were issued between September 30, 1996 and December 31, 1996). The Company has agreed with the Underwriters not to waive the restrictive provisions of those agreements for 180 days after the date of the Form S-1 without the prior written consent of Smith Barney Inc. Upon expiration of these agreements, the registered shares of APPI Common Stock will be eligible for resale in the public market and the unregistered shares of APPI Common Stock, the Convertible Notes and the shares of APPI Common Stock issued or



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


issuable upon conversion of the Convertible Notes will become eligible for sale in the public market, subject to the provisions of Rule 144 of the Securities Act.

        In addition, the Company and its officers and directors and substantially all other holders of APPI Common Stock and securities convertible into or exercisable or exchangeable for APPI Common Stock have agreed that for a period of 180 days following the Initial Public Offering they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of APPI Common Stock or any securities convertible into or exercisable or exchangeable for APPI Common Stock except, in the case of the Company, in certain limited circumstances.


CONTROL BY EXISTING STOCKHOLDERS


        Following the completion of the Mergers and Exchanges, the conversion of the Convertible Notes and completion of the Initial Public Offering, members of the Board of Directors and the executive officers of the Company will own approximately 12.3% of the outstanding shares of Common Stock and the security holders of the Founding Affiliated Practices will own approximately 59.4% of the outstanding shares of Common Stock (including shares received by Directors of the Company who are also security holders of the Founding Affiliated Practices). The Company's Amended and Restated Bylaws do not provide for cumulative voting. The Company's Amended and Restated Bylaws provide that, following the consummation of the Initial Public Offering, the Board of Directors must nominate two physicians licensed to practice medicine from the Affiliated Practices for election to the Board of Directors at each annual meeting of the Company's stockholders (three physicians licensed to practice medicine from the Affiliated Practices if the size of the Board of Directors increases to nine). Although to the knowledge of the Company such directors and other persons do not have any arrangements or understandings among themselves with respect to the voting of the shares of Common Stock beneficially owned by such persons, following the completion of the Initial Public Offering such persons will be able to control the affairs of the Company. See "APPI -- APPI Principal Stockholders."


ANTI-TAKEOVER CONSIDERATIONS


        Certain provisions of the Company's Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and, consequently, limit the price that investors might be willing to pay in the future for shares of the Common Stock. These provisions include the inability to remove directors except for cause and the Company's ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the Common Stock. The Company also is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Comparison of Capital Stock -- Description of Capital Stock of APPI."


        The Company has entered into employment agreements with four of its executive officers which contain provisions that require the Company to pay certain amounts to such employees upon their termination following certain events including a change of control of the Company. Such agreements may delay or prevent a change of control of the Company. See "APPI -- Management and Executive Compensation -- Employment Agreements; Covenants-Not-to-Compete."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


        Prior to the Initial Public Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Initial Public Offering. The Initial Public Offering Price has been determined by negotiations among the Company and the several Underwriters, and may not be indicative of the market price for the Common Stock after the Initial Public Offering. There can be no assurance that the market price for the Common Stock will not decline below the initial market price. From time to time after



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

the Initial Public Offering, there may be significant volatility in the market price for the Common Stock. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general trends in the Company's industry, regulatory and reimbursement developments, changes in earnings estimates by securities analysts and other factors affecting the Company's industry or the securities market as a whole. Any such fluctuations may adversely affect the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

        The purchasers of the shares of Common Stock offered in the Initial Public Offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $13.17 per share (based on an assumed public offering price of $15.00 per share and after giving effect to the Reorganizations and conversion of the Convertible Notes). See "Dilution." In the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, or upon the exercise of options, purchasers of Common Stock in the Initial Public Offering may experience further dilution in the net tangible book value per share of Common Stock.


IMPACT OF SERVICE AGREEMENTS ON PROVIDER COMPENSATION; RESTRICTIONS ON AUTONOMY
   OF FOUNDING AFFILIATED PRACTICES

        Upon Consummation of the Mergers and Exchanges, each of the Founding Affiliated Practices and the Company will have entered into Service Agreements pursuant to which the Company will provide management, administrative, technical and non-medical services to each such Founding Affiliated Practice in exchange for a service fee. Payment of the service fee to the Company will be an expense of each Founding Affiliated Practice and as such will reduce the amount of revenues available for provider compensation and benefits. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements."

        Further, the Service Agreements provide the Company with the ability to influence and control a significant portion of the non-medical aspects of the Founding Affiliated Practices. Although each Founding Affiliated Practice will maintain exclusive authority over the medical aspects of its respective professional radiologic practice, the ability of such Founding Affiliated Practice and its providers to take certain non-medical business action such as hiring and firing non-professional personnel, choice of vendors and acquisition of equipment or facilities in certain cases will be restricted, unless approved by the Company. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements."

REQUIREMENT TO PURCHASE ASSETS

        Upon termination of the Service Agreements by the Company for cause, the Company has certain rights to require the Founding Affiliated Practice to purchase from the Company and assume all assets and related liabilities and obligations associated with the professional and technical radiology services provided by such Founding Affiliated Practice at the time of such termination.


        The purchase price for such assets, liabilities and obligations will be the lesser of fair market value thereof or the return of the consideration received in the Merger or Exchange, as applicable. If the Company elects to require an Entity to purchase the assets, the parties shall enter into an asset purchase agreement containing representations, warranties and conditions customary to a transaction of this size involving the purchase and sale of similar businesses. At the closing, the Company shall (i) transfer and assign the assets to the Entity and, in consideration therefor, the Entity shall pay to the Company an amount of cash, or at the option of the Entity (subject to certain conditions) an amount of APPI Common Stock, or some combination thereof, equal to the purchase price and (ii) assume the liabilities related to such Entity pertaining to the assets. If possible, the transaction shall be structured, as a tax-free transfer, though there can be no assurance that it will be so.

        If any Service Agreement is terminated by the Company for cause and the Company elects to require the Founding Affiliated Practice to purchase such assets, liabilities and obligations, such required purchase could severely impact the cash flows and financial condition of such Founding Affiliated Practice. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Service Agreements."


INCOME TAX RISKS


        The parties have received an opinion from Haynes and Boone, upon the basis of assumed consummation of the Mergers and Exchanges as described in this Prospectus/Joint Proxy Statement and representations of the officers of APPI, each of the Entities and the security holders, to the effect that the Mergers and Exchanges will satisfy the requirements for tax deferral under either
Section 351 or Section 368 of the Internal Revenue Code. No ruling will be requested from the IRS on this issue. An opinion of counsel is not binding on the IRS or the courts. Furthermore, no assurance can be given that the tax-deferred characterization of the Mergers and Exchanges will not be challenged, or if challenged, will be defended successfully. If the tax characterization of the Mergers and Exchanges is successfully challenged, there could be significant adverse tax consequences to the Entities and their respective security holders. In addition, the Reorganizations may be treated as taxable distributions, with the effect of the creation of taxable income at both the Company and the security holder levels. If the value of capital stock of one or more of the NewCos distributed in the respective Reorganizations exceeds the nominal value determined to be applicable by the respective boards of directors of the Entities, there could be significant adverse tax consequences to the Entities distributing, and security holders receiving, the capital stock of such NewCo or NewCos. See "Conditions of the Merger Agreements and Exchange Agreements -- Certain Income Tax Considerations."


RISKS RELATING TO FAILURE TO APPROVE THE MERGERS, EXCHANGES AND REORGANIZATIONS

        Each of the Entities have incurred and are expected to further incur substantial costs in connection with the analysis, planning, documentation, negotiation and approval process related to the Mergers, Exchanges and Reorganizations. In the event the security holders of the Entities do not approve the proposed Mergers, Exchanges and Reorganizations, there can be no assurance that the Entities or their respective security holders will have sufficient funds available to pay such costs and expenses.


        Another risk of failure to approve the Mergers and Exchanges is that the Entities would remain in their current respective circumstances, which include the circumstances that led the respective board of directors of each Merger Entity to recommend the Mergers. See "The Mergers, Exchanges and Related Transactions -- APPI's Reasons for the Mergers and Exchanges,"and "--The Merger and Exchange Entities' Reasons for the Mergers and Exchanges and Recommendations of the Boards of Directors of the Merger Entities."

        In addition, the obligation of APPI to consummate each Merger is subject to certain conditions, including, without limitation, that the sum of the amount which may become due to the security holders who have dissented to a given Merger and have indicated their intent to seek appraisal rights plus the cash portion of the consideration paid in the applicable Merger shall not exceed 25% of the total consideration paid in the applicable Merger. See "Conditions of the Merger Agreements and Exchange Agreements -- Conditions Applicable to the Merger Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS AND EXCHANGES

        Several individuals have interests in the Mergers and Exchanges which are greater than the interests of the Entities' security holders. In particular, Michael L. Sherman, M.D., a director nominee of APPI and a physician owner of Advanced, entered into a consulting agreement with APPI in August 1996 pursuant to which Dr. Sherman received an option grant for 20,000 shares of APPI Common Stock under the Automatic Option Grant Program. The Company and Dr. Sherman have also entered into a consulting agreement which will go into effect immediately following the Initial Public Offering for which Dr. Sherman will receive annual compensation of $100,000. In addition, as part of the Advanced Merger Transaction, the Company will issue approximately 65,014 shares of APPI Common Stock and $303,395 in cash to Dr. Sherman in exchange for his ownership interest in Advanced, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above. The Company has also agreed to nominate Dr. Sherman for election to the Board of Directors at the next two annual meetings of stockholders.

         Less T. Chafen, M.D., Chairman of the Board of Pacific, has been nominated and approved to serve as a director of APPI effective upon consummation of the Initial Public Offering. At such time, Dr. Chafen will receive an option grant for 30,000 shares of APPI Common Stock under the Company's 1996 Stock Option Plan Automatic Option Grant Program. In addition, as part of the Pacific and TMI Merger Transactions, the Company will issue an aggregate of 31,994 shares of Common Stock and $149,307 in cash to Dr. Chafen in exchange for his ownership interest in Pacific, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

         Derace L. Schaffer, M.D., a director of APPI since its inception and President of Ide, purchased 1,000,000 shares of APPI Common Stock in the Company for $125,000. Dr. Schaffer also owns $107,500 in principal amount of the Convertible Notes. In addition, on July 25, 1997 Dr. Schaffer and Mr. Pappajohn, a director of the Company, personally guaranteed a $1,000,000 line of credit for the benefit of the Company. As a director of the Company, Dr. Schaffer will be eligible to participate in the Automatic Option Grant Program upon consummation of the Initial Public Offering. In addition, as part of the Ide Merger Transaction, APPI will issue 94,256 shares of Common Stock and $439,860.00 in cash to Dr. Schaffer in exchange for his ownership interest in Ide, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

        Due to the benefits to be received by Drs. Sherman, Chafen and Schaffer in connection with the Mergers, as described herein, the interests of these individuals may be different from the interests of security holders of the Entities generally. Security holders should consider such persons' interests in the applicable Merger in connection with any such person's recommendation of such Merger.



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
                                  INTRODUCTION

        This Prospectus/Joint Proxy Statement is furnished in connection with the solicitation of proxies from (i) the security holders of each Merger Entity approving each respective Merger Proposal and (ii) the security holders of each Exchange Entity approving each respective Exchange Proposal.

                                ADVANCED MEETING

DATE, TIME AND PLACE OF ADVANCED MEETING

        The Advanced Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


         The purpose of the Advanced Meeting is to vote upon proposals: (i) to approve the Advanced Merger proposal and to approve and adopt the Advanced Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


         Security holders of record of Advanced Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Advanced Meeting. As of the Advanced Record Date, there were 64 security holders of record of Advanced Common Stock holding an aggregate of 475,000 shares of Advanced Common Stock. See "Advanced Principal Stockholders."


VOTE REQUIRED

        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon. Votes will be counted by the Advanced Board.

        Each Security holder of record of Advanced Common Stock on the Advanced Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the Security holders of Advanced at the Advanced Meeting.

        The required quorum for the transaction of business at the Advanced Meeting is a majority of the shares of Advanced Common Stock outstanding on the Advanced Record Date. Advanced intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of Advanced Common Stock that are entitled to vote and are represented at the Advanced Meeting by properly executed proxies received prior to or at the Advanced Meeting and not duly and timely revoked will be voted at the Advanced Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Advanced Merger Proposal and (ii) FOR approval and adoption of the Advanced Merger Agreement.


        If any other matters are properly presented for consideration at the Advanced Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Advanced Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Advanced, at or before the taking of the vote at the Advanced Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Advanced, before the taking of the vote at the Advanced Meeting; or (iii) attending the Advanced Meeting and voting in person (although attendance at the Advanced Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Advanced Radiology at 7253 Ambassador Road, Baltimore, Maryland 21244, Attention: Secretary or hand-delivered to the Secretary of Advanced, in each case at or before the taking of the vote at the Advanced Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Advanced Security holders will be shared by APPI and Advanced. Proxies may be solicited by certain Advanced directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   IDE MEETING

DATE, TIME AND PLACE OF IDE MEETING

        The Ide Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


         The purpose of the Ide Meeting is to vote upon proposals: (i) to approve the Ide Merger Proposal and to approve and adopt the Ide Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of Ide Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Ide Meeting. As of the Ide Record Date, there were 22 security holders of record of Ide Common Stock holding an aggregate of 2,150 shares of Ide Common Stock. See "Ide Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of three-quarters of the shares of Ide Common Stock outstanding on the Ide Record Date. Votes will be counted by the Ide Board.


        Each security holder of record of Ide Common Stock on the Ide Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of Ide at the Ide Meeting.

        The required quorum for the transaction of business at the Ide Meeting is three-quarters of the shares of Ide Common Stock outstanding on the Ide Record Date. Ide intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES

        All shares of Ide Common Stock that are entitled to vote and are represented at the Ide Meeting by properly executed proxies received prior to or at the Ide Meeting and not duly and timely revoked will be voted at the Ide Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Ide Merger Proposal and (ii) FOR approval and adoption of the Ide Merger Agreement.


        If any other matters are properly presented for consideration at the Ide Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Ide Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Ide, at or before the taking of the vote at the Ide Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Ide, before the taking of the vote at the Ide Meeting or; (iii) attending the Ide Meeting and voting in person (although attendance at the Ide Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to The Ide Group, P.C. at 2273 South Clinton Avenue, Rochester, New York 14618,
Attention: Secretary or hand-delivered to the Secretary of Ide, in each case at or before the taking of the vote at the Ide Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Ide security holders will be shared by APPI and Ide. Proxies may be solicited by certain Ide directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   M&S MEETING

DATE, TIME AND PLACE OF M&S MEETING

        The M&S Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the M&S Meeting is to vote upon proposals: (i) to approve the M&S Merger Proposal and to approve and adopt the M&S Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of M&S Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the M&S Meeting. As of the M&S Record Date, there were 19 security holders of record of M&S Common Stock holding an aggregate of 190 shares of M&S Common Stock. See "M&S Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the security holders of M&S as of the M&S Record Date. Votes will be counted by the M&S Board.


        Each security holder of record of M&S Common Stock on the M&S Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of M&S at the M&S Meeting.

        The required quorum for the transaction of business at the M&S Meeting is a majority of the shares of M&S Common Stock outstanding on the M&S Record Date. M&S intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of M&S Common Stock that are entitled to vote and are represented at the M&S Meeting by properly executed proxies received prior to or at the M&S Meeting and not duly and timely revoked will be voted at the M&S Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the M&S Merger Proposal and (ii) FOR approval and adoption of the M&S Merger Agreement.


        If any other matters are properly presented for consideration at the M&S Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the M&S Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of M&S, at or before the taking of the vote at the M&S Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of M&S, before the taking of the vote at the M&S Meeting; or (iii) attending the M&S Meeting and voting in person (although attendance at the M&S Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to M&S X-Ray Associates, P.A. at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205, Attention: Secretary or hand-delivered to the Secretary of M&S, in each case at or before the taking of the vote at the M&S Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of M&S security holders will be shared by APPI and M&S. Proxies may be solicited by certain M&S directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                LEXINGTON MEETING

DATE, TIME AND PLACE OF LEXINGTON MEETING

        The Lexington Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the Lexington Meeting is to vote upon proposals: (i) to approve the Lexington Exchange Proposal and to approve and adopt the Lexington Exchange Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING PARTNERSHIP INTERESTS


        Partners of record of Lexington partnership interests at the close of business on [DATE] are entitled to notice of and to vote at the Lexington Meeting. As of the Lexington Record Date, there were 11 limited partners and one general partner holding an aggregate of 100% of the partnership interests in Lexington. See "Lexington Partnership Interest Holders."

VOTE REQUIRED


        In order to comply with Lexington's Amended and Restated Agreement of Limited Partnership and Texas Law and in order that the Lexington Exchange Transactions may avoid being characterized as a "roll-up transaction" as provided by Item 901(c)(2)(iv) under Regulation S-K, the General Partner may not transfer its interest as a General Partner in the Partnership without the consent of more than fifty percent (50%) of the distributive share of profits and losses of the partnership owned by all of the limited partner. The limited partnership interests may not be transferred without the General Partner's and each limited partner's consent in accordance with the terms of the Exchange Agreement. Votes will be counted by the General Partner.


        The required quorum for the transaction of business at the Lexington Meeting is a majority of the Lexington partnership interests outstanding on the Lexington Record Date. Lexington intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All Lexington partnership interests that are entitled to vote and are represented at the Lexington Meeting by properly executed proxies received prior to or at the Lexington Meeting and not duly and timely revoked will be voted at the Lexington Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Lexington Exchange Proposal and (ii) FOR approval and adoption of the Lexington Exchange Agreement.


        If any other matters are properly presented for consideration at the Lexington Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Lexington Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the General Partner of Lexington, at or before the taking of the vote at the Lexington Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same partnership interests and delivering it to the General Partner of Lexington, before the taking of the vote at the Lexington Meeting; or (iii) attending the Lexington Meeting and voting in person (although attendance at the Lexington Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Lexington MR Ltd. at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205,
Attention: General Partner or hand-delivered to the General Partner of Lexington, in each case at or before the taking of the vote at the Lexington Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Lexington security holders will be shared by APPI and Lexington. Proxies may be solicited by certain partners, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                 MADISON MEETING

DATE, TIME AND PLACE OF MADISON MEETING

        The Madison Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the Madison Meeting is to vote upon proposals: (i) to approve the Madison Exchange Proposal and to approve and adopt the Madison Exchange Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING PARTNERSHIP INTERESTS


        Partners of record of Madison partnership interests at the close of business on [DATE] are entitled to notice of and to vote at the Madison Meeting. As of the Madison Record Date, there were 13 general partners holding an aggregate of 100% of the partnership interests in Madison. See "Madison Partnership Interest Holders."


VOTE REQUIRED


        In order to comply with Madison's Joint Venture Agreement and Texas Law and in order that the Madison Exchange Transaction may avoid being characterized as a "roll-up transaction" as provided by Item 901(c)(2)(iv) of Registration S-K, the holders of two-thirds of the partnership interests of Madison must approve the Madison Exchange Proposal. Votes will be counted by the Managing General Partner.


        The required quorum for the transaction of business at the Madison Meeting is a majority of the partnership interests of Madison outstanding on the Madison Record Date. Madison intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All Madison partnership interests that are entitled to vote and are represented at the Madison Meeting by properly executed proxies received prior to or at the Madison Meeting and not duly and timely revoked will be voted at the Madison Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Madison Exchange Proposal and (ii) FOR approval and adoption of the Madison Exchange Agreement.


        If any other matters are properly presented for consideration at the Madison Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Madison Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Managing General Partner of Madison, at or before the taking of the vote at the Madison Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same partnership interests and delivering it to the Managing General Partner of Madison, before the taking of the vote at the Madison Meeting; or (iii) attending the Madison Meeting and voting in person (although attendance at the Madison Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Madison Square Joint Venture at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205, Attention: Managing General Partner or hand-delivered to the Managing General Partner of Madison, in each case at or before the taking of the vote at the Madison Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Madison security holders will be shared by APPI and Madison. Proxies may be solicited by certain directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                               SOUTH TEXAS MEETING

DATE, TIME AND PLACE OF SOUTH TEXAS MEETING

        The South Texas Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the South Texas Meeting is to vote upon proposals: (i) to approve the South Texas Merger Proposal and to approve and adopt the South Texas Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of South Texas Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the South Texas Meeting. As of the South Texas Record Date, there were 12 security holders of record of South Texas Common Stock holding an aggregate of 120 shares of South Texas Common Stock. See "South Texas and San Antonio Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of South Texas Common Stock outstanding on the South Texas Record Date. Votes will be counted by the South Texas Board.


        Each security holder of record of South Texas Common Stock on the South Texas Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holder of South Texas at the South Texas Meeting.

        The required quorum for the transaction of business at the South Texas Meeting is a majority of the shares of South Texas Common Stock outstanding on the South Texas Record Date. South Texas intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of South Texas Common Stock that are entitled to vote and are represented at the South Texas Meeting by properly executed proxies received prior to or at the South Texas Meeting and not duly and timely revoked will be voted at the South Texas Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the South Texas Merger Proposal and (ii) FOR approval and adoption of the South Texas Merger Agreement.


        If any other matters are properly presented for consideration at the South Texas Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the South Texas Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the

Secretary of South Texas, at or before the taking of the vote at the South Texas Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of South Texas, before the taking of the vote at the South Texas Meeting; or (iii) attending the South Texas Meeting and voting in person (although attendance at the South Texas Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to South Texas MR, Inc. at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205, Attention: Secretary or hand-delivered to the Secretary of South Texas, in each case at or before the taking of the vote at the South Texas Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of South Texas security holders will be shared by APPI and South Texas. Proxies may be solicited by certain South Texas directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                            SOUTH TEXAS NO. 1 MEETING

DATE, TIME AND PLACE OF SOUTH TEXAS NO. 1 MEETING

        The South Texas No. 1 Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE

        The purpose of the South Texas No. 1 Meeting is to vote upon proposals:
(i) to approve the South Texas No. 1 Exchange Proposal and to approve and adopt the South Texas No. 1 Exchange Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING PARTNERSHIP INTERESTS


        Partners of record of South Texas No. 1 partnership interests at the close of business on [DATE] are entitled to notice of and to vote at the South Texas No. 1 Meeting. As of the South Texas No. 1 Record Date, there were 12 limited partners and one general partner holding an aggregate of 100% of the partnership interests in South Texas No. 1. See "South Texas No. 1 Partnership Interest Holders."


VOTE REQUIRED


        In order to comply with South Texas No. 1's Limited Partnership Agreement and Texas Law and in order that the South Texas No. 1 Exchange Transaction may avoid being characterized as a "roll-up transaction" as provided by Item 901(c)(2)(iv) under Regulation S-K, the approval of one or more limited partners holding in the aggregate two-thirds of the percentage ownership interests held by the limited partners as a class is necessary for transfer of the General Partner's interest in South Texas No. 1 and the approval of two-thirds of the partners other than the transferor partner is necessary for transfer of a limited partner's interest in South Texas No. 1. Votes will be counted by the General Partner.


        The required quorum for the transaction of business at the South Texas No. 1 Meeting is a majority of the partnership interests of South Texas No. 1 outstanding on the South Texas No. 1 Record Date. South Texas No. 1 intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All South Texas No. 1 partnership interests that are entitled to vote and are represented at the South Texas No. 1 Meeting by properly executed proxies received prior to or at the South Texas No. 1 Meeting and not duly and timely revoked will be voted at the South Texas No. 1 Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the South Texas No. 1 Exchange Proposal and (ii) FOR approval and adoption of the South Texas No. 1 Exchange Agreement.


        If any other matters are properly presented for consideration at the South Texas No. 1 Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the South Texas No. 1 Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the General Partner of South Texas No. 1, at or before the taking of the vote at the South Texas No. 1 Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same partnership interests and delivering it to the General Partner of South Texas No. 1, before the taking of the vote at the South Texas No. 1 Meeting; or (iii) attending the South Texas No. 1 Meeting and voting in person (although attendance at the South Texas No. 1 Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to South Texas South Texas No. 1 MRI Limited Partnership at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205,
Attention: General Partner or hand-delivered to the General Partner of South Texas No. 1, in each case at or before the taking of the vote at the South Texas No. 1 Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of South Texas No. 1 security holders will be shared by APPI and South Texas No. 1. Proxies may be solicited by certain partners, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                               SAN ANTONIO MEETING

DATE, TIME AND PLACE OF SAN ANTONIO MEETING

        The San Antonio Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the San Antonio Meeting is to vote upon proposals: (i) to approve the San Antonio Merger Proposal and to approve and adopt the San Antonio Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of San Antonio Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the San Antonio Meeting. As of the San Antonio Record Date, there were 12 security holders of record of San Antonio Common Stock holding an aggregate of 120 shares of San Antonio Common Stock. See "South Texas and San Antonio Principal Shareholders."

VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of San Antonio Common Stock outstanding on the San Antonio Record Date. Votes will be counted by the San Antonio Board.


        Each security holder of record of San Antonio Common Stock on the San Antonio Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of San Antonio at the San Antonio Meeting.

        The required quorum for the transaction of business at the San Antonio Meeting is a majority of the shares of San Antonio Common Stock outstanding on the San Antonio Record Date. San Antonio intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of San Antonio Common Stock that are entitled to vote and are represented at the San Antonio Meeting by properly executed proxies received prior to or at the San Antonio Meeting and not duly and timely revoked will be voted at the San Antonio Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the San Antonio Merger Proposal and (ii) FOR approval and adoption of the San Antonio Merger Agreement.


        If any other matters are properly presented for consideration at the San Antonio Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the San Antonio Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of San Antonio, at or before the taking of the vote at the San Antonio Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of San Antonio, before the taking of the vote at the San Antonio Meeting; or (iii) attending the San Antonio Meeting and voting in person (although attendance at the San Antonio Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to San Antonio MR, Inc. at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205, Attention: Secretary or hand-delivered to the Secretary of San Antonio, in each case at or before the taking of the vote at the San Antonio Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of San Antonio security holders will be shared by APPI and San Antonio. Proxies may be solicited by certain San Antonio directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                            SAN ANTONIO NO. 2 MEETING

DATE, TIME AND PLACE OF SAN ANTONIO NO. 2 MEETING

        The San Antonio No. 2 Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the San Antonio No. 2 Meeting is to vote upon proposals:
(i) to approve the San Antonio No. 2 Exchange Proposal and to approve and adopt the San Antonio No. 2 Exchange Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING PARTNERSHIP INTERESTS


        Partners of record of San Antonio No. 2 partnership interests at the close of business on [DATE] are entitled to notice of and to vote at the San Antonio No. 2 Meeting. As of the San Antonio No. 2 Record Date, there were 12 limited partners and one general partner holding an aggregate of 100% of the partnership interests in San Antonio No. 2. See "San Antonio No. 2 Partnership Interest Holders."


VOTE REQUIRED


        In order to comply with San Antonio No. 2's Limited Partnership Agreement and Texas Law and in order that the San Antonio No. 2 Exchange Transaction may avoid being characterized as a "roll-up transaction" as provided by Item 901(c)(2)(iv) under Regulation S-K, the approval of one or more limited partners holding in the aggregate two-thirds of the percentage ownership interests held by the limited partners as a class is necessary for transfer of the General Partner's interest in San Antonio No. 2 and the approval of two-thirds of the partners other than the transferor partner is necessary for transfer of a limited partner's interest in San Antonio No. 2. Votes will be counted by the General Partner.


        The required quorum for the transaction of business at the San Antonio No. 2 Meeting is a majority of the partnership interests of San Antonio No. 2 outstanding on the San Antonio No. 2 Record Date. San Antonio No. 2 intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All San Antonio No. 2 partnership interests that are entitled to vote and are represented at the San Antonio No. 2 Meeting by properly executed proxies received prior to or at the San Antonio No. 2 Meeting and not duly and timely revoked will be voted at the San Antonio No. 2 Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the San Antonio No. 2 Exchange Proposal and (ii) FOR approval and adoption of the San Antonio No. 2 Exchange Agreement.


        If any other matters are properly presented for consideration at the San Antonio No. 2 Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the San Antonio No. 2 Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the General Partner of San Antonio No. 2, at or before the taking of the vote at the San Antonio No. 2 Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same partnership interests and delivering it to the General Partner of San Antonio No. 2, before the taking of the vote at the San Antonio No. 2 Meeting; or (iii) attending the San Antonio No. 2 Meeting and voting in person (although attendance at the San Antonio No. 2 Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to San Antonio MRI Partnership San Antonio No. 2 Ltd. at 730 North Main Avenue, Suite B109, San Antonio, Texas 78205,

Attention: General Partner or hand-delivered to the General Partner of San Antonio No. 2, in each case at or before the taking of the vote at the San Antonio No. 2 Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of San Antonio No. 2 security holders will be shared by APPI and San Antonio No. 2. Proxies may be solicited by certain partners, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                 PACIFIC MEETING

DATE, TIME AND PLACE OF PACIFIC MEETING

        The Pacific Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


         The purpose of the Pacific Meeting is to vote upon proposals: (i) to approve the Pacific Merger Proposal and to approve and adopt the Pacific Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of Pacific Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Pacific Meeting. As of the Pacific Record Date, there were 22 security holders of record of Pacific Common Stock holding an aggregate of 11,000 shares of Pacific Common Stock. See "Pacific Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Pacific Common Stock outstanding on the Pacific Record Date. Votes will be counted by the Pacific Board.


        Each security holder of record of Pacific Common Stock on the Pacific Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of Pacific at the Pacific Meeting.

        The required quorum for the transaction of business at the Pacific Meeting is a majority of the shares of Pacific Common Stock outstanding on the Pacific Record Date. Pacific intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of Pacific Common Stock that are entitled to vote and are represented at the Pacific Meeting by properly executed proxies received prior to or at the Pacific Meeting and not duly and timely revoked will be voted at the Pacific Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Pacific Merger Proposal and (ii) FOR approval and adoption of the Pacific Merger Agreement.


        If any other matters are properly presented for consideration at the Pacific Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Pacific Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Pacific, at or before the taking of the vote at the Pacific Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Pacific, before the taking of the vote at the Pacific Meeting; or (iii) attending the Pacific Meeting and voting in person (although attendance at the Pacific Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Pacific Imaging Consultants, A Medical Group, Inc. at 350 Hawthorne Avenue, Oakland, California 94609, Attention: Secretary or hand-delivered to the Secretary of Pacific, in each case at or before the taking of the vote at the Pacific Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Pacific security holders will be shared by APPI and Pacific. Proxies may be solicited by certain Pacific directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   TMI MEETING

DATE, TIME AND PLACE OF TMI MEETING

        The TMI Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the TMI Meeting is to vote upon proposals: (i) to approve the TMI Merger Proposal and to approve and adopt the TMI Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security Holders of record of TMI Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the TMI Meeting. As of the TMI Record Date, there were 22 security holders of record of TMI Common Stock holding an aggregate of 110,000 shares of TMI Common Stock. See "TMI Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of TMI Common Stock outstanding on the TMI Record Date. Votes will be counted by the TMI Board.


        Each security holder of record of TMI Common Stock on the TMI Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of TMI at the TMI Meeting.

        The required quorum for the transaction of business at the TMI Meeting is a majority of the shares of TMI Common Stock outstanding on the TMI Record Date. TMI intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of TMI Common Stock that are entitled to vote and are represented at the TMI Meeting by properly executed proxies received prior to or at the TMI Meeting and not duly and timely revoked will be voted at the TMI Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the TMI Merger Proposal and (ii) FOR approval and adoption of the TMI Merger Agreement.


        If any other matters are properly presented for consideration at the TMI Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the TMI Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of TMI, at or before the taking of the vote at the TMI Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of TMI, before the taking of the vote at the TMI Meeting; or (iii) attending the TMI Meeting and voting in person (although attendance at the TMI Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Total Medical Imaging, Inc. at 350 Hawthorne Avenue, Oakland, California 94609, Attention: Secretary or hand-delivered to the Secretary of TMI, in each case at or before the taking of the vote at the TMI Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of TMI security holders will be shared by APPI and TMI. Proxies may be solicited by certain TMI directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   RNM MEETING

DATE, TIME AND PLACE OF RNM MEETING

        The RNM Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the RNM Meeting is to vote upon proposals: (i) to approve the RNM Merger Proposal and to approve and adopt the RNM Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of RNM Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the RNM Meeting. As of the RNM Record Date, there were 24 security holders of record of RNM Common Stock holding an aggregate of 3,096 shares of RNM Common Stock. See "RNM Principal Stockholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal require the affirmative vote of the holders of a majority of the shares of RNM Common Stock outstanding on the RNM Record Date. Votes will be counted by the RNM Board.

        Each security holder of record of RNM Common Stock on the RNM Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of RNM at the RNM Meeting.


        The required quorum for the transaction of business at the RNM Meeting is a majority of the shares of RNM Common Stock outstanding on the RNM Record Date.


VOTING OF PROXIES


        All shares of RNM Common Stock that are entitled to vote and are represented at the RNM Meeting by properly executed proxies received prior to or at the RNM Meeting and not duly and timely revoked will be voted at the RNM Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the RNM Merger Proposal and (ii) FOR approval and adoption of the RNM Merger Agreement.


        If any other matters are properly presented for consideration at the RNM Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the RNM Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of RNM, at or before the taking of the vote at the RNM Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of RNM, before the taking of the vote at the RNM Meeting; or (iii) attending the RNM Meeting and voting in person (although attendance at the RNM Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Radiology and Nuclear Medicine, A Professional Association at Medical Park West Building, 823 S. Mulvane Street, Suite 1, Topeka, Kansas 66606, Attention:
Secretary or hand-delivered to the Secretary of RNM, in each case at or before the taking of the vote at the RNM Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of RNM Security holders will be shared by APPI and RNM. Proxies may be solicited by certain RNM directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                  AIOC MEETING

DATE, TIME AND PLACE OF AIOC MEETING

        The AIOC Meeting will be held at the corporate offices of AIOC located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the AIOC Meeting is to vote upon proposals: (i) to approve the AIOC Merger Proposal and to approve and adopt the AIOC Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of AIOC Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the AIOC Meeting. As of the AIOC Record Date, there were 13 security holders of record of AIOC Common Stock holding an aggregate of 130 shares of AIOC Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of AIOC Common Stock outstanding on the AIOC Record Date. Votes will be counted by the AIOC Board.


        Each security holder of record of AIOC Common Stock on the AIOC Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of AIOC at the AIOC Meeting.

        The required quorum for the transaction of business at the AIOC Meeting is a majority of the shares of AIOC Common Stock outstanding on the AIOC Record Date. AIOC intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of AIOC Common Stock that are entitled to vote and are represented at the AIOC Meeting by properly executed proxies received prior to or at the AIOC Meeting and not duly and timely revoked will be voted at the AIOC Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the AIOC Merger Proposal and (ii) FOR approval and adoption of the AIOC Merger Agreement.


        If any other matters are properly presented for consideration at the AIOC Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the AIOC Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of AIOC, at or before the taking of the vote at the AIOC Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of AIOC, before the taking of the vote at the AIOC Meeting; or (iii) attending the AIOC Meeting and voting in person (although attendance at the AIOC Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Advanced Imaging of Orange County, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of AIOC, in each case at or before the taking of the vote at the AIOC Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of AIOC security holders will be shared by APPI and AIOC. Proxies may be solicited by certain AIOC directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   CIA MEETING

DATE, TIME AND PLACE OF CIA MEETING

        The CIA Meeting will be held at the corporate offices of CIA located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the CIA Meeting is to vote upon proposals: (i) to approve the CIA Merger Proposal and to approve and adopt the CIA Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of CIA Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the CIA Meeting. As of the CIA Record Date, there were 13 security holders of record of CIA Common Stock holding an aggregate of 130 shares of CIA Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of CIA Common Stock outstanding on the CIA Record Date. Votes will be counted by the CIA Board.


        Each security holder of record of CIA Common Stock on the CIA Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of CIA at the CIA Meeting.

        The required quorum for the transaction of business at the CIA Meeting is a majority of the shares of CIA Common Stock outstanding on the CIA Record Date. CIA intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of CIA Common Stock that are entitled to vote and are represented at the CIA Meeting by properly executed proxies received prior to or at the CIA Meeting and not duly and timely revoked will be voted at the CIA Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the CIA Merger Proposal and (ii) FOR approval and adoption of the CIA Merger Agreement.


        If any other matters are properly presented for consideration at the CIA Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the CIA Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of CIA, at or before the taking of the vote at the CIA Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of CIA, before the taking of the vote at the CIA Meeting; or (iii) attending the CIA Meeting and voting in person (although attendance at the CIA Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Central Imaging Associates, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of CIA, in each case at or before the taking of the vote at the CIA Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of CIA security holders will be shared by APPI and CIA. Proxies may be solicited by certain CIA directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                  MRIA MEETING

DATE, TIME AND PLACE OF MRIA MEETING

        The MRIA Meeting will be held at the corporate offices of MRIA located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the MRIA Meeting is to vote upon proposals: (i) to approve the MRIA Merger Proposal and to approve and adopt the MRIA Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of MRIA Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the MRIA Meeting. As of the MRIA Record Date, there were 13 security holders of record of MRIA Common Stock holding an aggregate of 130 shares of MRIA Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of MRIA Common Stock outstanding on the MRIA Record Date. Votes will be counted by the MRIA Board.


        Each security holder of record of MRIA Common Stock on the MRIA Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of MRIA at the MRIA Meeting.

        The required quorum for the transaction of business at the MRIA Meeting is a majority of the shares of MRIA Common Stock outstanding on the MRIA Record Date. MRIA intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of MRIA Common Stock that are entitled to vote and are represented at the MRIA Meeting by properly executed proxies received prior to or at the MRIA Meeting and not duly and timely revoked will be voted at the MRIA Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the MRIA Merger Proposal and (ii) FOR approval and adoption of the MRIA Merger Agreement.


        If any other matters are properly presented for consideration at the MRIA Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the MRIA Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of MRIA, at or before the taking of the vote at the MRIA Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of MRIA, before the taking of the vote at the MRIA Meeting; or (iii) attending the MRIA Meeting and voting in person (although attendance at the MRIA Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Mid Rockland Imaging Associates, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of MRIA, in each case at or before the taking of the vote at the MRIA Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of MRIA security holders will be shared by APPI and MRIA. Proxies may be solicited by certain MRIA directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                  NYACK MEETING

DATE, TIME AND PLACE OF NYACK MEETING

        The Nyack Meeting will be held at the corporate offices of Nyack located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the Nyack Meeting is to vote upon proposals: (i) to approve the Nyack Merger Proposal and to approve and adopt the Nyack Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of Nyack Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Nyack Meeting. As of the Nyack Record Date, there were 13 security holders of record of Nyack Common Stock holding an aggregate of 130 shares of Nyack Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of Nyack Common Stock outstanding on the Nyack Record Date. Votes will be counted by the Nyack Board.


        Each security holder of record of Nyack Common Stock on the Nyack Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of Nyack at the Nyack Meeting.

        The required quorum for the transaction of business at the Nyack Meeting is a majority of the shares of Nyack Common Stock outstanding on the Nyack Record Date. Nyack intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of Nyack Common Stock that are entitled to vote and are represented at the Nyack Meeting by properly executed proxies received prior to or at the Nyack Meeting and not duly and timely revoked will be voted at the Nyack Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Nyack Merger Proposal and (ii) FOR approval and adoption of the Nyack Merger Agreement.


        If any other matters are properly presented for consideration at the Nyack Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Nyack Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Nyack, at or before the taking of the vote at the Nyack Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Nyack, before the taking of the vote at the Nyack Meeting; or (iii) attending the Nyack Meeting and voting in person (although attendance at the Nyack Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Nyack Magnetic Resonance Imaging, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of Nyack, in each case at or before the taking of the vote at the Nyack Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Nyack security holders will be shared by APPI and Nyack. Proxies may be solicited by certain Nyack directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                 PELHAM MEETING

DATE, TIME AND PLACE OF PELHAM MEETING

        The Pelham Meeting will be held at the corporate offices of Pelham located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the Pelham Meeting is to vote upon proposals: (i) to approve the Pelham Merger Proposal and to approve and adopt the Pelham Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of Pelham Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Pelham Meeting. As of the Pelham Record Date, there were 13 security holders of record of Pelham Common Stock holding an aggregate of 130 shares of Pelham Common Stock. See "Rockland Radiological Group Principal Shareholders."

VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of Pelham Common Stock outstanding on the Pelham Record Date. Votes will be counted by the Pelham Board.


        Each security holder of record of Pelham Common Stock on the Pelham Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of Pelham at the Pelham Meeting.

        The required quorum for the transaction of business at the Pelham Meeting is a majority of the shares of Pelham Common Stock outstanding on the Pelham Record Date. Pelham intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of Pelham Common Stock that are entitled to vote and are represented at the Pelham Meeting by properly executed proxies received prior to or at the Pelham Meeting and not duly and timely revoked will be voted at the Pelham Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Pelham Merger Proposal and (ii) FOR approval and adoption of the Pelham Merger Agreement.


        If any other matters are properly presented for consideration at the Pelham Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Pelham Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Pelham, at or before the taking of the vote at the Pelham Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Pelham, before the taking of the vote at the Pelham Meeting; or (iii) attending the Pelham Meeting and voting in person (although attendance at the Pelham Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Pelham Imaging Associates, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of Pelham, in each case at or before the taking of the vote at the Pelham Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Pelham security holders will be shared by APPI and Pelham. Proxies may be solicited by certain Pelham directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   RRG MEETING

DATE, TIME AND PLACE OF RRG MEETING

        The RRG Meeting will be held at the corporate offices of RRG located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the RRG Meeting is to vote upon proposals: (i) to approve the RRG Merger Proposal and to approve and adopt the RRG Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of RRG Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the RRG Meeting. As of the RRG Record Date, there were 13 security holders of record of RRG Common Stock holding an aggregate of 130 shares of RRG Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of RRG Common Stock outstanding on the RRG Record Date. Votes will be counted by the RRG Board.


        Each security holder of record of RRG Common Stock on the RRG Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of RRG at the RRG Meeting.

        The required quorum for the transaction of business at the RRG Meeting is a majority of the shares of RRG Common Stock outstanding on the RRG Record Date. RRG intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of RRG Common Stock that are entitled to vote and are represented at the RRG Meeting by properly executed proxies received prior to or at the RRG Meeting and not duly and timely revoked will be voted at the RRG Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the RRG Merger Proposal and (ii) FOR approval and adoption of the RRG Merger Agreement.


        If any other matters are properly presented for consideration at the RRG Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the RRG Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of RRG, at or before the taking of the vote at the RRG Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of RRG, before the taking of the vote at the RRG Meeting; or (iii) attending the RRG Meeting and voting in person (although attendance at the RRG Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Rockland Radiological Group, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of RRG, in each case at or before the taking of the vote at the RRG Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of RRG security holders will be shared by APPI and RRG. Proxies may be solicited by certain RRG directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                   WIC MEETING

DATE, TIME AND PLACE OF WIC MEETING

        The WIC Meeting will be held at the corporate offices of WIC located at 18 Squadron Boulevard, New City, New York 10956, on [DATE] at [TIME].

PURPOSE


        The purpose of the WIC Meeting is to vote upon proposals: (i) to approve the WIC Merger Proposal and to approve and adopt the WIC Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of WIC Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the WIC Meeting. As of the WIC Record Date, there were 13 security holders of record of WIC Common Stock holding an aggregate of 130 shares of WIC Common Stock. See "Rockland Radiological Group Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of WIC Common Stock outstanding on the WIC Record Date. Votes will be counted by the WIC Board.


        Each security holder of record of WIC Common Stock on the WIC Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of WIC at the WIC Meeting.

        The required quorum for the transaction of business at the WIC Meeting is a majority of the shares of WIC Common Stock outstanding on the WIC Record Date. WIC intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES


        All shares of WIC Common Stock that are entitled to vote and are represented at the WIC Meeting by properly executed proxies received prior to or at the WIC Meeting and not duly and timely revoked will be voted at the WIC Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the WIC Merger Proposal and (ii) FOR approval and adoption of the WIC Merger Agreement.


        If any other matters are properly presented for consideration at the WIC Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the WIC Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of WIC, at or before the taking of the vote at the WIC Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of WIC, before the taking of the vote at the WIC Meeting or; (iii) attending the WIC Meeting and voting in person (although attendance at the WIC Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Women's Imaging Consultants, P.C. at 18 Squadron Boulevard, New City, New York 10956, Attention: Secretary or hand-delivered to the Secretary of WIC, in each case at or before the taking of the vote at the WIC Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of WIC security holders will be shared by APPI and WIC. Proxies may be solicited by certain WIC directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                                 VALLEY MEETING

DATE, TIME AND PLACE OF VALLEY MEETING

        The Valley Meeting will be held at [PLACE] located at [ADDRESS] on [DATE] at [TIME].

PURPOSE


        The purpose of the Valley Meeting is to vote upon proposals: (i) to approve the Valley Merger Proposal and to approve and adopt the Valley Merger Agreement and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


RECORD DATE AND OUTSTANDING SHARES


        Security holders of record of Valley Common Stock at the close of business on [DATE] are entitled to notice of and to vote at the Valley Meeting. As of the Valley Record Date, there were 20 security holders of record of Valley Common Stock holding an aggregate of 19,937.50 shares of Valley Common Stock. See "Valley Principal Shareholders."


VOTE REQUIRED


        Approval and adoption of the Merger Agreement and approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Valley Common Stock outstanding on the Valley Record Date. Votes will be counted by the Valley Board.


        Each security holder of record of Valley Common Stock on the Valley Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the security holders of Valley at the Valley Meeting.

        The required quorum for the transaction of business at the Valley Meeting is a majority of the shares of Valley Common Stock outstanding on the Valley Record Date. Valley intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business.

VOTING OF PROXIES

        All shares of Valley Common Stock that are entitled to vote and are represented at the Valley Meeting by properly executed proxies received prior to or at the Valley

Meeting and not duly and timely revoked will be voted at the Valley Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted (i) FOR approval of the Valley Merger Proposal and (ii) FOR approval and adoption of the Valley Merger Agreement.


        If any other matters are properly presented for consideration at the Valley Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Valley Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Valley, at or before the taking of the vote at the Valley Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Valley, before the taking of the vote at the Valley Meeting; or (iii) attending the Valley Meeting and voting in person (although attendance at the Valley Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Valley Radiologists Medical Group, Inc. at 1101 South Winchester Boulevard, Suite J220, San Jose, California 95128, Attention:
Secretary or hand-delivered to the Secretary of Valley, in each case at or before the taking of the vote at the Valley Meeting.

SOLICITATION OF PROXIES; EXPENSES

        The cost of the solicitation of Valley security holders will be shared by APPI and Valley. Proxies may be solicited by certain Valley directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                 THE MERGERS, EXCHANGES AND RELATED TRANSACTIONS


        The following discussion summarizes the proposed Mergers, Exchanges and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreements, Exchange Agreements and related agreements. A copy of the applicable Merger or Exchange Agreement being solicited hereby is attached as Appendix A. Detailed terms of and conditions to those Mergers and related transactions whereby the entity to be acquired by APPI shall merge with and into a subsidiary of APPI are contained in the Pacific, TMI and Valley Merger Agreements. A form of Merger Agreement, which substantially conforms to the Pacific, TMI and Valley Merger Agreements, is attached to this Prospectus/Joint Proxy Statement as Appendix B. Detailed terms of and conditions to those Mergers and related transactions whereby the entity to be acquired by APPI shall merge with and into APPI are contained in the Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Merger Agreements. A form of Merger Agreement, which substantially conforms to the Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Merger Agreements, is attached to this Prospectus/Joint Proxy Statement as Appendix C. Detailed terms and conditions of the Exchanges and related transactions are contained in the Exchange Agreements. A form of Exchange Agreement, which substantially conforms to the Exchange Agreements, is attached to the Prospectus/Joint Proxy Statement as Appendix D. Statements made in this Prospectus/Joint Proxy Statement with respect to the terms of the Mergers, Exchanges and related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Merger Agreements and Exchange Agreements.

APPI'S MATERIAL CONTACTS AND BOARD DELIBERATIONS

        APPI was formed in April 1996 to begin operations as a radiology physician practice management company. APPI's focus is to develop, consolidate and manage integrated radiology and IC networks. APPI's focus was developed based on the belief of its founders that radiology services in the United States are delivered through a fragmented system of local providers, including small to medium-sized groups of diagnostic and interventional radiologists and radiation oncologists. In addition, the founders observed that cost-containment pressures on health care providers, including radiologists, have placed small to medium-sized physician groups at a competitive disadvantage, since their practices typically have high operating costs and often lack the capital, information systems and management expertise necessary to provide both high-quality and cost-effective medical care. Following its inception, APPI began identifying radiology practices that could be candidates to affiliate with a physician practice management company like APPI to manage and administer the non-medical aspects of their practices and provide access to greater capital resources, more efficient cost structures and expertise in contracting with payors.

        During May, June and July 1996, APPI developed a list of potential radiology practices in different parts of the United States to approach regarding possible affiliation with APPI. During this period, APPI commenced discussions with representatives of radiology groups on its target list and entered into confidentiality agreements with Advanced Radiology and The Ide Group.

        During August, September and October 1996, APPI continued its affiliation development efforts and entered into confidentiality agreements with M&S, RNM and RRG. In addition, during this period APPI entered into letters of intent with Advanced, Ide and M&S. Following the execution of the letters of intent, APPI commenced financial audits of Advanced, Ide and M&S and also commenced its legal due diligence with respect to those practices.

        During November and December 1996 and January 1997, APPI continued its affiliation development efforts with practices that had executed confidentiality agreements with. On November 20, 1996 and January 23, 1997, APPI entered into letters of intent with RRG and RNM, respectively. Following the execution of these letters of intent, APPI commenced financial audits of those practices and legal due diligence. Also during this period, APPI distributed its first draft of the Service Agreement to those Founding Affiliated Practices which had executed letters of intent as well as to Pacific which was contemplating whether to enter into a letter of intent with APPI. APPI then began preliminary discussions and negotiations with such Founding Affiliated Practices regarding the Service Agreement. During this period, Pacific and Valley entered into letters of intent with APPI.

        During February, March and April 1997, commenced financial audits of and legal due diligence on the Founding Affiliated Practices and APPI and the Founding Affiliated Practices continued their discussions and negotiation of the Service Agreement. In addition, APPI distributed the first draft of the Merger and Exchange Agreements for review and comment by the Founding Affiliated Practices.

        Thereafter, APPI began negotiations and discussions with the Founding Affiliated Practices regarding the Merger and Exchange Agreements. Certain representatives of the Founding Affiliated Practices met with members of APPI's management in Dallas on March 7-8 to discuss open issues in the Service Agreement and the Merger and Exchange Agreements and preliminary strategies for APPI's growth and development. On April 16-17, certain representatives of the Founding Affiliated Practices and counsel for such Practices met in Dallas to continue their discussions of open points in the Merger and Exchange Agreements and the Service Agreement.

        In March and April 1997, APPI selected the underwriters for the Initial Public Offering. In early April, APPI's management met with the underwriters to commence preparation of the Form S-1. During this time, APPI continued its legal due diligence and financial audits regarding the Founding Affiliated Practices.

        During May, June and through the date of this filing, APPI concluded its negotiation of the Service Agreement, Merger and Exchange Agreements and related agreements for the Reorganizations and in June such agreements were executed by APPI and each respective Founding Affiliated Practice. APPI continued to work on the Form S-1 and filed the Form S-1 with the SEC on June 27, 1997. During May and June, APPI also commenced work on this Registration Statement.

ADVANCED RADIOLOGY'S MATERIAL CONTACTS AND MANAGEMENT COMMITTEE DELIBERATIONS

        On January 1, 1995, five separate radiology practices joined together to form Advanced Radiology, LLC. Two additional practices subsequently became members of Advanced Radiology, LLC in March, 1996 and January, 1997. In the spring of 1996, the

Management Committee of Advanced Radiology, LLC, consisting of Harry A. Knipp, M.D., H. Alexander Munitz, M.D., Barton M. Cockey, M.D., Michael L. Sherman, M.D., James D. Winthrop, M.D., Blair Andrew, M.D., David McNeely, M.D., Charles J.E. Arnold, M.D., and Lee Goodman, M.D., recognized it would need to address the company's long-term competitive issues in light of the challenges resulting from merging six practices, as well as the changes occurring in the Baltimore market and the healthcare industry as a whole.

        Drs. Sherman, Munitz, Andelman, Winthrop and Arnold, representatives of Advanced's Management Committee, met with representatives from APPI in May 1996 in order to explore the possibility of merging with APPI. In June 1996, APPI was invited to present to the entire Management Committee of Advanced Radiology, LLC.

        Also during this period, the Management Committee determined to hire consultants from First Union Bank of Charlotte, North Carolina, who have extensive experience in medical mergers and acquisitions. The consultant group, working with the Advanced Management Committee, identified and met with several prospective physician management companies. The consultant group also outlined four additional alternatives for Advanced: raise private equity, undertake an initial public offering, sell the practice to a hospital, or sell the practice to a managed care company. Advanced Radiology, LLC explored these alternatives in June 1996.

        Working with the consultants from First Union, a confidentiality agreement with APPI was negotiated and signed on July 3, 1996. At that same time, certain business and financial information of Advanced was shared with APPI.

        On July 23, 1996, the consultants from First Union gave a presentation to the members of Advanced Radiology, LLC regarding their recommendations and analyses as to the various alternatives described and discussed APPI's proposal. The members authorized the Management Committee to continue negotiating with APPI. After additional meetings of the Management Committee, a letter of intent was negotiated and signed on August 13, 1996.

        Thereafter, Advanced Radiology, LLC and its representatives entered into negotiations with APPI regarding valuation of the practice and the Service Agreement. Over the course of the next ten months, the Management Committee met on a weekly basis to discuss the terms of the proposed transaction with APPI. In addition, the members of Advanced Radiology, LLC met on three separate occasions (February 6, 1997, February 19, 1997 and February 20, 1997) to discuss the proposed transaction. Drs. Sherman, Munitz and Winthrop of Advanced, along with representatives from First Union, attended a meeting with APPI in

Dallas on March 7, 1997 to discuss the transaction and meet representatives from the other Founding Affiliated Practices. On March 20, 1997 the consultants from First Union gave a presentation regarding the current status of the transaction and valuation considerations to the Management Committee of Advanced Radiology, LLC.

        From March 1997 to May 1997, Advanced Radiology, LLC and First Union worked with APPI to finalize valuation of the practice and terms of the Service Agreement. On May 29, 1997, Advanced Radiology LLC held a meeting of the membership where First Union presented valuation considerations and the members reviewed certain preliminary terms of the proposed transaction with APPI. The members again authorized the Management Committee to continue to proceed with the discussion with APPI.

        In June 1997, the Management Committee of Advanced Radiology, LLC approved the execution and delivery of the Advanced Merger Agreement, subject to member approval after their receipt and review of a proxy statement/prospectus under this Registration Statement.

THE IDE GROUP'S MATERIAL CONTACTS AND BOARD DELIBERATIONS

        Ide was first introduced to APPI through Derace Schaffer, M.D., President of Ide. On May 29, 1996, Lawrence R. Muroff, M.D. the Chairman of the Board and Senior Vice President of Physician Affairs of APPI, Gregory L. Soloman, Chief Executive Officer of APPI and Mark S. Martin, Senior Vice President and Chief Operating Officer of APPI gave a presentation on APPI's business model to a majority of Ide's shareholder group.

        On June 10, 1996, Ide entered into a Confidentiality and Standstill Agreement with APPI. At the June 19, 1996 meeting of Ide's Board of Directors, the Ide Board considered the risks and benefits of an affiliation with APPI, including other options available to the group. They also discussed the due diligence that would be required of both APPI and Ide. The Ide Board delegated further responsibility for investigating and negotiating a possible affiliation with APPI to the Board's Finance Committee, consisting of Michael Lebowitz, M.D., Richard Tobin, M.D., Ronald Hainen, M.D., Frank Kelley, M.D., Rosemary Utz, M.D. and Ken Pearsen, M.D. From the initial meeting on June 19, 1996 until the signing of the Merger Agreement on June 27, 1997, the Ide Board met periodically to discuss the status of the ongoing negotiations with APPI. Also during this period, Ide's Finance Committee met several times a month, both formally and informally, to discuss every aspect of the proposed transaction. The Finance Committee reported to the Ide Board on an ongoing basis.

        On June 27, 1996, Ide sent initial financial and practice data to APPI. The company received a first draft of the Service Agreement from APPI on July 19, 1996. A shareholders' meeting was held during the month of July, 1996 at which the shareholders authorized the Board and officers of Ide to negotiate and execute a non-binding letter of intent with APPI. On August 1, 1996, the letter of intent was signed. Throughout August 1997, Ide focused on responding the APPI's due diligence requests.

        On August 30, 1996, APPI and its accountants, Arthur Andersen, gave a presentation to Ide's Finance Committee regarding tax considerations associated with the proposed transaction.

        On October 9, 1996, Messrs. Martin and Solomon gave a presentation of the preliminary terms, including the management fee, of the proposed transaction to all members of the Finance Committee. Thereafter, the Committee weighed the considerations supporting the transaction (such as access to capital to expand the business, professional practice expansion, infrastructure cost avoidance) against the financial impact of the proposed management fee. After an extensive discussion of these matters, the Finance Committee determined to recommend proceeding with the proposed transaction to the entire Ide Board. The Board accepted the Committee's recommendation and approved a continuation of negotiations and discussions with APPI.

        On October 16, 1996, certain representatives of Ide (including Drs. Lebowitz and Tobin) and Ide's legal counsel participated in a conference call with Mr. Solomon and APPI's legal counsel to discuss issues pertaining to the Service Agreement. On November 26, 1996, DeJoy, Knauf & Blood commenced their audit of Ide.

        On January 29, 1997, representatives from Ide and representatives from Advanced had a teleconference to discuss the proposed transactions and share information, analyses, concerns, ideas, etc.

        On February 19-20, 1997, APPI revisited the economic terms of the deal with the Finance Committee following receipt of the audited financial information from Dejoy, Knauf & Blood. Following the presentation, the Finance Committee discussed the proposed terms in detail.

        On February 26, 1997, representatives of a majority of the Founding Affiliated Practices met via teleconference to once again share information and analysis concerning APPI and the Merger and Exchange Transactions. The groups reconvened in person at a meeting in Dallas on March 8-9, 1997 to continue addressing these issues.




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

        On March 18, 1997, the Finance Committee reviewed the discussions from the Dallas meeting with the Ide Board and presented to the Board a final proposal for the APPI merger. On April 2, 1997, the Board met to discuss in detail the final proposal. The Board reiterated its approval of continued discussions and negotiations with APPI and authorized the Ide management to release Ide's financial information for public disclosure in the Form S-1.

        On May 22, 1997, the Finance Committee presented the Ide Board with the Merger Agreement and Services Agreement. The Board considered the terms of these agreements and determined that more detailed information was required before a Board vote could be taken. Over the course of the next week, the Finance Committee addressed the issues raised at the May 22 Board meeting, which included retaining Shattuck, Hammond to provide a fairness opinion to Ide with respect to the service fee under the Services Agreement.

        On June 3, 1997, the Ide Board unanimously approved the Ide Merger Agreement, Services Agreement and Ide Merger Proposal, subject to shareholder approval after receipt and review of a Prospectus/Joint Proxy Statement pursuant to this Registration Statement after it becomes effective. The Board also authorized execution and delivery of the agreements, subject to receipt of a preliminary fairness opinion from Shattuck, Hammond satisfactory to the Finance Committee. On June 24, 1997, the preliminary opinion was delivered and the Finance Committee determined it was satisfied with the findings. On June 27, 1997 the Ide Merger Agreement was executed and delivered by Ide.

M&S X-RAY PRACTICES' MATERIAL CONTACTS AND BOARD DELIBERATIONS

        During the spring of 1996, Mr. Mark Martin, the Chief Operating Officer of APPI, contacted M&S X-Ray practices to inquire whether M&S, South Texas, San Antonio, Lexington, Madison, South Texas No. 1 and San Antonio No. 2 would be interested in affiliating with APPI.

        During July 1996, representatives of the M&S X-Ray Practices met with representatives of Cain Brothers, financial advisor for M&S X-Ray Practices, to discuss the possible strategic benefits of an affiliation with APPI. The Entities comprising the M&S X-Ray Practices entered into letters of intent with APPI in September 1996. Following the execution of such letters of intent, M&S X-Ray Practices began conducting a financial and legal due diligence review of APPI.

        During October, November and December of 1996, M&S X-Ray Practices completed their financial review and legal due diligence on APPI. During the same time period, representatives




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of M&S X-Ray Practices and its counsel began negotiating Service Agreements with
APPI.

        On January 31, 1997, certain representatives of M&S X-Ray Practices, including Terry A. Brown, the Chief Executive Officer of M&S, Dr. Jeremy N. Wiersig, a director of M&S and Dr. Randall S. Preissig, a director of M&S and the managing partner of Madison, met with Mark Martin and Sami Abbasi, the Chief Operating Officer and Chief Financial Officer, respectively, of APPI to discuss the M&S, South Texas and San Antonio Merger Proposals and the Lexington, Madison, South Texas No. 1 and San Antonio No. 2 Exchange Proposals. During this meeting the parties also discussed the preliminary results of Arthur Anderson's financial review of the various entities comprising M&S X-Ray Practices.

        During February 1997, representatives of the Exchange Entities and members of the respective Boards of M&S, South Texas and San Antonio met with APPI to discuss the economic and tax consequences of the Merger and Exchange Proposals.

        On March 7, 1997, Dr. A. Kenneth Trevino, a director of M&S, Dr. Gregory Wojcik, a director of M&S, South Texas and San Antonio, and Dr. Wiersig met with members of APPI's management and certain representatives of the other Founding Affiliated Practices in Dallas to discuss certain open issues in the Service Agreements and the Merger and Exchange Agreements and strategies for APPI's growth and development. On April 17, 1997 counsel for M&S X-Ray Practices and certain representatives of the other Founding Affiliated Practices reconvened in Dallas to continue their discussions of the Merger and Exchange Agreements.

        During May and June, 1997, M&S X-Ray Practices and APPI concluded their negotiations over the M&S, South Texas and San Antonio Merger Agreements and the Lexington, Madison, South Texas No. 1 and San Antonio No. 2 Exchange Agreements.

        On May 29, 1997, the members of the respective Boards of M&S, South Texas and San Antonio met and approved the M&S Merger Proposal, South Texas Merger Proposal and San Antonio Merger Proposal, respectively, subject to shareholder approval after their receipt and review of a proxy statement/prospectus pursuant to this Registration Statement. Around the same time Dr. Randall Preissig, the Managing Partner of each of the Exchange Entities, determined that the Lexington Exchange Proposal, Madison Exchange Proposal, South Texas No. 1 Exchange Proposal and San Antonio No. 2 Exchange Proposal would be in the best interests of Lexington, Madison, South Texas No. 1 and San Antonio No. 2, respectively. Accordingly, Dr. Preissig executed each of the Exchange Agreements on behalf of the applicable Exchange Entities and approved each Exchange Proposal, subject to shareholder




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approval after their receipt and review of a proxy statement/prospectus pursuant to this Registration Statement after it becomes effective.

PACIFIC IMAGING CONSULTANTS' MATERIAL CONTACTS AND BOARD DELIBERATIONS

        During 1996, certain representatives of Pacific, including Charles E. Fiske, M.D., a member of the Pacific Board, and Mark Weinberg, the Executive Director of Pacific, met from time to time with members of the Valley Board to discuss a proposal that the two companies establish a physician practice management company.

        In October 1996, Less Chafen, M.D. a member of the Pacific Board, attended the Economic Symposium for Radiology and learned about APPI's business model and growth plans. At the October meeting of the Pacific Board, Dr. Chafen discussed the strategic benefits that Pacific could derive from being affiliated with a physician practice management company such as APPI, such as gaining access to management expertise and capital and achieving operating efficiencies. The Pacific Board agreed to consider pursuing an affiliation with APPI and contacted the Valley Board to inquire whether Valley would be also interested in meeting with representatives of APPI.

        In December 1996, certain representatives of APPI, including Lawrence R. Muroff, M.D., the Chairman of the Board and Senior Vice President of Physician Affairs of APPI, and Mark S. Martin, the Senior Vice President and Chief Operating Officer of APPI, met with the directors of Pacific and Valley at a joint meeting of the Pacific and Valley Boards. At the meeting, Dr. Muroff and Mr. Martin presented APPI's business model and discussed the potential benefits that an affiliation with APPI could provide to both Pacific and Valley. After the Dr. Chafen and Mr. Martin left the meeting, the Pacific Board discussed the relative merits of affiliating with APPI and establishing a separate physician practice management group with Valley. The Pacific Board determined that an affiliation with APPI would allow Pacific to obtain greater economies of scale and operating efficiencies than the Valley proposal. On the other hand, the Pacific Board believed that the Valley Proposal would allow it to retain greater autonomy and would provide Pacific with management service fees, an additional source of revenue. After a lengthy discussion regarding these issues, the Pacific Board agreed that it would be in the best interests of Pacific and its shareholders to pursue an affiliation with APPI. Pacific then signed a confidentiality agreement with APPI.

        During December 1996 and January and February 1997, Pacific conducted a financial and legal due diligence review of APPI.




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

During the same time period, Pacific began negotiations with APPI on a Service Agreement and Merger Agreement.

        On March 7-8 of 1997, certain representatives of Pacific met with management of APPI and representatives of certain other Founding Affiliated Practices to discuss open issues in the Service Agreements and Merger and Exchange Agreements and to review APPI's strategy for growth and development. In April 1997, representatives of Pacific and its counsel reconvened in Dallas with management of APPI and representatives of other Founding Affiliated Practices to continue their discussions regarding open issues in the Merger Agreements.

        On May 13, 1997, the Pacific Board met to review the Service Agreement and Merger Agreement with APPI. During the meeting, the Pacific Board approved the Service Agreement, Merger Agreement and Pacific Merger Proposal, subject to shareholder approval after receipt and review of a Prospectus/Joint Proxy Statement pursuant to this Registration Statement after it becomes effective.

RADIOLOGY AND NUCLEAR MEDICINE'S MATERIAL CONTACTS AND BOARD DELIBERATIONS

        In July 1996, representatives of RNM attended a conference at which representatives of APPI, including Lawrence R. Muroff, M.D., the Chairman of the Board and Senior Vice President of Physician Affairs of APPI, Derace L. Schaffer, M.D., a Director of APPI, Gregory L. Solomon, President, Chief Executive Officer and a Director of APPI, and Mark S. Martin, Senior Vice President and Chief Operating Officer of APPI, made presentations regarding physician practice management companies. Subsequently, a representative of RNM contacted APPI regarding the possibility of having APPI's representatives make a similar presentation to RNM.

        On September 17, 1996, Messrs. Solomon and Martin and Dr. Muroff presented information about APPI to the RNM Board, and certain officers and employees of RNM, including the rationale for affiliating with APPI and current industry issues faced by radiology groups. Following the meeting, RNM entered into a confidentiality agreement with APPI.

        On October 10, 1996, the RNM Board met and reviewed initial drafts and a summary of the key terms of the proposed Service Agreement. The RNM Board then met on October 14, 1996, at which time William J. Walls, M.D., President of RNM, led a discussion concerning the disadvantages and advantages of affiliating with APPI. After discussion, the RNM Board determined that additional information was needed before it could make any recommendations to the stockholders.




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

        At the December 26, 1996 Board meeting, Ralph D. Reymond, M.D., reminded the RNM Board that there were alternatives to pursuing an affiliation with APPI and suggested that the group designate Richard Meindinger, M.D., as medical director with authority to address certain management issues faced by RNM. The RNM Board then discussed the advisability of proceeding to the letter of intent stage with APPI. After discussing several alternatives to signing the letter of intent, the Board concurred that proceeding with negotiations and discussions with APPI was the most favorable option presented to the Board and agreed to sign the letter of intent on January 23, 1997.

        A meeting was then held on January 6, 1997 with Dr. Muroff, Messrs. Solomon and Martin, and Ralph D. Reymond, M.D., Stephen D. Coon, M.D., Judith A. Kooser, M.D., Russell E. Greene, M.D., Benjamin A. Franklin, M.D., Russell C. Harvey, M.D., Crosby L. Gernon, M.D., and Dennis C. Peterson M.D., to address questions raised by certain of RNM's physicians.

        During January, February and March 1997, RNM conducted a financial and legal due diligence review of APPI.

        On March 7, 1997, Drs. Coon and Walls and Mr. Brown attended a meeting with other members of the Founding Affiliated Practices and APPI management, investors, accountants and attorneys to discuss APPI's growth and development strategy and issues related to the Service Agreement and Merger Agreements.

        On March 20, 1997, Messrs. Martin and Solomon met with the RNM Board and certain RNM stockholders to address any outstanding questions and concerns raised by the RNM Board and RNM employees. Following that meeting, the RNM Board met to discuss whether the Company should continue to pursue negotiations and discussions with APPI. After lengthy deliberations, the Board decided to submit the issue to a stockholder vote.


        On June 10, 1997, a special meeting of the RNM stockholders was held at which the stockholders preliminarily approved the RNM Merger Agreement and RNM Merger Proposal, subject to final stockholder approval after their receipt and review of a Prospectus/Joint Proxy Statement pursuant to this Registration Statement after it becomes effective and subject to satisfaction of the following additional conditions:


         a. Development of a final Service Agreement and a final Merger Agreement in forms acceptable to the RNM Board following consultation with legal counsel.

         b. Receipt of an acceptable evaluation by Shattuck Hammond Partners, Inc. of the payments due under the Service Agreement.




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

         c. Receipt of appropriate approvals and consents to the transactions contemplated in the Service Agreement and the Merger Agreement from hospitals and other contracting parties with which RNM currently has contractual relationships.

         d. That a covenant be received from APPI which would guarantee preservation now and in the future of the capabilities of the RNM retirement plans or replacement plans relative to the abilities of radiologist participants and retirees to continue funding, continue investment alternatives and continue all the other flexibility in the retirement plans to the extent currently available.

ROCKLAND RADIOLOGICAL GROUP'S MATERIAL CONTACTS AND BOARD DELIBERATIONS

        On November 15, 1995, the Board of Directors of each of the Entities comprising the Rockland Radiological Group met to discuss the future direction of the group's radiology practice in the evolving managed care environment. The directors discussed various options that were available to the group, including, among other things, merger with another physician practice, network association and affiliation with a public company. Over the course of the ensuing year, the directors held strategic planning meetings and conducted interviews with various multispecialty physician practice management companies.

        In October 1996, the management group of the Rockland Radiological Group, consisting of Herbert Z. Geller, M.D., Mark Geller, M.D. and Elliot Handler, M.D., along with its financial consultant and administrator, attended the Economics Symposium in Washington, D.C., where they learned of APPI as a radiology practice management company. The Rockland management group discussed APPI's potential and decided to explore the merits of its possible affiliation with APPI. Shortly thereafter, the Rockland Radiological Group entered into a confidentiality agreement with APPI.

        On November 13, 1996, the Boards of the Rockland Entities met with their financial consultant to discuss methods for evaluating the practice and protecting its value, as well as the strategic and economic benefits of various practice alternatives available to the group, including a merger with APPI. On November 20, 1996, the Board approved a letter of intent to pursue negotiations with APPI.

        On December 17, 1996, the Boards met to discuss the progress of Rockland Radiological Group's merger discussions with APPI.




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

The management group explained the financial and legal due diligence review which was being conducted by APPI.

        On February 26, 1997, the Boards met with a delegation of APPI representatives to discuss APPI's planned structure, the other prospective Founding Affiliated Practices, APPI's growth and development strategy and the business and financial impact of a merger of APPI and the Rockland Radiological Group.

        On March 12, 1997, at a meeting of the Rockland Boards, Smith Barney made a presentation regarding its experience with physician practice management companies. The Rockland Boards discussed procedural matters related to moving forward with the merger negotiations, including the commencement of a financial and legal due diligence review of APPI.

        On May 21, 1997, the Rockland Boards met with counsel for the group to discuss the status of the due diligence review of APPI and the various agreements which would be executed in connection with the Merger Transactions. On May 23, 1997, the Rockland Boards voted unanimously in favor of proceeding with the Merger Transactions with APPI, subject to agreement on the definitive terms of the merger and a vote of the shareholders of the Rockland Entities after receipt and review of a Prospectus/Joint Proxy statement pursuant to this Registration Statement after it has become effective.

VALLEY RADIOLOGY GROUP'S MATERIAL CONTACTS AND BOARD DELIBERATIONS

        During September, October, and November 1996, members of the Valley Board met with representatives of Pacific and members of the Pacific Board to discuss a proposal that the two companies form a MSO in order to achieve strategic benefits and economies of scale. In November 1996, APPI representatives made a presentation to the Pacific Board, and the Pacific representatives of the MSO subsequently suggested that Valley contact APPI. Dr. Edward Lebowitz, a member of the Valley Board, met with Greg Solomon, Chief Executive Officer of APPI, in Chicago during the following week at the annual Radiological Society of North America meeting.

        During December 1996, Lawrence R. Muroff, M.D., the Chairman of the Board and Senior Vice President of Physician Affairs of APPI, and Mark Martin, the Senior Vice President and Chief Operating Officer of APPI, met with the directors of Valley and Pacific at a joint meeting of the Valley and Pacific Boards. At the meeting, Dr. Muroff and Mr. Martin presented a detailed analysis of APPI's business plan and discussed the potential benefits that an affiliation with APPI could provide to both Valley and Pacific. Dr. Muroff and Mr. Martin also answered questions from the members of the Valley and Pacific boards at that time.




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        Although the Valley Board believed that Valley would derive certain strategic benefits from being affiliated with APPI, including increased access to capital and improved operating efficiencies, it decided not to enter into a letter of intent with APPI at that time. The principal reasons for preferring not to affiliate with APPI were the loss of autonomy and reduction in income that were considered likely to result from such an affiliation.

        During January and February 1997, Valley and Pacific representatives made further progress in the formation of their MSO, but it became clear that Pacific was strongly in favor of pursuing an affiliation with APPI. For this reason, in February 1997, Messrs. Solomon and Martin, and Don Pelton, and Mark Laurent of APPI attended a meeting of the Valley Board to discuss further the potential benefits of an affiliation with APPI. Upon completion of the meeting, the Valley Board determined that an affiliation with APPI would allow Valley to achieve greater economies of scale, a greater competitive advantage in securing third party payor contracts, and better operating efficiencies than the MSO proposal. For these reasons, Valley entered into a letter of intent with APPI in March 1997.

        During March and April 1997, Valley conducted its financial review of and legal due diligence on APPI. During the same time period, Dr. Lebowitz and John Noonan, M.D., and Eric Trefelner, M.D., members of the Valley Board, met with members of APPI's management team, as well as representatives of certain other Founding Affiliated Practices, in Dallas to discuss the Mergers and Exchanges and APPI's strategy for growth and development. Among the issues discussed were APPI's stated dedication to "same store growth," the importance of "same store growth" to share value as emphasized by representatives of potential underwriters, and the strategy APPI would pursue to raise individual physician income after the IPO. Also during March and April 1997, Valley began negotiations with APPI over the Valley Merger Agreement and the Service Agreement.

        In May 1997, Mr. Martin attended the Valley Board meeting to answer questions from the Valley Board and to address any remaining concerns that the Valley Board had regarding the Valley Merger Proposal, specifically the economic and tax consequences of such a proposal. After Mr. Martin excused himself from the meeting, the Valley Board discussed the results of the Company's due diligence efforts and the terms of the Valley Merger Agreement with the Company's legal counsel. Following these discussions, the Valley Board approved the Valley Merger Proposal, subject to shareholder approval after receipt and review of a Prospectus/Joint Proxy Statement under this Registration Statement.



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APPI'S REASONS FOR THE MERGERS AND EXCHANGES

        APPI was formed in April 1996 for the sole purpose of acquiring and consolidating radiology practices on a national basis with the explicit purpose of forming a publicly traded radiology practice management company. From its inception, APPI's focus has been to develop, consolidate and manage integrated radiology and IC networks. APPI and the Founding Affiliated Practices recognized that market forces were driving physicians, including radiologists, into larger group practices and driving group practices to seek corporate partners to provide management expertise, capital and sophisticated information systems. APPI and the Founding Affiliated Practices identified certain factors which they believe apply pressure to physician groups, which factors include, without limitation, increased managed care penetration, declining reimbursements from private and governmental payors, increased competition for payor contracts, physician oversupply, physician income erosion, increased complexity of billing and collection processes, increased information system requirements and the need for greater sums of capital to remain competitive.

        APPI and the Founding Affiliated Practices believed that if APPI could provide the resources (including business and management expertise, purchasing power and sophisticated information systems) necessary for radiology practices to compete in the managed care dominated environment, then radiology practices would be motivated to affiliate with APPI. APPI and the Founding Affiliated Practices believe that if APPI was successful in affiliating with a select group of radiology practices across the United States, that they would be able to develop integrated networks of radiology groups and ICs to provide wide geographic coverage and subspecialty expertise.

        APPI's strategy is to (i) emphasize quality service, (ii) expand within its selected markets, (iii) improve operating efficiencies within the Founding Affiliated Practices and (iv) expand into new regional markets through acquisitions of or affiliations with additional radiology practices and ICs. APPI believes that the Founding Affiliated Practices form the foundation upon which APPI can attempt to implement its strategy.


THE MERGER AND EXCHANGE ENTITIES' REASONS FOR THE MERGERS AND EXCHANGES
  AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THE MERGER ENTITIES

        The respective Boards of Directors of the Entities have identified a number of potential benefits of the Mergers, Exchanges and an affiliation with APPI to security holders of the Entities. The potential benefits include:

        o APPI's management will offer the Founding Affiliated Practices management resources and expertise in areas such as strategic planning, marketing, managed care contracting, business development, purchasing, billings and collections and dealing with hospitals and other facilities. Such resources and expertise could offer the Founding Affiliated Practices opportunities to enhance practice revenue and spend more time on the professional as opposed to administrative aspects of their practice. In addition, through access to the collective knowledge and information of all Affiliated Practices, Affiliated Practices will be in a better position to identify and promote best practices and operating efficiencies in areas such as practice guidelines, equipment utilization and resource management.

        o Through APPI, the Founding Affiliated Practices will have increased access to capital to upgrade existing imaging equipment, purchase equipment for new imaging modalities, invest in new technologies (e.g., teleradiology), invest in clinical information systems to improve quality of care, and implement financial and cost-accounting systems to optimize resource management, facilitate managed care contracting and improve profitability.

        o As part of APPI's acquisition and expansion strategy, the Founding Affiliated Practices will serve as a hub for future acquisitions of and affiliations with practices and imaging centers in regions in which the Founding Affiliated Practices are located. Through such acquisitions and affiliations, and opportunities to invest in technologies such as teleradiology, the Founding Affiliated Practices will be positioned to provide greater geographic coverage and patient accessibility, improved response time and broader subspecialty expertise, thereby improving patient service and referring physician satisfaction.

        o The Mergers, Exchanges and affiliations with APPI offer the Founding Affiliated Practices the opportunity to participate in a larger and more diversified physician organization which will have greater contracting ability and bargaining leverage with managed care organizations, greater financial strength and ability to enter into risk-sharing arrangements with payors, and greater purchasing power with vendors.

        o The consideration the security holders are receiving in the Mergers and Exchanges is enabling them to liquidate a portion of the equity they have in their respective Founding Affiliated Practices. In addition, a substantial portion of the consideration to be received by security holders of the Entities is in the form of an equity interest in a larger and more diversified physician organization that is expected to benefit strategically, competitively and operationally from the Mergers and Exchanges and the affiliation with APPI. The security holders equity interest in APPI provides them with the potential to realize greater long-term returns on and liquidity of the financial investment they currently have in their respective Founding Affiliated Practices. Finally, it is anticipated that the other benefits described above could enhance the revenues of the Founding Affiliated Practices and increase physician compensation.



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        The respective Board of Directors of the Entities also identified a number of potential adverse effects of the Mergers and Exchanges on the security holders of each Entity including (i) decreased autonomy in the management of their respective Founding Affiliated Practices, (ii) payment of a service fee to APPI out of practice revenues, (iii) dependence on the operating results of the other Affiliated Practices and the continued affiliation of such Practices with APPI, (iv) the lack of prior operating experience of APPI with the Founding Affiliated Practices, (v) risks associated with APPI's acquisition and expansion strategy and (vi) general risks associated with owning an equity interest in APPI. These and other risk factors may interfere with or undermine the realization of the potential benefits described above. See "Risk Factors."

        In reaching their decisions to approve the respective Merger Proposals, the Boards of each of the Entities were influenced by all of the potential benefits described above. The importance of each benefit varied to some extent for each Board; however, each Board was positively influenced by each of the benefits to some degree.

        The Advanced Board has approved the Advanced Merger Proposal and determined that the Advanced Merger is fair and in the best interests of the security holders of Advanced. In reaching its decision to approve the Advanced Merger proposal, the Advanced Board was most strongly influenced by (i) the benefits relating to the management resources and expertise offered by APPI, particularly for strategic planning and implementation, (ii) those benefits relating to access to capital, particularly for investments in facilities and equipment and information systems to optimize resource and utilization management, (iii) those benefits relating to prospects of increased current physician compensation and equity value through potential appreciation in APPI's Common Stock, and (iv) the relatively greater autonomy Advanced would retain in decisions related to physician income distribution and professional staffing issues as compared to other physician practice management models. The Advanced Board felt the most significant potential adverse effects of the Advanced Merger Proposal were (i) the potential lack of attention and responsiveness from APPI's management as APPI implements its growth strategy and (ii) potential limitations on the amount of capital that might be available for investments that would benefit Advanced due to the multitude of investment opportunities within all of the Founding Affiliated Practices, but concluded that such factors were outweighed by the potential benefits. THE ADVANCED BOARD RECOMMENDS APPROVAL OF THE ADVANCED MERGER PROPOSAL BY ITS SECURITY HOLDERS.

        The IDE Board has approved the IDE Merger Proposal and determined that the IDE Merger is fair to, and in the best interests of, the security holders of IDE. In its decision to approve the IDE Merger Proposal, the IDE Board was most strongly influenced by (i) the benefits relating to management resources and expertise, particularly for long-term strategic planning, (ii) those benefits relating to access to capital, particularly to build management infrastructure and implement information systems to improve utilization management in a managed care environment, (iii) those benefits relating to prospects for increased equity value through potential appreciation in APPI's Common Stock, and (iv) continued autonomy in decisions on matters such as professional staffing and physician income distribution. The Ide Board felt that the most significant potential adverse effect of the IDE Merger Proposal was (i) the risks associated with owning an equity interest in APPI, including the restrictions on resale of the APPI shares issued pursuant to the IDE Merger imposed on the security holders of IDE pursuant to lock-up agreements executed by them in connection with the IDE Merger Transaction, and (ii) the concern that APPI would not be able to fulfill its operational support obligations under the Service Agreement, but concluded that such factors were outweighed by the potential benefits. THE IDE BOARD RECOMMENDS APPROVAL OF THE IDE MERGER PROPOSAL BY ITS SECURITY HOLDERS.




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

        The members of the Boards of South Texas and San Antonio comprise a majority of the M&S Board. The M&S, South Texas and San Antonio Boards have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decisions to approve their respective Merger Proposals, the M&S Board, South Texas Board and San Antonio Board were most strongly influenced by (i) the benefits relating to APPI's management resources and expertise, particularly for strategic planning, marketing,managed care contracting and reimbursement matters, (ii) those benefits relating to access to capital, particularly to upgrade existing equipment and purchase equipment for new modalities, (iii) those benefits relating to APPI's in-market expansion strategy, and (iv) the relatively greater autonomy the Entities would retain in the area of physician income distribution as compared to other physician practice management models. The M&S, South Texas and San Antonio Boards felt that the most significant potential adverse effects of their respective Merger Proposals were (i) the concern regarding the view of its joint venture partner and its affiliated hospitals to their respective affiliations with APPI, and
(ii) the concern regarding APPI's ability to fulfill its operational support obligations under the Service Agreement, but concluded that such factors were outweighed by the potential benefits. THE M&S, SOUTH TEXAS AND SAN ANTONIO BOARDS EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The Pacific Board and TMI Board are comprised of the same individuals. The Pacific Board and TMI Board have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decision to approve their respective Merger Proposals, the Pacific Board and TMI Board were most strongly influenced by the benefits relating to (i) APPI's management resources and expertise, particularly in the area of practice marketing, managed care contracting and reimbursement matters, (ii) access to capital and expanded patient service, particularly with respect to investments in teleradiology and information systems to improve utilization management, (iii) building management infrastructure, (iv) the prospects of increasing revenue and current physician compensation, and (v) retained autonomy, particularly with respect to decisions on professional staffing and physician income distribution. The Pacific Board and the TMI Board felt that the most significant potential adverse effects of their respective Merger Proposals were (i) potential limitations on the amount of capital for their respective expansion and replacement projects in light of the potential capital needs of the other Founding Affiliated Practices, and (ii) the possibility that the future value of their practices might be greater than the value being realized in the respective Merger Proposals, but concluded that such factors were outweighed by the potential benefits. THE PACIFIC BOARD AND TMI BOARD EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The RNM Board has approved the RNM Merger Proposal and determined that the RNM Merger is fair to, and in the best interests of, the security holders of RNM. In its decision to approve the RNM Merger Proposal, the RNM Board was strongly influenced by (i) the potential benefits relating to APPI's management resources and expertise, particularly for long-term strategic planning, (ii) those benefits relating to access to capital, particularly for investments in teleradiology and outpatient imaging facilities, (iii) those benefits relating to improved patient service and referral source satisfaction through greater geographic coverage and the implementation of teleradiology, (iv) those benefits relating to prospects of maintaining current levels of physician compensation, and (v) the autonomy RNM would retain in decisions on matters such as professional staffing and physician income distribution as compared to other physician practice management companies. The RNM Board felt that the significant potential adverse effects of the RNM Merger Proposal were (i) the potential adverse reaction from the health care communities in which they practice, and
(ii) the risks associated with equity ownership in APPI and the resale restrictions imposed on the APPI shares issued to the RNM security holders pursuant to lock-up agreements executed by them in connection with the RNM Merger Transaction, but concluded that such factors were outweighed by the potential benefits. THE RNM BOARD RECOMMENDS APPROVAL OF THE RNM MERGER PROPOSAL BY ITS SECURITY HOLDERS.

        The members of the Boards of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are comprised of the same individuals. The AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Boards have each approved their respective Merger Proposals and determined that their respective Mergers are fair to, and in the best interests of, their respective security holders. In their decision to approve their respective Merger Proposals, the Boards of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC were most strongly influenced by (i) the benefits relating to access to capital, particularly to establish outpatient imaging facilities and invest in information systems to improve utilization management and facilitate managed care contracting, (ii) those benefits relating to APPI's management resources and expertise, particularly for strategic planning and practice marketing, (iii) the potential for equity value appreciation in the APPI shares being issued in the respective Merger Transactions, and (iv) the retention of autonomy in decisions on professional staffing and physician income distribution. The Boards felt that (i) the risks associated with equity ownership in APPI and the resale restrictions imposed on the APPI shares issued pursuant to the Mergers, (ii) the potential for loss of control over business decisions for which the practices were historically responsible and (iii) the potential for decreased compensation were the most significant potential adverse effects of their respective Merger Proposals. However, the Boards concluded that such potential adverse effects were outweighed by the potential benefits. THE AIOC, CIA, MRIA, NYACK, PELHAM, RRG AND WIC BOARDS EACH RECOMMEND APPROVAL OF THE MERGER PROPOSALS BY THEIR RESPECTIVE SECURITY HOLDERS.

        The Valley Board has approved the Valley Merger Proposal and determined that the Valley Merger is fair to, and in the best interests of, the security holders of Valley. In its decision to approve the Valley Merger Proposal, the Valley Board was most strongly influenced by (i) the benefits relating to APPI's management resources and expertise, particularly for marketing, managed care contracting, reimbursement management and the implementation of information systems, (ii) those benefits relating to access to capital, particularly for investments in information systems and teleradiology, (iii) those benefits relating to prospects for increased current physician compensation and the opportunity for partial liquidity of their security holders' equity interests in their practices, and (iv) retention of autonomy in decisions on matters such as professional staffing and physician income distribution. The Valley Board felt that (i) the potential for loss of control over business decisions for which it was historically responsible, (ii) the future value of their practice might be greater than the current value being realized in the Valley Merger Proposal, and
(iii) the concern regarding APPI's ability to fulfill its operational support obligations under the Service Agreement were the most significant potential adverse effects of the Valley Merger Proposal. However, the Valley Board concluded that such factors were outweighed by the potential benefits. THE VALLEY BOARD RECOMMENDS APPROVAL OF THE VALLEY MERGER PROPOSAL BY ITS SECURITY HOLDERS.

CONDITIONS TO THE MERGERS AND EXCHANGES

        Except as may be waived in writing, consummation of the Mergers and Exchanges is subject to the satisfaction of certain conditions under applicable laws and rules, which include, without limitation, the following: no action, proceeding or order by any court, governmental body or agency shall have been threatened or entered to restrain or prohibit consummation of the Mergers and Exchanges; the Registration Statement and the Form S-1 shall have become effective; APPI shall have received all necessary state securities and "Blue Sky" permits; the APPI Common Stock shall have been approved for listing on the Nasdaq National Market; the Initial Public Offering shall have closed; and each Merger or Exchange Proposal shall have been approved by the requisite number of security holders of each respective Entity.

        In addition, the obligation of each Merger Entity to consummate each respective Merger is subject to certain additional conditions unless waived by the applicable Merger Entity, which include, without limitation that each Merger Entity shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis that the terms of the Service Agreement are fair and commercially reasonable.

        In addition, the obligation of APPI to consummate each Merger and Exchange is subject to certain conditions unless waived by APPI, which include, without limitation, the following: (i) each of the Mergers and Exchanges shall have closed; (ii) each respective Merger Entity shall have satisfied each of its obligations to its security holders regarding dissenters' or related rights and the sum of the amount due to the security holders who have dissented to such Merger plus the cash portion of the consideration paid in the applicable Merger shall not exceed 25% of the total consideration paid in the applicable Merger;
(iii) each security holder who is a party to each respective Merger Agreement shall have executed and delivered to APPI a Stockholder Representation Letter and certain of such security holders shall have executed and delivered to APPI the Indemnification Agreement; and (iv) all of the assets and properties of each respective Merger Entity and its related entities to be transferred to each respective NewCo pursuant to each respective Reorganization shall have been transferred, assigned and conveyed to such NewCo.

        If any material condition to consummation of the Mergers or Exchanges is waived, the Registration Statement will be amended and the security holders of each of the Entities will be resolicited.

        For a more detailed discussion of the foregoing, see "Conditions of the Merger Agreements and Exchange Agreements."

TERMS OF THE MERGERS AND EXCHANGES


        Each Merger Agreement was entered into by and between APPI and Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC or Valley, as the case may be, in June 1997 following approval by each Merger Entity's Board of Directors. Each of Advanced, Ide, M&S, South Texas, San Antonio, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC will merge with and into APPI. A separate wholly-owned subsidiary of APPI will merge with and into Pacific, TMI and Valley such that each of Pacific, TMI and Valley will become a wholly-owned subsidiary of APPI. The description of the merger agreements set forth below summarizes all material terms thereof and is qualified in its entirety by reference to the copy of the applicable Merger or Exchange Agreement being solicited hereby set forth as Appendix A and the forms of Merger Agreement set forth as Appendices B and C hereto and incorporated herein by this reference.

        Each Exchange Agreement was executed by APPI and Randall Preissig, M.D., the Managing Partner of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2, on behalf of each such Exchange Entity, in June 1997. The holders of partnership interests of each Exchange Entity will exchange such interests for shares of APPI Common Stock. The description of the Exchange Agreements set forth below summarizes all material terms thereof and is qualified in its entirety by reference to the copy of the applicable Merger or Exchange Agreement being solicited hereby set forth as Appendix A and the form of Exchange Agreement set forth as Appendix C hereto and incorporated herein by this reference.


        CONVERSION OF SHARES AND EXCHANGE OF PARTNERSHIP INTERESTS


        The aggregate consideration (APPI Common Stock and cash) to be paid by APPI to each security holder pursuant to the terms of each Merger Agreement and Exchange Agreement shall fluctuate in relation to the Initial Public Offering Price; provided, however, the aggregate consideration shall not be less than a negotiated base aggregate consideration as set forth in each Merger Agreement and Exchange Agreement. Each security holder of a Merger or Exchange Entity who receives shares of APPI Common Stock and cash in each entity's respective Merger or Exchange will be required to execute and deliver a Stockholder Representation Letter to APPI, which, among other things, prohibits such security holder from selling any such shares for a period of 12 months following the Effective Date, and then limits the ability of such security holder to sell such shares to (i) up to 25% of such shares upon expiration of the 12-month period following the Effective Date, (ii) an additional 25% of such shares upon expiration of the 18-month period following the Effective Date and (iii) the remaining 50% of such shares on or after the second anniversary of the Effective Date. The following tables present the potential exchange ratios and cash consideration to be paid by APPI to each security holder, assuming a range in the Initial Public Offering Price of $10 to $20.



        Conversion of Advanced Common Stock


        At the Effective Time of the Advanced Merger, the Advanced Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of Advanced Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "Advanced Exchange Ratio") and that amount of cash (the "Advanced Cash Consideration") determined in accordance with the following:



               (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Advanced Exchange Ratio shall be 7.5000 and the Advanced Cash Consideration shall be $35.000;

               (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Advanced Exchange Ratio shall be 7.5000 and the Advanced Cash Consideration shall be equal to the product of (x) $35.0000 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

               (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Advanced Exchange Ratio shall be equal to the product of (x) 7.5000 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Advanced Cash Consideration shall be $35.0000.

        The following table illustrates the applicable Advanced Exchange Ratio and Advanced Cash Consideration for each share of Advanced Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00               10.5000                     $35.0000
                              $11.00                9.5455                     $35.0000
                              $12.00                8.7500                     $35.0000
                              $13.00                8.0769                     $35.0000
                              $14.00                7.5000                     $35.0000
                              $15.00                7.5000                     $37.5000
                              $16.00                7.5000                     $40.0000
                              $17.00                7.5000                     $42.5000
                              $18.00                7.5000                     $45.0000
                              $19.00                7.5000                     $47.5000
                              $20.00                7.5000                     $50.0000



        Conversion of Ide Common Stock


        The aggregate consideration (APPI Common Stock and cash) to be paid by APPI to each security holder pursuant to the terms of the Merger Agreement or the Exchange Agreement, as the case may be, shall fluctuate in relation to the Initial Public Offering Price; provided, however, the aggregate consideration shall not be less than a negotiated base aggregate consideration as set forth in the Merger Agreement or Exchange Agreement. The following tables present the potential Exchange Ratios and Cash Consideration to be paid by APPI to each security holder, assuming a range of $10 to $20.

        At the Effective Time of the Ide Merger, the Ide Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of Ide Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "Ide Exchange Ratio") and that amount of cash (the "Ide Cash
Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Ide Exchange Ratio shall be 942.5581 and the Ide Cash Consideration shall be $4,398.6047;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Ide Exchange Ratio shall be 942.5581 and the Ide Cash Consideration shall be equal to the product of (x) $4,398.6047 multiplied (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Ide Exchange Ratio shall be equal to the product of (x) 942.5581 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Ide Cash Consideration shall be $4,398.6047.

        The following table illustrates the applicable Ide Exchange Ratio and Ide Cash Consideration for each share of Ide Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00              1,319.5813                $4,398.6047
                              $11.00              1,199.6194                $4,398.6047
                              $12.00              1,099.6511                $4,398.6047
                              $13.00              1,015.0626                $4,398.6047
                              $14.00                942.5581                $4,398.6047
                              $15.00                942.5581                $4,712.7908
                              $16.00                942.5581                $5,026.9768
                              $17.00                942.5581                $5,341.1629
                              $18.00                942.5581                $5,655.3489
                              $19.00                942.5581                $5,969.5350
                              $20.00                942.5581                $6,283.7210



        Conversion of M&S Common Stock


        At the Effective Time of the M&S Merger, the shares of M&S Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of M&S Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "M&S Exchange Ratio") and that amount of cash (the "M&S Cash
Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the M&S Exchange Ratio shall be 3,868.1289 and the M&S Cash Consideration shall be $18,051.2684;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the M&S Exchange Ratio shall be 3,868.1289 and the M&S Cash Consideration shall be equal to the product of (x) $18,051.2684 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the M&S Exchange Ratio shall be equal to the product of (x) 3,868.1289 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the M&S Cash Consideration shall be $18,051.2684.

        The following table illustrates the applicable M&S Exchange Ratio and M&S Cash Consideration for each share of M&S Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00              5,415.3805               $18,051.2684
                              $11.00              4,923.0732               $18,051.2684
                              $12.00              4,512.8171               $18,051.2684
                              $13.00              4,165.6773               $18,051.2684
                              $14.00              3,868.1289               $18,051.2684
                              $15.00              3,868.1289               $19,340.6447
                              $16.00              3,868.1289               $20,630.0210
                              $17.00              3,868.1289               $21,919.3973
                              $18.00              3,868.1289               $23,208.7737
                              $19.00              3,868.1289               $24,498.1500
                              $20.00              3,868.1289               $25,787.5263



        Exchange of Lexington Partnership Interests


        Upon the consummation of the Lexington Exchange, certain partners of Lexington will transfer 18.98% of the total partnership interests in Lexington in exchange for that aggregate number of shares of APPI Common Stock (the "Lexington Exchange Ratio") and that aggregate amount of cash (the "Lexington Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Lexington Exchange Ratio shall be 108,092.0000 and the Lexington Cash Consideration shall be $504,427.0000;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Lexington Exchange Ratio shall be $108,092.0000 and the Lexington Cash Consideration shall be equal to the product of (x) $504,427.0000 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Lexington Exchange Ratio shall be equal to the product of (x) 108,092.0000 multiplied by
               (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Lexington Cash Consideration shall be 504,427.0000.

        The following table illustrates the applicable Lexington Exchange Ratio and Lexington Cash Consideration that such Lexington Partners would receive at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00             151,328.8000              $504,427.0000
                              $11.00             137,571.6364              $504,427.0000
                              $12.00             126,107.3333              $504,427.0000
                              $13.00             116,406.7692              $504,427.0000
                              $14.00             108,092.0000              $504,427.0000
                              $15.00             108,092.0000              $540,457.5000
                              $16.00             108,092.0000              $576,488.0000
                              $17.00             108,092.0000              $612,518.5000
                              $18.00             108,092.0000              $648,549.0000
                              $19.00             108,092.0000              $684,579.5000
                              $20.00             108,092.0000              $720,610.0000



        Exchange of Madison Partnership Interests


        Upon the consummation of the Madison Exchange, all of the partners of Madison will transfer 100% of the total partnership interests in Madison in exchange for that aggregate number of shares of APPI Common Stock (the "Madison Exchange Ratio") and that aggregate amount of cash (the "Madison Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Madison Exchange Ratio shall be 123,502.0000 and the Cash Consideration shall be $576,342.0000;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Madison Exchange Ratio shall be 123,502.0000 and the Madison Cash Consideration shall be equal to the product of (x) $576,342.0000 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Madison Exchange Ratio shall be equal to the product of (x) 123,502.0000 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Madison Cash Consideration shall be $576,342.0000.

        The following table illustrates the applicable Madison Exchange Ratio and Madison Cash Consideration that such Madison Partners would receive at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00             172,902.8000              $576,342.0000
                              $11.00             157,184.3636              $576,342.0000
                              $12.00             144,085.6667              $576,342.0000
                              $13.00             133,002.1539              $576,342.0000
                              $14.00             123,502.0000              $576,342.0000
                              $15.00             123,502.0000              $617,509.2857
                              $16.00             123,502.0000              $658,676.5714
                              $17.00             123,502.0000              $699,843.8571
                              $18.00             123,502.0000              $741,011.1429
                              $19.00             123,502.0000              $782,178.4286
                              $20.00             123,502.0000              $823,345.7143



        Conversion of South Texas Common Stock


        At the Effective Time of the South Texas Merger, the South Texas Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of South Texas Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "South Texas Exchange Ratio") and that amount of cash (the "South Texas Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the South Texas Exchange Ratio shall be
               21.3083 and the South Texas Cash Consideration shall be $99.5167;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the South Texas Exchange Ratio shall be 21.3083 and the South Texas Cash Consideration shall be equal to the product of (x) $99.5167 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the South Texas Exchange Ratio shall be equal to the product of (x) 21.3083 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the South Texas Cash Consideration shall be $99.5167.

        The following table illustrates the applicable South Texas Exchange Ratio and South Texas Cash Consideration for each share of South Texas Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                 29.8316                   $99.5167
                              $11.00                 27.1197                   $99.5167
                              $12.00                 24.8597                   $99.5167
                              $13.00                 22.9474                   $99.5167
                              $14.00                 21.3083                   $99.5167
                              $15.00                 21.3083                  $106.6250
                              $16.00                 21.3083                  $113.7334
                              $17.00                 21.3083                  $120.8417
                              $18.00                 21.3083                  $127.9500
                              $19.00                 21.3083                  $135.0583
                              $20.00                 21.3083                  $142.1667



        Exchange of South Texas No. 1 Partnership Interests


        Upon the consummation of the South Texas No. 1 Exchange, certain partners of South Texas No. 1 will transfer 99% of the total partnership interests in South Texas No. 1 in exchange for that aggregate number of shares of APPI Common Stock (the "South Texas No. 1 Exchange Ratio") and that aggregate amount of cash (the "South Texas No. 1 Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the South Texas No. 1 Exchange Ratio shall be 253,221.0000 and the South Texas No. 1 Cash Consideration shall be $1,181,698.0000;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the South Texas No. 1 Exchange Ratio shall be 253,221.0000 and the South Texas No. 1 Cash Consideration shall be equal to the product of (x) $1,181,698.0000 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the South Texas No. 1 Exchange Ratio shall be equal to the product of (x) 253,221.0000 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the South Texas No. 1 Cash Consideration shall be $1,181,698.0000.

        The following table illustrates the applicable South Texas No. 1 Exchange Ratio and South Texas No. 1 Cash Consideration that such South Texas No. 1 Partners would receive at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00              354,509.4000             $1,181,698.0000
                              $11.00              322,281.2727             $1,181,698.0000
                              $12.00              295,424.5000             $1,181,698.0000
                              $13.00              272,699.5385             $1,181,698.0000
                              $14.00              253,221.0000             $1,181,698.0000
                              $15.00              253,221.0000             $1,266,105.0000
                              $16.00              253,221.0000             $1,350,512.0000
                              $17.00              253,221.0000             $1,434,919.0000
                              $18.00              253,221.0000             $1,519,326.0000
                              $19.00              253,221.0000             $1,603,733.0000
                              $20.00              253,221.0000             $1,688,140.0000



        Conversion of San Antonio Common Stock


        At the Effective Time of the San Antonio Merger, the San Antonio Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of San Antonio Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "San Antonio Exchange Ratio") and that amount of cash (the "San Antonio Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the San Antonio Exchange Ratio shall be
               28.4313 and the San Antonio Cash Consideration shall be
               $132.6792;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the San Antonio Exchange Ratio shall be 28.4313 and the San Antonio Cash Consideration shall be equal to the product of (x) $132.6792 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the San Antonio Exchange Ratio shall be equal to the product of (x) 28.4313 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the San Antonio Cash Consideration shall be $132.6792.

        The following table illustrates the applicable San Antonio Exchange Ratio and San Antonio Cash Consideration for each share of San Antonio Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                 39.8038                  $132.6792
                              $11.00                 36.1853                  $132.6792
                              $12.00                 33.1699                  $132.6792
                              $13.00                 30.6183                  $132.6792
                              $14.00                 28.4313                  $132.6792
                              $15.00                 28.4313                  $142.1563
                              $16.00                 28.4313                  $151.6338
                              $17.00                 28.4313                  $161.1105
                              $18.00                 28.4313                  $170.5875
                              $19.00                 28.4313                  $180.0646
                              $20.00                 28.4313                  $189.5417



        Exchange of San Antonio No. 2 Partnership Interests


        Upon the consummation of the San Antonio No. 2 Exchange, certain partners of San Antonio No. 2 will transfer 99% of the total partnership interests in San Antonio No. 2 in exchange for that aggregate number of shares of APPI Common Stock (the "San Antonio No. 2 Exchange Ratio") and that aggregate amount of cash (the "San Antonio No. 2 Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the San Antonio No. 2 Exchange Ratio shall be 337,754.0000 and the San Antonio No. 2 Cash Consideration shall be $1,576,187.0000;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the San Antonio No. 2 Exchange Ratio shall be 337,754.0000 and the San Antonio No. 2 Cash Consideration shall be equal to the product of (x) $1,576,187.0000 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the San Antonio No. 2 Exchange Ratio shall be equal to the product of (x) 337,754.0000 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the San Antonio No. 2 Cash Consideration shall be $1,576,187.0000.

        The following table illustrates the applicable San Antonio No. 2 Exchange Ratio and San Antonio No. 2 Cash Consideration that such San Antonio No. 2 Partners would receive at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00             472,855.6000             $1,576,187.0000
                              $11.00             429,868.7272             $1,576,187.0000
                              $12.00             394,046.3333             $1,576,187.0000
                              $13.00             363,735.0769             $1,576,187.0000
                              $14.00             337,754.0000             $1,576,187.0000
                              $15.00             337,754.0000             $1,688,771.7857
                              $16.00             337,754.0000             $1,801,356.5714
                              $17.00             337,754.0000             $1,913,941.3571
                              $18.00             337,754.0000             $2,026,526.1429
                              $19.00             337,754.0000             $2,139,110.9286
                              $20.00             337,754.0000             $2,251,695.7143



        Conversion of Pacific Common Stock


        At the Effective Time of the Pacific Merger, the Pacific Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of Pacific Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "Pacific Exchange Ratio") and that amount of cash (the "Pacific Cash Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Pacific Exchange Ratio shall be
               41.5926 and the Pacific Cash Consideration shall be $194.0989

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Pacific Exchange Ratio shall be 41.5926 and the Pacific Cash Consideration shall be equal to the product of (x) $194.0989 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Pacific Exchange Ratio shall be equal to the product of (x) 41.5926 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Pacific Cash Consideration shall be $194.0989.

        The following table illustrates the applicable Pacific Exchange Ratio and Pacific Cash Consideration for each share of Pacific Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                58.2296                   $194.0989
                              $11.00                52.9360                   $194.0989
                              $12.00                48.5247                   $194.0989
                              $13.00                44.7920                   $194.0989
                              $14.00                41.5926                   $194.0989
                              $15.00                41.5926                   $207.9631
                              $16.00                41.5926                   $221.8273
                              $17.00                41.5926                   $235.6915
                              $18.00                41.5926                   $249.5557
                              $19.00                41.5926                   $263.4199
                              $20.00                41.5926                   $277.2841



        Conversion of TMI Common Stock


        At the Effective Time of the TMI Merger, the TMI Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of TMI Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "TMI Exchange Ratio") and that amount of cash (the "TMI Cash
Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the TMI Exchange Ratio shall be 2.2396 and the TMI Cash Consideration shall be $10.4515;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the TMI Exchange Ratio shall be 2.2396 and the TMI Cash Consideration shall be equal to the product of (x) $10.4515 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the TMI Exchange Ratio shall be equal to the product of (x) 2.2396 multiplied (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the TMI Cash Consideration shall be $10.4515.

        The following table illustrates the applicable TMI Exchange Ratio and TMI Cash Consideration for each share of TMI Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                3.1354                     $10.4515
                              $11.00                2.8504                     $10.4515
                              $12.00                2.6129                     $10.4515
                              $13.00                2.4119                     $10.4515
                              $14.00                2.2396                     $10.4515
                              $15.00                2.2396                     $11.1980
                              $16.00                2.2396                     $11.9446
                              $17.00                2.2396                     $12.6911
                              $18.00                2.2396                     $13.4376
                              $19.00                2.2396                     $14.1842
                              $20.00                2.2396                     $14.9307



        Conversion of RNM Common Stock


        At the Effective Time of the RNM Merger, the shares of RNM shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of RNM Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "RNM Exchange Ratio") and that amount of cash (the "RNM Cash
Consideration") determined in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the RNM Exchange Ratio shall be 309.5930 and the Cash Consideration shall be $1,444.7674;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the RNM Exchange Ratio shall be 309.5930 and the RNM Cash Consideration shall be equal to the product of (x) $1,444.7674 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the RNM Exchange Ratio shall be equal to the product of (x) 309.5930 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price and the RNM Cash Consideration shall be $1,444.7674.

        The following table illustrates the applicable RNM Exchange Ratio and RNM Cash Consideration for each share of RNM Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                433.4302                $1,444.7674
                              $11.00                394.0275                $1,444.7674
                              $12.00                361.1918                $1,444.7674
                              $13.00                333.4079                $1,444.7674
                              $14.00                309.5930                $1,444.7674
                              $15.00                309.5930                $1,547.9651
                              $16.00                309.5930                $1,651.1627
                              $17.00                309.5930                $1,754.3604
                              $18.00                309.5930                $1,857.5581
                              $19.00                309.5930                $1,960.7558
                              $20.00                309.5930                $2,063.9534



        Conversion of Common Stock of Entities Comprising Rockland Radiological Group


        At the respective Effective Time of each of the AIOC Merger, CIA Merger, MRIA Merger, Nyack Merger, Pelham Merger, RRG Merger and WIC Merger, the shares of each such Entity shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the applicable Effective Time shall remain issued and outstanding from and after such Effective Time.

        (b) Each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock issued and outstanding at the Effective Time of the respective Mergers shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "Rockland Exchange Ratio") and that amount of cash (the "Rockland Cash Consideration") obtained in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Rockland Exchange Ratio shall be 1,589.4231 and the Rockland Cash Consideration shall be $7,417.3077;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Rockland Exchange Ratio shall be 1,589.4231 and the Rockland Cash Consideration shall be equal to the product of (x) $7,417.0377 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00;

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Rockland Exchange Ratio shall be equal to the product of (x) 1,589.4231 multiplied by
               (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Rockland Cash Consideration shall be $7,417.3077.

        The following table illustrates the applicable Rockland Exchange Ratio and Rockland Cash Consideration for each share of AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock and WIC Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00              2,225.1923                $7,417.3077
                              $11.00              2,022.9021                $7,417.3077
                              $12.00              1,854.3270                $7,417.3077
                              $13.00              1,711.6864                $7,417.3077
                              $14.00              1,589.4231                $7,417.3077
                              $15.00              1,589.4231                $7,947.1154
                              $16.00              1,589.4231                $8,476.9231
                              $17.00              1,589.4231                $9,006.7308
                              $18.00              1,589.4231                $9,536.5385
                              $19.00              1,589.4231               $10,066.3462
                              $20.00              1,589.4231               $10,596.1539



        Conversion of Valley Common Stock


        At the Effective Time of the Valley Merger, the shares of Valley Common Stock shall be converted as follows:

        (a) Each share of APPI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of Common Stock of the subsidiary of APPI issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of APPI Common Stock.

        (c) Each share of Valley Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of APPI Common Stock (the "Valley Exchange Ratio") and that amount of cash (the "Valley Cash Consideration") obtained in accordance with the following:


        (i) if the Initial Public Offering Price of the APPI Common Stock is $14.00 per share, then the Valley Exchange Ratio shall be 29.6972 and the Cash Consideration shall be $138.5868;

        (ii) if the Initial Public Offering Price of the APPI Common Stock is greater than $14.00 per share, then the Valley Exchange Ratio shall be equal to 29.6972 and the Valley Cash Consideration shall be equal to the product of (x) $138.5868 multiplied by (y) the quotient of the Initial Public Offering Price divided by $14.00; and

        (iii) if the Initial Public Offering Price of the APPI Common Stock is less than $14.00 per share, then the Valley Exchange Ratio shall be equal to the product of (x) 29.6972 multiplied by (y) the quotient of $14.00 divided by the Initial Public Offering Price, and the Valley Cash Consideration shall be $138.5868.

        The following table illustrates the applicable Valley Exchange Ratio and Valley Cash Consideration for each share of Valley Common Stock at each price within the $10 to $20 range:


                         INITIAL PUBLIC
                        OFFERING PRICE OF         EXCHANGE                     CASH
                        APPI COMMON STOCK           RATIO                  CONSIDERATION
                        -----------------           -----                  -------------
                              $10.00                41.5761                   $138.5868
                              $11.00                37.7964                   $138.5868
                              $12.00                34.6467                   $138.5868
                              $13.00                31.9816                   $138.5868
                              $14.00                29.6972                   $138.5868
                              $15.00                29.6972                   $148.4859
                              $16.00                29.6972                   $158.3849
                              $17.00                29.6972                   $168.2840
                              $18.00                29.6972                   $178.1830
                              $19.00                29.6972                   $188.0821
                              $20.00                29.6972                   $197.9811



        The total consideration to be paid to each Founding Affiliated Practice and its respective security holders in connection with the Mergers and Exchanges was determined by valuing each of the Founding Affiliated Practices using a consistent methodology. The audited financial statements of the Founding Affiliated Practices were used as a basis for estimating the consideration to be paid. Management evaluated each practice's operating cash flows taking into account expected future trends (e.g., reimbursement trends, potential growth opportunities and capital needs, etc.). The merger consideration is comprised of 25% cash and 75% stock. The consideration mix proposed by APPI management was designed to achieve several objectives, including aligning physicians' economic interests with the Company's, managing balance sheet ratios and preserving capital for future growth opportunities.



        In addition, the Company has entered into an agreement in principle with LXL, to purchase substantially all of the assets of LXL for a purchase price of approximately $532,000.00. The Company intends to pay the entire purchase price in cash. The closing of the LXL asset purchase transaction is expected to occur within 90 days following the consummation of the Mergers and Exchanges. Such transaction is not a part of any Merger or Exchange. Certain shareholders of Valley, including Peter J. Long, M.D., Cyril J. McDonald, M.D., William T. McLaughlin, M.D., Richard Silberstein, M.D., Robert Filipi, M.D., Edward Lebowitz, M.D., Stephen Teng, M.D., James Vaudagna, M.D., Andrew Koo, M.D., Franklin Gee, M.D., Keith Fraker, M.D., John Noonan, M.D., and Bruce Hyman, M.D., collectively own 100% of the partnership interests in LXL.


           CONDITIONS OF THE MERGER AGREEMENTS AND EXCHANGE AGREEMENTS


        Conditions of the Mergers and Exchanges.

        Consummation of the Mergers and Exchanges is subject to the satisfaction of the following conditions under applicable laws and rules:

        (a) Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Merger Transactions or the Exchange Transactions.

        (b) Securities Approvals. The Registration Statement and the Form S-1 shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statements shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the effective date of the Form S-1, APPI shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated by the Merger Agreements and the Exchange Agreements. The APPI Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        (c) Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        (d) Security Holder Approval. Each Merger or Exchange Proposal, as the case may be, shall have been approved and adopted by the requisite number of security holders of each respective Entity.

        Conditions Applicable to the Merger Agreements.

        In addition, the obligation of each Merger Entity to consummate each respective Merger is subject to certain additional conditions, unless waived in writing by the applicable Merger Entity, which include, without limitation, the following:


        (a) Representations and Warranties. The representations and warranties of APPI contained in each respective Merger Agreement shall be accurate.

        (b) Covenants. APPI shall have performed the covenants required by each Merger Agreement.

        (c) Legal Opinion. Each respective Merger Entity shall have received a legal opinion from counsel to APPI.

        (d) Service Agreement Analysis. Each Merger Entity shall have received from Shattock Hammond Partners, Inc. its opinion and analysis that the terms of the Service Agreement are fair and commercially reasonable.


        (e) Tax Opinion. Each Merger Entity shall have received from Haynes and Boone a tax opinion in the form set forth in an exhibit to the forms of Merger Agreement set forth as Appendices B and C to this Prospectus/Joint Proxy Statement.


        In addition, the obligation of APPI to consummate each Merger is subject to certain conditions, unless waived by APPI, which include, without limitation, the following:

        (a) Representations and Warranties. The representations and warranties of each Merger Entity contained in the applicable Merger Agreement shall be accurate.

        (b) Covenants. Each Merger Entity shall have performed the covenants required by the applicable Merger Agreement.

        (c) Legal Opinion. APPI shall have received a legal opinion from counsel to each respective Merger Entity.

        (d) Closing of Mergers and Exchanges. Each of the Mergers and Exchanges shall have closed.


        (e) Consideration Restrictions. Each respective Merger Entity shall have satisfied its obligations to its security holders regarding dissenters or related rights under the corporate law of applicable state, and the sum of the amount which may become due to the security holders who have dissented to such Merger and have indicated their intent to seek appraisal rights plus the cash portion of the consideration paid in the applicable Merger shall not exceed 25% of the total consideration paid in the applicable Merger.


        (f) Stockholder Representation Letter; Indemnification Agreement. Each security holder who is a party to each respective Merger Agreement shall have executed and delivered to APPI a Stockholder Representation Letter and certain of such security holders shall have executed and delivered to APPI an Indemnification Agreement.

        (g) Transfer of Assets. All of the assets and properties of each respective Merger Entity and its related entities to be transferred to each respective NewCo pursuant to each respective Reorganization and as approved by APPI shall have been transferred, assigned and conveyed to such NewCo.

        Conditions Applicable to the Exchange Agreements.

        The obligation of each Exchange Entity to consummate each respective Exchange is also subject to certain additional conditions unless waived by the applicable Exchange Entity, which conditions include, without limitation, the following:


        (a) Representations and Warranties. The representations and warranties of APPI contained in each respective Exchange Agreement shall be accurate.

        (b) Covenants. APPI shall have performed the covenants required by each Exchange Agreement.

        (c) Legal Opinion. Each respective Exchange Entity shall have received a legal opinion from counsel to APPI.

        (d) Tax Opinion. Each Exchange Entity shall have received a tax opinion from Haynes and Boone.

        In addition, the obligation of APPI to consummate each Exchange is subject to certain conditions unless waived by APPI, which include, without limitation, the following:

        (a) Representations and Warranties. The representations and warranties of each Exchange Entity contained in the applicable Exchange Agreement shall be accurate.

        (b) Covenants. Each Exchange Entity shall have performed the covenants required by the applicable Exchange Agreement.

        (c) Legal Opinion. APPI shall have received a legal opinion from counsel to each respective Exchange Entity.

        (d) Closing of Mergers and Exchanges. Each of the Mergers and Exchanges shall have closed.

CLOSING OF THE MERGERS AND EXCHANGES AND EFFECTIVE TIME OF THE MERGERS


         The closing of the transactions provided for in each Exchange Agreement and each Merger Agreement shall occur on the date on which the transactions contemplated by the Initial Public Offering are consummated. The Effective Time of each Merger will occur at the time the applicable Certificate of Merger is filed with the Secretary of State of the state of California, Delaware, Kansas, Maryland, New York or Texas, as the case may be, in accordance with such laws, which filing will be made after satisfaction of certain conditions set forth in each of the Agreements or at such later time which the parties have agreed upon and designated in such filing as the effective time of the Merger. See "Conditions of the Merger Agreements and Exchange Agreements" above.


CONDUCT OF THE MERGER ENTITIES' BUSINESSES PRIOR TO THE MERGERS

        Under each respective Merger Agreement, except as required pursuant to the Reorganizations, where applicable, each Merger Entity has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of such Merger Agreement pursuant to its terms and the Effective Time, except to the extent that APPI otherwise consents in writing, that each Merger Entity shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to preserve intact its business and its relationships with private or governmental entities obligated to render payment to APPI in consideration of the performance of professional medical or technical services, referral sources, customers, suppliers, patients, employees and others having business relations with it; maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Merger Entity; continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APPI, the Merger Entity shall not: amend its articles or certificate of incorporation or bylaws, or other charter documents; issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities; redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein); voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices; grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law; voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business; make or commit to make any capital expenditures which are not reasonably necessary for the conduct of its business; grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Merger Entity who are not directors or officers of the Merger Entity, except in the ordinary course of business and consistent with past practices; change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles; enter into any material commitment or transaction other than in the ordinary course of business; take any action which could reasonably be expected to have a material adverse effect on the Merger Entity; apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of the Merger Entity, other than in the ordinary course and consistent with past practices; agree, whether in writing or otherwise, to do any of the foregoing; and take any action at the board of director or security holder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of the applicable Merger Agreement or any of the agreements attached as exhibits thereto, other than as required to discharge its or their fiduciary duties.

CONDUCT OF EXCHANGE ENTITIES' BUSINESS PRIOR TO THE EXCHANGES


        Under each respective Exchange Agreement, each Exchange Entity has agreed, during the period from the date of each respective Exchange Agreement and continuing until the earlier of the termination of such Exchange Agreement pursuant to its terms and the Exchange Closing Date, except to the extent that APPI otherwise consents in writing, that each Exchange Entity and each partner thereof shall use his/her/its best efforts to cause the applicable Exchange Entity to, in all material respects, conduct the business of the Exchange Entity in the ordinary and usual course consistent with past practices and shall use reasonable efforts to preserve intact the Exchange Entity's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it; maintain and keep the Exchange Entity's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Exchange Entity; continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. Without the written consent of APPI, the Exchange Entity shall not, and each partner thereof shall use his/her/its best efforts to cause the Exchange Entity not to, amend the Exchange Entity's Certificate of limited partnership or Partnership Agreement or other charter documents; issue, sell or authorize for issuance or sale, any partnership interests of the Exchange Entity (except in connection with the Exchange Transaction) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests; redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein); voluntarily sell, transfer, surrender, abandon or dispose of any of the Exchange Entity's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices; grant or make any mortgage or pledge or subject the Exchange Entity or any of the Exchange Entity's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law; voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of the Exchange Entity's business; make or commit to make any capital expenditures which are not reasonably necessary for the conduct of the Exchange Entity's business; grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of the Exchange Entity who are not partners or officers of the Exchange Entity, except in the ordinary course of business and consistent with past practices; change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles; enter into any material commitment or transaction other than in the ordinary course of business; take any action which could reasonably be expected to have a material adverse effect on the Exchange Entity; apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of the Exchange Entity, other than in the ordinary course and consistent with past practices; agree, whether in writing or otherwise, to do any of the foregoing; and take any action to in any way amend, revise or otherwise affect the Exchange Entity's prior approval and effectiveness of the Exchange Agreement or any of the agreements attached as exhibits thereto, other than as required to discharge their fiduciary duties.


TERMINATION OF EACH MERGER AGREEMENT

        Each Merger Agreement may be terminated and the Merger Transactions may be abandoned:

        (a) at any time prior to the date each of the Form S-1 and the Registration Statement is declared effective by the SEC (the "Effective Date") by mutual agreement of all parties;

        (b) at any time prior to the Effective Date by APPI if any material representation or warranty of the Merger Entity or any security holder who is a party to such agreement contained in each respective Merger Agreement or in any certificate or other document executed and delivered by the Merger Entity or any such security holder pursuant to each such Merger Agreement is or becomes untrue or breached in any material respect or if the Merger Entity or any such security holder fails to comply in any material respect with any material covenant or agreement contained therein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 30 days after receipt of written notice thereof;

        (c) at any time prior to the Effective Date by each respective Merger Entity if any representation or warranty of APPI (or the relevant subsidiary of APPI) contained in each respective Merger Entity or in any certificate or other document executed and delivered by APPI (or the relevant subsidiary of APPI) pursuant to each respective Merger Entity is or becomes untrue in any material respect of if APPI fails to comply in any material respect with any covenant or agreement contained therein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 30 days after receipt of written notice thereof;

        (d) at any time prior to the Effective Date by APPI if, as a result of the conduct of due diligence and regulatory compliance procedures, APPI deems termination to be advisable; or

        (e) by APPI or each respective Merger Entity if the respective Merger shall not have been consummated by November 30, 1997.


TERMINATION OF EACH EXCHANGE AGREEMENT

        Each Exchange Agreement may be terminated and each respective Exchange may be abandoned:

        (a) at any time prior to the Exchange Closing Date by mutual agreement of all parties;

        (b) at any time prior to the Exchange Closing Date by APPI if any material representation or warranty of each respective Exchange Entity or any partner thereof contained in each respective Exchange Agreement or in any certificate or other document executed and delivered by each respective Exchange Entity or any partner thereof pursuant to this Agreement is or becomes untrue or breached in any material respect or if each respective Exchange Entity or any Seller fails to comply in any material respect with any material covenant or agreement contained therein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 30 days after receipt of written notice thereof;

        (c) at any time prior to the Exchange Closing Date by a partner of each respective Exchange Entity as to such partner if any representation or warranty of APPI contained in each respective Exchange Agreement or in any certificate or other document executed and delivered by APPI pursuant to each respective Exchange Agreement is or becomes untrue in any material respect of if APPI fails to comply in any material respect with any covenant or agreement contained therein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 30 days after receipt of written notice thereof;

        (d) at any time prior to the Exchange Closing Date by APPI if, as a result of the conduct of due diligence and regulatory compliance procedures, APPI deems termination to be advisable; or


        (e) by APPI or any partner to each respective Exchange Entity as to such partner if the applicable Exchange shall not have been consummated by November 30, 1997.


EXPENSES; FEES

        All fees and expenses incurred in connection with the Merger Agreements and the transactions contemplated thereby and the Exchange Agreements and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the respective Merger or Exchange is consummated.

EXCHANGE/ISSUANCE OF STOCK CERTIFICATES IN THE MERGERS AND EXCHANGES


        At or after the Effective Time of each Merger and on the Closing Date of each Exchange, APPI will make available, and each holder of Old Shares (other than those security holders who take required actions to properly assert their dissenters' rights under the applicable state law) or Old Partnership Interests, as the case may be, will be entitled to receive, upon surrender to APPI of one or more certificates evidencing Old Shares for cancellation or upon delivery to APPI of a bill of sale evidencing the transfer of Old Partnership Interests, certificates or a similar instrument evidencing the number of shares of APPI Common Stock into which such Old Shares are converted in each Merger or for which such Old Partnership Interests are exchanged in each Exchange. Shares of APPI Common Stock into which Old Shares are to be converted in each Merger shall be deemed to have been issued at the applicable Effective Time. Shares of APPI Common Stock for which Old Partnership Interests are exchanged in each Exchange shall be deemed to have been issued as of the applicable Closing Date.

PAYMENT IN LIEU OF FRACTIONAL SHARES

        No certificates evidencing fractional shares of APPI Common Stock shall be issued upon the surrender for exchange of certificates or a similar instrument evidencing Old Shares or Old Partnership Interests. A holder of Old Shares or Old Partnership Interests otherwise entitled to receive a fractional share of APPI Common Stock upon the surrender for exchange of certificates or a similar instrument evidencing such Old Shares or Old Partnership Interests shall receive a cash payment in lieu thereof reflecting such holder's proportionate interest in a share of APPI Common Stock multiplied by the Initial Public Offering Price of APPI Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS AND EXCHANGES


         Michael L. Sherman, M.D., a director nominee of APPI and a physician owner of Advanced, entered into a consulting agreement with APPI in August 1996 pursuant to which Dr. Sherman received an option grant for 20,000 shares of APPI Common Stock under the Automatic Option Grant Program. The Company and Dr. Sherman have also entered into a consulting agreement which will go into effect immediately following the Initial Public Offering for which Dr. Sherman will receive annual compensation of $100,000. In addition, as part of the Advanced Merger Transactions, the Company will issue 65,014 shares of APPI Common Stock and $303,395 in cash to Dr. Sherman in exchange for his ownership interest in Advanced, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

         Less T. Chafen, M.D., Chairman of the Board of Pacific, has been nominated and approved to serve as a director of APPI effective upon consummation of the Initial Public Offering. At such time, Dr. Chafen will receive an option grant for 30,000 shares of APPI Common Stock under the Company's 1996 Stock Option Plan Automatic Option Grant Program. In addition, as part of the Pacific and TMI Merger Transactions, the Company will issue 31,994 shares of APPI Common Stock and $149,307 in cash to Dr. Chafen in exchange for his ownership interests in Pacific and TMI, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.

         Derace L. Schaffer, M.D., a director of APPI since its inception and President of Ide, purchased 1,000,000 shares of APPI Common Stock for $125,000. Dr. Schaffer also owns $107,500 in principal amount of the Convertible Notes. In addition, on July 25, 1997, Dr. Schaffer and Mr. Pappajohn, a director of the Company, personally guaranteed a $1,000,000 line of credit for the benefit of the Company. As a director of the Company, Dr. Schaffer will be eligible to participate in the Automatic Option Grant Program upon consummation of the Initial Public Offering. In addition, as part of the Ide Merger Transactions, APPI will issue 94,256 shares of APPI Common Stock and $439,860.00 in cash to Dr. Schaffer in exchange for his ownership interest in Ide, subject to the adjustments applicable to changes in the Initial Public Offering Price as described above.



        Due to the benefits to be received by Drs. Sherman, Chafen and Schaffer in connection with the Mergers, as described herein, the interests of these individuals may be different from the interests of security holders of the Entities generally. Security holders should consider such persons' interests in the applicable Merger in connection with any such person's recommendation of such Merger.

        In addition, the following table provides certain information concerning certain of the security holders of the Founding Affiliated Practices, including cash distributions to be paid in connection with the Mergers and Exchanges. Each of the below listed security holders of the Founding Affiliated Practices is or will be a Director of the Company and is deemed to be a promotor of the Initial Public Offering.

                                                                          Consideration to
                                                                             Be Received
                                                                   --------------------------------
                                                   Assets to be       Number of           Cash
Security Holder                                   Contributed(1)       Shares         Distribution
---------------                                   --------------       ------         ------------
Michael L. Sherman, M.D.                           $  612,139       $   65,014         $  325,068
Derace L. Schaffer, M.D.                              326,461           94,256            471,279
Less T. Chafen, M.D.                                  188,642           31,994            159,972
                                                   ----------       ----------          ---------

        Total                                      $1,127,242       $  191,264         $  956,319
                                                   ==========       ==========         ==========


------------------

(1) Assets to Be Contributed reflects the historical book value of the assets of each Founding Affiliated Practice, including their patient receivable balance. The non-monetary assets are reflected at historical cost in accordance with SAB 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the Founding Affiliated Practices.



DISSENTERS' RIGHTS REGARDING THE MERGERS


        The following discussion is not a complete statement of the laws pertaining to dissenters' rights under the CCC, KGCC, MGCL, NYBCL and TBCA, and is qualified in its entirety by the full text of the sections referenced below, each of which is set forth in its entirety as Appendices G, H, I, J and K respectively, to this Prospectus/Joint Proxy Statement. Voting against, abstaining from voting or failing to vote on approval and adoption of any Merger Proposal or Exchange Proposal will not constitute a demand for fair value within the meaning of the relevant acts. Dissenting Security Holders are urged to consult legal counsel with respect to dissenters' rights under the CCC, KGCC, MGCL, NYBCL and TBCA

        Any Dissenting Security Holder who perfects the right to be paid the fair market value of the shares of an Entity held by such Dissenting Security Holder will generally recognize gain or loss, if any, for income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with the applicable provisions of the Internal Revenue Code. Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley security holders considering the exercise of dissenters' rights should consider the information set forth under "Conditions of the Merger Agreements and Exchange Agreements -- Certain Income Tax Considerations."

        Dissenting Security Holders who comply with the applicable procedures summarized herein will be entitled to receive the fair value of the shares of the Entities held by such Dissenting Security Holders. For those Entities organized under the laws of the State of New York (i.e., AIOC, CIA, Ide, MRIA, Nyack, Pelham, RRG and WIC), such dissenters' rights are detailed in Sections 623 and 910 of the NYBCL. For those Entities organized under the State of Texas (i.e., M&S, San Antonio and South Texas), such dissenters' rights are detailed in Articles 5.11 and 5.12 of the TBCA. For those Entities organized under the State of California (i.e., Pacific, TMI and Valley), such dissenters' rights are detailed in Sections 1300 through 1304 of the CCC. For RNM, such dissenters' rights are detailed in Section 17-6712 of the KGCC. For Advanced, such dissenters' rights are detailed in Sections 3-202 and 3-203 of the MGCL. A Dissenting Security Holder must follow the applicable steps summarized below properly and in a timely manner to properly assert the applicable Dissenting Security Holder's rights.

UNDER CALIFORNIA STATE LAW


        Under Section 1300 of the CCC, any holder of record of shares of Pacific Common Stock, TMI Common Stock or Valley Common Stock who does not desire to have such shares converted into shares of APPI Common Stock pursuant to the applicable Entity's Merger may, alternatively, elect to receive a payment in cash equal to the value of the shares of the Entity held by such Dissenting Security Holder, provided that the Dissenting Security Holder complies with the provisions of Sections 1301 through 1304 of the CCC. A Dissenting Security Holder contemplating the exercise of these dissenters' rights should carefully review the provisions of Sections 1300 through 1304 of the CCC, which are included in Appendix G attached to this Prospectus/Joint Proxy Statement.


        Set forth below is a brief summary of the procedures that a Dissenting Security Holder must follow in order to perfect dissenters' rights under California law. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 1300 through 1304 of the CCC.

        If the Pacific Merger, TMI Merger or Valley Merger is approved by the required vote of the respective Entity's security holders, each holder of shares of such Entity's Common Stock who does not vote in favor of the applicable Merger and who follows the procedures set forth in Section 1301 will be entitled to have the shares held by such Dissenting Security Holder purchased for cash at their fair market value. The "fair market value" of the shares of Pacific Common Stock, TMI Common Stock and/or Valley Common Stock, as applicable, will be determined as of the day before the first announcement of the terms of each of the proposed Mergers, excluding any appreciation or depreciation in consequence of such proposed Merger. Accordingly, the shares of Pacific Common Stock, TMI Common Stock or Valley Common Stock, as applicable, will be valued as if the applicable Merger had not occurred.


        Within ten days after approval of the Merger of an applicable Entity by such Entity's security holders, the Entity must mail an Approval Notice to each Dissenting Security Holder who has not voted in favor of the Merger, together with a statement of the price determined by such Entity to represent the fair market value of the shares held by such Dissenting Security Holder, a brief description of the procedures to be followed in order for such Dissenting Security Holder to pursue dissenters' rights, and a copy of Sections 1300 through 1304 of the CCC. The statement of price by such Entity constitutes an offer by that Entity to purchase all shares held by a Dissenting Security Holder at the stated amount.



        A Dissenting Security Holder must, within 30 days after the date on which the Approval Notice is mailed to such Dissenting Security Holder, mail or deliver a written demand to the applicable Entity stating that such Dissenting Security Holder is demanding purchase of the shares of Pacific Common Stock, TMI Common Stock or Valley Common Stock, as applicable, stating the number of shares which such Entity must purchase, what the Dissenting Security Holder claims to be the fair market value of such shares and enclosing the applicable share certificates for endorsement by such Entity.


        If the applicable Entity and the Dissenting Security Holder agree that such Dissenting Security Holder is entitled to receive payment for the shares of the Entity held by such Dissenting Security Holder and agree upon the price of such shares, the Entity must pay the Dissenting Security Holder such agreed upon price plus interest thereon within 30 days from the later of (i) the date upon which such price was agreed or (ii) the date all contractual conditions to the applicable Merger are satisfied.

        If the applicable Entity denies that such Dissenting Security Holder is entitled to receive payment for the shares of the Entity held by such Dissenting Security Holder or if such Entity and the Dissenting Security Holder fail to agree upon the fair market value of shares of Pacific Common Stock, TMI Common Stock or Valley Common Stock, as applicable, then within six months after the date that the Approval Notice was mailed to the Dissenting Security Holders, any Dissenting Security Holder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the applicable Merger may file a complaint in California superior court requesting a determination as to whether such Dissenting Security Holder is entitled to receive payment for the shares of the Entity held by such Dissenting Security Holder or as to the fair market value of such Dissenting Security Holder's shares of Pacific Common Stock, TMI Common Stock and/or Valley Common Stock, as applicable.

UNDER KANSAS STATE LAW


        Under the KGCC, any holder of record of shares of RNM Common Stock who does not desire to have such shares converted into shares of APPI Common Stock pursuant to the RNM Merger may, alternatively, elect to receive a payment in cash equal to the value of such Dissenting Security Holder's shares of RNM Common Stock, provided that the Dissenting Security Holder complies with the provisions of Section 17-6712. A Dissenting Security Holder contemplating the exercise of these dissenters' rights should carefully review the provisions of
Section 17-6712, which are included in Appendix H attached to this Prospectus/Joint Proxy Statement.


        Set forth below is a brief summary of the procedures that a Dissenting Security Holder must follow in order to perfect dissenters' rights under Kansas law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 17-6712 of the KGCC.


         Under Section 17-6712, a Dissenting Security Holder must deliver a written notice of such Dissenting Security Holder's objection to the RNM Merger to RNM prior to the taking of the vote of security holders on the RNM Merger Proposal. Any such objection should be sent to RNM at Medical Park West Building, 823 S. Mulvane Street, Suite 1, Topeka, Kansas 66606, Attention:
President. A Dissenting Security Holder cannot vote the shares of RNM Common Stock held by such Dissenting Security Holder in favor of the RNM Merger. A SECURITY HOLDER WHO VOTES SHARES OF RNM COMMON STOCK HELD BY SUCH DISSENTING SECURITY HOLDER IN FAVOR OF THE RNM MERGER WILL LOSE THE RIGHT TO RECEIVE PAYMENT FOR SUCH SHARES PURSUANT TO SECTION 17-6712.



         If the RNM Merger becomes effective, then Dissenting Security Holders who have complied with the written objection requirements discussed above will possess the right to receive payment for the shares of RNM Common Stock respectively held by them.



         Within ten days after the effective date of the RNM Merger, APPI, as the surviving corporation in the RNM Merger, must give written notice to each former holder of shares of RNM Common Stock who has complied with the written objection requirement discussed above that the RNM Merger has become effective. A Dissenting Security Holder must then deliver a written demand for payment of the value of the shares of RNM Common Stock held by such Dissenting
Security Holder within 20 days after the date of the mailing of APPI's notice. Any such demand by a Dissenting Security Holder should be sent to APPI at 901 Main Street, Suite 2301, Dallas, Texas 75202, Attention: President.


        Within 30 days after the expiration of the 20 day period in which Dissenting Security Holders must submit their demands for payment, APPI must pay to each Dissenting Security Holder who has submitted such a demand the value of such Dissenting Security Holder's shares of RNM Common Stock. The value of the Dissenting Security Holders' shares will be the value of the RNM Common Stock as of the effective date of the RNM Merger, excluding any element of value arising from the expectation or accomplishment of the RNM Merger.


         If APPI and a Dissenting Security Holder cannot agree upon the fair value for the RNM Common Stock within such 30 day period, then either the Dissenting Security Holder or APPI may file a petition in the District Court of Kansas demanding a determination of the value of the RNM Common Stock of all Dissenting Security Holders entitled to payment. Such a petition must be filed within four months after the expiration of the 30 day period discussed above. Because APPI has no obligation to file such a petition, the failure of a Dissenting Security Holder to do so within the period specified may lead to the nullification of such Dissenting Security Holder's written demand for payment for the shares of RNM Common Stock held by such Dissenting Security Holder.

         If a petition for appraisal described above is filed by a Dissenting Security Holder, APPI must file with the court a verified list of all Dissenting Security Holders who have demanded payment for their shares and with whom agreements as to the value of the shares of RNM Common Stock respectively held by them has not been reached. The clerk of the court will give APPI and all such Dissenting Security Holders notice of the date and time for the hearing of such petition.


         After the hearing, the court will determine which Dissenting Security Holders are entitled to the valuation of and payment for their RNM Common Stock and will appoint an appraiser to make such an appraisal. The court also will require the Dissenting Security Holders who are entitled to the valuation of and payment for their RNM Common Stock to submit their certificates representing such stock to the clerk of the court, to be held by the clerk until payment by APPI of the value of such shares. The court will dismiss the proceedings as to any Dissenting Security Holder who fails to comply with this requirement. Prior to making a determination of the value of the RNM Common Stock, the appraiser must afford APPI and all Dissenting Security Holders participating in the appraisal an opportunity to present evidence relating to the value of the RNM Common Stock.



         Following submission of a report by the appraiser of the value of the RNM Common Stock, the court will make an ultimate determination of the value of the shares of RNM Common Stock held by the Dissenting Security Holders. The cost of such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, shall be determined by the court and taxed upon APPI and the Dissenting Security Holders as the court deems appropriate. Thereafter, the court will direct APPI to pay each eligible Dissenting Security Holder the value of the shares of RNM Common Stock held by such Dissenting Security Holder, with interest thereon if the court so determines.


UNDER MARYLAND STATE LAW


        Under Section 3-202, any holder of record of shares of Advanced Common Stock who does not desire to have such shares converted into shares of APPI Common Stock pursuant to the Advanced Merger may, alternatively, elect to receive payment in cash equal to the "fair value" of such Dissenting Security Holder's shares of Advanced Common Stock, provided that the Dissenting Security Holder complies with the provisions of Section 3-203. The term "fair value" is defined in Section 3-202 to mean the value of the shares as of the close of business of the date upon which the security holders approve the proposed merger to which the Dissenting Security Holder objects, excluding any appreciation or depreciation in anticipation of the proposed merger. A Dissenting Security Holder contemplating the exercise of dissenters' rights under the MGCL should carefully review the provisions of Sections 3-202 and 3-203, which are included in Appendix I attached to this Prospectus/Joint Proxy Statement.


        Set forth below is a brief summary of the procedures that a Dissenting Security Holder must follow in order to perfect dissenters' rights under Maryland law. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 3-202 and 3-203 of the MGCL.

        Under Section 3-203, a Dissenting Security Holder must deliver a written notice of such Dissenting Security Holder's objection to the Advanced Merger Proposal to Advanced at or prior to the Advanced Meeting. Any such objection should be sent to Advanced at 7253 Ambassador Road, Baltimore, Maryland 21244,
Attention: President. A Dissenting Security Holder cannot vote the shares of Advanced Common Stock held by such Dissenting Security Holder in favor of the Advanced Merger. A SECURITY HOLDER WHO VOTES THE SHARES OF ADVANCED COMMON STOCK HELD BY SUCH DISSENTING SECURITY HOLDER IN FAVOR OF THE ADVANCED MERGER WILL LOSE THE RIGHT TO RECEIVE PAYMENT FOR SUCH SHARES.

        If the Advanced Merger is approved by the requisite percentage of shares of Advanced, then Dissenting Security Holders who have complied with the written objection requirements discussed above will possess the right to receive payment for the shares of Advanced Common Stock respectively held by them.


        Promptly after the Effective Time of the Advanced Merger, APPI, as the surviving corporation in such Merger, must give written notice of the Effective Time of the Advanced Merger to each former holder of shares of Advanced Common Stock who has complied with the written objection requirement discussed above. A Dissenting Security Holder must then deliver a written demand for payment of the fair value of the shares of Advanced Common Stock held by such Dissenting Security Holder to APPI within 20 days after the Effective
Time of the Advanced Merger. Any such demand by a Dissenting Security Holder should be sent to APPI at 901 Main Street, Suite 2301, Dallas, Texas 75202,
Attention: President.



        APPI may, at its option, send a written offer to pay each Dissenting Security Holder who has made demand for payment what APPI considers to be the fair value of shares held by such Dissenting Security Holder. Such offer must be accompanied by the following financial information relating to Advanced and any other information APPI considers pertinent: (i) a balance sheet as of a date not more than six months prior to the date of the offer and (ii) a profit and loss statement for the 12 months ending on the date of the balance sheet.



        Within 50 days of the Effective Time of the Advanced Merger, APPI or any Dissenting Security Holder who has not yet received payment for the shares of Advanced Common Stock held by such Dissenting Security Holder may petition a court of equity (in the county in which the principal office of APPI is located, or, the county in which the resident agent of APPI is located) for an appraisal to determine the fair value of the Advanced Common Stock. If more than one such petition is filed, the court will consolidate all of the proceedings into one proceeding.


        If the court determines that a Dissenting Security Holder who has filed such a petition is entitled to an appraisal, then it will appoint three disinterested appraisers to determine the fair value of the Advanced Common Stock. Within 60 days after their appointment, unless the court establishes a longer time, the appraisers must determine the fair value of the Advanced Common Stock and must file a report with the court stating their conclusion and the reasons therefor. Each party to the appraisal proceedings will also receive a copy of the appraisers' report.

        After consideration of the appraisers' report, the court will either accept, modify or reject the appraisers' conclusion. If the court rejects the appraisers' conclusion, it may either remit the proceedings to the same or other appraisers or it may make its own determination of the fair value of the Advanced Common Stock.


        Once the fair value of the Advanced Common Stock is determined, APPI must pay each Dissenting Security Holder participating in the appraisal proceedings the judicially determined value of the shares held by such Dissenting Security Holder, together with interest, if the court so determines. APPI need not make such payment to a Dissenting Security Holder unless and until the Dissenting Security Holder surrenders the certificate representing the shares of Advanced Common Stock to APPI, at the address specified above, or to the transfer agent of APPI. The costs of the appraisal proceedings shall be set by the court and assessed against Advanced or, if the court determines that a Dissenting Security Holder failed to accept an offer for payment by APPI in good faith, against such Dissenting Security Holder.


UNDER NEW YORK STATE LAW


        Under Section 910, any holder of record of shares of Ide Common Stock, AIOC Common Stock, CIA Common Stock, MRIA Common Stock , Nyack Common Stock, Pelham Common Stock, RRG Common Stock or WIC Common Stock who does not desire to have such shares converted into shares of APPI Common Stock pursuant to the applicable Entity's Merger may, alternatively, elect to receive a payment in cash equal to the value of the shares of the applicable Entity held by such Dissenting Security Holder and certain other rights and benefits, provided that the Dissenting Security Holder complies with the provisions of Section 623. A Dissenting Security Holder contemplating the exercise of these dissenters' rights should carefully review the provisions of Sections 623 and 910, which are included in Appendix J attached to this Prospectus/Joint Proxy Statement.


        Set forth below is a brief summary of the procedures that a Dissenting Security Holder must follow in order to perfect dissenters' rights under New York law. This summary is not intended to be complete and is qualified in its entirety by reference to Sections 623 and 910 of the NYBCL.

        Under Section 623, a Dissenting Security Holder must file a written objection to the applicable Entity's Merger with such Entity prior to such Entity's Meeting or at such Meeting but prior to the vote on the applicable Merger Proposal. Such written objection should include the Dissenting Security Holder's notice of election to dissent, the Dissenting Security Holder's name and residence address, the number and class of shares as to which such Dissenting Security Holder dissents and a demand for payment of the fair value of such shares if the Entity's Merger is approved.

        If the security holders of an applicable Entity approve such Entity's Merger, then the Entity must give written notice of such approval to each Dissenting Security Holder who filed a written objection and who did not vote in favor of such Merger Proposal within ten days of the date such Merger Proposal was approved. A SECURITY HOLDER WHO VOTES IN FAVOR OF AN ENTITY'S MERGER WILL BE DEEMED TO HAVE ELECTED NOT TO ENFORCE THE RIGHT TO RECEIVE PAYMENT FOR THE SHARES OF SUCH ENTITY HELD BY SUCH DISSENTING SECURITY HOLDER.

        If a Dissenting Security Holder of an Entity holds shares represented by certificates, such Dissenting Security Holder must submit all applicable certificates to the Entity or to the applicable transfer agent of such Entity, within one month after such Dissenting Security Holder files a written notice of election to dissent. Any Dissenting Security Holder holding shares represented by certificates who does not submit such certificates in this manner may lose such Dissenting Security Holder's dissenters' rights under Section 623.


        The applicable Entity or, if the Merger of such Entity has been consummated, APPI must, make a Purchase Offer to each Dissenting Security Holder to pay the Offer Price which the Entity or APPI, as applicable, believes to be a "fair value" under Section 623 for the shares of the Entity held by such Dissenting Security Holder. Such Purchase Offer must be made within 15 days of the later of (i) the consummation of the applicable Merger or (ii) the expiration of the period within which security holders may file their notices of election to dissent. All Dissenting Security Holders holding the same class of securities of the Entity must be offered the same price per share of such class of securities.


        If the applicable Merger has been consummated at the time the Purchase Offer is made, APPI must, concurrently with the Purchase Offer, provide to each Dissenting Security Holder (i) who has submitted the certificates evidencing the applicable shares of the Entity, as provided above, an advanced payment of an amount equal to 80% of the Offer Price, and (ii) who has not yet submitted the requisite certificates, a statement that an advanced payment of an amount equal to 80% of the Offer Price will be made promptly upon the submission of such certificates. If the Purchase Offer is made prior to the consummation of the applicable Merger, then such advanced payments or statements relating to advanced payments, as the case may be, will be made upon the consummation of the applicable Merger.

        If, within 30 days after the date of a Purchase Offer, a Dissenting Security Holder accepts the Purchase Offer or if the Dissenting Security Holder and the Entity or APPI, as applicable, agree upon an alternate value for the Dissenting Security Holder's shares, then any remaining payments owed to the Dissenting Security Holder must be made to the Dissenting Security Holder within 60 days after the date of the Purchase Offer or 60 days after the applicable Merger is consummated, whichever is later.

        If (i) the Entity or APPI, as applicable, fails to make a Purchase Offer within the required 15-day period discussed above or (ii) a Dissenting Security Holder rejects the Purchase Offer and such Dissenting Security Holder and the Entity or APPI, as applicable, cannot within 30 days of the date of the Purchase Offer agree upon a value for the shares of the Entity held by such Dissenting Security Holder, then the following procedures will apply:

        (1) The Entity or APPI, as applicable, will institute a special proceeding in the Supreme Court in the judicial district in which the office of the Entity is located within 20 days after the expiration of the 15 or 30-day period discussed above, as the case may be, to determine the rights of the Dissenting Security Holder and to fix the fair value of such Dissenting Security Holder's shares.

        (2) The court will determine (i) whether the Dissenting Security Holder is entitled to receive payment for such Dissenting Security Holder's shares, and (ii) the fair value for such shares. In determining the fair value for such shares, the court will consider the nature of the transaction giving rise to the Dissenting Security Holder's right to receive payment under
               Section 623, the concepts and methods customarily used in the relevant securities and financial markets to determine the value of the share of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors.

        (3) Each party to the proceeding must bear its own costs and expenses, including attorneys' and experts' fees, unless the court, in its discretion, assesses all of part of such costs and expenses against either the Dissenting Security Holder or the Entity or APPI, as applicable.

        (4) Within 60 days after the final determination of the court proceeding, the Entity or APPI, as applicable, will pay to the Dissenting Security Holder the amount found by the court to be owed to such Dissenting Security Holder upon surrender of the certificates for any such shares represented by such certificates.

UNDER TEXAS STATE LAW


        Any holder of record of shares of M&S Common Stock, San Antonio Common Stock or South Texas Common Stock who does not desire to have such shares converted into shares of APPI Common Stock pursuant to the applicable Entity's Merger may, alternatively, elect to receive the fair value of such shares, provided that the Dissenting Security Holder complies with the provisions of Articles 5.11 and 5.12 of the TBCA. The term "fair value" is defined in Article
5.12 to mean the value of the shares as of the day immediately preceding the applicable Entity's Meeting, excluding any appreciation or depreciation in anticipation of the proposed Merger. A Dissenting Security Holder contemplating the exercise of dissenters' rights under the TBCA should carefully review the provisions of Articles 5.11 and 5.12 which are included in Appendix K attached to this Prospectus/Joint Proxy Statement.


        Set forth below is a brief summary of the procedures that a Dissenting Security Holder must follow in order to perfect dissenters' rights under Texas law. This summary is not intended to be complete and is qualified in its entirety by reference to Articles 5.11 and 5.12 of the TBCA.

        A Dissenting Security Holder must file a written objection to an applicable Entity's Merger with such Entity prior to such Entity's Meeting. Such written objection should include (i) a statement to the effect that such Dissenting Security Holder intends to exercise dissenters' rights if the Merger Proposal is approved, and (ii) the address of such Dissenting Security Holder.


        If the applicable Entity's Merger is approved by the requisite percentage of shares, then APPI, as the surviving corporation in the Merger, must deliver or mail to each Dissenting Security Holder who filed a written objection and did not vote in favor of such Merger an Approval Notice. A SECURITY HOLDER WHO VOTES IN FAVOR OF AN ENTITY'S MERGER WILL LOSE THE RIGHT TO RECEIVE PAYMENT FOR THE SHARES OF SUCH ENTITY'S COMMON STOCK HELD BY SUCH DISSENTING SECURITY HOLDER.


        Within ten days from the date of delivery or mailing of the Approval Notice, a Dissenting Security Holder must make a written demand to APPI for payment of the fair value of the shares of M&S Common Stock, San Antonio Common Stock or South Texas Common Stock, as applicable, held by such Dissenting Security Holder. Such demand must state the number and class of shares owned by such Dissenting Security Holder and the fair value of such shares as estimated by the Dissenting Security Holder.

        Within 20 days after receipt by APPI of a demand by a Dissenting Security Holder for payment of the fair value of the shares held by such Dissenting Security Holder, APPI shall deliver or mail to the Dissenting Security Holder a written notice to the effect that APPI will pay within 90 days after the effective date of the Merger (i) the amount claimed, upon the surrender of the duly endorsed share certificates, or (ii) some other amount as the fair value, upon receipt of a notice from the Dissenting Security Holder within 60 days after the date of such offer that such Dissenting Security Holder will accept such amount in exchange for surrender of the duly endorsed share certificates. If APPI and the Dissenting Security Holder can agree upon the fair value, such value will be paid to the Dissenting Security Holder and such Dissenting Security Holder shall cease to have any interest in such shares or in either the Entity or APPI. If agreement as to the fair value cannot be reached, either the Dissenting Security Holder or APPI may, within the time limits prescribed by Article 5.12, file a petition in Texas court asking for a finding and determination of the fair value of such shares. Court costs shall be allocated between the parties in such manner as the court shall determine to be fair and equitable.

GOVERNMENT AND REGULATORY APPROVALS

        It is a condition to the consummation of the transactions contemplated by each Merger Agreement and Exchange Agreement that each of the Entities must have received necessary government and regulatory approvals prior to the Merger or Exchange, as the case may be. At any time before or after the Effective Time of the Mergers or the Closing Date of the Exchanges, the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any state could take action pursuant to the federal or state antitrust laws to seek to enjoin the consummation of a particular Merger or Exchange. Private parties may also seek to take legal action under the antitrust laws. Based on information available to them, each of Advanced, Ide, M&S, Lexington, Madison, South Texas, South Texas No. 1 San Antonio, San Antonio No. 2, Pacific, TMI, RNM, AIOC, CIA MRIA, Nyack, Pelham, RRG, WIC and Valley believes that the Merger or Exchange applicable to each such Entity can be effected in compliance with federal and state antitrust laws. Advanced, Ide, M&S, Lexington, Madison, South Texas, South Texas No. 1, San Antonio, San Antonio No. 2, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley are aware of no governmental or regulatory approvals required for the consummation of the respective Merger or Exchange, other than compliance with federal and applicable state securities and corporate laws, and the required transfer of or amendment to certain of the Advanced, Ide, M&S, Lexington, Madison, South Texas, South Texas No. 1, San Antonio, San Antonio No. 2, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley licenses and permits.

CERTAIN INCOME TAX CONSIDERATIONS


         The following is a summary of the federal income tax consequences of the Mergers, Exchanges and related transactions. Security holders and partners are urged to consult their own tax advisers as to the particular consequences to them of the applicable Merger or Exchange, including the application of state, local and foreign tax laws. This summary may be inapplicable to security holders or partners who received their APPI Common Stock pursuant to the exercise of options or as other forms of compensation, who are not citizens or residents of the United States or who have other special circumstances.

         Haynes and Boone, L.L.P., special counsel to APPI, has, upon the basis of assumed consummation of the Mergers and Exchanges as described in this Registration Statement and representations of the officers of APPI, each of the Entities and the security holders, rendered an opinion that, for federal income tax purposes, each Merger and Exchange will constitute a tax-free reorganization under either Section 351 or Section 368(a) of the Internal Revenue Code. If so treated, each Merger and Exchange will have the following federal income tax consequences: (i) except as set forth below, no gain or loss will be recognized by the security holders or partners of any of the Entities who exchange their Old Shares or Old Partnership Interests for APPI Common Stock pursuant to the Merger or Exchange, as the case may be, (ii) the aggregate tax basis of APPI Common Stock received in the Merger or Exchange, as the case may be, will equal the aggregate tax basis of the Old Shares or Old Partnership Interests, as the case may be, exchanged therefor, (iii) no gain or loss will be recognized by each of the Entities in connection with the Merger or Exchange, as the case may be, (iv) provided that the Old Shares or Old Partnership Interests are held as a capital asset at the Effective Time of a given Merger or the Closing Date of a given Exchange, the holding period of APPI Common Stock will include the holding period of such Old Shares or Old Partnership Interests, and (v) security holders or partners of any of the Entities will recognize gain only to the extent that they receive (or are deemed to receive) cash or property other than APPI Common Stock. An opinion of counsel is not binding on the Internal Revenue Service or the courts. No assurance can be given that the tax-deferred characterization of the Mergers and Exchanges will not be challenged or, if challenged, will be defended successfully. If the tax characterization of the Mergers and Exchanges is successfully challenged, there may be significant adverse tax consequences to the Entities and their respective security holders or partners.


ACCOUNTING TREATMENT


        SAB 48 states that when a company acquires assets from promoters and security holders in exchange for stock just prior to, or at the time of, its initial public offering, such assets should be recorded at the historical cost to each such promoter or security holder. Each security holder of each of the Entities is involved as a promoter of its respective Merger or Exchange and the related Initial Public Offering. Accordingly, the assets and liabilities to be acquired by APPI or a subsidiary thereof in connection with the Merger Transactions and Exchange Transactions will be recorded on the APPI balance sheet in the same amounts as reflected on the balance sheets of the Entities at the Effective Time of the applicable Merger or Closing Date of the applicable Exchange. See "-- Interests of Certain Persons in the Mergers and Exchanges."



                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET



         The following unaudited pro forma combined balance sheet gives effect to the Mergers and Exchanges as a combination of promoter interests, at historical costs, and is based upon the historical financial statements of APPI and each of the Founding Affiliated Practices. In addition, the unaudited pro forma combined balance sheet gives effect to the Initial Public Offering (assuming an Initial Public Offering Price of $15.00 per share), the conversion of the Convertible Notes and borrowings of approximately $13.6 million under the Credit Facility to refinance certain indebtedness previously incurred by the Founding Affiliated Practices. The unaudited pro forma combined balance sheet gives effect to the completion of such transactions as if they had occurred on June 30, 1997. Due to the fact that the Company has had no significant operations to date, no pro forma statement of operations has been included in this Prospectus. The amount and composition of costs to be incurred by the Company related to the provision of management services to the Founding Affiliated Practices may differ from the costs historically incurred by the Founding Affiliated Practices; therefore, the costs presented in the individual financial statements of the Founding Affiliated Practices may not be representative of the Company's costs on a pro forma basis. The unaudited pro forma balance sheet and notes thereto should be read in connection with the other financial information, including the audited financial statements of APPI and each of the Founding Affiliated Practices and notes thereto, included elsewhere in this Prospectus.

         The unaudited pro forma combined balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved if the Mergers and Exchanges, the conversion of the Convertible Notes and the Initial Public Offering had been consummated on June 30, 1997.

                       AMERICAN PHYSICIAN PARTNERS, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                            PACIFIC      RADIOLOGY      ROCKLAND
                                                        ADVANCED    THE IDE   M&S X-RAY     IMAGING     AND NUCLEAR   RADIOLOGICAL
                                               APPI     RADIOLOGY    GROUP    PRACTICES   CONSULTANTS    MEDICINE        GROUP
                                              -------   ---------   -------   ---------   -----------   -----------   ------------
                                                              ASSETS
Current assets:
 Cash and cash equivalents..................  $   110    $   185    $  238     $  760       $   --        $  887        $   369
 Accounts receivable, net...................       --     15,042     5,262      3,702        1,934         2,022          2,843
 Other receivables..........................       43        375        --        192           --            --             --
 Other current assets.......................       95        669       125         73        2,296           221            410
                                              -------    -------    ------     ------       ------        ------        -------
       Total current assets.................      248     16,271     5,625      4,727        4,230         3,130          3,622
Property and equipment, net.................      167     14,860       997        758        1,862           662          5,269
Investments in joint ventures...............       --      1,101        --      1,420           --         1,322             --
Deferred income taxes.......................       --         --        --         --           --            --          1,203
Notes receivable............................       --         --        --         --           --            --             --
Intangible assets, net......................       --         --        --        678          133            --             --
Other assets, net...........................    2,072      7,065       397         46          107            88          2,144
                                              -------    -------    ------     ------       ------        ------        -------
       Total assets.........................  $ 2,487    $39,297    $7,019     $7,629       $6,332        $5,202        $12,238
                                              =======    =======    ======     ======       ======        ======        =======

                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings......................  $    --    $ 2,900    $   --     $   --       $   --        $1,000        $    --
 Accounts payable and accrued expenses......    2,086      2,007     2,022        257        1,278           209            189
 Accrued salaries and benefits..............       --      1,606       562        153          288           419            541
 Due to joint ventures......................       --        693        --         --           --            --             --
 Deferred income taxes......................       --         --        --         --          855         1,006            573
 Current portion of deferred compensation...       --         --        --         83           --            --             --
 Current portion of long-term debt..........    3,500      3,909       436        231          844           119          1,675
 Current portion of capital lease
   obligations..............................       --         --        --         13           --            --            546
 Distribution payable.......................       --         --        --         --           --            --             --
 Other current liabilities..................       --        749        --         --           --            --             --
                                              -------    -------    ------     ------       ------        ------        -------
       Total current liabilities............    5,586     11,864     3,020        737        3,265         2,753          3,524
Deferred income taxes.......................       --         --     1,042         --           11            --             --
Deferred compensation, net of current
 portion....................................       --         --        --      1,346           --            --          3,600
Long-term debt, net of current portion......       --      4,813     1,422        178        2,801            --          5,563
Capital lease obligations, net of current
 portion....................................       --         --        --         37           --            --          1,378
Long-term debt -- GE Capital revolving
 credit facility............................       --         --        --         --           --            --             --
Other liabilities...........................       --        359        --         --           --            --             --
                                              -------    -------    ------     ------       ------        ------        -------
       Total liabilities....................    5,586     17,036     5,484      2,298        6,077         2,753         14,065
                                              -------    -------    ------     ------       ------        ------        -------
Minority interests in consolidated
 subsidiaries...............................       --        408        --        506           --            --             --
Stockholders' equity:
 Common stock...............................       --         --        --         --           --            --             --
 Additional paid-in capital.................      250         --        --         --           --            --             --
 Accumulated earnings (deficit).............   (3,349)    21,853     1,535      4,825          255         2,449         (1,827)
                                              -------    -------    ------     ------       ------        ------        -------
       Total stockholders' equity...........   (3,099)    21,853     1,535      4,825          255         2,449         (1,827)
                                              -------    -------    ------     ------       ------        ------        -------
       Total liabilities and stockholders'
        equity..............................  $ 2,487    $39,297    $7,019     $7,629       $6,332        $5,202        $12,238
                                              =======    =======    ======     ======       ======        ======        =======

                                               VALLEY                                                                 PRO FORMA
                                              RADIOLOGY   UNADJUSTED    PRO FORMA        PRO FORMA    DISTRIBUTION   ADJUSTED FOR
                                                GROUP       TOTAL      ADJUSTMENTS        COMBINED     ADJUSTMENT    DISTRIBUTION
                                              ---------   ----------   -----------       ----------   ------------   ------------

Current assets:
 Cash and cash equivalents..................   $  386      $ 2,935      $     --          $ 2,935       $     --       $  2,935

 Accounts receivable, net...................    2,076       32,881            --           32,881             --         32,881
 Other receivables..........................       --          610          (219)(a)          391             --            391
 Other current assets.......................        8        3,897        (2,182)(a)        1,715             --          1,715
                                               ------      -------      --------          -------       --------       --------
       Total current assets.................    2,470       40,323        (2,401)          37,922             --         37,922
Property and equipment, net.................    1,220       25,795           (88)(a)       25,707             --         25,707
Investments in joint ventures...............       27        3,870            88(a)         3,958             --          3,958
Deferred income taxes.......................       --        1,203        (1,111)(b)           92             --             92
Notes receivable............................      403          403            --              403             --            403
Intangible assets, net......................       --          811            --              811             --            811
Other assets, net...........................       36       11,955        (5,536)           6,419             --          6,419
                                               ------      -------      --------          -------       --------       --------
       Total assets.........................   $4,156      $84,360      $ (9,048)         $75,312       $     --       $ 75,312
                                               ======      =======      ========          =======       ========       ========

Current liabilities:
 Short-term borrowings......................   $  678      $ 4,578      $     --          $ 4,578       $     --       $  4,578
 Accounts payable and accrued expenses......       97        8,145            --            8,145             --          8,145
 Accrued salaries and benefits..............      257        3,826          (996)(a)        2,830             --          2,830
 Due to joint ventures......................       --          693            --              693             --            693
 Deferred income taxes......................      372        2,806         5,892(b)         8,698             --          8,698
 Current portion of deferred compensation...       --           83           (83)(a)           --             --             --
 Current portion of long-term debt..........      561       11,275            --           11,275             --         11,275

 Current portion of capital lease
   obligations..............................       --          559            --              559                           559
 Distribution payable.......................       --           --            --               --         54,422(a)      54,422
 Other current liabilities..................       --          749            --              749             --            749
                                               ------      -------      --------          -------       --------       --------
       Total current liabilities............    1,965       32,714         4,813           37,527         54,422         91,949
Deferred income taxes.......................       37        1,090            35(b)         1,125             --          1,125
Deferred compensation, net of current
 portion....................................       --        4,946        (4,946)(a)           --             --             --
Long-term debt, net of current portion......      167       14,944          (105)(a)       14,839             --         14,839

Capital lease obligations, net of current
 portion....................................       --        1,415            --            1,415             --          1,415
Long-term debt -- GE Capital revolving
 credit facility............................       --           --            --               --             --             --
Other liabilities...........................       --          359            --              359             --            359
                                               ------      -------      --------          -------       --------       --------
       Total liabilities....................    2,169       55,468          (203)          55,265         54,422        109,687
                                               ------      -------      --------          -------       --------       --------
Minority interests in consolidated
 subsidiaries...............................       --          914            --              914             --            914
Stockholders' equity:
 Common stock...............................       --           --             1(c)             1             --              1
 Additional paid-in capital.................       --          250        21,573(d)        21,822             --         21,822
                                                                              (1)(c)
 Accumulated earnings (deficit).............    1,987       27,728        (8,845)(a)(b)    (2,690)       (54,422)(a)    (57,112)
                                                                         (21,573)(d)
                                               ------      -------      --------          -------       --------       --------
       Total stockholders' equity...........    1,987       27,978        (8,845)          19,133        (54,422)       (35,289)
                                               ------      -------      --------          -------       --------       --------
       Total liabilities and stockholders'
        equity..............................   $4,156      $84,360      $ (9,048)         $75,312       $     --       $ 75,312
                                               ======      =======      ========          =======       ========       ========


                                               OFFERING       PRO FORMA
                                              ADJUSTMENTS    AS ADJUSTED
                                              -----------    -----------

Current assets:
 Cash and cash equivalents..................   $ 66,656(e)    $  2,935
                                                (54,422)(e)
                                                (12,234)(e)
 Accounts receivable, net...................         --         32,881
 Other receivables..........................         --            391
 Other current assets.......................         --          1,715
                                               --------       --------
       Total current assets.................         --         37,922
Property and equipment, net.................         --         25,707
Investments in joint ventures...............         --          3,958
Deferred income taxes.......................         --             92
Notes receivable............................         --            403
Intangible assets, net......................      2,000(g)       2,811
Other assets, net...........................     (2,056)(e)      4,363
                                               --------       --------
       Total assets.........................   $    (56)      $ 75,256
                                               ========       ========

Current liabilities:
 Short-term borrowings......................   $ (4,578)(f)         --
 Accounts payable and accrued expenses......     (1,764)(e)      6,381
 Accrued salaries and benefits..............         --          2,830
 Due to joint ventures......................         --            693
 Deferred income taxes......................         --          8,698
 Current portion of deferred compensation...         --             --
 Current portion of long-term debt..........     (6,987)(f)        788
                                                 (3,500)(h)
 Current portion of capital lease
   obligations..............................         --            559
 Distribution payable.......................    (54,422)(e)         --
 Other current liabilities..................         --            749
                                               --------       --------
       Total current liabilities............    (71,251)        20,698
Deferred income taxes.......................         --          1,125
Deferred compensation, net of current
 portion....................................         --             --
Long-term debt, net of current portion......    (12,234)(e)      2,580
                                                    (25)(f)
Capital lease obligations, net of current
 portion....................................         --          1,415
Long-term debt -- GE Capital revolving
 credit facility............................     13,590(f)(g)   13,590
Other liabilities...........................         --            359
                                               --------       --------
       Total liabilities....................    (69,920)        39,767
                                               --------       --------
Minority interests in consolidated
 subsidiaries...............................         --            914
Stockholders' equity:
 Common stock...............................          1(e)           2
 Additional paid-in capital.................     66,363(e)      91,685
                                                  3,500(h)
 Accumulated earnings (deficit).............         --        (57,112)

                                               --------       --------
       Total stockholders' equity...........     69,864         34,575
                                               --------       --------
       Total liabilities and stockholders'
        equity..............................   $    (56)      $ 75,256
                                               ========       ========




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
                        AMERICAN PHYSICIAN PARTNERS, INC.
                   NOTES TO PRO FORMA COMBINED BALANCE SHEET


         APPI was incorporated in April 1996 and has conducted no significant operations and generated no revenue to date other than in connection with the Initial Public Offering and the Mergers and Exchanges. The following is a summary of the adjustments reflected in the Unaudited Pro Forma Consolidated Balance Sheet assuming the Mergers and Exchanges, the Initial Public Offering and conversion of the Convertible Notes. The Mergers and Exchanges will be accounted for as a combination of promoter interests, at historical costs, under generally accepted accounting principles. APPI will not be acquiring equity interests in the Founding Affiliated Practices, but will be acquiring substantially all of the assets of the Founding Affiliated Practices.

        Upon completion of the Mergers and Exchanges, the Company will not consolidate the financial position [or results of operations] of the Founding Affiliated Practices.

        The adjustments reflected in the unaudited pro forma combined balance sheet are as follows:

               (a) To eliminate assets not acquired and liabilities not assumed by the Company and to reflect the $54.4 million distribution to the Founding Affiliated Practices. The Company will not be assuming any physician related assets and liabilities, such as notes receivable from physicians, accrued physician compensation, deferred physician compensation, and assets and liabilities related to other physician benefit plans.

               (b) To record the establishment of deferred income taxes for the Company after the Mergers and Exchanges.


               (c) To record the issuance of Common Stock to the Founding Affiliated Practices.


               (d) To record the reclassification of the Founding Affiliated Practices's earnings (deficit) accumulated prior to the Initial Public Offering to additional paid-in capital.

               (e) To reflect the effects of the Initial Public Offering, including the use of estimated net cash proceeds from the issuance of Common Stock, to pay the $54.4 million distribution to the Founding Affiliated Practices and to reduce debt.








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

               (f) To reflect borrowings under the $115,000,000 Credit Facility with GECC which will occur contemporaneously with the Initial Public Offering. The proceeds from these borrowings will be used to refinance all remaining funded debt, except capital leases and one note payable.

               (g) To reflect estimated deferred financing costs related to the Credit Facility.

               (h) To reflect the conversion of all $3,500,000 of Convertible Notes issued by the Company into 437,500 shares of Common Stock.










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

                                      APPI

        APPI was incorporated in April 1996, has generated no revenue to date and has conducted no significant operations other than in connection with the Initial Public Offering and the pending Mergers and Exchanges. The following discusses APPI's business following the Mergers and Exchanges assuming consummation of such transactions.

OPERATION, MANAGEMENT AND BUSINESS FOLLOWING THE MERGERS AND EXCHANGES

        GENERAL


        The Company was formed to provide physician practice management and administrative services to radiology practices with a focus on the development, consolidation and management of integrated radiology and imaging center networks. Upon completion of the Initial Public Offering, the Company will provide practice management services to seven radiology practices consisting of 223 physicians practicing at 42 hospitals and 65 ICs in California, Kansas, Maryland, New York and Texas. The Company will derive its revenue from service fees paid by Affiliated Practices for management, administrative, technical and other non-medical services provided by the Company.

         The typical relationship with an Affiliated Practice is expected to involve the acquisition by the Company of all of the non-medical assets (tangible and intangible) of the Affiliated Practice and entry into a long-term Service Agreement with the Affiliated Practice at the time of acquisition pursuant to which the Company would provide a wide range of management, administrative, technical and non-medical services in exchange for a service fee. If the Affiliated Practice owns and operates an IC, the Company would typically acquire all of the IC-related assets (e.g., x-ray, MRI and CT equipment). As a result, the Affiliated Practice would rely on the Company to provide all necessary non-medical business and administrative services and the Affiliated Practice would continue to employ all of the professional personnel (i.e. the radiologists) who would continue to provide professional medical services for and on behalf of the Affiliated Practice.


        The Founding Affiliated Practices provide a wide range of diagnostic and therapeutic services, including x-ray and fluoroscopy, magnetic resonance imaging, computed tomography, mammography, ultrasound, nuclear medicine, radiation oncology and interventional radiology. The Founding Affiliated Practices were selected based on a variety of factors, including: physician and practice credentials and reputation; competitive market position; subspecialty mix of physicians; historical financial performance and growth potential; and willingness to embrace the Company's vision and philosophy regarding the provision of radiology services. The Company intends to provide Affiliated Practices with the necessary capital resources and expertise to invest in new technologies, complete consolidating acquisitions, implement sophisticated management information systems, promote efficient practice patterns, develop coordinated marketing efforts and realize purchasing economies of scale.

        The Company's objective is to develop integrated networks of radiology groups and ICs that can provide wide geographic coverage and subspecialty expertise. The Company intends to provide the networks with sophisticated management, state-of-the-art information systems and appropriate capital for expansion. The Company's strategy is to (i) emphasize quality service, (ii) expand within its selected markets, (iii) improve operating efficiencies within the Affiliated Practices and (iv) expand into new regional markets through acquisitions of or affiliations with additional radiology practices and ICs.


        In connection with the Mergers, Exchanges and Reorganizations, APPI will acquire certain assets and liabilities of, and enter into long-term Service Agreements with, the Founding Affiliated Practices. Pursuant to the Service Agreements, the Company will provide management, administrative, technical and non-medical business services to the Founding Affiliated Practices in exchange for a service fee. The Service Agreements have a 40-year term, subject to earlier termination under certain circumstances. [See "--Service Agreements" and "Certain Transactions--The Reorganizations."]




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

INDUSTRY BACKGROUND

MARKET OVERVIEW

        The Health Care Financing Administration estimates that national health care spending in 1995 was approximately $1 trillion, including approximately $200 billion for physician services and an additional $600 billion for health care expenditures under the control or influence of physicians. According to the American College of Radiology, an estimated 350 million radiological procedures were performed in the United States during 1995. Total spending on radiology services including diagnostic imaging, interventional radiology and radiation oncology was estimated at $56 to $70 billion according to a 1995 report prepared by SMG Marketing Group. Diagnostic imaging, including interventional radiology procedures, accounted for approximately 82% of the aggregate amount spent on radiological services performed in the United States, with radiation oncology services accounting for approximately 18%.


        Fees charged for diagnostic imaging, interventional radiology and radiation oncology procedures consist generally of a technical component relating to facilities, equipment and non-physician personnel and a professional component consisting of fees paid to physicians for the interpretation of diagnostic images, the performance of interventional radiology procedures and the treatment of radiation oncology patients. Technical facilities are located within hospitals and in approximately 2,200 outpatient centers throughout the United States. Professional radiology services are provided by board certified radiologists, general practitioners and other specialists. There are approximately 3,200 radiology groups in the United States comprised of approximately 27,000 practicing radiologists. These groups have a typical size of six members, but vary in size up to approximately 100 physicians serving a specific market. Approximately 88% of all radiologists perform diagnostic procedures, including interventional radiology procedures, and approximately 12% practice radiation oncology.


RADIOLOGY

        In general, radiology includes diagnostic imaging, interventional radiology and radiation oncology. Imaging procedures use energy waves to penetrate human tissue and generate images of the body, which can be recorded on film or digitized for display on a video monitor. Diagnostic imaging procedures are used to diagnose diseases and physical injuries and are performed in hospitals, physicians' offices, outpatient centers and ICs. Interventional radiology procedures include the use of radiological methods to monitor and guide catheters, stents, drains and needles to open clogged vessels, relieve obstructed kidneys, perform biopsies of mass lesions, drain abscess collections and lower pressure in certain vessels. Generally, these interventional procedures are more time efficient, more cost-effective and less invasive than surgical alternatives and have historically been performed in a hospital setting to enable utilization of hospital support services. Radiation oncology procedures use a variety of radiation sources to treat cancer and/or relieve pain caused by certain tumors and are performed in hospitals and free-standing outpatient centers.

        The principal diagnostic imaging modalities include the following, all of which are non-invasive:

               General Radiology: X-Ray and Fluoroscopy. X-rays utilize roentgen rays to penetrate the body and record images of organs and structures on film. Fluoroscopy utilizes ionizing radiation combined with a video viewing system for real time monitoring of organs. X-ray and fluoroscopy are the most frequently used imaging modalities.


               Computed Tomography. CT utilizes a computer to direct the movement of an x-ray tube to produce multiple cross sectional images of a particular organ or area of the body. CT is used to detect tumors and other conditions affecting bones and internal organs. It is also used to detect the occurrence of strokes, hemorrhages and infections. CT provides higher resolution images than





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

        conventional x-rays, but generally not as well defined as those produced by magnetic resonance.

               Magnetic Resonance Imaging. MRI utilizes a strong magnetic field in conjunction with low energy electromagnetic waves which are processed by a computer to produce high-resolution images of body tissue including the brain, spine, abdomen, heart and extremities. Unlike CT and conventional x-rays, MRI does not utilize ionizing radiation, which can cause tissue damage in high doses.

               Mammography. Mammography is a specialized form of radiology utilizing low dosage x-rays to visualize breast tissue and is the primary screening tool for breast cancer. Mammography procedures also include the biopsy of cells to assist in the diagnosis of breast cancer.

               Ultrasound. Ultrasound imaging utilizes high-frequency sound waves to develop images of internal organs, unborn fetuses and the vascular system. Ultrasound has widespread applications, particularly for procedures in obstetrics, gynecology and cardiology.

               Nuclear Medicine. Nuclear medicine utilizes short-lived radioactive isotopes which release small amounts of radiation that can be recorded by a gamma camera and processed by a computer to produce an image of various anatomical structures or to assess the function of various organs such as the heart, kidneys, thyroid and bones. Nuclear medicine is used primarily to study anatomic and metabolic functions.

TRENDS IN RADIOLOGY


        Technological Advancements. The Company believes that advances in technology, including the development and continued enhancements of MRI, CT, nuclear medicine, ultrasound and interventional radiology have contributed to the growth of the diagnostic imaging industry. These technological advances have resulted in increased professional and technical utilization and have produced diagnostic procedures that are safer, more accurate and less-invasive than techniques previously utilized. While traditional x-rays continue to be the primary imaging modality based on the number of procedures performed, the use of advanced diagnostic imaging modalities such as MRI and CT has increased rapidly in recent years because these modalities allow physicians to diagnose a wide variety of diseases and injuries quickly and accurately without exploratory surgery or other surgical or invasive procedures, which are usually more expensive, involve greater risk to the patient and result in longer rehabilitation time. As a result, hospital days are shortened or eliminated and time lost from work is significantly reduced. In addition, diagnostic imaging is increasingly used as a screening tool for preventive care. The Company believes that future technological advances will enhance the ability of radiologists to diagnose and direct treatment, thereby lowering overall health care costs.

        Recent technological advancements include: magnetic resonance spectroscopy, which can differentiate malignant from benign lesions; magnetic resonance angiography, which can produce three-dimensional images of body parts and assess the status of blood vessels; spiral computed tomography, which permits three-dimensional images of body parts; monoclonal antibody studies utilizing nuclear medicine to localize certain cancers that would otherwise be difficult to detect or treat; and the development of teleradiology, which digitally transmits radiological images from one location to another for interpretation. The Company believes that the utilization of both the diagnostic and therapeutic capabilities of radiology will continue to increase because of its cost-effective, time-efficient and risk/benefit advantages over alternative procedures (including surgery) and that newer technologies and future technological advancements will result in further subspecialization and increased utilization of professional and technical radiological services.

        Reimbursement Patterns. Payment for radiology services comes primarily from third-party payors such as private insurers (including traditional indemnity insurance plans), managed care plans (including HMOs and PPOs) and governmental payors (including Medicare and Medicaid). Historically, radiologists and other physicians generally provided medical services on a fee-for-service basis. The fee-for-service model provides few incentives for the efficient utilization of resources and has contributed to increases in health care costs at rates significantly higher than inflation. As managed care entities and other payors have focused on providing care in a more cost-effective manner, they have demanded and received significant discounts from fee-for-service rates charged for radiological procedures. As a result, physicians have seen a decrease in per procedure reimbursements from managed care and governmental entities for such procedures. More recently, payors have focused on shifting more of the financial risk for the provision of cost-effective services to providers through capitation and other risk-sharing arrangements. Significant changes of this type will require the Company to become more actively involved in assisting its Affiliated Practices in developing practice guidelines and appropriateness criteria and managing the utilization of radiological procedures.

        The Company believes that the shift in financial risk from payors to providers decreases the attractiveness of under-utilized imaging equipment within a general practitioner's office and will accelerate the centralization of resources to high-volume centers. According to an article published in the American Journal of Radiology in 1993, approximately 64% of all radiological procedures (primarily x-rays and ultrasound) performed in freestanding ICs and physicians' offices were performed by non-radiologist physicians including internists, family and general practitioners and orthopedists. The Company believes that the general diagnostic imaging services performed by non-radiologists may be directed to radiologists by managed care entities seeking to have services performed at the lowest overall cost. As a result, the Company believes that managed care entities provided with utilization reports will focus on reducing costs by shifting radiological procedures performed by non-radiologists to radiologists.


        Consolidation of ICs. Concurrent with the growth of managed care and strict controls on Medicare reimbursement for inpatient costs, diagnostic imaging services began to shift from hospital settings to ICs in the early 1980s. While many of these ICs were developed by physicians and hospitals, a subsequent change in federal law restricted the referral of patients by a physician to a facility in which the physician maintained an ownership interest. As a result, many physicians sold their interests in ICs to hospitals, radiologists and companies engaged exclusively in the ownership, operation and management of ICs. The Company believes that many of these entities have and will continue to consolidate the ownership of ICs.

        Referral Sources. Non-radiologists, including specialists and primary care physicians, direct the utilization of radiology services. Most industry marketing has been focused on developing relationships with these referring physicians. As more patients move to managed care plans, the Company believes physicians will have fewer referral options for diagnostic imaging procedures. In addition, the Company believes that managed care entities will increasingly demand that providers of radiology services share in the financial risks associated with providing services for the lives covered by the managed care entities. As the choices for radiology referrals decrease, the Company believes that quality of care, subspecialty expertise and patient and referring physician satisfaction will be important factors in determining referral patterns.

        Trends in Radiology Organizations. The trends toward managed care, cost containment and health care consolidation have combined to limit the number of positions available and the salaries paid to radiologists. In addition, small independent physician groups and individual practices are typically at a competitive disadvantage to larger associations or networks of physicians because they lack the capital necessary to (i) expand the geographic coverage of the practice and the imaging modalities offered, (ii) develop state-of-the-art information systems and (iii) purchase costly new imaging technologies, each of which can improve quality of care and reduce costs. Generally, they also lack the cost accounting and quality management systems necessary to allow physicians to price and monitor complex risk-sharing arrangements with third-party payors. Additionally, small to medium-sized groups and individual practices often do not have contractual ties with other providers nor do they have the ability to offer a broad range of subspecialty imaging services. Small practices often have higher operating costs (since overhead must be spread over a relatively small revenue base) and minimal vendor purchasing power. In order to remain competitive in the changing medical service environment, radiologists are beginning to affiliate with or create larger organizations by adding radiologists to their groups, creating or joining a network or an independent physician association or affiliating with a physician practice management entity such as the Company.

BUSINESS STRATEGY

        The Company's objective is to develop integrated networks of radiology groups and ICs that can provide wide geographic coverage and subspecialty expertise. The Company intends to provide the networks with sophisticated management, state-of-the-art information systems and appropriate capital for expansion. The Company's strategy is to (i) emphasize quality service, (ii) expand within its selected markets, (iii) improve operating efficiencies within the Affiliated Practices and (iv) expand into new regional markets through acquisitions of or affiliations with additional radiology practices and ICs.

EMPHASIZE QUALITY SERVICE

        The Company plans to make patient service and referring physician satisfaction a key element of its strategy. The Company intends to form regional service networks and invest in advanced teleradiology technologies to provide greater geographic coverage, improve response time and increase overall patient accessibility. The Company will seek to offer, through its Affiliated Practices, subspecialty expertise such as interventional radiology and radiation oncology to address the full range of radiology service needs of patients, referring physicians, hospitals and payors. The Company also intends to provide capital to the Affiliated Practices to upgrade existing imaging equipment and purchase equipment for newer modalities. In addition, the Company plans to implement information systems which will provide the Company's payors and referral sources with outcomes data, cost analyses, utilization management data and other analyses, in each case with the objective of maximizing patient, referring physician, hospital and payor satisfaction.

EXPAND WITHIN EXISTING REGIONAL MARKETS

        A key element of the Company's strategy is to expand and leverage the resources and capabilities of its Affiliated Practices to offer high-quality, comprehensive and competitively priced diagnostic, interventional and therapeutic radiology programs within selected markets. The Company believes that cost-conscious payors, particularly those interested in utilizing or implementing risk sharing or global capitation arrangements, will prefer to contract with a single provider for a full range of radiology services within select geographic markets. The Company plans to acquire and affiliate with additional complementary radiology practices and, when feasible, acquire, operate and manage ICs to broaden the range of, and increase the capacity to deliver, services within its markets. The Company intends to market its comprehensive service offerings and geographic coverage to obtain payor contracts.

IMPROVE OPERATING EFFICIENCIES

        The Company intends to utilize its management infrastructure and the collective knowledge of and information generated by its Affiliated Practices to identify and promote practice operating efficiencies that benefit all Affiliated Practices. The Company believes that information technology is critical to such efforts and plans to implement sophisticated management and financial information systems to obtain and disseminate information relating to practice patterns, equipment utilization, facilities and personnel and operating profitability. The Company believes such information will enable Affiliated Practices to enhance quality of care, increase revenue, improve cash management and more effectively control costs. The Company believes that the establishment of systems that promote "best practices" and operating efficiencies can provide the Company and its Affiliated Practices with a competitive advantage in negotiating and obtaining managed care contracts. In addition, the Company intends to capitalize on the size and purchasing power of the combined Affiliated Practices to take advantage of economies of scale and to reduce the cost of administering and operating such practices.

EXPAND INTO NEW MARKETS

        The Company plans to expand into new geographic markets by acquiring and affiliating with profitable radiology practices that have strong reputations and competitive positions in their local markets. The Company intends to focus on markets where there are significant prospects for physician networking and practice consolidation, high patient-provider ratios and favorable overall economic conditions. The Company intends to focus on acquiring and affiliating with platform practices allowing the Company to pursue the expansion strategy discussed above. The Company believes that it will be attractive to potential Affiliated Practices because of its (i) exclusive focus on radiology, (ii) governance structure which promotes physician input, (iii) service fee structure which aligns the Company's revenue growth incentives with those of the Affiliated Practices and (iv) transaction structure which permits physicians to become stockholders of the Company and further aligns the interests of the Company and the Affiliated Practices. The Company expects that its Affiliated Practices will be instrumental in identifying potential acquisitions and affiliations with future Affiliated Practices or ICs.

AFFILIATION STRUCTURE

        APPI was formed to provide physician practice management and administrative services to radiology practices and to own, operate and manage ICs. The Company's business model is based on a "partnership" with its Affiliated Practices in which the Company manages the non-medical functions of the Affiliated Practices in a manner that promotes physician participation and input in areas such as practice enhancement and operating efficiencies, marketing and long-term strategy development. The Company believes that its partnering approach (i.e., shared ownership, economic interest and governance) enables physicians to provide input in the management and affairs of their practice and aligns the interests of physicians in the Affiliated Practices with those of the Company in promoting practice growth and operating efficiencies. The Company believes its model will be attractive to potential practice acquisition candidates. For a discussion of the contractual arrangements between the Company and its Affiliated Practices, see "APPI -- Operation, Management and Business Following the Merger and Exchanges -- Service Agreements."

        In connection with the Mergers and Exchanges, the Company will acquire certain tangible and intangible assets and assume certain liabilities of the Founding Affiliated Practices. The Company will pay the purchase price for such transactions in shares of its Common Stock and, to a lesser extent, cash. At the time of the Mergers and Exchanges, the Company will enter into a 40-year Service Agreement with each Founding Affiliated Practice pursuant to which the Company will provide a wide range of management, administrative, technical and non-medical services. For providing services under the Service Agreement, the Company will receive a fee which is structured to align the interests of the Company and the Founding Affiliated Practices. Additionally, the Service Agreements restrict the Founding Affiliated Practices from competing with the Company and other Affiliated Practices within a specified geographic area during the term of the Service Agreements and also require each Affiliated Practice to obtain and enforce similar restrictive covenants with the full-time physicians affiliated with their practices. As part of its growth strategy, the Company intends to acquire the assets of and enter into similar long-term Service Agreements with additional radiology practices based on the partnership model it has established with the Founding Affiliated Practices.


        Additionally, pursuant to the Mergers and Exchanges, the Company will acquire interests in certain joint venture arrangements currently held by the Founding

Affiliated Practices and certain physicians associated with the Founding Affiliated Practices. The joint venture arrangements represent partnerships with various hospitals or health systems serviced by certain of the Founding Affiliated Practices and were formed for the purpose of owning and operating ICs. Professional services at the joint venture ICs are performed by certain of the Founding Affiliated Practices. With respect to the six joint venture interests acquired from Advanced Radiology, LLC, the Company will acquire a 50% interest in five joint ventures and a controlling interest in one joint venture. With respect to M&S X-Ray Practices, the Company will acquire a controlling interest in two joint ventures and a minority interest in three joint ventures. With respect to Radiology and Nuclear Medicine, P.A., the Company will acquire a minority interest in one joint venture.

        The Company believes a shared governance approach is critical to the long-term success of a physician practice management company. While the Company will have the primary responsibility for managing the non-medical functions of its Affiliated Practices, it will operate within a governance structure which promotes physician involvement in the direction and management of the Affiliated Practices and the Company. This will be accomplished by the Company and each Affiliated Practice establishing a Joint Planning Board consisting of three to six members. The Joint Planning Boards will have responsibility for (i) establishing payor contracting guidelines, (ii) making recommendations with respect to operating budgets and capital expenditures and (iii) developing marketing strategies and long-term objectives for their respective practices. The Company believes the Joint Planning Boards will promote participation by physicians in the overall management of their practices and serve as a means for the Company and its Affiliated Practices to communicate effectively and exchange information. In addition, the Company intends to establish a Physician Advisory Board, the primary focus of which will be to enhance the quality of services provided by the Company and its Affiliated Practices. The Physician Advisory Board will consist of 9 to 12 practicing physicians from the Affiliated Practices and will be chaired by the Company's Senior Vice President of Physician Affairs. This board will serve as a forum in which members can discuss and make recommendations regarding clinical applications, practice protocols, appropriateness criteria, utilization guidelines, best practices and managed care issues. Recommendations will be communicated to all Affiliated Practice physicians; however, the adoption of such recommendations will be at the discretion of the Affiliated Practices.


OPERATIONS AND DEVELOPMENT

GENERAL


        The Founding Affiliated Practices consist of seven radiology practices, comprised of 223 radiologists, located in five states. All of the Founding Affiliated Practices provide professional services, which consist of the supervision, performance and interpretation of radiological procedures in hospitals, ICs or other settings. As a result of the Mergers and Exchanges, the Company will own and operate 54 ICs and operate and manage 11 additional ICs through joint venture relationships. In addition, the Founding Affiliated Practices currently provide professional radiology services to 42 hospitals. In the aggregate, the Founding Affiliated Practices will provide all subspecialty diagnostic and interventional radiology and radiation oncology services. Substantially all of the 223 radiologists are board certified.


        The number and type of modalities offered at the Company's owned, operated or managed ICs are determined by the demand for such services within their respective market areas. Presently, 55 of these ICs offer multiple modalities including various combinations of MRI, CT, mammography, ultrasound, nuclear medicine, fluoroscopy and traditional radiography. By offering a wide spectrum of imaging modalities, the Company intends to market itself as a full-service provider of diagnostic imaging services. In addition to the ICs, the Founding Affiliated Practices provide professional services to hospitals, hospital outpatient facilities, physicians' offices, mobile imaging units and nursing homes.

        The Company intends to expand its operations into new markets principally through the acquisition of platform practices. Prior to entering a new market, the Company will consider various factors including the population, demographics, market potential, competitive environment, degree of managed care penetration, supply of radiologists, existing imaging services and general economic conditions within the market. The Company will seek to identify and affiliate with group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term. The Company will identify potential acquisition candidates through a variety of means, including targeted contacts of radiologists by the Company, participation in professional conferences, referrals from Affiliated Practices and direct inquiries by radiologists.


        Set forth below are the locations and certain other information with respect to the Founding Affiliated Practices as of June 30, 1997:

                                                                IMAGING CENTERS
                                                            ------------------------
                                                            OWNED AND                      TOTAL
PRACTICE                                    HOSPITAL        OPERATED        JOINT      NON-PHYSICIAN
LOCATION                 PHYSICIANS      AFFILIATIONS(1)      SITES      VENTURES(2)     PERSONNEL
--------                 ----------      ---------------      -----      -----------     ---------
Baltimore, MD                87               10             23               6              518
Rochester, NY                30                5              8               0              127
Oakland, CA                  24                5              7               0               60
San Jose, CA                 24                4              6               0               72
San Antonio, TX              20                5              3               4              107
Topeka, KS                   24               11              2               1               49
New City, NY                 14                2              5               0              147
                            ---               --             --              --            -----
        Totals              223               42             54              11            1,080
                            ===               ==             ==              ==            =====


        (1) Hospital affiliations represent contractual or other relationships with hospitals where the Founding Affiliated Practices provide diagnostic and interventional radiology or radiation oncology services. In 41 of the 42 hospitals, the Founding Affiliated Practices provide substantially all of the diagnostic and interventional radiology services provided by radiologists at such hospitals.

        (2) Joint ventures represent partnerships with various hospitals or health systems serviced by certain of the Founding Affiliated Practices and were formed for the purpose of owning and operating ICs. Professional services at the joint venture ICs are performed by certain of the Founding Affiliated Practices.

        The Founding Affiliated Practices were selected based on a variety of factors, including: physician and practice credentials and reputation; competitive market position; subspecialty mix of physicians; historical financial performance and growth potential; and willingness to embrace the Company's vision and philosophy regarding the provision of radiology services.

SERVICES

        The Company intends to provide its Affiliated Practices with management expertise and the capital necessary to compete in a managed care environment. Specifically, the Company intends to support the Affiliated Practices with management expertise in the following areas:

MANAGEMENT EXPERTISE                               APPLICATION
--------------------                               -----------
Strategic                                          Management Provision of
                                                   strategic advice and guidance
                                                   through the proactive
                                                   management of practice
                                                   operations and pursuit of new
                                                   market opportunities.

Reimbursement                                      Management Implementation of
                                                   billing, collection,
                                                   reporting and negotiation
                                                   processes, procedures and
                                                   performance standards in
                                                   order to maximize practice
                                                   revenue and

                                                   create new or improved contracting
                                                   opportunities.

Information Management                             Use of advanced technology,
                                                   networking, communications,
                                                   systems integration and data
                                                   base development/management
                                                   tools and skills to increase
                                                   physician and practice
                                                   productivity and
                                                   effectiveness.

Practice Management                                Identification of operational
                                                   savings opportunities and
                                                   implementation of programs to
                                                   enhance practice revenue and
                                                   operating performance.

Practice Marketing                                 Implementation of radiology
                                                   marketing techniques and
                                                   concepts to focus on
                                                   increasing imaging revenue
                                                   and customer satisfaction.

Technical Operations Management                    Implementation of systems,
                                                   procedures, management
                                                   techniques and standards to
                                                   increase the effectiveness,
                                                   efficiency and profitability
                                                   of a practice's technical
                                                   operations and to improve
                                                   productivity and
                                                   relationships with patients,
                                                   physicians and payors.

Materials Management/Purchasing                    Development and
                                                   implementation of a national
                                                   group purchasing arrangement
                                                   to provide cost savings
                                                   related to equipment
                                                   purchasing, leasing and
                                                   maintenance and the purchase
                                                   of supplies.

        The Company intends to provide its Affiliated Practices with capital for
(i) technological advances, including teleradiology and upgraded diagnostic imaging equipment, (ii) information systems and (iii) additional ICs and imaging equipment. Set forth below are specific areas in which the Company intends to provide capital resources to the Affiliated Practices:

AREA OF EXPENDITURE                                OBJECTIVE
-------------------                                ---------
Advanced Imaging Equipment                         Provision of high-quality imaging and image
                                                   management, including teleradiology, to
                                                   maximize facility and equipment utilization
                                                   and improve quality and service to
                                                   patients, referring physicians, hospitals
                                                   and payors.

Financial and Information Systems                  Integration of disparate clinical and financial
                                                   systems into one common data repository and coordination
                                                   of centralized scheduling, transcription, utilization
                                                   and patient flow functions.

Network/Communications                             Implementation of technologies to link voice,
                                                   data and image Infrastructure transmission capabilities.

ICs                                                Investment in equipment and facilities,
                                                   including the construction of new
                                                   facilities, the acquisition of existing
                                                   facilities or the relocation or
                                                   consolidation of existing ICs and related
                                                   equipment to achieve the most efficient use
                                                   of resources.

INFORMATION MANAGEMENT


        The Company believes that integrated radiology networks require extensive information management systems to effectively manage operations, compete for managed care contracts and achieve standardization and economies of scale. The Company intends to create a network infrastructure, including a FAS and EIS, which may utilize components of the Founding Affiliated Practices' existing information systems. The Company is also evaluating the feasibility of deploying other standard information systems, including a managed care system and a radiology information system.


        The Company intends to implement its initial information management plans in two phases. During the first phase, the Company intends to focus on building a basic infrastructure. Specifically, the Company intends to create a network communications infrastructure and implement the FAS during the remainder of 1997. The network communications infrastructure will provide access to the FAS and EIS, facilitate the gathering of key operational data and increase internal communications capabilities through the enterprise-wide deployment of standard office automation applications. The Company expects that the network infrastructure will provide the foundation for the sharing and utilization of certain information among the Affiliated Practices and the Company. The network will be created with standard components to be managed centrally in order to minimize the need for local information systems personnel.

        The Company intends to deploy the FAS to facilitate timely and accurate financial reporting throughout the Company. Specifically, the Company intends to deploy general ledger, accounts payable, payroll and materials management systems at each of the Affiliated Practices. The FAS will be designed to facilitate the consistent, efficient reporting of financial information across all practices using one standard chart of accounts with a single set of accounting practices and financial controls. The Company expects that the deployment of the FAS will streamline and simplify the financial reporting process and will provide a tool for managing practice efficiency benchmarks.


         During phase two, the Company expects to focus on assimilating and analyzing data from its Affiliated Practices' disparate information systems. In this phase, the Company intends to deploy an EIS that will facilitate the management reporting of key operational data. The Company anticipates that the EIS will provide a repository to store pertinent encounter data and initially will use the Affiliated Practices' practice management systems, radiology information systems and the FAS as primary data sources. It is anticipated that the EIS will provide variance, utilization, reimbursement efficiency and trend analysis reporting capabilities. The Company believes that the EIS will enable Affiliated Practices to enhance the quality of information, increase revenue, improve operating efficiencies and more effectively control costs. There can be no assurance that the Company will be able to implement the FAS or EIS on a timely basis, if at all, that it will not encounter delays in the implementation or that these systems will produce the expected benefits. See "Risk Factors -- Dependence on Information Systems."


SERVICE AGREEMENTS

        Upon consummation of the Mergers and Exchanges, the Company will be a party to a Service Agreement with each Founding Affiliated Practice under which the Company will become the exclusive manager and administrator of non-medical services relating to the operation of the Founding Affiliated Practice. The following summary of the Service Agreement is intended to be a brief description of the standard form of the Service Agreement that the Company will be a party to with each Founding Affiliated Practice. The Service Agreements may vary from the description below depending on the requirements of local regulations and negotiations with the individual Founding Affiliated Practices. The Company expects to enter into agreements with similar provisions with Affiliated Practices in the future.


        The service fees payable to the Company by the Affiliated Practices under the Service Agreements vary based on fair market value, as determined in arms' length negotiations, and the nature and extent of services provided. Where state law allows, service fees due under the Service Agreements are derived from two distinct revenue streams: (i) the Affiliated Practice pays a service fee based on a negotiated percentage (Founding Affiliated Practice service fees range from 20% to 25%) of the adjusted professional revenues as defined in the Service Agreement; and (ii) the Affiliated Practice pays a service fee based on 100% of the adjusted technical revenues as defined in the Service Agreement, which equals the fair value of the services provided. In states where the law requires a flat fee structure, the Company has negotiated a base service fee, which is equal to the fair market value of the services provided under the Service Agreement and which is renegotiated each year to equal the fair market value of the services provided under the Service Agreement. Adjusted professional revenues and adjusted technical revenues are determined by deducting certain contractually agreed-upon expenses (non-physician salaries and benefits, rent, depreciation, insurance, interest and other non-physician costs) from physician groups revenue of the Affiliated Practice. In addition, the Company will receive income from joint ventures in which the Company will hold ownership interests. Revenues will be billed by the Company on behalf of the Affiliated Practices. Payments will be received by the Affiliated Practice and transferred to the Company on a daily basis. On a monthly basis the Company will calculate the amount of service fees due and remit to the Affiliated Practices an amount equal to the difference between the net revenues of the Affiliated Practice and the service fees calculated by the Company. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

        Set forth below is a sample calculation of the service fees under the two fee structures described above and the respective income statements of a hypothetical Affiliated Practice and the Company related to such service fee calculation. The following examples are for illustrative purposes only and do not represent the actual or potential service fee that would be payable by any Affiliated Practice, the operating results of any Affiliated Practice or the relationship of revenues and expenses.


SAMPLE SERVICE FEE CALCULATION

                                    Negotiated Percentage Structure                     Base Fee Structure
                              ----------------------------------------        -----------------------------------
                                Professional    Technical      Total             Profession    Technical    Total
                                ------------    ---------      -----             ----------    ---------    -----
Physician group revenue, net.  $1,200           $800          $2,000              $1,200         $800      $2,000
Agreed-upon expenses(1)......     170            594             764                 170          594         764
                               ------           ----          ------              ------         ----      ------
Adjusted Professional/
  Technical Revenues.........  $1,030           $206          $1,236              $1,030         $206      $1,236
                               ======           ====          ======              ======         ====      ======

Negotiated service fee %.....      20%           100%                                 NA           NA          NA
Service Fee..................  $  206           $206          $  412                                           --
                               ======           ====
Base Service Fee.............                                     --                                       $  412
Reimbursement of expenses....                                    764                                          764
                                                              ------                                       ------
Service fee revenue..........                                 $1,176                                       $1,176
                                                              ======                                       ======


                                                                                 Affiliated
SAMPLE INCOME STATEMENT                                                           Practice              APPI Subsidiary
                                                                                 ----------             ---------------
Physician group revenue, net........................................               $2,000                    $2,000
Less: amounts retained by physician group...........................                   --                      (824)
                                                                                   ------                    ------
Service fee revenue  ...............................................                2,000                     1,176
Cost of physician services .........................................                  824                        --
Operating expenses(1)...............................................                  764                       764
APPI service fee ...................................................                  412                        --
                                                                                   ------                    ------
        Total costs and expenses ...................................                2,000                       764
Income before taxes  ...............................................               $   --                    $  412
                                                                                   ======                    ======

---------------
(1) Expenses include non-physician salaries and benefits, rent, depreciation, insurance, interest, and other non-physician costs.


        Pursuant to the Service Agreement, the Company will, among other things:
(i) act as the exclusive manager and administrator of non- physician services relating to the operation of the Founding Affiliated Practice, subject to matters reserved to the Founding Affiliated Practice or referred to the Joint Planning Board; (ii) aid in the billing of hospitals, insurance companies and other third-party payors and collect on behalf of the Founding Affiliated Practice the fees for professional medical and other services rendered by the Founding Affiliated Practice; (iii) provide, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns and medical transcribing services; (iv) supervise and maintain custody of substantially all files and records; (v) provide facilities for the Founding Affiliated Practice;
(vi) prepare, in consultation with the Joint Planning Board and the Founding Affiliated Practice, all annual operating and capital budgets; (vii) order and purchase inventory and supplies as necessary; (viii) implement, in consultation with the Joint Planning Board and the Founding Affiliated Practice, national and local public relations or advertising programs; (ix) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors; and (x) assist the Founding Affiliated Practice with obtaining medical malpractice insurance for its physicians and other medical professionals.


        The Service Agreements require the Company and each Founding Affiliated Practice to establish a Joint Planning Board consisting of not less than three nor more than six members; two designees of the Company (each with one vote) and no less than one or more than four designee(s) of the Founding Affiliated Practice (representing two votes in the aggregate). Each Joint Planning Board will have responsibilities that include developing long-term strategic objectives relating to practice expansion and payor contracting guidelines, promoting practice efficiencies, recommending capital expenditures and generally serving as a means by which the Company and each of the Founding Affiliated Practices will communicate and exchange information. The Company intends to continue to establish Joint Planning Boards in the future, some of which may be on a regional level.

        Under the Service Agreements, each Founding Affiliated Practice will remain responsible for (i) hiring and compensating its physicians and certain other medical professionals, (ii) the licensing, credentialling and certification necessary to conduct its practice, (iii) obtaining and maintaining medical malpractice insurance for the professional entity and its physician employees, (iv) providing professional radiological services and (v) complying with federal and state laws, regulations and other ethical standards applicable to the practice of radiology. Pursuant to the

Service Agreements, the Founding Affiliated Practices will maintain full control over the provision of professional radiological services. The Company will not engage in the practice of medicine or provide professional radiological services. In addition, the Service Agreements with the Founding Affiliated Practices also contain provisions whereby both the Company and each Founding Affiliated Practice have agreed to certain restrictions on accepting or pursuing radiology opportunities within a 15-mile radius (decreasing to ten miles upon the expiration of 12 months) of any of the Company's owned, operated or managed ICs at which the Founding Affiliated Practice provides professional radiology services or any hospital at which a Founding Affiliated Practice provides on-site professional radiology services. Each Service Agreement also restricts the applicable Founding Affiliated Practice from competing with the Company and other Affiliated Practices within a specified geographic area during the term of such Service Agreement. In addition, the Service Agreements require the Founding Affiliated Practices to enter into and enforce agreements with the stockholders and full-time radiologists at each Founding Affiliated Practice (subject to certain exceptions) that include covenants not to compete with the Company for a period of two years after termination of employment.


        The Service Agreements are for an initial term of 40 years, with automatic extensions of five years unless notice of termination is given. The Service Agreements may be terminated by either party if (i) the other party (a) files a petition in bankruptcy or other similar events occur or (b) defaults in the performance of a material duty or obligation, which default continues for a specified period after notice or (ii) an opinion is rendered by a law firm of nationally-recognized expertise in health care law that a material term of the Service Agreement is in violation of applicable law (or a court or regulatory agency finds as such) and such violation cannot be cured.


        Each Service Agreement may also be terminated by the Company if the Founding Affiliated Practice or a physician employee engages in conduct, or is formally accused of conduct, for which the physician employee's license to practice medicine reasonably would be expected to be subject to revocation or suspension or is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which (in the absence of termination of such physician or other action to monitor or cure such act or conduct) does or reasonably would be expected to materially adversely affect the Founding Affiliated Practice. In addition, the Company may terminate a Service Agreement with any Founding Affiliated Practice if, during the first five years of the Service Agreement, more than 33 1/3% of the total number of physicians employed or retained by such practice are no longer employed or retained by such practice other than because of certain events, including death, permanent disability, pre-qualified retirement or involuntary loss of hospital contracts or privileges.


        Upon termination of a Service Agreement with a Founding Affiliated Practice, depending upon the termination event, the Company may have the right to require such Founding Affiliated Practice to purchase and assume, or the Founding Affiliated Practice may have the right to require the Company to sell, assign and transfer to it, the assets and related liabilities and obligations associated with the professional and technical radiology services provided by the Founding Affiliated Practice immediately prior to such termination. The purchase price for such assets, liabilities and obligations will be the lesser of fair market value thereof or the return of the consideration received in the Merger or Exchange as the case may be; provided, however, that the purchase price shall not be less than the net book value of the assets being purchased.

PRACTICE MARKETING

        The Company intends to focus its marketing efforts on referring physicians, hospitals and managed care organizations. Prior to the Mergers and Exchanges, the Founding Affiliated Practices' marketing efforts were based primarily upon the professional reputations and individual efforts of such practices and its radiologists. The Company believes there is an opportunity to capitalize on the professional reputations of the Founding Affiliated Practices by applying professional sales and marketing techniques to increase the Affiliated Practices' volume of business and expand the potential geographic market for each Affiliated Practice beyond its local physician community.

        In addition, the Company will seek to secure new contracts and expand existing contracts with managed care organizations for the provision of radiology services. The Company is prepared to negotiate flexible arrangements with managed care organizations on behalf of the Affiliated Practices.

GOVERNMENT REGULATION AND SUPERVISION

  General

        The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. The ability of the Company to operate profitably will depend in part upon the Company, the Affiliated Practices and their affiliated physicians obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations. The Company believes that health care regulations will continue to change and, therefore, intends to monitor developments in health care law and the Company expects to modify its operations from time to time as the business and regulatory environment changes. There can be no assurance that the Company will be able to modify its operations so as to address changes in the regulatory environment.


  Licensing and Certification Laws

        Every state imposes licensing requirements on individual physicians and on facilities operated, or services performed, by physicians and others. In addition, federal and state laws regulate HMOs and other managed care organizations with which Affiliated Practices or their affiliated physicians may have contracts. Many states require regulatory approval, including certificates of need and/or licensing, before establishing or expanding certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. In connection with the expansion of existing operations and the entry into new markets, the Company, the Affiliated Practices or their affiliated physicians may become subject to additional regulation.


        In addition to existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Certain aspects of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. Concern about the potential effects of such reform measures has contributed to the volatility of stock prices of many companies in health care and related industries and may similarly affect the market price of the Common Stock.

        Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules, including laws and regulations that govern the Company's activities. There can be no assurance that the Company's activities will not be investigated, that claims will not be made against the Company or that these increased enforcement activities will not directly or indirectly have an adverse effect on the Company's business, financial condition and results of operations.

  Fee-Splitting; Corporate Practice of Medicine


        The laws of many states (including each of the states in which the Founding Affiliated Practices are located) prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although the Company intends to structure its proposed operating structures and methods as described in the Form S-1 so as to comply with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's planned operations and expansion. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.


  Medicare Physician Payment System


        The Company believes that regulatory trends in cost containment will continue to result in a reduction from historical levels in per-patient revenue for medical practices. The federal government has implemented, through the Medicare program, the RBRVS payment methodology for physician services. The RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of the RBRVS has reduced payment rates for certain of the procedures historically provided by the Founding Affiliated Practices. BBA 97 provides for reductions in the rate of growth of payments for physician services, including services historically provided by the Affiliated Practices, in the amount of $5.3 billion over a five-year period ending in 2002. In addition, BBA 97 provides for the implementation of a resource-based methodology for payment of physician practice expenses under the physician fee schedule over a four-year period beginning in 1999. Adoption of this methodology is expected to reduce payments for services historically provided by the Affiliated Practices. There can be no assurance that any reduced operating margins could be offset by the Company through cost reductions, increased volume, the introduction of additional procedures or otherwise. Private third-party payors and Medicare and Medicaid have increased their use of managed care as a means of cost containment. Increasingly, private third-party payors negotiate discounts from established physician and hospital charges or require capitation or other risk sharing arrangements as a condition of patient referral to physician groups such as the Affiliated Practices. BBA 97 also includes provisions designed to increase the enrollment of Medicare and Medicaid participants in managed care programs. The inability of the Company to negotiate satisfactory arrangements with managed care companies would have a material adverse effect on the Company's business, financial condition and results of operation.


        Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician and hospital charges and are generally higher than Medicare payment rates. A change in the makeup of the patient mix of the medical practices that results in a decrease in patients covered by private insurance plans could adversely affect the Company's revenue and income.


        Medicare and Medicaid have increased their use of managed care as a means of cost containment. As with private third-party payors, Medicare and Medicaid managed care contractors negotiate discounts from established physician and hospital charges or require capitation or other risk sharing arrangements as a condition of patient referral to physician groups such as the Affiliated Practices. BBA 97 includes provisions designed to increase the enrollment of Medicare and Medicaid participants in managed care programs. The inability of the Company to negotiate satisfactory arrangements with Medicare and Medicaid managed care contractors could have a material adverse effect on the Company's business, financial condition and results of operation.

  Medicare and Medicaid Fraud and Abuse

        Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under the Medicare, Medicaid or other governmental. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare, Medicaid or other governmental programs and civil and criminal penalties.


        The Company believes that although it will receive fees under the Service Agreements for management and administrative services, it is not in a position to make or influence referrals of patients or services reimbursed under the Medicare, Medicaid or other governmental programs to Affiliated Practices or their affiliated physicians, or to receive such referrals. Such service fees are intended by the Company to be consistent with fair market value in arms' length transactions for the nature and amount of management and administrative services rendered. For these reasons, the Company does not believe that fees payable to it should be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs as prohibited by statute. If, however, the Company is deemed to be in a position to make, influence or receive referrals from or to physicians, or the Company is deemed to be a provider under the Medicare or Medicaid programs, the operations of the Company could be subject to scrutiny under federal and state anti-kickback and anti-referral laws and the Company's operations could be materially and adversely affected.

        Significant prohibitions against physician referrals have been enacted by Congress. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services", including without limitation radiology services, in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that although it will receive fees under the Service Agreements for management and administrative services, it is not in a position to make or influence referrals of patients. To the extent that the Company or any Affiliated Practice is deemed to be subject to the prohibitions contained in Stark II for services, the Company believes its activities fall within the permissible activities defined in Stark II.

        In addition, the Company intends to structure its acquisition of the assets of existing practices so as to not violate the anti-kickback and Stark II laws and regulations. Specifically, the Company believes the consideration paid by the Company to physicians to acquire the tangible and intangible assets associated with their practices is consistent with fair market value in arms' length transactions and not intended to induce the referral of patients. Should this practice be deemed to constitute an arrangement designed to induce the referral of Medicare or Medicaid patients, then the Company's acquisitions could be viewed as possibly violating anti-kickback and anti-referral laws and regulations. A determination of liability under any such laws could have a material adverse effect on the Company's business, financial condition and results of operations.

        Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules, including laws and regulations that govern the Company's contemplated activities will not be investigated, that claims will not be made against the Company or that these increased enforcement activities will not directly or indirectly have an adverse effect on the Company's business, financial condition and results of operation.

  Health Care Reform Initiatives

        In addition to existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Certain aspects of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. Concern about the potential effects of such reform measures has contributed to the volatility of stock prices of many companies in health care and related industries and may similarly affect the market price of the Common Stock.

  Compliance Program

        With the assistance of the Company's special health care regulatory counsel, the Company intends to implement a program to monitor compliance with federal and state laws and regulations applicable to health care entities. The Company intends to appoint a compliance officer who will be charged with implementing and supervising the Company's compliance program, which will involve the adoption of (i) "Standards of Conduct" for its employees and affiliates and (ii) an "Ethics Process" that will specify how employees, affiliates and others may report regulatory or ethical concerns to the Company's compliance officer. As part of the Ethics Process, the Company intends to introduce various methods designed to facilitate the reporting of any regulatory and ethical issues to the compliance officer for investigation or appropriate corrective action. In addition, the Company intends to conduct or have its special health care regulatory counsel conduct periodic audits of various aspects of its operations, including the Affiliated Practices. The Company also intends to initiate a training program designed to familiarize its employees with the regulatory requirements and the elements of the Company's compliance program.


  Insurance Laws and Regulation

        Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based contracting to applicable insurance laws and regulations, which may include, among other things, laws and regulations providing for minimum capital requirements and other safety and soundness requirements. The Company believes that it and the Affiliated Practices are currently in compliance with such insurance laws and regulations. However, implementation of additional regulations or compliance requirements could result in substantial costs to the Company and the Affiliated Practices. The inability to enter into capitated or other risk-sharing arrangements or the cost of complying with certain applicable laws that would permit expansion of the Company's risk-based contracting activities could have a material adverse effect on the Company's business, financial condition and results of operations.




COMPETITION


        The Affiliated Practices and the Company's owned, operated or managed ICs will compete with local radiologists and technical and imaging service providers, including for profit and non-profit hospitals and health systems, in each of the markets served by the Company. The Company believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for medical services to consumers and that cost, accessibility, quality and scope of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices and the Company's owned, operated or managed ICs will be able to compete effectively in the markets that they serve, which inability to compete could adversely affect the Company.


        The Company believes that the current trends in the hospital industry have resulted in increased competition by radiology groups for hospital contracts. Each of the Founding Affiliated Practices provides radiology services to hospitals. These relationships can be affected through competition with other radiology groups, the outsourcing of the radiology and imaging functions within the hospital or closure of the hospital due to consolidation or financial instability. There can be no assurance that each of the Founding Affiliated Practices will maintain its current hospital relationships and be able to renew or extend its current arrangements under favorable terms or effectively compete for new relationships.


        The Company is under competitive pressures for the acquisition and retention of the assets of, and the provision of management, technical and administrative services to, additional radiology practices, MSOs and ICs. There are a number of publicly-traded companies focused on owning or managing ICs, including U.S. Diagnostic Labs Inc., Medical Resources, Inc. and Health Images (a division of HEALTHSOUTH Corporation). The Company is aware of two privately-held physician practice management companies focused on professional and technical radiology services. Several companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than the Company are pursuing the acquisition of general and specialty physician practices (including radiology in the case of TeamHealth) and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to those of the Company. There can be no assurance that the Company will be able to compete effectively with such competitors for the acquisition of, or affiliation with, radiology practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management, administrative, technical and non-medical services to, radiology practices on terms beneficial to the Company or that competitive pressures will not otherwise adversely affect the Company.


FACILITIES AND EMPLOYEES


         The Company's corporate headquarters are located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas 75202, in approximately 13,349 square feet occupied under a lease which expires on September 30, 2001. As of September 12, 1997, the Company had 19 employees and, upon consummation of the Mergers and Exchanges, the Company expects that it will have approximately 1,100 employees, of which approximately 30 of which will be employed at the Company's headquarters and regional offices and the remainder of which will be employed at the Founding Affiliated Practices. The Company believes that its relationship with its employees is good. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Operations and Development."


CORPORATE LIABILITY AND INSURANCE


        The Founding Affiliated Practices maintain professional liability insurance coverage primarily on a claims made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. As a result of the Mergers and Exchanges, the Company will in some cases succeed to certain liabilities of the Founding Affiliated Practices. Therefore, claims may be asserted after the Mergers and Exchanges against the Company for events which occurred prior to the Mergers and Exchanges. Following the Mergers and Exchanges, the Company and the Affiliated Practices intend to maintain insurance coverage similar to the coverage previously maintained by the Founding Affiliated Practices. On September 1, 1997, a new law became effective in the state of Texas that permits injured patients to sue health insurance carriers, HMOs and other managed care entities for medical malpractice. There can be no assurance that this law will not increase the cost of liability insurance to the Company for services provided in Texas or any other states in which the Company does business if similar legislation is adopted in those states.


        The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company's intent is to not influence or control the practice of medicine by physicians or have responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups. As a result of the relationship between the Company and the Affiliated Practices, however, the Company may become subject to medical malpractice actions under various theories, including successor liability. There can be no assurance that claims, suits or complaints relating to services provided by Affiliated Practices will not be asserted against the Company in the future. The Company expects to maintains insurance coverage that it believes will be adequate. The Company anticipates that such insurance will extend to professional liability claims that may be asserted against employees of the Company that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Founding Affiliated Practices are required (and the Company intends to require any other Affiliated Practices) to maintain comprehensive professional liability insurance. The availability and cost of such insurance is affected by various factors, many of which are beyond the control of the Company and Affiliated Practices. The cost of such insurance to the Company and the Affiliated Practices may have an adverse effect on the Company's operations. In addition, successful malpractice or other claims asserted against Affiliated Practices or the Company that exceed applicable policy limits could have a material adverse effect on the Company.


        In connection with the Mergers and Exchanges, the security holders of the Founding Affiliated Practices have agreed to indemnify the Company for certain claims. There can be no assurance that the Company will be able to receive payments under any such indemnity agreements or that the failure to fully recover such amounts will not have a material adverse effect on the Company's business, financial condition or results of operations.


        Following the Mergers and Exchanges, the Founding Affiliated Practices will be required by the terms of the Service Agreements to maintain medical malpractice liability insurance consistent with minimum limits mandated in their hospital contracts or by applicable state law. It is anticipated that minimum amounts to be maintained will be $1 million per occurrence and $3 million in the aggregate. The Company intends to maintain general liability and umbrella coverage of $5 million per occurrence and $5 million in the aggregate. Additionally, the Company will maintain workers' compensation insurance on all employees. Coverage will be placed on a statutory basis and will respond to each state's specific requirements.


LEGAL PROCEEDINGS

        The Company is not a party to any suits or complaints relating to services provided by the Company or the Founding Affiliated Practices, although there can be no assurances that claims will not be asserted against the Company in the future. The Company will become subject to certain pending claims as the result of successor liability in connection with the Mergers and Exchanges; however, the Company believes that the ultimate resolution of such claims will not have a material adverse effect on the business, financial condition or results of operations of the Company.


        Although the Company has not been named in any of the lawsuits against a Founding Affiliated Practice, there can be no assurance that the Company will not subsequently be named as a defendant in one or more of these lawsuits following consummation of the Mergers and Exchanges. Each Founding Affiliated Practice has retained responsibility for, and agreed to indemnify the Company in full against, the liabilities associated with these lawsuits. In the event the Company is subsequently added as a party in any of these lawsuits, or a monetary judgment is entered against the Company and indemnification is unavailable for any reason, the Company's business, financial condition and results of operations could be materially adversely affected.

                          APPI SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)


        The following information for APPI has been derived from the Company's financial statements. APPI was incorporated in April 1996 and has conducted no significant operations and generated no revenue to date other than in conjunction with the Initial Public Offering and the pending Mergers and Exchanges. The selected financial data presented below for the six months ended June 30, 1997 have been prepared on the same basis as the audited financial statements included herein and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Results for interim periods are not necessarily indicative of those to be expected for a full fiscal year. The selected financial information should be read in conjunction with "APPI Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited financial statements of APPI and notes thereto included elsewhere in this Prospectus.

                                                                           FROM
                                                                         INCEPTION
                                                                        (APRIL 30,
                                                                           1996)          SIX MONTHS
                                                                          THROUGH            ENDED
                                                                         DEC. 31,          JUNE 30,
                                                                           1996              1997
                                                                         --------         -----------
                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue                                                             $    --           $    --
Expenses:
  Salaries, wages and benefits                                                546               901
  Depreciation and amortization                                                 3                13
  Other expenses                                                            1,101               785
                                                                          -------             -----
Total expenses                                                              1,650             1,699
                                                                          -------           -------
Net loss                                                                  $(1,650)          $(1,699)
                                                                          =======           =======

                                                                                           AS OF
                                                                                       JUNE 30, 1997
                                                                                       -------------
                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Total assets                                                                               $ 2,486
Total debt                                                                                   3,500
Stockholders' deficit                                                                       (3,099)

        APPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


        The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the audited financial statements of APPI and Notes thereto included elsewhere in this Prospectus.


  Overview


         APPI has conducted no significant operations to date but will be acquiring, in connection with the Mergers, Exchanges and Reorganizations and the Initial Public Offering, tangible and intangible assets and liabilities of, and entering into Service Agreements with, the Founding Affiliated Practices. Through the Service Agreements, the Company will be providing management, administrative, technical and non-medical services to the Affiliated Practices in return for service fees. The service fees represent the physician groups revenue, net less amounts retained by physician groups. Physician groups revenue, net consists of the revenue of the Affiliated Practices reported at the estimated realizable amounts from patients, third-party payors and others for services rendered, net of contractual and other adjustments. The service fees payable to the Company by the Affiliated Practices under the Service Agreements vary based on the fair market value, as determined in arms' length negotiations, and the nature and extent of services provided. Where state law allows, the service fees due under the Service Agreements are derived from two distinct revenue streams: (i) the Affiliated Practice pays a service fee based on a negotiated percentage (Founding Affiliated Practice service fees range from 20% to 25%) of the adjusted professional revenues as defined in the Service Agreement; and (ii) the Affiliated Practice pays a service fee based on 100% of the adjusted technical revenues as defined in the Service Agreement, which equals the fair value of the services provided. In states where the law requires a flat fee structure, the Company has negotiated a base service fee, which is equal to the fair market value of the services provided under the Service Agreement and which is renegotiated each year to equal the fair market value of the services provided under the Service Agreement. As structured, the base service fee will result in the Company receiving substantially the same amount of service fee as it would have received under its negotiated percentage fee structure. The service fees received by the Company under either fee structure provide the Company with a net profits or equivalent interest in the Affiliated Practices and, as a result, the Company will display the revenues, net of the amounts retained by physicians, and expenses of the Affiliated Practices in its historical consolidated statement of operations once the Mergers and Exchanges have occurred. The aggregate initial base service fees in states where the law requires a flat fee structure are $9,261,000. Adjusted professional revenues and adjusted technical revenues are determined by deducting certain contractually agreed-upon expenses (non-physician salaries and benefits, rent, depreciation, insurance, interest and other non-physician costs) from physician groups revenue of the Affiliated Practice. In addition, the Company receives income from joint ventures in which the Affiliated Practices hold ownership interests. Physician compensation is determined by the Affiliated Practices pursuant to employment arrangements between the Affiliated Practice and the individual physicians. The Company does not participate in the negotiation of physician employment arrangements.

        The Company expects that the expenses incurred by the Company associated with its obligations under the Service Agreements will generally be the same as the operating costs and expenses that would have otherwise been incurred by the Founding Affiliated Practices, including: the salaries, wages and benefits of non-physician personnel; medical supplies expenses involved in administering technical aspects of the practices;

the office (general and administrative) expenses of the practices; depreciation and amortization of assets acquired from the Affiliated Practices; and certain other items. As further described in "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Business Strategy," the Company intends to implement measures designed to reduce these operating costs and expenses through purchase discounts, economies of scale, benchmarking programs and more effective equipment utilization. In addition to the operating costs and expenses discussed above, the Company will be incurring additional personnel and administrative expenses in connection with establishing and maintaining corporate and regional offices, which will provide management, administrative, marketing and acquisition services.

        In accordance with SAB 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," published by the SEC, the acquisition of the assets and assumption of certain liabilities for all of the Founding Affiliated Practices pursuant to the Mergers and Exchanges is accounted for by the Company at the transferors' historical cost basis with the shares of Common Stock to be issued in those transactions being valued at the historical cost of the non-monetary assets acquired net of liabilities assumed. Each of the security holders of the Founding Affiliated Practices is deemed to be a promoter of the Initial Public Offering. The cash consideration will be reflected as a dividend by APPI to the owners of the Founding Affiliated Practices. SAB 48 will not be applicable to any acquisitions made by the Company subsequent to the Initial Public Offering. It is currently anticipated that the Company's future acquisitions of certain assets and liabilities of Affiliated Practices may result in substantial annual non-cash amortization charges for intangible assets in the Company's statements of operations.


        An integral part of the Company's business strategy is to grow through acquisitions and to expand the Affiliated Practices. Although the Company is currently engaged in discussions with several such potential acquisition candidates, except as disclosed in this Prospectus/Joint Proxy Statement, the Company has not entered into any letters of intent or definitive purchase agreements with respect to any such acquisitions. No assurance can be provided that any such acquisitions will be consummated.

  Results of Operations


        APPI has conducted no significant operations to date and will not conduct significant operations until the Mergers and Exchanges and the Initial Public Offering are completed. APPI has incurred and continues to incur various legal, accounting, travel and marketing costs in connection with the Mergers and Exchanges and the Initial Public Offering. As of June 30, 1997, such expenses had been funded primarily by the proceeds received from the issuance of $3.5 million in Convertible Notes. In addition, during 1996, APPI borrowed $0.4 million in the form of notes from its stockholders. As of June 30, 1997, these notes were fully repaid.


        APPI has recorded a full valuation allowance against its deferred tax assets because of its current financial condition, its limited operating history and its operating losses recorded to date. If the Company does achieve profitability in the future, the valuation allowance will be reduced by a credit to income.

  Liquidity and Capital Resources


        If the Mergers and Exchanges and the Initial Public Offering had occurred on June 30, 1997, the Company would have had pro forma working capital of $17.2 million (assuming an Initial Offering Price of $15.00 per share and after giving effect to the use of proceeds from the Initial Public Offering).

        The Company anticipates making capital expenditures during the remainder of 1997 of approximately $7.0 million, primarily for the purchase of imaging and teleradiology equipment. In addition to these capital expenditures, the Company is working to establish relationships with third-party vendors regarding the potential purchase and implementation of management information systems that could involve additional expenditures of approximately $2.4 million during the remainder of 1997 and thereafter. The Company also expects to make acquisitions of the assets of practices during 1997 that will involve the use of cash and Common Stock.

        The Company has executed a $115 million Credit Facility with GECC, as agent, and other lenders, which Credit Facility is expected to become effective upon consummation of the Mergers and Exchanges and completion of the Initial Public Offering. Under the terms of the Credit Facility, the Company may borrow, repay and reborrow amounts during the first three years of the Credit Facility. Amounts outstanding under the Credit Facility at the end of three years are required to be repaid in quarterly installments of varying amounts commencing September 30, 2000. The Credit Facility expires and all loans thereunder mature on the sixth anniversary of the closing date of the Credit Facility. Borrowings under the Credit Facility at any time may not exceed three times the consolidated EBITDA of the Company giving pro forma effect to acquisitions made with such borrowings. At the Company's option, the interest rate shall be (i) an adjusted LIBOR rate plus an applicable margin which can vary from 1.0% to 1.75% or (ii) the prime rate plus an applicable margin which can vary from 0 to .75%. In each case the applicable margin varies based on financial ratios maintained by the Company. The Credit Facility will include certain restrictive covenants including prohibitions on the payment of dividends and the maintenance of certain financial ratios (including minimum debt-service coverage and maximum debt-to-EBITDA, as defined). Borrowings under the Credit Facility are secured by all Service Agreements to which APPI is or becomes a party and a pledge of the stock of APPI's subsidiaries.

        Upon consummation of the Initial Public Offering, the Company intends to borrow approximately $17,000,000 under the Credit Facility to refinance existing indebtedness of the Founding Affiliated Practices and fund working capital. The Company anticipates that it will use future borrowings under the Credit Facility to fund capital expenditures for the Affiliated Practices, make acquisitions and for general corporate purposes.

        The availability of the Credit Facility is subject to satisfaction of a number of closing conditions, including consummation of the Initial Public Offering with Net Proceeds to the Company of at least $60 million, consummation of the Mergers and Exchanges and other closing and borrowing conditions. There can be no assurance that borrowing capacity under the Credit facility will be available to the Company when needed.

         The Company anticipates that funds generated from the Initial Public Offering, after giving effect to the use of proceeds from the Initial Public Offering in the manner set forth in "Use of Proceeds" in the Form S-1, funds generated from operations, cash and cash equivalents, and funds expected to be available under the Credit Facility will be sufficient to meet the Company's working capital requirements and debt obligations and to finance any necessary capital expenditures through the end of 1998. Expansion of the Company's business through acquisitions may require additional funds, which, to the extent not provided by internally-generated sources, cash, and the Credit Facility, would require the Company to seek additional debt or equity financing.

        The Company intends to call the Convertible Notes for redemption upon completion of the Initial Public Offering. Upon the call, the Convertible Notes may, at the election of the noteholders of at least 50% of the outstanding principal amount, be converted into shares of Common Stock at a conversion price of $8.00 per share. The Company believes that all of the holders of the Convertible Notes will elect to convert to Common Stock prior to the redemption. In the event that some or all of the holders of the Convertible Notes fail to convert their respective Convertible Notes into Common Stock, the Company intends to make the redemption payment of up to $3,500,000 plus accrued interest with the proceeds from the proposed Credit Facility.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

The following table sets forth certain information with respect to the executive officers and directors of APPI:


NAME                                         AGE                      POSITION
----                                         ---                      --------
Gregory L. Solomon(1)(2)                     52       President, Chief Executive Officer and
                                                      Director
Lawrence R. Muroff, M.D.(1)(2)               54       Chairman of the Board of Directors and
                                                      Senior Vice President of Physician
                                                      Affairs
Mark S. Martin                               37       Senior Vice President and Chief
                                                      Operating Officer
Sami S. Abbasi                               32       Senior Vice President and Chief
                                                      Financial Officer
Paul M. Jolas                                33       Senior Vice President, General Counsel
                                                      and Secretary
John W. Colloton (3)(4)                      66       Director
John Pappajohn(2)(4)                         69       Director
Derace L. Schaffer, M.D.(1)(3)               50       Director
Less T. Chafen, M.D                          55       Director Nominee
Michael L. Sherman, M.D                      55       Director Nominee


(1)     Member of the Executive Committee of the Board of Directors.

(2)     Member of the Acquisition Committee of the Board of Directors.

(3) Member of the Compensation and Stock Plan Administration Committee of the Board of Directors.

(4)     Member of the Audit Committee of the Board of Directors.

        Gregory L. Solomon has served as President, Chief Executive Officer and a director of the Company since its inception. From April 1995 through September 1995, Mr. Solomon served as Chairman of the Board of Directors and Chief Executive Officer of Physicians Resource Group, Inc., a publicly-traded physician practice management company which provides management and administrative services to ophthalmic and optometric practices. Physicians Resource Group, Inc. became a public company in June 1995 and is listed on the New York Stock Exchange. From December 1994 through April 1995, Mr. Solomon served as a consultant to Physicians Resource Group, Inc. From February 1991 through December 1994, Mr. Solomon served as Chairman of the Board of Directors and Chief Executive Officer of Associated Optical, Inc., a company that provided optical laboratory services and distributed contact lenses to private practitioners, retailers and third-party providers of eye care. From March 1983 through February 1991, he served as President, Chief Executive Officer and a director of Allco Chemical Corporation, a manufacturer of specialty chemicals serving the electronic and aerospace industries. Mr. Solomon received his M.B.A. in finance from Indiana University and his B.S. in economics from Xavier University.


        Lawrence R. Muroff, M.D. has served as Chairman of the Board of Directors and Senior Vice President of Physician Affairs of the Company since its inception. In connection with the Mergers and Exchanges, the Company will establish a Physician Advisory Board and Dr. Muroff will serve as its chairman. Dr. Muroff has served as President of Educational Symposia, Inc., an educational company which provides qualified teaching credits to radiologists and certain referring physicians, since January 1975. He has also served as President of Imaging Consultants, Inc., a company which provides consulting services to radiology groups, hospital corporations and other entities involved in diagnostic imaging, since May 1994. Dr. Muroff holds appointments as Clinical Professor of Radiology at the University of South Florida, College of

Medicine (from 1982 to the present); the University of Florida, College of Medicine (from 1988 to the present); and the H. Lee Moffitt Cancer Center & Research Institute (from 1994 to the present). From 1974 through 1994, Dr. Muroff was a partner in Sheer, Ahearn & Associates, a radiology group based in Florida. Dr. Muroff received his M.D. from Harvard Medical School; his B.M.Sc. in basic medical science from Dartmouth Medical School; and his A.B. in liberal arts from Dartmouth College.


        Mark S. Martin has served as Chief Operating Officer and Senior Vice President of the Company since June 1996. From January 1993 through June 1996, Mr. Martin served as Executive Vice President of Practice Management Development and Support for Medaphis Physician Services Corporation, a subsidiary of Medaphis Corporation, a publicly-traded company which provides business and information services to physicians, physician group practices and hospitals. From October 1987 through December 1992, he served as Vice President of Financial Services for CompMed, Inc., a company which provided comprehensive management and administrative services to hospital-based physicians and physician groups, with a primary emphasis on radiology. From 1982 through 1987, Mr. Martin was employed by KPMG Peat Marwick as a tax manager. Mr. Martin was licensed as a Certified Public Accountant in 1982. He received his B.A. in accounting from Capital University.

        Sami S. Abbasi has served as Chief Financial Officer and Senior Vice President of the Company since August 1996. From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Health Care Group of Robertson, Stephens & Company. His responsibilities included investment banking business development and transaction execution with emerging growth publicly-held and privately-held companies in the health care industry, with specific emphasis on physician practice management companies. From 1988 through January 1995, he held various positions with Citicorp Securities, Inc., including Vice President and Senior Analyst -- Health Care Group. Mr. Abbasi received his M.B.A. from the University of Rochester and his B.A. in economics from the University of Pennsylvania.

        Paul M. Jolas has served as General Counsel and Senior Vice President of the Company since August 1996 and as Secretary of the Company since October 1996. From September 1989 through July 1996, Mr. Jolas was an attorney with the law firm of Haynes and Boone, L.L.P. in Dallas, Texas, where he practiced in the corporate finance section and was responsible for a broad range of corporate and securities transactions including numerous initial and secondary public offerings of equity and debt securities, mergers and acquisitions and public company reporting requirements. Mr. Jolas received his J.D. from Duke University School of Law and his B.A. in economics from Northwestern University.



        John W. Colloton became a director of the Company in June 1997. Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics from 1971 to 1993, and since 1993, has been Vice President for Statewide Health Services for the University of Iowa. He also serves as a director of the following companies: Baxter International, Inc.; MidAmerican Energy, Inc.; Wellmark, Inc. (Blue Cross and Blue Shield of Iowa and South Dakota); OncorMed, Inc.; and Iowa State Bank and Trust Company. Mr. Colloton is also a trustee of the University of Pennsylvania Medical Center. Mr. Colloton, who earned his M.A. in Hospital and Health Administration from the University of Iowa, has been elected to the Institute of Medicine of the National Academy of Sciences and has received Distinguished Service Awards from both the American Hospital Association and the Association of American Medical Colleges.

        John Pappajohn has been a director of the Company since its inception. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director of the following public companies: Core, Inc.; Drug Screening Systems, Inc.; Fuisz Technologies Ltd.; OncorMed, Inc.; The Care Group, Inc.; PACE HealthManagement Systems, Inc.; Patient InfoSystems, Inc.; and HealthDesk Corporation. Mr. Pappajohn received his Bachelors degree in business from the University of Iowa.

        Derace L. Schaffer, M.D. has been a director of the Company since its inception. Dr. Schaffer is President of Ide, one of the Founding Affiliated Practices, as well as the Lan Group, a venture capital firm. He also serves as a director of the following public companies: The Care Group, Inc.; Oncor, Inc.; and Patient InfoSystems, Inc. He is also a director of several private companies, including Automated Dispatch Solutions, Inc., Medical Records Corporation, NeuralMed, Inc., NeuralTech, Inc. and Preferred Oncology Networks of America, Inc. Dr. Schaffer is a board certified radiologist. He received his postgraduate radiology training at the Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society, and is a Clinical Professor of Radiology at the University of Rochester School of Medicine.

        Less T. Chafen, M.D. has been nominated and approved to serve as a director of the Company effective upon consummation of the Initial Public Offering. Since 1978, Dr. Chafen has served as the Chairman of the Board of Pacific, one of the Founding Affiliated Practices. Dr. Chafen received his M.D. from Loma Linda University and his B.A. in zoology and chemistry from Columbia Union College.

        Michael L. Sherman, M.D. has been nominated and approved to serve as a director of the Company effective upon consummation of the Initial Public Offering. Since 1995, Dr. Sherman has served as the President of Advanced, one of the Founding Affiliated Practices. From 1992 to 1995, Dr. Sherman served as the Managing Partner of Drs. Copeland, Hyman & Shackman. Dr. Sherman received his M.D. from the University of Maryland Medical School and his A.B. in history and pre-medicine from Duke University.

EXECUTIVE COMPENSATION


        The following table sets forth certain information regarding the compensation paid by APPI for services rendered in all capacities to APPI during the 1996 fiscal year to the Named Executive Officers of the Company.

                           Summary Compensation Table

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                    Annual Compensation            ------
                                             ----------------------------------   Securities     All Other
                                                                  Other Annual    Underlying      Compen-
Name and Principal Position                  Salary($)  Bonus($) Compensation($)  Options(#)     sation($)
---------------------------                  ---------  -------  ---------------  ----------     ---------
Gregory L. Solomon                           $142,500      __          __           250,000      $ 4,518(1)
  President and Chief Executive Officer

Lawrence R. Muroff, M.D.                       75,000      __          __           230,000           __
  Chairman of the Board of Directors and
  Senior Vice President of Physician Affairs

Mark S. Martin                                 84,529      __          __           180,000       25,274(2)
  Senior Vice President and
  Chief Operating Officer

Sami S. Abbasi                                 66,667      __          __           180,000        5,619(3)
  Senior Vice President and
  Chief Financial Officer

Paul M. Jolas                                  58,333      __          __           140,000          945(4)
  Senior Vice President and
  General Counsel


(1) Represents amount of health insurance premiums reimbursed by the Company.

(2) Represents amount of health insurance premiums and $24,399 in relocation expenses reimbursed by the Company.

(3) Represents amount of health insurance premiums and $4,103 in relocation expenses reimbursed by the Company.

(4) Represents amount of health insurance premiums reimbursed by the Company.

STOCK OPTION PLAN


        In May 1996, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Company's 1996 Stock Option Plan. The purpose of the Plan is to provide directors, key employees and certain advisors with additional incentives by increasing their proprietary interest in the Company. Under the Plan, the aggregate amount of APPI Common Stock with respect to which options may be granted may not exceed 3,000,000 shares. The Plan is intended to qualify for favorable treatment under Section 16 of the Exchange Act, pursuant to Rule 16b-3 promulgated thereunder.

        The Plan provides for the grant of ISOs, as defined in Section 422 of the Internal Revenue Code, and non-qualified stock options. Following the consummation of the Initial Public Offering, the Plan will be administered by the Committee, which will be comprised of two or more non-employee directors who are "disinterested" within the meaning of Rule 16b-3. Prior to the consummation of the Initial Public Offering, the Plan has been administered by the Company's full Board of Directors. The Board of Directors currently has, and the Committee will have, following consummation of the Initial Public Offering, subject to the terms of the Plan, the sole authority to grant Awards under the Plan, to construe and interpret the Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the Plan.


        All of the Company's employees, non-employee directors and advisors are eligible to receive Awards under the Plan, but only employees of the Company are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of a "change in control" (as defined in the Plan) of the Company and in the event of certain mergers and reorganizations of the Company. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock).

        The exercise price for ISOs granted under the Plan may be no less than the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of ISOs granted to holders of more than 10% of the Company's Common Stock). The exercise price for nonqualified options granted under the Plan may be no less than 85% of the fair market value of the APPI Common Stock on the date of grant.


         The Plan provides for automatic grants of non-qualified options to purchase 30,000 shares of Common Stock to non-employee directors at the time a director is first elected or appointed as a non-employee director which vest with respect to 10,000 shares on the first anniversary of the date of the grant and the remaining shares become exercisable in 24 equal monthly installments over the next 24 months, provided that such person continues to serve as a director of the Company. In addition, upon expiration of the 36-month period following the initial option grant to such non-employee director, such non-employee director shall automatically be granted at each annual stockholders meeting a non-qualified option to purchase 10,000 shares of APPI Common Stock vesting over a term of 12 months. Each such option entitles the director to purchase shares of APPI Common Stock at an exercise price equal to the fair market value of the APPI Common Stock on the automatic grant date. Each option shall have a ten year term measured from the automatic grant date.


        The Plan will also permit the Company to grant stock options to advisors and consultants of the Company who are employed as physicians of an Affiliated Practice. Generally, such options will expire upon the termination of employment with the Affiliated Practice or the advisory or consultant relationship with the Company or on the day prior to the tenth anniversary of the date of grant, whichever occurs first.


        The Company anticipates that upon the consummation of the Initial Public Offering it will have outstanding options to purchase a total of approximately 1,681,000 shares of Common Stock to its employees, directors and consultants. Generally, the outstanding options are exercisable based on a monthly vesting schedule over 60 months. The Company anticipates that it will issue additional options concurrently with or shortly following consummation of the Initial Public Offering. Such options will be exercisable at the fair market value of the Common Stock on the date of grant.


OPTION GRANTS DURING 1996

        The following table presents information regarding 1996 grants of options to purchase shares of Common Stock for each of the Company's Named Executive Officers:


                                        INDIVIDUAL GRANTS
                           --------------------------------------------                 POTENTIAL REALIZABLE
                            NUMBER OF                                                     VALUE AT ASSUMED
                           SECURITIES    PERCENT OF TOTAL                              ANNUAL RATES OF STOCK
                           UNDERLYING     OPTIONS GRANTED   EXERCISE OR                PRICE APPRECIATION FOR
                             OPTIONS       TO EMPLOYEES      BASE PRICE   EXPIRATION       OPTION TERM(3)
NAME                       GRANTED(1)     IN FISCAL YEAR     ($/SH)(2)       DATE          5%($)    10%($)
----                       ----------     --------------     ---------       ----          -----    ------
Gregory L. Solomon          250,000(4)         21.7%          $0.125       04/30/06       $19,653   $49,804
Lawrence R. Muroff, M.D     230,000(5)         20.0            0.125       04/30/06        18,081    45,820
Mark S. Martin              180,000(4)         15.6            0.125       06/11/06        14,150    35,859
Sami S. Abbasi              180,000(4)         15.6            0.125       07/31/06        14,150    35,859
Paul M. Jolas               140,000(6)         12.2            0.125       07/31/06        11,006    27,890


(1) All options were granted at fair market value at the date of grant, as determined by the Company's Board of Directors. These options vest monthly over a five-year period.


(2) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration as determined by the Committee in its discretion.


(3) The dollar amounts in these columns represent the potential realizable value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of Common Stock appreciates in value from the date of grant at assumed annual rates of 5% and 10%. These assumed rates of appreciation are prescribed by the rules and regulations of the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the price of the APPI Common Stock. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.

(4) Upon consummation of the Initial Public Offering, this option becomes exercisable with respect to the greater of 50% of the shares covered thereby or the actual number of shares that have vested. The remainder of the shares underlying the option become exercisable in equal monthly installments over the remaining vesting period. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.

(5) As to 200,000 shares, upon consummation of the Initial Public Offering, this option becomes exercisable with respect to the greater of 100,000 shares or the actual number of shares that have vested, and the remainder of such shares become exercisable in equal monthly installments over the remaining vesting period. As to 30,000 shares, 10,000 shares become exercisable on the first anniversary of the date of grant and the remaining shares become exercisable in 24 equal monthly installments over the next 24 months. These numbers do not take into account provisions of certain options providing for termination of the option following termination of consulting relationships, cessation of services as a director of the Company or nontransferability.

(6) Upon consummation of the Initial Public Offering, this option becomes exercisable with respect to the greater of 25% of the shares covered thereby or the actual number of shares that have vested upon consummation of the Initial Public Offering. The remainder of the shares underlying the option become exercisable in equal monthly installments over the remaining vesting period. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.


AGGREGATED OPTION EXERCISES DURING 1996 AND YEAR-END OPTION VALUES


        No stock options were exercised by the Company's Named Executive Officers during the fiscal year ended December 31, 1996. The following table sets forth certain information regarding unexercised stock options held by each of the Named Executive Officers as of December 31, 1996:


                                    NUMBER OF SECURITIES
                                    UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                                         OPTIONS AT                      IN-THE-MONEY OPTIONS AT
                                      FISCAL YEAR-END(#)                    FISCAL YEAR-END(1)
                               --------------------------------      -------------------------------
NAME                           EXERCISABLE        UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                           -----------        -------------      -----------       -------------
Gregory L. Solomon                29,166             220,834          $433,844         $3,284,906
Lawrence R. Muroff, M.D           23,333             206,667           347,078          3,074,172
Mark S. Martin                    18,000             162,000           267,750          2,409,750
Sami S. Abbasi                    12,000             168,000           178,500          2,499,000
Paul M. Jolas                      9,333             130,667           138,828          1,943,672


(1) Based on an assumed Initial Public Offering Price of $15.00 per share, less the option exercise price.

CASH BONUS PROGRAM


        In April 1997, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Company's Cash Bonus Program. The purpose of the Program is to establish a bonus plan pursuant to which eligible employees will be entitled to receive cash bonuses based on the performance of the Company. Those employees eligible to receive cash bonuses under the Program include the executive officers of the Company and certain key employees whose responsibilities and activities are closely connected to the Company's overall performance.

        Under the Program, cash bonuses are calculated as a percentage of each eligible employee's base salary, with such percentage being determined based upon the annual increase in the Company's earnings per share. In addition, each eligible employee may receive a cash bonus based upon the achievement of certain individual objectives and the Company's overall performance. The Program will become effective upon consummation of the Initial Public Offering and will be administered by the Committee.


EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE


        APPI has entered into employment agreements with Gregory L. Solomon, Mark S. Martin, Sami S. Abbasi and Paul M. Jolas, each of whom shall receive following the Initial Public Offering annual salaries at the rate of $225,000, $190,000, $190,000 and $150,000, respectively. Each employment agreement has a term of one year with automatic successive one-year renewal periods. Each employment agreement provides that in the event of a termination of employment by the Company (i) other than for cause, (ii) upon disability or (iii) upon voluntary termination by employee due to an adverse change in duties, such employee shall be entitled to receive from the Company a payment equal to one-half of the amount of such employee's then current annual base salary, to be paid in one lump sum, plus a payment for all accrued but unpaid wages and expense reimbursements. Such employment agreements provide that in the event such employee's employment terminates following a change in control transaction (as defined in such employment agreements) of the Company, the Company shall pay such employee two times such employee's then current annual base salary. Each such employment agreement contains a covenant-not-to-compete with the Company for a period of one year following termination of employment.

                           APPI PRINCIPAL STOCKHOLDERS


        The following table sets forth information with respect to the beneficial ownership of APPI Common Stock as of September 12, 1997, and as adjusted, to give effect to the Mergers and Exchanges, the conversion of the Convertible Notes and completion of the Initial Public Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. This table does not include shares of APPI Common Stock that may be purchased pursuant to options not exercisable within 60 days of the consummation of the Initial Public Offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                   SHARES              PERCENT
                                                                BENEFICIALLY        BENEFICIALLY
NAME                                                              OWNED(1)            OWNED(2)
----                                                              --------            --------
Gregory L. Solomon(3)(4)                                             135,682               6.4%
Lawrence R. Muroff, M.D.(3)(5)                                       124,545               5.9
Mark S. Martin(3)(6)                                                  94,000               4.5
Sami S. Abbasi(3)(7)                                                  93,830               4.5
Paul M. Jolas(3)(8)                                                   39,468               1.9
Derace L. Schaffer, M.D.(3)(9)                                     1,122,694              50.7
John Pappajohn(3)(10)                                              1,046,250              51.1
John W. Colloton(3)                                                        0                 *
Michael L. Sherman, M.D.(3)(11)                                       85,014               1.0
Less T. Chafen, M.D.(3)(12)                                           31,994                 *
Edgewater Private Equity Fund, II, L.P.(13)                          250,000              11.1
All directors and executive officers as a
  group (10 persons)(14)                                           2,773,477             100.0


* Less than one percent.


(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of September 12, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage of ownership is based on 2,000,000 shares of Common Stock outstanding as of September 12, 1997 and 18,321,982 shares of Common Stock outstanding upon consummation of the Initial Public Offering, the Mergers and Exchanges and conversion of the Convertible Notes.

(3) The address of Messrs. Solomon, Martin, Abbasi, Jolas, Pappajohn and Colloton and Drs. Muroff, Schaffer, Chafen and Sherman is c/o American Physician Partners, Inc., 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas 75202.

(4) Includes 5,000 shares of Common Stock into which $40,000 in certain Convertible Notes issued by the Company and held by Mr. Solomon are convertible. See "Description of Capital Stock -- Convertible Notes." Also includes 130,682 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997.

(5) Includes 5,000 shares of Common Stock into which $40,000 in certain Convertible Notes issued by the Company and held by Dr. Muroff are convertible. See "Description of Capital Stock -- Convertible Notes." Also includes 104,545 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997; and exercisable options to purchase 15,000 shares of Common Stock in connection with service as a Director of the Company.

(6) Includes 94,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997.

(7) Includes 93,830 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997.

(8) Includes 39,468 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997.

(9) Includes 13,468 shares of Common Stock into which $107,500 in certain Convertible Notes issued by the Company and held by Dr. Schaffer are convertible. Also includes exercisable option to purchase 14,167 shares of Common Stock in connection with service as a Director of the Company exercisable within 60 days of September 12, 1997. Also includes 94,256 shares received in connection with the Ide Merger Transactions.

(10) Includes 31,250 shares of Common Stock into which $250,000 in certain Convertible Notes issued by the Company and held by Mr. Pappajohn are convertible. Also includes exercisable option to purchase 14,167 shares of Common Stock in connection with service as a Director of the Company exercisable within 60 days of September 12, 1997. Also includes 200,000 shares held by Halkis Ltd., a sole proprietorship owned by Mr. Pappajohn, 150,000 owned by Thebes Ltd., a sole proprietorship owned by Mr. Pappajohn's spouse, Mary Pappajohn, and 150,000 shares owned directly by Mary Pappajohn. Mr. Pappajohn disclaims beneficial ownership of the shares owned by Thebes Ltd. and by Mary Pappajohn.

(11) Includes exercisable options to purchase 20,000 shares of Common Stock in connection with service as a consultant to the Company. Also includes 65,014 shares received in connection with the Advanced Merger Transactions.

(12) Includes 31,994 shares of Common Stock received in connection with the Pacific Merger Transactions.

(13) Includes 250,000 shares of Common Stock into which $2,000,000 in certain Convertible Notes issued by the Company and held by Edgewater are convertible.

(14) Includes 538,525 shares of Common Stock issuable upon exercise of options exercisable within 60 days of September 12, 1997 and 54,688 shares of Common Stock issuable upon conversion of Convertible Notes.

                            APPI CERTAIN TRANSACTIONS

        On April 30, 1996, Derace L. Schaffer, M.D., a director of the Company, purchased 1,000,000 shares of APPI Common Stock for $125,000 and John Pappajohn, a director of the Company, and his affiliates purchased 1,000,000 shares of APPI Common Stock for $125,000. During August 1996, Mr. Pappajohn and Dr. Schaffer advanced a total of $400,000 to the Company as loans which were repaid on October 31, 1996, out of the proceeds of the Company's private placement of the Convertible Notes. Dr. Schaffer owns $107,500 in principal amount of the Convertible Notes. Mr. Pappajohn owns $250,000 in principal amount of the Convertible Notes. On July 17, 1997, Mr. Pappajohn advanced $150,000 to the Company as a loan bearing interest at an annual rate of 6%. On July 25, 1997, Mr. Pappajohn and Dr. Schaffer personally guaranteed a $1,000,000 line of credit for the benefit of the Company. The Company repaid the $150,000 loan from Mr. Pappajohn on August 21, 1997 out of the proceeds of the $1,000,000 line of credit. On October 3, 1997, Mr. Pappajohn advanced $100,000 to the Company as a loan bearing interest at an annual rate of 6%. Mr. Pappajohn has agreed to loan an additional $250,000 to the Company on the same terms prior to the consummation of the Initial Public Offering, if needed by the Company. The Company intends to repay the $100,000 and any such additional amounts borrowed from Mr. Pappajohn upon the consummation of the Initial Public Offering through borrowings under the Credit Facility.

         The Company and Lawrence R. Muroff, M.D., Chairman of the Board of Directors of the Company and Senior Vice President of Physician Affairs, entered into a consulting agreement in October 1997 pursuant to which Dr. Muroff will receive annual compensation of $112,500 (prorated for actual months worked) in exchange for rendering consulting services to the Company. The agreement will become effective on the date following the consummation of the Initial Public Offering. In 1996, Dr. Muroff received an option grant for 200,000 shares of Common Stock in connection with his employment by the Company. In addition, he received option grants for 30,000 shares for his services as a member of the Company's Board of Directors. See "APPI -- Operation, Management and Business Following the Mergers and Exchanges -- Management and Executive Compensation." Dr. Muroff owns $40,000 in principal amount of the Convertible Notes.



        The Company and Michael L. Sherman, M.D., a director nominee of the Company, entered into a consulting agreement in August 1996 pursuant to which Dr. Sherman received an option grant for 20,000 shares of APPI Common Stock. In addition, the Company and Dr. Sherman have entered into a consulting agreement which will go into effect immediately following the Initial Public Offering for which Dr. Sherman will receive annual compensation of $100,000. The Company has agreed to nominate Dr. Sherman for election to the Board of Directors at the next two annual meetings of stockholders.



        Mr. Solomon, the President, Chief Executive Officer and a director, owns $40,000 in principal amount of the Convertible Notes.



        In connection with the Advanced Merger Transactions, Ide Merger Transactions, Pacific Merger Transactions and TMI Merger Transactions, Dr. Sherman will receive 65,014 shares of Common Stock and $303,395, Dr. Schaffer will receive 94,256 shares of Common Stock and $471,278 and Dr. Less T. Chafen will receive 31,994 shares of Common Stock and $149,307, respectively.



        In addition, the following table provides certain information concerning certain of the security holders of the Founding Affiliated Practices, including cash distributions to be paid in connection with the Mergers and Exchanges. Each of the below listed security holders of the Founding Affiliated Practices is or will be a Director of the Company and is deemed to be a promoter of this offering.

                                                                           Consideration to
                                                                              Be Received
                                                                  -----------------------------------
                                                   Assets to Be       Number of           Cash
Security Holder                                   Contributed(1)       Shares         Distribution
---------------                                   --------------       ------         ------------
Michael L. Sherman, M.D.                           $  612,139       $   65,014         $  325,068
Derace L. Schaffer, M.D.                              326,461           94,256            471,279
Less T. Chafen, M.D.                                  188,642           31,994            159,972
                                                   ----------       ----------          ---------
        Total                                      $1,127,242       $  191,264         $  956,319
                                                   ==========       ==========         ==========

------------------

(1) Assets to Be Contributed reflects the historical book value of the assets of each Founding Affiliated Practice, including their patient receivable balance. The non-monetary assets are reflected at historical cost in accordance with SAB 48. All monetary assets are recorded at fair value, which is approximated by the historical costs recorded by the Founding Affiliated Practices.


COMPANY POLICY

        It is anticipated that future transactions with affiliates of the Company will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not intend to make any loans to, or incur any indebtedness to, any of its executive officers or directors.

                               ADVANCED RADIOLOGY
                       OPERATION, MANAGEMENT AND BUSINESS

GENERAL


        Advanced Radiology operates a professional medical radiology practice formed in July 1997 that was organized as a Maryland professional association. Advanced Radiology represents the merger of seven radiology practices. Advanced Radiology provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid or fee-for-service basis. Advanced Radiology operates in the Greater Baltimore Metropolitan Area. Advanced Radiology contracts directly with hospitals, health plans, physician groups and insurance carriers to provide Professional Services and Imaging Services to enrollees and patients. Through contracts with various health plans, physician groups and hospitals, Advanced provided approximately 1 million patient examinations during 1996. Advanced Radiology operates 23 Professional Service locations and ten hospital-based locations within the Advanced Service Area.


        Advanced Radiology owns all of the membership interests of Advanced Radiology, LLC. Advanced Radiology, LLC owns a 75.353% interest in MRI at St. Joseph Medical Center, LLC, a 50% interest in two partnerships, Franklin Imaging Joint Venture and Advanced Imaging of Carroll County limited partnership, each of which perform radiology and imaging healthcare services. Advanced Radiology, LLC owns 66 2/3% of the common stock of Advanced Medical Imaging, Inc. which enters into and administers managed care contracts for radiology services. Advanced Radiology, LLC also is a 50% member in Poole Road Imaging, LLC and Health Systems Imaging, LLC, each of which owns and operates diagnostic imaging centers.

STRATEGY

        Advanced Radiology's strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the Advanced Radiology operations.

        The future growth of Advanced Radiology in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using Advanced Radiology for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities and the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with Advanced Radiology and its medical affiliates, and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in its service areas.

        Advanced Radiology's principal strategy for expanding into new markets is through acquisitions (through merger, purchase, or otherwise) of medical groups. Advanced Radiology generally seeks providers that have established reputations for providing quality medical care.

GOVERNMENT REGULATION

        Advanced Radiology is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While Advanced Radiology believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        Advanced Radiology operates a total of 33 facilities that are staffed by either Professional Service providers or Imaging Service providers. As of April 30, 1997, Advanced Radiology employed 87 Professional Service providers and 212 Imaging Service providers.

        Advanced Radiology provides approximately 15% of its Professional Service and Imaging Service under capitated contracts and 85% under fee-for-service or hospital contracts. Under capitated contracts, Advanced Radiology provides or arranges for all physician services and Advanced Radiology receives a fixed monthly capitation payment from health plans for each member who utilize an Advanced Radiology physician.

        During 1996, approximately 1 million patient examinations were performed by Advanced Radiology. Advanced Radiology is under contract with the following hospitals and with more than 100 health plans: Carroll County General Hospital, Church Home Hospital, Franklin Square Hospital, Greater Baltimore Medical Center, Harbor Hospital Medical Center, Liberty Medical Center, North Arundel Hospital, Northwest Hospital Center, St. Agnes Hospital and St. Joseph Hospital.

        Advanced conducts an extensive and ongoing utilization review program under the direction of a committee of physician members, which program includes both prospective and retrospective analysis of utilization.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

EMPLOYEES

  Professional Service Provider Employees


        Advanced Radiology physicians enter into employment contracts. These contracts offer a specified guaranteed salary and an incentive bonus. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. Advanced Radiology, as of April 30, 1997, employed 87 physicians (79 full-time and eight part-time).


  Imaging Service Provider Employees

        As of April 30, 1997, Advanced employed 212 imaging service providers (126 full-time and 86 part-time).

  Non-Provider Employees

        As of April 30, 1997, Advanced Radiology had approximately 518 non-physician employees. None of Advanced Radiology's employees are represented by a labor union. Management of Advanced Radiology believes its employee relations are good.

INSURANCE


        Advanced Radiology maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation, directors and officers liability and other coverage Advanced Radiology believes to be customary and reasonable for a business of its kind, Advanced Radiology maintains

Liability Policies with ITT Hartford, Standard Security Life, Medical Mutual Liability, Royal Insurance and Mid-Atlantic Medical. Each professional of Advanced Radiology, at each location, is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        Advanced Radiology leases approximately 32 facilities. The real property leases range from 1,000 square feet to 38,000 square feet. Advanced Radiology leases real property for its corporate operations, Professional Services and Imaging Services.

INFORMATION SYSTEMS


        Advanced Radiology believes that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, Advanced Radiology is committed to the development of a fully-integrated MIS for practice management. Advanced Radiology's MIS capabilities include medical charting and tracking analysis of practice management information and financial data. Practice management functions of the current MIS include registration, centralized scheduling and appointments, electronic claims submission and remittance. Managed care functions include referrals, eligibility, determination, claim management and payment functions.


TELERADIOLOGY

        Advanced owns and operates a state-of-the-art teleradiology system which currently allows for contemporaneous interpretation of all of the images obtained in its ten hospital emergency rooms during night-time hours (10:00 p.m. to 7:00 a.m.). Approximately 50,000 exams have been interpreted using this system since its installation in September 1996. This system is one of the largest operating teleradiology systems in the United States.

LEGAL PROCEEDINGS

        Advanced Radiology is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business, including an employee discrimination suit involving two former physicians. Advanced Radiology believes that such actions will not have a material adverse effect on Advanced Radiology.

                   ADVANCED RADIOLOGY SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

        The following information has been derived from the financial statements of Advanced LLC, and should be read in conjunction with "Advanced Radiology Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Advanced Radiology and the notes thereto included elsewhere in this document.


                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                 ----------------------------    ------------------
                                                 1994        1995       1996       1996       1997
                                                 ----        ----       ----       ----       ----
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................    $22,451    $ 38,833   $ 52,882   $ 23,765  $ 31,560
Expenses:
  Costs of affiliated physician services....      8,756         812      2,293      1,589     2,308
  Practice salaries, wages and benefits.....      6,325      10,051     12,318      5,567     7,684
  Depreciation and amortization.............      1,879       3,023      3,450      1,745     1,979
  Other practice expenses...................      5,757       9,998     12,531      5,885     7,425
                                                -------    --------   --------    -------   -------
Total expenses..............................     22,717      23,884     30,592     14,786    19,396
                                                -------    --------   --------    -------   -------
Equity in earnings of investments...........        762         635      1,207        680       642
Minority interests in income of
  consolidated subsidiaries.................         --          --        (18)         9        (26)
                                                -------    --------   --------    -------   --------
Income before income taxes..................    $   496    $ 15,584   $ 23,479    $ 9,668   $ 12,780
                                                =======    ========   ========    =======   ========

                                                                                      AS OF
                                                                                  JUNE 30, 1997
                                                                                  -------------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets.................................................................          $33,762
Total debt...................................................................           11,622
Stockholders' equity.........................................................           16,317

           ADVANCED RADIOLOGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The following discussion relates to the historical operations of Advanced and should be read in conjunction with the audited financial statements of Advanced and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

        Medical service revenue, net increased by $7.9 million or 34% to $31.1 million for the six month period ended June 30, 1997 from $23.2 million for the six month period ended June 30, 1996. This increase was attributable to the addition of two new radiology groups in April 1996 and January 1997, new hospital management contracts and an increase in procedures and/or covered lives at existing facilities.

        Costs of affiliated physician services of $2.3 million and $1.6 million (remained consistent at 7% of medical service revenue, net) for the six months ended June 30, 1997 and 1996, respectively, included all compensation to non-owner physicians, as well as certain benefits, educational and travel costs paid to non-owner and owner physicians. The increase was due to additional non-owner physician salaries paid in relation to hospital management contracts. Physician owners' compensation was recorded as a distribution of Advanced's equity. Such amounts were determined based on cash earnings available for distribution, including cash to be realized from the collection of accounts receivable.

        Practice salaries, wages and benefits increased by $2.1 million or 38% to $7.7 million for the six months ended June 30, 1997 from $5.6 million for the six months ended June 30, 1996. This change resulted from increases in the number of employees required to support the additional radiology practices and new hospital management contracts. The percentage of practice salaries, wages and benefits to medical service revenue, net was 25% and 24% for the six months ended June 30, 1997 and 1996, respectively.

        Practice supplies of $1.8 million and $1.6 million for the six months ended June 30, 1997 and 1996, respectively, were 6% and 7%, respectively, of medical service revenue, net. Practice rent and lease expense of $1.6 million and $1.3 million for the six months ended June 30, 1997 and 1996, respectively, remained consistent at 5% of medical service revenue, net. Depreciation and amortization expense of $2.0 million and $1.7 million for the six months ended June 30, 1997 and 1996, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $3.5 million and $2.7 million for the six months ended June 30, 1997 and 1996, respectively, remained consistent at 11% of medical service revenue, net. Interest expense increased by $0.1 million or 45% to $0.4 million for the six months ended June 30, 1997 from $0.3 million for the six months ended June 30, 1996 due to an increase in debt attributable to the addition of a radiology group in April 1996 and teleradiology equipment purchased in 1996.


  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

        Medical service revenue, net increased by $14.3 million or 38% to $51.7 million for the year ended December 31, 1996 from $37.4 million for the year ended December 31, 1995. This increase was attributable to the addition of a radiology group in April 1996, new hospital management contracts and an increase in procedures and/or covered lives at existing facilities.

        Costs of affiliated physician services of $2.3 million (4% of medical service revenue, net) and $0.8 million (2% of medical service revenue, net) for the years ended

December 31, 1996 and 1995, respectively, included all compensation to non-owner physicians, as well as certain benefits, educational and travel costs paid to non-owner and owner physicians. The increase was due to additional non-owner physician salaries paid in relation to hospital management contracts. In addition, during 1996, the company acquired a radiology practice whose physicians were paid a salary during a portion of the year. Physician owners' compensation was recorded as a distribution of Advanced's equity. Such amounts were determined based on cash earnings available for distribution, including cash to be realized from the collection of accounts receivable.

        Practice salaries, wages and benefits increased by $2.3 million or 23% to $12.3 million for the year ended December 31, 1996 from $10.1 million for the year ended December 31, 1995. This increase resulted from the increase of employees related to the addition of a radiology practice and the addition of employees required to support new hospital management contracts. The percentage of practice salaries, wages and benefits to medical service revenue, net was 24% for the year ended December 31, 1996 and 27% for the year ended December 31, 1995.

        Practice supplies of $3.2 million and $2.6 million for the years ended December 31, 1996 and 1995, respectively, were 6% and 7%, respectively, of medical service revenue, net. Practice rent and lease expense of $2.3 million and $2.2 million for the years ended December 31, 1996 and 1995, respectively, were 4% and 6%, respectively, of medical service revenue, net. Depreciation and amortization expense of $3.4 million and $3.0 million for the years ended December 31, 1996 and 1995, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $6.3 million and $4.2 million for the years ended December 31, 1996 and 1995, respectively, were 12% and 11%, respectively, of medical service revenue, net. Interest expense decreased by $0.3 million or 25% to $0.8 million for the year ended December 31, 1996 from $1.0 million for the year ended December 31, 1995 due to a decrease in the average cost of funds to Advanced.

  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994

        Advanced was formed through the merger of five existing radiology practices and began operations on January 1, 1995. Each practice contributed certain assets (primarily fixed assets and investments in joint ventures) and the debt related to those assets in exchange for ownership interests in Advanced. The initial formation was accounted for using purchase accounting under the provisions of APB No. 16. Based on the asset sizes of the individual contributed radiology practices, one practice was identified as the acquirer, and, accordingly, all balances prior to January 1, 1995, represent the activities of this practice on a stand-alone basis. All significant changes in operations for the year ended December 31, 1995 as compared to the year ended December 31, 1994, other than as discussed below are the result of this organizational change.

        Costs of affiliated physician services decreased $7.9 million or 91% to $0.8 million for the year ended December 31, 1995 from $8.8 million for the year ended December 31, 1994. As a result of the merger discussed above, Advanced changed its methodology of paying physician owners. In 1994, compensation and benefits paid or payable to owner and non-owner physicians was recorded as an expense. In 1995, physician owners' compensation was recorded as a distribution of Advanced's equity.

               ADVANCED PAST COMPENSATION FOR CONTINUING DIRECTORS

        If the Mergers and Exchanges close, Michael L. Sherman, M.D. will be appointed to the APPI Board of Directors. During 1996, Dr. Sherman entered into a consulting agreement with APPI pursuant to which Dr. Sherman received an option to purchase 20,000 shares of APPI Common Stock at $0.125 per share, expiring July 31, 2006. See "APPI -- Operation, Management and Business Following The Mergers and Exchanges -- APPI Certain Transactions."

                    ADVANCED RADIOLOGY PRINCIPAL STOCKHOLDERS


        The following table sets forth certain information regarding the proposed beneficial ownership of Advanced Common Stock as of July 31, 1997 as to (i) each person who will beneficially own more than 5% of the outstanding shares of Advanced Common Stock, (ii) each person will be a director of Advanced, (iii) each person who will be a Named Executive Officer of Advanced and (iv) all directors and executive officers as a group. Except as noted the persons named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws.



                                            SHARES            APPROXIMATE
                                         BENEFICIALLY           PERCENT
NAME                                       OWNED(1)            OWNED(2)
----                                       --------            --------
Neil Borelli, M.D.                           5497                 1.2%
Edward Carter, M.D.                          5497                 1.2
Valeriano Fugoso, M.D.                       5497                 1.2
Richard Harr, M.D.                           5497                 1.2
Harry Knipp, M.D.                            5497                 1.2
Nathan Stoffberg, M.D.                       5035                 1.1
Larry Snyder, M.D.                           8626                 1.8
Samuel Andelman, M.D.                        8626                 1.8
Sheldon Bearman, M.D.                        8626                 1.8
Michael Sherman, M.D.                        8626                 1.8
Charles Weiner, M.D.                         8626                 1.8
Bruce Berlanstein, M.D.                      8626                 1.8
John A. Reeder, M.D.                         8626                 1.8
Jack Copeland, M.D.                          6037                 1.3
Edward Mishner, M.D.                         8626                 1.8
Blair Andrew, M.D.                           8626                 1.8
Anuradha Bhasin,  M.D.                       8626                 1.8
Bennett Sweren, M.D.                         8626                 1.8
Laurence Goldstein, M.D.                     8626                 1.8
James Winthrop, M.D.                         8626                 1.8
Robert Van Besien, M.D.                      8626                 1.8
Danllo Espinola, M.D.                        8626                 1.8
Judy Destouet, M.D.                          8626                 1.8
W. David McNeely, M.D.                       8516                 1.8
Christopher Feifarek, M.D.                   8516                 1.8
Douglas Brunner, M.D.                        8516                 1.8
J. Stephen Cunat, M.D.                       8516                 1.8
J. Thayer Simmons, M.D.                      8516                 1.8
J. Dave Faison, M.D.                         8516                 1.8
Daniel Aronson, M.D.                         6914                 1.5
Paul Barnett, M.D.                           6914                 1.5
Barbara Braitman, M.D.                       6914                 1.5
Barton Cockey, M.D.                          6914                 1.5
Colleene Cooke, M.D.                         6914                 1.5
Lynn Harris-McCorkie, M.D.                   6914                 1.5
Malonnie Kinnison, M.D.                      6914                 1.5
Henry Munitz, M.D.                           6914                 1.5
Margaret Lynch-Nyhan, M.D.                   6914                 1.5
Rogello Naraval, M.D.                        6914                 1.5

Henry Wang, M.D.                                                   6914               1.5
Richard Rosenbaum, M.D.                                            8598               1.8
Allan Skrenta, M.D                                                 8598               1.8
Lee Goodman, M.D.                                                  8598               1.8
Fred C. Ashman, M.D.                                               4299                *
Luther Wells, Jr., M.D.                                            8598               1.8
Frank Giargiana, M.D.                                              8598                *
N. Nourmohammadi, M.D.                                             5410               1.8
Russell Gelman, M.D.                                               5410               1.8
Martin Auster, M.D.                                                5410               1.1
Philip E.B. Byrd, Jr., M.D.                                        5410               1.1
David M. Elder, M.D.                                               5410               1.1
Allan Keramati, M.D.                                               5410               1.1
Sanford D. Minken, M.D.                                            5410               1.1
Pedro P. Purcell, M.D.                                             5410               1.1
Marcos Roffe, M.D.                                                 5410               1.1
David J. Safferman, M.D.                                           5410               1.1
Lyle T. Saylor, M.D.                                               5410               1.1
Robert M. Stroud, Jr., M.D.                                        5410               1.1
Jack Arnold, M.D.                                                 10362               2.2
Stewart Axlebaum, M.D.                                            10362               2.2
John Bodine, M.D.                                                 10362               2.2
Carlton Jenkins, M.D.                                             10362               2.2
Henry Lewis, M.D.                                                 10362               2.2
Allison Oldfield, M.D.                                             5181               1.1
All directors and executive officers as a
  group (64 persons)                                            475,000               100




* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.


(2) Applicable percentage of ownership is based on 475,000 shares of Common Stock outstanding as of July 1, 1997.

                                  THE IDE GROUP
                       OPERATION, MANAGEMENT AND BUSINESS

GENERAL


         The Ide Group is a professional medical radiology group formed in 1980 and organized as a New York professional corporation. The Ide Group provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid or fee-for-service basis. The Ide Group operates in the greater Rochester, New York area. The Ide Group contracts directly with hospitals, health plans and physician groups to provide Professional Services and Imaging Services to enrollees and patients. The Ide Group operates eight Professional Service and Imaging Service locations and five hospital-based locations within the Ide Service Area.



        The Ide Group has grown through the recruitment of individual associate physicians in needed practice areas.


STRATEGY

        The Ide Group's strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, The Ide Group operations.

        The future growth of The Ide Group in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using The Ide Group for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities and the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with The Ide Group and its medical affiliates, and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in its service areas.



GOVERNMENT REGULATION

        The Ide Group is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While The Ide Group believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        The Ide Group operates a total of 13 facilities that are staffed by The Ide Group Professional Service providers and Imaging Service providers. As of April 30, 1997, The Ide Group employed 30 Professional Service providers.

        The Ide Group provides its Professional Service and Imaging Service under capitated contracts and fee-for-service or hospital contracts. Under capitated contracts, The Ide Group provides or arranges for all physician services and The Ide Group receives a fixed monthly capitation payment from health plans for each member who utilizes The Ide Group physician.

        The Ide Group has significant contracts with the following health plans:
Blue Cross/Blue Shield of Greater Rochester, Blue Choice, Preferred Care, Medicare and Medicaid.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

EMPLOYEES

  Professional Service Provider Employees

        The Ide Group physicians enter into employment contracts. These contracts offer a specified guaranteed salary and an incentive bonus. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. The Ide Group, as of April 30, 1997, employs 30 physicians.

  Non-Provider Employees

        As of April 30, 1997, The Ide Group had approximately 127 non-physician employees. None of The Ide Group's employees are represented by a labor union. Management of The Ide Group believes its employee relations are good.

INSURANCE


        The Ide Group maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation, directors and officers liability and other coverage The Ide Group believes to be customary and reasonable for a business of its kind, The Ide Group maintains Liability Policies with Royal Insurance, Massachusetts Mutual and Travelers. Each professional of The Ide Group, at each location, is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        The Ide Group leases approximately eight facilities. The square footage of these real property leases ranges from 265 square feet to 7,737 square feet. Real property leases are used for The Ide Group's corporate operations, Professional Services and Imaging Services.

INFORMATION SYSTEMS


        The Ide Group believes that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, The Ide Group is committed to the development of a fully-integrated MIS for practice management. The Ide Group's MIS capabilities include medical charting and tracking analysis of practice management information and financial data. Practice management functions of the current MIS include registration, centralized scheduling and appointments, electronic claims submission and remittance. Managed care functions include referrals, eligibility, determination, claim management and payment functions.

LEGAL PROCEEDINGS

        The Ide Group is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business. The Ide Group believes that such actions will not have a material adverse effect on The Ide Group.

                           IDE SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)


        The following information for Ide has been derived from the financial statements of Ide, and should be read in conjunction with "Ide Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Ide and the notes thereto included elsewhere in this document.

                                                            YEAR ENDED JUNE 30,
                                                      ------------------------------
                                                         1995       1996       1997
                                                         ----       ----       ----
STATEMENT OF OPERATIONS DATA:
Total revenue......................................... $25,534    $26,020    $26,903
Expenses:
  Costs of affiliated physician services..............  10,936     11,483     15,280
  Practice salaries, wages and benefits...............   3,141      3,081      3,204
  Depreciation and amortization.......................     839        835        532
  Other practice expenses.............................   8,598      8,716      8,534
                                                       -------    -------    -------
Total expenses........................................  23,514     24,115     27,550
                                                       -------    -------    -------
Equity in earnings of investments.....................      --         --         --
Minority interests in income of
  consolidated subsidiaries...........................      --         --         --
                                                       -------    -------    -------
Income before income taxes............................ $ 2,020    $ 1,905    $ (647)
                                                       =======    =======    =======

                                                                                      AS OF
                                                                                  JUNE 30, 1997
                                                                                  -------------
BALANCE SHEET DATA:
Total assets......................................................................    $7,019
Total debt........................................................................     1,858
Stockholders' equity..............................................................     1,535

         IDE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


        The following discussion relates to the historical operations of Ide and should be read in conjunction with the audited financial statements of Ide and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.

RESULTS OF OPERATIONS

  Year Ended June 30, 1997 as Compared to Year Ended June 30, 1996

        Revenues increased $0.9 million or 3% to $26.9 million for the year ended June 30, 1997 from $26.0 million for the year ended June 30, 1996 due to an increase in the number of procedures performed.

        Costs of affiliated physician services of $15.1 million and $11.5 million for the years ended June 30, 1997 and 1996, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution. Such amounts were 56% and 44%, respectively, of medical service revenue, net for the years ended June 30, 1997 and 1996.

        Practice salaries, wages and benefits of $3.2 million and $3.1 million for the years ended June 30, 1997 and 1996 remained consistent at 12% of medical service revenue, net. Depreciation and amortization expense of $0.5 million and $0.8 million for the years ended June 30, 1997 and 1996, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses decreased $0.3 million or 7% to $3.1 million for the year ended June 30, 1997 from $3.4 million for the year ended June 30, 1996 due to cost savings from new equipment maintenance contracts.


  Year Ended June 30, 1996 as Compared to Year Ended June 30, 1995

        Revenues increased $0.5 million or 2% to $26.0 million for the year ended June 30, 1996 from $25.5 million for the year ended June 30, 1995 due to an increase in the number of procedures performed which resulted from the establishment of a new facility.

        Costs of affiliated physician services of $11.5 million and $10.9 million for the years ended June 30, 1996 and 1995, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution. Such amounts remained consistent at 44% and 43%, respectively, of medical service revenue, net for the years ended June 30, 1996 and 1995.

        Practice salaries, wages and benefits of $3.1 million for each of the years ended June 30, 1996 and 1995 remained consistent at 12% of medical service revenue, net. Depreciation and amortization expense of $0.8 million for each of the years ended June 30, 1996 and 1995 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $3.4 million and $3.2 million for the years ended June 30, 1996 and 1995, respectively, remained consistent at 13% of medical service revenue, net.

  Year Ended June 30, 1995 as Compared to Year Ended June 30, 1994

        Revenues increased $1.2 million or 5% to $25.5 million for the year ended June 30, 1995 from $24.3 million for the year ended June 30, 1994 due to an increase in the number of procedures performed.

        Costs of affiliated physician services of $10.9 million and $10.3 million for the years ended June 30, 1995 and 1994, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution. Such amounts remained consistent at 43% and 42%, respectively, of medical service revenue, net for the years ended June 30, 1995 and 1994.

        Practice salaries, wages and benefits of $3.1 million and $3.0 million for the years ended June 30, 1995 and 1994, respectively, remained consistent at 12% of medical service revenue, net. Depreciation and amortization expense of $0.8 million and $0.7 million for the years ended June 30, 1995 and 1994, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $3.2 million and $2.8 million for the years ended June 30, 1995 and 1994, respectively, were 13% and 12%, respectively, of medical service revenue, net.

                 IDE PAST COMPENSATION FOR CONTINUING DIRECTORS

        Derace L. Schaffer, M.D., a director of APPI and President of Ide, purchased 1,000,000 shares of APPI Common Stock for $125,000. Dr. Schaffer also owns $107,500 in principal amount of the Convertible Notes. As a director of the Company, Dr. Schaffer will be eligible to participate in the Automatic Option Grant Program upon consummation of the Initial Public Offering. In addition, as part of the Ide Merger Transaction, APPI will issue 94,256 shares of Common Stock and $439,860.00 in cash to Dr. Schaffer in exchange for his ownership interest in Ide.

                           IDE PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Ide Common Stock as of July 1, 1997 as to (i) each person who is known to Ide to beneficially own more than five percent of the outstanding shares of Ide Common Stock, (ii) each director of Ide, (iii) each Named Executive Officer of Ide and (iv) all directors and executive officers of Ide as a group. Except as noted the persons named in the table, to Ide's knowledge, have sole voting and investment power with respect to the shares owned by them, subject to community property laws.

                                                                  SHARES            APPROXIMATE
                                                               BENEFICIALLY           PERCENT
NAME                                                             OWNED(1)            OWNED(2)
----                                                             --------            --------
Ted D. Barnett, M.D., Director                                      100                  4.7%
Laurence W. Betts, M.D., Director                                   100                  4.7
Frederick S. Cohn, M.D., Director                                   100                  4.7
Nancy A. Gadziala, M.D., Director                                   100                  4.7
Ronald L. Hainen, M.D., Director                                    100                  4.7
Steven G. Herbert, M.D., Director                                   100                  4.7
Francis M. Kelley, M.D., Director                                   100                  4.7
John D. Kennedy, M.D., Director                                     100                  4.7
Michael E. Lebowitz, M.D., Vice President-
  Finance and Director                                              100                  4.7
David J. Millet, M.D., Director                                     100                  4.7
George W. Parker, M.D., Executive Vice President
  and Director                                                      100                  4.7
Kenneth D. Pearsen, M.D., Secretary and Director                    100                  4.7
Victor S. Regenbogen, M.D., Director                                100                  4.7
Derace L. Schaffer, M.D., President and Director                    100                  4.7
W. Winslow Schrank, M.D., Director                                  100                  4.7
Robert F. Spataro, M.D., Director                                   100                  4.7
Bruce J. Thaler, M.D., Treasurer and Director                       100                  4.7
Richard E. Tobin, M.D., Director                                    100                  4.7
Rosemary Utz, M.D., Director                                        100                  4.7
Herman A. Wallinga, M.D., Director                                  100                  4.7
David M. Wolf, M.D., Director                                       100                  4.7
All directors and executive officers as a
  group (21 persons)                                              2,100                 98.7

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(2) Applicable percentage of ownership is based on 2,150 shares of Common Stock outstanding as of July 1, 1997.

                               M&S X-RAY PRACTICES
                       OPERATION, MANAGEMENT AND BUSINESS

GENERAL


        M&S X-Ray Practices consist of a professional medical radiology group formed in 1990 and organized as a Texas professional association and six other related entities. M&S X-Ray Practices provide two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid or fee-for-service basis. M&S X-Ray Practices operate in the San Antonio, Texas Metropolitan area. M&S X-Ray Practices' contracts directly with hospitals and health plans to provide Professional Services and Imaging Services to enrollees and patients. M&S X-Ray Practices operate three Professional Service locations, four Imaging Service locations and five hospital-based locations within the M&S Service Area.


        M&S X-Ray Practices have grown through a combination of acquisitions of medical practices that complement its services and recruitment of individual associate physicians in needed practice areas.


        M&S X-Ray Practices own three limited partnership units in Stone Oak limited partnership and a 49% interest in Southeast Baptist Imaging Center, Northeast Baptist Imaging Center and Baptist Imaging Center. In addition, one of the related entities of M&S X-Ray Practices holds a 60% interest in Lexington MR Ltd. Each of these joint ventures owns and operates diagnostic imaging centers.


STRATEGY

        M&S X-Ray Practices' strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the M&S X-Ray Practices operations.

        The future growth of M&S X-Ray Practices in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using M&S X-Ray Practices for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities and the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with M&S X-Ray Practices and their medical affiliates, and contracts with new health plans or hospitals. M&S X-Ray Practices actively recruit new providers and seek to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in its service areas.

        M&S X-Ray Practices' principal strategy for expanding into new markets is through acquisitions (through purchase, merger, or otherwise) of medical groups. M&S X-Ray Practices generally seek providers that have established reputations for providing quality medical care.

GOVERNMENT REGULATION

        M&S X-Ray Practices are subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While M&S X-Ray Practices believe that they are in material compliance with applicable laws, there is no assurance that their present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        M&S X-Ray Practices operate a total of 12 facilities that are staffed by M&S X-Ray Practices Professional Service providers and M&S X-Ray Practices Imaging Service providers. As of April 30, 1997, M&S X-Ray Practices employed 20 Professional Service providers.

        M&S X-Ray Practices provide their Professional Services and Imaging Services under capitated contracts and fee-for-service or hospital contracts. Under capitated contracts, M&S X-Ray Practices provide or arrange for all physician services and M&S X-Ray Practices receive a fixed monthly capitation payment from health plans for each member who utilize an M&S X-Ray Practices physician.

        From January 1, 1997 through April 30, 1997, over 120,000 patients were serviced by M&S X-Ray Practices. M&S X-Ray Practices have significant contracts with the Baptist Health System.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

EMPLOYEES

  Professional Service Provider Employees

        M&S X-Ray Practices' physicians enter into employment contracts. These contracts offer a specified guaranteed salary and an incentive bonus. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. M&S X-Ray Practices, as of April 30, 1997, employs 20 physicians.

  Imaging Service Provider Employees

        As of April 30, 1997, M&S X-Ray Practices employed 34 service technologists.

  Non-Provider Employees

        As of April 30, 1997, M&S X-Ray Practices had approximately 107 non-physician employees. None of M&S X-Ray Practices' employees are represented by a labor union. Management of M&S X-Ray Practices believes its employee relations are good.

INSURANCE


        M&S X-Ray Practices maintain insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation, directors and officers liability and other coverage M&S X-Ray Practices believe to be customary and reasonable for a business of its kind, M&S X-Ray Practices maintain Liability Policies with EMC Mutual Assurance, Potomac Insurance, Insurance Corp. of America and United National. Each professional of M&S X-Ray Practices, at each location, is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        M&S X-Ray Practices lease approximately six facilities. The square footage of such facilities range from 1,750 square feet to 5,662 square feet. The real property leases of M&S X-Ray Practices are utilized for office space.

INFORMATION SYSTEMS


        M&S X-Ray Practices believe that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, M&S X-Ray Practices are committed to the development of a fully-integrated MIS for practice management. M&S X-Ray Practices' MIS capabilities include medical charting and tracking analysis of practice management information and financial data. Practice management functions of the current MIS include registration, electronic claims submission and remittance. Managed care functions include referrals, eligibility, determination, claim management and payment functions.


LEGAL PROCEEDINGS

        M&S X-Ray Practices are engaged in the defense of lawsuits arising in the ordinary course and conduct of their businesses. M&S X-Ray Practices believe that such actions may have a material adverse effect on M&S X-Ray Practices.

                   M&S X-RAY PRACTICES SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)


        The following information for M&S X-Ray Practices has been derived from the financial statements of M&S X-Ray Practices, and should be read in conjunction with "M&S X-Ray Practices Management Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of M&S X-Ray Practices and the notes thereto included elsewhere in this document. The information for the year ended December 31, 1994 for M&S X-Ray Practices has been derived from the unaudited financial statements which, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information.

                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                              --------------------------------    -----------------
                                                 1994        1995       1996       1996       1997
                                                 ----        ----       ----       ----       ----
                                              (UNAUDITED)                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue..................................$ 17,341    $ 15,068   $ 15,198    $ 7,712   $ 7,220
Expenses:
  Costs of affiliated physician services.......   9,240       8,866      8,703      3,939     3,485
  Practice salaries, wages and benefits........   2,001       1,228      1,338        402       999
  Depreciation and amortization................     883         963        671        333       148
  Other practice expenses......................   2,921       2,777      2,466      1,735     1,097
                                                -------     -------   --------    -------   -------
Total expenses.................................  15,045      13,834     13,178      6,409     5,729
                                                -------     -------   --------    -------   -------
Equity in earnings of investments..............      98         213        605        273       427
Minority interests in income of
  consolidated subsidiaries....................    (220)       (216)      (249)      (122)     (160)
                                                -------     -------   --------    -------   -------
Income before income taxes..................... $ 2,174     $ 1,231   $  2,376    $ 1,454   $ 1,758
                                                =======     =======   ========    =======   =======

                                                                                      AS OF
                                                                                  JUNE 30, 1997
                                                                                  -------------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets..........................................................................$7,628
Total debt............................................................................   459
Stockholders' equity.................................................................. 4,825

      M&S X-RAY PRACTICES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


        The following discussion relates to the historical operations of M&S X-Ray Practices and should be read in conjunction with the audited financial statements of M&S X-Ray Practices and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.


RESULTS OF OPERATIONS


  Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

        Medical service revenue, net decreased by $0.5 million or 6% to $7.0 million for the six months ended June 30, 1997 from $7.5 million for the six months ended June 30, 1996. The decrease was attributable to a decrease in the number of procedures performed.

        Costs of affiliated physician services of $3.5 million (50% of medical service revenue, net) and $3.9 million (53% of medical service revenue, net) for the six months ended June 30, 1997 and 1996, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits increased $0.6 million or 148% to $1.0 million for the six months ended June 30, 1997 from $0.4 million for the six months ended June 30, 1996. For the six months ended June 30, 1996, an outside management company paid all administrative salaries of M&S. During 1997, these salaries were paid by M&S.

        Practice rent and lease expense remained consistent at 2% of medical service revenue, net for the six months ended June 30, 1997 and 1996. Depreciation and amortization expense decreased $0.2 million or 56% to $0.1 million for the six months ended June 30, 1997 from $0.3 million for the six months ended June 30, 1996 as certain assets became fully depreciated. M&S had no material changes in the composition of fixed assets or depreciation methods. Other practice expenses decreased $0.7 million or 53% to $0.6 million for the six months ended June 30, 1997 from $1.3 million for the six months ended June 30, 1996 due to a reduction in fees paid to an outside management company.


  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

        Medical service revenue, net increased by $0.1 million or 0.4% to $14.8 million for the year ended December 31, 1996 from $14.7 million for the year ended December 31, 1995 reflecting a consistent level of operations.

        Investment income from joint ventures of $0.6 million and $0.2 million for the years ended December 31, 1996 and 1995, respectively, represented M&S' 49% interest in the earnings of three joint ventures. The increase was attributable to increased volume at each of the joint ventures.

        Other revenue increased by $0.1 million or 21% to $0.4 million for the year ended December 31, 1996 from $0.3 million for the year ended December 31, 1995 due to increased management fees earned from joint ventures. Management fees were computed as a percentage of cash collections; therefore, as earnings of the joint ventures increase, the related management fees also increase.

        Costs of affiliated physician services of $8.7 million (59% of medical service revenue, net) and $8.9 million (60% of medical service revenue, net) for the years ended December 31, 1996 and 1995, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits increased $0.1 million or 9% to $1.3 million for the year ended December 31, 1996 from $1.2 million for the year ended December 31, 1995. For seven months of 1995, an outside management company paid all administrative salaries of M&S. During 1996, five months of administrative salaries were paid by the outside management company.

        Practice supplies increased $0.1 million or 18% to $0.6 million for the year ended December 31, 1996 from $0.5 million for the year ended December 31, 1995 due to increased costs of certain supplies. Practice rent and lease expense remained consistent at 2% of medical service revenue, net for the years ended December 31, 1996 and 1995. Depreciation and amortization expense decreased $0.3 million or 30% to $0.7 million for the year ended December 31, 1996 from $1.0 million for the year ended December 31, 1995 as certain assets became fully depreciated. The company had no material changes in the composition of fixed assets or depreciation methods. Other practice expenses decreased $0.4 million or 19% to $1.5 million for the year ended December 31, 1996 from $1.9 million for the year ended December 31, 1995 due to a reduction in fees paid to an outside management company.

                           M&S PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of M&S Common Stock as of July 1, 1997 as to (i) each person who is known to M&S to beneficially own more than five percent of the outstanding shares of M&S Common Stock, (ii) each director of M&S, (iii) each Named Executive Officer of M&S and (iv) all directors and executive officers of M&S as a group. Except as noted, the persons named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws.

                                                               SHARES                   APPROXIMATE
                                                            BENEFICIALLY                  PERCENT
NAME(1)                                                       OWNED(2)                   OWNED(3)
-------                                                       --------                   --------
F. Joseph Carabin, M.D., Director                                  10                     5.3%
Robert W. Daehler, M.D., Director                                  10                     5.3
Morgan G. Dunne, M.D., Director                                    10                     5.3
Gregory C. Godwin, M.D. Director                                   10                     5.3
Polly B. Hansen, M.D., Director                                    10                     5.3
Michael D. Howard, M.D., Director                                  10                     5.3
Philip S. Kline, M.D., Director                                    10                     5.3
Julio C. Otazo, M.D., Director                                     10                     5.3
R.K. Daniel Peterson, M.D., Director                               10                     5.3
Randall S. Preissig, M.D., Director                                10                     5.3
Rise P. Ross, M.D., Director                                       10                     5.3
Jose A. Saldana, M.D., Director                                    10                     5.3
Anthony F. Smith, M.D., Director                                   10                     5.3
Robert L. Thompson, M.D., Director                                 10                     5.3
A. Kenneth Trevino, M.D., Director                                 10                     5.3
Howard R. Unger, Jr., M.D., Director                               10                     5.3
Jeremy N. Wiersig, M.D., Director                                  10                     5.3
Gary L. Wilson, M.D., Director                                     10                     5.3
W. Gregory Wojcik, M.D., Director                                  10                     5.3
Terry A. Brown, Chief Executive Officer                            --                      --
Kathy Jordan, Chief Financial Officer                              --                      --
All directors and executive officers
    as a group (21 persons)                                       190                    100.0


(1) The address for each of the persons listed in the table is M&S X-Ray Associates, P.A., 730 North Main Street, Suite B109, San Antonio, Texas 78205.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(3) Applicable percentage of ownership is based on 190 shares of Common Stock outstanding as of July 1, 1997.

                     LEXINGTON PARTNERSHIP INTEREST HOLDERS

        The following table sets forth certain information regarding the beneficial ownership of partnership interests in Lexington as of July 1, 1997. Except as noted, the persons named in the table have sole voting and investment power with respect to the partnership interests owned by them, subject to community property laws.


                                                                                    PERCENT OF
NAME                                                                              TOTAL INTERESTS
----                                                                              ---------------
Neil J. Bowie, M.D., limited partner                                                  2.10%   (3)
Polly B. Hansen, M.D., limited partner                                                1.40    (3)
Philip S. Kline, M.D., limited partner                                                1.48    (3)
Julio C. Otazo, M.D., limited partner                                                 2.10    (3)
R.K. Daniel Peterson, M.D., limited partner                                           2.10    (3)
Randall S. Preissig, M.D., limited partner                                            2.10    (3)
Jose A. Saldana, M.D., limited partner                                                2.10    (3)
Anthony F. Smith, M.D., limited partner                                               0.44    (3)
Jeremy N. Wiersig, M.D., limited partner                                              1.75    (3)
Robert L. Thompson, M.D., limited partner                                             2.10    (3)
W. Gregory Wojeik, M.D., limited partner                                              1.31    (3)
Baptist Memorial Hospital System, limited partner (1)                                21.10
San Antonio No. 2, general partner (2)                                               60.00


(1) The address of such beneficial owner is Baptist Memorial Hospital System.

(2) The address of such beneficial owner is San Antonio MRI Partnership San Antonio No. 2, Ltd., 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.


(3) Includes a .00083% ownership interest indirectly owned by such beneficial owner in his or her capacity as a security holder of San Antonio (See "South Texas and San Antonio Principal Shareholders").

                      MADISON PARTNERSHIP INTEREST HOLDERS


        The following table sets forth certain information regarding the beneficial ownership of partnership interests in Madison as of July 1, 1997. Except as noted, the persons named in the table have sole voting and investment power with respect to the partnership interests owned by them, subject to community property laws.

                                                                                    PERCENT OF
NAME                                                                              TOTAL INTERESTS
----                                                                              ---------------
Neil Bowie, M.D., general partner(1)                                                   7.8%
F. Joseph Carabin, M.D., general partner(1)                                            6.8
Gregory C. Godwin, M.D., general partner                                               2.2
Michael D. Howard, M.D., general partner(1)                                            7.8
Philip S. Kline, M.D., general partner(1)                                              6.8
Julio C. Otazo, M.D., general partner(1)                                               5.4
R.K. Daniel Peterson, M.D., general partner(1)                                         7.8
Randall S. Preissig, M.D., general partner(1)                                         29.1
Jose A. Saldana, M.D., general partner(1)                                              7.8
Anthony F. Smith, M.D., general partner                                                3.2
Robert L. Thompson, M.D., general partner                                              3.1
Jeremy N. Wiersig, M.D., general partner(1)                                            5.4
Frank Wilson, M.D., general partner(1)                                                 6.8

(1) The address of such beneficial owner is Madison Square Joint Venture, 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.

                 SOUTH TEXAS NO. 1 PARTNERSHIP INTEREST HOLDERS


        The following table sets forth certain information regarding the beneficial ownership of partnership interests in South Texas No. 1 as of July 1, 1997. Except as noted, to South Texas No. 1's knowledge the persons named in the table have sole voting and investment power with respect to the partnership interests owned by them, subject to community property laws.


                                                                                    PERCENT OF
NAME                                                                              TOTAL INTERESTS
----                                                                              ---------------
Neil Bowie, M.D., limited partner (1)                                                  8.3%   (2)
Joseph F. Carabin, M.D., limited partner (1)                                           8.3    (2)
Gregory C. Godwin, M.D., limited partner (1)                                           8.3    (2)
Michael D. Howard, M.D., limited partner (1)                                           8.3    (2)
Philip S. Kline, M.D., limited partner (1)                                             8.3    (2)
Julio C. Otazo, M.D., limited partner (1)                                              8.3    (2)
R.K. Daniel Peterson, M.D., limited partner (1)                                        8.3    (2)
Randall S. Preissig, M.D., limited partner (1)                                         8.3    (2)
Rise P. Ross, M.D., limited partner (1)                                                8.3    (2)
Jose A. Saldana, M.D., limited partner (1)                                             8.3    (2)
Robert L. Thompson, M.D., limited partner (1)                                          8.3    (2)
W. Gregory Wojeik, M.D., limited partner (1)                                           8.3    (2)
South Texas, general partner                                                           1.0

(1) The address of such beneficial owner is South Texas No. 1 MRI limited partnership, 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.

(2) Includes an 8.25% ownership interest owned by such beneficial owner in his capacity as a limited partner of South Texas No. 1 and a .00083% ownership interest indirectly owned by such beneficial owner in his capacity as a security holder of South Texas (See "South Texas and San Antonio Principal Shareholders").

                 SAN ANTONIO NO. 2 PARTNERSHIP INTEREST HOLDERS


        The following table sets forth certain information regarding the beneficial ownership of partnership interests in San Antonio No. 2 as of July 1, 1997. Except as noted, to San Antonio No. 2's knowledge the persons named in the table have sole voting and investment power with respect to the partnership interests owned by them, subject to community property laws.


                                                                                    PERCENT OF
NAME                                                                              TOTAL INTERESTS
----                                                                              ---------------
Neil Bowie, M.D., limited partner (1)                                                  8.3%   (2)
Joseph F. Carabin, M.D., limited partner (1)                                           8.3    (2)
Gregory C. Godwin, M.D., limited partner (1)                                           8.3    (2)
Michael D. Howard, M.D., limited partner (1)                                           8.3    (2)
Philip S. Kline, M.D., limited partner (1)                                             8.3    (2)
Julio C. Otazo, M.D., limited partner (1)                                              8.3    (2)
R.K. Daniel Peterson, M.D., limited partner (1)                                        8.3    (2)
Randall S. Preissig, M.D., limited partner (1)                                         8.3    (2)
Rise P. Ross, M.D., limited partner (1)                                                8.3    (2)
Jose A. Saldana, M.D., limited partner (1)                                             8.3    (2)
Robert L. Thompson, M.D., limited partner (1)                                          8.3    (2)
W. Gregory Wojeik, M.D., limited partner (1)                                           8.3    (2)
San Antonio, general partner                                                           1.0


(1) The address of such beneficial owner is San Antonio MRI Partnership No. 2, Ltd., 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.


(2) Includes an 8.25% ownership interest owned by such beneficial owner in his capacity as a Limited Partner of San Antonio No. 2 and a .00083% ownership interest indirectly owned by such beneficial owner in his capacity as a security holders of San Antonio (See "South Texas and San Antonio Principal Shareholders").

               SOUTH TEXAS AND SAN ANTONIO PRINCIPAL SHAREHOLDERS


        The following table sets forth certain information regarding the beneficial ownership of South Texas and San Antonio Common Stock as of July 1, 1997 as to (i) each person who is known to each of South Texas and San Antonio to beneficially own more than five percent of the outstanding shares of South Texas and San Antonio Common Stock, (ii) each director of each of South Texas and San Antonio, (iii) each Named Executive Officer of each of South Texas and San Antonio and (iv) all directors and executive officers of South Texas and San Antonio as a group. Except as noted, to the knowledge of South Texas and San Antonio, the persons named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                               SHARES                   APPROXIMATE
                                                            BENEFICIALLY                  PERCENT
NAME(1)                                                       OWNED(2)                   OWNED(3)
-------                                                       --------                   --------
Neil Bowie, M.D., Director                                         10                       8.3%
F. Joseph Carabin, M.D., Director                                  10                       8.3
Gregory C. Godwin, M.D. Director                                   10                       8.3
Julio C. Otazo, M.D., Director                                     10                       8.3
R.K. Daniel Peterson, M.D., Director                               10                       8.3
Randall S. Preissig, M.D., Director                                10                       8.3
Rise P. Ross, M.D., Director                                       10                       8.3
Jose A. Saldana, M.D., Director                                    10                       8.3
Anthony F. Smith, M.D., Director                                   10                       8.3
Robert L. Thompson, M.D., Director                                 10                       8.3
W. Gregory Wojeik, M.D., Director                                  10                       8.3
All directors and executive officers
    as a group (12 persons)                                       120                     100.0


(1) The address for each of the persons listed in the table is South Texas MR, Inc., or San Antonio MR, Inc., 730 North Main Avenue, Suite B109, San Antonio, Texas 78205.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(3) Applicable percentage of ownership is based on 120 shares of South Texas Common Stock and San Antonio Common Stock outstanding as of July 1, 1997.

                           PACIFIC IMAGING CONSULTANTS
                       OPERATION, MANAGEMENT AND BUSINESS


GENERAL


        Pacific Imaging Consultants is comprised of a professional medical radiology group formed in 1978 and organized as a California professional medical corporation and Total Medical Imaging, Inc., a California corporation. Pacific Imaging Consultants provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid and fee-for-service basis. Pacific Imaging Consultants operates in the greater Oakland Metropolitan area, San Francisco Bay area and in the Hi-Desert area of Southern California. Pacific Imaging Consultants contracts directly with hospitals and health plans to provide Professional Services and Imaging Services to enrollees and patients. Through contracts with various health plans and hospitals, as of April 30, 1997, Pacific Imaging Consultants physicians were responsible for the Professional Services and Imaging Services to approximately 360,000 health plan enrollees or patients. Pacific Imaging Consultants operates five Professional Service locations and seven Imaging Service locations.


        Pacific Imaging Consultants has grown through a combination of acquisitions of medical practices that complement its services and recruitment of individual associate physicians in needed practice areas.

STRATEGY

        Pacific Imaging Consultants' strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the Pacific Imaging Consultants operations.

        The future growth of Pacific Imaging Consultants in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using Pacific Imaging Consultants for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities and the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with Pacific Imaging Consultants and its medical affiliates, and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in the Pacific Service Area.

        Pacific Imaging Consultants' principal strategy for expanding into new markets is through acquisitions (through purchase, merger, or otherwise) of medical groups. Pacific Imaging Consultants generally seeks providers that have established reputations for providing quality medical care.

GOVERNMENT REGULATION

        Pacific Imaging Consultants is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While Pacific Imaging Consultants believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        Pacific Imaging Consultants operates a total of 12 facilities that are staffed by Pacific Imaging Consultants Professional Service providers and Pacific Imaging Consultants Imaging Service providers. As of April 30, 1997, Pacific Imaging Consultants employed 24 Professional Service providers and 28 Imaging Service providers. Pacific Imaging Consultants provides the following specialty radiology services: diagnostic and interpretive, x-ray, fluoroscopy, computed tomography, mammography, CT, magnetic resonance imaging, nuclear medicine, ultrasound and interventional.

        Pacific Imaging Consultants provides approximately 20% of its Professional Service and Imaging Service under capitated contracts and 80% under fee-for-service or hospital contracts. Under capitated contracts, Pacific Imaging Consultants provides or arranges for all physician services and Pacific Imaging Consultants receives a fixed monthly capitation payment from health plans for each member who utilize a Pacific Imaging Consultants physician.

        At April 30, 1997, over 360,000 patients were serviced by Pacific Imaging Consultants. Pacific Imaging Consultants is under contract with the following significant hospitals or health plans: Summit Medical Center, St. Luke's Hospital, St. Rose Hospital, San Ramon Regional Medical Center, Hill Physicians, Blue Cross and Blue Shield.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

EMPLOYEES

        Professional Service Provider Employees

        Pacific Imaging Consultants physicians enter into employment contracts. These contracts offer a specified guaranteed salary and an incentive bonus. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. Pacific Imaging Consultants, as of April 30, 1997, employed 24 full-time physicians and engaged four or five physicians as independent contractors on a part-time basis.

        Imaging Service Provider Employees

        Pacific Imaging Consultants employs approximately 28 Imaging Service providers, of which 12 are employed on a full-time basis and 16 are employed on a part-time basis.

        Non-Provider Employees

        As of April 30, 1997, Pacific Imaging Consultants had approximately 60 non-physician employees, of which 41 are employed on a full-time basis and 19 are employed on a part-time basis. None of Pacific Imaging Consultants' employees are represented by a labor union. Management of Pacific Imaging Consultants believes its employee relations are good.

INSURANCE


        Pacific Imaging Consultants maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation and other coverage Pacific Imaging Consultants believes to be customary and reasonable for a business of its kind, Pacific Imaging Consultants maintains Liability Policies with Medical Insurance Exchange, Employers First Insurance, Unigard, Safeco, Aetna, Unum and

Hofferman. Each professional of Pacific Imaging Consultants, at each location, is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        Pacific Imaging Consultants leases approximately seven facilities. Such real property leases are utilized for corporate operations, Professional Services and Imaging Services.

INFORMATION SYSTEMS


        Pacific Imaging Consultants believes that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, Pacific Imaging Consultants is committed to the development of a fully-integrated MIS for practice management. Pacific Imaging Consultants' MIS capabilities include medical charting and tracking analysis of practice management information and financial data. Practice management functions of the current MIS include registration, centralized scheduling and appointments, electronic claims submission and remittance. Managed care functions include referrals, eligibility, determination, claim management and payment functions.


LEGAL PROCEEDINGS

        Pacific is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business. Pacific believes that such actions will not have a material adverse effect on Pacific.

               PACIFIC IMAGING CONSULTANTS SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

        The following information for Pacific Imaging Consultants has been derived from the financial statements of Pacific Imaging Consultants, and should be read in conjunction with "Pacific Imaging Consultants Management's discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Pacific Imaging Consultants and the notes thereto included elsewhere in this document. The information for the year ended December 31, 1994 for Pacific Imaging Consultants has been derived from the unaudited financial statements which, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information.


                                                                                        SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                JUNE 30,
                                              ----------------------------------      --------------------
                                                1994          1995        1996         1996         1997
                                                ----          ----        ----         ----         ----
                                             (UNAUDITED)                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue.................................. $8,806       $11,448     $13,295       $5,634       $7,052
Expenses:
    Costs of affiliated physician
        services...............................  2,992         5,897       7,215        2,860        4,056
    Practice salaries, wages
        and benefits...........................  1,004         1,604       1,840          842          966
    Depreciation and amortization..............  1,082           996         981          488          475
    Other practice expenses....................  4,269         3,055       3,204        1,479        1,595
                                                ------       -------     -------       ------       ------
Total expenses.................................  9,347        11,552      13,240        5,669        7,092
                                                ------       -------     -------       ------       ------
Equity in earnings of investments..............     --            --          --           --           --
Minority interests in income of
    consolidated subsidiaries..................     --            --          --           --           --
                                                ------       -------     -------       ------       ------
Income (loss) before income taxes.............. $ (541)      $  (104)    $    55       $  (35)      $  (40)
                                                ======       =======     =======       ======       ======

                                                                                 AS OF
                                                                             JUNE 30, 1997
                                                                             -------------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Total assets.................................................................... $6,332
Total debt .....................................................................  3,645
Stockholders' equity...........................................................     255

       PACIFIC IMAGING CONSULTANTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The following discussion relates to the historical operations of Pacific Imaging Consultants and should be read in conjunction with the audited financial statements of Pacific Imaging Consultants and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.

RESULTS OF OPERATIONS


  Six Months Ended June 30, 1997 As Compared to Six Months Ended June 30, 1996

        Medical service revenue, net increased $1.4 million or 26% to $7.0 million for the six months ended June 30, 1997 from $5.6 million for the six months ended June 30, 1996. This increase is largely attributable to the addition of a new hospital contract which resulted in an increase in the number of procedures performed.

        Costs of affiliated physician services of $4.1 million (58% of medical service revenue, net) and $2.9 million (52% of medical service revenue, net) for the six months ended June 30, 1997 and 1996, respectively, included physician compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on earnings available for distribution. This increase is primarily due to the hiring of three new physicians and two other employees subsequent to June 30, 1996.

        Practice salaries, wages and benefits of $1.0 million and $0.8 million for the six months ended June 30, 1997 and 1996, respectively, were 14% and 15%, respectively, of medical service revenue, net. Practice supplies of $0.2 million for each of the six months ended June 30, 1997 and 1996 remained consistent at 4% of medical service revenue, net. Depreciation and amortization expense of $0.5 million for each of the six months ended June 30, 1997 and 1996 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $1.0 million and $0.8 million for the six months ended June 30, 1997 and 1996, respectively, were 14% and 15%, respectively, of medical service revenue, net. Interest expense of $0.2 million for each of the six months ended June 30, 1997 and 1996, was 2% and 4%, respectively, of medical service revenue, net.


  Year Ended December 31, 1996 As Compared to Year Ended December 31, 1995

        Medical service revenue, net increased $1.9 million or 17% to $13.1 million for the year ended December 31, 1996 from $11.2 million for the year ended December 31, 1995 due primarily to increased revenue under capitated contracts. In September 1995, Pacific signed a significant capitation contract. Revenues under this contract were $1.4 million greater for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The remaining increase in revenue was the result of an increased number of procedures performed and covered lives.

        Costs of affiliated physician services of $7.2 million (55% of medical service revenue, net) and $5.9 million (52% of medical service revenue, net) for the years ended December 31, 1996 and 1995, respectively, included physician compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on earnings available for distribution.

        Practice salaries, wages and benefits were $1.8 million and $1.6 million for the years ended December 31, 1996 and 1995, respectively, representing 14% of medical service revenue, net for each year. Practice supplies of $0.6 million and $0.5 million for the years ended December 31, 1996 and 1995, respectively, remained consistent at 4% of medical service revenue, net. Practice rent and lease expense of $0.4 million for each of the years ended December 31, 1996 and 1995 remained consistent at 3% of medical service revenue, net. Depreciation and amortization expense of $1.0 million for each of the years ended December 31, 1996 and 1995 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $1.9 million and $1.7 million for the years ended December 31, 1996 and 1995, respectively, remained consistent at 15% of medical service revenue, net. Interest expense decreased $0.2 million or 34% to $0.3 million for the year ended December 31, 1996 from $0.5 million for the year ended December 31, 1995 due to a decrease in the average debt outstanding, as well as a reduction in the average interest rates applied. These reductions were achieved through a debt refinancing which occurred in August 1996.

               PACIFIC IMAGING CONSULTANTS PRINCIPAL SHAREHOLDERS


        The following table sets forth certain information regarding the beneficial ownership of Pacific Common Stock as of July 1, 1997 as to (i) each person who is known to Pacific to beneficially own more than five percent of the outstanding shares of Pacific Common Stock, (ii) each director of Pacific, (iii) each Named Executive Officer of Pacific and (iv) all directors and executive officers of Pacific as a group. Except as noted, the persons named in the table, have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                               SHARES                   APPROXIMATE
                                                            BENEFICIALLY                  PERCENT
NAME                                                          OWNED(1)                   OWNED(2)
----                                                          --------                   --------
John W. Barr, M.D., Director                                      500                      4.6%
Richard S. Breiman, M.D., Director                                500                      4.6
Less T. Chafen, M.D., Chairman and Director                       500                      4.6
Frederick K. Chin, M.D., Director                                 500                      4.6
Richard H. Culhane, M.D., Director                                500                      4.6
Edward Drasin, M.D., Director                                     500                      4.6
Hayden Evans, M.D., Director                                      500                      4.6
Michael J. Faer, M.D., Vice President and Director                500                      4.6
Charles E. Fiske, M.D., Director                                  500                      4.6
Steven B. Hammerschlag, M.D., Director                            500                      4.6
David C. Hansen, M.D., Director                                   500                      4.6
Allen V. Havener, M.D., Director                                  500                      4.6
Ira E. Kanter, M.D., Director                                     500                      4.6
Richard J. Keene, M.D., Director                                  500                      4.6
Carl J. Mani, M.D., Director                                      500                      4.6
Susan C. Marks, M.D., Director                                    500                      4.6
Jeremy A. McCreary, M.D.,
    Assistant Vice President and Director                         500                      4.6
Patrick J. Perkins, M.D., President and Director                  500                      4.6
Philip J. Rich, M.D.,
    Assistant Vice President and Director                         500                      4.6
Douglas C. Riehle, M.D., Director                                 500                      4.6
Gary G. Shrago, M.D., Director                                    500                      4.6
Juanit O. Villanueva, M.D., Director                              500                      4.6
All directors and executive officers
    as a group (22 Persons)                                    11,000                    100.0


(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(2) Applicable percentage of ownership is based on 11,000 shares of Pacific Common Stock outstanding as of July 1, 1997.

                           TMI PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of TMI Common Stock as of July 1, 1997 as to (i) each person who is known to TMI to beneficially own more than five percent of the outstanding shares of TMI Common Stock, (ii) each director of TMI, (iii) each Named Executive Officer of TMI and (iv) all directors and executive officers of TMI as a group. Except as noted, the persons named in the table to the knowledge of TMI have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                               SHARES                   APPROXIMATE
                                                            BENEFICIALLY                  PERCENT
NAME                                                          OWNED(1)                   OWNED(2)
----                                                          --------                   --------
John W. Barr, M.D., Director                                    5,000                      4.6%
Richard S. Breiman, M.D., Director                              5,000                      4.6
Less T. Chafen, M.D., Chairman and Director                     5,000                      4.6
Frederick K. Chin, M.D., Director                               5,000                      4.6
Richard H. Culhane, M.D., Director                              5,000                      4.6
Edward Drasin, M.D., Director                                   5,000                      4.6
Hayden Evans, M.D., Director                                    5,000                      4.6
Michael J. Faer, M.D.,
    Vice President and Director                                 5,000                      4.6
Charles E. Fiske, M.D., Director                                5,000                      4.6
Steven B. Hammerschlag, M.D., Director                          5,000                      4.6
David C. Hansen, M.D., Director                                 5,000                      4.6
Allen V. Havener, M.D., Director                                5,000                      4.6
Ira E. Kanter, M.D., Director                                   5,000                      4.6
Richard J. Keene, M.D., Director                                5,000                      4.6
Carl J. Mani, M.D., Director                                    5,000                      4.6
Susan C. Marks, M.D., Director                                  5,000                      4.6
Jeremy A. McCreary, M.D.,
    Assistant Vice President and Director                       5,000                      4.6
Patrick J. Perkins, M.D., President and Director                5,000                      4.6
Philip J. Rich, M.D.,
    Assistant Vice President and Director                       5,000                      4.6
Douglas C. Riehle, M.D., Director                               5,000                      4.6
Gary G. Shrago, M.D., Director                                  5,000                      4.6
Juanit O. Villanueva, M.D., Director                            5,000                      4.6
All directors and executive officers
    as a group (22 persons)                                   110,000                    100.0


(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(2) Applicable percentage of ownership is based on 110,000 shares of TMI Common Stock outstanding as of July 1, 1997.

                         RADIOLOGY AND NUCLEAR MEDICINE
                       OPERATION, MANAGEMENT AND BUSINESS

GENERAL


        RNM is a professional association. RNM was formed in 1959 as "Radiology and Nuclear Medicine, an association," the entity as it exists today is the result of a 1967 merger of the original entity into a Kansas professional association named "Radiology and Nuclear Medicine, a Professional Association." RNM provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid or fee-for-service basis. RNM operates in the greater Topeka, Kansas area. RNM contracts directly with hospitals and health plans to provide Professional Services and Imaging Services to enrollees and patients. RNM operates two Imaging Service locations and provides Professional Services at those locations and at 11 hospital-based locations within the RNM Service Area.


        RNM has grown through expansion of its service area and extending services to additional outreach locations within the RNM Service Area.

        RNM owns a 22% interest in Magnetic Resonance Imaging Center of Kansas, a Kansas limited partnership.

STRATEGY

        RNM's strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the RNM operations.

         The future growth of RNM in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using RNM physicians for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities, and the development of associations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with RNM or parties with which RNM is associated and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in its service areas.

         RNM's principal strategy for expanding into new markets is through acquisitions (through purchase, merger, or otherwise) of medical groups. RNM generally seeks providers that have established reputations for providing quality medical care.

GOVERNMENT REGULATION

         RNM is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While RNM believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        RNM provides physician staffing to a total of 14 facilities, including its two wholly-owned ICs. As of April 30, 1997, RNM employed 19 diagnostic radiologists. RNM also provides radiation oncology services and, as of April 30, 1997, employed five professional service providers (radiation oncologists). RNM provides all of its Professional Service and Imaging Service under fee-for-service or hospital contracts.

        At April 30, 1997, approximately 140,000 patients were serviced by RNM. RNM is under contract with the following significant hospitals or health plans:
MediCare, Kansas Medicaid, Heartland/Horizons Health Plan, Blue Shield of Kansas, Premier Blue, Prudential, CHAMPUS, Century Health Solutions, St. Francis Hospital P.H.O. and HealthNet.

        RNM undertakes concurrent review of cases which are reevaluated for radiologic interpretation, adequate film technique and positioning, and typing accuracy. A follow-up file of cases with significant pathology, including suspected malignancy, is maintained to determine outcome.

MARKETING AND DEVELOPMENT

        Radiology and Nuclear Medicine's marketing and development plans include participation in health fairs and business fairs, brochure advertising, sponsorship of local activities and events and direct marketing to referring physicians and their staffs by providing educational materials of use and interest to them in their practices.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

        RNM is the leading provider of diagnostic imaging and radiation therapy services within its service area. There is one other professional radiology group operating in each of the Kansas cities of Atchison, Manhattan, Lawrence and Emporia. In Topeka and other portions of the service area, RNM's competition is limited to non-specialists.

EMPLOYEES

  Professional Service Provider Employees

         RNM physicians enter into employment contracts. These contracts offer a specified guaranteed salary and an incentive bonus. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. RNM, as of April 30, 1997, employed 24 full-time physicians.


  Non-Provider Employees


        As of April 30, 1997, RNM had approximately 45 non-physician employees (40 full time and five part-time). None of RNM's employees are represented by a labor union. Management of RNM believes its employee relations are good.

INSURANCE


        RNM maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation and other coverage, RNM believes to be customary and reasonable for a business of its kind, RNM maintains Liability Policies with Kansas Medical Mutual and Cincinnati Insurance. Each professional of RNM at each location is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        RNM leases two facilities for office space. The square footage of such real property leases are 3,572 square feet and 13,865 square feet, respectively.

INFORMATION SYSTEMS


        RNM believes that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, RNM is committed to the development of a fully-integrated MIS for practice management. RNM's MIS capabilities include tracking analysis of practice management information and financial data. Practice management functions of the current MIS include patient registration, referral tracking, physician scheduling and productivity, and electronic claims submission and remittance.


LEGAL PROCEEDINGS

        RNM is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business. RNM believes that such actions will not have a material adverse effect on RNM.

                           RNM SELECTED FINANCIAL DATA
                                  (IN THOUSANDS)

        The following information for RNM has been derived from the financial statements of RNM, and should be read in conjunction with "RNM Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of RNM and the notes thereto included elsewhere in this document. The information for the year ended December 31, 1994 for RNM has been derived from the unaudited financial statements which, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information.


                                                                                SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,               JUNE 30,
                                         --------------------------------      -------------------
                                           1994        1995         1996        1996       1997
                                           ----        ----         ----        ----       ----
                                        (UNAUDITED)                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue..........................  $  13,379    $ 13,849    $ 13,572     $ 6,620     $ 6,961
Expenses:
  Costs of affiliated
    physician services.................      9,662      10,700      10,265       3,965       4,132
  Practice salaries,
    wages and benefits.................      1,718       1,807       1,744         658         682
  Depreciation and
    amortization.......................        133         188         202          89          90
  Other practice expenses..............      1,921       1,530       1,459         759         768
                                          --------     -------     -------     -------     -------
Total expenses.........................     13,434      14,225      13,670       5,471       5,672
                                          --------     -------     -------     -------     -------
Equity in earnings
  of investments.......................        273         311         292         190         192
Minority interests in
  income of consolidated
  subsidiaries.........................         --          --          --          --          --
                                          --------     -------     -------     -------     -------
Income (loss) before
  income taxes.........................   $    218     $   (65)    $   194     $ 1,339     $ 1,481
                                          ========     ========    =======     =======     =======

                                                                                            AS OF
                                                                                          JUNE 30,
                                                                                            1997
                                                                                            ----
                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Total assets......................................................................        $5,202
Total debt........................................................................         1,119
Stockholders' equity .............................................................         2,449

       RNM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

        The following discussion relates to the historical operations of RNM and should be read in conjunction with the audited financial statements of RNM and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.


  Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

        Medical service revenue, net increased $0.3 million or 5% to $6.9 million for the six months ended June 30, 1997 from $6.6 million for the six months ended June 30, 1996. This increase was attributable to the addition, in July 1996, of a new hospital at which RNM provided services.

         Costs of affiliated physician services of $4.1 million and $4.0 million remained consistent at 60% of medical service revenue, net) for the six months ended June 30, 1997 and 1996, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on physician performance, taking into account the amount of cash available for such payments.

        Practice salaries, wages and benefits remained consistent at $0.7 million for each of the six months ended June 30, 1997 and 1996. Such amounts remained consistent at 10% of medical service revenue, net. Other practice expenses of $0.4 million for each of the six months ended June 30, 1997 and 1996 remained consistent at 6% of medical service revenue, net.


  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995


        Medical service revenue, net decreased $0.3 million or 2% to $13.4 million for the year ended December 31, 1996 from $13.7 million for the year ended December 31, 1995. Although RNM had a slight increase in volume of services rendered, reimbursement rates from certain payor groups declined.


        Costs of affiliated physician services of $10.3 million (76% of medical service revenue, net) and 10.7 million (78% of medical service revenue, net) for the years ended December 31, 1996 and 1995, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits of $1.7 million and $1.8 million for the years ended December 31, 1996 and 1995, respectively, remained consistent as 13% of medical service revenue, net. Practice supplies of $0.3 million and $0.4 million for the years ended December 31, 1996 and 1995, respectively, were 2% and 3% of medical service revenue, net, respectively. Depreciation and amortization expense of $0.2 million for each of the years ended December 31, 1996 and 1995 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $0.8 million for each of the years ended December 31, 1996 and 1995 remained consistent at 6% of medical service revenue, net.

                           RNM PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of RNM Common Stock as of July 1, 1997 as to (i) each person who is known to RNM to beneficially own more than five percent of the outstanding shares of RNM Common Stock, (ii) each director of RNM, (iii) each Named Executive Officer of RNM and (iv) all directors and executive officers of RNM as a group. Except as noted, to RNM's knowledge, the persons named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                                         SHARES          APPROXIMATE
                                                                      BENEFICIALLY         PERCENT
NAME                                                                    OWNED(1)          OWNED(2)
----                                                                    --------          --------
Stephen D. Coon, M.D., Director
  and First Vice President                                                129                  4.2%
Russell Clay Harvey, M.D., Director                                       129                  4.2
Richard Meidinger, M.D., Director                                         129                  4.2
Dennis C. Petterson, M.D., Director and
  Secretary-Treasurer                                                     129                  4.2
Peter E. Schloesser, M.D., Director(3)                                    129                  4.2
William J. Walls, M.D., President                                         129                  4.2
All directors and executive officers as a group
(6 persons)                                                               774                 25.0


(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage of ownership is based on 3,096 shares of RNM Common Stock outstanding as of July 1, 1997.

(3) All such shares of RNM Common Stock are held by Peter E. Schloesser, M.D. in his capacity as Trustee of the Peter E. Schloesser Trust u/t/a dated October 16, 1996, the owner of record of such shares.

                           ROCKLAND RADIOLOGICAL GROUP
                       OPERATION, MANAGEMENT AND BUSINESS

GENERAL


        Rockland Radiological Group is comprised of seven professional medical radiology groups, each of which is organized as a New York professional corporation. Rockland Radiological Group provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid or fee-for-service basis. Rockland Radiological Group operates in the Dutchess, Orange, Rockland, Ulster and Westchester County areas of the State of New York and the Bergen County area of the State of New Jersey. Rockland Radiological Group contracts directly with hospitals and health plans to provide Professional Services and Imaging Services to enrollees and patients. Rockland Radiological Group operates five Professional Service and Imaging Service locations and two hospital-based locations within the Rockland Service Area.


        Rockland Radiological Group has grown through a combination of acquisitions of medical practices that complement its services and recruitment of individual associate physicians in needed practice areas. On March 11, 1997, Wallkill Radiology Associates, P.C. and Mid-Hudson Radiology Associates, P.C. agreed to contribute all of their assets to Rockland Radiological Group. In April 1997, Rockland Radiological Group entered into an agreement to purchase certain assets of Kingston Diagnostic Radiology, P.C.

STRATEGY

        Rockland Radiological Group's strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the Rockland Radiological Group operations.

        The future growth of Rockland Radiological Group in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using Rockland Radiological Group for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities; and the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with Rockland Radiological Group and its medical affiliates, and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in its Service Area.

        Rockland Radiological Group's principal strategy for expanding into new markets is through acquisitions (through purchase, merger, or otherwise) of medical groups. Rockland Radiological Group generally seeks providers that have established reputations for providing quality medical care.

GOVERNMENT REGULATION

        Rockland Radiological Group is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While Rockland Radiological Group believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        Rockland Radiological Group operates a total of seven facilities that are staffed by Rockland Radiological Group Professional Service providers and Rockland Radiological Group Imaging Service providers. As of April 30, 1997, Rockland Radiological Group employed 14 Professional Service providers.


        Rockland Radiological Group provides approximately 11% of its Professional Services and Imaging Services under capitated contracts and 8% under fee-for-service or hospital contracts. Under capitated contracts, Rockland Radiological Group provides or arranges for all physician services and Rockland Radiological Group receives a fixed monthly capitation payment from health plans for each member who utilizes a Rockland Radiological Group physician.


        At April 30, 1997, over 18,000 patients were serviced by Rockland Radiological Group under a capitated plan.


        Rockland Radiological Group provides an extensive and ongoing utilization review process under the direction of a committee of physician members. The program includes both prospective and retrospective analysis of utilization.


MARKETING AND DEVELOPMENT


        Rockland Radiological Group employs a staff of full-time and part-time marketing and development personnel. This staff works with physicians and physician groups, health plans and hospitals to familiarize them with the facilities and services of the Rockland Radiological Group. The Rockland Radiological Group actively solicits statewide regional contracts in health plans and other third-party payors.


COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

EMPLOYEES

  Professional Service Provider Employees


        Rockland Radiological Group physicians enter into employment contracts. These contracts offer a specified guaranteed salary. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. Rockland Radiological Group, as of April 30, 1997, employs 14 physicians (13 full-time and one part-time).


  Imaging Service Provider Employees

        Rockland Radiological Group employs approximately 50 Imaging Service providers.

  Non-Provider Employees

        As of April 30, 1997, Rockland Radiological Group had approximately 160 non-physician employees (140 full-time and 20 part-time). None of Rockland Radiological Group's employees are represented by a labor union. Management of Rockland Radiological Group believes its employee relations are good.

INSURANCE


        Rockland Radiological Group maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation, directors and officers liability and other insurance coverage, Rockland Radiological Group believes it to be customary and reasonable for a business of its kind, Rockland

Radiological Group maintains Liability Policies. Each professional of Rockland Radiological Group, at each location, is covered under the Liability Policies.


PROPERTIES AND FACILITIES

        Rockland Radiological Group leases six facilities utilized for corporate operations, Professional Services and Imaging Services.

INFORMATION SYSTEMS


        Rockland Radiological Group believes that the effective analysis of medical and financial data is essential in today's managed care environment. Accordingly, Rockland Radiological Group is committed to the development of a fully-integrated MIS for practice management. Rockland Radiological Group's MIS capabilities include medical charting and tracking analysis of practice management information and financial data. Practice management functions of the current MIS include registration, centralized scheduling and appointments, electronic claims submission and remittance. Managed care functions include referrals, eligibility, determination, claim management and payment functions.


LEGAL PROCEEDINGS

        Rockland Radiological Group is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business. Rockland Radiological Group believes that such actions will not have a material adverse effect on Rockland Radiological Group.

               ROCKLAND RADIOLOGICAL GROUP SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

        The following information for Rockland Radiological Group has been derived from the financial statements of Rockland Radiological Group, and should be read in conjunction with "Rockland Radiological Group Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Rockland Radiological Group and the notes thereto included elsewhere in this document.


                                                                                        NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                               ---------------------------------      ---------------------
                                                1994          1995        1996         1996         1997
                                                ----          ----        ----         ----         ----
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................   $15,080       $17,824      $17,333      $11,764      $13,667
Expenses:
    Costs of affiliated physician
        services............................     3,674         7,074        6,051        4,825        4,799
    Practice salaries, wages and
        benefits............................     3,917         4,118        4,252        2,967        3,543
    Depreciation and amortization...........     1,605         1,628        1,350          975        1,110
    Other practice expenses.................     5,439         6,050        5,417        3,351        4,323
                                               -------       -------      -------      -------      -------
Total expenses .............................    14,635        18,870       17,070       12,118       13,775
                                               -------       -------      -------      -------      -------
Equity in earnings of investments...........        --            --           --           --           --
Minority interests in income of
    consolidated subsidiaries...............        --            --           --           --           --
                                               -------       -------      -------      -------      -------
Income (loss) before income taxes...........   $   445       $(1,046)     $   263       $ (354)     $  (108)
                                               =======       =======      =======       ======      =======

                                                                                 AS OF
                                                                             JUNE 30, 1997
                                                                             -------------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Total assets............................................................        $12,237
Total debt..............................................................          9,162
Stockholders' deficit...................................................         (1,827)

       ROCKLAND RADIOLOGICAL GROUP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The following discussion relates to the historical operations of RRG and should be read in conjunction with audited financial statements of RRG and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third-party payors and others for the provision of medical services.


RESULTS OF OPERATIONS


   Nine Months Ended June 30, 1997 as Compared to Nine Months Ended June 30,
   1996

        Medical service revenue, net increased by $2.0 million or 17% to $13.6 million for the nine months ended June 30, 1997 from $11.6 million for the nine months ended June 30, 1996. This increase was attributable to the addition of new equipment at the company's imaging centers which resulted in an increase in procedures performed.

        Costs of affiliated physician services of $4.8 million for each of the nine months ended June 30, 1997 and 1996, were 35% and 42%, respectively, of medical service revenue, net. Such amounts included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits of $3.5 million and $3.0 million for the nine months ended June 30, 1997 and 1996, respectively, remained consistent at 26% of medical service revenue, net. Practice supplies of $1.0 million and $0.9 million for the nine months ended June 30, 1997 and 1996, respectively, remained consistent at 7% of medical service revenue, net. Depreciation and amortization expense of $1.1 million and $1.0 million for the nine months ended June 30, 1997 and 1996, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $2.6 million and $1.9 million for the nine months ended June 30, 1997 and 1996, respectively, were 19% and 16%, respectively, of medical service revenue, net.


   Year Ended September 30, 1996 as Compared to Year Ended September 30, 1995

        Medical service revenue, net decreased by $0.5 million or 3% to $17.3 million for the year ended September 30, 1996 from $17.8 million for the year ended September 30, 1995. Although the company had a slight increase in volume of services rendered, reimbursement rates from certain payor groups declined.

        Costs of affiliated physician services of $6.1 million (35% of medical service revenue, net) and $7.1 million (40% of medical service revenue, net) for the years ended September 30, 1996 and 1995, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits of $4.3 million and $4.1 million for the years ended September 30, 1996 and 1995, respectively, were 25% and 23%, respectively, of medical service revenue, net. Practice supplies of $1.1 million and $1.2 million for the years ended September 30, 1996 and 1995, respectively, remained consistent at 7% of medical service revenue, net. Practice rent and lease expense of $0.1 million and $0.2 million for the years ended September 30, 1996 and 1995, respectively, remained consistent at 1% of medical service revenue, net. Depreciation and amortization expense of $1.4 million and $1.6 million for the years ended September 30, 1996 and 1995, respectively, reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $3.6 million and $4.0 million for the years ended September 30, 1996 and 1995, respectively, were 21% and 22%, respectively, of medical service revenue, net. Interest expense decreased $0.1 million or 17% to

$0.6 million for the year ended September 30, 1996 from $0.7 million for the year ended September 30, 1995 due to reduced interest costs on capital lease obligations.

   Year Ended September 30, 1995 as Compared to Year Ended September 30, 1994

        Medical service revenue, net increased $2.7 million or 18% to $17.8 million for the year ended September 30, 1995 from $15.1 million for the year ended September 30, 1994. This increase was attributable to increased procedures performed at existing facilities, as well as the addition of contracts to perform radiological services at new facilities.

        Costs of affiliated physician services of $7.1 million (40% of medical service revenue, net) and $3.7 million (24% of medical service revenue, net) for the years ended September 30, 1995 and 1994, respectively, included compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on cash earnings available for distribution.

        Practice salaries, wages and benefits increased $0.2 million or 5% to $4.1 million for the year ended September 30, 1995 from $3.9 million for the year ended September 30, 1994. These expenses were 23% and 26% of medical service revenue, net.

        Practice supplies increased $0.6 million or 96% to $1.2 million for the year ended September 30, 1995 from $0.6 million for the year ended September 30, 1994 due to an increased volume of procedures. Practice rent and lease expense of $0.2 million for each of the years ended September 30, 1995 and 1994 remained consistent at 1% of medical service revenue, net. Depreciation and amortization expenses of $1.6 million for each of the years ended September 30, 1995 and 1994 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $4.0 million and $3.6 million for the years ended September 30, 1995 and 1994, respectively, were 22% and 24%, respectively, of medical service revenue, net. Interest expense decreased $0.4 million to $0.7 million for the year ended September 30, 1995 from $1.1 million for the year ended September 30, 1994 due to reduced interest costs on capital lease obligations.

               ROCKLAND RADIOLOGICAL GROUP PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Common Stock of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC as of July 1, 1997 as to (i) each person who is known to AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC to beneficially own more than five percent of the outstanding shares of Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, (ii) each director of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC,
(iii) each Named Executive Officer of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC and (iv) all directors and executive officers of such Entities as a group. Except as noted, to the knowledge of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC the persons named in the table have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                               SHARES                     PERCENT
                                                            BENEFICIALLY               BENEFICIALLY
NAME(1)                                                       OWNED(2)                   OWNED(3)
-------                                                       --------                   --------
Herbert Z. Geller, M.D., Director                                  10                      7.7%
Hector L. Correa, M.D., Director                                   10                      7.7
Nancy A. Sussman, M.D., Director                                   10                      7.7
Robert F. Mackey, M.D., Director                                   10                      7.7
Elliot V. Handler, M.D., Director                                  10                      7.7
Daniel J. Cohen, M.D., Director                                    10                      7.7
Steven I. Klein, M.D., Director                                    10                      7.7
Mark E. Geller, M.D., Director                                     10                      7.7
Leslie M. Ossip, M.D., Director                                    10                      7.7
Joel M. Schwarz, M.D., Director                                    10                      7.7
Kenneth I. Blumberg, M.D., Director                                10                      7.7
Roger J. Frey, M.D., Director                                      10                      7.7
Clara Chudow, M.D., Director                                       10                      7.7
All directors and executive officers as a group
 (13 persons)                                                     130                    100.0


(1) The address of each of the persons listed in the table is Rockland Radiological Group, P.C., 18 Squadron Boulevard, New City, New York 10956.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(3) Applicable percentage of ownership is based on 130 shares of Common Stock outstanding as of July 1, 1997.

                             VALLEY RADIOLOGY GROUP
                       OPERATION, MANAGEMENT AND BUSINESS


GENERAL


        Valley Radiology Group is comprised of a professional medical radiology group formed in 1969 and organized as a California professional corporation and LXL, LTD., a California partnership. Valley Radiology Group provides two types of services: (1) Professional Services and (2) Imaging Services, both of which are reimbursed on a prepaid and fee-for-service basis. Valley Radiology Group operates in the greater San Jose Metropolitan area and the San Francisco Bay area. Valley Radiology Group contracts directly with hospitals, health plans and others to provide Professional Services and Imaging Services to enrollees and patients. Valley Radiology Group provides professional services at 20 Professional Service and Imaging Service locations within the Valley Service Area.


STRATEGY

        Valley Radiology Group's strategy is to continue penetration of its existing markets, expand into other markets, create strategic alliances with hospitals and other Imaging Service providers, increase the operational efficiency of, and reduce costs associated with, the Valley Radiology Group operations.

        The future growth of Valley Radiology Group in its existing markets is dependent in part on the continued increase of health plan enrollees and patients using Valley Radiology Group providers for Professional Services. This growth may come, with respect to Professional Services, from the development or acquisition of additional facilities, the development of affiliations with medical groups serving enrollees or patients in existing markets, increased enrollment in health plans currently contracting with Valley Radiology Group and its medical affiliates and contracts with new health plans or hospitals. It actively recruits new providers and seeks to enter into new hospital-based or managed care contracts in order to enlarge the potential patient base in the Valley Service Area.

GOVERNMENT REGULATION

        Valley Radiology Group is subject to federal and state laws regulating the relationships among providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services. Other laws impose significant penalties for false or improper billings for physician services and impose restrictions on physician referrals for designated health services reimbursable under the Medicare or Medicaid programs to entities with which they have financial relationships. While Valley Radiology Group believes it is in material compliance with applicable laws, there is no assurance that its present or past operations will not be subjected to scrutiny or legal challenges.

SERVICES PROVIDED

        Valley Radiology Group operates a total of ten facilities that are staffed by Valley Radiology Group Professional Service providers and Valley Radiology Group Imaging Service providers. As of July 1, 1997, Valley Radiology Group employed 24 Professional Service providers and 30 Imaging Service providers.

        Valley Radiology Group provides all of its Professional Service and Imaging Service under fee-for-service or hospital contracts.

        At April 30, 1997, over 200,000 patients were serviced by Valley Radiology Group annually. Valley Radiology Group is under contract with the following significant hospitals or health plans: Santa Clara County Valley Medical Center, Community Hospital of Los Gatos, Santa Teresa-Kaiser, Alexian Brothers Hospital, Lifeguard, San Jose Medical Group and Blue Cross and Blue Shield.

MARKETING AND DEVELOPMENT

        Valley's principal marketing strategy is to combine hospitals and offices in a larger regional setting to make the group more attractive to major payors such as group health plans and workers' compensation programs. Valley's major marketing efforts are aimed directly at referring physicians and emphasize services provided, scheduling, technology and alleviation of patient concerns.

COMPETITION

        The health care industry is highly competitive. The industry is also subject to continuing changes in the services that are provided and how providers are selected and paid.

        The Valley Radiology Group is in a market dominated by hospitals, including those operated by Columbia (four hospitals), Kaiser (two hospitals), and other independent community hospitals. Valley has professional reading contracts in four hospitals (approximately half of the hospitals in the area). Valley also operates six out-patient offices. Most out-patient clinic providers in the area are limited to one or two sites. Valley estimates that it has a market share of approximately 40% of all radiology services in the area.

EMPLOYEES

  Professional Service Provider Employees


        Valley Radiology Group physicians enter into employment contracts. These contracts offer a specified guaranteed salary for non-security holder physicians, but not for security holder physicians. Physicians are also eligible to receive benefits such as health, dental and life insurance, paid time off and an allowance for continuing medical education and other professional expenses. Valley Radiology Group, as of April 30, 1997, employs 24 physicians (20 full-time and four part-time).


  Imaging Service Provider Employees

        As of April 30, 1997, Valley Radiology Group employs 30 Imaging Service providers.

  Non-Provider Employees

        As of April 30, 1997, Valley Radiology Group had approximately 72 non-physician employees (49 full time and 23 part-time). None of Valley Radiology Group's employees are represented by a labor union. Management of Valley Radiology Group believes its employee relations are good.

INSURANCE


        Valley Radiology Group maintains insurance coverage for various perils and from various carriers. In addition to property and casualty, worker's compensation, directors and officers liability and other coverage Valley Radiology Group believes to be customary and reasonable for a business of its kind, Valley Radiology Group maintains Liability Policies with CIGNA, Republic Indemnity, Federal Insurance and NORCAL. Each professional of Valley Radiology Group, at each location, is covered under the Liability Policies.

PROPERTIES AND FACILITIES

        Valley Radiology Group leases approximately nine facilities. The real property leases are utilized for corporate operations, Professional Services and Imaging Services.

LEGAL PROCEEDINGS

        Valley Radiology Group is engaged in the defense of lawsuits arising in the ordinary course and conduct of its business. Valley Radiology Group believes that such actions will not have a material adverse effect on Valley Radiology Group.

                 VALLEY RADIOLOGY GROUP SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

        The following information for Valley has been derived from the financial statements of Valley, and should be read in conjunction with "Valley Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Valley and the notes thereto included elsewhere in this document. The information for the year ended December 31, 1994 for Valley has been derived from the unaudited financial statements which, in the opinion of management, includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information.


                                                                                        SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                JUNE 30,
                                             -----------------------------------      ---------------------
                                                1994          1995        1996         1996         1997
                                                ----          ----        ----         ----         ----
                                             (UNAUDITED)                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue...............................   $13,557       $10,507      $11,174       $5,570       $5,954
Expenses:
    Costs of affiliated physician
        services............................     6,012         5,511        5,384        2,549        2,708
    Practice salaries, wages and
        benefits............................     3,172         2,269        2,593        1,143        1,248
    Depreciation and amortization ..........       220           169          223          112          166
    Other practice expenses.................     3,765         2,100        2,149        1,148        1,171
                                               -------       -------      -------      -------       ------
Total expenses..............................    13,169        10,049       10,349        4,952        5,293
                                               -------       -------      -------      -------       ------
Equity (loss) in earnings of
    investments.............................        84            14          (19)          --           --
Minority interests in income of
    consolidated subsidiaries...............        --            --           --           --           --
                                               -------       -------      -------       ------       ------
Income before income taxes..................   $   472       $   472      $   806       $  618       $  661
                                               =======       =======      =======       ======       ======

                                                                                 AS OF
                                                                             JUNE 30, 1997
                                                                             -------------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Total assets............................................................         $4,155
Total debt..............................................................          1,406
Stockholders' equity....................................................          1,987

         VALLEY RADIOLOGY GROUP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion relates to the historical operations of Valley and the audited financial statements of Valley and the notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the following discussion, medical service revenue, net represents the estimated realizable amount to be received from patients, third party payors and others for the provision of medical services.

RESULTS OF OPERATIONS


  Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

        Medical service revenue, net increased $0.4 million or 8% to $5.9 million for the six months ended June 30, 1997 from $5.5 million for the six months ended June 30, 1996 due primarily to the opening of an imaging center in March 1996.

        Costs of affiliated physician services of $2.7 million (46% of medical service revenue, net) and $2.6 million (47% of medical service revenue, net) for the six months ended June 30, 1997 and 1996, respectively, included physician compensation and benefits paid or payable to owner and non-owner physicians during the period. The increase is related to the opening of another imaging center in March 1996. The physician owners determined such payments based on earnings available for distribution.

        Practice salaries, wages and benefits of $1.2 million and $1.1 million for the six months ended June 30, 1997 and 1996, respectively, remained consistent at 21% of medical service revenue, net. Practice rent and lease expense of $0.2 million for each of the six months ended June 30, 1997 and 1996, respectively, remained consistent at 4% of medical service revenue, net. Other practice expenses of $0.7 million for each of the six months ended June 30, 1997 and 1996, were 12% and 13%, respectively, of medical service revenue, net.


  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

        Medical service revenue, net increased $0.8 million or 8% to $11.0 million for the year ended December 31, 1996 from $10.2 million for the year ended December 31, 1995 due to an increase in volume of services provided as a result of the establishment of a new facility.

        Costs of affiliated physician services of $5.4 million (49% of medical service revenue, net) and $5.5 million (54% of medical service revenue, net) for the years ended December 31, 1996 and 1995, respectively, included physician compensation and benefits paid or payable to owner and non-owner physicians during the period. The physician owners determined such payments based on earnings available for distribution.

        Practice salaries, wages and benefits of $2.6 million and $2.3 million for the years ended December 31, 1996 and 1995, respectively, were 24% and 22%, respectively, of medical service revenue, net. Practice supplies of $0.4 million and $0.2 million for the years ended December 31, 1996 and 1995, respectively, were 3% and 2%, respectively, of medical service revenue, net. Practice rent and lease expense of $0.4 million and $0.5 million for the years ended December 31, 1996 and 1995, respectively, were 4% and 5%, respectively, of medical service revenue, net. Depreciation and amortization expense of $0.2 million for each of the years ended December 31, 1996 and 1995 reflects no material changes in the composition of fixed assets or depreciation methods. Other practice expenses of $1.3 million and $1.4 million for the years ended December 31, 1996 and 1995, respectively, were 12% and 14%, respectively, of medical service revenue, net. Interest expense of $0.1 million for each of the years ended December 31, 1996 and 1995, respectively, remained consistent at 1% of medical service revenue, net.

                          VALLEY PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Valley Common Stock as of July 1, 1997 as to (i) each person who is known to Valley to beneficially own more than five percent of the outstanding shares of Valley Common Stock, (ii) each director of Valley, (iii) each Named Executive Officer of Valley and (iv) all directors and executive officers of Valley as a group. Except as noted, the persons named in the table, have sole voting and investment power with respect to the shares owned by them, subject to community property laws.


                                                               SHARES                   APPROXIMATE
                                                            BENEFICIALLY                  PERCENT
NAME(1)                                                       OWNED(2)                   OWNED(3)
-------                                                       --------                   --------
Richard Baxter, M.D., Director                                   1000                      5.0%
Robert Filpi, M.D., Director                                     1000                      5.0
Keith Fraker, M.D., Director                                     1000                      5.0
Franklin Gee, M.D., Director                                     1000                      5.0
Bruce Hyman, M.D., Director                                      1000                      5.0
Stephen Kahn, M.D., Director                                     1000                      5.0
Young Kang, M.D., Vice President and Director                    1000                      5.0
Andrew Koo, M.D., Director                                       1000                      5.0
Edward Lebowitz, M.D., Director                                  1000                      5.0
Peter Long, M.D., Director                                       1000                      5.0
Cyril McDonald, M.D., Director                                   1000                      5.0
Michael Myers, M.D., Secretary and Director                      1000                      5.0
John Noonan, M.D., Director                                      1000                      5.0
Harjit Sekhon, M.D., Director                                    1000                      5.0
Richard Silberstein, M.D., President and Director                1000                      5.0
Drew Sullivan, M.D., Treasurer and Director                      1000                      5.0
Stephen Teng, M.D., Director                                     1000                      5.0
Eric Trefelner, M.D., Director                                   1000                      5.0
James Vaudagna, M.D., Director                                   1000                      5.0
William T. McLaughlin, M.D., Director                           937.5                      4.7
All directors and executive
    officers as a group (20 persons)                         19,937.5                    100.0


(1) The address of each beneficial owner is Valley Radiologists Medical Group, Inc., 1101 South Winchester Boulevard, Suite J220, San Jose, California 95128.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise or conversion of stock options or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 1997 are deemed outstanding and to be beneficially owned by the person holding such option or security for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(3) Applicable percentage of ownership is based on 19,937.5 shares of Valley Common Stock outstanding as of July 1, 1997.

                           COMPARISON OF CAPITAL STOCK
                      DESCRIPTION OF CAPITAL STOCK OF APPI


GENERAL

        The Company's authorized capital stock consists of 50,000,000 shares of APPI Common Stock and 10,000,000 shares of Preferred Stock.


        As of the date of this Prospectus/Joint Proxy Statement and giving effect to the Mergers and Exchanges, the conversion of the Convertible Notes, and the completion of the Initial Public Offering, the Company will have outstanding 18,151,625 shares of APPI Common Stock (assuming an Initial Public Offering Price of $15.00 per share) and no shares of Preferred Stock.

COMMON STOCK

        The holders of APPI Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

        Subject to the rights of any then outstanding shares of Preferred Stock, the holders of APPI Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of APPI Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of APPI Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of APPI Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of APPI Common Stock are, and the shares of APPI Common Stock being offered hereby will be, upon payment of consideration therefor, fully paid and nonassessable.

PREFERRED STOCK

        Preferred Stock may be issued from time to time at the discretion of the Board of Directors as shares of one or more series. Subject to the provisions of the Company's Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Preferred Stock, in each case without any further action or vote by the stockholders.

        One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of APPI Common Stock. For example, Preferred Stock issued by the Company may have priority over APPI Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of APPI Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for APPI Common Stock at a premium to, or may otherwise adversely affect, the market price of the APPI Common Stock.

CONVERTIBLE NOTES

        The following summaries of certain provisions of the Convertible Notes and the Registration Rights Agreement between the Company and each of the holders of the Convertible Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Convertible Notes and the Registration Rights Agreement, respectively.

GENERAL

        The Convertible Notes represent unsecured general obligations of the Company and are convertible into APPI Common Stock as described below. The Convertible Notes bear interest at the annual rate of 6%, and all accrued but unpaid interest shall be due and payable upon the closing of the Initial Public Offering. In the event the Convertible

        Notes are not converted into APPI Common Stock by January 31, 1998, all accrued interest is due and payable immediately and the interest rate will increase to the prime rate as published in The Wall Street Journal plus 2% per annum thereafter, payable quarterly. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months. As of the date of this Prospectus/Joint Proxy Statement, the outstanding principal amount of the Convertible Notes was $3,500,000.

OPTIONAL REDEMPTION

        The Convertible Notes are redeemable at the option of the Company, in whole or in part, at the time of or any time after the Initial Public Offering on at least 15 days' written notice, together with accrued and unpaid interest. The Company intends to call the Convertible Notes for redemption as soon as practicable following the date of this Prospectus/Joint Proxy Statement.

CONVERSION RIGHTS

        Upon receipt of written notice of redemption by the Company, the holders may convert the principal amount of the Convertible Notes into APPI Common Stock upon approval of the holders of at least 50% of the outstanding principal amount of the Convertible Notes. Upon conversion, holders of the Convertible Notes will receive shares of Common Stock at the rate of one share of Common Stock for each $8.00 of Convertible Note principal (the "Conversion Price"). Proportional adjustments shall be made to the conversion ratio for splits, dividends, recapitalizations, and other distributions of the APPI Common Stock. The Conversion Price shall be reduced, subject to several exceptions, if the Company sells any of its APPI Common Stock for less than $8.00 per share, to a price determined by dividing (i) an amount equal to the sum of (A) the number of shares of APPI Common Stock outstanding immediately prior to such sale (including as outstanding all shares of APPI Common Stock issuable upon conversion of Convertible Notes) multiplied by the then existing Conversion Price, and (B) the consideration, if any, received by the Company upon such sale, by (ii) the total number of shares of APPI Common Stock outstanding immediately after the sale, including those issuable upon conversion of the Convertible Notes. No adjustment will be made to the Conversion Price for options granted to officers, employees, directors and consultants of the Company pursuant to any stock option plan of the Company, including the Plan.

        Each Convertible Note may be converted into shares of APPI Common Stock at the then effective Conversion Price (i) prior to January 31, 1998, upon approval of the holders of at least 50% of the outstanding principal amount of the Convertible Notes following the closing of an initial public offering of APPI Common Stock pursuant to an effective registration statement under the Securities Act in which the aggregate gross proceeds received by the Company equals or exceeds $10,000,000, or (ii) upon approval of the holders of at least 50% of the outstanding principal amount of the Convertible Notes on or after January 31, 1998.

        If the Company sells shares of APPI Common Stock for less than $14.00 per share in the Initial Public Offering, the conversion rate shall be adjusted so that at the time of conversion the aggregate market value of the APPI Common Stock into which the Convertible Notes are converted will equal the principal of the Convertible Notes times 1.75.

LOCK-UP

        Each of the holders of the Convertible Notes has entered into a lock-up agreement with the Company, pursuant to which each such holder has agreed with the Company not to sell the Convertible Notes or the shares of APPI Common Stock issued or issuable upon conversion thereof owned by them at the time for a period of 24 months following issuance of such Convertible Notes (which Convertible Notes were issued between September 30 and December 31, 1996). The Company has agreed with the Underwriters not to waive this lock-up agreement for 180 days following the date of this Prospectus.

REGISTRATION RIGHTS

        The holders of the Convertible Notes have certain registration rights upon conversion of the Convertible Notes into APPI Common Stock. At any time from and after 12 months following the Initial Public Offering, and not later than September 30, 2001, holders owning 50% or more of the aggregate of the shares of APPI Common Stock into which any of the Convertible Notes have been or can be converted shall have the right on one occasion to require the Company to prepare and file a registration statement under the Securities Act covering such shares of APPI Common Stock, and the Company, at its expense, will use its best efforts to cause such registration statement to become effective as soon as possible.

        In addition, the holders of Convertible Notes shall be entitled, subject to the approval of the underwriter, to two "piggyback" registrations at the Company's expense, as part of a registration by the Company of its shares of APPI Common Stock at any time subsequent to 12 months after the date of the Initial Public Offering, but prior to September 30, 2001. Holders of the Convertible Notes are granted the right on up to two occasions at the Company's expense, and prior to September 30, 2001, to have their shares registered on Form S-3, if such form is available for use by the Company and such holder or holders. The registration rights are subject to a number of terms and conditions, including but not limited to, requirements as to minimum offering size and reaching satisfactory underwriting terms.

                    DESCRIPTION OF CAPITAL STOCK OF ADVANCED

        The authorized capital stock of Advanced consists of [ ] shares of Advanced Common Stock, $[ ] par value per share. As of the date of this Prospectus/Joint Proxy Statement, there were [ ] shares of Common Stock outstanding and held of record by [ ] security holders.

COMMON STOCK

        The holders of Advanced Common Stock are entitled to one vote for each share held of record on all matters to be voted on by security holders. The directors of Advanced may be elected by a plurality of the votes cast by holders of shares entitled to vote in the election of such directors at a meeting of security holders at which a quorum is present. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a plurality of the shares entitled to vote for the election of directors can elect all of the directors. The holders of Advanced Common Stock are entitled to receive dividends when, as and if declared by the Advanced Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Advanced, the holders of Advanced Common Stock are entitled to share ratably in all assets remaining available to distribution to them after payment of liabilities. Holders of shares of Advanced Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Advanced Common Stock. All of the outstanding shares of Advanced Common Stock are fully paid and nonassessable.





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PREFERRED STOCK

        Advanced is not authorized to issue preferred stock.

                       DESCRIPTION OF CAPITAL STOCK OF IDE

        The authorized capital stock of Ide consists of 20,000 shares of Ide Common Stock, $1.00 par value per share. As of the date of this Prospectus/Joint Proxy Statement, there were 2,150 shares of Ide Common Stock outstanding and held of record by 21 security holders.


COMMON STOCK


        The holders of Ide Common Stock are entitled to one vote for each share held of record on all matters to be voted on by security holders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of more than 50% of the shares entitled to vote for the election of directors can elect all of the directors. The holders of Ide Common Stock are entitled to receive dividends when, as and if declared by the Ide Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Ide, the holders of Ide Common Stock are entitled to share ratably in all assets remaining available to distribution to them after payment of liabilities. Holders of shares of Ide Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Ide Common Stock. All of the outstanding shares of Ide Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        Ide is not authorized to issue preferred stock.

        DESCRIPTION OF CAPITAL STOCK OF M&S, SOUTH TEXAS AND SAN ANTONIO

        The authorized capital stock of M&S consists of 1,000 shares of Common Stock, $1.00 par value per share. The authorized capital stock of each of South Texas and San Antonio consists of 100,000 shares of South Texas Common Stock, $0.10 par value per share and San Antonio Common Stock, $0.10 par value per share, respectively. As of the date of this Prospectus/Joint Proxy Statement, there were 190 shares of M&S Common Stock outstanding and held of record by 19 security holders, 120 shares of San Antonio Common Stock outstanding and held of record by 12 security holders and 120 shares of South Texas Common Stock outstanding and held of record by 12 security holders.

COMMON STOCK


        The holders of the Common Stock of M&S are each entitled to one vote on all matters to be voted on all matters to be voted on the security holders of M&S, regardless of the number of shares of M&S Common Stock held by such holders. The holders of the Common Stock of San Antonio and South Texas, respectively, are entitled to one vote for each share held of record on all matters to be voted on by the respective security holders of San Antonio and South Texas. There is no cumulative voting with respect to the election of directors of South Texas and San Antonio. Accordingly, in any election of the respective directors of San Antonio and South Texas, holders of more than 50% of the shares of South Texas Common Stock and San Antonio Common Stock, respectively, can elect all of the directors of South Texas and San Antonio, respectively. The holders of the Common Stock of M&S, San Antonio and South Texas are entitled to receive dividends when, as and if declared by their respective Boards of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of M&S, San Antonio and South Texas, the respective holders of the Common Stock of M&S, San Antonio and South Texas are entitled to share ratably in all assets remaining available to distribution to them after payment of liabilities. Holders of shares of the Common Stock of M&S, San Antonio and South Texas, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock of M&S, San Antonio





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or South Texas. All of the outstanding shares of the Common Stock of M&S, San
Antonio and South Texas are fully paid and non assessable.

PREFERRED STOCK

        M&S, San Antonio and South Texas are not authorized to issue preferred stock.

                 DESCRIPTION OF CAPITAL STOCK OF PACIFIC AND TMI

        The authorized capital stock of each of Pacific and TMI consists of 1,000,000 shares of Pacific Common Stock, no par value and TMI Common Stock, no par value, respectively. As of the date of this Prospectus/Joint Proxy Statement, Pacific had 11,000 shares of Common Stock outstanding and held of record by 22 security holders, and TMI had 110,000 shares of Common Stock outstanding and held of record by 22 security holders.


COMMON STOCK


        The holders of the Common Stock of Pacific and TMI, respectively, are entitled to one vote for each share held of record on all matters to be voted on by the respective security holders of Pacific and TMI, and have the right to cumulate their votes in the election of directors upon giving notice as required by law. Accordingly, in any election of the respective directors of Pacific and TMI, each security holder of Pacific or TMI, as the case may be, may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such security holder, or such security holder may distribute such number of votes among as many candidates as the security holder sees fit. The holders of the Common Stock of Pacific and TMI are entitled to receive dividends when, as and if declared by their respective Boards of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Pacific or TMI, the holders of the Common Stock of Pacific and TMI, respectively, are entitled to share ratably in all assets remaining available to distribution to them after payment of liabilities. Holders of shares of the Common Stock of Pacific and TMI, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock of either Pacific or TMI. All of the outstanding shares of the Common Stock of Pacific and TMI are fully paid and nonassessable.

PREFERRED STOCK

        Neither Pacific nor TMI is authorized to issue preferred stock.

                       DESCRIPTION OF CAPITAL STOCK OF RNM

        The authorized capital stock of RNM consists of 5,000 shares of Common Stock, $100.00 par value per share. As of the date of this Prospectus/Joint Proxy Statement, there were 3,096 shares of Common Stock outstanding and held of record by 24 security holders.

COMMON STOCK

        The holders of RNM Common Stock are entitled to one vote for each share held of record on all matters to be voted on by security holders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of more than 50% of the shares entitled to vote for the election of directors can elect all of the directors. The holders of RNM Common Stock are entitled to receive dividends when, as and if declared by the RNM Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of RNM, the holders of RNM Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of shares of RNM Common Stock, as such, have no conversion, preemptive or other subscription rights, and, except as provided in a shareholders' agreement, there are no redemption provisions applicable to RNM Common




                                      212
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Stock. All of the outstanding shares of RNM Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        RNM is not authorized to issue preferred stock.

   DESCRIPTION OF CAPITAL STOCK OF AIOC, CIA, MRIA, NYACK, PELHAM, RRG AND WIC

        The authorized capital stock of each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC consists of 200 shares of Common Stock, no par value. As of the date of this Prospectus/Joint Proxy Statement, each of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC had 130 shares of Common Stock outstanding and held of record by 13 security holders.

COMMON STOCK

        The holders of the Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, respectively, are entitled to one vote for each share held of record on all matters to be voted on by the respective security holders of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC. Except as otherwise required by law, the respective directors of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC may be elected by a plurality of the votes cast by holders of shares entitled to vote in the election of such directors at a meeting of security holders at which a quorum is present. There is no cumulative voting with respect to the election of the respective directors of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC. Accordingly, holders of a plurality of the shares entitled to vote for the election of the directors of AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC can elect all of the directors of such Entity. The holders of the Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are entitled to receive dividends when, as and if declared by their respective Boards of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, the respective holders of Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are entitled to share ratably in all assets remaining available to distribution to them after payment of liabilities. Holders of shares of the Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG or WIC. All of the outstanding shares of Common Stock of AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are fully paid and non assessable.

PREFERRED STOCK

        AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC are not authorized to issue preferred stock.

                     DESCRIPTION OF CAPITAL STOCK OF VALLEY

        The authorized capital stock of Valley consists of 200,000 shares of Common Stock, no par value per share. As of the date of this Prospectus/Joint Proxy Statement, there were 18,937.5 shares of Common Stock outstanding and held of record by 19 security holders.

COMMON STOCK

        The holders of Valley Common Stock are entitled to one vote for each share held of record on all matters to be voted on by security holders and have the right to cumulate their votes in the election of directors upon giving notice as required by law. Accordingly, in any election of directors, each security holder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such security holder, or such security holder may distribute such number of votes among as many candidates as the security holder sees fit. The holders of Valley Common Stock are entitled to receive dividends when, as and if declared by the Valley Board of Directors out of funds legally available therefor.




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In the event of liquidation, dissolution or winding up of Valley, the holders of
Valley Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of shares of Valley Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Valley Common Stock, except that when a security holder employee's employment with Valley terminates, Valley is required to purchase, and the terminated employee is required to sell, all shares of Valley Common Stock he or she then owns. All of the outstanding shares of Valley Common Stock are fully paid and non assessable.

PREFERRED STOCK

        Valley is not authorized to issue preferred stock.

        COMPARISON OF RIGHTS OF SECURITY HOLDERS OF APPI AND THE ENTITIES


        Upon consummation of the Mergers and Exchanges, the holders of Advanced Common Stock, Ide Common Stock, M&S Common Stock, Lexington partnership interests, Madison partnership interests, South Texas Common Stock, South Texas No. 1 partnership interests, San Antonio Common Stock, San Antonio No. 1 partnership interests, Pacific Common Stock, TMI Common Stock, RNM Common Stock, AIOC Common Stock, CIA Common Stock, MRIA Common Stock, Nyack Common Stock, Pelham Common Stock, RRG Common Stock, WIC Common Stock and Valley Common Stock will become holders of APPI Common Stock. APPI is a Delaware corporation and is bound by the DGCL, whereas each of the Entities is bound by the corporate law of the state in which each such Entity was organized. In addition, the APPI Certificate and APPI Bylaws differ from the Corporate Governance Documents of each such Merger Entity and the Partnership Governance Documents of each such Exchange Entity. The differences between the APPI Certificate and APPI Bylaws and the Governance Documents of each Entity and between the DGCL and the corporate law of each state in which each Entity was organized, will ultimately result in changes in the rights of holders of Common Stock of each of the Entities.


        The following is a summary of some of the important distinctions between the rights of the security holders of APPI and the security holders of each of Advanced, Ide, M&S, Lexington, Madison, South Texas, South Texas No. 1, San Antonio, San Antonio No. 2, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley. Such description does not purport to be a complete explanation of all such differences. Furthermore, the identification of specific differences is not meant to indicate that other differences do not exist. The following summary is also qualified in its entirety by reference to the DGCL, the Governance Documents, the APPI Certificate and the APPI Bylaws.

LIMITATION OF DIRECTORS' OR PARTNERS' LIABILITY


        Under the DGCL, a Delaware corporation is permitted to adopt a provision in its certificate of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such liability does not arise from certain prohibited conduct (including intentional misconduct and breach of the duty of loyalty). California corporations, Kansas corporations, Maryland corporations, New York corporations and Texas corporations are permitted to adopt similar provisions under the CCC, KGCC, MGCL, NYBCL and TCBA, respectively. The TRPA and the TRPLA similarly provide that Texas general partnerships and Texas limited partnerships may limit the liability of a partner to the partnership.


        The APPI Certificate provides that the liability of the directors of APPI will be limited to the fullest extent permitted under the DGCL. The Corporate Governance Documents of each of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI and Valley contain similar provisions limiting the liability of the respective directors of each such Entity to the fullest extent permitted under applicable state law. On the other hand, the Corporate Governance Documents of each of RNM, AIOC, CIA, MRIA, Nyack,




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Pelham, RRG and WIC do not contain provisions which limit the liability of the respective directors of each such Entity.

        The Partnership Governance Documents of Lexington limit the liability of the General Partner to the partnership and partners of Lexington for any actions taken in good faith by the General Partner. However, the General Partner of Lexington will remain liable for its willful misconduct, gross negligence or breach of fiduciary obligations under the Lexington partnership agreement. The Partnership Governance Documents of Madison do not contain provisions which limit the liability of the partners of Madison to the partnership or to one another. The Partnership Governance Documents of each of South Texas No. 1 and San Antonio No. 2 limit the liability of the General Partner of each such Entity, and the respective directors and officers of the General Partner, to the applicable partnership and the partners of such partnership to the fullest extent permitted under Texas law. However, the General Partners of South Texas No. 1 and San Antonio No. 2, and the respective directors and officers of such General Partners, will remain liable to the applicable partnership and the partners of such partnership to the extent that it is proven that such persons actually derived an improper benefit from their actions or to the extent that a judgment is rendered against any such person based on a finding that such person's actions were the result of active and deliberate dishonesty.

INDEMNIFICATION OF DIRECTORS OR PARTNERS

        Under the DGCL, a Delaware corporation may also indemnify its directors and officers against any liabilities that they may incur in such capacities, provided that such directors and officers have acted in good faith and in such a manner that they reasonably believed was in, or not opposed to, the best interests of the corporation. California corporations, Kansas corporations, Maryland corporations, New York corporations and Texas corporations also may indemnify the directors and officers of such corporations under the CCC, KGCC, MGCL, NYBCL and TBCA, respectively. Under the TRPA, partners of a Texas general partnership may adopt a provision in their partnership agreement which requires such partnership to indemnify the partners for liabilities incurred in their capacity as such, subject to any restrictions imposed by Texas law. Under the TRLPA a Texas limited partnership may also indemnify the partners of such partnership against any liabilities such partners may incur in such capacity, provided that the partners have acted in good faith and in such manner that they reasonably believed was in, or not opposed to, the best interests of such limited partnership.

        APPI's Bylaws provide that APPI will indemnify its directors and officers to the fullest extent permitted by the DGCL and require APPI to advance litigation expenses upon receipt by APPI of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The Corporate Governance Documents of each of Advanced, Ide, M&S, South Texas, San Antonio, Pacific and TMI provide that each such Entity will indemnify its respective directors and officers to the fullest extent permitted under applicable state law. The Partnership Governance Documents of each of Lexington, South Texas No. 1 and San Antonio No. 2 similarly provide that each such Entity will indemnify the General Partner of each such Entity to the fullest extent permitted under Texas law. The Madison Partnership Governance Documents provide that Madison will indemnify its Managing Partner against reasonable expenses incurred in connection with a pending or threatened action in which such Managing Partner is a named defendant due to the fact that he or she is, or was, the Managing Partner of Madison, so long as such Managing Partner is successful in the defense of such action. On the other hand, the Corporate Governance Documents of RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC and Valley do not contain provisions which require the applicable Entity to indemnify its respective directors and officers.





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VOTING REQUIREMENTS

        Under the DGCL, any action requiring the approval of the stockholders of a Delaware corporation, other than the election of directors, must be approved by holders of a majority of shares who are present in person or represented by proxy at a meeting of stockholders and who are entitled to vote thereon, or by the written consent of holders of a majority of the outstanding shares of stock entitled to vote thereon, unless the DGCL or the corporate governance documents of such corporation provide otherwise. Directors of a Delaware corporation may be elected by a plurality of votes cast by holders of shares who are present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors, unless the Corporate Governance Documents of such corporation provide otherwise. Under the CCC, any action requiring the approval of security holders of a California corporation, including the election of directors, must be approved by a majority of shares represented and voting at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote thereon, unless the CCC or corporate governance documents of such corporation provide otherwise. Any action requiring the approval of the security holders of a Kansas corporation, a Maryland corporation, a New York corporation or a Texas corporation, other than the election of directors, must be approved by a majority of shares present in person or represented by proxy at a meeting of security holders entitled to vote on such action, or by the written consent of holders of all of the outstanding shares entitled to vote thereon, unless the applicable state law or the corporate governance documents of such corporation provide otherwise. The directors of a Kansas corporation, a Maryland corporation, a New York corporation or a Texas corporation may be elected by a plurality of votes cast by holders of shares entitled to vote thereon at a duly held meeting of security holders at which a quorum is present, unless the corporate governance documents of such corporation provide otherwise.

        Under the TRPA, the partnership agreement of a Texas general partnership may grant voting rights on certain matters to partners and may specify the vote required to approve such matters. The TRLPA provides that the partnership agreement of a Texas limited partnership may grant voting rights to the limited partners of such partnership. If the limited partners of a limited partnership are granted any voting rights, then the partnership agreement of such partnership may designate the vote required to approve an action and any other matter relating to the exercise of the right to vote.

        APPI's Corporate Governance Documents are consistent with the DGCL with respect to security holder voting requirements. Likewise, the Corporate Governance Documents of each of Advanced, South Texas, San Antonio, Pacific, TMI, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley are consistent with applicable state law with respect to security holder voting requirements. In addition to the requirements imposed by applicable law, the Corporate Governance Documents of (i) Ide provide that, unless otherwise required by New York law, an action requiring Ide security holder approval must be approved by three-quarters of the outstanding shares of Ide Common Stock or by the written consent of holders of all of the outstanding Ide Common Stock; (ii) M&S provide that, unless otherwise required by Texas law, an action requiring M&S security holder approval generally must be approved by a majority of the outstanding shares but certain specified actions must be approved by two-thirds of the outstanding shares of M&S Common Stock, or by the written consent of all holders of the outstanding M&S Common Stock; and (iii) RNM provide that, unless otherwise required by Kansas law, an action requiring RNM security holder approval must be approved by a majority of the outstanding RNM Common Stock, except for a vote to approve amendments to RNM's Bylaws or to remove a director from office, which actions require the approval of three-quarters of the outstanding shares of RNM Common Stock.

        Under the Partnership Governance Documents (i) the General Partner of Lexington generally may manage the affairs of Lexington, except that such General Partner may not take certain specified actions without the approval of one or more limited partners who own, in the aggregate, more than 50% of the partnership interests then owned by all limited partners; (ii) the Managing Partner of Madison may manage the affairs of




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Madison, except that such Managing Partner may not take certain specified actions without the approval of partners holding at least 66% of the partnership interests of Madison; (iii) the General Partner of South Texas No. 1 may manage the affairs of the partnership, except that such General Partner may not take certain actions without the approval of one or more limited partners who own, in the aggregate, at least 66.67% of the partnership interests then held by all of the limited partners; and (iv) the General Partner of San Antonio No. 2 may manage the affairs of the partnership, except that such General Partner may not take certain actions without the approval of one or more limited partners who own, in the aggregate, at least 66.67% of the partnership interests then held by all of the limited partners.

SPECIAL MEETINGS OF SECURITY HOLDERS


        Under the DGCL, a special meeting of security holders of a Delaware corporation may be called by the board of directors of such corporation or by any other person authorized to do so in the corporate governance documents of such corporation. Notice of any such special meeting must be given not less than ten nor more than 60 days before the date of the meeting to each security holder entitled to vote at such meeting, unless otherwise provided in the corporate governance documents. In contrast, under the CCC, a special meeting of security holders of a California corporation may be called by the board of directors, the chairman of the board, the president, holders of shares entitled to cast not less than 10% of the votes at such meeting or by any other person authorized to do so in the corporate governance documents of such corporation. Unless otherwise provided in the corporate governance documents of such corporation, notice of any such meeting must be given not less than ten nor more than 60 days before the date of the meeting to each security holder entitled to vote at such meeting. The KGCC, like the DGCL, provides that a special meeting of security holders of a Kansas corporation may be called by the board of directors or by any other person authorized to do so in the corporate governance documents of such corporation. Notice of any such meeting must be given not less than ten nor more than 60 days before the date of the meeting to each security holder entitled to vote at such meeting, unless otherwise provided in the corporate governance documents, except that certain special meetings, including meetings called for the purpose of voting to approve an agreement of merger or exchange, require at least 20 days prior notice. Under the MGCL, a special meeting of security holders of a Maryland corporation may be called by the board of directors, the president or any other person authorized to do so in the corporate governance documents of such corporation, or upon the written demand of holders of shares entitled to cast not less than 25% of the votes at such meeting. Notice of any such meeting must be given not less than ten nor more than 90 days before the date of the meeting to each security holder entitled to vote at such meeting, unless otherwise provided in the corporate governance documents. The NYBCL, like the DGCL, provides that a special meeting of security holders of a New York corporation may be called by the board of directors or any other person authorized to do so in the corporate governance documents of such corporation. Notice of any such meeting must be given not less than ten nor more than 50 days before the date of such meeting to each security holder entitled to vote at such meeting, unless otherwise provided in the corporate governance documents. Under the TBCA, a special meeting of security holders of a Texas corporation may be called by the board of directors, the president, any other person authorized to do so in the corporate governance documents of such corporation or by holders of shares entitled to cast not less than ten percent of the votes at such meeting, unless otherwise provided in the corporate governance documents. Unless otherwise provided in the corporate governance documents of such corporation, notice of any such meeting must be given not less than ten nor more than 60 days before the date of the meeting to each security holder entitled to vote at such meeting, except that certain special meetings, including meetings called for the purpose of voting to approve an agreement of merger or exchange, require at least 20 days' prior notice.


        The TRPA provides that the manner of calling a meeting of partners of a Texas general partnership and any notice requirements for such meeting may be established by the partners in the partnership agreement for such partnership. Similarly, under the TRLPA, if the limited partners of a Texas limited partnership have voting rights, then the manner of calling a meeting for the partners of such partnership and any notice




                                      217
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requirements for such meeting may be set forth in the partnership agreement of such partnership.

        The APPI Certificate provides that special meetings of security holders of APPI may be called only by the APPI Board or a committee of the APPI Board empowered to do so. Accordingly, each of the security holders of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley will be subject to a more restrictive standard as security holders of APPI with respect to the calling of special meetings of security holders after each of the Mergers. The notice requirements for any such meeting are consistent with the notice requirements under the DGCL. The APPI Bylaws also establish advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors, of persons for election as directors. The APPI Bylaws require nominations for the election of directors at an annual meeting to be in writing and received by the Secretary of APPI, not less than 60 days prior to the meeting. The notice of nomination must set forth certain information with respect to the security holder and each nominee for director. Although these procedures do not give the APPI Board any power to approve or disapprove security holder nominations for election of directors, they may have the effect of precluding a nomination for election of directors, if the proper procedures are not followed, and could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, even if such solicitation might be beneficial to APPI or its security holders. Accordingly, these provisions may have certain anti-takeover effects to which the security holders of each of Advanced, Ide, M&S, South Texas, San Antonio, Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley and partners of each of Lexington, Madison, South Texas No. 1 and San Antonio No. 2 are not currently subject.


        Under the Corporate Governance Documents, (i) any special meetings of Advanced security holders may be called for any purpose upon written demand of the holders of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than 20 nor more than 60 days before the date of the meeting, (ii) any special meetings of Ide security holders may be called for any purpose by the Ide Board, the president or upon written demand of the holders of not less than 25% of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (iii) any special meetings of M&S security holders may be called for any purpose by the M&S Board, the president or by holders of not less than ten percent of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 60 days before the date of the meeting, except that certain special meetings, including meetings called for the purpose of voting to approve an agreement of merger or exchange, require at least 20 days' prior notice, (iv) any special meetings of South Texas security holders may be called for any purpose by the South Texas Board, the president or by holders of not less than ten percent of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 60 days before the date of the meeting, unless otherwise provided by Texas law, (v) any special meetings of San Antonio security holders may be called for any purpose by the San Antonio Board, the president or by holders of not less than ten percent of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 60 days before the date of the meeting, unless otherwise provided by Texas law, (vi) any special meetings of Pacific security holders may be called for any purpose by the Pacific Board, the chairman of the board, the president or any vice-president or by holders of at least ten percent of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten nor more than 60 days before the date of the meeting, (vii) any special meetings of TMI security holders may be called for any purpose by the TMI Board, the chairman of the board, the president or any vice-president or by holders of at least ten percent of all of the outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten nor more than 60 days before the date of the meeting, (viii) any special meetings of RNM security





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holders may be called for any purpose by the RNM Board, the president or in the absence of the president, the vice-president or upon written demand of the holders of a majority of all outstanding shares entitled to vote thereon and the notice of any such meeting is required to be delivered not less than 10 nor more than 60 days before the date of the meeting except that certain special meetings, including those called for the purpose of voting to approve an Agreement of Merger to which RNM is a party, require at least 20 days' prior notice, (ix) any special meetings of AIOC security holders may be called for any purpose by the AIOC Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (x) any special meetings of CIA security holders may be called for any purpose by the CIA Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (xi) any special meetings of MRIA security holders may be called for any purpose by the MRIA Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (xii) any special meetings of Nyack security holders may be called for any purpose by the Nyack Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (xiii) any special meetings of Pelham security holders may be called for any purpose by the Pelham Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (xiv) any special meetings of RRG security holders may be called for any purpose by the RRG Board, president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, (xv) any special meetings of WIC security holders may be called for any purpose by the WIC Board, the president or upon written demand of the holders of a majority of all of the issued and outstanding shares entitled to vote at such meeting and the notice of any such meeting is required to be delivered not less than ten days nor more than 50 days before the date of the meeting, and (xvi) any special meetings of Valley security holders may be called for any purpose in accordance with the provisions of the CCC and the notice of any such meeting is required to be delivered not less than ten nor more than 60 days before the date of the meeting.


        Under the Partnership Governance Documents, (i) any meeting of the partners of Lexington may be called by the General Partner or by one or more limited partners who own, in the aggregate, more than 50% of the partnership interests held by all limited partners of Lexington and notice of any such meeting must be given not less than three nor more than 30 days from the date of such meeting; (ii) any meeting of the partners of South Texas No. 1 may be called by the General Partner or upon the written demand of one or more limited partners who own at least 15% of the partnership interests of South Texas No. 1 and notice of any such meeting must be given not less than five nor more than 60 days before the date of such meeting; and (iii) any meeting of the partners of San Antonio may be called by the General Partner or upon the written demand of one or more limited partners who own, in the aggregate, at least 15% of the partnership interests of San Antonio and notice of any such meeting must be given not less than five nor more than 60 days before the date of such meeting. The Madison Partnership Governance Documents do not contain any provisions relating to who may call a special meeting of partners or what notice, if any, must be given to partners prior to such a meeting.





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SIZE OF THE BOARDS OF DIRECTORS

        The DGCL permits the board of directors of a Delaware corporation to change the authorized number of directors by an amendment to the bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the certificate of incorporation of such corporation, in which case a change in the number of directors may be made only by an amendment of the certificate of incorporation. Under the CCC, although changes in the number of directors generally must be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. The KGCC, like the DGCL, permits the board of directors of a Kansas corporation to change the authorized number of directors by an amendment to the bylaws or in the manner specified in the bylaws, unless the number of directors is fixed in the articles of incorporation, in which case a change in the number of directors may only be made by an amendment of the articles of incorporation. Under the MGCL, the bylaws of a Maryland corporation may empower a majority of the entire board of directors to alter within specified limits the number of directors fixed in the corporate governance documents of such corporation. Under the NYBCL, a New York corporation may authorize its board of directors to change the number of directors by an amendment to the bylaws of such corporation or in the manner specified in such bylaws, provided that such change in the number of directors is approved by a majority of the entire board of directors. The TBCA, like the DGCL, permits the board of directors of a Texas corporation to change the authorized number of directors by an amendment to the bylaws or in the manner specified in the bylaws, unless the number of directors is set forth in the articles of incorporation of such corporation, in which case a change in the number of directors may be made only by an amendment of the articles of incorporation.

        The number of directors of APPI is currently fixed at seven. The APPI Bylaws provide that the number of directors may be changed by resolution of the Board of Directors or by the security holders of APPI at an annual meeting of security holders.


        The Corporate Governance Documents of each of the respective Merger Entities provide that (i) the number of directors on the Advanced Board may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Advanced Common Stock; (ii) the number of directors on the Ide Board may be increased or decreased by an amendment to the Ide Bylaws adopted by holders of three-quarters of the outstanding shares of Common Stock or by three-quarters of the directors then in office; (iii) the number of directors on the M&S Board may be increased or decreased by an amendment to the M&S Bylaws adopted by the affirmative vote of the holders of two-thirds of the shares of M&S Common Stock present or represented at such meeting and entitled to vote thereat; (iv) the number of directors on the South Texas Board may be increased or decreased by an amendment to the South Texas Bylaws adopted by the affirmative vote of the holders of a majority of the shares of South Texas Common Stock entitled to vote thereon or by the South Texas Board; (v) the number of directors on the San Antonio Board may be increased or decreased by an amendment to the San Antonio Bylaws adopted by the affirmative vote of the holders of a majority of the shares of San Antonio Common Stock entitled to vote thereon or by the San Antonio Board; (vi) the number of directors on the Pacific Board may be fixed by a resolution of the Pacific Board so long as such number is within the stated range set forth in the Pacific Bylaws, which stated range may only be changed by an amendment of the Bylaws adopted by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Common Stock or the Pacific Board; (vii) the number of directors on the TMI Board may be fixed by a resolution of the TMI Board so long as such number is within the stated range set forth in the TMI Bylaws, which stated range may only be changed by an amendment of the Bylaws adopted by the affirmative vote of the holders of a majority of the outstanding shares of TMI Common Stock or the TMI Board;
(viii) the number of directors on the RNM Board may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of RNM Common Stock to amend RNM's Corporate Governance Documents to provide for such change; (ix) the number of directors on the AIOC Board may be increased or decreased by an amendment of the AIOC Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the AIOC Board; (x) the number of directors on the CIA Board may





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be increased or decreased by an amendment of the CIA Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the CIA Board; (xi) the number of directors on the MRIA Board may be increased or decreased by an amendment of the MRIA Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the MRIA Board; (xii) the number of directors on the Nyack Board may be increased or decreased by an amendment of the Nyack Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the Nyack Board; (xiii) the number of directors on the Pelham Board may be increased or decreased by an amendment of the Pelham Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the Pelham Board; (xiv) the number of directors on the RRG Board may be increased or decreased by an amendment of the RRG Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the RRG Board; (xv) the number of directors on the WIC Board may be increased or decreased by an amendment of the WIC Bylaws adopted by a majority of the outstanding shares entitled to vote thereon, or by the WIC Board; and (xvi) the number of directors on the Valley Board may be increased or decreased by an amendment of the Valley Bylaws adopted by the affirmative vote of the holders of a majority of the outstanding shares of Valley Common Stock.


CUMULATIVE VOTING FOR DIRECTORS

        Under the DGCL, security holders of a Delaware corporation do not have the right to cumulate their votes in the election of directors unless the certificate of incorporation of such corporation specifically provides for cumulative voting in the election of directors. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A security holder may then cast all such votes for a single candidate or may allocate them among as many candidates as the security holder sees fit. The KGCC and NYBCL contain similar provisions to those found in the DGCL with respect to the ability of security holders to cumulate their votes in the election of directors. In contrast, the CCC provides that security holders of a California corporation are entitled to cumulate their votes in the election of directors upon proper notice to such corporation of their intention to do so. However, a California corporation with (1) outstanding securities listed on the New York or American Stock Exchange or (2) a class of securities designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. may eliminate security holders' cumulative voting rights pursuant to the CCC. Security holders of a Maryland corporation also have cumulative voting rights in the election of directors under the MGCL. Similarly, under the TBCA, security holders of a Texas corporation are entitled to cumulate their votes in the election of directors upon proper notice to such corporation of their intention to do so, unless the articles of incorporation of such corporation provide otherwise.

        APPI has not provided for cumulative voting in the APPI Certificate. Accordingly, security holders of APPI do not have cumulative voting rights with respect to the election of directors. Similarly, Ide, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC have not provided for cumulative voting in their respective Corporate Governance Documents and, thus, the security holders of each such Entity do not have cumulative voting rights with respect to the election of directors. The Corporate Governance Documents of M&S expressly eliminate the ability of the holders of M&S Common Stock to cumulative votes in the election of directors. On the other hand, security holders of Advanced, South Texas, San Antonio, Pacific, TMI and Valley have the right to cumulate votes with respect to the election of their respective directors under applicable state law.

REMOVAL OF DIRECTORS

        Under the DGCL, any or all of the directors of a Delaware corporation that does not have a classified board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporate governance documents of such corporation require a supermajority vote to remove directors. If, however, the security holders of such corporation have cumulative voting rights with respect to the election of directors, then no director




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may be removed (unless the entire board is removed) if the number of votes cast against the removal of such director would be sufficient to elect the director under cumulative voting. The CCC, KGCC, MGCL and TBCA contain provisions relating to the removal of directors that are substantially similar to the provisions of the DGCL. Under the NYBCL, any or all of the directors of a New York corporation that does not have a classified board of directors may be removed for cause and, if the corporate governance documents of such corporation so provide, without cause, by the holders of a majority of shares entitled to vote at an election of directors, unless the corporate governance documents of such corporation require a supermajority vote to remove directors. If, however, the security holders of such corporation have cumulative voting rights with respect to the election of directors, then no director may be removed (unless the entire board is removed) if the number of votes cast against the removal of such director would be sufficient to elect the director under cumulative voting.


        The APPI Corporate Governance Documents do not require a supermajority vote by security holders to remove directors from the APPI Board. Accordingly, the APPI directors may be removed in accordance with the provisions of the DGCL. The Corporate Governance Documents of each of the Merger Entities provide that
(i) member of the Advanced Board may be removed with [or without] cause by the holders of a majority of the shares entitled to vote thereon; (ii) a member of the Ide Board may be removed, with or without cause, by the affirmative vote of the holders of not less than three-quarters of the issued and outstanding shares entitled to vote at an election of directors or by three-quarters of the directors then in office; (iii) a member of the M&S Board may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote at an election of directors; (iv) a member of the South Texas Board may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors; (v) a member of the San Antonio Board may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors; (vi) a member of the Pacific Board may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote at an election of directors, provided, however, that no director may be removed if the votes cast against such director's removal would be sufficient to elect such director under cumulative voting; (vii) a member of the TMI board may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote at an election of directors, provided, however, that no director may be removed if the votes cast against such director's removal would be sufficient to elect such director under cumulative voting; (viii) a member of the RNM Board may be removed, with or without cause, by the affirmative vote of the holders of not less than three-quarters of the outstanding shares entitled to vote at an election of directors; (ix) a member of the AIOC Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the AIOC Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon;
(x) a member of the CIA Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the CIA Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon; (xi) a member of the MRIA Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the MRIA Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon; (xii) a member of the Nyack Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the Nyack Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon; (xiii) a member of the Pelham Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the Pelham Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon; (xiv) a member of the RRG Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the RRG Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of





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shares entitled to vote thereon; (xv) a member of the WIC Board may be removed with cause by the affirmative vote of holders of a majority of shares entitled to vote thereon or by the WIC Board, but such member may only be removed without cause by the affirmative vote of holders of a majority of shares entitled to vote thereon; and (xvi) a member of the Valley Board may be removed, with or without cause, by holders of a majority of shares entitled to vote at an election of directors.

AMENDMENTS TO THE GOVERNANCE DOCUMENTS

        The DGCL provides that a Delaware corporation may amend its certificate of incorporation so long as a proposed amendment is approved (i) first by the board of directors and (ii) then by a majority of the total outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon, unless the certificate of incorporation requires a super-majority vote. The provisions of the CCC, KGCC and NYBCL relating to amendments of the articles or certificate of incorporation of a corporation, as the case may be, are substantially similar to the provisions of the DGCL. In contrast, under the MGCL and TBCA, an amendment of the articles of incorporation must be approved (i) first by the board of directors and (ii) then by holders of two-thirds of the total outstanding shares entitled to vote thereon and by holders of at least two-thirds of the shares within each class of outstanding shares entitled to vote thereon, unless the articles of incorporation require the vote of a larger proportion of the total outstanding shares or any class thereof.

        The APPI Certificate does not contain supermajority voting requirements with respect to amendments of the APPI Certificate. Accordingly, holders of a majority of the outstanding APPI Common Stock may amend the APPI Certificate. The articles or certificate of incorporation, as the case may be, of each of Pacific, TMI, RNM, AIOC, CIA, MRIA, Nyack, Pelham, RRG, WIC and Valley also do not contain supermajority voting requirements, and, thus, holders of a majority of the outstanding Common Stock of each such Entity may also amend such Entity's applicable articles or certificate of incorporation. The articles of Advanced, M&S, South Texas and San Antonio also do not impose greater voting requirements for the amendment of such Entity's articles than those imposed by applicable state law. Accordingly, amendments to the articles of each such Entity may be made by holders of two-thirds of the outstanding Common Stock of such Entity. However, Ide's certificate of incorporation does impose a greater voting requirement than that imposed by the NYBCL. Holders of at least three-quarters of the outstanding shares of Ide Common Stock must approve certain amendments to the Ide certificate of incorporation.

        Under the DGCL, the bylaws of a Delaware corporation may be amended only by the stockholders of such corporation, unless the corporate governance documents of such corporation expressly authorize the board of directors to amend the bylaws as well. The provisions of the KGCC, MGCL and NYBCL relating to amendment of a corporation's bylaws are substantially similar to the provisions of the DGCL. In contrast, bylaws of a California corporation or a Texas corporation may be amended by either the security holders or the board of directors of such corporation under the CCC and TBCA, respectively. However, the corporate governance documents of a California corporation or Texas corporation may restrict or eliminate the power of the board of directors to amend the bylaws of such corporation.


        The APPI Certificate does not expressly authorize the APPI Board to amend the APPI Bylaws. Accordingly, only the security holders of APPI may amend the APPI Bylaws. Under the Corporate Governance Documents of each of the Entities, (i) the Bylaws of Advanced may be amended by the affirmative vote of the holders of at least a majority of the outstanding shares of Advanced Common Stock with the consent of (ii) the Ide Bylaws may be amended by the affirmative vote of the holders of three-quarters of the outstanding shares of Ide Common Stock entitled to vote thereon or by the vote of three-quarters of the directors then in office, (iii) the M&S Bylaws may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares of M&S Common Stock or by the M&S Board, (iv) the South Texas Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of South Texas Common Stock or by the South Texas Board, (v) the San Antonio Bylaws may be amended by





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the affirmative vote of the holders of a majority of the outstanding shares of
San Antonio Common Stock or by the San Antonio Board, (vi) the Pacific Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Common Stock or by the Pacific Board, subject to certain restrictions, (vii) the TMI Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of TMI Common Stock or by the TMI Board, subject to certain restrictions, (viii) the RNM Bylaws may be amended by the affirmative vote of the holders of three-quarters of the outstanding shares of RNM Common Stock, (ix) the AIOC Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the AIOC Board, (x) the CIA Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the CIA Board, (xi) the MRIA Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the MRIA Board, (xii) the Nyack Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the Nyack Board, (xiii) the Pelham Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the Pelham Board, (xiv) the RRG Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the RRG Board, (xv) the WIC Bylaws may be amended by holders of a majority of the shares entitled to vote thereon or by the WIC Board, and (xvi) the Valley Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Valley Stock.

        The partnership agreement of a Texas general partnership or a Texas limited partnership may only be amended upon the consent of all partners, unless the partnership agreement of such partnership provides otherwise under the TRPA and TRLPA, respectively.

        The Partnership Governance Documents of (i) Lexington provide that the Lexington Partnership Agreement may be amended with the consent of the General Partner and of limited partners holding a majority of the partnership interests then held by all of the limited partners; (ii) Madison provide that the Madison Partnership Agreement may be amended only upon the written consent of partners holding 66% of the total partnership interests of Madison; (iii) South Texas No. 1 provide that the South Texas No. 1 Partnership Agreement may generally be amended only upon the consent of the General Partner and of limited partners holding two-thirds of the partnership interests then held by all of the limited partners, although there are certain amendments which may be made by the General Partner alone; (iv) San Antonio No. 2 provides that the San Antonio No. 2 Partnership Agreement may generally be amended only upon the consent of the General Partner and of limited partners holding two-thirds of the partnership interests then held by all of the limited partners, although there are certain amendments which may be made by the General Partner alone.

DISSOLUTION

        Under the DGCL, a dissolution of a Delaware corporation must be approved by security holders holding 100% of the total voting power of such corporation, unless the board of directors initiated and approved the proposal to dissolve, in which case the dissolution may be approved by a simple majority of the outstanding shares of capital stock entitled to vote thereon. Under the CCC, security holders holding 50% or more of the total voting power of a California corporation may authorize the dissolution of such corporation, with or without the approval of the board of directors, and this right may not be modified by the articles of incorporation. The KGCC provides that the dissolution of a Kansas corporation must be approved (i) first by a resolution adopted by a majority of the entire board of directors declaring such dissolution to be advisable and (ii) then by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Similarly, the MGCL provides that a Maryland corporation may be dissolved only if it is approved (i) first by the affirmative vote of a majority of the entire board of directors and (ii) then by the affirmative vote of two-thirds of all the outstanding shares entitled to vote thereon. Under the NYBCL, a New York corporation may be dissolved only with the approval of two-thirds of all outstanding shares entitled to vote thereon, unless the certificate of incorporation of such corporation provides otherwise. The certificate of incorporation may provide that any security holder, or the holders of any specified number or proportion of shares may




                                      224
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require the dissolution of such corporation at will or upon the occurrence of any specified event. Under the TBCA, a corporation may be dissolved upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation after the board of directors adopts a resolution recommending that the corporation be dissolved.

        Under the TRPA, partners of a Texas general partnership may adopt a provision in their partnership agreement which provides that the partnership must dissolve upon the expiration of a specified term or the completion of a particular undertaking or upon the occurrence of a specified event. If the partnership agreement of such partnership does contain such a provision, then such partnership must dissolve (i) as specified in the partnership agreement, unless the partners vote to continue the partnership, or (ii) if all of the partners elect to dissolve. If the partnership agreement does not contain any such provision, then the partnership may be dissolved at the express will of holders of a majority of the partnership interests of such partnership. Under the TRLPA, a Texas limited partnership must dissolve on (i) the occurrence of an event which the partnership agreement specifies will cause the dissolution of such partnership; (ii) the written consent of all of the partners; (iii) the withdrawal of a General Partner or such partnership; or (iv) the entry of a decree of judicial dissolution. The Lexington partnership agreement provides that Lexington will be dissolved upon the occurrence of certain specified events or if all of the partners consent in writing to the dissolution of the partnership. The Madison partnership agreement provides that Madison may be dissolved at any time upon the agreement of partners holding at least 66% of the partnership interests of Madison. The partnership agreement of each of South Texas No. 1 and San Antonio No. 2 provides that each such partnership will be dissolved upon the occurrence of certain specified events, or if the General Partner and limited partners holding at least two-thirds of the partnership interests then held by all limited partners of such partnership consent in writing to the dissolution of such partnership.

                                     EXPERTS

        The financial statements of American Physician Partners, Inc. as of December 31, 1996 and for the period from inception (April 30, 1996) to December 31, 1996, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


        The consolidated financial statements of Advanced Radiology, LLC, the combined financial statements of M&S X-Ray Practices, the combined financial statements of Pacific Imaging Consultants, the financial statements of Radiology and Nuclear Medicine, P.A., the combined financial statements of Rockland Radiological Group, and the combined financial statements of Valley Radiology Group included in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



        The combined financial statements of The Ide Group, P.C. and Ide Diagnostic Imaging Associates included in this Registration Statement have been audited by DeJoy, Knauf & Blood LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                  LEGAL MATTERS

        The validity of the APPI Common Stock issuable pursuant to the Mergers and Exchanges will be passed on by Brobeck, Phleger & Harrison LLP. Haynes and Boone L.L.P. will issue legal opinions to AIOC, Advanced, CIA, Ide,
Lexington, M&S, Madison, MRIA, Nyack, Pacific, Pelham, RNM, RRG, San Antonio, San Antonio No. 2, South Texas, South Texas No. 1, Valley and WIC regarding certain federal income tax matters.

        Peter G. Angelos, P.C. is acting as counsel for Advanced in connection with certain legal matters relating to the Advanced Merger and the transactions contemplated thereby.

        Underberg & Kessler LLP is acting as counsel for Ide in connection with certain legal matters relating to the Ide Merger and the transactions contemplated thereby.



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        Looper, Reed, Mark and McGraw Incorporated and Oppenheimer, Blend,
Harrison & Tate, Inc. are acting as counsel for the Entities comprising the M&S X-Ray Practices in connection with certain legal matters relating to the M&S, South Texas and San Antonio Mergers and the transactions contemplated thereby, and the Lexington, Madison, South Texas No. 1 and San Antonio No. 2 Exchanges and the transactions contemplated thereby.

        Wendel, Rosen, Black & Dean, LLP is acting as counsel for Pacific and TMI in connection with certain legal matters relating to the Pacific and TMI Mergers and the transactions contemplated thereby.

        Lathrop & Gage L.C. is acting as counsel for RNM in connection with certain legal matters relating to the RNM Merger and the transactions contemplated thereby.

        Drake, Sommers, Loeb, Tarshis & Catania, P.C. is acting as counsel for the Entities comprising the Rockland Radiological Group in connection with certain legal matters relating to the AIOC, CIA, MRIA, Nyack, Pelham, RRG and WIC Mergers and the transactions contemplated thereby.

        Hoge, Fenton, Jones & Appel, Inc., San Jose, California is acting as counsel for Valley in connection with certain legal matters relating to the Valley Merger and the transactions contemplated thereby.





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                                GLOSSARY OF TERMS


Advanced Board.................................   The Board of Directors of Advanced.

Advanced Cash Consideration....................   The amount of cash that will be paid
                                                  for each share of Advanced Common
                                                  Stock converted pursuant to the
                                                  Advanced Merger Transactions.

Advanced Common Stock..........................   Common Stock of Advanced.

Advanced Exchange Ratio........................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of
                                                  Advanced Common Stock
                                                  converted pursuant to the
                                                  Advanced Merger Transactions.

Advanced Meeting...............................   A special meeting of Advanced
                                                  security holders which will be
                                                  held at [PLACE] located at
                                                  [ADDRESS] on [DATE], 1997 at
                                                  [TIME] to approve and adopt
                                                  the Advanced Merger Proposal.

Advanced Merger................................   The merger of Advanced with and
                                                  into APPI pursuant to the Advanced
                                                  Merger Agreement.

Advanced Merger Agreement......................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Advanced.

Advanced Merger Proposal.......................   The proposal to approve the Advanced
                                                  Merger Transactions.

Advanced Merger Transactions...................   The actions APPI and Advanced will
                                                  take to merge pursuant to the
                                                  Advanced Merger Agreement.

Advanced NewCo.................................   The NewCo formed by Advanced.

Advanced Radiology or Advanced.................   Ad Rad, Inc., a Maryland corporation.

Advanced Record Date...........................   The close of business on [DATE].

Advanced Reorganization........................   The reorganization of Advanced by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Advanced Service Area..........................   Greater Baltimore Metropolitan Area.

Affiliated Practices...........................   The Founding Affiliated Practices and
                                                  such additional radiology practices,
                                                  management service organizations, ICs
                                                  and other related businesses that the
                                                  Company may acquire in the future.






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
AIOC...........................................   Advanced Imaging of Orange County,
                                                  P.C., a New York professional
                                                  corporation.

AIOC Board.....................................   The Board of Directors of AIOC.

AIOC Common Stock..............................   Common Stock of AIOC and, following
                                                  the F Reorganization of AIOC, the
                                                  Common Stock of AIOC New Sub.

AIOC Meeting...................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

AIOC Merger....................................   The merger of AIOC with and into APPI
                                                  pursuant to the AIOC Merger Agreement.

AIOC Merger Agreement..........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  AIOC.

AIOC Merger Proposal...........................   The proposal to approve the AIOC
                                                  Merger Transactions.

AIOC Merger Transactions.......................   The actions APPI and AIOC will take
                                                  to merge pursuant to the AIOC Merger
                                                  Agreement.

AIOC New Sub...................................   The New Sub formed by AIOC.

AIOC NewCo.....................................   The NewCo formed by AIOC.

AIOC Record Date...............................   The close of business on [DATE].

AIOC Reorganization............................   The reorganization of AIOC by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

APPI Certificate...............................   Certificate of Incorporation of APPI,
                                                  as amended.

APPI Common Stock..............................   Common stock, par value $.0001 per
                                                  share, of APPI.

APPI or the Company............................   American Physician Partners, Inc., a
                                                  Delaware corporation.

Approval Notice................................   A notice of the approval of the
                                                  Merger of an Entity mailed by such
                                                  Entity within ten days after such
                                                  approval by such Entity's security
                                                  holders to each Dissenting Security
                                                  Holder who did not vote in favor of
                                                  such Merger.

Automatic Option Grant Program.................   The Company's 1996 Stock Option Plan
                                                  automatic option grant program.

Awards.........................................   ISOs and non-qualified stock options.

BBA97..........................................   Balanced Budget Act of 1997.






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
CCC............................................   California Corporations Code.

CIA............................................   Central Imaging Associates, P.C., a
                                                  New York professional corporation.

CIA Board......................................   The Board of Directors of CIA.

CIA Common Stock...............................   Common Stock of CIA and, following
                                                  the F Reorganization of CIA, the
                                                  Common Stock of CIA New Sub.

CIA Meeting....................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

CIA Merger.....................................   The merger of CIA with and into APPI
                                                  pursuant to one CIA Merger Agreement.

CIA Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  CIA.

CIA Merger Proposal............................   The proposal to approve the CIA
                                                  Merger Transactions.

CIA Merger Transactions........................   The actions APPI and CIA will take to
                                                  merge pursuant to the CIA Merger
                                                  Agreement.

CIA New Sub....................................   The New Sub formed by CIA.

CIA NewCo......................................   The NewCo formed by CIA.

CIA Record Date................................   The close of business on [DATE].

CIA Reorganization.............................   The reorganization of CIA by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Committee......................................   Compensation and Stock Plan
                                                  Administration Committee.

Conversion Price...............................   The price at which holders of the
                                                  Convertible Notes will receive shares
                                                  of APPI Common Stock, based on the
                                                  rate of one share of APPI Common
                                                  Stock for each $8.00 of Convertible
                                                  Note principal, upon conversion.

Convertible Notes..............................   Outstanding $3,500,000 principal
                                                  balance of Convertible Promissory
                                                  Notes bearing interest at 6%
                                                  per annum.

Corporate Governance Documents.................   Articles and bylaws of each Merger
                                                  Entity.

Credit Facility................................   $115 million revolving credit facility
                                                  with GECC and other lenders.

CT.............................................   Computed tomography.






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
DGCL...........................................   Delaware General Corporation Law.

Dissenting Security Holders....................   Collectively, holders of record of
                                                  Advanced Common Stock, Ide Common
                                                  Stock, M&S Common Stock, South Texas
                                                  Common Stock, San Antonio Common
                                                  Stock, Pacific Common Stock, TMI
                                                  Common Stock, RNM Common Stock, AIOC
                                                  Common Stock, CIA Common Stock, MRIA
                                                  Common Stock, Nyack Common Stock,
                                                  Pelham Common Stock, RRG Common
                                                  Stock, WIC Common Stock and Valley
                                                  Common Stock who comply with the
                                                  applicable procedures to exercise
                                                  their dissenters' rights under the
                                                  applicable state law.

Effective Date.................................   The date each of the Form S-1 and the
                                                  Registration Statement is
                                                  declared effective by the SEC.

Effective Time.................................   The time each Merger will become
                                                  effective, which is upon the
                                                  completion of the filing of a
                                                  properly executed Certificate of
                                                  Merger with the appropriate
                                                  Secretaries of State as required by
                                                  the applicable Merger Agreement.

EIS............................................   Executive Information System.

Entities.......................................   Collectively, the Merger Entities and
                                                  the Exchange Entities.

Exchange Act...................................   Securities Exchange Act of 1934.

Exchange Agreements............................   Collectively, the Lexington Exchange
                                                  Agreement, the Madison Exchange
                                                  Agreement, the South Texas No. 1
                                                  Exchange Agreement and the San
                                                  Antonio No. 2 Exchange Agreement.

Exchange Closing Date or Closing Date..........   The day on which the transactions
                                                  contemplated by the Exchange
                                                  Agreements are closed.

Exchange Entities..............................   Collectively, Lexington, Madison,
                                                  South Texas No. 1 and San Antonio No.
                                                  2.

Exchange Entity................................   Each of the following:  Lexington,
                                                  Madison, South Texas No. 1 and San
                                                  Antonio No. 2.

Exchange Proposals.............................   Collectively, the Lexington Exchange
                                                  Proposal, the Madison Exchange
                                                  Proposal, the South Texas No. 1
                                                  Exchange Proposal and the San Antonio
                                                  No. 2 Exchange Proposal.

Exchange Transactions..........................   Collectively, the Lexington Exchange
                                                  Transaction, the Madison Exchange
                                                  Transaction, the South Texas No. 1
                                                  Exchange Transaction, and the San
                                                  Antonio No. 2 Exchange Transaction.






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
Exchanges......................................   The acquisition by APPI of each of
                                                  Lexington, Madison, South Texas No. 1
                                                  and San Antonio No. 2 by undertaking
                                                  the applicable Exchange Transactions.

F Reorganization...............................   Reorganization pursuant to Internal
                                                  Revenue Code Section 368(a)(2)(F).

FAS............................................   Financial Accounting System.

Form S-1.......................................   Registration Statement on Form S-1
                                                  filed by APPI with the SEC.

Founding Affiliated Practices..................   Collectively, Advanced, Ide, M&S X-
                                                  Ray Practices, Pacific Imaging
                                                  Consultants, RNM, Rockland
                                                  Radiological Group and Valley.

Founding Affiliated Practice...................   Each of the following: Advanced, Ide,
                                                  M&S X-Ray Practices, Pacific Imaging
                                                  Consultants, RNM, Rockland
                                                  Radiological Group and Valley.

GECC...........................................   GE Capital Corporation.

Governance Documents...........................   Collectively, the Corporate
                                                  Governance Documents and the
                                                  Partnership Governance Documents.

Haynes and Boone...............................   Haynes and Boone L.L.P., special
                                                  counsel to APPI.

HMOs...........................................   Health maintenance organizations.

ICs............................................   Diagnostic imaging centers.

Ide Board......................................   The Board of Directors of Ide.

Ide Cash Consideration.........................   The amount of cash that will be paid
                                                  for each share of Ide Common
                                                  Stock converted pursuant to
                                                  the Ide Merger Transactions.

Ide Common Stock...............................   Common Stock of Ide and, following
                                                  the F Reorganization of Ide, the
                                                  Common Stock of Ide New Sub.

Ide Exchange Ratio.............................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of Ide
                                                  Common Stock converted pursuant to
                                                  the Ide Merger Transactions.






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
Ide Meeting....................................   A special meeting of Ide security
                                                  holders which will be held at
                                                  [PLACE] located at [ADDRESS]
                                                  on [DATE], 1997 at [TIME] to
                                                  approve and adopt the Ide
                                                  Merger Proposal.

Ide Merger.....................................   The merger of Ide with and into APPI
                                                  pursuant to the Ide Merger Agreement.

Ide Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Ide.

Ide Merger Proposal............................   The proposal to approve the Ide
                                                  Merger Transactions.

Ide Merger Transactions........................   The actions APPI and Ide will take to
                                                  merge pursuant to the Ide Merger
                                                  Agreement.

Ide New Sub....................................   The New Sub formed by Ide.

Ide NewCo......................................   The NewCo formed by Ide.

Ide Record Date................................   The close of business on [DATE].

Ide Reorganization.............................   The reorganization of Ide by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Ide Service Area...............................   Greater Rochester, New York area.

Imaging Services...............................   Imaging services, including x-ray,
                                                  fluoroscopy, computed tomography,
                                                  magnetic resonance imaging, nuclear
                                                  medicine, mammography and ultrasound.

Indemnification Agreement......................   Indemnification Agreement in
                                                  substantially the form of Appendix F
                                                  to this Prospectus/Joint Proxy
                                                  Statement.

Initial Public Offering........................   The initial underwritten public
                                                  offering of APPI Common Stock
                                                  contemplated by the Form S-1.

Initial Public Offering Price..................   The price per share of APPI Common
                                                  Stock received by APPI in connection
                                                  with the Initial Public Offering
                                                  before deduction of any underwriting
                                                  commissions, discounts or other fees
                                                  relating thereto.

IRS............................................   Internal Revenue Service.

ISOs...........................................   Incentive stock options, as defined
                                                  in Section 422 of the Internal
                                                  Revenue Code.

KGCC...........................................   Kansas General Corporation Code.

Lexington......................................   Lexington MR Ltd., a Texas limited
                                                  partnership.






                                      232
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
Lexington Cash Consideration...................   The aggregate amount of cash that
                                                  will be paid for the partnership
                                                  interests in Lexington transferred
                                                  pursuant to the Lexington Exchange
                                                  Transactions.

Lexington Exchange.............................   The acquisition of certain partnership
                                                  interests in Lexington by APPI pursuant
                                                  to the Lexington Exchange Agreement.

Lexington Exchange Agreement...................   The Agreement and Plan of Exchange
                                                  dated as of June 27, 1997 by
                                                  and between APPI and holders
                                                  of certain limited partnership
                                                  interests of Lexington.

Lexington Exchange Proposal....................   The proposal to approve the Lexington
                                                  Exchange Transactions.

Lexington Exchange Ratio.......................   The aggregate number of shares of
                                                  APPI Common Stock that will be
                                                  issued and exchanged for the
                                                  partnership interests in Lexington
                                                  transferred pursuant to the Lexington
                                                  Exchange Transactions.

Lexington Exchange Transaction.................   The acquisition of Lexington by APPI
                                                  by exchanging cash and shares of APPI
                                                  Common Stock for partnership
                                                  interests of Lexington.

Lexington Meeting..............................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

Lexington Partners.............................   The eleven (11) individual
                                                  limited partners of Lexington
                                                  (Neil J. Bowie, M.D., Polly
                                                  Hansen, M.D., Philips Klein,
                                                  M.D., Julio C. Otazo, M.D.,
                                                  R.K. Daniel Peterson, M.D.,
                                                  Randall Preissig, M.D., Jose
                                                  Saldana, M.D., Anthony Smith,
                                                  M.D., Jeremy N. Wiersig, M.D.,
                                                  Robert Thompson, M.D. and
                                                  W. Gregory Wojeik, M.D.) who,
                                                  together, own 18.95% of the
                                                  total interests of Lexington.

Lexington Record Date..........................   The close of business on [DATE].

Liability Policies.............................   General and professional liability
                                                  insurance policies.

LXL............................................   LXL Group, Ltd., a California
                                                  limited partnership.

M&S............................................   M&S X-Ray Associates, P.A., a Texas
                                                  professional association.






                                      233
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
M&S Board......................................   The Board of Directors of M&S.

M&S Cash Consideration.........................   The amount of cash that will be paid
                                                  for each share of M&S Common
                                                  Stock converted pursuant to
                                                  the M&S Merger Transactions.

M&S Common Stock...............................   Common Stock of M&S.

M&S Exchange Ratio.............................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of M&S
                                                  Common Stock converted pursuant to
                                                  the M&S Merger Transactions.

M&S Meeting....................................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

M&S Merger.....................................   The merger of M&S with and into APPI
                                                  pursuant to the M&S Merger Agreement.

M&S Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  M&S.

M&S Merger Proposal............................   The proposal to approve the M&S
                                                  Merger Transactions.

M&S Merger Transactions........................   The actions APPI and M&S will take to
                                                  merge pursuant to the M&S Merger
                                                  Agreement.

M&S NewCo......................................   The NewCo formed by M&S.

M&S Record Date................................   The close of business on [DATE].

M&S Reorganization.............................   The reorganization of M&S by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

M&S Service Area...............................   San Antonio, Texas Metropolitan area.

M&S X-Ray Practices ...........................   A radiology practice which includes
                                                  seven related entities, consisting of
                                                  M&S, Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio, and
                                                  San Antonio No. 2.

Madison........................................   Madison Square Joint Venture, a Texas
                                                  general partnership.






                                      234
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
Madison Cash Consideration.....................   The aggregate amount of cash that
                                                  will be paid for the partnership
                                                  interests in Madison transferred
                                                  pursuant to the Madison Exchange
                                                  Transactions.

Madison Exchange...............................   The acquisition of partnership
                                                  interests in Madison by APPI
                                                  pursuant to the Madison Exchange
                                                  Agreement.

Madison Exchange Agreement.....................   The Agreement and Plan of Exchange
                                                  dated as of June 27, 1997 by and
                                                  between APPI and holders of all of
                                                  the limited partnership interests of
                                                  Madison.

Madison Exchange Proposal......................   The proposal to approve the Madison
                                                  Exchange Transactions.

Madison Exchange Ratio.........................   The aggregate number of shares of
                                                  APPI Common Stock that will be
                                                  issued and exchanged for the
                                                  partnership interests in Madison
                                                  transferred pursuant to the Madison
                                                  Exchange Transactions.

Madison Exchange Transaction...................   The acquisition of Madison by APPI by
                                                  exchanging cash and shares of APPI
                                                  Common Stock for partnership
                                                  interests of Madison.

Madison Meeting................................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

Madison Partners...............................   The thirteen (13) general partners of
                                                  Madison (Neil Bowie, M.D., F. Joseph
                                                  Carabin, M.D., Gregory Godwin, M.D.,
                                                  Michael Howard, M.D., Philip Kline,
                                                  M.D., Michael Howard, M.D., Philip
                                                  Kline, M.D., Julio Otazo, M.D., R.K.
                                                  Daniel Peterson, M.D., Randall
                                                  Preissig, M.D., Jose Saldana, M.D.,
                                                  Anthony Smith, M.D., Robert Thompson,
                                                  M.D., Jeremy Wiersig, M.D., and Frank
                                                  Wilson, M.D.) who, together, own 100%
                                                  of the total interests of Madison.

Madison Record Date............................   The close of business on [DATE].

MSO............................................   A management service organization.






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
Merger Agreements..............................   Collectively, the Advanced Merger
                                                  Agreement, the Ide Merger Agreement,
                                                  the M&S Merger Agreement, the South
                                                  Texas Merger Agreement, the San
                                                  Antonio Merger Agreement, the Pacific
                                                  Merger Agreement, the TMI Merger
                                                  Agreement, the RNM Merger Agreement,
                                                  the AIOC Merger Agreement, the CIA
                                                  Merger Agreement, the MRIA Merger
                                                  Agreement, the Nyack Merger
                                                  Agreement, the Pelham Merger
                                                  Agreement, the RRG Merger Agreement,
                                                  the WIC Merger Agreement and the
                                                  Valley Merger Agreement.

Merger Entities................................   Collectively, Advanced, Ide, M&S,
                                                  South Texas, San Antonio, Pacific,
                                                  TMI, RNM, AIOC, CIA, MRIA, Nyack,
                                                  Pelham, RRG, WIC and Valley.

Merger Entity..................................   Each of the following:  Advanced,
                                                  Ide, M&S, South Texas, San Antonio,
                                                  Pacific, TMI, RNM, AIOC, CIA, MRIA,
                                                  Nyack, Pelham, RRG, WIC and Valley.

Merger Proposals...............................   Collectively, the Advanced Merger
                                                  Proposal, the Ide Merger Proposal,
                                                  the M&S Merger Proposal, the South
                                                  Texas Merger Proposal, the San
                                                  Antonio Merger Proposal, the Pacific
                                                  Merger Proposal, the TMI Merger
                                                  Proposal, the RNM Merger Proposal,
                                                  the AIOC Merger Proposal, the CIA
                                                  Merger Proposal, the MRIA Merger
                                                  Proposal, the Nyack Merger Proposal,
                                                  the Pelham Merger Proposal, the RRG
                                                  Merger Proposal, the WIC Merger
                                                  Proposal and the Valley Merger
                                                  Proposal.

Merger Transactions............................   Collectively, the Advanced Merger
                                                  Transactions, the Ide Merger
                                                  Transactions, the M&S Merger
                                                  Transactions, the South Texas Merger
                                                  Transactions, the San Antonio Merger
                                                  Transactions, the Pacific Merger
                                                  Transactions, the TMI Merger
                                                  Transactions, the RNM Merger
                                                  Transactions, the AIOC Merger
                                                  Transactions, the CIA Merger
                                                  Transactions, the MRIA Merger
                                                  Transactions, the Nyack Merger
                                                  Transactions, the Pelham Merger
                                                  Transactions, the RRG Merger
                                                  Transactions, the WIC Merger
                                                  Transactions and the Valley Merger
                                                  Transactions.






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
Mergers........................................   The mergers of APPI and each of
                                                  Advanced, Ide, M&S, South Texas, San
                                                  Antonio, Pacific, TMI, RNM, AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG, WIC
                                                  and Valley by undertaking the
                                                  applicable Merger Transactions.

MGCL...........................................   Maryland General Corporation Law.

MIS............................................   Management information system.

MRI............................................   Magnetic resonance imaging.

MRIA...........................................   Mid Rockland Imaging Associates,
                                                  P.C., a New York professional
                                                  corporation.

MRIA Board.....................................   The Board of Directors of MRIA.

MRIA Common Stock..............................   Common Stock of MRIA and, following
                                                  the F Reorganization of MRIA, the
                                                  Common Stock of MRIA New Sub.

MRIA Meeting...................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

MRIA Merger....................................   The merger of MRIA with and into
                                                  APPI pursuant to the MRIA Merger
                                                  Agreement.

MRIA Merger Agreement..........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  MRIA.

MRIA Merger Proposal...........................   The proposal to approve the MRIA
                                                  Merger Transactions.

MRIA Merger Transactions.......................   The actions APPI and MRIA will take
                                                  to merge pursuant to the MRIA Merger
                                                  Agreement.

MRIA New Sub...................................   The New Sub formed by MRIA.

MRIA NewCo.....................................   The NewCo formed by MRIA.

MRIA Record Date...............................   The close of business on [DATE].

MRIA Reorganization............................   The reorganization of MRIA by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

MSOs...........................................   Management service organizations.

Named Executive Officers.......................   The Chief Executive Officer and the
                                                  four other most highly paid executive
                                                  officers of the Company.

Nasdaq National Market.........................   Nasdaq Stock Market's National
                                                  Market.






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
New Sub........................................   A New York business corporation
                                                  subsidiary formed to effectuate an F
                                                  Reorganization.

NewCo..........................................   A newly-incorporated or newly-
                                                  organized entity capable of
                                                  practicing the profession of medicine
                                                  in its respective state.

NewCos.........................................   Collectively, Advanced NewCo, Ide
                                                  NewCo, M&S NewCo, Pacific NewCo, TMI
                                                  NewCo, RNM NewCo, AIOC NewCo, CIA
                                                  NewCo, MRIA NewCo, Nyack Newco,
                                                  Pelham NewCo, RRG NewCo, WIC NewCo
                                                  and Valley NewCo.

Nyack..........................................   Nyack Magnetic Resonance Imaging,
                                                  P.C., a New York professional
                                                  corporation.

Nyack Board....................................   The Board of Directors of Nyack.

Nyack Common Stock.............................   Common Stock of Nyack and, following
                                                  the F Reorganization of Nyack, the
                                                  Common Stock of Nyack New Sub.

Nyack Meeting..................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

Nyack Merger...................................   The merger of Nyack with and into APPI
                                                  pursuant to the Nyack Merger Agreement.

Nyack Merger Agreement.........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Nyack.

Nyack Merger Proposal..........................   The proposal to approve the Nyack
                                                  Merger Transactions.

Nyack Merger Transactions......................   The actions APPI and Nyack will take
                                                  to merge pursuant to the Nyack Merger
                                                  Agreement.

Nyack New Sub..................................   The New Sub formed by Nyack.

Nyack NewCo....................................   The NewCo formed by Nyack.

Nyack Record Date..............................   The close of business on [DATE].

Nyack Reorganization...........................   The reorganization of Nyack by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

NYBCL..........................................   New York Business Corporation Law.

Offer Price....................................   The price APPI shall offer to pay in
                                                  its Purchase Offer for the shares
                                                  held by Dissenting Security Holders.
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
Old Partnership Interests......................   Collectively, certain outstanding
                                                  Lexington limited partnership
                                                  interests, Madison partnership
                                                  interests, South Texas No. 1 limited
                                                  partnership interests and San Antonio
                                                  No. 2 limited partnership interests.

Old Shares.....................................   Collectively, Advanced Common Stock;
                                                  M&S Common Stock, South Texas Common
                                                  Stock, San Antonio Common Stock,
                                                  Pacific Common Stock, TMI Common
                                                  Stock, RNM Common Stock, AIOC Common
                                                  Stock, CIA Common Stock, MRIA Common
                                                  Stock, Nyack Common Stock, Pelham
                                                  Common Stock, RRG Common Stock, WIC
                                                  Common Stock and Valley Common Stock.

Pacific........................................   Pacific Imaging Consultants, A
                                                  Medical Group, Inc., a California
                                                  professional medical corporation.

Pacific Board..................................   The Board of Directors of Pacific.

Pacific Cash Consideration.....................   The amount of cash that will be paid
                                                  for each share of Pacific Common
                                                  Stock converted pursuant to the
                                                  Pacific Merger Transactions.

Pacific Common Stock...........................   Common Stock of Pacific.

Pacific Exchange Ratio.........................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of
                                                  Pacific Common Stock converted
                                                  pursuant to the Pacific Merger
                                                  Transactions.

Pacific Imaging Consultants....................   A radiology practice which includes
                                                  two related entities, consisting of
                                                  Pacific and TMI.

Pacific Meeting................................   A joint special meeting of the
                                                  security holders of each of Pacific
                                                  and TMI which will be held at [PLACE]
                                                  located at [ADDRESS] on [DATE], 1997
                                                  at [TIME].

Pacific Merger.................................   The merger of a separate subsidiary
                                                  of APPI with and into Pacific pursuant
                                                  to the Pacific Merger Agreement.

Pacific Merger Agreement.......................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Pacific.

Pacific Merger Proposal........................   The proposal to approve the Pacific
                                                  Merger Transactions.
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
Pacific Merger Transactions....................   The actions APPI and Pacific will
                                                  take to merge pursuant to the Pacific
                                                  Merger Agreement.

Pacific NewCo..................................   The NewCo formed by Pacific.

Pacific Record Date............................   The close of business on [DATE].

Pacific Reorganization.........................   The reorganization of Pacific by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Pacific Service Area...........................   Greater Oakland Metropolitan area,
                                                  San Francisco Bay area and the
                                                  Hi-Desert area of Southern
                                                  California.

Partnership Governance Documents...............   The Partnership agreement and other
                                                  governance documents of each Exchange
                                                  Entity.

Pelham.........................................   Pelham Imaging Associates, P.C., a
                                                  New York professional corporation.

Pelham Board...................................   The Board of Directors of Pelham.

Pelham Common Stock............................   Common Stock of Pelham and, following
                                                  the F Reorganization of Pelham, the
                                                  Common Stock of Pelham New Sub.

Pelham Meeting.................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

Pelham Merger..................................   The merger of Pelham with and into
                                                  APPI pursuant to the Pelham Merger
                                                  Agreement.

Pelham Merger Agreement........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Pelham.

Pelham Merger Proposal.........................   The proposal to approve the Pelham
                                                  Merger Transactions.

Pelham Merger Transactions.....................   The actions APPI and Pelham will take
                                                  to merge pursuant to the Pelham
                                                  Merger Agreement.

Pelham New Sub.................................   The New Sub formed by Pelham.

Pelham NewCo...................................   The NewCo formed by Pelham.

Pelham Record Date.............................   The close of business on [DATE].

Pelham Reorganization..........................   The reorganization of Pelham by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Plan...........................................   The Company's 1996 Stock Option Plan.
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
PPMs...........................................   Physician practice management
                                                  companies.

Preferred Stock................................   Preferred stock, par value $.0001 per
                                                  share, of APPI.

Professional Services..........................   Professional diagnostic and
                                                  interpretive services.

Program........................................   The Company's Cash Bonus Program.

Purchase Offer.................................   Written offer by APPI to each
                                                  Dissenting Security Holder to
                                                  pay a specified price for the
                                                  shares held by such Dissenting
                                                  Security Holder.

Radiology and Nuclear Medicine or RNM..........   Radiology and Nuclear Medicine, a
                                                  Professional Association, a Kansas
                                                  professional association.

RBRVS..........................................   Resource-based relative value scale.

Registration Statement.........................   Registration Statement on Form S-4
                                                  filed by APPI with the SEC.

Regulation S-K.................................   Regulation S-K of the Securities Act.

Reorganizations................................   Collectively, the Advanced
                                                  Reorganization, the Ide
                                                  Reorganization, the M&S
                                                  Reorganization, the Pacific
                                                  Reorganization, the TMI
                                                  Reorganization, the RNM
                                                  Reorganization, the AIOC
                                                  Reorganization, the CIA
                                                  Reorganization, the MRIA
                                                  Reorganization, the Nyack
                                                  Reorganization, the Pelham
                                                  Reorganization, the RRG
                                                  Reorganization, the WIC
                                                  Reorganization and the Valley
                                                  Reorganization.

RNM Board......................................   The Board of Directors of RNM.

RNM Cash Consideration.........................   The amount of cash that will be paid
                                                  for each share of RNM Common
                                                  Stock converted pursuant to
                                                  the RNM Merger Transactions.

RNM Common Stock...............................   Common Stock of RNM.




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
RNM Exchange Ratio.............................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of RNM
                                                  Common Stock converted pursuant to
                                                  the RNM Merger Transactions.

RNM Meeting....................................   A special meeting of RNM security
                                                  holders which will be held at [PLACE]
                                                  located at [ADDRESS] on [DATE], 1997
                                                  at [TIME].

RNM Merger.....................................   The merger of RNM with and into APPI
                                                  pursuant to the RNM Merger Agreement.

RNM Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  RNM.

RNM Merger Proposal............................   The proposal to approve the RNM
                                                  Merger Transactions.

RNM Merger Transactions........................   The actions APPI and RNM will take to
                                                  merge pursuant to the RNM Merger
                                                  Agreement.

RNM NewCo......................................   The NewCo formed by RNM.

RNM Record Date................................   The close of business on [DATE].

RNM Reorganization.............................   The reorganization of RNM by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

RNM Service Area...............................   Greater Topeka, Kansas area
                                                  and Northeast Kansas/Southeast
                                                  Nebraska area.

Rockland Cash Consideration....................   The amount of cash that will be paid
                                                  for each share of AIOC Common Stock,
                                                  CIA Common Stock, MRIA Common Stock,
                                                  Nyack Common stock, Pelham Common
                                                  Stock, RRG Common Stock and WIC
                                                  Common Stock converted pursuant to
                                                  each Merger Entity's respective
                                                  Merger Transactions.

Rockland Exchange Ratio........................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of AIOC
                                                  Common Stock, CIA Common Stock, MRIA
                                                  Common Stock, Nyack Common Stock,
                                                  Pelham Common Stock, RRG Common Stock
                                                  and WIC Common Stock converted
                                                  pursuant to each Merger Entity's
                                                  respective Merger Transactions.
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
Rockland Radiological Group....................   A radiology practice which includes
                                                  seven related entities, consisting of
                                                  AIOC, CIA, MRIA, Nyack, Pelham, RRG,
                                                  and WIC.

Rockland Service Area..........................   Duchess, Orange, Rockland, Ulster and
                                                  Westchester County areas of
                                                  the State of New York and the
                                                  Bergen County area of the
                                                  State of New Jersey.

RRG............................................   Rockland Radiological Group, P.C., a
                                                  New York professional corporation.

RRG Board......................................   The Board of Directors of RRG.

RRG Common Stock...............................   Common Stock of RRG and, following
                                                  the F Reorganization of RRG, the
                                                  Common Stock of RRG New Sub.

RRG Meeting....................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

RRG Merger.....................................   The merger of RRG with and into APPI
                                                  pursuant to the RRG Merger Agreement.

RRG Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  RRG.

RRG Merger Proposal............................   The proposal to approve the RRG
                                                  Merger Transactions.

RRG Merger Transactions........................   The actions APPI and RRG will take to
                                                  merge pursuant to the RRG Merger
                                                  Agreement.

RRG New Sub....................................   The New Sub formed by RRG.

RRG NewCo......................................   The NewCo formed by RRG.

RRG Record Date................................   The close of business on [DATE].

RRG Reorganization.............................   The reorganization of RRG by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Rule 16b-3.....................................   Rule 16b-3 of Section 16 of the
                                                  Exchange Act.

SAB 48.........................................   Staff Accounting Bulletin No. 48,
                                                  "Transfers of Nonmonetary Assets by
                                                  Promoters or Shareholders," published
                                                  by the SEC.

San Antonio....................................   San Antonio MR, Inc., a Texas
                                                  corporation.
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
San Antonio Board..............................   The Board of Directors of San
                                                  Antonio.

San Antonio Cash Consideration.................   The amount of cash that will be paid
                                                  for each share of San Antonio
                                                  Common Stock converted
                                                  pursuant to the San Antonio
                                                  Merger Transactions.

San Antonio Common Stock.......................   Common Stock of San Antonio.

San Antonio Exchange Ratio.....................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of San
                                                  Antonio Common Stock converted
                                                  pursuant to the San Antonio Merger
                                                  Transactions.

San Antonio Meeting............................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

San Antonio Merger.............................   The merger of San Antonio with and
                                                  into APPI pursuant to the San
                                                  Antonio Merger Agreement.

San Antonio Merger Agreement...................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  San Antonio.

San Antonio Merger Proposal....................   The proposal to approve the San
                                                  Antonio Merger Transactions.

San Antonio Merger Transactions................   The actions APPI and San Antonio will
                                                  take to merge pursuant to the San
                                                  Antonio Merger Agreement.

San Antonio No. 2 Exchange Transaction.........   The acquisition of San Antonio No. 2
                                                  by APPI by exchanging cash and shares
                                                  of APPI Common Stock for partnership
                                                  interests of San Antonio No. 2.

San Antonio No. 2..............................   San Antonio MRI Partnership No. 2,
                                                  Ltd., a Texas limited partnership.


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
San Antonio No. 2 Cash Consideration...........   The aggregate amount of cash that
                                                  will be paid for the partnership
                                                  interests in San Antonio No. 2
                                                  transferred pursuant to the San
                                                  Antonio No. 2 Exchange Transactions.

San Antonio No. 2 Exchange.....................   The acquisition of certain partnership
                                                  interests in San Antonio No. 2 by
                                                  APPI pursuant to the San Antonio No. 2
                                                  Exchange Agreement.

San Antonio No. 2 Exchange Agreement...........   The Agreement and Plan of Exchange
                                                  dated as of June 27, 1997 by and
                                                  between APPI and holders of all of
                                                  the limited partnership interests of
                                                  San Antonio No. 2.

San Antonio No. 2 Exchange Ratio...............   The aggregate number of shares of
                                                  APPI Common Stock that will be
                                                  issued and exchanged for the
                                                  partnership interests in San Antonio
                                                  No. 2 transferred pursuant to the San
                                                  Antonio No. 2 Exchange Transactions.

San Antonio No. 2 Meeting......................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

San Antonio No. 2 Partners.....................   The twelve (12) limited partners of
                                                  San Antonio No. 2 (Neil Bowie, M.D.,
                                                  Joseph Carabin, M.D., Gregory Godwin,
                                                  M.D., Michael Howard, M.D., Philip
                                                  Kline, M.D., Julio Otazo, M.D., R.K.
                                                  Daniel Peterson, M.D., Randall
                                                  Preissig, M.D., Rise Ross, M.D., Jose
                                                  Saldana, M.D., Robert Thompson, M.D.
                                                  and Gregory Wojeik, M.D.) who,
                                                  together, own 99% of the total
                                                  interests of San Antonio No. 2.

San Antonio No. 2 Record Date..................   The close of business on [DATE].

San Antonio No. 2 Exchange Proposal............   The proposal to approve the San
                                                  Antonio No. 2 Exchange Transactions.

San Antonio Record Date........................   The close of business on [DATE].

SEC............................................   Securities and Exchange Commission.

Section 17-6712................................   Section 17-6712 of the KGCC.

Section 3-202..................................   Section 3-202 of the MGCL.

Section 3-203..................................   Section 3-203 of the MGCL.

Section 623....................................   Section 623 of the NYBCL.

Section 910....................................   Section 910 of the NYBCL.

Securities Act.................................   Securities Act of 1933, as amended.






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
Service Agreement..............................   A 40-year Service Agreement with
                                                  APPI.

South Texas....................................   South Texas MR, Inc., a Texas
                                                  corporation.

South Texas Board..............................   The Board of Directors of South
                                                  Texas.

South Texas Cash Consideration.................   The amount of cash that will be paid
                                                  for each share of South Texas
                                                  Common Stock converted
                                                  pursuant to the South Texas
                                                  Merger Transactions.

South Texas Common Stock.......................   Common Stock of South Texas.

South Texas Exchange Ratio.....................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of South
                                                  Texas Common Stock converted pursuant
                                                  to the South Texas Merger
                                                  Transactions.

South Texas Meeting............................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

South Texas Merger.............................   The merger of South Texas with and
                                                  into APPI pursuant to the South
                                                  Texas Merger Agreement.

South Texas Merger Agreement...................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  South Texas.

South Texas Merger Proposal....................   The proposal to approve the South
                                                  Texas Merger Transactions.

South Texas Merger Transactions................   The actions APPI and South Texas will
                                                  take to merge pursuant to the South
                                                  Texas Merger Agreement.

South Texas No. 1..............................   South Texas No. 1 MRI Limited
                                                  Partnership, a Texas limited
                                                  partnership.

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
South Texas No. 1 Cash Consideration...........   The aggregate amount of cash that
                                                  will be paid for the partnership
                                                  interests in South Texas No. 1
                                                  transferred pursuant to the South
                                                  Texas No. 1 Exchange Transactions.

South Texas No. 1 Exchange.....................   The acquisition of certain
                                                  partnerships in South Texas No. 1
                                                  by APPI pursuant to the South Texas
                                                  No. 1 Exchange Agreement.

South Texas No. 1 Exchange Agreement...........   The Agreement and Plan of Exchange
                                                  dated as of June 27, 1997 by and
                                                  between APPI and holders of all of
                                                  the limited partnership interests of
                                                  South Texas No. 1.

South Texas No. 1 Exchange Proposal............   The proposal to approve the South
                                                  Texas No. 1 Exchange Transactions.

South Texas No. 1 Exchange Ratio...............   The aggregate number of shares of
                                                  APPI Common Stock that will be
                                                  issued and exchanged for the
                                                  partnership interests in South Texas
                                                  No. 1 transferred pursuant to the
                                                  South Texas No. 1 Exchange
                                                  Transactions.

South Texas No. 1 Exchange Transaction.........   The acquisition of South Texas No. 1
                                                  by APPI by exchanging cash and shares
                                                  of APPI Common Stock for partnership
                                                  interests of South Texas No. 1.

South Texas No. 1 Meeting......................   A joint special meeting of the
                                                  security holders of each of M&S,
                                                  Lexington, Madison, South Texas,
                                                  South Texas No. 1, San Antonio and
                                                  San Antonio No. 2 which will be held
                                                  at [PLACE] located at [ADDRESS] on
                                                  [DATE], 1997 at [TIME].

South Texas No. 1 Partners.....................   The twelve (12) limited partners of
                                                  South Texas No. 1 (Neil Bowie, M.D.,
                                                  Joseph Carabin, M.D., Gregory Godwin,
                                                  M.D., Michael Howard, M.D., Philip
                                                  Kline, M.D., Julio Otazo, M.D., R.K.
                                                  Daniel Peterson, M.D., Randall
                                                  Preissig, M.D., Rise Ross, M.D., Jose
                                                  Saldana, M.D., Robert Thompson, M.D.
                                                  and Gregory Wojeik, M.D.) who,
                                                  together, own 99% of the total
                                                  interests of South Texas No. 1.

South Texas No. 1 Record Date..................   The close of business on [DATE].

South Texas Record Date........................   The close of business on [DATE].

Stark I........................................   Omnibus Budget Reconciliation Act of
                                                  1989.

Stark II.......................................   Omnibus Budget Reconciliation Act of
                                                  1993.

Stark Law......................................   Collectively, Stark I and Stark II.
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
Stockholder Representation Letter..............   Stockholder Representation Letter in
                                                  substantially the form of Appendix E
                                                  to this Prospectus/Joint Proxy
                                                  Statement.

TBCA...........................................   Texas Business Corporation Act.

The Ide Group or Ide...........................   The Ide Group, P.C., a New York
                                                  professional corporation.

TMI............................................   Total Medical Imaging, Inc., a
                                                  California corporation.

TMI Board .....................................   The Board of Directors of TMI.

TMI Cash Consideration.........................   The amount of cash that will be paid
                                                  for each share of TMI Common
                                                  Stock converted pursuant to
                                                  the TMI Merger Transactions.

TMI Common Stock...............................   Common Stock of TMI.

TMI Exchange Ratio.............................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of TMI
                                                  Common Stock converted pursuant to
                                                  the TMI Merger Transactions.

TMI Meeting....................................   A joint special meeting of the
                                                  security holders of each of Pacific
                                                  and TMI which will be held at [PLACE]
                                                  located at [ADDRESS] on [DATE], 1997
                                                  at [TIME].

TMI Merger.....................................   The merger of a separate subsidiary
                                                  of APPI with and into TMI pursuant
                                                  to the TMI Merger Agreement.

TMI Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  TMI.

TMI Merger Proposal............................   The proposal to approve the TMI
                                                  Merger Transactions.

TMI Merger Transactions........................   The actions APPI and TMI will take to
                                                  merge pursuant to the TMI Merger
                                                  Agreement.

TMI NewCo......................................   The NewCo formed by TMI.

TMI Record Date................................   The close of business on [DATE].

TMI Reorganization.............................   The reorganization of TMI by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.
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
TRPA...........................................   The Texas Revised Partnership Act.

TRPLA..........................................   The Texas Revised Limited Partnership
                                                  Act.

Underwriters...................................   Underwriters named in the Form S-1.

Valley Board...................................   The Board of Directors of Valley.

Valley Cash Consideration......................   The amount of cash that will be paid
                                                  for each share of Valley
                                                  Common Stock converted
                                                  pursuant to the Valley Merger
                                                  Transactions.

Valley Exchange Ratio..........................   The number of shares of APPI Common
                                                  Stock that will be issued and
                                                  exchanged for each share of Valley
                                                  Common Stock converted pursuant to
                                                  the Valley Merger Transactions.

Valley Meeting.................................   A special meeting of Valley security
                                                  holders which will be held at [PLACE]
                                                  located at [ADDRESS] on [DATE], 1997
                                                  at [TIME].

Valley Merger..................................   The merger of a separate subsidiary
                                                  of APPI with and into Valley pursuant
                                                  to the Valley Merger Agreement.

Valley Merger Agreement........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  Valley.

Valley Merger Proposal.........................   The proposal to approve the Valley
                                                  Merger Transactions.

Valley Merger Transactions.....................   The actions APPI and Valley will take
                                                  to merge pursuant to the Valley
                                                  Merger Agreement.

Valley NewCo...................................   The NewCo formed by Valley.

Valley Radiology Group or Valley...............   Valley Radiologists Medical Group,
                                                  Inc., a California
                                                  professional medical
                                                  corporation.

Valley Reorganization..........................   The reorganization of Valley by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

Valley Service Area............................   Greater San Jose Metropolitan area
                                                  and the San Francisco Bay area.

WIC............................................   Women's Imaging Consultants, P.C., a
                                                  New York professional corporation.
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
WIC Board......................................   The Board of Directors of WIC.

WIC Common Stock...............................   Common Stock of WIC and, following
                                                  the F Reorganization of WIC, the
                                                  Common Stock of WIC New Sub.

WIC Meeting....................................   A joint special meeting of the
                                                  security holders of each of AIOC,
                                                  CIA, MRIA, Nyack, Pelham, RRG and WIC
                                                  which will be held at the corporate
                                                  offices of such Entities located at
                                                  18 Squadron Boulevard, New City, New
                                                  York on [DATE], 1997 at [TIME].

WIC Merger.....................................   The merger of WIC with and into APPI
                                                  pursuant to the WIC Merger Agreement.

WIC Merger Agreement...........................   The Agreement and Plan of
                                                  Reorganization and Merger dated as of
                                                  June 27, 1997 by and between APPI and
                                                  WIC.

WIC Merger Proposal............................   The proposal to approve the WIC
                                                  Merger Transactions.

WIC Merger Transactions........................   The actions APPI and WIC will take to
                                                  merge pursuant to the WIC Merger
                                                  Agreement.

WIC New Sub....................................   The New Sub formed by WIC.

WIC NewCo......................................   The NewCo formed by WIC.

WIC Record Date................................   The close of business on [DATE].

WIC Reorganization.............................   The reorganization of WIC by
                                                  incorporating a NewCo,
                                                  transferring to such NewCo
                                                  certain assets and liabilities
                                                  and entering into a Service
                                                  Agreement with APPI.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AMERICAN PHYSICIAN PARTNERS, INC.
  Report of Independent Public Accountants..................  F-3
  Balance Sheets as of December 31, 1996, and June 30, 1997
     (unaudited)............................................  F-4
  Statements of Income for the period from inception (April
     30, 1996) to December 31, 1996, and the six months
     ended June 30, 1997 (unaudited)........................  F-5
  Statements of Stockholders' Deficit for the period from
     inception (April 30, 1996) to December 31, 1996, and
     the six months ended June 30, 1997 (unaudited).........  F-6
  Statement of Cash Flows for the period from inception
     (April 30, 1996) to December 31, 1996, and the six
     months ended June 30, 1997 (unaudited).................  F-7
  Notes to Financial Statements.............................  F-8
ADVANCED RADIOLOGY, LLC AND SUBSIDIARY
  Report of Independent Public Accountants..................  F-12
  Consolidated Balance Sheets as of December 31, 1995 and
     1996, and June 30, 1997
     (unaudited)............................................  F-13
  Consolidated Statements of Income for the years ended
     December 31, 1994, 1995 and 1996, and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-14
  Consolidated Statements of Owners' Equity for the years
     ended December 31, 1994, 1995 and 1996, and the six
     months ended June 30, 1997 (unaudited).................  F-15
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996, and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-16
  Notes to Consolidated Financial Statements................  F-17
THE IDE GROUP, P.C. AND IDE DIAGNOSTIC IMAGING ASSOCIATES
  Independent Auditors' Report..............................  F-25
  Combined Balance Sheets as of June 30, 1995,
     1996 and 1997 .........................................  F-26
  Combined Statements of Income for the years ended June 30,
     1995, 1996 and 1997....................................  F-27
  Combined Statements of Changes in Stockholders' Equity and
     Partners' Capital for the years ended June 30,
     1995, 1996 and 1997 ...................................  F-28
  Combined Statements of Cash Flows for the years ended June
     30, 1995, 1996 and 1997 ...............................  F-29
  Notes to Combined Financial Statements....................  F-30
M & S X-RAY PRACTICES
  Report of Independent Public Accountants..................  F-36
  Combined Balance Sheets as of December 31, 1995 and 1996,
     and June 30, 1997 (unaudited)..........................  F-37
  Combined Statements of Income for the years ended December
     31, 1995 and 1996, and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-38
  Combined Statements of Owners' Equity for the years ended
     December 31, 1995 and 1996, and the six months ended
     June 30, 1997 (unaudited)..............................  F-39
  Combined Statements of Cash Flows for the years ended
     December 31, 1995 and 1996, and the six months ended
     June 30, 1996 and 1997 (unaudited).....................  F-40
  Notes to Combined Financial Statements....................  F-41

                                                              PAGE
                                                              ----
PACIFIC IMAGING CONSULTANTS
  Report of Independent Public Accountants..................  F-47
  Combined Balance Sheets as of December 31, 1995 and 1996,
     and June 30, 1997
     (unaudited)............................................  F-48
  Combined Statements of Income for the years ended December
     31, 1995 and 1996, and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-49
  Combined Statements of Owners' Equity (Deficit) for the
     years ended December 31, 1995 and 1996, and the six
     months ended June 30, 1997 (unaudited).................  F-50
  Combined Statements of Cash Flows for the years ended
     December 31, 1995 and 1996, and the six months ended
     June 30, 1996 and 1997 (unaudited).....................  F-51
  Notes to Combined Financial Statements....................  F-52
RADIOLOGY AND NUCLEAR MEDICINE, P.A.
  Report of Independent Public Accountants..................  F-58
  Balance Sheets as of December 31, 1995 and 1996, and June
     30, 1997 (unaudited)...................................  F-59
  Statements of Income for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1996 and
     1997 (unaudited).......................................  F-60
  Statements of Owners' Equity for the years ended December
     31, 1995 and 1996, and the six months ended June 30,
     1997 (unaudited).......................................  F-61
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996, and the six months ended June 30, 1996
     and 1997 (unaudited)...................................  F-62
  Notes to Financial Statements.............................  F-63
ROCKLAND RADIOLOGICAL GROUP
  Report of Independent Public Accountants..................  F-68
  Combined Balance Sheets as of September 30, 1995 and 1996,
     and June 30, 1997
     (unaudited)............................................  F-69
  Combined Statements of Income for the years ended
     September 30, 1994, 1995 and 1996, and the nine months
     ended June 30, 1996 and 1997 (unaudited)...............  F-70
  Combined Statements of Owners' Equity (Deficit) for the
     years ended September 30, 1994, 1995 and 1996, and the
     nine months ended June 30, 1997 (unaudited)............  F-71
  Combined Statements of Cash Flows for the years ended
     September 30, 1994, 1995 and 1996, and the nine months
     ended June 30, 1996 and 1997 (unaudited)...............  F-72
  Notes to Combined Financial Statements....................  F-73
VALLEY RADIOLOGY GROUP
  Report of Independent Public Accountants..................  F-78
  Combined Balance Sheets as of December 31, 1995 and 1996,
     and June 30, 1997
     (unaudited)............................................  F-79
  Combined Statements of Income for the years ended December
     31, 1995 and 1996, and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-80
  Combined Statements of Owners' Equity for the years ended
     December 31, 1995 and 1996, and the six months ended
     June 30, 1997 (unaudited)..............................  F-81
  Combined Statements of Cash Flows for the years ended
     December 31, 1995 and 1996, and the six months ended
     June 30, 1996 and 1997 (unaudited).....................  F-82
  Notes to Combined Financial Statements....................  F-83

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
American Physician Partners, Inc.:

     We have audited the accompanying balance sheet of American Physician Partners, Inc. -- A Development Stage Company (a Delaware corporation) as of December 31, 1996, and the related statements of income, stockholders' deficit, and cash flows for the period from inception (April 30, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Physician Partners, Inc. -- A Development Stage Company as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (April 30, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
     April 10, 1997

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,490,679    $   110,237
  Prepaid expenses..........................................       15,002        137,859
                                                              -----------    -----------
          Total current assets..............................    2,505,681        248,096
PROPERTY AND EQUIPMENT, net of accumulated depreciation
  of $2,612 and $15,303 at December 31, 1996 and June 30,
  1997, respectively........................................       57,405        166,654
DEFERRED IPO COSTS..........................................           --      2,055,766
OTHER ASSETS................................................       14,480         15,711
                                                              -----------    -----------
          Total assets......................................  $ 2,577,566    $ 2,486,227
                                                              ===========    ===========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accrued expenses..........................................  $   477,109    $ 2,085,169
CONVERTIBLE NOTES PAYABLE...................................    3,500,000      3,500,000
                                                              -----------    -----------
          Total liabilities.................................    3,977,109      5,585,169

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
  Preferred stock, $.0001 par value; 10,000,000 shares
     authorized; no shares outstanding......................           --             --
  Common stock, $.0001 par value; 50,000,000 shares
     authorized; 2,000,000 shares issued and outstanding....          200            200
  Additional paid-in capital................................      249,800        249,800
  Accumulated deficit.......................................   (1,649,543)    (3,348,942)
                                                              -----------    -----------
          Total stockholders' deficit.......................   (1,399,543)    (3,098,942)
                                                              -----------    -----------
          Total liabilities and stockholders' deficit.......  $ 2,577,566    $ 2,486,227
                                                              ===========    ===========

    The accompanying notes are an integral part of this financial statement.

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              STATEMENTS OF INCOME

                                                                PERIOD FROM
                                                                 INCEPTION          PERIOD FROM
                                                              (APRIL 30, 1996)    JANUARY 1, 1997,
                                                                     TO                  TO
                                                                DECEMBER 31,          JUNE 30,
                                                                    1996                1997
                                                              ----------------    ----------------
                                                                                    (UNAUDITED)
REVENUES....................................................    $        --          $        --
COSTS AND EXPENSES:
  Salaries and benefits.....................................        545,949              901,065
  Rent and lease expense....................................         57,015              114,134
  General and administrative................................        299,585              412,494
  Depreciation..............................................          2,612               12,691
  Interest expense..........................................         36,031              104,792
  Professional services.....................................        607,482              143,859
  Marketing expense.........................................        114,067               43,499
                                                                -----------          -----------
          Total costs and expenses..........................      1,662,741            1,732,534
                                                                -----------          -----------
INTEREST INCOME.............................................         13,198               33,135
                                                                -----------          -----------
NET LOSS....................................................    $(1,649,543)         $(1,699,399)
                                                                ===========          ===========

    The accompanying notes are an integral part of this financial statement.

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                             COMMON STOCK      ADDITIONAL
                                          ------------------    PAID-IN     ACCUMULATED
                                           SHARES     AMOUNT    CAPITAL       DEFICIT        TOTAL
                                          ---------   ------   ----------   -----------   -----------
BALANCE, April 30, 1996 (inception).....         --    $ --     $     --    $        --   $        --
  Issuance of common stock..............  2,000,000     200      249,800             --       250,000
  Net loss..............................         --      --           --     (1,649,543)   (1,649,543)
                                          ---------    ----     --------    -----------   -----------
BALANCE, December 31, 1996..............  2,000,000     200      249,800     (1,649,543)   (1,399,543)
  Net loss (unaudited)..................         --      --           --     (1,699,399)   (1,699,399)
                                          ---------    ----     --------    -----------   -----------
BALANCE, June 30, 1997 (unaudited)......  2,000,000    $200     $249,800    $(3,348,942)  $(3,098,942)
                                          =========    ====     ========    ===========   ===========

    The accompanying notes are an integral part of this financial statement.

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                                                              FOR THE PERIOD
                                                              FROM INCEPTION
                                                                (APRIL 30,
                                                                 1996) TO         SIX MONTHS
                                                               DECEMBER 31,          ENDED
                                                                   1996          JUNE 30, 1997
                                                              ---------------    -------------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(1,649,543)       $(1,699,399)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation...........................................          2,612             12,691
     Changes in assets and liabilities --
       Prepaid expenses.....................................        (15,002)          (122,857)
       Intangible asset.....................................             --         (2,055,766)
       Other assets.........................................        (14,480)            (1,231)
       Accrued expenses.....................................        477,109          1,608,060
                                                                -----------        -----------
          Net cash used in operating activities.............     (1,199,304)        (2,258,502)
                                                                -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................        (60,017)          (121,940)
                                                                -----------        -----------
          Net cash used in investing activities.............        (60,017)          (121,940)
                                                                -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...................        400,000                 --
  Payments on notes payable.................................       (400,000)                --
  Proceeds from issuance of convertible notes payable.......      3,500,000                 --
  Issuance of common stock..................................        250,000                 --
                                                                -----------        -----------
          Net cash provided by financing activities.........      3,750,000                 --
                                                                -----------        -----------
INCREASE IN CASH AND CASH EQUIVALENTS.......................      2,490,679         (2,380,442)
CASH AND CASH EQUIVALENTS, at inception.....................             --          2,490,679
                                                                -----------        -----------
CASH AND CASH EQUIVALENTS, end of year......................    $ 2,490,679        $   110,237
                                                                ===========        ===========
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the period
     Interest...............................................    $     7,104        $        --

    The accompanying notes are an integral part of this financial statement.

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. DESCRIPTION OF BUSINESS:

     American Physician Partners, Inc. -- A Development Stage Company (the "Company"), a Delaware corporation, is a radiology practice management entity. The Company is a development stage company which through December 31, 1996, had no revenue or significant operations. During the period from inception (April 30, 1996) to December 31, 1996, the Company reported a net loss of approximately $1.6 million primarily as a result of general and administrative expenses incurred during its startup and organizational stage. The Company's operating prospects are dependent upon a number of factors including the ability to attract physicians to its business concept and integrate their operations, competition from similar entities as the Company and overall trends in the healthcare industry (including the effects of government regulation and reimbursement trends).

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company.

     The Company's financial statements have been prepared in anticipation of an initial public offering of the Company's common stock (the "offering").

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment, consisting of furniture, fixtures, and equipment, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (five years).

  Net Loss Per Share

     Net loss per share data has not been presented as historical information does not reflect the distribution to the promoters (see Note 8) which will occur in conjunction with the offering and will be paid with the proceeds thereof.

     In February 1997, the Financial Accounting Standards Board issued Statement 128, "Earnings Per Share" (FASB No. 128.) This Statement simplifies the standards for computing earnings per share previously found in APB No. 15, "Earnings Per Share," and applies to entities with publicly held common stock or potential publicly held common stock. FASB No. 128 is effective for financial statements for both interim and annual periods ending after December 31, 1997, early application is not permitted.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Basis of Presentation -- Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim period from January 1, 1997, to June 30, 1997, has been included herein. The results of operations for the interim period is not necessarily indicative of the results for the full year.

3. CONVERTIBLE NOTES PAYABLE:

     During 1996, the Company issued $3,500,000 in convertible notes (the "Notes"). As of December 31, 1996, $40,000 and $357,000 of the Notes are held by employees and shareholders, respectively. The interest rate on the Notes is 6% and they mature on January 31, 1998. The Notes may, at the election of the noteholders of at least 50% of the outstanding principal amount, be converted into shares of common stock at a conversion price of $8 per share, subject to certain limitations, as defined in the Note agreement. In addition, upon or after the effective date of the offering, the Company may redeem the Notes at par in whole or in part. The Company expects that the note holders will elect conversion upon the Company's request for redemption.

     If the Notes remain outstanding at January 31, 1998, the interest rate increases to the prime rate plus 2% per annum.

     The Company issued $400,000 in notes to stockholders during 1996. The interest rate on these notes was the bank base lending rate. These notes were paid in full prior to December 31, 1996.

4. COMMON STOCK AND STOCK OPTION PLAN:

  Common Stock

     During 1996, the Company's Board of Directors issued 2,000,000 shares of common stock. No shares of stock were held by employees at December 31, 1996.

  Stock Option Plan

     During 1996, the Company's Board of Directors approved a Stock Option Plan (the "Plan") under which 3,000,000 options to purchase shares of the Company's common stock may be granted to key directors, employees and other health care professionals associated with the Company, as defined by the Plan. Options granted under the Plan may be either incentive stock options (ISO) or nonqualified stock options (NQSO). The option price per share under the Plan may not be less than 100% of the fair market value at the grant date for ISO and may not be less than 85% of the fair market value at the grant date for NQSO. Generally, options vest over a 5-year period.

     The Company accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). In 1995, Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (FASB No.
123), was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. FASB No. 123 requires that companies electing to continue to use the intrinsic

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting had been applied.

     The Company used the minimum value method to estimate the fair value of options. For purposes of the minimum value method, the Company used U.S. Treasury strip rates for its risk-free interest rates, assumed no volatility or future dividends, and assumed the expected life of the options through the applicable expiration dates. The pro forma effects of adopting FASB No. 123's fair value based method for the period ended December 31, 1996 were not materially different from the corresponding APB No. 25 intrinsic value methodology because the weighted average grant-date fair value of options granted during the period was negligible. However, the effects of applying FASB No. 123 during 1996 are not likely to be representative of the effects on pro forma net income for future years because the vesting of options will cause additional incremental expense to be recognized in future periods.

     As of December 31, 1996, 1,210,000 options were granted and 1,790,000 options were available to be granted under the Plan. The weighted average exercise prices for total granted options and total exercisable options were $.74 and $.20, respectively, at December 31, 1996. The following table summarizes information for the significant option groups outstanding at December 31, 1996:

EXERCISE     OPTIONS      REMAINING    EXERCISABLE
 PRICE     OUTSTANDING      LIFE         OPTIONS
--------   -----------   -----------   -----------
                           (YEARS)
 $ .125     1,115,000        10            99,083
   8.00        95,000        10               917

     Upon the effective date of the offering, the vesting period of 480,000 options will accelerate. Acceleration of the vesting period does not change the measurement date pursuant to the provisions of APB 25 and accordingly no compensation expense will be recognized.

5. INCOME TAXES:

     The Company has incurred losses since inception. At December 31, 1996, the Company has a net operating loss carryforward for income tax purposes of approximately $1,647,000 available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforward will expire in 2011.

     The deferred tax benefit of approximately $600,000 generated during 1996 has been fully offset by a valuation allowance. The Company has recorded a full valuation allowance against its deferred tax asset because of the Company's current financial condition, its limited operating history, and its operating losses recorded to date. If the Company does achieve profitability in the future, the valuation allowance will be reduced by a credit to income.

6. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Instruments," requires disclosure about the fair value of financial instruments. The carrying amounts and the estimated fair values for these financial instruments as of December 31, 1996, were as follows:

                                                               CARRYING     ESTIMATED
                                                                AMOUNT      FAIR VALUE
                                                              ----------    ----------
Cash and cash equivalents...................................  $2,490,679    $2,490,679
Convertible notes payable...................................   3,500,000     3,421,687

                       AMERICAN PHYSICIAN PARTNERS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES:

  Leases

     Lease expense of $57,015 for the period ended December 31, 1996, consists of corporate office space and corporate equipment.

     The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1996:

1997........................................................  $164,865
1998........................................................   164,865
1999........................................................   164,220
2000........................................................   157,125
2001........................................................   130,940

8. SUBSEQUENT EVENTS:

     The Company plans to reorganize and complete an initial public offering. As part of this transaction, all nonmonetary assets and certain monetary assets (primarily accounts receivable, cash, and other monetary assets such as inventory, deposits, prepaids and miscellaneous other receivables, but excluding notes receivable from physicians) and liabilities, excluding those liabilities payable to physicians such as accrued or defined physician compensation, and certain other liabilities payable to physicians related to other benefit plans of seven radiology practices (the "Founding Affiliated Practices") will be exchanged for the Company's common stock and cash. Each of the stockholders of the Founding Affiliated Practices is deemed to be a promoter of the offering. The exchange will be accounted for at the historical cost basis with the stock being valued at the historical cost of the net assets exchanged. The cash payments to the owners of the Founding Affiliated Practices will be reflected as dividends paid by the Company. Concurrent with these exchanges, the physicians will create new medical professional corporations (PC's) which will enter into 40-year service agreements with the Company. Additionally, all physicians will enter into employment and noncompete agreements with the new PC's.

     As of the closing date, the Company will agree to pay the owners of the Founding Affiliated Practices amounts equal to their existing cash and net accounts receivable, less certain accounts payable and accrued liabilities of the Founding Affiliated Practices.

     The following summarized unaudited pro forma information assumes the exchange between the Company and the Founding Affiliated Practices, but does not give effect to the offering or the distribution to promoters. This pro forma information assumes the exchanges occurred on June 30, 1997 (in thousands):

Balance sheet --
  Working capital...........................................  $ 3,895
  Total assets..............................................   75,524
  Long-term debt and capital leases, net of current
     maturities.............................................   19,754
  Stockholders' equity......................................   19,264

     This pro forma information may not be indicative of actual results if the transactions had occurred on the dates indicated or which may be realized in the future.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Advanced Radiology, LLC:

     We have audited the accompanying consolidated balance sheets of Advanced Radiology, LLC (a Maryland limited liability company) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, owners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Radiology, LLC and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 21, 1997

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             DECEMBER 31,
                                                      --------------------------     JUNE 30,
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................  $ 1,822,724    $ 3,048,169    $   184,677
  Accounts receivable, net of allowances of
     $11,656,529, $13,591,727, and $14,922,987 at
     December 31, 1995 and 1996 and June 30, 1997 ,
     respectively...................................    9,957,828     12,041,297     15,042,029
  Other receivables.................................           --        229,162        374,624
  Other current assets..............................      406,753      1,509,912        669,365
                                                      -----------    -----------    -----------
          Total current assets......................   12,187,305     16,828,540     16,270,695
PROPERTY AND EQUIPMENT, net.........................   12,871,519     13,950,022     14,860,394
INVESTMENTS IN AFFILIATED ENTITIES..................      497,345        743,586      1,101,109
OTHER ASSETS, net...................................    6,130,486      7,888,383      7,064,871
                                                      -----------    -----------    -----------
          Total assets..............................  $31,686,655    $39,410,531    $39,297,069
                                                      ===========    ===========    ===========

                                LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facilities.......................  $ 1,700,000    $ 4,000,000    $ 2,900,000
  Accounts payable and accrued expenses.............    2,591,707        625,224      2,007,387
  Accrued salaries and benefits.....................    2,073,807      1,328,370      1,605,918
  Due to joint ventures.............................    1,162,296      1,430,415        693,257
  Current portion of long-term debt.................    2,357,143      3,999,473      3,909,343
  Other current liabilities.........................           --        248,450        748,789
                                                      -----------    -----------    -----------
          Total current liabilities.................    9,884,953     11,631,932     11,864,694
                                                      -----------    -----------    -----------
LONG-TERM DEBT, net of current portion..............    5,142,857      6,708,214      4,812,573
OTHER LIABILITIES...................................           --        359,012        359,012
                                                      -----------    -----------    -----------
          Total liabilities.........................   15,027,810     18,699,158     17,036,279
MINORITY INTEREST...................................           --        381,698        408,103
OWNERS' EQUITY......................................   16,658,845     20,329,675     21,852,687
                                                      -----------    -----------    -----------
          Total liabilities and owners' equity......  $31,686,655    $39,410,531    $39,297,069
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                YEARS ENDED                     SIX MONTHS ENDED
                                               DECEMBER 31,                         JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUES:
  Medical service revenue,
     net........................  $19,277,956   $37,357,073   $51,692,004   $23,241,501   $31,103,238
  Other revenue.................    3,173,533     1,476,239     1,189,986       524,288       456,914
                                  -----------   -----------   -----------   -----------   -----------
          Total revenue.........   22,451,489    38,833,312    52,881,990    23,765,789    31,560,152
                                  -----------   -----------   -----------   -----------   -----------
COSTS AND EXPENSES:
  Distributions to physician
     owners.....................    8,755,971    12,355,000    20,563,799     8,600,000    12,199,998
  Costs of affiliated physician
     services...................           --       811,926     2,293,233     1,589,158     2,308,427
  Practice salaries, wages and
     benefits...................    6,325,282    10,051,129    12,317,949     5,567,355     7,683,633
  Practice supplies.............    1,145,397     2,626,338     3,206,294     1,576,699     1,838,344
  Practice rent and lease
     expense....................      862,257     2,184,472     2,301,575     1,306,004     1,598,479
  Depreciation and
     amortization...............    1,879,420     3,268,977     3,695,649     1,868,353     2,102,488
  Other practice expenses.......    3,338,356     4,184,188     6,272,470     2,694,655     3,542,759
  Interest expense..............      410,752     1,003,042       751,086       307,409       445,779
                                  -----------   -----------   -----------   -----------   -----------
          Total costs and
            expenses............   22,717,435    36,485,072    51,402,055    23,509,633    31,719,907
                                  -----------   -----------   -----------   -----------   -----------
INCOME (LOSS) BEFORE MINORITY
  INTEREST AND EQUITY IN
  EARNINGS OF INVESTMENTS.......     (265,946)    2,348,240     1,479,935       256,156      (159,755)
EQUITY IN EARNINGS OF
  INVESTMENTS...................      761,999       634,659     1,207,670       680,447       642,367
MINORITY INTEREST IN INCOME OF
  CONSOLIDATED SUBSIDIARIES.....           --            --       (18,055)        9,239       (26,405)
                                  -----------   -----------   -----------   -----------   -----------
NET INCOME......................  $   496,053   $ 2,982,899   $ 2,669,550   $   945,842   $   456,207
                                  ===========   ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF OWNERS' EQUITY

BALANCE, December 31, 1993..................................  $10,638,485
  Capital contributions.....................................        1,200
  Net income................................................      496,053
                                                              -----------
BALANCE, December 31, 1994..................................   11,135,738
  Assets contributed, net of distribution to Copeland.......      240,208
  Capital contributions.....................................    2,300,000
  Net income................................................    2,982,899
                                                              -----------
BALANCE, December 31, 1995..................................   16,658,845
  Contribution of practice net assets.......................    1,001,280
  Net income................................................    2,669,550
                                                              -----------
BALANCE, December 31, 1996..................................   20,329,675
  Capital Contributions (unaudited).........................    1,066,805
  Net income (unaudited)....................................      456,207
                                                              -----------
BALANCE, June 30, 1997 (unaudited)..........................  $21,852,687
                                                              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                    ----------------------------------------   -------------------------
                                                       1994           1995          1996          1996          1997
                                                    -----------   ------------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................   $   496,053   $  2,982,899   $ 2,669,550   $   945,842   $   456,207
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Minority interest in income of consolidated
      subsidiaries...............................            --             --        18,055        (9,239)       26,405
    Depreciation and amortization................     1,879,420      3,268,977     3,695,649     1,868,353     2,102,488
    Investment (income) loss from affiliated
      entities...................................      (761,999)      (634,659)   (1,207,670)     (680,447)     (642,367)
    (Gain) loss on sale of assets................       (19,665)        12,302           379            --            --
    Changes in assets and liabilities
    (Increase) decrease in --
      Accounts receivable, net...................      (208,451)    (9,957,828)   (2,083,469)     (731,663)   (3,000,732)
      Other receivables and other current
         assets..................................        96,924       (724,734)     (261,143)   (1,548,458)      695,085
      Other noncurrent assets....................      (112,541)      (242,636)   (2,023,516)   (1,208,878)           --
    Increase (decrease) in --
      Accounts payable and accrued expenses......       265,456      2,307,168    (1,966,483)      992,615     1,382,163
      Accrued salaries and benefits..............       138,042      2,073,806      (745,436)   (2,012,306)      277,548
      Due to joint ventures......................       216,766      1,608,528       268,119      (269,952)     (737,158)
      Other liabilities..........................           (91)            --       248,450            --       500,338
                                                    -----------   ------------   -----------   -----------   -----------
         Net cash provided by operating
           activities............................     1,989,914        693,823    (1,387,515)   (2,654,133)    1,059,977
                                                    -----------   ------------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of capital equipment....        30,200             --            --            --            --
  Purchases of capital equipment.................    (2,133,526)    (1,821,663)   (3,295,696)   (1,333,481)   (2,189,347)
  Contributions to partnerships..................            --        (61,198)     (265,426)           --      (302,772)
  Distributions received from affiliated
    entities.....................................       818,482         59,407     1,246,214       655,043       587,616
                                                    -----------   ------------   -----------   -----------   -----------
         Net cash used in investing activities...    (1,284,844)    (1,823,454)   (2,314,908)     (678,438)   (1,904,503)
                                                    -----------   ------------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...................     1,069,512      9,000,000     5,114,881            --            --
  Repayment of long-term debt....................    (1,885,125)   (10,047,645)   (2,850,656)     (239,873)   (1,985,771)
  Net increase in line of credit.................            --      1,700,000     2,300,000     1,778,000    (1,100,000)
  Contributions from members.....................            --      2,300,000            --            --     1,066,805
  Distribution to Copeland shareholders..........            --         (5,466)           --            --            --
  Proceeds from the sale of stock................         1,200             --            --            --            --
  Minority interest contribution to joint
    venture......................................            --             --       363,643       363,644            --
                                                    -----------   ------------   -----------   -----------   -----------
         Net cash used in financing activities...      (814,413)     2,946,889     4,927,868     1,901,771    (2,018,966)
                                                    -----------   ------------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................      (109,343)     1,817,258     1,225,445    (1,430,800)   (2,863,492)
CASH AND CASH EQUIVALENTS, beginning of period...       114,809          5,466     1,822,724     1,822,724     3,048,169
                                                    -----------   ------------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.........   $     5,466   $  1,822,724   $ 3,048,169   $   391,924   $   184,677
                                                    ===========   ============   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE:
  Cash interest paid.............................   $   410,752   $  1,003,000   $   751,086   $   307,409   $   445,779
                                                    ===========   ============   ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Advanced Radiology, LLC (the "Company") is a Maryland limited liability company organized to provide radiology and imaging healthcare services. Its offices are located in the Baltimore, Maryland, metropolitan area. The Company was organized in October 1994 and began providing healthcare services in January 1995.

     The consolidated financial statements include the accounts of the Company and its seventy-three percent owned subsidiary, MRI at St. Joseph Medical Center, LLC ("MRI"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company was formed through the contribution of assets and medical business of five existing radiology practices -- Drs. Copeland, Hyman, and Shackman, P.A. ("Copeland"); Drs. Thomas, Wallop, Kim, and Lewis, P.A. ("Arundel"); Diagnostic Imaging Associates, P.A. (DIAPA); Drs. DeCarlo, Lyon, Hearn, and Pazourek, P.A. ("DeCarlo"); and Carroll Imaging Associates, P.A. ("Carroll") (collectively, the "Practices"). Effective January 1, 1995, the Practices contributed certain assets (primarily fixed assets and investments in joint ventures) and the debt related to those assets in exchange for ownership interests in the Company. The Company did not acquire the ownership interests of the Practices; however, the Company became the sole provider of medical services. The Practices remain in existence and continue to employ all physician-owners. Distributions are made by the Company to the Practices, who then pay all physician-owner salaries. Such distributions have been included as operating expenses in the consolidated statements of income.

     The initial formation of the Company has been accounted for as a purchase under APB No. 16. Based on the asset sizes of the individual contributed radiology practices, Copeland was identified as the accounting acquirer, and accordingly, all balances prior to January 1, 1995, represent the activities of Copeland on a stand alone basis. The net assets contributed by Arundel, DIAPA, DeCarlo, and Carroll were recorded at the estimated fair value of the assets contributed and liabilities assumed. The excess purchase price (goodwill) was determined based upon the fair value of the ownership interest received relative to Copeland less the fair value of net assets contributed. Following are the assets and liabilities, by practice.

                                    ARUNDEL       DIAPA      DECARLO     CARROLL       TOTAL
                                  -----------   ---------   ---------   ---------   -----------
Fixed assets....................  $ 2,082,667   $ 931,433   $ 502,922   $  37,939   $ 3,554,961
Investments in joint venture....           --          --          --    (336,732)     (336,732)
Debt............................   (1,705,357)   (670,203)   (262,405)    (20,998)   (2,658,963)
Other...........................       19,732     (19,414)        923         875         2,116
                                  -----------   ---------   ---------   ---------   -----------
          Total.................  $   397,042   $ 241,816   $ 241,440   $(318,916)      561,382
                                  ===========   =========   =========   =========   -----------
Excess purchase price
  (goodwill)....................                                                      6,150,426
                                                                                    -----------
Total estimated fair market
  value contributed.............                                                    $ 6,711,808
                                                                                    ===========

     In addition, as part of the initial formation of the Company, all of the assets and liabilities of Copeland, other than fixed assets, debt, and certain miscellaneous assets, were maintained by Copeland and were not contributed to the Company. Net assets in the amount of $6,471,600 (consisting primarily of accounts receivable) were not contributed to the Company by Copeland. This amount, less the $6,711,808 described above, has been reflected as a contribution of $240,208 in the accompanying consolidated statements of owners' equity.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

     Each of the Practices received Class B membership interests in the Company. Such Class B interests represent in excess of 99% of the Company's ownership. The Class A members are approximately 50 physicians, each owning an .01% interest. The Class B members appoint the Management Committee, which has the authority to manage regular operations of the Company.

     In April 1996, Harbor Radiologists, P.A. ("Harbor") was admitted as a 14.30% Class B member of the Company. Its shareholders were also admitted as Class A members. The estimated fair market values of assets and liabilities contributed by Harbor in exchange for an interest in the Company are as follows:

Fixed Assets.............................................  $1,921,376
Debt.....................................................    (943,461)
Other....................................................      23,365
                                                           ----------
Estimated fair market value..............................  $1,001,280
                                                           ==========

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Investments in Affiliated Entities

     Investments in joint venture partnerships are accounted for using the equity method. In addition, the Company holds two investments in entities accounted for under the cost method.

  Other Assets

     Other assets include loan origination costs, organization costs, deposits and other assets. Loan origination costs are being amortized on a straight-line basis over a four-year period. Organizations costs are being amortized on a straight-line basis over a five-year period. Goodwill is being amortized over a twenty-five year life.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

  Medical Service Revenues

     Medical service revenue are accounted for in the period in which the services are provided. The revenue are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenue are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

     All physician owners are employed by the Practices. Distributions are made by the Company to the Practices, who then pay all physician owner salaries. Such distributions have been included as an operating expense in the consolidated statements of income.

  Costs of Affiliated Physician Services

     Costs of Affiliated Physician Services include all compensation to non-owner physicians, as well as certain benefits, educational and travel costs paid to non-owner physicians and physician owners.

  Income Taxes

     There is no provision for income taxes in the accompanying consolidated financial statements. The members include their respective share of Company profits and losses in their individual and corporate tax returns. In 1994, Copeland was an S corporation, and accordingly all profits and losses were reported by the individual physicians in their individual corporate returns.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation -- Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1996, to June 30, 1996, and from January 1, 1997, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

3. INVESTMENTS IN AFFILIATED ENTITIES:

     In 1995, investments in affiliated entities consist of 50% interests in two partnerships (Franklin Imaging Joint Venture ("Franklin") and Advanced Imaging of Carroll County Limited Partnership (AICC)), which perform radiology and imaging healthcare services, and 50% of the common stock of a corporation (Advanced Medical Imaging, Inc. (AMI)) which enters into and administers managed care contracts for radiology services.

     In January 1996, the Company became a 50% member in Poole Road Imaging, LLC ("Poole"), which was organized to perform radiology and imaging healthcare services in the Carroll County General Hospital service area. The Company's initial capital contribution consisted primarily of the fixed assets at its Poole Road office, which had a net book value of approximately $712,000 at December 31, 1995. The Poole Road office is now operated by Poole. In August, 1996, the Company became a 50% member in Health Systems Imaging, LLC, which owns and operates diagnostic imaging centers. These investment balances at December 31 are as follows:

                                                                1995         1996
                                                              ---------    --------
Franklin....................................................  $ 856,535    $539,843
AICC........................................................   (330,555)    (71,075)
AMI.........................................................    (33,635)     17,424
Health Systems Imaging, LLC.................................         --     107,598
Poole.......................................................         --      64,796
Other.......................................................      5,000      85,000
                                                              ---------    --------
                                                              $ 497,345    $743,586
                                                              =========    ========

     Summary information from the unaudited financial statements of Franklin as of and for the year ended December 31, 1996, is as follows:

Current assets..............................................  $2,981,926
Total assets................................................   3,123,695
Current liabilities.........................................   1,275,441
Total liabilities...........................................   1,662,751
Partners' equity............................................   1,460,944
Revenue.....................................................  $5,202,128
Net income..................................................  $1,567,258

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31 consists of the following:

                                              ESTIMATED
                                             USEFUL LIVES
                                               (YEARS)           1995            1996
                                             ------------    ------------    ------------
Medical equipment..........................      5-10        $ 19,312,384    $ 24,716,479
Leasehold improvements.....................      3-19           5,267,811       5,900,495
Furniture and fixtures.....................       5-7           4,156,432       5,078,959
                                                             ------------    ------------
                                                               28,736,627      35,695,933
Accumulated depreciation and
  amortization.............................                   (15,865,108)    (21,745,911)
                                                             ------------    ------------
  Property and equipment, net..............                  $ 12,871,519    $ 13,950,022
                                                             ============    ============

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

5. LONG-TERM DEBT:

     Long-term debt as of December 31 is as follows:

                                                                1995          1996
                                                             -----------   -----------
Mercantile Safe Deposit and Trust -- prime plus  1/4% (8.5%
  at December 31, 1996), due December 31, 1998.............  $ 7,500,000   $ 5,142,858
Mercantile Safe Deposit and Trust -- prime (8.25% at
  December 31, 1996), due June 30, 2001....................           --     2,706,667
Mercantile Safe Deposit and Trust -- prime (8.25% at
  December 31, 1996), due 2001.............................           --     2,214,882
First National Bank of Maryland notes -- 30 day LIBOR plus
  2.25% (8.03% at December 30, 1996), due March 1999.......           --       643,280
                                                             -----------   -----------
Total long-term debt.......................................    7,500,000    10,707,687
Less current maturities....................................   (2,357,143)   (3,999,473)
                                                             -----------   -----------
Total long term debt, net of current portion...............  $ 5,142,857   $ 6,708,214
                                                             ===========   ===========

     The Company has a $5,000,000 revolving line of credit for working capital purposes with Mercantile Safe Deposit and Trust Company ("Mercantile"). At December 31, 1996, the Company had $4,000,000 outstanding under the line. In addition, the Company has a $15,000,000 revolving credit facility with Mercantile for equipment purchases. Advances under the credit facilities bear interest at bank's prime rate, payable monthly. The interest rate at December 31, 1996, was 8.25%. The maturity date is July 3, 1997 or on such later date as the bank may elect; however, on an annual basis, the bank may approve a one-year extension. Advances under the credit facility, when combined with any outstanding balances on two of the term loan note payables described above, are limited to $20,000,000 in total. At December 31, 1996, the maximum amount of funds available under the credit facility approximated $8,200,000. Advances are collateralized by a first lien on all assets of the Company and the guarantees of the five Class B members.

     In connection with the term and revolving credit facility to Mercantile, the Company is required to maintain a liabilities to net worth ratio not exceeding 1 to 1, and a minimum cash flow coverage ratio of at least 1.25 to 1. In addition, the agreement provides that at no time shall total debt to Mercantile exceed 80% of the fair market value of the Company's fixed assets, plus the Company's and guarantors' eligible accounts receivable (as defined).

     Future maturities of long-term debt at December 31, 1996, are as follows:

1997....................................................  $ 3,999,473
1998....................................................    3,824,027
1999....................................................    1,031,566
2000....................................................    1,022,976
2001....................................................      829,645
                                                          -----------
                                                          $10,707,687
                                                          ===========

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

6. LEASES:

     The Company leases office facilities and certain equipment under various noncancelable operating leases that expire at various dates through 2004. Certain of the office leases provide for renewal options. Future minimum lease payments under noncancelable operating leases at December 31, 1996, are as follows:

1997.....................................................  $1,608,947
1998.....................................................   1,319,045
1999.....................................................     952,888
2000.....................................................     552,661
2001.....................................................     498,810
                                                           ----------
          Total..........................................  $4,932,351
                                                           ==========

     Total rent expense was approximately $862,000 in 1994, $2,069,000 in 1995, and $2,156,000 in 1996.

     The Company has also entered into a three-year agreement, expiring in April 1998, whereby it pays a quarterly fee for selection, procurement, repair and maintenance of its radiology and imaging equipment. Total fees paid under this arrangement approximate $950,000 per year, and are subject to adjustment to reflect changes in the equipment and clinical needs of the Company.

7. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a 401(k) plan for employees of the Company and its five corporate members who have completed one year of service and are at least age 21. The plan does not provide for employer matching contributions, but does allow discretionary employer contributions. The Company's contribution in 1995 was $1,911,000, which was remitted in February 1996. Included in this amount is $1,455,000 relating to Class A members, which is included in distributions to owners in the accompanying statement of owners' equity. The Company's contribution for 1996 was $2,136,000, which was remitted in March 1997. Included in this amount is $1,605,000 relating to Class A members, which is included in distributions.

8. RELATED-PARTY TRANSACTIONS:

     As indicated in Note 3, the Company has 50% partnership interests in Franklin, AICC, and Poole. A Class B member of the Company has a 50% partnership interest in Greater Baltimore Diagnostic Imaging Partnership (GBDIP). Under agreements with these partnerships (Franklin, AICC, GBDIP, and Poole), the Company performs professional, billing, and management services. These services are billed to the partnerships based primarily upon agreed-upon percentages of the partnerships' cash basis revenue. Management and professional fees earned from these partnerships are as follows:

                                            1994          1995          1996
                                         ----------    ----------    ----------
Franklin...............................  $2,016,579    $1,678,000    $1,851,000
AICC...................................          --       162,000       204,000
GBDIP..................................          --       149,000       474,000
Poole..................................          --            --       364,000
                                         ----------    ----------    ----------
                                         $2,016,579    $1,989,000    $2,893,000
                                         ==========    ==========    ==========

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

     The Company also collects the receivables of the partnerships and periodically remits the collections to them. In addition, the Company pays certain expenses on behalf of the partnerships and is periodically reimbursed by them.

     Amounts due to/(from) affiliated entities at December 31 are as follows:

                                                                 1995          1996
                                                              ----------    ----------
Franklin....................................................  $  980,183    $  687,226
AICC........................................................     (61,800)      186,303
GBDIP.......................................................     243,913       110,298
Poole.......................................................          --        99,644
Health Systems Imaging, LLC.................................          --       346,944
                                                              ----------    ----------
                                                              $1,162,296    $1,430,415
                                                              ==========    ==========

     The Company performs radiology and imaging healthcare services under managed care contracts entered into and administered by AMI (see Note 3), and remits a management fee to AMI. Such management fees were not significant in 1995 and 1996. In addition, the Company pays certain expenses on behalf of AMI and is periodically reimbursed. There are no significant amounts due from or to AMI at December 31, 1995 and 1996.

     The Company leases seven of its office facilities from entities in which certain of the Company's members have ownership interests. Rent expense relating to such facilities was approximately $800,000 in 1995 and $796,000 in 1996. There were no such arrangements during 1994.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's long-term debt also approximates fair value.

10. MEMBERSHIP REDEMPTION OPTION:

     Under the terms of the Company's operating agreement, at any time on or after October 17, 1999, the Company has the option to redeem the membership interests of all of the Class B members (which are the corporate members of the Company) at a price equal to the then positive capital account balances of such members, or, if such balances are zero or negative, for a price of $10. Twenty-five percent of the redemption price is to be paid no later than six months after the exercise of the option with the remainder generally being paid in three annual installments, including interest.

11. CONTINGENCIES:

     The Company is a defendant in certain claims arising from alleged acts of malpractice. Legal counsel for the Company is of the opinion that such claims are adequately covered by malpractice insurance.

     The Company is a defendant in a lawsuit brought by two former employees of a Class B member alleging employment discrimination. Total damages claimed are $80 million. The case has been compelled to binding arbitration; however, no Scheduling Order has been issued, and no substantive discovery has taken place. In the opinion of management, the ultimate disposition of this case will not have a material adverse effect on the Company's financial condition or results of operations.

                     ADVANCED RADIOLOGY, LLC AND SUBSIDIARY

     During 1996, the Company became self-insured for employee health insurance benefits. Stop-loss insurance coverage has been purchased which covers all claims exceeding $35,000 per family with an aggregate maximum limit of 125% of expected claims, as determined by the insurance company (approximately $684,000 in 1996).

12. SUBSEQUENT EVENTS:

     On August 13, 1996, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, leases and other general operating expenses.

     Effective January 1, 1997, Drs. Perilla, Sindler & Associates, P.A. (PSA) contributed certain assets and liabilities to the Company in exchange for an 11.39% ownership interest. This transaction will be accounted for using the purchase method.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
The Ide Group, P.C.:

     We have audited the accompanying combined balance sheets of The Ide Group, P.C. (a New York professional corporation) and Ide Diagnostic Imaging Associates (a New York general partnership) as of June 30, 1997, 1996 and 1995, and the related combined statements of income, changes in stockholders' equity and partners' capital, and cash flows for the three years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Ide Group, P.C. and Ide Diagnostic Imaging Associates as of June 30, 1997, 1996, and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            DEJOY, KNAUF & BLOOD LLP

Rochester, New York,
August 5, 1997

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                         JUNE 30,
                                          ---------------------------------------
                                             1997          1996          1995
                                          -----------   -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.............  $  238,071    $   199,048   $   268,854
  Accounts receivable, net of allowance
    for doubtful accounts and
    contractual adjustments of
    $1,185,000, $1,857,000 and
    $2,425,000 at June 30, 1997, 1996
    and 1995, respectively..............   5,261,378      4,770,648     4,235,067
  Supplies on hand......................      81,988        116,938        99,177
  Prepaids and deposits.................      43,649         23,085        65,247
                                          -----------   -----------   -----------
        Total current assets............   5,625,086      5,109,719     4,668,345
                                          -----------   -----------   -----------
PROPERTY AND EQUIPMENT, at cost:
  Radiology equipment...................   4,625,916      5,147,974     5,000,123
  Furniture and fixtures................   1,385,415      1,560,388     1,534,760
  Leasehold improvements................     409,119        409,862       555,785
                                          -----------   -----------   -----------
                                           6,420,450      7,118,224     7,090,668
  Less -- Accumulated depreciation......  (5,423,810)    (5,787,413)   (5,104,880)
                                          -----------   -----------   -----------
                                             996,640      1,330,811     1,985,788
                                          -----------   -----------   -----------
OTHER ASSETS:
  Cash surrender value of life insurance
    policies............................     348,649        337,326       314,591
  Refundable bonds......................      10,000         43,950        50,950
  Other assets..........................      38,541         38,541        10,274
                                          -----------   -----------   -----------
                                             397,190        419,817       375,815
                                          -----------   -----------   -----------
TOTAL ASSETS............................  $7,018,916    $ 6,860,347   $ 7,029,948
                                          ===========   ===========   ===========

             LIABILITIES, STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Line of credit........................  $       --    $        --   $   200,000
  Accounts payable......................   1,633,103        755,391       759,743
  Current portion of long-term debt.....     436,440        380,000       841,463
  Accrued liabilities...................     388,877        355,346        77,628
  Accrued profit sharing................     198,820             --       240,678
  Accrued vacation......................     362,864        342,579       320,027
                                          -----------   -----------   -----------
        Total current liabilities.......   3,020,104      1,833,316     2,439,539
                                          -----------   -----------   -----------
LONG-TERM LIABILITIES:
  Long-term debt........................   1,250,227      1,361,667     1,145,650
  Life insurance loans payable..........     171,379        171,379       167,613
  Deferred income taxes.................   1,041,833      1,185,742       811,965
                                          -----------   -----------   -----------
                                           2,463,439      2,718,788     2,125,228
                                          -----------   -----------   -----------
STOCKHOLDERS' EQUITY AND PARTNERS'
  CAPITAL:
  Common stock ($1 par, 20,000 shares
    authorized, 2,400 shares issued and
    outstanding)........................       2,400          2,400         2,300
  Additional paid-in capital............       3,268          3,268         3,268
  Retained earnings.....................   1,529,955      2,034,754     1,594,827
  Partners' capital.....................          --        268,071       865,036
  Less -- Treasury stock................        (250)          (250)         (250)
                                          -----------   -----------   -----------
        Total stockholders' equity and
          partners' capital.............   1,535,373      2,308,243     2,465,181
                                          -----------   -----------   -----------
        TOTAL LIABILITIES, STOCKHOLDERS'
          EQUITY AND PARTNERS'
          CAPITAL.......................  $7,018,916    $ 6,860,347   $ 7,029,948
                                          ===========   ===========   ===========

The accompanying notes to combined financial statements are an integral part of these balance sheets.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

                         COMBINED STATEMENTS OF INCOME

                                                                  YEARS ENDED JUNE 30,
                                                         ---------------------------------------
                                                            1997          1996          1995
                                                         -----------   -----------   -----------
REVENUE:
  Medical service revenue, net.........................  $26,892,138   $25,996,948   $25,521,062
  Other revenue........................................       11,323        22,736        12,692
                                                         -----------   -----------   -----------
                                                          26,903,461    26,019,684    25,533,754
                                                         -----------   -----------   -----------
COSTS AND EXPENSES:
  Costs of affiliated physician services...............   15,279,935    11,483,239    10,935,981
  Practice salaries wages and benefits.................    3,203,763     3,080,586     3,141,263
  Practice supplies....................................    1,289,106     1,558,493     1,597,236
  Practice rent and lease expense......................    3,982,938     3,598,904     3,532,920
  Depreciation and amortization........................      532,053       835,326       838,919
  Other practice expenses..............................    3,150,236     3,356,050     3,241,889
  Interest expense.....................................      111,569       202,195       225,447
                                                         -----------   -----------   -----------
          Total costs and expenses.....................   27,549,600    24,114,793    23,513,655
                                                         -----------   -----------   -----------
INCOME (LOSS) BEFORE (PROVISION FOR) BENEFIT FROM
  DEFERRED INCOME TAXES................................     (646,139)    1,904,891     2,020,099
(PROVISION FOR) BENEFIT FROM DEFERRED INCOME TAXES.....      141,340      (374,977)      182,454
                                                         -----------   -----------   -----------
NET INCOME (LOSS)......................................  $  (504,799)  $ 1,529,914   $ 2,202,553
                                                         ===========   ===========   ===========

The accompanying notes to combined financial statements are an integral part of these statements.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

                       COMBINED STATEMENTS OF CHANGES IN
                   STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                              COMMON STOCK     ADDITIONAL
                             ---------------    PAID-IN      RETAINED    PARTNERS'    TREASURY
                             SHARES   AMOUNT    CAPITAL      EARNINGS     CAPITAL      STOCK       TOTAL
                             ------   ------   ----------   ----------   ----------   --------   ----------
BALANCE, June 30, 1994.....  2,000     2,000      3,268      1,665,141    1,509,174     (100)     3,179,483
Net income (loss)..........     --        --         --        (70,314)   2,272,867       --      2,202,553
Sale of stock..............    300       300         --             --           --       --            300
Purchase of stock..........     --        --         --             --           --     (150)          (150)
Capital distributions......     --        --         --             --   (2,917,005)      --     (2,917,005)
                             -----    ------     ------     ----------   ----------    -----     ----------
BALANCE, June 30, 1995.....  2,300     2,300      3,268      1,594,827      865,036     (250)     2,465,181
Net income.................     --        --         --        439,927    1,089,987       --      1,529,914
Sale of stock..............    100       100         --             --           --       --            100
Capital contributions......     --        --         --             --       68,661       --         68,661
Capital distributions......     --        --         --             --   (1,755,613)      --     (1,755,613)
                             -----    ------     ------     ----------   ----------    -----     ----------
BALANCE, June 30, 1996.....  2,400     2,400      3,268      2,034,754      268,071     (250)     2,308,243
Net loss...................     --        --         --       (504,799)          --       --       (504,799)
Capital distributions......     --        --         --             --     (268,071)      --       (268,071)
                             -----    ------     ------     ----------   ----------    -----     ----------
BALANCE, June 30, 1997.....  2,400    $2,400     $3,268     $1,529,955   $       --    $(250)    $1,535,373
                             =====    ======     ======     ==========   ==========    =====     ==========

The accompanying notes to combined financial statements are an integral part of these statements.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED JUNE 30,
                                                              --------------------------------------
                                                                 1997         1996          1995
                                                              ----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (504,799)  $ 1,529,914   $ 2,202,553
                                                              ----------   -----------   -----------
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................     532,053       835,326       838,919
     Deferred taxes.........................................    (143,909)      373,777      (191,327)
     (Increase) decrease in accounts receivable.............    (490,730)     (535,581)      377,070
     Decrease (increase) in prepaids and deposits...........     (20,564)       42,162       172,264
     (Increase) decrease in supplies on hand................      34,950       (17,761)       16,233
     (Increase) decrease in other assets....................          --       (28,267)        4,514
     Increase (decrease) in accounts payable................     877,712        (4,352)       74,873
     Increase (decrease) in accrued profit sharing..........     198,820      (240,678)      240,678
     Increase (decrease) in accrued liabilities.............      53,816       300,270        12,428
                                                              ----------   -----------   -----------
          Total adjustments.................................   1,042,148       724,896     1,545,652
                                                              ----------   -----------   -----------
          Net cash provided by operating activities.........     537,349     2,254,810     3,748,205
                                                              ----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (197,882)     (180,349)   (1,281,275)
  (Increase) decrease in purchase deposits..................          --            --       459,168
  Decrease in refundable bonds..............................      33,950         7,000         2,100
  Capital contributions and net stock purchases.............          --        68,761           150
  Capital distributions.....................................    (268,071)   (1,755,613)   (2,917,005)
  Increase in cash surrender value of life insurance
     policies...............................................     (11,323)      (22,735)      (12,692)
                                                              ----------   -----------   -----------
          Net cash used by investing activities.............    (443,326)   (1,882,936)   (3,749,554)
                                                              ----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments on line of credit..........................          --      (200,000)     (400,000)
  Principal payments on long-term debt......................    (380,000)     (633,585)     (910,767)
  Net proceeds from issuance of long-term debt..............     325,000       391,905       455,000
                                                              ----------   -----------   -----------
     Net cash provided (used) by financing activities.......     (55,000)     (441,680)     (855,767)
                                                              ----------   -----------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      39,023       (69,806)     (857,116)

CASH AND CASH EQUIVALENTS, beginning of year................     199,048       268,854     1,125,970
                                                              ----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of year......................  $  238,071   $   199,048   $   268,854
                                                              ==========   ===========   ===========

The accompanying notes to combined financial statements are an integral part of these statements.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          JUNE 30, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Presentation and Principles of Combination

     The accompanying combined financial statements present the combined financial position, results of operations, and cash flows of The Ide Group, P.C. ("Ide"), a New York professional corporation, and Ide Diagnostic Imaging Associates ("IDIA"), a New York general partnership. Ide was formed to practice medicine specializing in radiology and radiation oncology in the Rochester, New York region. IDIA provided magnetic resonance imaging services in the Rochester, New York region. Effective January 1, 1996, substantially all of the operations of IDIA were assumed by Ide.

     Ide and IDIA are affiliated through common ownership. All material intercompany balances and transactions are eliminated in combination.

  Basis of Accounting

     The accompanying financial statements are prepared using the accrual basis of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

  Revenue Recognition

     Revenue is recognized when the related service is performed. Revenue is recorded net of allowances for contractual adjustments and estimated uncollectible accounts.

  Supplies on Hand

     Supplies on hand are stated at the lower of cost, determined on the first-in, first-out basis, or market.

  Property and Equipment

     Depreciation and amortization of property and equipment are computed using methods and lives prescribed under the Internal Revenue Code, which are as follows:

Radiology equipment.........................................  5 years
Furniture and fixtures......................................  5-7 years
Leasehold improvements......................................  4-39 years

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. LONG-TERM DEBT:

     Long-term debt consisted of the following at June 30:

                                              TERMS      1997         1996         1995
                                              -----   ----------   ----------   ----------
M&T Bank-
  Term loan agreement.......................  (a)     $1,361,667   $1,741,667   $       --
  Term loan agreement.......................  (b)        325,000           --           --
Chase Manhattan Bank-Term loan agreement....  (c)             --           --    1,987,113
                                                      ----------   ----------   ----------
                                                       1,686,667    1,741,667    1,987,113
  Less- Current portion.....................            (436,440)    (380,000)    (841,463)
                                                      ----------   ----------   ----------
  Long-term portion.........................          $1,250,227   $1,361,667   $1,145,650
                                                      ==========   ==========   ==========

---------------

(a) During fiscal 1996, Ide refinanced its term loan agreement with M&T Bank ("The Bank"). The term loan agreement requires 60 equal monthly principal payments of $31,667 through January 2001 plus interest. Interest on the term loan is fixed at 7.74%. The term loan is secured by substantially all of Ide's assets. Ide has received a commitment from the Bank to allow borrowings up to a maximum of $3,000,000.

(b) The term loan agreement requires 60 equal monthly installments of $6,674 including interest through June 2002. Interest on the term loan is fixed at 8.54%. The term loan is secured by substantially all of Ide's assets.

(c)  Ide refinanced this term loan agreement in fiscal 1996.

     As part of the financial covenants contained in Ide's agreements with M&T Bank, Ide must generate no less than zero taxable income as reflected in Ide's federal tax return and tangible net worth is not to decline by more than 20% during any fiscal year. At June 30, 1997, Ide was in default of both of these covenants. Waivers of these defaults have been obtained from the bank.

     The aggregate annual maturities of long-term debt are as follows:

                        FISCAL YEAR                             AMOUNT
------------------------------------------------------------  ----------
1998........................................................  $  436,440
1999........................................................     439,446
2000........................................................     444,726
2001........................................................     292,142
2002........................................................      73,913
                                                              ----------
                                                              $1,686,667
                                                              ==========

3. LINES OF CREDIT:

     Ide has a line of credit facility with M&T Bank under which Ide may borrow up to $1,300,000 at the prime rate (8.5% at June 30, 1997). There were no borrowings outstanding under this line at June 30, 1997 and 1996. The line of credit agreement requires that there be no outstanding borrowings under the line for at least thirty consecutive days each year.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Ide previously had an agreement with Chase Manhattan Bank, N.A. which permitted Ide to borrow up to $600,000 through February 28, 1996. Borrowings under the agreement were $200,000 at June 30, 1995. The note was repaid in full and terminated in February 1996.

4. LIFE INSURANCE LOANS PAYABLE:

     Ide's life insurance loans payable are secured by the cash surrender value of the related policies. These policies bear interest at rates which range from a fixed rate of five percent to rates which float with the prime rate. It is Ide's intention to not repay these loans during the next year. Therefore, the loans are reflected as a long-term liability in the accompanying balance sheets.

5. INCOME TAXES:

     Ide follows the provisions of Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes."

     Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences result from the use of the cash basis of accounting for income tax purposes and the use of the accrual basis of accounting for financial statement purposes, and consist primarily of accounts receivable, accounts payable, accrued liabilities and net operating loss carryforwards. It is Ide's intention in future years to pay compensation to employees in amounts sufficient to reduce taxable income to zero each year.

     For federal tax return purposes, Ide has approximately $500,000 of net operating loss carryforwards as of June 30, 1997, which expire in the years 2006 through 2012.

     The results of the Partnerships' operations are reported in the individual federal and state income tax returns of the partners. The Partnership files informational returns and, therefore, no provision for income taxes is recorded.

6. REFUNDABLE BONDS:

     Refundable bonds consist of deposits required for each Ide physician by Ide's medical malpractice mutual insurance carrier. The bonds are refundable from the free and divisible surplus of the insurance company upon cessation of medical practice of the Ide physician. The bonds earn interest at the rate of 6%.

7. EMPLOYEE BENEFIT PLANS:

     Ide maintains a discretionary qualified defined contribution 401(k) and profit sharing plan ("the Plan"), covering substantially all employees of Ide and IDIA who have attained the age of 21 and who have met certain minimum eligibility requirements. The plan is subject to provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The plan also provides that participants will be able to contribute up to 15% of their compensation not to exceed $9,500. Ide contributes an amount equal to 25% of an employee elective deferrals up to 4% of each employee's compensation.

     In addition, Ide maintains a qualified discretionary supplemental profit sharing plan which is subject to provisions of ERISA. The profit sharing expense under these plans was $490,769, $539,737 and $518,107 for the years ended June 30, 1997, 1996 and 1995, respectively.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES:

  Deferred Compensation Agreements

     Each Ide shareholder physician's employment contract contains a deferred compensation agreement. Under the terms of these agreements, these individuals will receive payments at retirement or death for past services performed. At June 30, 1997, 1996 and 1995 the vested amount of deferred compensation balances total approximately $8,966,681, $9,015,593, and $7,329,000, respectively. These balances will be paid out over time at indeterminable future dates and in indeterminable future amounts. As such, the amount of liability that would be recorded in the balance sheet is not reasonably estimable.

  Leases

     Ide occupies certain offices under lease agreements expiring at various dates through December, 2000. The minimum rental commitment under all leases in effect at June 30, 1997 are as follows:

FISCAL YEAR                                                              AMOUNT
-----------                                                             --------
  1998................................................................  $505,021
  1999................................................................   230,818
  2000................................................................   155,514
  2001................................................................    64,797
                                                                        --------
                                                                        $956,150
                                                                        ========

     The Partnership leases office space under leases expiring through 1998. The Partnership is fully reimbursed for its office space rental expense under the terms of its agreement with MICA (see Note 12).

9. RELATED PARTIES:

     On January 1, 1996, Ide purchased the property and equipment of a related entity, IDIA.

     Ide has an agreement with an affiliated company whereby the affiliate performs billing and collection functions for services rendered by Ide. Ide pays the affiliate a fee based on the amount of billings collected. Payments to this affiliate were $1,348,805, $1,547,143, and $1,324,882 in fiscal 1997, 1996 and
1995, respectively.

10. CREDIT RISK CONCENTRATIONS:

     Ide and IDIA maintain bank account balances which, at times, exceeded the federally insured limit during the years ended June 30, 1997, 1996 and 1995. The Companies have not experienced losses related to these deposits and management does not believe that the Companies are exposed to any significant credit risk with respect to these accounts.

     At June 30, 1997, Ide has approximately $1,465,416 of accounts receivable due from Health Maintenance Organizations ("HMOs") which is subject to retrospective adjustment. This amount represents withholdings by the HMOs to be used against any operating losses incurred by the HMO. In fiscal 1996, Ide received 80% of funds withheld under its contract with one HMO relating to calendar 1995. Other than fiscal 1996, Ide has historically collected the full amount of withheld funds each year.

     Substantially all of the Companies' revenue is derived from services performed in the greater Rochester, New York metropolitan area.

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Substantially all of the Companies' revenue is derived from providing medical services to patients covered under contracts with Blue Cross/Blue Shield of Greater Rochester or affiliates, Blue Choice, Preferred Care, Medicare, or Medicaid. Changes in the reimbursement rates Ide receives under these contracts could have a material effect on Ide's financial position and operations.

     Subsequent to June 30, 1996, Ide's management became aware of the intention of the Rochester Community Individual Practice Association and the Rochester Individual Practice Association, with whom Ide is a participating provider, to adopt Resource-Based Relative Value Scale ("RBRVS") fee schedule methodologies. These fee schedules will be implemented effective October 1, 1997. These Individual Practice Associations ("IPA's") contract with Blue Choice and Preferred Care, respectively. Approximately 60% of Ide's revenue is derived from services provided to patients of Blue Choice and Preferred Care. The IPA's have proposed community-wide budgets for imaging services based upon 1996 community-wide reimbursement levels. These budgets may reflect reductions in community-wide imaging reimbursement of 12% in 1998 and 26% in 1999 and thereafter.

11. SUPPLEMENTARY CASH FLOW DISCLOSURES:

     Ide considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

     Cash payments for income taxes and interest are as follows for the years ended June 30:

                                                       1997        1996        1995
                                                     --------    --------    --------
Income taxes.......................................  $  2,569    $  1,200    $  8,873
                                                     --------    --------    --------
Interest...........................................  $126,763    $202,798    $224,452
                                                     ========    ========    ========

12. EXCLUSIVE SUPPLY AGREEMENT:

     On January 1, 1996, Ide assumed the obligations of an agreement between IDIA and MICA Imaging and Medical Imaging Centers of America, Inc. ("MICA") in which IDIA agreed to sell to MICA its magnetic resonance imaging ("MRI") equipment and not to compete with MICA for the provision of MRI services in the City of Rochester ("City") and within a twenty-five mile radius of the City. This covenant not to compete also applies to all shareholders of Ide for the duration of their participation as shareholders and for two years thereafter.

     In accordance with the agreement, Ide has the right of first refusal for the thirty year term of the agreement to provide professional radiology services at facilities located in specified states in the Northeast except under certain circumstances as outlined in the agreement.

     MICA has the right of first refusal to provide MRI equipment, cryogens and/or maintenance at any location in specific states in the Northeast where Ide obtains the right to provide MRI equipment, cryogens and/or maintenance or where Ide owns, leases or subleases office space for the purposes of providing MRI services.

     Ide also has assumed equipment leases with MICA covering equipment sold by IDIA to MICA and other MRI equipment operated in private offices located on the campuses of certain Rochester area hospitals. These lease terms range from five to thirty years. The rental payments are based upon the aggregate number of MRI scans performed by Ide using the leased MRI equipment.

     If certain events occur under this agreement, Ide may be required to purchase all fixed and mobile MRI equipment owned by MICA and leased to Ide as well as to assume leases for fixed MRI equipment leased by

                              THE IDE GROUP, P.C.

                       IDE DIAGNOSTIC IMAGING ASSOCIATES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

MICA and subleased to Ide by MICA. Ide also may be required to pay MICA a pro-rata portion of the amount for the exclusive supply contract.

13. ACQUISITION AGREEMENT:

     During fiscal 1997, the Company entered into an acquisition agreement with American Physician Partners, Inc. ("APPI") under which APPI will acquire all of the non-medical assets of Ide through a merger transaction.

     The non-medical assets consist of cash, imaging equipment, accounts receivable, supplies on hand and other assets. These non-medical assets will be separated from the medical assets through a reorganization of Ide to be completed before the transaction with APPI. This reorganization will result in the creation of a new entity ("New Ide") to provide regulated medical services. APPI will assume certain liabilities of Ide pursuant to the agreement.

     Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to New Ide for a negotiated service fee. All non-professional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

     The President of the Company is also a Shareholder of APPI.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of M&S X-Ray Practices:

     We have audited the accompanying combined balance sheets of M&S X-Ray Practices (see Note 1) as of December 31, 1996 and 1995, and the related combined statements of income, owners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M&S X-Ray Practices as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  March 5, 1997

                              M&S X-RAY PRACTICES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                         ------------------------     JUNE 30,
                                                            1995          1996          1997
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............................  $  435,968    $  425,619    $  759,813
  Accounts receivable, net of allowances of $5,650,732,
     $4,887,279 and $5,282,236 at December 31, 1995 and
     1996 and June 30, 1997, respectively..............   3,138,151     3,182,876     3,701,703
  Other receivables....................................      44,472        33,859       192,255
  Prepaid expenses and other current assets............      99,141        73,896        73,068
                                                         ----------    ----------    ----------
          Total current assets.........................   3,717,732     3,716,250     4,726,839
PROPERTY AND EQUIPMENT, net............................   1,252,330       746,268       757,540
INVESTMENT IN JOINT VENTURES...........................   1,023,079     1,170,953     1,419,785
OTHER ASSETS, net......................................     733,529       698,269       723,643
                                                         ----------    ----------    ----------
          Total assets.................................  $6,726,670    $6,331,740    $7,627,807
                                                         ==========    ==========    ==========

                                 LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................  $  422,362    $  190,036    $  257,337
  Accrued expenses.....................................     382,943        24,669            --
  Accrued salaries and benefits........................     112,440       144,961       151,632
  Current portion of deferred compensation.............     160,718        83,000        83,000
  Current portion of long-term debt....................     908,626       351,645       230,541
  Current portion of capital lease obligations.........      11,773        12,783        12,783
                                                         ----------    ----------    ----------
          Total current liabilities....................   1,998,862       807,094       735,293
DEFERRED COMPENSATION, net of current portion..........   1,285,458     1,345,817     1,345,817
CAPITAL LEASE OBLIGATIONS, net of current portion......      50,018        37,235        37,235
LONG-TERM DEBT, net of current portion.................     541,842       212,408       178,221
                                                         ----------    ----------    ----------
          Total liabilities............................   3,876,180     2,402,554     2,296,566
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES........     314,858       346,033       506,203
OWNERS' EQUITY.........................................   2,535,632     3,583,153     4,825,038
                                                         ----------    ----------    ----------
          Total liabilities and owners' equity.........  $6,726,670    $6,331,740    $7,627,807
                                                         ==========    ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                              M&S X-RAY PRACTICES

                         COMBINED STATEMENTS OF INCOME

                                                 YEARS ENDED                SIX MONTHS ENDED
                                                 DECEMBER 31,                   JUNE 30,
                                          --------------------------    ------------------------
                                             1995           1996           1996          1997
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
REVENUES:
  Medical service revenue, net..........  $14,720,403    $14,776,742    $7,458,604    $7,011,550
  Other revenue.........................      347,765        421,603       253,084       208,527
                                          -----------    -----------    ----------    ----------
          Total revenue.................   15,068,168     15,198,345     7,711,688     7,220,077
COSTS AND EXPENSES:
  Cost of affiliated physician
     services...........................    8,866,396      8,703,013     3,938,889     3,485,918
  Practice salaries, wages and
     benefits...........................    1,227,517      1,337,633       402,249       998,893
  Practice supplies.....................      495,959        583,610       272,042       316,495
  Practice rent and lease expense.......      249,568        271,677       118,114       148,683
  Depreciation and amortization.........      963,148        670,617       332,729       147,923
  Other practice expense................    1,907,070      1,541,530     1,304,450       615,682
  Interest expense......................      123,958         69,694        40,814        16,210
                                          -----------    -----------    ----------    ----------
          Total costs and expenses......   13,833,616     13,177,774     6,409,287     5,729,804
                                          -----------    -----------    ----------    ----------
INCOME BEFORE MINORITY INTERESTS AND
  EQUITY IN EARNINGS OF INVESTMENTS.....    1,234,552      2,020,571     1,302,401     1,490,273
EQUITY IN EARNINGS OF INVESTMENTS.......      212,751        604,625       273,172       427,350
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES.............     (216,452)      (249,365)     (122,266)     (160,170)
                                          -----------    -----------    ----------    ----------
NET INCOME..............................  $ 1,230,851    $ 2,375,831    $1,453,307    $1,757,453
                                          ===========    ===========    ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                              M&S X-RAY PRACTICES

                     COMBINED STATEMENTS OF OWNERS' EQUITY

BALANCE, December 31, 1994..................................  $ 2,624,570
  Issuance of stock.........................................      100,000
  Purchases of stock........................................      (56,418)
  Distributions to stockholders.............................   (1,363,371)
  Net income................................................    1,230,851
                                                              -----------
BALANCE, December 31, 1995..................................    2,535,632
  Issuance of stock.........................................      100,000
  Distributions to stockholders.............................   (1,428,310)
  Net income................................................    2,375,831
                                                              -----------
BALANCE, December 31, 1996..................................    3,583,153
  Issuance of stock (unaudited).............................       78,408
  Distributions to shareholders (unaudited).................     (593,976)
  Net income (unaudited)....................................    1,757,453
                                                              -----------
BALANCE, June 30, 1997 (unaudited)..........................  $ 4,825,038
                                                              ===========

    The accompanying notes are an integral part of these combined financial statements.

                              M&S X-RAY PRACTICES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED             SIX MONTHS ENDED
                                                        DECEMBER 31,                 JUNE 30,
                                                  -------------------------   -----------------------
                                                     1995          1996          1996         1997
                                                  -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................  $ 1,230,851   $ 2,375,831   $1,453,307   $1,757,453
  Adjustments to reconcile net income to net
     cash provided by operating activities --
     Minority interest in income of consolidated
       subsidiaries.............................      216,452       249,365      122,266      160,170
     Depreciation and amortization..............      963,148       670,617      332,729      147,923
     Investment income from joint ventures......     (212,751)     (604,625)    (273,172)    (427,350)
     Changes in assets and liabilities --
     (Increase) decrease in --
       Accounts receivable, net.................     (417,068)      (44,725)    (268,012)    (518,827)
       Prepaid expenses and other current
          assets................................      (33,748)       35,858     (219,557)    (211,386)
     Increase (decrease) in --
       Accounts payable and accrued expenses....      383,567      (590,600)      37,605       42,632
       Accrued salaries and benefits............      (58,284)       15,162       30,683        6,671
                                                  -----------   -----------   ----------   ----------
          Net cash provided by operating
            activities..........................    2,072,167     2,106,883    1,215,849      957,286
                                                  -----------   -----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........      (60,437)      (99,295)      (6,255)    (130,751)
  Distributions received from joint ventures....      188,790       426,751      287,271      178,518
                                                  -----------   -----------   ----------   ----------
          Net cash provided by investing
            activities..........................      128,353       327,456      281,016       47,767
                                                  -----------   -----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..................       30,000        96,000           --       89,000
  Repayment of long-term debt...................     (974,392)     (982,415)    (498,022)    (244,291)
  Principal payments on capital lease
     obligation.................................       (5,534)      (11,773)          --           --
  Proceeds from sale of stock...................      100,000       100,000      172,423       78,408
  Purchases of stock............................      (56,418)           --           --           --
  Distributions to stockholders and minority
     interest holders...........................   (1,633,511)   (1,646,500)    (722,660)    (593,976)
                                                  -----------   -----------   ----------   ----------
          Net cash used in financing
            activities..........................   (2,539,855)   (2,444,688)  (1,048,259)    (670,859)
                                                  -----------   -----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................     (339,335)      (10,349)     448,606      334,194
CASH AND CASH EQUIVALENTS, beginning of year....      775,303       435,968      435,968      425,619
                                                  -----------   -----------   ----------   ----------
CASH AND CASH EQUIVALENTS,
  end of year...................................  $   435,968   $   425,619   $  884,574   $  759,813
                                                  ===========   ===========   ==========   ==========
SUPPLEMENTAL DISCLOSURES:
  Interest paid.................................  $   122,937   $    68,294   $   40,814   $   16,210

NONCASH FINANCING ACTIVITY:

 A capital lease obligation of $67,325 was incurred during 1995 when the Company entered into a lease for new equipment.

     The accompanying notes are an integral part of these combined financial statements.

                              M&S X-RAY PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying combined financial statements combine the accounts of five entities under common ownership: M&S X-ray Associates ("M&S"), a Texas professional association, Madison Square Joint Venture ("Madison"), South Texas MR, Inc. ("South Texas"), San Antonio MR Inc. ("San Antonio"), and Lexington MR Ltd. ("Lexington") (collectively the "Company"), all of which are located in San Antonio, Texas. M&S, a company specializing in radiological medicine, has and an eight percent investment in Stone Oak Limited Partnership, a real estate limited partnership. In addition, M&S holds forty-nine percent interest in Southeast Baptist Imaging Center, a joint venture which owns and operates a diagnostic imaging center. Madison is also engaged in the practice of radiological medicine. South Texas holds a forty-nine percent interest in two joint ventures which own and operate diagnostic imaging centers -- Northeast Baptist MRI Center and Baptist Imaging Center. San Antonio holds a sixty percent interest in Lexington, a company which owns and operates diagnostic imaging centers. An additional nineteen percent of Lexington is owned by individual radiologists included in the common ownership group. All intercompany transactions have been eliminated.

     The accompanying combined financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Investments in Joint Ventures

     Investments in joint ventures are accounted for using the equity method. In addition, the Company holds an investment in a limited partnership which is accounted for using the cost method.

  Other Assets

     Other assets are comprised of organization costs, loan origination costs and goodwill. Loan origination costs are amortized on a straight-line basis over the term of the loan. Organization costs are amortized on a straight-line basis over a five-year period. Goodwill is amortized on a straight-line basis over 15 years.

                              M&S X-RAY PRACTICES

  Deferred Compensation

     Under the terms of the physician employment agreements, physicians who have completed a minimum of five years of service are entitled to a payment equal to two-thirds of their final compensation upon retirement or when they cease to be employees of the Company. These payments are made in sixty equal monthly payments beginning upon attainment of age 70 or the date when the physician leaves the Company. The estimated present value of these liabilities is accrued ratably during the five year service period.

  Medical Service Revenues

     Medical service revenue are accounted for in the period in which the services are provided. The revenue are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenue are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

  Costs of Affiliated Physician Services

     Costs of Affiliated Physician Services include physician compensation and benefits paid or payable to owner and non-owner physicians during the period.

  Income Taxes

     As each of the consolidated entities is a non-taxable entity, there is no provision for income taxes in the accompanying financial statements. The individual owners include their respective share of Company profits and losses in their tax returns.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation -- Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the

                              M&S X-RAY PRACTICES

Company with respect to the results of its operations for the interim periods from January 1, 1996, to June 30, 1996, and from January 1, 1997, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

3. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, consists of the following:

                                            ESTIMATED USEFUL
                                             LIVES (YEARS)         1995           1996
                                            ----------------    -----------    -----------
Equipment.................................      5               $ 5,587,074    $ 5,670,340
Leasehold improvements....................     1-15                 448,734        448,734
Furniture and fixtures....................      5                   390,014        390,014
Computer software.........................     3-5                  111,797        124,081
                                                                -----------    -----------
                                                                  6,537,619      6,633,169
Less -- Accumulated depreciation and
  amortization............................                       (5,285,289)    (5,886,901)
                                                                -----------    -----------
          Property and equipment, net.....                      $ 1,252,330    $   746,268
                                                                ===========    ===========

4. INVESTMENTS IN JOINT VENTURES:

     Investments in joint ventures consist of 49% interests in three joint ventures, each of which perform radiology and imaging healthcare services, and an 8% interest in a real estate limited partnership. The carrying amounts of these investments at December 31, are as follows:

                                                                 1995          1996
                                                              ----------    ----------
Southeast Baptist Imaging Center............................  $  666,365    $  735,770
Baptist Imaging Center......................................     206,061       140,770
Northeast Baptist MRI Center................................      77,835       229,996
Stone Oak Limited Partnership...............................      72,818        64,417
                                                              ----------    ----------
                                                              $1,023,079    $1,170,953
                                                              ==========    ==========

     Summary information from the unaudited financial statements of the three joint ventures, accounted for under the equity method, as of and for the year ended December 31, 1996, is as follows:

                                                      SOUTHEAST
                                                       BAPTIST       BAPTIST      NORTHEAST
                                                       IMAGING       IMAGING       BAPTIST
                                                       CENTER        CENTER      MRI CENTER
                                                     -----------   -----------   -----------
                                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Current assets.....................................   $1,338,915      $292,712    $  623,320
Total assets.......................................    3,209,657       324,022       660,898
Current liabilities................................      915,634        28,785       188,984
Total liabilities..................................    1,684,905        28,785       188,984
Partners' equity...................................    1,524,752       295,237       471,914
Revenues...........................................   $3,173,674      $776,433    $2,054,265
Net income.........................................   $  143,974      $266,003    $  826,283
Distributions to shareholders......................   $       --      $400,000    $  515,000

                              M&S X-RAY PRACTICES

5. LONG-TERM DEBT:

     Long-term debt consists of the following as of December 31:

                                                                 1995        1996
                                                              ----------   ---------
Note payable to related party, bearing interest at prime
  (8.5% at December 31, 1995), due in 1996. Paid in full....  $   30,000   $      --
Note payable to bank, bearing interest at 6.4%, due in 1998.
  Quarterly payments of $49,000 plus interest,
  collateralized by certain equipment.......................     539,000     343,000
Note payable to bank, bearing interest at 6.25%, due in
  1996. Monthly payments of $2,780, collateralized by
  certain equipment. Paid in full...........................       5,355          --
Note payable to bank, bearing interest at 6.25%, due in
  1997. Monthly payments of $7,779, collateralized by
  certain equipment.........................................     111,869      23,117
Note payable to bank, bearing interest at 8.25%, due in
  2000. Monthly payments of $2,361, collateralized by
  certain equipment.........................................          --      85,557
Note payable to bank, bearing interest at 6.25%, due in
  1997. Monthly payments of $47,656, collateralized by
  certain equipment.........................................     641,591      94,421
Note payable, bearing interest at 6.25%, due in 1997.
  Monthly payments of $9,118, collateralized by certain
  equipment.................................................     122,653      17,958
                                                              ----------   ---------
          Long-term debt....................................   1,450,468     564,053
          Less-current portion..............................    (908,626)   (351,645)
                                                              ----------   ---------
          Long-term debt, net of current portion............  $  541,842   $ 212,408
                                                              ==========   =========

     Future maturities of long-term debt at December 31, 1996, are as follows:

1997                                                         $351,645
1998                                                          170,751
1999                                                           25,818
2000                                                           15,839
                                                             --------
                                                             $564,053
                                                             ========

6. CAPITAL LEASE OBLIGATIONS:

     The following represents the Company's outstanding capital lease obligations at December 31:

                                                               1995       1996
                                                              -------    -------
Capital lease for computer software, due in 2000, payable in monthly installments of $1,369 collateralized by the
  equipment.................................................  $61,791    $50,018
                                                              =======    =======

                              M&S X-RAY PRACTICES

     As of December 31, 1996, the minimum annual lease commitments under capital lease obligations are as follows:

1997........................................................  $ 16,433
1998........................................................    16,433
1999........................................................    16,433
2000........................................................     8,496
                                                              --------
Total minimum lease payments due............................  $ 57,795
  Less -- Amounts representing interest.....................    (7,777)
                                                              --------
Present value of minimum lease payments.....................  $ 50,018
  Less -- Current portion...................................   (12,783)
                                                              --------
Long-term obligations, net of current portion...............  $ 37,235
                                                              ========

7. LEASES:

     The Company leases office facilities under various noncancelable operating leases that expire at various dates through 1998. The Company leases office space from Stone Oak Limited Partners (see Note 4) under a lease that expires in 1997. Certain of the office leases provide for renewal options. Future minimum lease payments under noncancelable operating leases are as follows:

                                                              RELATED
                                                              PARTIES     OTHER
                                                              -------    --------
1997........................................................  $59,252    $111,345
1998........................................................       --      24,485
                                                              -------    --------
          Total.............................................  $59,252    $135,830
                                                              =======    ========

     Total rent expense in 1995 and 1996 was $240,395 and $260,067, respectively. Included in rent expense was rent paid to related parties in the amount of $88,878 in both 1995 and 1996.

8. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a 401(k) profit sharing plan. Employees of the Company who are at least age 21 may participate in the 401(k) plan after one year of service and are eligible for profit sharing after two years of service. The plan provides for employer matching and profit sharing contributions. The Company's contributions for 1995 and 1996 were $86,080 and $100,259, respectively.

9. RELATED-PARTY TRANSACTIONS:

     Under agreements with affiliated joint ventures (Southeast Baptist Imaging Center, Baptist Imaging Center, and Northeast Baptist MRI Center), the Company performs professional, billing, and management services for these joint ventures. These services are billed to the joint ventures based primarily upon agreed-upon percentages of the joint ventures' cash basis revenue. Management fee income from joint ventures is included in other revenue in the accompanying combined statements of income and consist as follows:

                                                                1995        1996
                                                              --------    --------
Southeast Baptist Imaging Center............................  $138,658    $183,212
Baptist Imaging Center......................................    12,375      12,000
Northeast Baptist MRI Center................................    96,750      96,100
                                                              --------    --------
                                                              $247,783    $291,312
                                                              ========    ========

                              M&S X-RAY PRACTICES

     The Company also collects the receivables of the joint ventures, and then periodically remits the collections to them. In addition, the Company pays certain expenses on behalf of the joint ventures, and is periodically reimbursed by them. At December 31, 1996, there were no significant balances due from (to) the joint ventures.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's long-term debt and capital lease obligations also approximates fair value.

11. CONTINGENCIES:

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENTS:

     On September 24, 1996, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Pacific Imaging Consultants:

     We have audited the accompanying combined balance sheets of Pacific Imaging Consultants (see Note 1) as of December 31, 1995 and 1996, and the related combined statements of income, owners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Imaging Consultants as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
 March 19, 1997

                          PACIFIC IMAGING CONSULTANTS

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,           JUNE 30,
                                                          ------------------------    -----------
                                                             1995          1996          1997
                                                          ----------    ----------    -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................  $       --    $       --     $       --
  Accounts receivable, net of allowances of $1,358,461,
     $2,107,857 and $2,115,899 at December 31, 1995 and
     1996 and June 30, 1997, respectively...............   1,310,879     1,878,911      1,933,826
  Prepaid pension expense...............................     197,049     2,100,113      2,100,113
  Prepaid expenses and other............................      62,072       197,251        195,619
                                                          ----------    ----------     ----------
          Total current assets..........................   1,570,000     4,176,275      4,229,558
PROPERTY AND EQUIPMENT, net.............................   2,851,444     2,260,861      1,862,327
INTANGIBLE ASSETS, net..................................     145,601       133,251        133,251
OTHER ASSETS, net.......................................     121,641       190,502        107,212
                                                          ----------    ----------     ----------
          Total assets..................................  $4,688,686    $6,760,889     $6,332,348
                                                          ==========    ==========     ==========

                            LIABILITIES AND OWNERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable......................................  $  412,823    $  898,582     $  787,863
  Accrued salaries and benefits.........................     240,402       287,512        287,512
  Accrued liabilities...................................     444,034       490,882        490,155
  Deferred income tax liability.........................     165,440       868,958        854,803
  Current portion of long-term debt.....................   1,522,779       844,241        844,241
                                                          ----------    ----------     ----------
          Total current liabilities.....................   2,785,478     3,390,175      3,264,574
DEFERRED INCOME TAX LIABILITY...........................      10,871        11,268         11,268
LONG-TERM DEBT, net of current portion..................   2,742,162     3,133,004      2,801,226
OWNERS' EQUITY (DEFICIT)................................    (849,825)      226,442        255,280
                                                          ----------    ----------     ----------
          Total liabilities and owners' equity
            (deficit)...................................  $4,688,686    $6,760,889     $6,332,348
                                                          ==========    ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                          PACIFIC IMAGING CONSULTANTS

                         COMBINED STATEMENTS OF INCOME

                                                 YEARS ENDED                SIX MONTHS ENDED
                                                 DECEMBER 31,                   JUNE 30,
                                          --------------------------    ------------------------
                                             1995           1996           1996          1997
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
REVENUES:
  Medical service revenue, net..........  $11,245,044    $13,119,112    $5,552,390    $6,978,357
  Other revenue.........................      203,296        175,408        81,772        73,422
                                          -----------    -----------    ----------    ----------
          Total revenue.................   11,448,340     13,294,520     5,634,162     7,051,779
COSTS AND EXPENSES:
  Costs of affiliated physician
     services...........................    5,896,675      7,214,725     2,859,709     4,055,877
  Practice salaries, wages and
     benefits...........................    1,604,303      1,839,889       842,225       965,805
  Practice supplies.....................      485,942        568,235       242,416       258,417
  Practice rent and lease expense.......      355,073        384,615       209,742       195,362
  Depreciation and amortization.........      996,058        981,289       488,370       474,546
  Other practice expenses...............    1,739,436      1,939,384       829,491       985,557
  Interest expense......................      475,007        311,377       197,632       155,534
                                          -----------    -----------    ----------    ----------
          Total costs and expenses......   11,552,494     13,239,514     5,669,585     7,091,098
                                          -----------    -----------    ----------    ----------
INCOME (LOSS) BEFORE TAXES, UNUSUAL ITEM
  AND EXTRAORDINARY ITEM................     (104,154)        55,006       (35,423)      (39,319)
UNUSUAL ITEM -- gain on curtailment of
  defined benefit pension plan..........           --      1,903,064     1,903,064            --
                                          -----------    -----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES.......     (104,154)     1,958,070     1,867,641       (39,319)
INCOME TAX EXPENSE (BENEFIT)............      104,194        715,493       672,351       (14,155)
                                          -----------    -----------    ----------    ----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM..................................     (208,348)     1,242,577     1,195,290       (25,164)
EXTRAORDINARY ITEM -- gain on
  refinancing of debt...................           --        134,084            --            --
                                          -----------    -----------    ----------    ----------
NET INCOME (LOSS).......................  $  (208,348)   $ 1,376,661    $1,195,290    $  (25,164)
                                          ===========    ===========    ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                          PACIFIC IMAGING CONSULTANTS

                COMBINED STATEMENTS OF OWNERS' EQUITY (DEFICIT)

BALANCE, December 31, 1994..................................  $ (612,553)
  Sale of stock.............................................      36,076
  Net loss..................................................    (208,348)
  Distributions.............................................     (65,000)
                                                              ----------
BALANCE, December 31, 1995..................................    (849,825)
  Repurchase of stock.......................................     (22,394)
  Net income................................................   1,376,661
  Distributions.............................................    (278,000)
                                                              ----------
BALANCE, December 31, 1996..................................     226,442
  Net income (unaudited)....................................     (25,164)
  Contributions from Owners (unaudited).....................      72,000
  Repurchase of Stock (unaudited)...........................     (17,998)
                                                              ----------
BALANCE, June 30, 1997 (unaudited)..........................  $  255,280
                                                              ==========

    The accompanying notes are an integral part of these combined financial statements.

                          PACIFIC IMAGING CONSULTANTS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED              SIX MONTHS ENDED
                                                  DECEMBER 31,                 JUNE 30,
                                            ------------------------   -------------------------
                                               1995         1996          1996          1997
                                            ----------   -----------   -----------   -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................  $ (208,348)  $ 1,376,661   $ 1,195,290   $   (25,164)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities --
     Depreciation and amortization........     996,058       981,289       488,370       474,546
     Deferred income taxes................     104,194       703,915       672,351       (14,155)
     Gain on refinancing of debt..........          --       134,084            --            --
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net........    (114,465)     (568,032)      276,173       (54,915)
          Prepaid pension expense.........       4,666    (1,903,064)   (1,903,064)           --
          Prepaid expenses and other......      33,991      (135,179)       (3,630)        1,632
          Other assets, net...............     (72,334)      (68,861)     (336,021)       83,290
       Increase (decrease) in --
          Accounts payable................      40,282       485,759       153,049      (110,719)
          Accrued salaries and benefits...      (4,595)       47,110      (112,901)           --
          Accrued liabilities.............     360,805        46,848       382,487          (727)
                                            ----------   -----------   -----------   -----------
          Net cash provided by operating
            activities....................   1,140,254     1,100,530       812,104       353,788
                                            ----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....    (388,595)     (378,356)      (43,174)      (76,012)
                                            ----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt............     198,992       585,868            --            --
  Repayment of long-term debt.............    (921,727)   (1,007,648)     (490,930)     (331,778)
  Contributions from (distributions to)
     owners...............................     (65,000)     (278,000)     (278,000)       72,000
  Sale (purchases) of stock...............      36,076       (22,394)           --       (17,998)
                                            ----------   -----------   -----------   -----------
          Net cash used in financing
            activities....................    (751,659)     (722,174)     (768,930)     (277,776)
                                            ----------   -----------   -----------   -----------
NET CHANGE IN CASH........................          --            --            --            --
CASH, beginning of year...................          --            --            --            --
                                            ----------   -----------   -----------   -----------
CASH, end of year.........................  $       --   $        --   $        --   $        --
                                            ==========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES:
  Cash interest paid......................  $  477,736   $   283,081   $   197,632   $   155,534
  Cash paid for income taxes..............  $       --   $    11,578   $     9,975   $     8,593

    The accompanying notes are an integral part of these combined financial statements.

                          PACIFIC IMAGING CONSULTANTS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying financial statements combine the accounts of three entities under common ownership: Pacific Imaging Consultants, A Medical Group, Inc. ("Pacific"), a California corporation formerly known as East Bay Medical Imaging; Total Medical Imaging (TMI), a California S-corporation; and Lafayette Medical Imaging Health Services (LMI), a California general partnership (collectively the "Company"), all of which are located in the San Francisco Bay area. The Company specializes in radiological medicine and the operation of diagnostic imaging equipment. All intercompany transactions have been eliminated.

     The accompanying financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Intangible Assets

     Intangible assets are comprised of organization costs and noncompete agreements. Organization costs are being amortized on a straight-line basis over a five-year period. Noncompete agreements are amortized on a straight-line basis over the life of the agreements.

  Other Assets

     Other assets are comprised of equity investments in affiliated entities, deposits and other receivables. Investments in affiliated entities are being accounted for under the cost method and equity method as appropriate, based on percentage of ownership and control of the entity. Such investments are not material at December 31, 1996.

  Medical Service Revenues

     Medical service revenue are accounted for in the period in which the services are provided. The revenue are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period in which the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenue are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

                          PACIFIC IMAGING CONSULTANTS

  Costs of Affiliated Physician Services

     Costs of Affiliated Physician Services include physician compensation and benefits paid or payable to owner and non-owner physicians during the period.

  Income Taxes

     Pacific accounts for income taxes under the liability method which states that deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions are based on the changes to the asset or liability from period to period. TMI is an S-corporation and LMI is a general partnership, and accordingly, there is no provision for income taxes related to these entities. The individual owners include their respective share of profits and losses in their tax returns.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation -- Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1996, to June 30, 1996, and from January 1, 1997, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

                          PACIFIC IMAGING CONSULTANTS

3. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, consists of the following:

                                            ESTIMATED USEFUL
                                             LIVES (YEARS)         1995           1996
                                            ----------------    -----------    -----------
Building..................................      39              $   122,645    $   123,817
Automobiles...............................      5                    22,818         22,818
Leasehold improvements....................     5-10                 670,479        670,479
Furniture and equipment...................     5-7                5,873,926      6,251,110
                                                                -----------    -----------
                                                                  6,689,868      7,068,224
Less -- Accumulated depreciation and
  amortization............................                       (3,838,424)    (4,807,363)
                                                                -----------    -----------
Property and equipment, net...............                      $ 2,851,444    $ 2,260,861
                                                                ===========    ===========

4. LONG-TERM DEBT:

     Long-term debt consists of the following as of December 31:

                                                                1995           1996
                                                             -----------    ----------
Notes payable to Third Party, bearing interest at 7.5%, due
  in 1999. Monthly payments of $5,009 including interest...  $   196,545    $  136,648
Note payable to Service Provider, noninterest bearing,
  balance due in 1996......................................       13,405            --
Note payable to Bank, bearing interest at the U.S. Treasury
  Securities rate plus 3.25% (9.125% at December 31, 1996),
  due in 2003. Monthly payments of $1,052 including
  interest.................................................       71,502        65,584
Notes payable to Bank, bearing interest at prime (8.5% at
  December 31, 1995), due at various dates through 2001.
  Monthly payments of $4,509 plus interest.................      443,615            --
Note payable to Bank, bearing interest at prime plus .25%
  (8.75% at December 31, 1995), due in 1999. Monthly
  payments of $6,636 including interest....................      633,157            --
Note payable to Bank, bearing interest at prime plus 1%
  (9.5% at December 31, 1995), due in 1998. Monthly
  payments of $10,411 plus interest........................      324,999            --
Notes payable to Finance Company, bearing interest ranging
  from 8.97% to 9.72%, due in 1998, secured by accounts
  receivable and certain property and equipment. Monthly
  payments of $97,299 including interest...................    2,581,718            --
Note payable to Bank, bearing interest at the U.S. Treasury
  Securities rate plus 2% (7.92% at December 31, 1996),
  secured by accounts receivable and certain property and
  equipment, due in 2001. Monthly payments of $92,017
  including interest.......................................  $        --    $3,775,013
                                                             -----------    ----------
                                                               4,264,941     3,977,245
Less -- Current maturities.................................   (1,522,779)     (844,241)
                                                             -----------    ----------
                                                             $ 2,742,162    $3,133,004
                                                             ===========    ==========

                          PACIFIC IMAGING CONSULTANTS

     In August 1996, the Company refinanced all outstanding bank debt. The previous notes had interest rates ranging from the prime rate to a fixed rate of 9.25%. The new note bears interest at the rate of U.S. Treasury securities plus 2%. The refinancing resulted in a gain of $134,084, which has been reflected as an extraordinary item in the accompanying financial statements.

     Future maturities of long-term debt at December 31, 1996, are as follows:

1997.....................................................  $  844,241
1998.....................................................     920,658
1999.....................................................     973,590
2000.....................................................   1,021,470
2001.....................................................     217,286
                                                           ----------
                                                           $3,977,245
                                                           ==========

5. OPERATING LEASES:

     The Company leases seven facilities under various noncancelable operating leases that expire at various dates through 2000. Future minimum lease payments under noncancelable leases are as follows:

1997......................................................  $231,936
1998......................................................   222,312
1999......................................................   184,492
2000......................................................   133,418
2001......................................................   150,206
Thereafter................................................    67,695
                                                            --------
                                                            $990,059
                                                            ========

6. INCOME TAXES:

     The provisions for income taxes consist of the following:

                                                   1995        1996
                                                 --------    --------
Current income tax expense.....................  $     --    $ 11,578
Deferred income tax expense....................   104,194     703,915
                                                 --------    --------
Total income tax expense.......................  $104,194    $715,493
                                                 ========    ========

     Significant components of the Company's deferred tax liabilities as of December 31, are as follows:

                                                                1995        1996
                                                              ---------   ---------
Current:
  Deferred tax assets --
     Accounts payable and accrued liabilities...............  $ 131,425   $ 180,275
  Deferred tax (liabilities) --
     Accounts receivable, net...............................   (296,865)   (402,191)
     Prepaid pension expense................................         --    (647,042)
                                                              ---------   ---------
          Total net current deferred tax liabilities........  $(165,440)  $(868,958)
                                                              =========   =========
Noncurrent:
  Deferred tax (liabilities) --
     Depreciation...........................................  $ (10,871)  $ (11,268)
                                                              =========   =========

                          PACIFIC IMAGING CONSULTANTS

     The differences between the provision for income taxes and the amounts computed by applying the statutory Federal income tax rate to income (loss) before income taxes are due to the income (losses) of S-Corporations and partnerships included in these combined financial statements.

7. EMPLOYEE BENEFIT PLAN:

     The Company has a defined benefit pension plan covering all physician employees and shareholders. The benefits are based on the final pay of each physician, with minimum flat dollar limits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed service to date but also for those expected to be earned in the future.

     Effective May 31, 1996, the Company curtailed the benefits under the plan through Board of Director resolution to terminate the Plan. Plan benefits were effectively frozen at this date and physicians will earn no additional defined benefits for future services. All unrecognized prior service cost and unrecognized net obligation from the initial application of SFAS 87 have been reduced to zero as of the effective date of the curtailment, resulting in a gain from curtailment of approximately $1.9 million. The plan of settlement has not been determined and subsequent gain or loss may be recorded upon settlement.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31,

                                                               1995           1996
                                                            -----------    -----------
Actuarial present value of benefits obligations:
  Accumulated benefit obligation, including vested
     benefits of $3,556,952 and $4,723,679,
     respectively.........................................  $(3,594,203)   $(4,723,679)
                                                            ===========    ===========
  Projected benefit obligation for service rendered to
     date.................................................  $(4,392,486)   $(4,723,679)
Plan assets at fair value, primarily......................    6,345,352      6,823,792
                                                            -----------    -----------
Plan assets in excess of projected benefit obligations....    1,952,866      2,100,113
Unrecognized net obligation at initial adoption of SFAS
  No. 87..................................................   (1,755,817)            --
                                                            -----------    -----------
Prepaid pension cost included in other assets.............  $   197,049    $ 2,100,113
                                                            ===========    ===========

     Net periodic pension cost for 1995 and 1996 included the following components (in thousands)

                                                               1995          1996
                                                             ---------    -----------
Service cost-benefits earned during the period.............  $ 828,307    $        --
Interest cost on projected benefit obligation..............    286,658        331,193
Actual return on plan assets...............................   (269,853)      (478,440)
Net amortization...........................................    (39,035)    (1,755,817)
                                                             ---------    -----------
Net periodic pension cost (benefit)........................  $ 806,077    $(1,903,064)
                                                             =========    ===========
Weighted average discount rate.............................      7.39%          7.54%
Rate of increase in future compensation....................      3.00%            N/A
Expected long-term rate of return on assets................      7.39%          7.54%

     In 1996, the Company began sponsoring a 401(k) and profit sharing plan for employees of the Company and its two corporate members, who have completed one year of service and are at least age 21. The 401(k) plan provides for employer matching contributions equal to three percent of gross salary for eligible employees. The Company made no contributions to the plan in 1996. Physician shareholders contributed $88,688 on behalf of the employees of the Company.

                          PACIFIC IMAGING CONSULTANTS

8. RELATED-PARTY TRANSACTIONS:

     The Company has a non-interest bearing note receivable from an employee. Amounts outstanding at December 31, 1995 and 1996 were $85,000 and $94,836, respectively. The note has no stated maturity date.

     The Company has a note receivable from a physician which bears interest at 8.5% and matures in August, 1995. Amounts outstanding at December 31, 1995 and 1996 were $38,936 and $36,173, respectively.

     At December 31, 1995, the Company had a $25,000 note receivable from a physician. This note was paid in full in 1996.

     At December 31, 1996, the Company had a $10,000 note receivable from a physician which bears interest at 8.25% and matures in 1997. In addition, in 1996, the Company made non-interest bearing advances totaling $70,287 to certain physicians. These advances are to be repaid in 1997.

     The Company has an ownership interest in a real estate partnership. Rent paid to this partnership was $49,752 in 1995 and 1996.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's long-term debt also approximates fair value.

10. CONTINGENCIES:

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operation.

11. SUBSEQUENT EVENTS:

     On February 26, 1997, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

     Effective January 1, 1997, the Company and Valley Radiology Group, a group of radiologists in San Jose, California, formed a management services organization to manage their operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Radiology and Nuclear Medicine, P.A.:

     We have audited the accompanying balance sheets of Radiology and Nuclear Medicine, P.A., (a Kansas corporation) as of December 31, 1995 and 1996 and the related statements of income, owners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radiology and Nuclear Medicine, P.A., as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Dallas, Texas,
  February 21, 1997

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

                                 BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                             -----------------------    JUNE 30,
                                                                1995         1996         1997
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents................................  $  223,067   $  173,258    $  887,376
  Accounts receivable, net of allowances of $1,664,580,
     $1,922,264 and $2,281,491 at December 31, 1995, 1996
     and June 30, 1997, respectively.......................   1,596,469    1,756,271     2,021,553
     Prepaid expenses and other current assets.............     230,531      220,937       220,937
                                                             ----------   ----------    ----------
          Total current assets.............................   2,050,067    2,150,466     3,129,866

PROPERTY AND EQUIPMENT, net................................     626,684      572,172       662,005

INVESTMENTS IN JOINT VENTURES..............................   1,251,110    1,269,545     1,321,507

OTHER ASSETS, net..........................................      85,361       88,368        88,451
                                                             ----------   ----------    ----------
          Total assets.....................................  $4,013,222   $4,080,551    $5,201,829
                                                             ==========   ==========    ==========

                           LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.........................................  $   65,064   $   64,561    $   64,561
  Accrued expenses.........................................      35,943       48,322       144,026
  Accrued salaries and benefits............................     399,750      361,571       419,087
  Deferred income taxes....................................     489,332      536,241     1,005,735
  Short-term borrowings....................................   1,400,000    1,400,000     1,000,000
  Current portion of long-term debt........................     174,371      186,611       119,399
                                                             ----------   ----------    ----------
          Total current liabilities........................   2,564,460    2,597,306     2,752,808
LONG-TERM DEBT, net of current portion.....................     234,528       45,784            --
                                                             ----------   ----------    ----------
          Total liabilities................................   2,798,988    2,643,090     2,752,808
COMMITMENTS AND CONTINGENCIES

OWNERS' EQUITY.............................................   1,214,234    1,437,461     2,449,021
                                                             ----------   ----------    ----------
          Total liabilities and owners' equity.............  $4,013,222   $4,080,551    $5,201,829
                                                             ==========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

                              STATEMENTS OF INCOME

                                                 YEARS ENDED                SIX MONTHS ENDED
                                                 DECEMBER 31,                   JUNE 30,
                                          --------------------------    ------------------------
                                             1995           1996           1996          1997
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
REVENUES:
  Medical service revenue, net..........  $13,725,958    $13,448,096    $6,601,598    $6,943,616
  Other revenue.........................      122,672        124,084        17,957        17,697
                                          -----------    -----------    ----------    ----------
          Total revenue.................   13,848,630     13,572,180     6,619,555     6,961,313

COSTS AND EXPENSES:
  Costs of affiliated physician
     services...........................   10,700,150     10,265,121     3,965,406     4,132,057
  Practice salaries, wages and
     benefits...........................    1,807,179      1,743,761       657,808       682,530
  Practice supplies.....................      385,666        293,545       166,273       134,796
  Practice rent and lease expense.......      260,347        272,617       130,173       130,173
  Depreciation and amortization.........      187,612        202,058        89,358        90,241
  Other practice expenses...............      816,860        822,598       405,116       444,782
  Interest expense......................       67,542         70,530        57,805        57,884
                                          -----------    -----------    ----------    ----------
          Total costs and expenses......   14,225,356     13,670,230     5,471,939     5,672,463
                                          -----------    -----------    ----------    ----------

INCOME (LOSS) BEFORE INCOME TAXES AND
  EQUITY IN EARNINGS OF INVESTMENTS.....     (376,726)       (98,050)    1,147,616     1,288,850

EQUITY IN EARNINGS OF INVESTMENTS.......      311,311        292,442       189,665       192,204

INCOME TAX EXPENSE (BENEFIT)............      (33,212)        57,305       423,918       469,494
                                          -----------    -----------    ----------    ----------
NET INCOME (LOSS).......................  $   (32,203)   $   137,087    $  913,363    $1,011,560
                                          ===========    ===========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

                          STATEMENTS OF OWNERS' EQUITY

BALANCE, December 31, 1994..................................  $1,270,173
  Net loss..................................................     (32,203)
  Dividends paid............................................     (23,736)
                                                              ----------
BALANCE, December 31, 1995..................................   1,214,234
  Sale of treasury stock....................................     104,716
  Net income................................................     137,087
  Dividends paid............................................     (18,576)
                                                              ----------
BALANCE, December 31, 1996..................................   1,437,461
  Net income (unaudited)....................................   1,011,560
                                                              ----------
BALANCE, June 30, 1997 (unaudited)..........................  $2,449,021
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

                            STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                               -----------------------   --------------------------
                                                  1995         1996          1996          1997
                                               ----------   ----------   ------------   -----------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................   $ (32,203)   $ 137,087    $   913,363    $1,011,560
  Adjustments to reconcile net income (loss)
     to net cash used in operating
     activities --
     Depreciation and amortization...........     187,612      202,058         89,358        90,241
     Deferred income taxes...................     (63,815)      46,909        424,007       469,494
     Equity in earnings of investments.......    (311,311)    (292,440)      (189,665)     (192,204)
     Gain on sale of assets..................      (2,410)      (6,519)            --            --
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net...........     196,804     (159,802)        58,156      (265,282)
          Prepaid expenses and other current
            assets...........................     (14,393)       9,594             --            --
          Other assets.......................      (6,231)      (3,007)          (308)          (83)
       Increase (decrease) in --
          Accounts payable and accrued
            expenses.........................     (19,073)      11,876         96,605        95,704
          Accrued salaries and benefits......      52,323      (38,178)      (205,733)       57,516
                                                ---------    ---------    -----------    ----------
            Net cash provided by (used in)
               operating activities..........     (12,697)     (92,422)     1,185,783     1,266,946
                                                ---------    ---------    -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment,
     net.....................................    (296,206)    (147,547)       (21,786)     (180,074)
  Proceeds from sale of fixed assets.........       2,410        7,020             --            --
  Distributions from investments.............     515,447      273,502            373       140,242
                                                ---------    ---------    -----------    ----------
            Net cash provided by (used in)
               investing activities..........     221,651      132,975        (21,413)      (39,832)
                                                ---------    ---------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt................    (185,023)    (176,502)      (108,010)     (112,996)
  Repayment of short-term borrowings.........          --           --     (1,000,000)     (400,000)
  Sale of treasury stock.....................          --      104,716             --            --
  Dividends paid.............................     (23,736)     (18,576)            --            --
                                                ---------    ---------    -----------    ----------
            Net cash used in financing
               activities....................    (208,759)     (90,362)    (1,108,010)     (512,996)
                                                ---------    ---------    -----------    ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................         195      (49,809)        56,360       714,118
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................     222,872      223,067        223,067       173,258
                                                ---------    ---------    -----------    ----------
CASH AND CASH EQUIVALENTS,
  end of period..............................   $ 223,067    $ 173,258    $   279,427    $  887,376
                                                =========    =========    ===========    ==========
SUPPLEMENTAL DISCLOSURE:
  Cash interest paid.........................   $  67,542    $  70,530    $    57,805    $   57,884
  Cash income taxes paid.....................   $  30,603    $  17,616    $        --    $    1,108

   The accompanying notes are an integral part of these financial statements.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Radiology and Nuclear Medicine, a Professional Association (the "Company"), is a professional corporation organized under the laws of the State of Kansas to provide diagnostic radiology medical imaging and radiation oncology services. Its offices are located in Topeka, Kansas and the surrounding area.

     The accompanying financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation on furniture, fixtures and equipment is computed using straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Investments in Affiliated Entities

     The Company has investments in two partnerships, Magnetic Resonance Imaging Center of Kansas ("MRI") and Medical Building West Associates, LP ("MBW") which are accounted for using the equity method and the cost method, respectively (see
Note 3).

  Other Noncurrent Assets

     Other noncurrent assets consist of deposits with insurance companies and a note receivable.

  Medical Service Revenues

     Medical service revenue are accounted for in the period in which the services are provided. Revenues are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenue are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

  Income Taxes

     The Company accounts for income taxes under the liability method which states that deferred income taxes are to be determined based on the estimated future tax effects of differences between the financial reporting and income tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions are based on the changes to the asset or liability from period to period.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation - Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1996, to June 30, 1996, and from January 1, 1997, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

3. INVESTMENTS:

     Investments in affiliated entities primarily consist of a 22% interest in MRI and a 15% interest in MBW. The purpose of MRI is to own and operate real and personal property. The purpose of MBW is to acquire/own land for the production of income. The initial amount contributed to MBW was $1,000,000.

                                                                 1995          1996
                                                              ----------    ----------
MBW.........................................................  $  966,667    $  966,667
MRI.........................................................     283,948       302,878
Other.......................................................         495            --
                                                              ----------    ----------
                                                              $1,251,110    $1,269,545
                                                              ==========    ==========

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, consists of the following:

                                                  ESTIMATED
                                                   USEFUL
                                                    LIVES
                                                   (YEARS)        1995           1996
                                                  ---------    -----------    -----------
Equipment........................................  5 - 10      $ 3,715,478    $ 3,781,288
Leasehold improvements...........................   10             319,532        319,532
Furniture and fixtures...........................    5              62,447        116,758
                                                               -----------    -----------
                                                                 4,097,457      4,217,578
Less -- Accumulated depreciation and
  amortization...................................               (3,470,773)    (3,645,406)
                                                               -----------    -----------
  Property and equipment, net....................              $   626,684    $   572,172
                                                               ===========    ===========

5. SHORT-TERM BORROWINGS:

     At December 31, 1995 and 1996, the Company had $1,400,000 of short-term working capital notes outstanding. The interest rate on these borrowings was 8.5% and 8.25% at December 31, 1995 and 1996, respectively and the notes are due within a one year period.

6. LONG-TERM DEBT:

     Long-term debt consists of the following as of December 31:

                                                                1995        1996
                                                              --------    --------
Note payable to physician, bearing interest at 5.35%, due in
  1998. Annual payments of $20,870 plus interest............    62,607      41,737
Note payable to physician, bearing interest at 6.34%, due in
  1997. Annual payments of $21,347 plus interest............    42,694      21,347
Note payable to bank, bearing interest at the index of the
  weekly average yield on U.S. Treasury securities plus 2%
  (8.34% and 7.56% at December 31, 1995 and 1996,
  respectively), due in 1998. Monthly payments of $12,912
  and $12,643 in 1995 and 1996, respectively, secured by the
  Company's interest in a limited partnership...............   303,598     169,311
                                                              --------    --------
          Long-term debt....................................   408,899     232,395
          Less -- Current maturities........................  (174,371)   (186,611)
                                                              --------    --------
          Long-term debt, net of current maturities.........  $234,528    $ 45,784
                                                              ========    ========

     Future maturities of long-term debt at December 31, 1996, are as follows:

1997.......................................................  $186,611
1998.......................................................    45,784
                                                             --------
                                                             $232,395
                                                             ========

     Under the terms of a Stock Purchase Agreement between the Company and its stockholders, the Company is required to repurchase the stock of each stockholder upon retirement or at any time the stockholder ceases to be an employee of the Company. The purchase price is based upon the then accounts receivable balances of the Company, tax-effected, plus owners' equity of the Company as of the end of the previous year, with certain defined adjustments. The purchase price is paid in annual installments, not to

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

exceed five years, with unpaid balances bearing interest at the lesser of 9% or the U.S. Treasury Note rate. At December 31, 1996, the Company had $63,084 payable under these arrangements.

7. INCOME TAXES:

     The provisions for income taxes for the years ended December 31, consist of the following:

                                                                1995       1996
                                                              --------    -------
Current income tax expense..................................  $ 30,603    $10,396
Deferred income tax expense (benefit).......................   (63,815)    46,909
                                                              --------    -------
          Total income tax expense (benefit)................  $(33,212)   $57,305
                                                              ========    =======

     Significant components of the Company's net deferred tax assets as of December 31, are as follows:

                                                                1995         1996
                                                              ---------    ---------
Deferred tax assets:
  Depreciation..............................................  $  44,576    $  50,331
  Accounts payable and accrued liabilities..................     87,272       85,679
Deferred tax liabilities:
  Accounts receivable.......................................   (542,800)    (597,133)
  Other.....................................................    (78,380)     (75,118)
                                                              ---------    ---------
     Net deferred tax liabilities...........................  $(489,332)   $(536,241)
                                                              =========    =========

     The differences between the provision (benefit) for income taxes and the amounts computed by applying the statutory Federal income tax rate to income
(loss) before income taxes are due to disallowed passive losses from certain investments.

8. LEASES:

     The Company leases office facilities under various noncancelable operating leases that expire in 2007. Future minimum lease payments under noncancelable operating leases are as follows:

1997.....................................................  $  177,396
1998.....................................................     149,742
1999.....................................................     149,742
2000.....................................................     149,742
2001.....................................................     149,742
Thereafter...............................................     885,974
                                                           ----------
                                                           $1,662,338
                                                           ==========

     The Company has also entered into various agreements, expiring in April 1997, whereby it pays a monthly fee for selection, procurement, repair and maintenance of its radiology and imaging equipment. The fees paid are expected to approximate $57,000 per year.

9. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a defined contribution pension plan for employees of the Company who have completed one year of service, with a minimum of 1,000 hours worked. The plan provides for employer contributions of 10% of compensation up to a maximum eligible compensation of $150,000. The Company's contribution for 1995 and 1996 was approximately $472,000 and $477,000, respectively.

                      RADIOLOGY AND NUCLEAR MEDICINE, P.A.

     The Company also sponsors a 401(k) plan for employees of the Company who have completed one year of service, with a minimum 1,000 hours worked. The plan provides for employer matching contributions of one-half of employee contributions, up to 2% of the employee's salary. The plan also allows for employer discretionary contributions. The Company's contributions for 1995 and 1996 were approximately $189,000 and $185,000, respectively.

10. RELATED-PARTY TRANSACTIONS:

     As indicated in Note 3, the Company has a 15% partnership interest in MBW from which the Company leases its office space. Rent expense relating to such facilities was approximately $150,000 in 1995 and 1996.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amounts of accounts receivable, accounts payable, accrued expenses, short-term borrowings and long-term debt approximate fair value due to the short maturity of these instruments.

12. CONTINGENCIES:

  Litigation

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company is self-insured for employee health benefits. Stop-loss insurance coverage has been purchased to cover claims exceeding certain retention limits. At December 31, 1996, the Company's maximum exposure for health insurance claims was $20,000 per family with an aggregate maximum limit of 125% of expected claims, as determined by the insurance company (approximately $379,000 in 1996.) An estimate of the amount due and payable on existing claims for which the Company is liable is included in accrued expenses.

13. SUBSEQUENT EVENTS:

     On January 20, 1997, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Rockland Radiological Group:

     We have audited the accompanying combined balance sheets of Rockland Radiological Group (Note 1) as of September 30, 1995 and 1996, and the related combined statements of income, owners' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rockland Radiological Group as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  March 19, 1997

                          ROCKLAND RADIOLOGICAL GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                SEPTEMBER 30,
                                                          -------------------------    JUNE 30,
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................  $   198,387   $   226,579   $   368,633
  Accounts receivable, net of allowances of $2,457,694,
     $2,614,800 and $3,840,588 at September 30, 1995 and
     1996 and June 30, 1997, respectively...............    2,686,087     2,995,190     2,842,436
  Prepaid expenses and other current assets.............      194,872       212,011       409,638
                                                          -----------   -----------   -----------
          Total current assets..........................    3,079,346     3,433,780     3,620,707
PROPERTY AND EQUIPMENT, net.............................    3,811,459     4,152,971     5,268,947
DEFERRED INCOME TAX ASSET...............................      854,993     1,029,209     1,203,425
OTHER ASSETS, net.......................................       30,626         2,000     2,143,996
                                                          -----------   -----------   -----------
          Total assets..................................  $ 7,776,424   $ 8,617,960   $12,237,075
                                                          ===========   ===========   ===========

                            LIABILITIES AND OWNERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable......................................  $   202,486   $   196,728   $   188,710
  Accrued salaries and benefits.........................      604,948       541,492       541,492
  Deferred income tax liability.........................      533,921       639,961       572,785
  Current portion of long-term debt.....................      719,078       944,199     1,675,146
  Current portion of capital lease obligations..........    1,077,848     1,193,100       545,557
                                                          -----------   -----------   -----------
          Total current liabilities.....................    3,138,281     3,515,480     3,523,690
DEFERRED COMPENSATION...................................    2,592,054     3,167,979     3,599,923
CAPITAL LEASE OBLIGATIONS, net of current portion.......    2,557,615     1,364,515     1,377,890
LONG-TERM DEBT, net of current portion..................    1,832,526     2,548,330     5,562,941
                                                          -----------   -----------   -----------
          Total liabilities.............................   10,120,476    10,596,304    14,064,444
OWNERS' EQUITY (DEFICIT)................................   (2,344,052)   (1,978,344)   (1,827,369)
                                                          -----------   -----------   -----------
          Total liabilities and owners' equity
            (deficit)...................................  $ 7,776,424   $ 8,617,960   $12,237,075
                                                          ===========   ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                          ROCKLAND RADIOLOGICAL GROUP

                         COMBINED STATEMENTS OF INCOME

                                                 YEARS ENDED SEPTEMBER 30,          NINE MONTHS ENDED JUNE 30,
                                          ---------------------------------------   ---------------------------
                                             1994          1995          1996           1996           1997
                                          -----------   -----------   -----------   ------------   ------------
                                                                                            (UNAUDITED)
REVENUES:
  Medical service revenues, net.........  $15,078,280   $17,823,023   $17,302,049    $11,560,883    $13,541,174
  Other revenues........................        2,023         1,110        30,759        203,442        126,251
                                          -----------   -----------   -----------    -----------    -----------
          Total revenues................   15,080,303    17,824,133    17,332,808     11,764,325     13,667,425
COSTS AND EXPENSES:
  Costs of affiliated physician
     services...........................    3,674,505     7,074,008     6,051,448      4,824,530      4,799,315
  Practice salaries, wages and
     benefits...........................    3,916,578     4,118,141     4,251,812      2,967,423      3,542,507
  Practice supplies.....................      603,087     1,181,653     1,146,608        856,491      1,033,193
  Practice rent and lease expense.......      188,399       163,878       110,413         78,347         90,281
  Depreciation and amortization.........    1,605,316     1,628,181     1,350,324        974,819      1,110,446
  Other practice expenses...............    3,565,411     4,001,394     3,577,232      1,883,911      2,607,857
  Interest expense......................    1,082,044       702,967       581,786        531,967        591,243
                                          -----------   -----------   -----------    -----------    -----------
          Total costs and expenses......   14,635,340    18,870,222    17,069,623     12,117,488     13,774,842
NET INCOME (LOSS) BEFORE INCOME TAXES...      444,963    (1,046,089)      263,185       (353,163)      (107,417)
INCOME TAX EXPENSE (BENEFIT)............       57,662      (335,568)      (71,023)      (439,332)      (258,392)
                                          -----------   -----------   -----------    -----------    -----------
NET INCOME (LOSS).......................  $   387,301   $  (710,521)  $   334,208    $    86,169    $   150,975
                                          ===========   ===========   ===========    ===========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                          ROCKLAND RADIOLOGICAL GROUP

                COMBINED STATEMENTS OF OWNERS' EQUITY (DEFICIT)

BALANCE, September 30, 1993.................................  $(2,059,332)
  Sale of stock.............................................       11,000
  Net income................................................      387,301
                                                              -----------
BALANCE, September 30, 1994.................................   (1,661,031)
  Sale of stock.............................................       27,500
  Net loss..................................................     (710,521)
                                                              -----------
BALANCE, September 30, 1995.................................   (2,344,052)
  Sale of stock.............................................       31,500
  Net income................................................      334,208
                                                              -----------
BALANCE, September 30, 1996.................................   (1,978,344)
  Net income (unaudited)....................................      150,975
                                                              -----------
BALANCE, June 30, 1997 (unaudited)..........................  $(1,827,369)
                                                              ===========

    The accompanying notes are an integral part of these combined financial statements.

                          ROCKLAND RADIOLOGICAL GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                    YEARS ENDED SEPTEMBER 30,                 JUNE 30,
                                               ------------------------------------   -------------------------
                                                  1994         1995         1996         1996          1997
                                               ----------   ----------   ----------   -----------   -----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................  $  387,301   $ (710,521)  $  334,208   $    86,169   $   150,975
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities --
     Depreciation and amortization...........   1,605,316    1,628,181    1,350,324       974,819     1,110,446
     Deferred income taxes...................      57,662     (335,568)     (71,023)     (410,148)     (241,392)
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net...........    (602,918)    (163,544)    (309,103)      141,781       152,754
          Prepaid expenses and other current
            assets...........................    (175,810)     234,131      (17,139)     (350,186)     (197,627)
          Other assets.......................      27,569       39,814       28,626       (10,787)   (2,141,996)
       Increase (decrease) in --
          Accounts payable...................     277,466     (296,427)      (5,758)           (1)       (8,018)
          Accrued salaries and benefits......      10,656      280,840      (63,456)      142,956            --
          Deferred compensation..............      46,693      753,358      575,925       565,019       431,944
                                               ----------   ----------   ----------   -----------   -----------
            Net cash provided by (used in)
               operating activities..........   1,633,935    1,430,264    1,822,604     1,139,622      (742,914)
                                               ----------   ----------   ----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment.......    (683,491)    (275,043)  (1,688,989)   (1,471,184)   (2,226,422)
                                               ----------   ----------   ----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...............   2,877,000      132,750    1,710,030     1,689,933     4,088,000
  Repayment of long-term debt................  (3,018,703)    (235,524)    (769,105)     (501,973)     (342,442)
  Principal payments on capital lease
     obligations.............................    (657,836)  (1,231,754)  (1,077,848)     (684,363)     (634,168)
  Proceeds from sale of stock................      11,000       27,500       31,500            --            --
                                               ----------   ----------   ----------   -----------   -----------
            Net cash provided by (used in)
               financing activities..........    (788,539)  (1,307,028)    (105,423)      503,597     3,111,390
                                               ----------   ----------   ----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................     161,905     (151,807)      28,192       172,035       142,054
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................     188,289      350,194      198,387       198,387       226,579
                                               ----------   ----------   ----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.....  $  350,194   $  198,387   $  226,579   $   370,422   $   368,633
                                               ==========   ==========   ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURES:
  Cash interest paid.........................  $  602,225   $  700,180   $  607,321   $   531,967   $   591,243
  Cash income taxes paid.....................  $       --   $       --   $       --   $        --   $        --

    The accompanying notes are an integral part of these combined financial statements.

                          ROCKLAND RADIOLOGICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1994, 1995, AND 1996

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying financial statements combine the accounts of nine entities under common ownership: Mid Rockland Imaging Associates, P.C. ("MRI"), Rockland Radiological Group, P.C. ("RRG"), Nyack Magnetic Resonance Imaging, P.C. ("NMR"), Central Imaging Associates, P.C., Advanced Imaging of Bergen, P.A., Pelham Imaging Associates, P.C., Women's Imaging Consultants, P.C., Montvale Regional Imaging of Bergen, P.A., and Advanced Imaging of Orange County, P.C. (collectively the "Company"), all of which are located in the states of New York and New Jersey and specialize in the practice of radiological medicine. All intercompany items and transactions have been eliminated.

     The accompanying financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and cash equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Deferred Compensation

     Under the terms of the physician employment agreements, physicians who have completed a minimum of eight years of service are entitled to a payment of up to one hundred percent of their final compensation upon retirement or when they cease to be employees of the Company. The percentage of salary received by the physician varies based upon the number of years of service. These payments are made in 36 equal monthly payments beginning upon attainment of age 70 or the date when the physician leaves the Company. The estimated present value of these obligations is being accrued ratably during the eight year service period.

  Medical Service Revenue

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee

                          ROCKLAND RADIOLOGICAL GROUP
schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

  Costs of Affiliated Physician Services

     Costs of Affiliated Physician Services include physician compensation and benefits paid or payable to owner and non-owner physicians during the period.

  Income Taxes

     MRI and RRG account for income taxes under the liability method which states that deferred income taxes are to be determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions are based on the changes to the asset or liability from period to period. The remaining companies included in the accompanying combined financial statements are S corporations, and accordingly, there is no provision for income taxes related to these entities. The individual owners include their respective share of Company profits and losses in their tax returns.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation -- Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from October 1, 1995, to June 30, 1996, and from October 1, 1996, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

                          ROCKLAND RADIOLOGICAL GROUP

3. PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, consists of the following:

                                                ESTIMATED
                                                 USEFUL
                                              LIVES (YEARS)        1995          1996
                                             ---------------    ----------    -----------
Equipment..................................         5           $6,852,399    $ 8,348,140
Leasehold improvements.....................        15              640,515        782,200
Furniture and fixtures.....................         7              642,978        679,762
Capitalized building lease.................        15            2,634,333      2,648,401
                                                                ----------    -----------
                                                                10,770,225     12,458,503
Less -- Accumulated depreciation and
  amortization.............................                     (6,958,766)    (8,305,532)
                                                                ----------    -----------
          Property and equipment, net......                     $3,811,459    $ 4,152,971
                                                                ==========    ===========

4. LONG-TERM DEBT:

     Long-term debt consists of the following as of September 30:

                                                                 1995          1996
                                                              ----------    ----------
Note payable to related party, bearing interest at 10%, due
  in 1997. Monthly payments of $6,453 including interest....  $   90,642    $   19,042
Note payable to previous shareholder, bearing interest at
  8%, due in 1996. Monthly payment of $4,000 plus
  interest..................................................      12,000            --
Note payable to vendor, bearing interest at 10.36%, due in
  1998. Monthly payments of $1,339 including interest.......      34,448        20,712
Note payable to vendor, bearing interest at 8.26%, due in
  2001. Monthly payments of $8,955 including interest.......          --       396,552
Note payable to Bank, bearing interest at 8.34%, due in
  1999. Monthly payments of $49,603 plus interest, secured
  by accounts receivable and certain property and
  equipment.................................................   2,281,764     1,686,528
Note payable to Bank, bearing interest at 8.21%, due in
  2000, secured by accounts receivable and certain property
  and equipment. Monthly payments of $2,250 plus
  interest..................................................     132,750       105,750
Note payable to Bank, bearing interest at 8.95%, due in
  2001. Monthly payments of $24,881 including interest......          --     1,200,000
Note payable to vendor, bearing interest at 9.53%, due in
  2001. Monthly payments of $1,419 including interest.......          --        63,945
                                                              ----------    ----------
  Total long-term debt......................................   2,551,604     3,492,529
  Less -- Current maturities................................    (719,078)     (944,199)
                                                              ----------    ----------
  Total long-term debt, net of current portion..............  $1,832,526    $2,548,330
                                                              ==========    ==========

     Future maturities of long-term debt at September 30, 1996, are as follows:

1997.....................................................  $  944,199
1998.....................................................     942,087
1999.....................................................     866,460
2000.....................................................     399,584
2001.....................................................     340,199
                                                           ----------
                                                           $3,492,529
                                                           ==========

                          ROCKLAND RADIOLOGICAL GROUP

5. CAPITAL LEASES:

     The Company leases certain medical equipment and facilities under capital leases. These leases have been capitalized using the implicit rate stated in each lease. Future payments due under capital leases as of September 30, 1996, are as follows:

1997....................................................  $ 1,412,563
1998....................................................    1,389,510
1999....................................................       60,374
                                                          -----------
Total minimum lease payments due........................    2,862,447
  Less -- Amounts representing interest.................     (304,832)
                                                          -----------
Present value of minimum lease payments.................    2,557,615
  Less -- Current portion...............................   (1,193,100)
                                                          -----------
Long-Term obligation....................................  $ 1,364,515
                                                          ===========

6. INCOME TAXES:

     The provisions for income taxes consist of the following:

                                                      1994        1995         1996
                                                     -------    ---------    --------
Current income tax expense.........................  $    --    $      --    $     --
Deferred income tax expense (benefit)..............   57,662     (335,568)    (71,023)
                                                     -------    ---------    --------
          Total income tax expense (benefit).......  $57,662    $(335,568)   $(71,023)
                                                     =======    =========    ========

     Significant components of the Company's net deferred tax assets and liabilities as of September 30, are as follows:

                                                                1995         1996
                                                              ---------   ----------
Current:
  Deferred tax assets --
     Accounts payable and accrued liabilities...............  $ 248,176   $  241,283
  Deferred tax (liabilities) --
     Accounts receivable....................................   (773,933)    (870,234)
     Other..................................................     (8,164)     (11,010)
                                                              ---------   ----------
          Total net current deferred tax liabilities........  $(533,921)  $ (639,961)
                                                              =========   ==========
Noncurrent:
  Deferred tax assets --
     Deferred compensation..................................  $ 881,298   $1,077,113
  Deferred tax (liabilities) --
     Depreciation...........................................    (26,305)     (47,904)
                                                              ---------   ----------
          Total net noncurrent deferred tax assets..........  $ 854,993   $1,029,209
                                                              =========   ==========

The differences between the provision (benefit) for income taxes and the amounts computed by applying the statutory Federal income tax rate to income (loss) before income taxes are due to the income (losses) of S-Corporations included in these combined financial statements.

7. OPERATING LEASES:

     The Company leases two facilities under various noncancelable operating leases that expire at various dates through 1999. The Company leases a portion of the MRI building under a lease that expires in 1998, and

                          ROCKLAND RADIOLOGICAL GROUP
also maintains a lease at the Nyack Hospital through NMR. Future minimum lease payments under noncancelable leases at September 30, are as follows:

1997......................................................  $103,970
1998......................................................    96,014
1999......................................................     3,958

8. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a profit sharing and 401(k) plan for employees of the Company, who have completed one year of service and are at least age 21. The plan provides for employer profit sharing contributions, depending upon the level of the employee. The plan also provides for employees matching contributions of 100% of employee contributions, up to 3% of the employee's salary. The Company's contributions for 1994, 1995, and 1996 were $253,656, $363,809, and, $404,047 respectively.

9. RELATED-PARTY TRANSACTIONS:

     The Company leases office space from a limited partnership. Two shareholders own an interest in this limited partnership. The Company paid rent related to these leases of $659,500, $698,500, and $726,310 for the years ended December 31, 1994, 1995, and 1996, respectively.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's long-term debt and capital leases also approximates fair value.

11. CONTINGENCIES:

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENTS:

     On November 15, 1996, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

     In April, 1997, the Company entered into an agreement to purchase certain assets of Kingston Diagnostic Radiology, P.C. for $2,000,000 in cash and certain assumed liabilities of approximately $1,850,000. Completion of the transaction is subject to execution of a five-year service contract.

     On March 11, 1997, Wallkill Radiology Associates, P.C. ("Wallkill") contributed all of its assets to the Company. In exchange, the sole stockholder of Wallkill was made an equal partner of the Company. At December 31, 1996, Wallkill had total assets of approximately $480,000. For the year ended December 31, 1996, Wallkill had total revenues of approximately $1,480,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Valley Radiology Group:

     We have audited the accompanying combined balance sheets of Valley Radiology Group (Note 1) as of December 31, 1995 and 1996, and the related combined statements of income, owners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Radiology Group as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
 March 19, 1997

                             VALLEY RADIOLOGY GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                DECEMBER 31,
                                          ------------------------     JUNE 30,
                                             1995          1996          1997
                                          ----------    ----------    -----------
                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............  $1,212,535    $1,014,649    $  386,310
  Accounts receivable, net of allowances
     of $1,624,631, $2,021,861 and
     $2,293,536 at December 31, 1995 and
     1996 and June 30, 1997,
     respectively.......................   1,632,342     1,616,645     2,076,098
  Prepaid expenses and other............       9,228        28,414         7,650
                                          ----------    ----------    ----------
          Total current assets..........   2,854,105     2,659,708     2,470,058
PROPERTY AND EQUIPMENT, net.............     198,263     1,253,425     1,219,586
INVESTMENTS IN AFFILIATED ENTITIES......     369,172       104,031        26,720
NOTES RECEIVABLE........................     428,448       405,500       402,500
OTHER ASSETS, net.......................     163,353        61,440        36,003
                                          ----------    ----------    ----------
          Total assets..................  $4,013,341    $4,484,104    $4,154,867
                                          ==========    ==========    ==========

                         LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable......................  $  229,216    $   94,550    $   94,822
  Accrued salaries and benefits.........     944,296       757,428       257,322
  Deferred income tax liability.........     156,004       259,988       372,329
  Line of credit payable................      57,000       825,100       678,333
  Current portion of long-term debt.....     298,298       329,028       560,604
                                          ----------    ----------    ----------
          Total current liabilities.....   1,684,814     2,266,094     1,963,410
DEFERRED INCOME TAX LIABILITY...........       8,344        37,261        37,261
LONG-TERM DEBT, net of current
  portion...............................     675,142       395,065       167,188
                                          ----------    ----------    ----------
          Total liabilities.............   2,368,300     2,698,420     2,167,859
OWNERS' EQUITY..........................   1,645,041     1,785,684     1,987,008
                                          ----------    ----------    ----------
          Total liabilities and owners'
            equity......................  $4,013,341    $4,484,104    $4,154,867
                                          ==========    ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                             VALLEY RADIOLOGY GROUP

                         COMBINED STATEMENTS OF INCOME

                                          YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                          -------------------------   -------------------------
                                             1995          1996          1996          1997
                                          -----------   -----------   -----------   -----------
                                                                             (UNAUDITED)
REVENUES:
  Medical service revenues, net.........  $10,156,958   $10,974,993    $5,461,462    $5,895,340
  Other revenues........................      350,331       198,605       109,023        59,057
                                          -----------   -----------    ----------    ----------
          Total revenues................   10,507,289    11,173,598     5,570,485     5,954,397
COSTS AND EXPENSES:
  Costs of affiliated physician
     services...........................    5,510,802     5,383,728     2,549,462     2,708,341
  Practice salaries, wages and
     benefits...........................    2,268,596     2,592,672     1,143,074     1,247,927
  Practice supplies.....................      176,051       355,777       211,656       160,382
  Practice rent and lease expense.......      466,155       420,260       228,310       232,769
  Depreciation and amortization.........      168,900       223,248       111,624       165,919
  Other practice expenses...............    1,385,743     1,337,118       702,027       723,317
  Interest expense......................       53,387        73,475        30,773        55,840
  (Gain) loss on sale of equipment......       20,099       (37,386)      (24,930)         (930)
                                          -----------   -----------    ----------    ----------
          Total costs and expenses......   10,049,733    10,348,892     4,951,996     5,293,565
INCOME BEFORE TAXES AND EQUITY IN
  EARNINGS OF INVESTMENTS...............      457,556       824,706       618,489       660,832
EQUITY IN EARNINGS (LOSS) OF
  INVESTMENTS...........................       13,698       (18,997)           --            --
                                          -----------   -----------    ----------    ----------
INCOME BEFORE INCOME TAXES..............      471,254       805,709       618,489       660,832
INCOME TAX EXPENSE (BENEFIT)............     (110,919)      132,901       105,143       112,341
                                          -----------   -----------    ----------    ----------
NET INCOME..............................  $   582,173   $   672,808    $  513,346    $  548,491
                                          ===========   ===========    ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                             VALLEY RADIOLOGY GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

BALANCE, December 31, 1994..................................  $1,270,013
  Sale of stock.............................................       1,304
  Net income................................................     582,173
  Distributions.............................................    (208,449)
                                                              ----------
BALANCE, December 31, 1995..................................   1,645,041
  Purchase of stock.........................................        (165)
  Net income................................................     672,808
  Distributions.............................................    (532,000)
                                                              ----------
BALANCE, December 31, 1996..................................   1,785,684
  Net income (unaudited)....................................     548,491
  Distributions (unaudited).................................    (346,250)
  Purchase of stock (unaudited).............................        (917)
                                                              ----------
BALANCE, June 30, 1997 (unaudited)..........................  $1,987,008
                                                              ==========

    The accompanying notes are an integral part of these combined financial statements.

                             VALLEY RADIOLOGY GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED
                                                              DECEMBER 31         SIX MONTHS ENDED JUNE 30,
                                                        -----------------------   -------------------------
                                                           1995         1996         1996          1997
                                                        ----------   ----------   -----------   -----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $  582,173   $  672,808    $  513,346    $  548,491
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization....................     168,900      223,248       111,624       165,919
     Deferred income taxes............................    (110,919)     132,901       105,142       112,341
     Investment income from affiliated entities.......     (13,698)      18,997         5,470        77,311
     Changes in assets and liabilities --
       (Increase) decrease in --
       Accounts receivable, net.......................     242,584       15,697      (309,189)     (459,453)
       Prepaid expenses and other.....................      (8,284)     (19,186)      (11,882)       20,764
       Other assets...................................      10,508       28,242        34,156         4,240
     Increase (decrease) in --
       Accounts payable...............................      (9,662)    (134,666)          526           272
       Accrued liabilities............................    (609,468)          --            --            --
       Accrued salaries and benefits..................     703,728     (186,868)     (754,595)     (500,106)
                                                        ----------   ----------    ----------    ----------
          Net cash provided by (used in) operating
            activities................................     955,862      751,173      (305,402)      (30,221)
                                                        ----------   ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................     (14,671)  (1,204,739)     (297,307)     (110,883)
  Proceeds from notes receivable......................      26,826       22,948        19,948         3,000
  Distributions from affiliated entities..............     297,000      246,144            --            --
                                                        ----------   ----------    ----------    ----------
          Net cash provided by (used in) investing
            activities................................     309,155     (935,647)     (277,359)     (107,883)
                                                        ----------   ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................     745,000      300,000       300,000       185,000
  Repayment of long-term debt.........................    (731,144)    (549,347)     (159,075)     (181,301)
  Net change in line of credit payable................    (143,000)     768,100       (57,000)     (146,767)
  Distributions to owners.............................    (208,449)    (532,000)     (292,500)     (346,250)
  Sales (purchases) of stock..........................       1,304         (165)          (32)         (917)
                                                        ----------   ----------    ----------    ----------
          Net cash used in financing activities.......    (336,289)     (13,412)     (208,607)     (490,235)
                                                        ----------   ----------    ----------    ----------
NET INCREASE (DECREASE) IN CASH.......................     928,728     (197,886)     (791,368)     (628,339)
CASH AND CASH EQUIVALENTS, beginning of year..........     283,807    1,212,535     1,212,535     1,014,649
                                                        ----------   ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, end of year................  $1,212,535   $1,014,649    $  421,167    $  386,310
                                                        ==========   ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES:
  Cash interest paid..................................  $   80,134   $   73,475    $   30,773    $   55,840
  Cash income taxes paid..............................  $       --   $       --    $       --    $       --

    The accompanying notes are an integral part of these combined financial statements.

                             VALLEY RADIOLOGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying financial statements combine the accounts of three entities under common ownership: Valley Radiologists Medical Group, Inc. ("Valley"), a California corporation; LXL, Ltd. ("LXL"), a California general partnership; and LXL Building Partnership ("LXLB"), a California general partnership (collectively the "Company"), all of which are located in northern California and specialize in the practice of radiological medicine and the ownership and operation of diagnostic imaging equipment. All intercompany transactions have been eliminated.

     The accompanying financial statements have been prepared on the accrual basis of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the noncancelable lease term or estimated useful life of the asset. However, if the noncancelable lease term expires in the near future and if the lease contains a renewal option of which management is reasonably assured of exercising, the amortization period is the shorter of the lease term including the renewal option period or the estimated useful life.

  Investments in Affiliated Entities

     Investments in affiliated entities are accounted for using the equity method.

  Other Assets

     Other assets are comprised of organization costs, noncompete agreements and security deposits. Organization costs are being amortized on a straight-line basis over a five-year period. Noncompete agreements are amortized on a straight-line basis over the life of the agreements.

  Medical Service Revenues

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third party payors and others. Provisions for estimated third party payor adjustments are estimated and recorded in the period in which the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

                             VALLEY RADIOLOGY GROUP

                           DECEMBER 31, 1995 AND 1996

  Costs of Affiliated Physician Services

     Costs of Affiliated Physician Services include physician compensation and benefits paid or payable to owner and non-owner physicians during the period.

  Income Taxes

     Valley accounts for income taxes under the liability method which states that deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions are based on the changes to the asset or liability from period to period. LXL and LXLB are partnerships, and accordingly, there is no provision for income taxes related to these entities. The individual owners include their respective share of profits and losses in their tax returns.

  Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for bad debts have been made for potential losses when appropriate.

  Use of Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Presentation - Interim Financial Statements

     The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1996, to June 30, 1996, and from January 1, 1997, to June 30, 1997, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

3. NOTES RECEIVABLE:

     Notes receivable primarily consist of a $400,000 note receivable from a third party, due July 18, 1999 with monthly interest only payments until that date. The note bears interest of 8.0%.

4. INVESTMENTS IN AFFILIATED ENTITIES:

     Investments in affiliated entities primarily consist of 40% interests in two partnerships (Santa Clara Valley MRI ("Santa Clara") and Sunnyvale MRI ("Sunnyvale"), each of which perform radiology and

                             VALLEY RADIOLOGY GROUP

                           DECEMBER 31, 1995 AND 1996

imaging healthcare services. These investments are being accounted for under the equity method of accounting. Balances at December 31 are as follows:

                                                                1995        1996
                                                              --------    --------
Santa Clara.................................................  $387,564    $     --
Sunnyvale...................................................   (20,734)     98,089
Other.......................................................     2,342       5,942
                                                              --------    --------
                                                              $369,172    $104,031
                                                              ========    ========

5. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, consists of the following:

                                              ESTIMATED USEFUL
                                               LIVES (YEARS)         1995          1996
                                              ----------------    ----------    ----------
Equipment...................................      5               $4,236,818    $4,056,426
Leasehold improvements......................     5-13                370,130       413,604
Furniture and fixtures......................     5-7                 109,415       113,561
                                                                  ----------    ----------
                                                                   4,716,363     4,583,591
Less -- Accumulated depreciation and
  amortization..............................                      (4,518,100)   (3,330,166)
                                                                  ----------    ----------
          Property and equipment, net.......                      $  198,263    $1,253,425
                                                                  ==========    ==========

                             VALLEY RADIOLOGY GROUP

                           DECEMBER 31, 1995 AND 1996

6. LONG-TERM DEBT:

     Long-term debt consists of the following as of December 31:

                                                                1995         1996
                                                              ---------    ---------
Note payable to Bank, bearing interest at prime plus .5%
  (8.75% on December 31, 1996), due March 1, 2000, secured
  by accounts receivable and certain property and equipment.
  Monthly payments of $12,420 plus interest. ...............  $ 606,700    $ 244,962
Note payable to Bank, bearing interest at prime plus .5%
  (8.75% on December 31, 1996), due May 1, 2001, secured by
  accounts receivable and certain property and equipment.
  Monthly payments of $5,000 including interest. ...........         --      261,649
Note payable to physician, bearing interest at prime,
  adjustable every April 1 and October 1, (8.75% on December
  31, 1995), due March 31, 1996. Monthly payments of $4,201
  plus interest. ...........................................     12,604           --
Note payable to physician, bearing interest at prime,
  adjustable every May 1 and November 1, (8.75% on December
  31, 1995), due April 30, 1996. Monthly payments of $4,167
  plus interest. ...........................................     16,666           --
Note payable to physician, noninterest bearing, due December
  31, 1998. Monthly payments of $6,250. ....................    225,000      150,000
Note payable to physician, noninterest bearing, due June 30,
  1998. Monthly payments of $3,749. ........................    112,470       67,482
                                                              ---------    ---------
Total long-term debt........................................    973,440      724,093
Less -- Current maturities..................................   (298,298)    (329,028)
                                                              ---------    ---------
Total long-term debt, net of current portion................  $ 675,142    $ 395,065
                                                              =========    =========

     Future maturities of long-term debt at December 31, 1996, are as follows:

1997....................................................    $329,028
1998....................................................     253,416
1999....................................................      60,000
2000....................................................      60,000
2001....................................................      21,649
                                                            --------
                                                            $724,093
                                                            ========

     During 1995, the Company maintained a $300,000 line of credit for working capital purposes bearing interest at the prime rate (8.5% on December 31, 1995). The amount outstanding at December 31, 1995 was $57,000. The Company currently maintains a $900,000 line of credit bearing interest at the prime rate (8.25% on December 31, 1996). The amount outstanding at December 31, 1996 was $825,100.

     Under the terms of the physician employment agreements, any physician who is a shareholder in the Company and has been employed as a full-time professional for a continuous four year period is entitled to a payout upon retirement or when they cease to be employees of the Company. The payout is equal to the physician's pro rata share of 80% of accounts receivable less amounts owed to former shareholders. Payments are made in forty-eight equal monthly amounts beginning the month after employment ceases. At December 31, 1996, the Company had $217,482 payable under these arrangements.

                             VALLEY RADIOLOGY GROUP

                           DECEMBER 31, 1995 AND 1996

     Notes payable to physicians outstanding at December 31, 1995 represents amounts paid to two former physicians for non-compete agreements.

7. INCOME TAXES:

     The provisions for income taxes for the years ended December 31, consist of the following:

                                                               1995           1996
                                                             ---------      ---------
Current income tax expense.................................  $      --      $      --
Deferred income tax expense (benefit)......................   (110,919)       132,901
                                                             ---------      ---------
          Total income tax expense (benefit)...............  $(110,919)     $ 132,901
                                                             =========      =========

     Significant components of the Company's deferred tax assets and liabilities as of December 31, are as follows:

                                                               1995           1996
                                                             ---------      ---------
Current:
  Deferred tax assets --
     Accounts payable and accrued salaries and benefits....  $ 398,993      $ 289,672
  Deferred tax (liabilities) --
     Accounts receivable, net..............................   (554,997)      (549,660)
                                                             ---------      ---------
          Total net current deferred tax liabilities.......  $(156,004)     $(259,988)
                                                             =========      =========
Noncurrent:
  Deferred tax liabilities --
     Depreciation..........................................  $  (8,344)     $ (37,261)
                                                             =========      =========

     The differences between the provision (benefit) for income taxes and the amounts computed by applying the statutory Federal income tax rate to income before income taxes are due to disallowed passive losses from certain investments.

8. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a profit sharing plan for employees of the Company, who have completed one year of service. The plan provides for discretionary employer contributions. The Company's contributions for 1995 and 1996 were $480,858 and $500,000, respectively.

9. OPERATING LEASES:

     The Company leases various facilities under noncancelable operating leases that expire at various dates through 1999. Future minimum lease payments under noncancelable leases are as follows:

1997.....................................................  $  348,256
1998.....................................................     293,206
1999.....................................................     220,521
2000.....................................................     156,802
2001.....................................................     156,802
Thereafter...............................................     370,016
                                                           ----------
                                                           $1,545,603
                                                           ==========

                             VALLEY RADIOLOGY GROUP

                           DECEMBER 31, 1995 AND 1996

10. RELATED-PARTY TRANSACTIONS:

     As indicated in Note 4, the Company has 40% partnership interests in Santa Clara and Sunnyvale. Under agreements with these partnerships, the Company performs professional and management services. Management fees are billed to the partnership based primarily upon agreed-upon rates per case. Management and professional fees earned from these partnerships are as follows:

                                                                1995        1996
                                                              --------    --------
Santa Clara.................................................  $198,327    $ 25,664
Sunnyvale...................................................   343,698     266,338
                                                              --------    --------
                                                              $542,025    $292,002
                                                              ========    ========

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The carrying amount of the Company's long-term debt also approximates fair value.

12. CONTINGENCIES:

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

13. SUBSEQUENT EVENTS:

     On March 6, 1997, the Company entered into a letter of intent with American Physician Partners, Inc. (APPI) under which APPI will acquire certain assets and liabilities of the Company in exchange for common stock and cash. Completion of the transaction is subject to certain conditions, including the execution of a forty-year service agreement, stockholder approval by both parties and successful completion of an initial public offering by APPI. Under the terms of the service agreement, APPI will provide practice management, administration and other services to the physicians for a negotiated service fee. All nonprofessional employees shall become employees of APPI. In addition, APPI will assume responsibility for all maintenance, repairs, improvements, lease and other general operating expenses.

     In 1997, the Company refinanced its $900,000 line of credit with a term note. The term note provides for borrowings of $925,000 due February 2002.

     Effective January 1, 1997, the Company and Pacific Imaging Consultants, a group of radiologists in Oakland, California, formed a management services organization to manage their operations.

================================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                 [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.]
                           (a Maryland corporation),

                                      and

                        CARROLL IMAGING ASSOCIATES, P.A.
                      DIAGNOSTIC IMAGING ASSOCIATES, P.A.
                     DRS. THOMAS, WALLOP, KIM & LEWIS, P.A.
                     DRS. COPELAND, HYMAN & SHACKMAN, P.A.
                   DRS. DECARLO, LYON, HEARN & PAZOUREK, P.A.
                           HARBOR RADIOLOGISTS, P.A.
                    PERILLA, SINDLER & ASSOCIATES, P.A.; and

                   (each a Maryland professional association)

================================================================================

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
ARTICLE I        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.2      Rules Of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.2      The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.3      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 Section 2.4      Certificate of Incorporation of Surviving Corporation . . . . . . . . . . . . . . . . . .   6
                 Section 2.5      Bylaws of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 2.6      Directors of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 2.7      Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 2.8      Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 2.9      Exchange of Certificates Representing Shares of the Company Common Stock  . . . . . . . .   7
                 Section 2.10     Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III      Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.2      Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.5      Transactions in Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.6      Continuity of Business Enterprise . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.7      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.8      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . .   9
                 Section 3.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 3.10     Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 3.11     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 3.12     Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 3.13     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 3.14     Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 3.15     Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 3.16     Indebtedness for Borrowed Money . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 3.17     Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 3.18     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 3.19     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 3.20     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 3.21     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 3.22     Filing Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 3.23     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 3.24     Accounts Receivable; Payors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 3.25     Accounts Payable; Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                 Section 3.26     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 3.27     Licenses, Authorization and Provider Programs . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 3.28     Inspections and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 3.29     Proprietary Rights and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 3.30     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 3.31     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Section 3.32     Banking Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.33     Fraud and Abuse and Self Referral . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.34     Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.35     Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.36     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.37     Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 3.38     Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV       Representations and Warranties of APP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.2      Authorization and Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.5      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.6      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . .  23
                 Section 4.7      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.9      Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.10     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.11     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 4.13     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.14     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.15     Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 4.17     Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V        Closing Date Representations and Warranties of each Company  . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 5.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 5.3      Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.4      Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.5      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.6      No Business, Agreements, Assets or Liabilities  . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.7      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI       Closing Date Representations and Warranties Regarding  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 6.1      Authorization and Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 6.2      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 6.3      No Business, Agreements, Assets or Liabilities  . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII      Covenants of each Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 7.1      Conduct of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                 Section 7.2      Title to Assets; Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 7.3      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 7.4      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 7.5      Compliance With Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 7.6      Notice of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 7.7       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 Section 7.8      Stockholders' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 7.9      Obligations of Company and Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 7.10     Funding of Accrued Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 7.11     Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 7.12     Spin-Off Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII     Covenants of APP and APP Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 8.1      Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 8.2      Requirements to Effect the Merger and Acquisitions  . . . . . . . . . . . . . . . . . . .  31
                 Section 8.3      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 8.4      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 8.5      Qualified Retirement Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IX       Covenants of APP, APP Sub and each Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 9.1      Filings; Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 9.2      Amendments of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 9.3      Actions Contrary to Stated Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 9.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 9.5      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 9.6      Patient Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 9.7      Registration Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE X        Conditions Precedent of APP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 10.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 10.2     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 10.3     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.4     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.5     No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.6     Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.7     Securities Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.8     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.9     Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.10    Closing of Related Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.11    Dissenter's Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.12    Stockholder Representation Letter; Indemnification Agreement  . . . . . . . . . . . . . .  34
                 Section 10.13    Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 10.15    Merger Into Merger PC; Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XI       Conditions Precedent of each Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.2     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.3     Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                 Section 11.4     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.5     Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.6     "Blue Sky" Approvals; Nasdaq Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.7     Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.8     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.9     No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.10    Service Agreement Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.11    Tax Opinion

ARTICLE XII      Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 12.1     Deliveries of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 12.2     Deliveries of APP.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE XIII     Post Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 13.1     Further Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 13.2     Merger Tax Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 13.3     Current Public Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XIV      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 14.1     Indemnification by each Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 14.2     Indemnification by APP and APP Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 Section 14.3     Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 14.4     Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 Section 14.5     Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XV       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 Section 15.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 Section 15.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XVI      Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 16.1     Non-Disclosure Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 16.2     Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 16.3     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE XVII     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 17.1     Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 17.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 17.3     Parties in Interest; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.5     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.6     Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . .  44
                 Section 17.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.8     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.9     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.10    Intentionally omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 17.11    Confidentiality; Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 17.12    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 17.13    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 17.14    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                 Section 17.15    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

EXHIBITS

Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1
Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . G-1

Exhibit 1.1 - List of Stockholders
Exhibit 2.6 - List of Directors
Exhibit 2.7 - List of Officers
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"); [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.], a ________________ corporation and a wholly- owned subsidiary of APP ("APP Sub"); and Carroll Imaging Associates, P.A., a Maryland professional association; Diagnostic Imaging Associates, P.A., a Maryland professional association; Drs. Thomas, Wallop, Kim & Lewis, P.A., a Maryland professional association; Drs. Copeland, Hyman & Shackman, P.A., a Maryland professional association; Drs. DeCarlo, Lyon, Hearn & Pazourek, P.A., a Maryland professional association; Harbor Radiologists, P.A., a Maryland professional association; and Perilla, Sindler & Associates, P.A., a Maryland professional association, and each Company Subsidiaries (each individually referred to as a "Company").

                                    RECITALS

         A. Each Company owns and operates (i) a professional medical practices specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of each Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP Sub is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP, APP Sub, and each Company intend that APP Sub be merged with and into each Company, and that each Company be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and APP Sub be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP, APP Sub and each Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) APP Sub will merge with and into each Company upon the terms and conditions set forth herein and in accordance with the laws of the State of Maryland, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein, and (iii) each Company shall become a wholly-owned subsidiary of APP.

         E. Prior to the Merger, each Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed professional association ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with each Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, APP Sub, NewCo and each of their Affiliates.

         "APP Sub" shall have the meaning set forth in the preamble to this Agreement.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of each Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of each Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of each Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement and specifically includes each Company's Subsidiaries.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of each Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of each Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the related statements of income, stockholders' equity and statements of cash flows of each Company and each Company Subsidiaries for the _____ (__) month period then ended and each Company Current Balance Sheet.

         "Company Financial Statements" shall mean collectively each Company Audited Financial Statements and each Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which each Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section
Section  1401 et seq., (iv) The Occupational Safety and Health

Act, 29 USCA Section Section 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of each Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "Merger PC" shall have the meaning set forth in Section 7.13.

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Section Section 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to each Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by each Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of each Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, APP Sub shall be merged with and into each Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). Each Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Maryland, and the separate corporate existence of each Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 3-109 of the Maryland General Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of Maryland, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the articles or certificate of incorporation of each Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The certificate of Incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of each Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The directors of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.6.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of each Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The officers of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.7.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) Each share of common stock of APP Sub issued and outstanding at the Effective Time shall be converted to one share of Company Common Stock.

                 (e) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of each Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP and APP Sub to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, each Company and Company Subsidiary individually represents and warrants to APP and APP Sub both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP or APP Sub (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock and shares issued and outstanding are listed in the Disclosure Schedules. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP or APP Sub in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the

Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP or APP Sub of the assets and properties to be acquired by APP or APP Sub from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP or APP Sub good and sufficient title to the assets and properties to be acquired by APP or APP Sub and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP or APP Sub. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP or APP Sub in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP or APP Sub any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed the number of part-time and full-time employees listed in the Disclosure Schedules. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000.
The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment- related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, APP Sub or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules list any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 3.30(b), (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP, APP Sub or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Section Section 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Section Section 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any

Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP, APP Sub or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to each Company and the Stockholders to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to each Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to each Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by each Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to each Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

          Closing Date Representations and Warranties of each Company

         Each Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

         Closing Date Representations and Warranties Regarding APP Sub

         APP and APP Sub, jointly and severally, represent and warrant that the following will be true and correct on the Closing Date as if made on that date:

         Section 6.1 Authorization and Validity. The execution, delivery and performance by APP Sub of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by APP Sub. This Agreement will be as of the Closing Date duly executed and delivered by APP Sub and will constitute the legal, valid and binding obligation of APP Sub enforceable against APP Sub in accordance with its respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by equity principles, or by public policy.

         Section 6.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of APP Sub.

         Section 6.3 No Business, Agreements, Assets or Liabilities. APP Sub has not commenced business since its incorporation. APP Sub does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock and APP Sub does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to this Agreement.

                                  ARTICLE VII

                           Covenants of each Company

         Each Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of the Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                 incorporation or bylaws, or other charter documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three
(3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein..

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP Sub shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP or APP Sub.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of Maryland, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.





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
         Section 7.13 Merger of Each Company Prior to the Closing. Each Company shall form, organize and incorporate a new professional corporation in the State of Maryland ("Merger PC"). Each Company shall merge with and into Merger PC on or before the Closing. Each Company hereby agrees to prepare, and each Company and each Stockholder shall execute, any and all documentation necessary to effectuate the merger transaction between each Company and Merger PC in accordance with Maryland General Corporation Law. Each Company agrees to amend this Agreement to effectuate the changes which result from the merger with and into Merger PC.

                                  ARTICLE VIII

                          Covenants of APP and APP Sub

         APP and APP Sub agree that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP and APP Sub will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP and APP Sub to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP and APP Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP and APP Sub shall, at reasonable times during normal business hours and on reasonable notice, permit each Company and its authorized representatives of each Company reasonable access to, and make available for inspection, all of the assets and business of APP and APP Sub, including its executive officers, and permit each Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP and APP Sub as each Company and their representatives may reasonably request, all for the sole purpose of permitting each Company to become familiar with the business and assets and liabilities of APP and APP Sub. No investigation by each Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP and APP Sub shall promptly inform each Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's or APP Sub's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP and APP Sub shall use their best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New





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
Qualified Plan shall be paid by APP or APP Sub. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                   Covenants of APP, APP Sub and each Company

         APP, APP Sub and each Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) Each Company shall cooperate with APP and APP Sub to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Each Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning each Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) Each Company, APP and APP Sub and each separately represent and warrant that (i) in the case of each Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP or APP Sub, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Each Company shall have no responsibility for information contained in the Registration Statements except for information provided by each Company specifically for inclusion therein. Each Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP and APP Sub contained in this Agreement.

         (c) Each Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on each Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless each Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section

9.2. In the event that each Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and each Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of
Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by each Company and NewCo in connection with the Merger shall be paid by each Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP and APP Sub shall agree to keep all records and information regarding the patients of each Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                    Conditions Precedent of APP and APP Sub

         Except as may be waived in writing by APP, the obligations of APP and APP Sub hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of each Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. Each Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to each Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on each Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. Each Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. Each Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under Maryland General Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration hereunder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of each Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Merger Into Merger PC; Amendment. The merger of each Company with and into Merger PC shall have been filed and approved by the Secretary of State of the State of Maryland. This

Agreement shall be amended to reflect the changes which result from each Company's merger into Merger PC.

                                   ARTICLE XI

                      Conditions Precedent of each Company

         Except as may be waived in writing by each Company, the obligations of each Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP and APP Sub contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP and APP Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP and APP Sub shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. Each Company, the Stockholders, NewCo, APP and APP Sub shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP or APP Sub shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP or APP Sub.

         Section 11.10 Service Agreement Analysis. Each Company shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., a tax opinion, substantially in the form set forth in
Exhibit 11.11.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, each Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of Maryland for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Maryland;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of Maryland to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n)      Intentionally omitted; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to each Company the following, all of which shall be in a form reasonably satisfactory to each Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of APP Sub authorizing the execution, delivery and performance of this Agreement, the Service Agreement and the Security Agreement, each certified by the Secretary of APP Sub as being true correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of APP and APP Sub dated the Closing Date as to the truth and correctness of the representations and warranties of APP and APP Sub contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP and APP Sub dated the Closing Date, (i) as to the performance and compliance by APP or APP Sub with all covenants contained herein on and as of the Effective Date and
(ii) certifying that all conditions precedent required to be satisfied by APP and APP Sub shall have been satisfied;

                 (e) a certificate of the Secretary of APP and APP Sub certifying as to the incumbency and to the signatures of the officers of APP or APP Sub who have executed documents delivered at the Closing on behalf of APP or APP Sub;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP and APP Sub are, respectively, in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the state of Delaware;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either APP and APP Sub is qualified to do business, to the effect that APP and APP Sub is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

(j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and each Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which each Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by each Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under
Section 14.1 for a breach of any representation, warranty or covenant of each Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of each Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by each Company. Subject to the terms and conditions of this Article XIV, each Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP and APP Sub. Subject to the terms and conditions of this Article XIV, APP and APP Sub jointly and severally hereby agree to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP or APP Sub of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP or APP Sub contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve of any of the parties hereto of liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds [$____________].

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP or APP Sub contained in this Agreement or in any certificate or other document executed and delivered by APP or APP Sub pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. Each Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP and APP Sub acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of each Company and NewCo that is valuable, special and a unique asset of each such business. Each Company, NewCo, APP, and APP Sub, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, APP Sub, Surviving Corporation, NewCo and each Company and (b) to counsel and other advisers to APP, APP Sub, Surviving Corporation, NewCo and each Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo, APP or APP Sub, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (iii) each Company, NewCo, APP or APP Sub, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo, APP or APP Sub and provide each Company, APP or APP Sub with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by each Company, on the one hand, and APP or APP Sub, on the other hand, of the provisions of this Section, APP, APP Sub, the Surviving Corporation, NewCo and each Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, APP Sub, the Surviving Corporation, NewCo and each Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP and APP Sub acknowledge and agree that the rights and remedies of each Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of each Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP and APP Sub against Damages incurred by the Stockholders resulting from a breach by APP or APP Sub of any representation, warranty or covenant of APP or APP Sub contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of each Company, any Stockholder, APP or APP Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder, APP and APP Sub. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN

ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF MARYLAND.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10     Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                 If to APP and APP Sub:    American Physician Partners, Inc.
                                           901 Main Street
                                           2301 NationsBank Plaza
                                           Dallas, Texas  75202
                                           Fax No.: (214) 761-3150
                                           Attn:  Gregory L. Solomon, President

                 with a copy to:      Brobeck, Phleger & Harrison LLP
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California  92660
                                           Fax No.: (714) 752-7522
                                           Attn: Richard A. Fink, Esq.

                 If to the Company
                 or any Stockholder:       Advanced Radiology, LLC
                                           7253 Ambassador Road

                                           Baltimore, Maryland  21244
                                           Fax No.: (410) 281-2560
                                           Attn: Michael L. Sherman, M.D.

                 with a copy to:           Law Offices of Peter G. Angelos
                                           300 East Lombard, 18th Floor
                                           Baltimore, Maryland  21202-3219
                                           Fax No.: (410) 659-1780
                                           Attn: Theodore W. Hirsh, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                      [SIGNATURES CONTAINED ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                APP:

                                AMERICAN PHYSICIAN PARTNERS, INC.


                                By:
                                   ----------------------------------
                                    Gregory L. Solomon, President


                                APP SUB:

                                [AMERICAN PHYSICIAN PARTNERS,
                                SUBSIDIARY, INC.]


                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------


                                HARBOR RADIOLOGISTS, P.A.


                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------



                                DRS. THOMAS, WALLOP, KIM & LEWIS, P.A.

                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------


                                CARROLL IMAGING ASSOCIATES, P.A.

                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------


                                DRS. COPELAND, HYMAN & SHACKMAN, P.A.


                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------

                        [SIGNATURES CONTINUE ON NEXT PAGE]

                                DRS. DECARLO, LYON, HEARN & PAZOUREK,
                                  P.A.

                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------

                                PERILLA, SINDLER & ASSOCIATES, P.A.


                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------


                                DIAGNOSTIC IMAGING ASSOCIATES, P.A.


                                By:
                                   ----------------------------------
                                Its:
                                    ---------------------------------

                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and CARROLL IMAGING ASSOCIATES, P.A., DIAGNOSTIC IMAGING ASSOCIATES, P.A., DRS. THOMAS, WALLOP, KIM & LEWIS, P.A., DRS. COPELAND, HYMAN & SHACKMAN, P.A., DRS. DECARLO, LYON, HEARN & PAZOUREK, P.A., HARBOR RADIOLOGISTS, P.A., AND PERILLA, SINDLER & ASSOCIATES, P.A., each a Maryland professional association (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President



                       [signatures continued on next page]

================================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                 by and between

                       AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                      and

                              THE IDE GROUP, P.C.
                     (a New York professional corporation)

================================================================================

                               TABLE OF CONTENTS

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
ARTICLE I                 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2      Rules Of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II                The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.2      The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.3      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.4      Certificate of Incorporation of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.5      Bylaws of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.6      Directors of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.7      Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.8      Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.9      Exchange of Certificates Representing Shares of the Company Common Stock  . . . . . . . . . . . .   7
         Section 2.10     Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III               Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.2      Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.5      Transactions in Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.6      Continuity of Business Enterprise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.7      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.8      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.9      Intentionally omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.10     Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.11     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.12     Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.13     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.14     Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.15     Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.16     Indebtedness for Borrowed Money . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.17     Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.18     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.19     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.20     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.21     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.22     Filing Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.23     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.24     Accounts Receivable; Payors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.25     Accounts Payable; Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.26     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.27     Licenses, Authorization and Provider Programs . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.28     Inspections and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.29     Proprietary Rights and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.30     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                       i
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
         Section 3.31     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.32     Banking Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 3.33     Fraud and Abuse and Self Referral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.34     Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.35     Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.36     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.37     Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.38     Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV                Representations and Warranties of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.2      Authorization and Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.5      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.6      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.7      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.9      Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.10     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.11     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.13     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.14     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.15     Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.17     Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V                 Closing Date Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . .  25
         Section 5.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.3      Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.4      Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.5      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.6      No Business, Agreements, Assets or Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.7      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI                ARTICLE VI INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VII               Covenants of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.1      Conduct of The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.2      Title to Assets; Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.3      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.4      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.5      Compliance With Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.6      Notice of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.7      Intentionally omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.8      Stockholders' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.9      Obligations of Company and Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.10     Funding of Accrued Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.11     Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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                                                                                                                            Page
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
         Section 7.12     Spin-Off Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.13     "F" Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII     Covenants of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.1      Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.2      Requirements to Effect the Merger and Acquisitions  . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.3      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.4      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.5      Qualified Retirement Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IX                Covenants of APP and the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 9.1      Filings; Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 9.2      Amendments of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.3      Actions Contrary to Stated Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.5      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.6      Patient Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.7      Registration Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE X                 Conditions Precedent of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.2     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.3     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.4     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.5     No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.6     Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.7     Securities Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.8     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.9     Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.10    Closing of Related Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.11    Dissenter's Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.12    Stockholder Representation Letter; Indemnification Agreement  . . . . . . . . . . . . . . . . . .  34
         Section 10.13    Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.15    Completion of "F" Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE XI                Conditions Precedent of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.2     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.3     Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.4     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.5     Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 11.6     "Blue Sky" Approvals; Nasdaq Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.7     Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.8     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.9     No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.10    Service Agreement Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 11.11    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XII               Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 12.1     Deliveries of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 12.2     Deliveries of APP.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
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ARTICLE XIII     Post Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 13.1     Further Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 13.2     Merger Tax Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 13.3     Current Public Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE XIV      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 14.1     Indemnification by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 14.2     Indemnification by APP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 14.3     Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 14.4     Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 14.5     Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE XV                Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 15.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 15.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XVI      Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 16.1     Non-Disclosure Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 16.2     Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 16.3     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XVII     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.1     Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.3     Parties in Interest; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.5     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.6     Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . .  43
         Section 17.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.8     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.9     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.10    Intentionally omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.11    Confidentiality; Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.12    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 17.13    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 17.14    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 17.15    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                                                                                            Page
                                                                                                                            ----
EXHIBITS

Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1
Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and THE IDE GROUP, P.C., a New York corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) [a] professional medical practice specializing in radiology and radiation oncology and (ii) diagnostic imaging centers. All of the shares of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed professional corporation ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction"). The Company intends the Spin-Off Transaction to qualify under Section 355 of the Code.

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-

119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock, $1.00 par value per share, of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist and radiation oncologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of APP with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of APP in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of

Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement and, in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof).
The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this





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
Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of [_____] shares of the Company Common Stock, of which [____] shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation





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
or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The

Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment- related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement

Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim.

To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Section Section 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Section Section 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger and, except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.


         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                       ARTICLE VI INTENTIONALLY OMITTED.


                                  ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                 incorporation or bylaws, or other charter  documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three
(3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

         Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the

Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP and APP Sub shall use their best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP or APP Sub. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of
Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                          Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under the New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Completion of "F" Reorganization. The Company shall have (1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                      Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and material consents described in Section 3.8 of the Disclosure Schedules or required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., special tax counsel to APP, an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the Other Agreements, substantially in the form set forth in Exhibit 11.11.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n)      Intentionally omitted; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b)      Intentionally omitted;

                 (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

                 (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware and New York;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under
Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve of any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect or if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be,
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby or delivered in connection herewith constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10     Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                 If to APP:            American Physician Partners, Inc.
                                       901 Main Street
                                       2301 NationsBank Plaza
                                       Dallas, Texas  75202
                                       Fax No.: (214) 761-3150
                                       Attn:  Gregory L. Solomon, President

                 with a copy to:    Brobeck, Phleger & Harrison LLP
                                       4675 MacArthur Court, Suite 1000
                                       Newport Beach, California  92660
                                       Fax No.: (714) 752-7522
                                       Attn: Richard A. Fink, Esq.

                 If to the Company
                 or any Stockholder:   The IDE Group, P.C.
                                       2273 South Clinton Avenue
                                       Rochester, New York 14618
                                       Fax No.: (716) 244-1023
                                       Attn: Michael Lebowitz, M.D.

                 with a copy to :      Underberg & Kessler LLP
                                       1800 Chase Square
                                       Rochester, New York 14604
                                       Fax. No. (716) 258-2821
                                       Attn: Steven R. Gersz, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                      [SIGNATURES CONTAINED ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                    APP:

                                    AMERICAN PHYSICIAN PARTNERS, INC.


                                    By:
                                       --------------------------------------
                                            Gregory L. Solomon, President


                                    THE COMPANY:

                                    THE IDE GROUP, P.C.


                                    By:
                                       --------------------------------------

                                    Its:
                                        -------------------------------------

                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and THE IDE GROUP, P.C. (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                      By:_________________________________
                                         Gregory L. Solomon, President


                                      THE COMPANY:

                                      THE IDE GROUP, P.C.


                                      By:_________________________________
                                      Its:________________________________

================================================================================


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                      and

                          M & S X-RAY ASSOCIATES, P.A.
                       (a Texas professional association)

================================================================================

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
ARTICLE I                     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.1          Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.2          Rules Of Interpretation   . . . . . . . . . . . . . . . . . . . .    6

ARTICLE II                    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.1          The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.2          The Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.3          Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.4          Certificate of Incorporation of Surviving Corporation   . . . . .    6
         Section 2.5          Bylaws of Surviving Corporation   . . . . . . . . . . . . . . . .    7
         Section 2.6          Directors of the Surviving Corporation  . . . . . . . . . . . . .    7
         Section 2.7          Officers of the Surviving Corporation   . . . . . . . . . . . . .    7
         Section 2.8          Conversion of Company Common Stock  . . . . . . . . . . . . . . .    7
         Section 2.9          Exchange of Certificates Representing Shares of the Company
                              Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 2.10         Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III                   Representations and Warranties of the Company   . . . . . . . . .    8
         Section 3.1          Organization and Good Standing; Qualification   . . . . . . . . .    8
         Section 3.2          Authorization and Validity  . . . . . . . . . . . . . . . . . . .    8
         Section 3.3          Governmental Authorization  . . . . . . . . . . . . . . . . . . .    8
         Section 3.4          Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 3.5          Transactions in Capital Stock   . . . . . . . . . . . . . . . . .    9
         Section 3.6          Continuity of Business Enterprise   . . . . . . . . . . . . . . .    9
         Section 3.7          Subsidiaries and Investments  . . . . . . . . . . . . . . . . . .    9
         Section 3.8          Absence of Conflicting Agreements or Required Consents  . . . . .    9
         Section 3.9          Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.10         Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.11         No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . .   10
         Section 3.12         Litigation and Claims   . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.13         No Violation of Law   . . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.14         Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.15         Real and Personal Property  . . . . . . . . . . . . . . . . . . .   11
         Section 3.16         Indebtedness for Borrowed Money   . . . . . . . . . . . . . . . .   12
         Section 3.17         Contracts and Commitments   . . . . . . . . . . . . . . . . . . .   12
         Section 3.18         Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.19         Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.20         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . .   14
         Section 3.21         Environmental Matters   . . . . . . . . . . . . . . . . . . . . .   15
         Section 3.22         Filing Reports  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 3.23         Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 3.24         Accounts Receivable; Payors   . . . . . . . . . . . . . . . . . .   17
         Section 3.25         Accounts Payable; Suppliers   . . . . . . . . . . . . . . . . . .   17
         Section 3.26         Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.27         Licenses, Authorization and Provider Programs   . . . . . . . . .   18

         Section 3.28         Inspections and Investigations  . . . . . . . . . . . . . . . . .   18
         Section 3.29         Proprietary Rights and Information  . . . . . . . . . . . . . . .   19
         Section 3.30         Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.31         Related Party Arrangements  . . . . . . . . . . . . . . . . . . .   20
         Section 3.32         Banking Relations   . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 3.33         Fraud and Abuse and Self Referral   . . . . . . . . . . . . . . .   21
         Section 3.34         Restrictions on Business Activities   . . . . . . . . . . . . . .   21
         Section 3.35         Agreements in Full Force and Effect   . . . . . . . . . . . . . .   21
         Section 3.36         Statements True and Correct   . . . . . . . . . . . . . . . . . .   21
         Section 3.37         Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.38         Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE IV                    Representations and Warranties of APP   . . . . . . . . . . . . .   21
         Section 4.1          Organization and Good Standing; Qualification   . . . . . . . . .   22
         Section 4.2          Authorization and Validity.   . . . . . . . . . . . . . . . . . .   22
         Section 4.3          Governmental Authorization  . . . . . . . . . . . . . . . . . . .   22
         Section 4.4          Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 4.5          Subsidiaries and Investments  . . . . . . . . . . . . . . . . . .   23
         Section 4.6          Absence of Conflicting Agreements or Required Consents  . . . . .   23
         Section 4.7          Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 4.8          No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . .   23
         Section 4.9          Litigation and Claims   . . . . . . . . . . . . . . . . . . . . .   23
         Section 4.10         No Violation of Law   . . . . . . . . . . . . . . . . . . . . . .   23
         Section 4.11         Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 4.12         Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 4.13         Related Party Arrangements  . . . . . . . . . . . . . . . . . . .   25
         Section 4.14         Statements True and Correct   . . . . . . . . . . . . . . . . . .   25
         Section 4.15         Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 4.16         Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 4.17         Agreements in Full Force and Effect   . . . . . . . . . . . . . .   25

ARTICLE V                     Closing Date Representations and Warranties of the Company  . . .   25
         Section 5.1          Organization and Good Standing; Qualification   . . . . . . . . .   25
         Section 5.2          Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 5.3          Corporate Records   . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 5.4          Authorization and Validity  . . . . . . . . . . . . . . . . . . .   26
         Section 5.5          No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 5.6          No Business, Agreements, Assets or Liabilities  . . . . . . . . .   26
         Section 5.7          Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE VI                    Closing Date Representations and Warranties Regarding APP Sub . .   26

ARTICLE VII                   Covenants of the Company  . . . . . . . . . . . . . . . . . . . .   26
         Section 7.1          Conduct of The Company  . . . . . . . . . . . . . . . . . . . . .   26
         Section 7.2          Title to Assets; Indebtedness   . . . . . . . . . . . . . . . . .   28
         Section 7.3          Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 7.4          Acquisition Proposals   . . . . . . . . . . . . . . . . . . . . .   28
         Section 7.5          Compliance With Obligations   . . . . . . . . . . . . . . . . . .   29
         Section 7.6          Notice of Certain Events  . . . . . . . . . . . . . . . . . . . .   29
         Section 7.7          Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . .   29

         Section 7.8          Stockholders' Consent   . . . . . . . . . . . . . . . . . . . . .   29
         Section 7.9          Obligations of Company and Stockholders   . . . . . . . . . . . .   29
         Section 7.10         Funding of Accrued Employee Benefits  . . . . . . . . . . . . . .   29
         Section 7.11         Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . .   30
         Section 7.12         Spin-Off Transaction  . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE VIII                  Covenants of APP  . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 8.1          Consummation of Agreement   . . . . . . . . . . . . . . . . . . .   30
         Section 8.2          Requirements to Effect the Merger and Acquisitions  . . . . . . .   30
         Section 8.3          Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 8.4          Notification of Certain Matters   . . . . . . . . . . . . . . . .   31
         Section 8.5          Qualified Retirement Plans.   . . . . . . . . . . . . . . . . . .   31

ARTICLE IX                    Covenants of APP and the Company  . . . . . . . . . . . . . . . .   31
         Section 9.1          Filings; Other Action   . . . . . . . . . . . . . . . . . . . . .   31
         Section 9.2          Amendments of Disclosure Schedules  . . . . . . . . . . . . . . .   32
         Section 9.3          Actions Contrary to Stated Intent   . . . . . . . . . . . . . . .   32
         Section 9.4          Public Announcements  . . . . . . . . . . . . . . . . . . . . . .   32
         Section 9.5          Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 9.6          Patient Confidentiality   . . . . . . . . . . . . . . . . . . . .   32
         Section 9.7          Registration Statements.  . . . . . . . . . . . . . . . . . . . .   32

ARTICLE X                     Conditions Precedent of   . . . . . . . . . . . . . . . . . . . .   33
         Section 10.1         Representations and Warranties  . . . . . . . . . . . . . . . . .   33
         Section 10.2         Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.3         Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.4         Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.5         No Material Adverse Effect  . . . . . . . . . . . . . . . . . . .   33
         Section 10.6         Government Approvals and Required Consents  . . . . . . . . . . .   33
         Section 10.7         Securities Approvals  . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.8         Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.9         Closing of Initial Public Offering  . . . . . . . . . . . . . . .   33
         Section 10.10        Closing of Related Acquisitions   . . . . . . . . . . . . . . . .   33
         Section 10.11        Dissenter's Rights  . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.12        Stockholder Representation Letter; Indemnification Agreement  . .   34
         Section 10.13        Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE XI                    Conditions Precedent of the Company   . . . . . . . . . . . . . .   34
         Section 11.1         Representations and Warranties  . . . . . . . . . . . . . . . . .   34
         Section 11.2         Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 11.3         Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 11.4         Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 11.5         Government Approvals and Required Consents  . . . . . . . . . . .   34
         Section 11.6         "Blue Sky" Approvals; Nasdaq Listing  . . . . . . . . . . . . . .   34
         Section 11.7         Closing of Initial Public Offering  . . . . . . . . . . . . . . .   34
         Section 11.8         Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 11.9         No Material Adverse Effect  . . . . . . . . . . . . . . . . . . .   35
         Section 11.10        Service Agreement Analysis  . . . . . . . . . . . . . . . . . . .   35
         Section 11.11        Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE XII                   Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 12.1         Deliveries of the Company   . . . . . . . . . . . . . . . . . . .   35
         Section 12.2         Deliveries of APP.    . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE XIII                  Post Closing Matters  . . . . . . . . . . . . . . . . . . . . . .   37
         Section 13.1         Further Instruments of Transfer   . . . . . . . . . . . . . . . .   37
         Section 13.2         Merger Tax Covenant   . . . . . . . . . . . . . . . . . . . . . .   37
         Section 13.3         Current Public Information  . . . . . . . . . . . . . . . . . . .   37

ARTICLE XIV                   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 14.1         Indemnification by the Company  . . . . . . . . . . . . . . . . .   38
         Section 14.2         Indemnification by APP  . . . . . . . . . . . . . . . . . . . . .   38
         Section 14.3         Conditions of Indemnification   . . . . . . . . . . . . . . . . .   39
         Section 14.4         Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . .   41
         Section 14.5         Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . . . .   41

ARTICLE XV                    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 15.1         Termination   . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 15.2         Effect of Termination   . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE XVI                   Nondisclosure of Confidential Information . . . . . . . . . . . .   42
         Section 16.1         Non-Disclosure Covenant   . . . . . . . . . . . . . . . . . . . .   42
         Section 16.2         Damages   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 16.3         Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XVII                  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 17.1         Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 17.2         Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 17.3         Parties in Interest; No Third Party Beneficiaries   . . . . . . .   42
         Section 17.4         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.5         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.6         Survival of Representations, Warranties and Covenants   . . . . .   43
         Section 17.7         Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.8         Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.9         Gender and Number   . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.10        Intentionally omitted.  . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.11        Confidentiality; Publicity and Disclosures  . . . . . . . . . . .   43
         Section 17.12        Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 17.13        No Waiver; Remedies   . . . . . . . . . . . . . . . . . . . . . .   44
         Section 17.14        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 17.15        Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . .   45


EXHIBITS
Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . . . . . . . . . . . .  C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  E-1

Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and M & S X-RAY ASSOCIATES, P.A., a Texas professional association (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) a diagnostic imaging center. All of the shares of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of Texas, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section
Section 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Section Section 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-

119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Texas, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 5.04 of the Texas Business Corporation Act. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of Texas, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the [Certificate of Incorporation] of the Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The [Certificate of Incorporation] , as so amended and restated, shall be the [Certificate of Incorporation] of the Surviving Corporation.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of

Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof).
The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this

Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of [_____] shares of the Company Common Stock, of which [____] shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The

Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment- related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement

Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim.

To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger and, except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. Schedule 4.13 or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional association duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                       ARTICLE VI INTENTIONALLY OMITTED.

                                  ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                                  incorporation or bylaws, or other charter documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three
(3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of Texas, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and its authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and its representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b)     The Company and APP each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this
Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of
Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                          Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under the Texas Business Corporation Act, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician

Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

                                   ARTICLE XI

                      Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., a tax opinion, substantially in the form set forth in
Exhibit 11.11.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of Texas for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Texas;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of Texas to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n)      intentionally omitted; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b)      intentionally omitted;

                 (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

                 (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware and the State of Texas;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under
Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be,
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.


         Section 17.10     Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                 If to APP and APP Sub:    American Physician Partners, Inc.
                                           901 Main Street
                                           2301 NationsBank Plaza
                                           Dallas, Texas  75202
                                           Fax No.: (214) 761-3150
                                           Attn:  Gregory L. Solomon, President

                 with a copy to:      Brobeck, Phleger & Harrison LLP
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California  92660
                                           Fax No.: (714) 752-7522
                                           Attn: Richard A. Fink, Esq.

                 If to the Company
                 or any Stockholder:       M & S X-Ray Associates, P.A.
                                           P.O. Box 120310 (mailing only)
                                           730 N. Main, Suite B-109 (fed-ex)
                                           San Antonio, TX 78299
                                           Fax No.: (210) 304-2988
                                           Attn: Jeremy Wiersig, M.D.

                 with a copy to :          Bill Creasey, Esq.
                                           Looper, Reed, Mark & McGraw
                                           1601 Elm Street, Suite 4100
                                           Dallas, TX 75201
                                           Fax No.: (214) 953-1332
                                           Attn: Bill Creasey, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                             APP:
                             ---

                             AMERICAN PHYSICIAN PARTNERS, INC.


                             By:
                             ------------------------------------------
                                     Gregory L. Solomon, President


                             THE COMPANY:
                             -----------

                             M & S X-RAY ASSOCIATES, P.A.


                             By:
                             ------------------------------------------
                             Its:
                             ------------------------------------------

                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and M & S X-RAY ASSOCIATES, P.A., a Texas professional association (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       M & S X-RAY ASSOCIATES, P.A.


                                       By:_________________________________
                                       Its:________________________________

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation);

                              SOUTH TEXAS MR, INC.
                              (a Texas corporation)

                                       and

                    THE STOCKHOLDERS OF SOUTH TEXAS MR, INC.

================================================================================

                                       TABLE OF CONTENTS

                                                                          Page

ARTICLE I Definitions.....................................................  2
        Section 1.1   Definitions.........................................  2
        Section 1.2   Rules Of Interpretation.............................  5

ARTICLE II The Merger.....................................................  6
        Section 2.1   The Merger..........................................  6
        Section 2.2   The Closing.........................................  6
        Section 2.3   Effective Time......................................  6
        Section 2.4   Certificate of Incorporation of Surviving
                      Corporation.........................................  6
        Section 2.5   Bylaws of Surviving Corporation.....................  6
        Section 2.6   Conversion of Company Common Stock..................  6
        Section 2.7   Exchange of Certificates Representing Shares
                      of the Company Common Stock.........................  7
        Section 2.8   Fractional Shares...................................  7

ARTICLE III Representations and Warranties of the Company.................  7
        Section 3.1   Organization and Good Standing; Qualification.......  7
        Section 3.2   Authorization and Validity..........................  8
        Section 3.3   Governmental Authorization..........................  8
        Section 3.4   Capitalization......................................  8
        Section 3.5   Transactions in Capital Stock.......................  8
        Section 3.6   Continuity of Business Enterprise...................  8
        Section 3.7   Subsidiaries and Investments........................  9
        Section 3.8   Absence of Conflicting Agreements or Required
                      Consents............................................  9
        Section 3.9   Intentionally Omitted...............................  9
        Section 3.10  Absence of Changes..................................  9
        Section 3.11  No Undisclosed Liabilities.......................... 10
        Section 3.12  Litigation and Claims............................... 10
        Section 3.13  No Violation of Law................................. 10
        Section 3.14  Lease Agreements.................................... 10
        Section 3.15  Real and Personal Property.......................... 11
        Section 3.16  Indebtedness for Borrowed Money..................... 11
        Section 3.17  Contracts and Commitments........................... 11
        Section 3.18  Employee Matters.................................... 12
        Section 3.19  Intentionally Omitted............................... 12
        Section 3.20  Intentionally Omitted............................... 12
        Section 3.21  Environmental Matters............................... 12
        Section 3.22  Filing Reports...................................... 13
        Section 3.23  Insurance Policies.................................. 13
        Section 3.24  Accounts Receivable; Payors......................... 14
        Section 3.25  Accounts Payable; Suppliers......................... 14
        Section 3.26  Inventory........................................... 15
        Section 3.27  Licenses, Authorization and Provider Programs....... 15
        Section 3.28  Inspections and Investigations...................... 15
        Section 3.29  Proprietary Rights and Information.................. 16
        Section 3.30  Taxes............................................... 16
        Section 3.31  Related Party Arrangements.......................... 17
        Section 3.32  Banking Relations................................... 18
        Section 3.33  Fraud and Abuse and Self Referral................... 18

        Section 3.34  Restrictions on Business Activities................. 18
        Section 3.35  Agreements in Full Force and Effect................. 18
        Section 3.36  Statements True and Correct......................... 18
        Section 3.37  Disclosure Schedules................................ 18
        Section 3.38  Finders' Fees....................................... 18

ARTICLE IV Representations and Warranties of APP.......................... 19
        Section 4.1   Organization and Good Standing; Qualification....... 19
        Section 4.2   Authorization and Validity.......................... 19
        Section 4.3   Governmental Authorization.......................... 19
        Section 4.4   Capitalization...................................... 19
        Section 4.5   Subsidiaries and Investments........................ 20
        Section 4.6   Absence of Conflicting Agreements or Required
                      Consents............................................ 20
        Section 4.7   Absence of Changes.................................. 20
        Section 4.8   No Undisclosed Liabilities.......................... 20
        Section 4.9   Litigation and Claims............................... 20
        Section 4.10  No Violation of Law................................. 20
        Section 4.11  Employee Matters.................................... 21
        Section 4.12  Taxes............................................... 21
        Section 4.13  Related Party Arrangements.......................... 22
        Section 4.14  Statements True and Correct......................... 22
        Section 4.15  Disclosure Schedules................................ 22
        Section 4.16  Finder's Fees....................................... 22

ARTICLE V INTENTIONALLY OMITTED ...........................................22

ARTICLE VI INTENTIONALLY OMITTED.......................................... 22

ARTICLE VII Covenants of the Company...................................... 22
        Section 7.1   Conduct of The Company.............................. 22
        Section 7.2   Title to Assets; Indebtedness....................... 24
        Section 7.3   Access.............................................. 24
        Section 7.4   Acquisition Proposals............................... 24
        Section 7.5   Compliance With Obligations......................... 24
        Section 7.6   Notice of Certain Events............................ 25
        Section 7.7   Intentionally Omitted............................... 25
        Section 7.8   Stockholders' Consent............................... 25
        Section 7.9   Obligations of Company and Stockholders............. 25
        Section 7.10  Intentionally Omitted............................... 25
        Section 7.11  Accounting and Tax Matters.......................... 25

ARTICLE VIII Covenants of APP............................................. 26
        Section 8.1   Consummation of Agreement........................... 26
        Section 8.2   Requirements to Effect the Merger and
                      Acquisitions........................................ 26
        Section 8.3   Access.............................................. 26
        Section 8.4   Notification of Certain Matters..................... 26

ARTICLE IX Covenants of APP and the Company............................... 27
        Section 9.1   Filings; Other Action............................... 27
        Section 9.2   Amendments of Disclosure Schedules.................. 27
        Section 9.3   Actions Contrary to Stated Intent................... 28
        Section 9.4   Public Announcements................................ 28
        Section 9.5   Expenses............................................ 28

        Section 9.6   Patient Confidentiality............................. 28
        Section 9.7   Registration Statements............................. 28

ARTICLE X Conditions Precedent of ........................................ 28
        Section 10.1  Representations and Warranties...................... 28
        Section 10.2  Covenants........................................... 28
        Section 10.3  Legal Opinion....................................... 28
        Section 10.4  Proceedings......................................... 28
        Section 10.5  No Material Adverse Effect.......................... 28
        Section 10.6  Government Approvals and Required Consents.......... 29
        Section 10.7  Securities Approvals................................ 29
        Section 10.8  Closing Deliveries.................................. 29
        Section 10.9  Closing of Initial Public Offering.................. 29
        Section 10.10 Closing of Related Acquisitions..................... 29
        Section 10.11 Dissenter's Rights.................................. 29
        Section 10.12 Stockholder Representation Letter;
                      Indemnification Agreement........................... 29

ARTICLE XI Conditions Precedent of the Company............................ 29
        Section 11.1  Representations and Warranties...................... 29
        Section 11.2  Covenants........................................... 29
        Section 11.3  Legal Opinions...................................... 29
        Section 11.4  Proceedings......................................... 29
        Section 11.5  Government Approvals and Required Consents.......... 30
        Section 11.6  "Blue Sky" Approvals; Nasdaq Listing................ 30
        Section 11.7  Closing of Initial Public Offering.................. 30
        Section 11.8  Closing Deliveries.................................. 30
        Section 11.9  No Material Adverse Effect.......................... 30

ARTICLE XII Closing Deliveries............................................ 30
        Section 12.1  Deliveries of the Company........................... 30
        Section 12.2  Deliveries of APP................................... 31

ARTICLE XIII Post Closing Matters......................................... 32
        Section 13.1  Further Instruments of Transfer..................... 32
        Section 13.2  Merger Tax Covenant................................. 32
        Section 13.3  Current Public Information.......................... 32

ARTICLE XIV Remedies...................................................... 33
        Section 14.1  Indemnification by the Company and the
                      Stockholders........................................ 33
        Section 14.2  Indemnification by APP.............................. 33
        Section 14.3  Conditions of Indemnification....................... 34
        Section 14.4  Costs, Expenses and Legal Fees...................... 36
        Section 14.5  Tax Benefits; Insurance Proceeds.................... 36
        Section 14.6  Dispute Resolution.................................. 36

ARTICLE XV Termination.................................................... 38
        Section 15.1  Termination......................................... 38
        Section 15.2  Effect of Termination............................... 38

ARTICLE XVI Nondisclosure of Confidential Information..................... 38
        Section 16.1  Non-Disclosure Covenant............................. 38
        Section 16.2  Damages............................................. 39
        Section 16.3  Survival............................................ 39

ARTICLE XVII Miscellaneous................................................ 39
        Section 17.1  Amendment; Waivers.................................. 39
        Section 17.2  Assignment.......................................... 39
        Section 17.3  Parties in Interest; No Third Party
                      Beneficiaries....................................... 39
        Section 17.4  Entire Agreement.................................... 39
        Section 17.5  Severability........................................ 39
        Section 17.6  Survival of Representations, Warranties
                      and Covenants....................................... 40
        Section 17.7  Governing Law....................................... 40
        Section 17.8  Captions............................................ 40
        Section 17.9  Gender and Number................................... 40
        Section 17.10 Intentionally omitted............................... 40
        Section 17.11 Confidentiality; Publicity and Disclosures.......... 40
        Section 17.12 Notice.............................................. 40
        Section 17.13 No Waiver; Remedies................................. 41
        Section 17.14 Counterparts........................................ 41
        Section 17.15 Defined Terms....................................... 41

EXHIBITS

Exhibit A - List of Target Companies......................................A-1
Exhibit B - Merger Consideration..........................................B-1
Exhibit C - Stockholder Representation Letter.............................C-1
Exhibit D - Indemnification Agreement.....................................D-1
Exhibit E - Stockholder Release...........................................G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

      This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), SOUTH TEXAS MR, INC., a Texas corporation (the "Company") and THE STOCKHOLDERS OF SOUTH TEXAS MR, INC. (the "Stockholders").

                                    RECITALS

      A. The Company is the general partner of South Texas No. 1 MRI Limited Partnership. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

      B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

      C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

      D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of Texas, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

      E. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

      F. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

      "Agreement" shall have the meaning set forth in the preamble to this Agreement.

      "APP" shall have the meaning set forth in the preamble to this Agreement.

      "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "APP Group" shall mean APP and each of their Affiliates.

      "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

      "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

      "Claim Notice" shall have the meaning set forth in Section 14.3(a).

      "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

      "Closing Date" shall have the meaning set forth in Section 2.2.

      "Code" shall have the meaning set forth in the recitals to this Agreement.

      "Company" shall have the meaning set forth in the preamble to this Agreement.

      "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

      "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

      "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

      "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

      "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

      "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

      "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

      "Damages" shall have the meaning set forth in Section 14.1.

      "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

      "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

      "DOJ" shall mean the United States Department of Justice.

      "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

      "Effective Time" shall have the meaning set forth in Section 2.3.

      "Election Period" shall have the meaning set forth in Section 14.3(a).

      "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Environmental Laws" shall have the meaning set forth in Section 3.21(e).

      "ERISA" shall have the meaning set forth in Section 3.18.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

      "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

      "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

      "FTC" shall mean the United States Federal Trade Commission.

      "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

      "Indemnifying Party" shall have the meaning set forth in Section 14.3(a).

      "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

      "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

      "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

      "Insurance Policies" shall have the meaning set forth in Section 3.23.

      "IRS" shall mean the Internal Revenue Service.

      "Lease Agreements" shall have the meaning set forth in Section 3.14.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

      "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

      "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

      "Merger" shall have the meaning set forth in Section 2.1.

      "Merger Consideration" shall have the meaning set forth in Section 2.6(a).

      "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

      "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

      "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

      "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

      "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

      "Registration Statements" shall mean the Form S-1 and the Form S-4.

      "Regulated Activity" shall have the meaning set forth in Section 3.21(e).

      "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

      "Reorganization" shall have the meaning set forth in Section 13.2.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

      "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

      "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

      "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

      "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

      "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

      "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

      Section 1.2 Rules Of Interpretation. The definitions set forth in Section
1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

      Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

      Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

      Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of APP with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

      Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section
5.04 of the Texas Business Corporation Act. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of Texas, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

      Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

      Section 2.5 Bylaws of Surviving Corporation. The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

      Section 2.6 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

               (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.6(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company

Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

               (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

               (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

      Section 2.7 Exchange of Certificates Representing Shares of the Company Common Stock.

               (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.8 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

               (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.8 hereof, if applicable.

      Section 2.8 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

      As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the

Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

      Section 3.1 Organization and Good Standing; Qualification . The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

      Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

      Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 3.4 Capitalization. The authorized capital stock of the Company consists of 100,000 shares of the Company Common Stock, of which 120 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in Schedule 3.4. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the

Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

      Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

      Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

      Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

      Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

      Section 3.9 Intentionally omitted.

      Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

               (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

               (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

               (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

               (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

               (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

               (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

               (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialsmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

               (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

               (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

               (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

               (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

               (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

      Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

      Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

      Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

      Section 3.15 Real and Personal Property.

               (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

               (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

      Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

      Section 3.17 Contracts and Commitments.

               (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate,
(iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

               (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

      Section 3.18 Employee Matters. The Company does not have employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest.

      Section 3.19 Intentionally omitted.

      Section 3.20 Intentionally omitted.

      Section 3.21 Environmental Matters.

               (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

               (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

               (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

               (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

               (e) For the purposes of this Section 3.21, the following terms have the following meanings:

               "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, [or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.]

               "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
        (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

               "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

      Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five
(5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period.

      Section 3.24 Accounts Receivable; Payors.

               (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are adequate and calculated consistent with generally accepted accounting principles and past practice).

               (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

      Section 3.25 Accounts Payable; Suppliers.

               (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

               (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

      Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

      Section 3.27 Licenses, Authorization and Provider Programs.

               (a) The Company and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible ("Governmental Programs"). The Company, the Stockholders, and each employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any licensed employee (i) has had his/her/its license, Drug Enforcement Agency number, or Medicare/Medicaid provider status suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, or Payor (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

               (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

      Section 3.28 Inspections and Investigations. Neither the right of the Company nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their license limited, suspended or revoked by any governmental regulatory authority or agency, integrated delivery system, trade association, review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

      Section 3.29 Proprietary Rights and Information.

               (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

               (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

               (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

      Section 3.30 Taxes.

               (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 3.30(b), (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

               (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

               (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

               (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

               (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

      Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

      Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

      Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001,
1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

      Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current business of the Company or any Company Subsidiary or the continuation of that business in the future, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

      Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto.

      Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

      As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

      Section 4.1 Organization and Good Standing; Qualification . APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

      Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

      Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

      Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

      Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

      Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

      Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

      Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

      Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

      Section 4.12 Taxes.

               (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 4.12(b), (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

               (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

           (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

           (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

           (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

           (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

           (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

           (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

           (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

           (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

      Section 4.13 Related Party Arrangements. Schedule 4.13 or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

      Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                    ARTICLE V

                             INTENTIONALLY OMITTED.

                                   ARTICLE VI

                             INTENTIONALLY OMITTED.

                                   ARTICLE VII

                            Covenants of the Company

      The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

      Section 7.1 Conduct of The Company. From the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

               (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

               (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

               (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                  (1) amend its articles or certificate of incorporation or
            bylaws, or other charter documents;

                  (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                  (3) redeem, purchase or otherwise acquire, directly or
            indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                  (4) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                  (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                  (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                  (7) voluntarily incur or assume any liability or indebtedness
            (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                  (8) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of its business;

                  (9) grant any increase in the compensation payable or to
            become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                  (10) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                  (11) enter into any material commitment or transaction other than in the ordinary course of business;

                  (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                  (13) apply any of its assets to the direct or indirect
            payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                  (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                  (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

      Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

      Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this

Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

        Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

               (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

               (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

      Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

      Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

               (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

               (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

               (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

               (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

               (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

      Section 7.7 Intentionally omitted.

      Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

      Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

      Section 7.10 Intentionally omitted.

      Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

                                  ARTICLE VIII

                                Covenants of APP

      APP agrees that between the date hereof and the Closing:

      Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

      Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

      Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and its authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and its representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

      Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE IX

                        Covenants of APP and the Company

      APP and the Company agree as follows:

      Section 9.1 Filings; Other Action.

               (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company as may be reasonably requested in connection with any such action in a timely manner.

               (b) The Company and APP each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

               (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners and Stockholders, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

      Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

      Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

      Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

      Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

      Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company confidential in accordance with all applicable laws.

      Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

      Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

      Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

      Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

      Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

      Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

      Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

      Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

      Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

      Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under the Texas Business Corporation Act, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

      Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

                                   ARTICLE XI

                       Conditions Precedent of the Company

      Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

      Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

      Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

      Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

      Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consent of the Stockholders required by applicable state law or the Company's charter documents in effect as of the date of this Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

      Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 11.8 Closing Deliveries. The Company shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

      Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                   ARTICLE XII

                               Closing Deliveries

      Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

               (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) Intentionally omitted;

               (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

               (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

               (e) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

               (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of Texas for the Company establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Texas;

               (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

               (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

               (i) the resignations of the directors and officers of the Company as requested by APP;

               (j) Intentionally omitted;

               (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (l) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

               (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

               (n) Intentionally omitted; and

               (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

      Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

               (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) Intentionally omitted;

               (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

               (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

               (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

               (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

               (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

               (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

               (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

               (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

      Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

      Section 13.2 Merger Tax Covenant.

               (a) The parties intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

               (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

               (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

      Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

      Section 14.1 Indemnification by the Company and the Stockholders. Subject to the terms and conditions of this Article XIV, the Company and the Stockholders agree to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by the Company or any Stockholder of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company or any Stockholder contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

               (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, Stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

               (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or failure to state information necessary to make the statements required to be stated therein not misleading arising solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

               Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve the Company of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and its directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

               (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement).

               Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

               (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

               (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. During the two-year period following the Effective Date, each Stockholder shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Stockholder to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market preceding the date of the Claim Notice or Indemnity Notice, as the case may be. The number of shares of APP Common Stock permitted to be transferred under this Paragraph 2(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth in Paragraph 1 of the Stockholder Representation Letter. The rights of any Stockholder to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth in the Stockholder Representation Letter or (y) at the end of the two-year period following the Effective Date.

               (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

               (g) Notwithstanding anything contained in this Agreement or the Merger Agreement to the contrary, the Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first $100,000 of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of the Company if the Damages from such claim are equal to or less than $7,500 ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein or in the Merger Agreement, the obligations of each Stockholder hereunder shall not exceed fifty percent (50%) of the aggregate value of the Merger Consideration or Exchange Consideration, as the case may be, paid to such Stockholder pursuant to any Related Acquisition on the Closing Date.

      Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

      Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

      Section 14.6 Dispute Resolution.

               (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 14.6; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 14.6, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this
Section 14.6 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 14.6 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

               (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 14.6 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 14.6. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the [_____________] District of [__________] senior in term of service to appoint the arbitrator and, subject to this Section 14.6, such arbitrator shall hear all arbitration matters arising under this Section 14.6.

               (c) Applicable Rules.

                     (1) Each arbitration hearing shall be held at a place in [_____________] acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                     (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this
Section 14.6. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                     (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section 14.6 for selecting the arbitrator shall be followed from time to time as necessary.

                     (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                     (5) All privileges under [STATE] and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying [STATE] law.

                                   ARTICLE XV

                                   Termination

      Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

               (a) at any time prior to the Effective Date by mutual agreement of all parties;

               (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

               (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

      Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

      Section 16.1 Non-Disclosure Covenant. The Company recognizes and acknowledges that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company that is valuable, special and a unique asset of each such business. The Company and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Surviving Corporation and the Company and (b) to counsel and other advisers to APP, Surviving Corporation and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company or APP, as the case may be,
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, the Surviving Corporation and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, the Surviving Corporation and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

      Section 16.3 Survival. The obligations of the parties under this Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

      Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

      Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

      Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

      Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

      Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS.

      Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

      Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

      Section 17.10 Intentionally omitted.

      Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

      Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

     If to APP:                   American Physician Partners, Inc.
                                  901 Main Street
                                  2301 NationsBank Plaza
                                  Dallas, Texas  75202
                                  Fax No.: (214) 761-3150
                                  Attn:  Gregory L. Solomon, President

     with a copy to:              Brobeck, Phleger & Harrison LLP
                                  4675 MacArthur Court, Suite 1000
                                  Newport Beach, California  92660

                                  Fax No.: (714) 752-7522
                                  Attn: Richard A. Fink, Esq.

     If to the Company
     or any Stockholder:          M & S X-Ray Associates, P.A.
                                  P.O. Box 120310 (mailing only)
                                  730 N. Main, Suite B-109 (fed-ex)
                                  San Antonio, TX 78299
                                  Fax No.: (210) 304-2988
                                  Attn:  Randall Preissig, M.D.

     with a copy to:              Oppenheimer, Blend, Harrison & Tate, Inc.
                                  Sixth Floor
                                  711 Navarro
                                  San Antonio, TX 78205-1796
                                  Fax No.: (210) 299-2305
                                  Attn:  Jerome B. Cohen, Esq.

      Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

      Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit F and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                            APP:

                                            AMERICAN PHYSICIAN PARTNERS, INC.


                                            By:
                                                -------------------------------
                                                 Gregory L. Solomon, President

                                 THE COMPANY:

                                 SOUTH TEXAS MR, INC.


                                 By:
                                    -------------------------------------------
                                 Its:
                                      -----------------------------------------

                                 THE STOCKHOLDERS:


                                 ----------------------------------------------
                                 Neil Bowie


                                 ----------------------------------------------
                                 F. Joseph Carabin


                                 ----------------------------------------------
                                 Gregory C. Godwin


                                 ----------------------------------------------
                                 Michael D. Howard


                                 ----------------------------------------------
                                 Philip S. Kline


                                 ----------------------------------------------
                                 Julio C. Otazo


                                 ----------------------------------------------
                                 R.K. Daniel Peterson


                                 ----------------------------------------------
                                 Randall S. Preissig


                                 ----------------------------------------------
                                 Rise P. Ross


                                 ----------------------------------------------
                                 Jose A. Saldana

                                 ----------------------------------------------
                                 Robert L. Thompson


                                 ----------------------------------------------
                                 Gregory W. Wojcik

                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                                TARGET COMPANIES

                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                              MERGER CONSIDERATION

                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                            INDEMNIFICATION AGREEMENT

                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                               STOCKHOLDER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997

      The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

      The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

      To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and SOUTH TEXAS MR, INC., a Texas corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       SOUTH TEXAS MR, INC.


                                       By:_________________________________
                                       Its:________________________________

================================================================================
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation);

                              SAN ANTONIO MR, INC.
                              (a Texas corporation)

                                       and

                    THE STOCKHOLDERS OF SAN ANTONIO MR, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE I Definitions......................................................  2
      Section 1.1 Definitions..............................................  2
      Section 1.2 Rules Of Interpretation..................................  5

ARTICLE II The Merger......................................................  6
      Section 2.1 The Merger...............................................  6
      Section 2.2 The Closing..............................................  6
      Section 2.3 Effective Time...........................................  6
      Section 2.4 Certificate of Incorporation of Surviving Corporation....  6
      Section 2.5 Bylaws of Surviving Corporation..........................  6
      Section 2.6 Conversion of Company Common Stock.......................  6
      Section 2.7 Exchange of Certificates Representing Shares of the
                  Company Common Stock.....................................  7
      Section 2.8 Fractional Shares........................................  7

ARTICLE III Representations and Warranties of the Company..................  7
      Section 3.1 Organization and Good Standing; Qualification............  7
      Section 3.2 Authorization and Validity...............................  8
      Section 3.3 Governmental Authorization...............................  8
      Section 3.4 Capitalization...........................................  8
      Section 3.5 Transactions in Capital Stock............................  8
      Section 3.6 Continuity of Business Enterprise........................  8
      Section 3.7 Subsidiaries and Investments.............................  9
      Section 3.8 Absence of Conflicting Agreements or Required Consents...  9
      Section 3.9 Intentionally Omitted....................................  9
      Section 3.10 Absence of Changes......................................  9
      Section 3.11 No Undisclosed Liabilities.............................. 10
      Section 3.12 Litigation and Claims................................... 10
      Section 3.13 No Violation of Law..................................... 10
      Section 3.14 Lease Agreements........................................ 10
      Section 3.15 Real and Personal Property.............................. 11
      Section 3.16 Indebtedness for Borrowed Money......................... 11
      Section 3.17 Contracts and Commitments............................... 11
      Section 3.18 Employee Matters........................................ 12
      Section 3.19 Intentionally Omitted................................... 12
      Section 3.20 Intentionally Omitted................................... 12
      Section 3.21 Environmental Matters................................... 12
      Section 3.22 Filing Reports.......................................... 13
      Section 3.23 Insurance Policies...................................... 13
      Section 3.24 Accounts Receivable; Payors............................. 14
      Section 3.25 Accounts Payable; Suppliers............................. 14
      Section 3.26 Inventory............................................... 15
      Section 3.27 Licenses, Authorization and Provider Programs........... 15
      Section 3.28 Inspections and Investigations.......................... 15
      Section 3.29 Proprietary Rights and Information...................... 16
      Section 3.30 Taxes................................................... 16
      Section 3.31 Related Party Arrangements.............................. 17
      Section 3.32 Banking Relations....................................... 18
      Section 3.33 Fraud and Abuse and Self Referral....................... 18
      Section 3.34 Restrictions on Business Activities..................... 18

      Section 3.35 Agreements in Full Force and Effect..................... 18
      Section 3.36 Statements True and Correct............................. 18
      Section 3.37 Disclosure Schedules.................................... 18
      Section 3.38 Finders' Fees........................................... 18

ARTICLE IV Representations and Warranties of APP........................... 19
      Section 4.1 Organization and Good Standing; Qualification............ 19
      Section 4.2 Authorization and Validity............................... 19
      Section 4.3 Governmental Authorization............................... 19
      Section 4.4 Capitalization........................................... 19
      Section 4.5 Subsidiaries and Investments............................. 20
      Section 4.6 Absence of Conflicting Agreements or Required Consents... 20
      Section 4.7 Absence of Changes....................................... 20
      Section 4.8 No Undisclosed Liabilities............................... 20
      Section 4.9 Litigation and Claims.................................... 20
      Section 4.10 No Violation of Law..................................... 20
      Section 4.11 Employee Matters........................................ 21
      Section 4.12 Taxes................................................... 21
      Section 4.13 Related Party Arrangements.............................. 22
      Section 4.14 Statements True and Correct............................. 22
      Section 4.15 Disclosure Schedules.................................... 22
      Section 4.16 Finder's Fees........................................... 22

ARTICLE V INTENTIONALLY OMITTED ............................................22

ARTICLE VI INTENTIONALLY OMITTED........................................... 22

ARTICLE VII Covenants of the Company....................................... 22
      Section 7.1 Conduct of The Company................................... 22
      Section 7.2 Title to Assets; Indebtedness............................ 24
      Section 7.3 Access................................................... 24
      Section 7.4 Acquisition Proposals.................................... 24
      Section 7.5 Compliance With Obligations.............................. 24
      Section 7.6 Notice of Certain Events................................. 25
      Section 7.7 Intentionally Omitted.................................... 25
      Section 7.8 Stockholders' Consent.................................... 25
      Section 7.9 Obligations of Company and Stockholders.................. 25
      Section 7.10 Intentionally Omitted................................... 25
      Section 7.11 Accounting and Tax Matters.............................. 25

ARTICLE VIII Covenants of APP.............................................. 26
      Section 8.1 Consummation of Agreement................................ 26
      Section 8.2 Requirements to Effect the Merger and Acquisitions....... 26
      Section 8.3 Access................................................... 26
      Section 8.4 Notification of Certain Matters.......................... 26

ARTICLE IX Covenants of APP and the Company................................ 27
      Section 9.1 Filings; Other Action.................................... 27
      Section 9.2 Amendments of Disclosure Schedules....................... 27
      Section 9.3 Actions Contrary to Stated Intent........................ 28
      Section 9.4 Public Announcements..................................... 28
      Section 9.5 Expenses................................................. 28
      Section 9.6 Patient Confidentiality.................................. 28
      Section 9.7 Registration Statements.................................. 28

ARTICLE X Conditions Precedent of ......................................... 28
      Section 10.1 Representations and Warranties.......................... 28
      Section 10.2 Covenants............................................... 28
      Section 10.3 Legal Opinion........................................... 28
      Section 10.4 Proceedings............................................. 28
      Section 10.5 No Material Adverse Effect.............................. 28
      Section 10.6 Government Approvals and Required Consents.............. 29
      Section 10.7 Securities Approvals.................................... 29
      Section 10.8 Closing Deliveries...................................... 29
      Section 10.9 Closing of Initial Public Offering...................... 29
      Section 10.10 Closing of Related Acquisitions........................ 29
      Section 10.11 Dissenter's Rights..................................... 29
      Section 10.12 Stockholder Representation Letter;
                    Indemnification Agreement.............................. 29

ARTICLE XI Conditions Precedent of the Company............................. 29
      Section 11.1 Representations and Warranties.......................... 29
      Section 11.2 Covenants............................................... 29
      Section 11.3 Legal Opinions.......................................... 29
      Section 11.4 Proceedings............................................. 29
      Section 11.5 Government Approvals and Required Consents.............. 30
      Section 11.6 "Blue Sky" Approvals; Nasdaq Listing.................... 30
      Section 11.7 Closing of Initial Public Offering...................... 30
      Section 11.8 Closing Deliveries...................................... 30
      Section 11.9 No Material Adverse Effect.............................. 30

ARTICLE XII Closing Deliveries............................................. 30
      Section 12.1 Deliveries of the Company............................... 30
      Section 12.2 Deliveries of APP. ..................................... 31

ARTICLE XIII Post Closing Matters.......................................... 32
      Section 13.1 Further Instruments of Transfer......................... 32
      Section 13.2 Merger Tax Covenant..................................... 32
      Section 13.3 Current Public Information.............................. 32

ARTICLE XIV Remedies....................................................... 33
      Section 14.1 Indemnification by the Company and the Stockholders..... 33
      Section 14.2 Indemnification by APP.................................. 33
      Section 14.3 Conditions of Indemnification........................... 34
      Section 14.4 Costs, Expenses and Legal Fees.......................... 36
      Section 14.5 Tax Benefits; Insurance Proceeds........................ 36
      Section 14.6 Dispute Resolution...................................... 36

ARTICLE XV Termination..................................................... 38
      Section 15.1 Termination............................................. 38
      Section 15.2 Effect of Termination................................... 38

ARTICLE XVI Nondisclosure of Confidential Information...................... 38
      Section 16.1 Non-Disclosure Covenant................................. 38
      Section 16.2 Damages................................................. 39
      Section 16.3 Survival................................................ 39

ARTICLE XVII Miscellaneous................................................. 39
      Section 17.1 Amendment; Waivers...................................... 39
      Section 17.2 Assignment.............................................. 39

      Section 17.3 Parties in Interest; No Third Party Beneficiaries....... 39
      Section 17.4 Entire Agreement........................................ 39
      Section 17.5 Severability............................................ 39
      Section 17.6 Survival of Representations, Warranties and Covenants... 40
      Section 17.7 Governing Law........................................... 40
      Section 17.8 Captions................................................ 40
      Section 17.9 Gender and Number....................................... 40
      Section 17.10 Intentionally omitted.................................. 40
      Section 17.11 Confidentiality; Publicity and Disclosures............. 40
      Section 17.12 Notice................................................. 40
      Section 17.13 No Waiver; Remedies.................................... 41
      Section 17.14 Counterparts........................................... 41
      Section 17.15 Defined Terms.......................................... 41

EXHIBITS

Exhibit A - List of Target Companies.......................................A-1
Exhibit B - Merger Consideration...........................................B-1
Exhibit C - Stockholder Representation Letter..............................C-1
Exhibit D - Indemnification Agreement......................................D-1
Exhibit E - Stockholder Release............................................G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


      This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), SAN ANTONIO MR, INC., a Texas corporation (the "Company") and THE STOCKHOLDERS OF SAN ANTONIO MR, INC. (the "Stockholders").

                                   RECITALS

      A. The Company is the general partner of South Texas No. 1 MRI Limited Partnership. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

      B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

      C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

      D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of Texas, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

      E. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

      F. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

      "Agreement" shall have the meaning set forth in the preamble to this Agreement.

      "APP" shall have the meaning set forth in the preamble to this Agreement.

      "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "APP Group" shall mean APP and each of their Affiliates.

      "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

      "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

      "Claim Notice" shall have the meaning set forth in Section 14.3(a).

      "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

      "Closing Date" shall have the meaning set forth in Section 2.2.

      "Code" shall have the meaning set forth in the recitals to this Agreement.

      "Company" shall have the meaning set forth in the preamble to this Agreement.

      "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

      "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

      "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

      "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

      "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

      "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

      "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

      "Damages" shall have the meaning set forth in Section 14.1.

      "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

      "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

      "DOJ" shall mean the United States Department of Justice.

      "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

      "Effective Time" shall have the meaning set forth in Section 2.3.

      "Election Period" shall have the meaning set forth in Section 14.3(a).

      "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Environmental Laws" shall have the meaning set forth in Section 3.21(e).

      "ERISA" shall have the meaning set forth in Section 3.18.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

      "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

      "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

      "FTC" shall mean the United States Federal Trade Commission.

      "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

      "Indemnifying Party" shall have the meaning set forth in Section 14.3(a).

      "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

      "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

      "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

      "Insurance Policies" shall have the meaning set forth in Section 3.23.

      "IRS" shall mean the Internal Revenue Service.

      "Lease Agreements" shall have the meaning set forth in Section 3.14.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

      "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

      "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401
et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

      "Merger" shall have the meaning set forth in Section 2.1.

      "Merger Consideration" shall have the meaning set forth in Section 2.6(a).

      "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. SectionSection 6992, et seq.

      "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

      "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

      "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

      "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

      "Registration Statements" shall mean the Form S-1 and the Form S-4.

      "Regulated Activity" shall have the meaning set forth in Section 3.21(e).

      "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

      "Reorganization" shall have the meaning set forth in Section 13.2.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

      "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

      "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

      "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

      "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

      "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

      "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

      Section 1.2 Rules Of Interpretation. The definitions set forth in Section
1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

      Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

      Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                  ARTICLE II

                                  The Merger

      Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of APP with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

      Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section
5.04 of the Texas Business Corporation Act. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of Texas, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

      Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

      Section 2.5 Bylaws of Surviving Corporation. The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

      Section 2.6 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

            (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.6(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

            (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

            (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

            (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

      Section 2.7 Exchange of Certificates Representing Shares of the Company Common Stock.

            (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.8 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

            (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.8 hereof, if applicable.

      Section 2.8 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

      As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

      Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

      Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

      Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 3.4 Capitalization. The authorized capital stock of the Company consists of 100,000 shares of the Company Common Stock, of which 120 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in Schedule 3.4. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

      Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

      Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

      Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

      Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

      Section 3.9 Intentionally omitted.

      Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

            (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

            (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

            (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

            (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

            (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

            (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

            (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

            (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialsmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

            (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

            (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

            (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

            (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

            (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

      Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

      Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section
3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

      Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

      Section 3.15 Real and Personal Property.

            (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

            (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

      Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

      Section 3.17 Contracts and Commitments.

            (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in
Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the gregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

            (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

      Section 3.18 Employee Matters. The Company does not have employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest.

      Section 3.19 Intentionally omitted.

      Section 3.20 Intentionally omitted.

      Section 3.21 Environmental Matters.

            (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

            (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

            (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

            (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

            (e) For the purposes of this Section 3.21, the following terms have the following meanings:

            "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, [or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.]

            "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

            "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

      Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five
(5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period.

      Section 3.24 Accounts Receivable; Payors.

            (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are adequate and calculated consistent with generally accepted accounting principles and past practice).

            (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end



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

December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

      Section 3.25 Accounts Payable; Suppliers.

            (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

            (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

      Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

      Section 3.27 Licenses, Authorization and Provider Programs .

            (a) The Company and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible ("Governmental Programs"). The Company, the Stockholders, and each employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any licensed employee (i) has had his/her/its license, Drug Enforcement Agency number, or Medicare/Medicaid provider status suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, or Payor (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

            (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

      Section 3.28 Inspections and Investigations. Neither the right of the Company nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their license limited, suspended or revoked by any governmental regulatory authority or agency, integrated delivery system, trade association, review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

      Section 3.29 Proprietary Rights and Information.

            (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

            (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

            (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

      Section 3.30 Taxes.

            (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

            (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 3.30(b), (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

            (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

            (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

            (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

            (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

            (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

            (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

            (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

            (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

            (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

            (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

            (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

      Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

      Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

      Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001,
1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

      Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current business of the Company or any Company Subsidiary or the continuation of that business in the future, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

      Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto.

      Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

      As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

      Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

      Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

      Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation




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

of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

      Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

      Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

      Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

      Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

      Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

      Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

      Section 4.12 Taxes.

            (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

            (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 4.12(b), (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

            (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

            (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

            (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

            (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

            (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

            (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

            (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

            (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

            (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

            (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

      Section 4.13 Related Party Arrangements. Schedule 4.13 or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

      Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.


                                    ARTICLE V

                             INTENTIONALLY OMITTED.


                                   ARTICLE VI

                             INTENTIONALLY OMITTED.

                                   ARTICLE VII

                            Covenants of the Company

       The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

      Section 7.1 Conduct of The Company. From the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

            (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

            (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

            (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                  (1) amend its articles or certificate of incorporation or
            bylaws, or other charter documents;

                  (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                  (3) redeem, purchase or otherwise acquire, directly or
            indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                  (4) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                  (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                  (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                  (7) voluntarily incur or assume any liability or indebtedness
            (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                  (8) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of its business;

                  (9) grant any increase in the compensation payable or to
            become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                  (10) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                  (11) enter into any material commitment or transaction other than in the ordinary course of business;

                  (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                  (13) apply any of its assets to the direct or indirect
            payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                  (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                  (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

      Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

      Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

      Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

            (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

            (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

      Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

      Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

            (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

            (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

            (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

            (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

            (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

      Section 7.7 Intentionally omitted.

      Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

      Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

      Section 7.10 Intentionally omitted.

      Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

                                 ARTICLE VIII

                               Covenants of APP

      APP agrees that between the date hereof and the Closing:

      Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

      Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

      Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and its authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and its representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

      Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE IX

                        Covenants of APP and the Company

      APP and the Company agree as follows:

      Section 9.1 Filings; Other Action.

            (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company as may be reasonably requested in connection with any such action in a timely manner.

            (b) The Company and APP each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

            (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners and Stockholders, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

      Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and
11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section
9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

      Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

      Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

      Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

      Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company confidential in accordance with all applicable laws.

      Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                          Conditions Precedent of APP

      Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

      Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

      Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

      Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

      Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

      Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

      Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

      Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

      Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under the Texas Business Corporation Act, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

      Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

                                  ARTICLE XI

                      Conditions Precedent of the Company

      Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

      Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

      Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

      Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

      Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consent of the Stockholders required by applicable state law or the Company's charter documents in effect as of the date of this Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

      Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 11.8 Closing Deliveries. The Company shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

      Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                  ARTICLE XII

                              Closing Deliveries

      Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

            (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

            (b)   Intentionally omitted;

            (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

            (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

            (e) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

            (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of Texas for the Company establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Texas;

            (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

            (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

            (i) the resignations of the directors and officers of the Company as requested by APP;

            (j)   Intentionally omitted;

            (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

            (l) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

            (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

            (n)   Intentionally omitted; and

            (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

      Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

            (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

            (b)   Intentionally omitted;

            (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

            (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

            (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

            (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

            (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

            (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

            (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

            (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

            (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                 ARTICLE XIII

                             Post Closing Matters

      Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

      Section 13.2 Merger Tax Covenant.

            (a) The parties intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

            (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

            (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

      Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                   Remedies

      Section 14.1 Indemnification by the Company and the Stockholders. Subject to the terms and conditions of this Article XIV, the Company and the Stockholders agree to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

            (a) a breach by the Company or any Stockholder of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company or any Stockholder contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

            (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, Stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

            (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or failure to state information necessary to make the statements required to be stated therein not misleading arising solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve the Company of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and its directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

            (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

            (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement).

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

            (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

            (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the

Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

            (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

            (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

            (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty
(30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. During the two-year period following the Effective Date, each Stockholder shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Stockholder to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market preceding the date of the Claim Notice or Indemnity Notice, as the case may be. The number of shares of APP Common Stock permitted to be transferred under this Paragraph 2(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth in Paragraph 1 of the Stockholder Representation Letter. The rights of any Stockholder to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth in the Stockholder Representation Letter or (y) at the end of the two-year period following the Effective Date.

            (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

            (g) Notwithstanding anything contained in this Agreement or the Merger Agreement to the contrary, the Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first $100,000 of Damages (without counting Immaterial Claims as defined below), and
(ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of the Company if the Damages from such claim are equal to or less than $7,500 ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein or in the Merger Agreement, the obligations of each Stockholder hereunder shall not exceed fifty percent (50%) of the aggregate value of the Merger Consideration or Exchange Consideration, as the case may be, paid to such Stockholder pursuant to any Related Acquisition on the Closing Date.

      Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

      Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

      Section 14.6 Dispute Resolution.

            (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 14.6; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 14.6, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this
Section 14.6 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 14.6 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

            (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 14.6 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 14.6. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the [_____________] District of [__________] senior in term of service to appoint the arbitrator and, subject to this Section 14.6, such arbitrator shall hear all arbitration matters arising under this Section 14.6.

            (c)   Applicable Rules.

                  (1) Each arbitration hearing shall be held at a place in [_____________] acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                  (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this Section
14.6. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                  (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section 14.6 for selecting the arbitrator shall be followed from time to time as necessary.

                  (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                  (5) All privileges under [STATE] and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying [STATE] law.

                                  ARTICLE XV

                                  Termination

      Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

            (a) at any time prior to the Effective Date by mutual agreement of all parties;

            (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

            (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

            (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

            (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

      Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

      Section 16.1 Non-Disclosure Covenant. The Company recognizes and acknowledges that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company that is valuable, special and a unique asset of each such business. The Company and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Surviving Corporation and the Company and (b) to counsel and other advisers to APP, Surviving Corporation and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of the Company or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, the Surviving Corporation and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, the Surviving Corporation and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

      Section 16.3 Survival. The obligations of the parties under this Article XVI shall survive the termination of this Agreement.

                                 ARTICLE XVII

                                 Miscellaneous

      Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

      Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

      Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

      Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

      Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS.

      Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

      Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

      Section 17.10 Intentionally omitted.

      Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

      Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            If to APP:              American Physician Partners, Inc.
                                    901 Main Street
                                    2301 NationsBank Plaza
                                    Dallas, Texas 75202
                                    Fax No.: (214) 761-3150
                                    Attn:  Gregory L. Solomon, President

            with a copy to:         Brobeck, Phleger & Harrison LLP
                                    4675 MacArthur Court, Suite 1000
                                    Newport Beach, California 92660
                                    Fax No.: (714) 752-7522
                                    Attn: Richard A. Fink, Esq.

            If to the Company       M & S X-Ray Associates, P.A.
            or any Stockholder:     P.O. Box 120310 (mailing only)
                                    730 N. Main, Suite B-109 (fed-ex)
                                    San Antonio, TX 78299
                                    Fax No.: (210) 304-2988
                                    Attn:  Randall Preissig, M.D.


            with a copy to:         Oppenheimer, Blend, Harrison & Tate, Inc.
                                    Sixth Floor
                                    711 Navarro
                                    San Antonio, TX 78205-1796
                                    Fax No.: (210) 299-2305
                                    Attn:  Jerome B. Cohen, Esq.

      Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

      Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit F and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                    APP:

                                    AMERICAN PHYSICIAN PARTNERS, INC.


                                    By:
                                       -----------------------------------------
                                       Gregory L. Solomon, President


                                    THE COMPANY:

                                    SAN ANTONIO MR, INC.


                                    By:
                                       -----------------------------------------
                                    Its:
                                       -----------------------------------------


                                    THE STOCKHOLDERS:



                                    --------------------------------------------
                                    Neil Bowie


                                    --------------------------------------------
                                    F. Joseph Carabin


                                    --------------------------------------------
                                    Gregory C. Godwin



                                    --------------------------------------------
                                    Michael D. Howard



                                    --------------------------------------------
                                    Philip S. Kline



                                    --------------------------------------------
                                    Julio C. Otazo

                                    --------------------------------------------
                                    R.K. Daniel Peterson



                                    --------------------------------------------
                                    Randall S. Preissig



                                    --------------------------------------------
                                    Rise P. Ross



                                    --------------------------------------------
                                    Jose A. Saldana



                                    --------------------------------------------
                                    Robert L. Thompson



                                    --------------------------------------------
                                    Gregory W. Wojcik

                                  EXHIBIT A
                                      to
               Agreement and Plan of Reorganization and Merger
                             dated ________, 1997

                               TARGET COMPANIES

                                  EXHIBIT B
                                      to
               Agreement and Plan of Reorganization and Merger
                             dated ________, 1997


                             MERGER CONSIDERATION

                                  EXHIBIT C
                                      to
               Agreement and Plan of Reorganization and Merger
                             dated ________, 1997


                      SHAREHOLDER REPRESENTATION LETTER

                                  EXHIBIT D
                                      to
               Agreement and Plan of Reorganization and Merger
                             dated ________, 1997


                          INDEMNIFICATION AGREEMENT

                                  EXHIBIT E
                                      to
               Agreement and Plan of Reorganization and Merger
                             dated ________, 1997


                             STOCKHOLDER RELEASE

                             DISCLOSURE SCHEDULES
                                    TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                      DATED AS OF ________________, 1997


      The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

      The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

      To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and SAN ANTONIO MR, INC., a Texas corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       SAN ANTONIO MR, INC.

                                       By:_________________________________
                                       Its:________________________________

================================================================================

                         AGREEMENT AND PLAN OF EXCHANGE

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                               LEXINGTON MR, LTD.
                         (a Texas limited partnership),

                                       and

                THE SELLERS LISTED ON THE SIGNATURE PAGES HEREOF


================================================================================

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
ARTICLE I                     Definitions......................................................................  1
            Section 1.1       Definitions......................................................................  1
            Section 1.2       Rules Of Interpretation..........................................................  5

ARTICLE II                    Exchange.........................................................................  6

ARTICLE III                   Representations and Warranties of Sellers........................................  6
            Section 3.1       Organization and Good Standing; Qualification....................................  6
            Section 3.2       Authorization and Validity.......................................................  7
            Section 3.3       Governmental Authorization.......................................................  7
            Section 3.4       Capitalization and Title.........................................................  7
            Section 3.5       Transactions in Partnership Units................................................  7
            Section 3.6       Continuity of Business Enterprise................................................  7
            Section 3.7       Subsidiaries and Investments.....................................................  7
            Section 3.8       Absence of Conflicting Agreements or Required Consents...........................  8
            Section 3.9       Absence of Changes...............................................................  8
            Section 3.10      No Undisclosed Liabilities.......................................................  9
            Section 3.11      Litigation and Claims............................................................  9
            Section 3.12      No Violation of Law..............................................................  9
            Section 3.13      Lease Agreements................................................................. 10
            Section 3.14      Real and Personal Property....................................................... 10
            Section 3.15      Indebtedness for Borrowed Money.................................................. 10
            Section 3.16      Contracts and Commitments........................................................ 11
            Section 3.17      Employee Matters................................................................. 11
            Section 3.18      Labor Relations.................................................................. 12
            Section 3.19      Employee Benefit Plans........................................................... 12
            Section 3.20      Environmental Matters............................................................ 12
            Section 3.21      Filing Reports................................................................... 13
            Section 3.22      Insurance Policies............................................................... 13
            Section 3.23      Accounts Receivable.............................................................. 14
            Section 3.24      Accounts Payable; Suppliers...................................................... 14
            Section 3.25      Inventory........................................................................ 14
            Section 3.26      Licenses, Authorization and Provider Programs.................................... 14
            Section 3.27      Inspections and Investigations................................................... 15
            Section 3.28      Proprietary Rights and Information............................................... 15
            Section 3.29      Taxes............................................................................ 16
            Section 3.30      Related Party Arrangements....................................................... 16
            Section 3.31      Banking Relations................................................................ 17
            Section 3.32      Fraud and Abuse and Self Referral................................................ 17
            Section 3.33      Restrictions on Business Activities.............................................. 17
            Section 3.34      Agreements in Full Force and Effect.............................................. 17
            Section 3.35      Statements True and Correct...................................................... 17
            Section 3.36      Schedules........................................................................ 17
            Section 3.37      Finders' Fees.................................................................... 17

ARTICLE IV                    Representations and Warranties of APP............................................ 18
            Section 4.1       Organization and Good Standing; Qualification.................................... 18
            Section 4.2       Authorization and Validity....................................................... 18
            Section 4.3       Governmental Authorization....................................................... 18



            Section 4.4       Capitalization................................................................... 18
            Section 4.5       Subsidiaries and Investments..................................................... 19
            Section 4.6       Absence of Conflicting Agreements or Required Consents........................... 19
            Section 4.7       Absence of Changes............................................................... 19
            Section 4.8       No Undisclosed Liabilities....................................................... 19
            Section 4.9       Litigation and Claims............................................................ 20
            Section 4.10      No Violation of Law.............................................................. 20
            Section 4.11      Employee Matters................................................................. 20
            Section 4.12      Taxes............................................................................ 20
            Section 4.13      Related Party Arrangements....................................................... 21
            Section 4.14      Statements True and Correct...................................................... 21
            Section 4.15      Schedules........................................................................ 21
            Section 4.16      Finder's Fees.................................................................... 21

ARTICLE V                     Covenants of Seller and Lexington................................................ 21
            Section 5.1       Required Conduct of Seller and Lexington......................................... 22
            Section 5.2       Prohibited Conduct of Seller and Lexington....................................... 22
            Section 5.3       Title to Assets; Indebtedness.................................................... 23
            Section 5.4       Access........................................................................... 23
            Section 5.5       Acquisition Proposals............................................................ 23
            Section 5.6       Compliance With Obligations...................................................... 24
            Section 5.7       Notice of Certain Events......................................................... 24
            Section 5.8       Partners' Consent................................................................ 25
            Section 5.9       Obligations of Seller and ....................................................... 25
            Section 5.10      Intentionally omitted............................................................ 25
            Section 5.11      Accounting and Tax Matters....................................................... 25

ARTICLE VI                    Covenants of APP................................................................. 26
            Section 6.1       Consummation of Agreement........................................................ 26
            Section 6.2       Access........................................................................... 26
            Section 6.3       Notification of Certain Matters.................................................. 26

ARTICLE VII                   Covenants of APP, Seller and Lexington........................................... 26
            Section 7.1       Filings; Other Action............................................................ 26
            Section 7.2       Amendments of Schedules.......................................................... 27
            Section 7.3       Actions Contrary to Stated Intent................................................ 27
            Section 7.4       Public Announcements............................................................. 27
            Section 7.5       Expenses......................................................................... 27
            Section 7.6       Registration Statements.......................................................... 28

ARTICLE VIII                  Conditions Precedent of APP...................................................... 28
            Section 8.1       Representations and Warranties................................................... 28
            Section 8.2       Covenants........................................................................ 28
            Section 8.3       Legal Opinion.................................................................... 28
            Section 8.4       Proceedings...................................................................... 28
            Section 8.5       No Material Adverse Effect....................................................... 28
            Section 8.6       Government Approvals and Required Consents....................................... 28
            Section 8.7       Securities Approvals............................................................. 28
            Section 8.8       Closing Deliveries............................................................... 28
            Section 8.9       Closing of Initial Public Offering............................................... 29
            Section 8.10      Closing of Related Acquisitions.................................................. 29
            Section 8.11      Closing of General Partner Acquisition........................................... 29
            Section 8.12      Execution by Each Seller and Lexington........................................... 29



ARTICLE IX                    Conditions Precedent of Seller and Lexington..................................... 29
            Section 9.1       Representations and Warranties................................................... 29
            Section 9.2       Covenants........................................................................ 29
            Section 9.3       Legal Opinions................................................................... 29
            Section 9.4       Proceedings...................................................................... 29
            Section 9.5       Government Approvals and Required Consents....................................... 29
            Section 9.6       "Blue Sky" Approvals; Nasdaq Listing............................................. 29
            Section 9.7       Closing of Initial Public Offering............................................... 29
            Section 9.8       Closing Deliveries............................................................... 30
            Section 9.9       No Material Adverse Effect....................................................... 30

ARTICLE X                     Closing Deliveries............................................................... 30
            Section 10.1      Deliveries of Seller and Lexington............................................... 30
            Section 10.2      Deliveries of APP. .............................................................. 31

ARTICLE XI                    Post Closing Matters............................................................. 32
            Section 11.1      Further Instruments of Transfer.................................................. 32
            Section 11.2      Exchange Tax Covenant............................................................ 32

ARTICLE XII                   Remedies......................................................................... 32
            Section 12.1      Indemnification by Sellers....................................................... 32
            Section 12.2      Indemnification by APP........................................................... 33
            Section 12.3      Conditions of Indemnification.................................................... 33
            Section 12.4      Remedies Not Exclusive........................................................... 36
            Section 12.5      Costs, Expenses and Legal Fees................................................... 36
            Section 12.6      Tax Benefits; Insurance Proceeds................................................. 36
            Section 12.7      Dispute Resolution............................................................... 36

ARTICLE XIII                  Termination...................................................................... 38
            Section 13.1      Termination...................................................................... 38
            Section 13.2      Effect of Termination............................................................ 38

ARTICLE XIV                   Nondisclosure of Confidential Information........................................ 38
            Section 14.1      Non-Disclosure Covenant.......................................................... 38
            Section 14.2      Damages.......................................................................... 39
            Section 14.3      Survival......................................................................... 39

ARTICLE XV                    Miscellaneous.................................................................... 39
            Section 15.1      Amendment; Waivers............................................................... 39
            Section 15.2      Assignment....................................................................... 39
            Section 15.3      Parties in Interest; No Third Party Beneficiaries................................ 39
            Section 15.4      Entire Agreement................................................................. 40
            Section 15.5      Severability..................................................................... 40
            Section 15.6      Survival of Representations, Warranties and Covenants............................ 40
            Section 15.7      Governing Law.................................................................... 40
            Section 15.8      Captions......................................................................... 40
            Section 15.9      Gender and Number................................................................ 40
            Section 15.10     Confidentiality; Publicity and Disclosures....................................... 40
            Section 15.11     Notice........................................................................... 41
            Section 15.12     No Waiver; Remedies.............................................................. 41
            Section 15.13     Counterparts..................................................................... 42
            Section 15.14     Defined Terms.................................................................... 42


EXHIBITS


Exhibit A - List of Sellers and Exchange Consideration.........................................................A-1
Exhibit B - Target Companies...................................................................................B-1
Exhibit C - Legal Opinion of Sellers' Counsel..................................................................C-1
Exhibit D - Legal Opinion of APP's Counsel.....................................................................D-1
Exhibit E - Seller Release.....................................................................................E-1


                         AGREEMENT AND PLAN OF EXCHANGE


            This Agreement and Plan of Exchange ("Agreement") dated June ___, 1997 is by and among American Physician Partners, Inc., a Delaware corporation, ("APP"), Lexington MR, Ltd., a Texas limited partnership ("Lexington") and each of the individuals whose names appear on Exhibit A hereto (each individually, a "Seller" and collectively "Sellers").

                                    RECITALS

            A. Each Seller is a limited partner of Lexington and the Sellers together own an aggregate of eighteen and 95/100 percent (18.95%) of the total interests of the partners in Lexington.

            B. Lexington owns assets relating to and operates a diagnostic imaging center.

            C. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

            D. Sellers desire to convey to APP and APP desires to acquire from Sellers, eighteen and 95/100 percent (18.95%) of the total interests of the partners in Lexington (the "Partnership Units") in consideration for cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein (the "Exchange").

            E. The General Partner of Lexington, San Antonio MRI Partnership No. 2, LTD., a Texas limited partnership, owns a sixty percent (60%) interest in Lexington, which interest is being acquired indirectly by APP (the "General Partner Acquisition").

            F. APP and subsidiaries of APP have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Sellers, the "Target Interest Holders") of each of the entities listed on Exhibit B (together with Lexington, the "Target Companies").

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the preceding recitals mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

            Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Acquisition" shall have the meaning set forth in Section 2.1.

            "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "APP" shall have the meaning set forth in the preamble to this Agreement.

            "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the partners set forth in Exhibit A, stockholder or director, as the case may be, or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of Seller and Lexington made specifically in Section 3.20 is expressly qualified to the knowledge or best knowledge of Sellers and Lexington, it shall mean the knowledge of any of the Sellers set forth in Exhibit A, partner or executive officer of Lexington actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

            "Claim Notice" shall have the meaning set forth in Section 12.3(a).

            "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.3.

            "Closing Date" shall have the meaning set forth in Section 2.3.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

            "Current Policies" shall have the meaning set forth in Section 3.22.

            "Damages" shall have the meaning set forth in Section 12.1.

            "DOJ" shall mean the United States Department of Justice.

            "Effective Date" shall mean the date that the Form S-1 Registration Statement is declared effective by the SEC.

            "Election Period" shall have the meaning set forth in Section
12.3(a).

            "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

            "Environmental Laws" shall have the meaning set forth in Section 3.20(e).

            "Environmental Liabilities" shall have the meaning set forth in
Section 3.20(e).

            "ERISA" shall have the meaning set forth in Section 3.17.

            "Exchange" shall have the meaning set forth in the recitals.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agreement" shall have the meaning set forth in the recitals to this Agreement.

            "Exchange Consideration" shall have the meaning set forth in Section 2.1.

            "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

            "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Exchange and other mergers or acquisitions contemplated by the Other Agreements.

            "FTC" shall mean the United States Federal Trade Commission.

            "General Partner Acquisition" shall have the meaning set forth in the recitals.

            "Governmental Programs" shall have the meaning set forth in Section 3.26(a).

            "Hazardous Substance" shall have the meaning set forth in Section 3.20(e).

            "Indemnified Party" shall have the meaning set forth in Section
12.1.

            "Indemnifying Party" shall have the meaning set forth in Section
12.1.

            "Indemnity Notice" shall have the meaning set forth in Section 12.3(d).

            "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

            "Insurance Policies" shall have the meaning set forth in Section
3.22.

            "IRS" shall mean the Internal Revenue Service.

            "Lease Agreements" shall have the meaning set forth in Section 3.13.

            "Lexington" shall have the meaning set forth in the preamble to this Agreement.

            "Lock-Up Provisions" shall have the meaning set forth in Section
5.12.

            "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

            "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

            "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of Lexington's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

            "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 3.26(a).

            "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

            "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

            "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

            "Partnership Agreement" shall have the meaning set forth in Section
3.1 hereto.

            "Partnership Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, partnership interests of Lexington, or by which Lexington is or may be bound to issue additional Partnership Units or other Partnership Rights.

            "Partnership Subsidiary" shall have the meaning set forth in Section 3.7.

            "Partnership Units" shall have the meaning set forth in the recitals to this Agreement.

            "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

            "Private Programs" shall have the meaning set forth in Section 3.26(a).

            "Proprietary Right" shall have the meaning set forth in Section 3.28(a).

            "Registration Statements" shall mean the Form S-1 and the Form S-4.

            "Regulated Activity" shall have the meaning set forth in Section 3.20(e).

            "Related Acquisitions" shall mean, collectively, the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

            "Reorganization" shall have the meaning set forth in Section 11.2.

            "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Seller Release" shall have the meaning set forth in Section
11.1(l).

            "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

            "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

            "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

            "Third Party Claim" shall have the meaning set forth in Section 12.3(a).

            Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

            Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

            Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                    Exchange

            Section 2.1 Exchange of Partnership Units for Cash and APP Common Stock.

                    (a) Subject to and upon the terms and conditions contained herein, on the Closing Date Sellers shall convey, transfer deliver and assign to APP forty percent (40%) of the total interests of the partners in Lexington, free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever (the "Acquisition"). Subject to and upon the terms and conditions contained herein, as consideration for such Partnership Units on the Closing Date each Seller shall receive (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit A attached hereto (the "Exchange Consideration").

                    (b) Each Seller shall deliver to APP at the Closing a Bill of Sale representing the Partnership Units owned by him, her or it. Each Seller agrees to cure any deficiencies with respect to the conveyance of such Partnership Units or with respect to the powers accompanying any Partnership Unit. Upon such delivery, each Seller shall receive in exchange therefor the Exchange Consideration pursuant to Exhibit A.

            Section 2.2 Legends. All APP Common Stock certificates issued to the Sellers shall bear one or more of the following restrictive legends:

                    (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

                    (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.

            Section 2.3 Closing. The closing (the "Closing") of the transactions provided for in Section 2.1 shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE III

             Representations and Warranties of Sellers and Lexington

            As an inducement to APP to enter into this Agreement, each of Seller and Lexington represents and warrants to APP both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

            Section 3.1 Organization and Good Standing; Qualification. Lexington is a limited partnership duly organized and validly existing under the laws of its state of organization, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Lexington is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Lexington. Copies of the Certificate of Limited Partnership and all amendments thereto of Lexington and the Amended and Restated Agreement of Limited Partnership of Lexington, and all amendments thereto (the "Partnership Agreement") and copies of the minutes of Lexington, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the minutes, accurately reflect all material proceedings of the partners of Lexington (and all committees thereof).

            Section 3.2 Authorization and Validity. Lexington has all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Certificate of Limited Partnership, its Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Seller has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and Lexington and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller and Lexington in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general equity principles, or by public policy.

            Section 3.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by Seller and Lexington of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller and Lexington requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 3.4 Capitalization and Title. The Sellers collectively are, and will be immediately prior to the Closing Date, the record and beneficial owners of all the issued and outstanding Partnership Units of Lexington and Seller is the owner of the Partnership Units currently held in his or her name on the record books of Lexington, free and clear of all Encumbrances. Each Partnership Unit held by Seller has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

            Section 3.5 Transactions in Partnership Units. There exist no Partnership Rights. Except for the General Partner Acquisition referenced herein, Lexington has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its partnership interests or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of Lexington nor the relative ownership of partnership interests among any of its partners has been altered or changed in contemplation of the Exchange within the two (2) years preceding the date of this Agreement.

            Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Lexington or any of its Affiliates other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

            Section 3.7 Subsidiaries and Investments. Lexington does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Partnership Subsidiary").

            Section 3.8 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller and Lexington of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on Lexington; (ii) will not conflict with or result in a violation of any provision of Lexington's Certificate of Limited Partnership or Partnership Agreement; (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or Lexington or by which Seller or Lexington or Lexington's properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Lexington is a party or by which Lexington or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on Lexington; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Partnership Units or any of the assets or properties of Lexington.

            Section 3.9 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, Lexington has conducted its business only in the ordinary course and has not:

                    (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Lexington;

                    (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                    (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                    (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                    (e) entered into any commitment or transaction not in the ordinary course of business that is material to Lexington, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                    (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                    (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                    (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                    (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                    (j) increased any salaries, wages or any employee benefits for any employee of Lexington, except in the ordinary course of business and consistent with past practice;

                    (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                    (l) declared, set aside or made any payments, dividends or other distributions to any partner or any other holder of any partnership interest in Lexington (except as expressly contemplated herein); or

                    (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

            Section 3.10 No Undisclosed Liabilities. To the best knowledge of Seller and Lexington, Lexington does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected in the Disclosure Schedules.

            Section 3.11 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of Seller and Lexington, threatened against, or affecting Lexington, any Partnership Subsidiary, or, to the knowledge of Seller and Lexington, any Seller or any other licensed professional or other individual affiliated with Lexington affecting or that would reasonably be likely to affect the Partnership Units or the operations, business condition (financial or otherwise), or results of operations of Lexington which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on Lexington or (ii) could adversely affect the ability of Lexington or any Partnership Subsidiary to effect the transactions contemplated hereby, and to the knowledge of Seller and Lexington there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against Seller, Lexington or any Partnership Subsidiary or any licensed professional or other individual affiliated with Lexington or any Partnership Subsidiary relating to services provided on behalf of Lexington or any Partnership Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section
3.11 is fully covered by policies of insurance of Lexington or any Partnership Subsidiary as in effect on the date hereof.

            Section 3.12 No Violation of Law. Neither Lexington nor any Partnership Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lexington.

            Section 3.13 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which Lexington or any Partnership Subsidiary is a party and pursuant to which Lexington or any Partnership Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). Lexington has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by Lexington or any Partnership Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Lexington or any Partnership Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on Lexington, or, (ii) to the knowledge of Seller and Lexington, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller and Lexington, there is no pending or threatened reassessment of any property covered by the Lease Agreements. To the extent necessary to accomplish the intent of the Agreement, Lexington or any Partnership Subsidiary shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause Lexington, to obtain prior to the Closing Date the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of Lexington's or any Partnership Subsidiary's rights thereunder. Lexington has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

            Section 3.14 Real and Personal Property.

                    (a) Neither Lexington nor each Partnership Subsidiary owns any interest (other than the Lease Agreements) in real property.

                    (b) Lexington and each Partnership Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of Lexington and each Partnership Subsidiary constitutes the necessary personal property assets to continue operation of Lexington and each Partnership Subsidiary.

            Section 3.15 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, Lexington does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

            Section 3.16 Contracts and Commitments.

                    (a) The Disclosure Schedules contain a true, accurate and complete list, and Lexington has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring Lexington to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.22 or Lease Agreements identified in
Section 3.13) to which Lexington is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Lexington, on the one hand, and any government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring Lexington to make, or setting forth conditions under which Lexington would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of Lexington (or any provider employee of Lexington) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by Lexington in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which Lexington is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from Lexington, or which could inhibit or prevent Lexington from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, on or before the Closing Date Lexington shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause Lexington, to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable APP to enjoy all of the rights now enjoyed by Lexington under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that Lexington has fully complied with and is not in default under any provision of the particular contract or agreement.

                    (b) (i) Neither Lexington nor Seller has received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument, and to the knowledge of Lexington and Seller there are no facts that would justify the exercise of such a right; and (ii) neither Lexington nor Seller currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

            Section 3.17 Employee Matters. Lexington does not have any employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to Lexington and any of its present or former employees, or any predecessors in interest.

            Section 3.18 Labor Relations. Intentionally omitted.

            Section 3.19 Employee Benefit Plans. Intentionally omitted.

            Section 3.20 Environmental Matters.

                    (a) Neither Lexington nor any Partnership Subsidiary has, within the five (5) years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of Seller and Lexington no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Lexington of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by Lexington to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by Lexington.

                    (b) Neither Lexington nor any Partnership Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance that would be reasonably likely to give rise to any Environmental Liabilities for Lexington under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on Lexington. Neither Lexington nor any Partnership Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on Lexington's or any Partnership Subsidiary's owned or leased premises. To the knowledge of Seller and Lexington, there is no friable asbestos in or on Lexington's or any Partnership Subsidiary's owned or leased premises.

                    (c) To the knowledge of Seller and Lexington, no soil or water in or under any assets currently or formerly held for use or sale by Lexington or any Partnership Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by Lexington or any Partnership Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on Lexington.

                    (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of Seller and Lexington, concerning Lexington or any Partnership Subsidiary within the five (5) years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by Lexington, any Partnership Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                    (e) For the purposes of this Section 3.20(e), the following terms have the following meanings:

                        "Environmental Laws" shall mean any federal, state or
            local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                        "Environmental Liabilities" shall mean all liabilities
            of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

                        "Hazardous Substances" shall mean any toxic or hazardous
            substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                        "Regulated Activity" shall mean any generation,
            treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

            Section 3.21 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Lexington with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Lexington.

            Section 3.22 Insurance Policies. The Disclosure Schedules list and briefly describe Lexington's policies of insurance to which Lexington or any Partnership Subsidiary is a party or under which Lexington or any Partnership Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of Lexington or any Partnership Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by Lexington or any Partnership Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of Lexington and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as Lexington and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which Lexington or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither Lexington nor any Partnership Subsidiary nor any officer or partner thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and Lexington, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither Lexington nor any Partnership Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Lexington or any Partnership Subsidiary during the immediately preceding three-year period.

            Section 3.23 Accounts Receivable. The Disclosure Schedules set forth a list and aging of all accounts receivable of Lexington as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of Seller and Lexington collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown on the accounting records of Lexington (which reserves are adequate and calculated consistent with past practice).

            Section 3.24 Accounts Payable; Suppliers.

                    (a) The Disclosure Schedules set forth a true and complete
(i) list of the accounts payable of Lexington as of March 31, 1997, and (ii) list of each individual indebtedness owned by Lexington of $5,000 or more, setting forth the payee and the amount of indebtedness.

                    (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Lexington (including, without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by Lexington in excess of $25,000 for the fiscal year ended [DECEMBER 31, 1996], or which is reasonably expected to account for a dollar volume of purchases paid for by Lexington in excess of $25,000 for the fiscal year to end [DECEMBER 31, 1997].

            Section 3.25 Inventory. All items of inventory on hand on the date of this Agreement consist, and all such items on hand on the Closing Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of Lexington's business and conform to generally accepted standards in the industry of which Lexington is a part. Purchase commitments of Lexington for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

            Section 3.26 Licenses, Authorization and Provider Programs.

                    (a) Lexington and each other licensed employee or contractor of Lexington (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate his/her/its business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which Lexington is eligible ("Governmental Programs"). Each of Lexington and Seller has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Lexington is presently receiving payments directly or indirectly from any Payor for technical imaging services provided by any licensed technician or contractor of Lexington (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act) and provider agreements is set forth in the Disclosure

Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Lexington, and there is no action pending or to the knowledge of Seller and Lexington recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of Lexington in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller and Lexington, there has been no decision not to renew any existing agreement with any provider or Payor relating to Lexington's business as presently being conducted by it. Lexington (i) has not had its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has not been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed),
(iii) is not the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

                    (b) Lexington is not required, or for the 72-month period prior to the Closing Date was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

            Section 3.27 Inspections and Investigations. Neither the right of Lexington, nor the right of any licensed professional or other individual affiliated with Lexington to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Closing Date, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.27 have been provided to APP.

            Section 3.28 Proprietary Rights and Information.

                    (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Lexington or any Partnership Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by Lexington or any Partnership Subsidiary, (iii) all licenses, royalties, and assignments thereof to which Lexington or any Partnership Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by Lexington or any Partnership Subsidiary and (v) other similar agreements relating to the foregoing to which Lexington or any

Partnership Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                    (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Lexington is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the knowledge of Seller and Lexington, any threatened disputes or disagreements with respect to any such agreement.

                    (c) Lexington owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of Seller and Lexington, no claim has been asserted by any person to the ownership of or for infringement by Lexington of any Proprietary Right of any other Person, and neither Lexington nor Seller is aware of any valid basis for any such claim. To the best knowledge of Seller and Lexington, no proceedings have been threatened which challenge the Proprietary Rights of Lexington. Lexington has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

            Section 3.29 Taxes.

                    (a) Filing of Tax Returns. Lexington has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Lexington for the periods covered thereby.

                    (b) All Withholding Requirements Satisfied. All monies required to be withheld by Lexington and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (c) Safe Harbor Lease. None of the properties or assets of Lexington constitutes property that Lexington, APP, or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                    (d) Tax Exempt Entity. None of the assets or properties of Lexington are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (e) Boycotts. Lexington has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

            Section 3.30 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, partner or other Affiliate of Lexington in any property, real or personal or mixed, tangible or intangible, used in or pertaining to Lexington's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to Lexington's business. There is no commitment to, and no income that has been derived from, an Affiliate, and following the Closing Lexington shall not have any obligation of any kind or designation to any such Affiliate.

            Section 3.31 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that Lexington has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

            Section 3.32 Fraud and Abuse and Self Referral. Neither Lexington nor any Partnership Subsidiary has engaged and, to the knowledge of Seller and Lexington, neither Lexington's officers and partners nor other Persons and entities providing professional services for or on behalf of Lexington have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954,
1956(c)(7)(F) and 3486.

            Section 3.33 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Lexington, any Partnership Subsidiary or officer, partner or key employee of Lexington or Partnership Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any acquisition of property by Lexington or any Partnership Subsidiary or the conduct of business by Lexington or any Partnership Subsidiary.

            Section 3.34 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller and Lexington, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Lexington or any other party thereto.

            Section 3.35 Statements True and Correct. No representation or warranty made herein by Lexington or Seller, nor any statement, certificate, information, exhibit or instrument to be furnished by Lexington or Seller to APP or any of its representatives pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 3.36 Schedules. The Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 3.37 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or Lexington who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

            As inducement to each Seller and Lexington to enter into this Agreement, APP represents and warrants to each Seller and Lexington both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

            Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the transactions contemplated hereby, all of which have been or will be made available to Sellers and Lexington for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to Sellers and Lexington for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

            Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement, the agreements provided for herein and the Other Agreements, and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 4.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by Lexington, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

            Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

            Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

            Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

            Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

            Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

            Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

            Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

            Section 4.12 Taxes.

                    (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                    (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                    (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

            Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

            Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to a Seller or Lexington pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 4.15 Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                    ARTICLE V

                        Covenants of Seller and Lexington

            Each of Seller and Lexington makes the covenants and agreements as set forth in this Article V, which shall apply with respect to the period from the date hereof to the Closing Date and, to the extent contemplated herein, thereafter and agree that:

            Section 5.1 Required Conduct of Seller and Lexington. From the date hereof until the Closing Date, Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, in all material respects, conduct the business of Lexington in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                    (a) preserve intact Lexington's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it;

                    (b) maintain and keep Lexington's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of Lexington;

                    (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

            Section 5.2 Prohibited Conduct of Seller and Lexington. Without the written consent of APP, Lexington shall not, and Seller shall use his/her/its best efforts to cause Lexington not to:

                    (a) amend Lexington's Certificate of Limited Partnership or Partnership Agreement or other charter documents;

                    (b) issue, sell or authorize for issuance or sale, any partnership interests of Lexington (except for the General Partner Acquisition) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests;

                    (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                    (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein);

                    (e) voluntarily sell, transfer, surrender, abandon or dispose of any of Lexington's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                    (f) grant or make any mortgage or pledge or subject Lexington or any of Lexington's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                    (g) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of Lexington's business;

                    (h) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of Lexington's business;

                    (i) grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of Lexington who are not partners or officers of Lexington, except in the ordinary course of business and consistent with past practices;

                    (j) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                    (k) enter into any material commitment or transaction other than in the ordinary course of business;

                    (l) take any action which could reasonably be expected to have a Material Adverse Effect on Lexington;

                    (m) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of Lexington, other than in the ordinary course and consistent with past practices;

                    (n) agree, whether in writing or otherwise, to do any of the foregoing; and

                    (o) take any action to in any way amend, revise or otherwise affect Lexington's prior approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge their fiduciary duties.

            Section 5.3 Title to Assets; Indebtedness. As of the Closing Date, Lexington shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Closing Date and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Disclosure Schedules hereto or for normal and recurring accrued obligations of Lexington arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

            Section 5.4 Access. At all times prior to the Closing Date, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of Lexington, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, Partnership Unit registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of Lexington. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by Lexington or Seller of the Exchange to the employees of Lexington which shall occur no later than three (3) days subsequent to execution hereof by Lexington), accountants, counsel and agents of Lexington in connection with such investigation of the properties and business of Lexington. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of Lexington under this Agreement. Any access or investigation referred to in this Section 5.4 shall be conducted in such a manner as to minimize the disruption to Lexington's ongoing business operations.

            Section 5.5 Acquisition Proposals. Except for the General Partner Acquisition, Seller shall not, and shall use his/her/its best efforts to cause Lexington not to, and Lexington shall not, and shall cause each of its partners, officers, employees or agents not to, directly or indirectly:

                    (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or partnership interests of Lexington, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                    (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of Lexington, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of Lexington. If Lexington receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, Lexington shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

            Section 5.6 Compliance With Obligations. Prior to the Closing Date, Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its Partnership Agreements, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Lexington, and its respective properties or assets.

            Section 5.7 Notice of Certain Events. Each of Seller and Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, promptly notify APP of:

                    (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any employment of any new non-hourly employee by Lexington who is expected to receive annualized compensation of at least $50,000 in 1997;

                    (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of Lexington;

                    (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Lexington which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                    (f) any material adverse change in the operation of Lexington, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in Medicare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                    (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of Lexington and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

            Section 5.8 Partners' Consent. Seller hereby consents to this Agreement and the transactions contemplated hereby, including, without limitation, the Exchange, on the terms and conditions set forth herein and in the agreements and documents contemplated hereby, and hereby waives all other rights of first offer, rights of first refusal and similar rights that Seller may have with respect to a transfer of Partnership Units by him/her/it or any other Seller.

            Section 5.9 Obligations of Seller and Lexington. Subject to Section
5.8 hereof, each of Seller and Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, perform its obligations under this Agreement and all related agreements, and each of Seller and Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, consummate the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

            Section 5.10 Intentionally omitted.

            Section 5.11 Accounting and Tax Matters. Lexington will not, and Seller shall use his/her/its best efforts to cause Lexington not to, change in any material respect the accounting methods or practices followed by Lexington (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. Lexington will not, and Seller shall use his/her/its best efforts to cause Lexington not to, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. Lexington will, and Seller shall use his/her/its best efforts to cause Lexington to, duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Lexington required to be filed by it, and Lexington shall, and Seller shall use his/her/its best efforts to cause Lexington to, pay all taxes required to be paid by Lexington, on or before the Closing Date.

            Section 5.12 Lock-Up Provisions. Seller irrevocably agrees that he/she/it will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the APP Common Stock without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Shares of APP Common Stock received by Seller pursuant to the Exchange following expiration of a twenty-four-month period following the Effective Date. Seller understands and acknowledges that the restrictions contained in this Section 5.12 (the "Lock-Up Provisions") are irrevocable and shall be binding upon Seller's heirs, legal representatives, successors and assigns.

                                   ARTICLE VI

                                Covenants of APP

            APP agrees that between the date hereof and the Closing:

            Section 6.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Exchange; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

            Section 6.2 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit Lexington and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit Lexington and its authorized representatives to inspect and, at Lexington's sole expense, make copies of all documents, records and information with respect to the affairs of APP as Lexington and its representatives may reasonably request, all for the sole purpose of permitting Lexington to become familiar with the business and assets and liabilities of APP. No investigation by Lexington or Seller shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

            Section 6.3 Notification of Certain Matters. APP shall promptly inform Lexington in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Closing Date under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE VII

                     Covenants of APP, Seller and Lexington

            APP, Seller and Lexington agree as follows:

            Section 7.1 Filings; Other Action.

            (a) Lexington shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller and Lexington shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning Lexington as may be reasonably requested in connection with any such action in a timely manner.

            (b) Seller, Lexington and APP and each separately represent and warrant that (i) in the case of Seller and Lexington, none of the written information or documents supplied or to be supplied by

Seller and Lexington specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller and Lexington shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Seller and Lexington shall have no responsibility for information contained in the Registration Statements except for information provided by Seller or Lexington specifically for inclusion therein. Seller's and Lexington's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

            (c) Seller and Lexington shall, upon request, furnish APP with all information concerning Lexington, its subsidiaries, partners and officers, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by this Agreement.

            Section 7.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on Lexington may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless Sellers and Lexington consent to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 7.2. In the event that Sellers or Lexington seek to amend or supplement a Disclosure Schedule pursuant to this Section 7.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 7.2, and Seller and Lexington do not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof.

            Section 7.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Closing Date, take any action that would prevent the Exchange from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

            Section 7.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

            Section 7.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by Seller and Lexington shall be paid by Seller in full immediately prior to the Closing.

            Section 7.6 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state "Blue Sky" or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                           Conditions Precedent of APP

            Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

            Section 8.1 Representations and Warranties. The representations and warranties of the Sellers and Lexington contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

            Section 8.2 Covenants. Each Seller and Lexington shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Seller and Lexington, respectively, prior to the Closing Date.

            Section 8.3 Legal Opinion. Counsel to Sellers and Lexington shall have delivered to APP their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit C.

            Section 8.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 8.5 No Material Adverse Effect. No Material Adverse Effect on Lexington shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of any Seller or Lexington.

            Section 8.6 Government Approvals and Required Consents. Seller, Lexington and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

            Section 8.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 8.8 Closing Deliveries. APP shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 10.1.

            Section 8.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 8.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

            Section 8.11 Closing of General Partner Acquisition. The General Partner Acquisition shall have closed.

            Section 8.12 Execution by Each Seller and Lexington. Each Seller and Lexington shall have executed this Agreement and its respective Partnership Units shall have been transferred to APP.

                                   ARTICLE IX

                  Conditions Precedent of Seller and Lexington

            Except as may be waived in writing by Seller and Lexington, the obligations of Seller and Lexington hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

            Section 9.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

            Section 9.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

            Section 9.3 Legal Opinions. Counsel to APP shall have delivered to Seller and Lexington their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit D.

            Section 9.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 9.5 Government Approvals and Required Consents. Sellers, Lexington and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consents of Sellers required by applicable state law or the Partnership Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

            Section 9.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Closing Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 9.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 9.8 Closing Deliveries. Seller and Lexington shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to Sellers and Lexington referred to in Section 10.2.

            Section 9.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since [__________], 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                    ARTICLE X

                               Closing Deliveries

            Section 10.1 Deliveries of Seller and Lexington. At or prior to the Closing Date, Seller and Lexington shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                    (a) bill of sale representing the Partnership Units held by each Seller which bill of sale certificates shall represent all of the issued and outstanding Partnership Units of Lexington;

                    (b) a copy of resolutions of the partners of Lexington or of Seller, if applicable, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the transactions contemplated hereby, each certified by an officer as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of each of Seller and an officer of Lexington dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and Lexington, respectively, contained herein on and as of the Closing Date;

                    (d) a certificate of each of Seller and an officer of Lexington dated the Closing Date, (i) as to the performance of and compliance in all material respects by Lexington and Seller, respectively, with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required by Seller and Lexington, respectively, to be satisfied shall have been satisfied;

                    (e) a certificate of an officer of Lexington certifying as to the incumbency and as to the signatures of each of the officers of Lexington who have executed documents delivered at the Closing on behalf of Lexington;

                    (f) certificates, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas for Lexington establishing that Lexington is in existence in the state of Texas;

                    (g) certificates, dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which Lexington is qualified to do business, to the effect that Lexington is qualified to do business and, if applicable, is in good standing as a foreign entity in each of such states;

                    (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                    (i) the resignations of officers of Lexington as requested by APP;

                    (j) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen or a resident alien (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

                    (k) an executed Seller Release by Seller in substantially the form attached hereto as Exhibit E (the "Seller Release"); and

                    (l) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

            Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to each Seller and Lexington the following, all of which shall be in a form reasonably satisfactory to Seller and Lexington:

                    (a) the Exchange Consideration;

                    (b) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Closing Date;

                    (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required to be satisfied by APP have been satisfied;

                    (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                    (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Delaware establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                    (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Closing Date, of the Secretaries of State of the states in which either APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                    (h) such other instrument or instruments of transfer prepared by Seller or Lexington as shall be necessary or appropriate, as Seller or Lexington or his/her/its respective counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                   ARTICLE XI

                              Post Closing Matters

            Section 11.1 Further Instruments of Transfer. Following the Closing, at the request of APP and at APP's sole cost and expense, Seller and Lexington shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

            Section 11.2 Exchange Tax Covenant.

                    (a) The parties intend that the Exchange will qualify as a tax-free transaction within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by Seller as a result of the Exchange will not exceed the amount of any cash received by a Seller in the Exchange (a "Reorganization").

                    (b) Both prior to and after the Closing Date, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Exchange being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Exchange as a Reorganization and such opinion either is furnished prior to the Closing Date or is based on facts or events not known at the Closing Date. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Exchange as a Reorganization.

                    (c) APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Sellers who are affiliates of Lexington to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XII

                                    Remedies

            Section 12.1 Indemnification by Sellers. Subject to the terms, limitations and conditions of this Agreement, Sellers (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, agree to indemnify, defend and hold APP and its directors, officers, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

                    (a) a breach of any representation, warranty or covenant of any Seller or Lexington contained in this Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant contained in this Agreement or in any Schedule or certificate delivered hereunder);

                    (b) any violation (or alleged violation) by any Seller or Lexington and/or any of its past or present partners, employees, agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date; and

                    (c) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to Lexington (including any Partnership Subsidiary) or (ii) failure to state information necessary to make the statements required to be stated therein not misleading arising (in the case of either (i) or (ii)) solely from information provided in writing to APP or its counsel by Lexington or any Seller or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by Lexington or any of its agents in connection with this Agreement).

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any Seller or Lexington of any liability or limit any liability that he, she or it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 12.2 Indemnification by APP. Subject to the terms, limitations and conditions of this Agreement, APP (an "Indemnifying Party") hereby agrees to indemnify, defend and hold the Sellers, and, as applicable, their respective directors, partners, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                    (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto or (ii) failure to state information necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to Lexington or any Seller which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 12.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                    (a) The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each

Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                    (b) If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Section 12.3(b). Except as set forth in Section 12.3(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Section 12.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                    (c) If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

                    (d) In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in
Section 12.7.

                    (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Section 12.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. During the two-year period following the Closing Date, each Seller shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Seller to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market preceding the date of the Claim Notice. The number of shares of APP Common Stock permitted to be transferred under this
Section 12.3(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth herein. The rights of any Seller to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth herein or (y) at the end of the two-year period following the Closing Date.

                    (f) The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

                    (g) Notwithstanding anything contained in this Agreement to the contrary, Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first [$___________] of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of Lexington if the Damages from such claim are equal to or less than [$______________] ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein, the obligations of each Seller hereunder shall not exceed the value of the Exchange Consideration paid to such Seller pursuant to the Related Acquisition, if any, on the Closing Date.

            Section 12.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive remedies available to one party against the other, either at law or in equity, except in the case of fraud.

            Section 12.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

            Section 12.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

            Section 12.7 Dispute Resolution.

                    (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 12.7; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 12.7, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Section 12.7 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 12.7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

                    (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 12.7 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 12.7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the Western District of Texas senior in term of service to appoint the arbitrator and, subject to this Section 12.7, such arbitrator shall hear all arbitration matters arising under this Section 12.7.

                    (c) Applicable Rules.

                        (1) Each arbitration hearing shall be held at a place in Boxar County, Texas acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                        (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this
Section 12.7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                        (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section
12.7 for selecting the arbitrator shall be followed from time to time as necessary.

                        (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                        (5) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

                                  ARTICLE XIII

                                   Termination

            Section 13.1 Termination. This Agreement may be terminated and the Exchange may be abandoned:

                    (a) at any time prior to the Closing Date by mutual agreement of all parties;

                    (b) at any time prior to the Closing Date by APP if any material representation or warranty of any Seller or Lexington contained in this Agreement or in any certificate or other document executed and delivered by any Seller or Lexington pursuant to this Agreement is or becomes untrue or breached in any material respect or if any Seller or Lexington fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (c) at any time prior to the Closing Date by Seller as to Seller if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (d) at any time prior to the Closing Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                    (e) by APP or Seller as to Seller if the Exchange shall not have been consummated by September 30, 1997.

            Section 13.2 Effect of Termination. Except as set forth in Section 14.3, in the event this Agreement is terminated pursuant to this Article XIV, this Agreement shall forthwith become void.

                                   ARTICLE XIV

                    Nondisclosure of Confidential Information

            Section 14.1 Non-Disclosure Covenant. Seller and Lexington recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of Lexington that is valuable, special and a unique asset of each such business. Seller, Lexington and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Seller and Lexington and (b) to counsel and other advisers to APP, Sellers and Lexington provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes available to or known by the public generally through no fault of Lexington, Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) Lexington, Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to Lexington, Seller or APP and provide Lexington, Seller or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Exchange or otherwise. In the event of a breach or threatened breach by Seller or Lexington, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, Seller and Lexington shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            Section 14.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, Seller and Lexington agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

            Section 14.3 Survival. The obligations of the parties under this
Article XIV shall survive the termination of this Agreement.

                                   ARTICLE XV

                                  Miscellaneous

            Section 15.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

            Section 15.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

            Section 15.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

            Section 15.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            Section 15.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Lexington, Seller or APP pursuant to this Agreement shall be deemed to have been representations and warranties made by Lexington, Seller and APP, respectively. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section
3.20 with respect to environmental matters shall survive for a period of ten
(10) years, (b) the representations and warranties set forth in Section 3.29 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.26 and Section 3.32 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 12.1(c) and Section 12.2(b), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

            Section 15.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

            Section 15.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

            Section 15.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

            Section 15.10 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Target Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

            Section 15.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

       If to APP:                    American Physician Partners, Inc.
                                     901 Main Street
                                     2301 NationsBank Plaza
                                     Dallas, Texas  75202
                                     Fax No.: (214) 761-3150
                                     Attn:  Gregory L. Solomon, President

       with a copy to:               Brobeck, Phleger & Harrison LLP
                                     4675 MacArthur Court, Suite 1000
                                     Newport Beach, California  92660
                                     Fax No.: (714) 752-7522
                                     Attn: Richard A. Fink, Esq.

       If to Lexington or Seller:    Lexington MR, Ltd.
                                     730 N. Main, Suite B-109
                                     San Antonio, TX 78299
                                     Attn: Managing Partner

       with a copy to :              Oppenheimer, Blend, Harrison & Tate, Inc.
                                     Sixth Floor
                                     711 Navarro
                                     San Antonio, TX 78205-1796
                                     Attn: Jerome B. Cohen

            Section 15.12 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 16.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

            Section 15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

            Section 15.14 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                     APP:

                                     AMERICAN PHYSICIAN PARTNERS, INC.


                                     By:______________________________
                                     Gregory L. Solomon, President


                                     LEXINGTON:

                                     LEXINGTON MR, LTD.


                                     By:______________________________
                                     Its:_____________________________


                                     _________________________________
                                     Neil Bowie


                                     _________________________________
                                     Joseph F. Carabin


                                     _________________________________
                                     Gregory C. Godwin


                                     _________________________________
                                     Michael D. Howard


                                     _________________________________
                                     Philip S. Kline


                                     _________________________________
                                     Julio C. Otazo


                                     _________________________________
                                     R.K. Daniel Peterson



                                     _________________________________
                                     Randall S. Preissig

                                     _________________________________
                                     Jose A. Saldana


                                     _________________________________
                                     Anthony F. Smith


                                     _________________________________
                                     Robert L. Thompson


                                     _________________________________
                                     Jeremy N. Wiersig


                                     _________________________________
                                     Gregory W. Wojcik

                                    EXHIBIT A

                   LIST OF SELLERS AND EXCHANGE CONSIDERATION

                                    EXHIBIT B

                                TARGET COMPANIES

                                    EXHIBIT C

                        LEGAL OPINION OF SELLERS' COUNSEL

                                    EXHIBIT D

                         LEGAL OPINION OF APP'S COUNSEL

                                    EXHIBIT E

                                 SELLER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE
                        DATED AS OF [_____________], 1997


            The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Exchange dated [____________], 1997, by and between American Physician Partners, Inc., Lexington MR, Ltd. and Sellers (the "Agreement").

            The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

                                 AMENDMENT NO. 1
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE


        This Amendment No. 1 to the Agreement and Plan of Exchange (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and LEXINGTON MR, LTD., a Texas limited partnership (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Exchange dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 13.1(e). APP and the Company hereby agree to amend Section 13.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       LEXINGTON MR, LTD.


                                       By:_________________________________
                                       Its:________________________________

================================================================================

                        AGREEMENT AND PLAN OF EXCHANGE

                                 dated as of

                                June 27, 1997

                                 by and among

                      AMERICAN PHYSICIAN PARTNERS, INC.
                          (a Delaware corporation),

                         MADISON SQUARE JOINT VENTURE
                           (a general partnership)

                                     and

               THE SELLERS LISTED ON THE SIGNATURE PAGES HEREOF

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I  Definitions.....................................................  1
      Section 1.1 Definitions..............................................  1
      Section 1.2 Rules Of Interpretation..................................  5

ARTICLE II  Exchange.......................................................  5

ARTICLE III  Representations and Warranties of Sellers.....................  6
      Section 3.1 Organization and Good Standing; Qualification............  6
      Section 3.2 Authorization and Validity...............................  7
      Section 3.3 Governmental Authorization...............................  7
      Section 3.4 Capitalization and Title.................................  7
      Section 3.5 Transactions in Partnership Units........................  7
      Section 3.6 Continuity of Business Enterprise........................  7
      Section 3.7 Subsidiaries and Investments.............................  7
      Section 3.8 Absence of Conflicting Agreements or Required Consents...  8
      Section 3.9 Absence of Changes.......................................  8
      Section 3.10 No Undisclosed Liabilities..............................  9
      Section 3.11 Litigation and Claims...................................  9
      Section 3.12 No Violation of Law.....................................  9
      Section 3.13 Lease Agreements........................................ 10
      Section 3.14 Real and Personal Property.............................. 10
      Section 3.15 Indebtedness for Borrowed Money......................... 10
      Section 3.16 Contracts and Commitments............................... 10
      Section 3.17 Employee Matters........................................ 11
      Section 3.18 Labor Relations......................................... 12
      Section 3.19 Employee Benefit Plans.................................. 12
      Section 3.20 Environmental Matters................................... 12
      Section 3.21 Filing Reports.......................................... 13
      Section 3.22 Insurance Policies...................................... 13
      Section 3.23 Accounts Receivable..................................... 14
      Section 3.24 Accounts Payable; Suppliers............................. 14
      Section 3.25 Inventory............................................... 14
      Section 3.26 Licenses, Authorization and Provider Programs........... 14
      Section 3.27 Inspections and Investigations.......................... 15
      Section 3.28 Proprietary Rights and Information...................... 15
      Section 3.29 Taxes................................................... 16
      Section 3.30 Related Party Arrangements.............................. 16
      Section 3.31 Banking Relations....................................... 17
      Section 3.32 Fraud and Abuse and Self Referral....................... 17
      Section 3.33 Restrictions on Business Activities..................... 17
      Section 3.34 Agreements in Full Force and Effect..................... 17
      Section 3.35 Statements True and Correct............................. 17
      Section 3.36 Schedules............................................... 17
      Section 3.37 Finders' Fees........................................... 17

ARTICLE IV  Representations and Warranties of APP.......................... 18
      Section 4.1 Organization and Good Standing; Qualification............ 18
      Section 4.2 Authorization and Validity............................... 18
      Section 4.3 Governmental Authorization............................... 18

      Section 4.4 Capitalization........................................... 18
      Section 4.5 Subsidiaries and Investments............................. 19
      Section 4.6 Absence of Conflicting Agreements or Required Consents... 19
      Section 4.7 Absence of Changes....................................... 19
      Section 4.8 No Undisclosed Liabilities............................... 19
      Section 4.9 Litigation and Claims.................................... 19
      Section 4.10 No Violation of Law..................................... 20
      Section 4.11 Employee Matters........................................ 20
      Section 4.12 Taxes................................................... 20
      Section 4.13 Related Party Arrangements.............................. 21
      Section 4.14 Statements True and Correct............................. 21
      Section 4.15 Schedules............................................... 21
      Section 4.16 Finder's Fees........................................... 21

ARTICLE V  Covenants of Seller and Madison................................. 21
      Section 5.1 Required Conduct of Seller and Madison................... 21
      Section 5.2 Prohibited Conduct of Seller and Madison................. 22
      Section 5.3 Title to Assets; Indebtedness............................ 23
      Section 5.4 Access................................................... 23
      Section 5.5 Acquisition Proposals.................................... 23
      Section 5.6 Compliance With Obligations.............................. 24
      Section 5.7 Notice of Certain Events................................. 24
      Section 5.8 Partners' Consent........................................ 25
      Section 5.9 Obligations of Seller and ............................... 25
      Section 5.10 Intentionally omitted................................... 25
      Section 5.11 Accounting and Tax Matters.............................. 25

ARTICLE VI  Covenants of APP............................................... 26
      Section 6.1 Consummation of Agreement................................ 26
      Section 6.2 Access................................................... 26
      Section 6.3 Notification of Certain Matters.......................... 26

ARTICLE VII  Covenants of APP, Seller and Madison.......................... 26
      Section 7.1 Filings; Other Action.................................... 26
      Section 7.2 Amendments of Schedules.................................. 27
      Section 7.3 Actions Contrary to Stated Intent........................ 27
      Section 7.4 Public Announcements..................................... 27
      Section 7.5 Expenses................................................. 27
      Section 7.6 Registration Statements.................................. 28

ARTICLE VIII  Conditions Precedent of APP.................................. 28
      Section 8.1 Representations and Warranties........................... 28
      Section 8.2 Covenants................................................ 28
      Section 8.3 Legal Opinion............................................ 28
      Section 8.4 Proceedings.............................................. 28
      Section 8.5 No Material Adverse Effect............................... 28
      Section 8.6 Government Approvals and Required Consents............... 28
      Section 8.7 Securities Approvals..................................... 28
      Section 8.8 Closing Deliveries....................................... 28
      Section 8.9 Closing of Initial Public Offering....................... 29
      Section 8.10 Closing of Related Acquisitions......................... 29
      Section 8.11 Execution by Each Seller................................ 29

ARTICLE IX  Conditions Precedent of Seller and Madison..................... 29
      Section 9.1 Representations and Warranties........................... 29
      Section 9.2 Covenants................................................ 29
      Section 9.3 Legal Opinions........................................... 29
      Section 9.4 Proceedings.............................................. 29
      Section 9.5 Government Approvals and Required Consents............... 29
      Section 9.6 "Blue Sky" Approvals; Nasdaq Listing..................... 29
      Section 9.7 Closing of Initial Public Offering....................... 29
      Section 9.8 Closing Deliveries....................................... 29
      Section 9.9 No Material Adverse Effect............................... 30

ARTICLE X  Closing Deliveries.............................................. 30
      Section 10.1 Deliveries of Seller and Madison........................ 30
      Section 10.2 Deliveries of APP. ..................................... 31

ARTICLE XI  Post Closing Matters........................................... 32
      Section 11.1 Further Instruments of Transfer......................... 32
      Section 11.2 Exchange Tax Covenant................................... 32

ARTICLE XII  Remedies...................................................... 32
      Section 12.1 Indemnification by Sellers.............................. 32
      Section 12.2 Indemnification by APP.................................. 33
      Section 12.3 Conditions of Indemnification........................... 33
      Section 12.4 Remedies Not Exclusive.................................. 36
      Section 12.5 Costs, Expenses and Legal Fees.......................... 36
      Section 12.6 Tax Benefits; Insurance Proceeds........................ 36
      Section 12.7 Dispute Resolution...................................... 36

ARTICLE XIII  Termination.................................................. 38
      Section 13.1 Termination............................................. 38
      Section 13.2 Effect of Termination................................... 38

ARTICLE XIV  Nondisclosure of Confidential Information..................... 38
      Section 14.1 Non-Disclosure Covenant................................. 38
      Section 14.2 Damages................................................. 39
      Section 14.3 Survival................................................ 39

ARTICLE XV  Miscellaneous.................................................. 39
      Section 15.1 Amendment; Waivers...................................... 39
      Section 15.2 Assignment.............................................. 39
      Section 15.3 Parties in Interest; No Third Party Beneficiaries....... 39
      Section 15.4 Entire Agreement........................................ 39
      Section 15.5 Severability............................................ 40
      Section 15.6 Survival of Representations, Warranties and Covenants... 40
      Section 15.7 Governing Law........................................... 40
      Section 15.8 Captions................................................ 40
      Section 15.9 Gender and Number....................................... 40
      Section 15.10 Confidentiality; Publicity and Disclosures............. 40
      Section 15.11 Notice................................................. 41
      Section 15.12 No Waiver; Remedies.................................... 41
      Section 15.13 Counterparts........................................... 42
      Section 15.14 Defined Terms.......................................... 42

EXHIBITS

Exhibit A - List of Sellers and Exchange Consideration.....................A-1
Exhibit B - Target Companies...............................................B-1
Exhibit C - Legal Opinion of Sellers' Counsel..............................C-1
Exhibit D - Legal Opinion of APP's Counsel.................................D-1
Exhibit E - Seller Release.................................................E-1

                        AGREEMENT AND PLAN OF EXCHANGE

      This Agreement and Plan of Exchange ("Agreement") dated May ___, 1997 is by and among American Physician Partners, Inc., a Delaware corporation, ("APP"), Madison Square Joint Venture, a Texas general partnership ("Madison") and each of the individuals whose names appear on Exhibit A hereto (each individually, a "Seller" and collectively "Sellers").

                                    RECITALS

      A. Each Seller is a partner of Madison and the Sellers are the only partners of Madison.

      B. Madison owns assets relating to and operates a diagnostic imaging center.

      C. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

      D. Sellers desire to convey to APP and APP desires to acquire from Sellers, one hundred percent of the outstanding general partnership interests of Madison (the "Partnership Units") in consideration for cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein (the "Exchange").

      E. APP and subsidiaries of APP have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Sellers, the "Target Interest Holders") of each of the entities listed on Exhibit B (together with Madison, the "Target Companies").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the preceding recitals mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Acquisition" shall have the meaning set forth in Section 2.1.

      "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

      "Agreement" shall have the meaning set forth in the preamble to this Agreement.

      "APP" shall have the meaning set forth in the preamble to this Agreement.

      "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the partners set forth in Exhibit A, stockholder or director, as the case may be, or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of Seller and Madison made specifically in Section 3.20 is expressly qualified to the knowledge or best knowledge of Sellers and Madison, it shall mean the knowledge of any of the Sellers set forth in Exhibit A, partner or executive officer of Madison actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

      "Claim Notice" shall have the meaning set forth in Section 12.3(a).

      "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.3.

      "Closing Date" shall have the meaning set forth in Section 2.3.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

      "Current Policies" shall have the meaning set forth in Section 3.22.

      "Damages" shall have the meaning set forth in Section 12.1.

      "DOJ" shall mean the United States Department of Justice.

      "Effective Date" shall mean the date that the Form S-1 Registration Statement is declared effective by the SEC.

      "Election Period" shall have the meaning set forth in Section 12.3(a).

      "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Environmental Laws" shall have the meaning set forth in Section 3.20(e).

      "Environmental Liabilities" shall have the meaning set forth in Section 3.20(e).

      "ERISA" shall have the meaning set forth in Section 3.17.

      "Exchange" shall have the meaning set forth in the recitals.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agreement" shall have the meaning set forth in the recitals to this Agreement.

      "Exchange Consideration" shall have the meaning set forth in Section 2.1.

      "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

      "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Exchange and other mergers or acquisitions contemplated by the Other Agreements.

      "FTC" shall mean the United States Federal Trade Commission.

      "Governmental Programs" shall have the meaning set forth in Section
3.26(a).

      "Hazardous Substance" shall have the meaning set forth in Section 3.20(e).

      "Indemnified Party" shall have the meaning set forth in Section 12.1.

      "Indemnifying Party" shall have the meaning set forth in Section 12.1.

      "Indemnity Notice" shall have the meaning set forth in Section 12.3(d).

      "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

      "Insurance Policies" shall have the meaning set forth in Section 3.22.

      "IRS" shall mean the Internal Revenue Service.

      "Lease Agreements" shall have the meaning set forth in Section 3.13.

      "Lock-Up Provisions" shall have the meaning set forth in Section 5.12.

      "Madison" shall have the meaning set forth in the preamble to this Agreement.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

      "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

      "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA SectionSection 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA SectionSection 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA SectionSection 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of Madison's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

      "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 3.26(a).

      "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

      "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

      "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

      "Partnership Agreement" shall have the meaning set forth in Section 3.1 to this Agreement.

      "Partnership Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, general partnership interests of Madison, or by which Madison is or may be bound to issue additional Partnership Units or other Partnership Rights.

      "Partnership Subsidiary" shall have the meaning set forth in Section 3.7.

      "Partnership Units" shall have the meaning set forth in the recitals to this Agreement.

      "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

      "Private Programs" shall have the meaning set forth in Section 3.26(a).

      "Proprietary Right" shall have the meaning set forth in Section 3.28(a).

      "Registration Statements" shall mean the Form S-1 and the Form S-4.

      "Regulated Activity" shall have the meaning set forth in Section 3.20(e).

      "Related Acquisitions" shall mean, collectively, the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

      "Reorganization" shall have the meaning set forth in Section 11.2.

      "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Seller Release" shall have the meaning set forth in Section 10.1(l).

      "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

      "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

      "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

      "Third Party Claim" shall have the meaning set forth in Section 12.3(a).

      Section 1.2 Rules Of Interpretation. The definitions set forth in Section
1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

      Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

      Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                  ARTICLE II

                                   Exchange

      Section 2.1   Exchange of Partnership Units for Cash and APP Common Stock.

            (a) Subject to and upon the terms and conditions contained herein, on the Closing Date Sellers shall convey, transfer deliver and assign to APP all of the Partnership Units, free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever (the "Acquisition"). Subject to and upon the terms and conditions contained herein, as consideration for the Partnership Units on the Closing Date each Seller shall receive (i) cash and
(ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit A attached hereto (the "Exchange Consideration").

            (b) Each Seller shall deliver to APP at the Closing a Bill of Sale representing the Partnership Units owned by him, her or it. Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Partnership Units or with respect to the powers accompanying any Partnership Unit. Upon such delivery, each Seller shall receive in exchange therefor the Exchange Consideration pursuant to Exhibit A.

      Section 2.2 Legends. All APP Common Stock certificates issued to the Sellers shall bear one or more of the following restrictive legends:

             (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

             (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.

      Section 2.3 Closing. The closing (the "Closing") of the transactions provided for in Section 2.1 shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      Section 2.4 Resignations. At the Closing, the persons who are the officers of Madison immediately prior to the Closing Date shall submit a written resignation, in form and substance acceptable to APP, effective as of the Closing Date.

                                   ARTICLE III

                  Representations and Warranties of Sellers and Madison

      As an inducement to APP to enter into this Agreement, each of Seller and Madison represents and warrants to APP both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

      Section 3.1 Organization and Good Standing; Qualification. Madison is a general partnership duly organized, validly existing under the laws of its state of organization, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Copies of the Joint Venture Agreement of Madison, as amended (the "Partnership Agreement"), and copies of the minutes of Madison, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the minutes, accurately reflect all material proceedings of the partners of Madison (and all committees thereof).

      Section 3.2 Authorization and Validity. Madison has all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Seller has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and Madison and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller and Madison in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general equity principles, or by public policy.

      Section 3.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by Seller and Madison of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller and Madison requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 3.4 Capitalization and Title. The Sellers collectively are, and will be immediately prior to the Closing Date, the record and beneficial owners of all the issued and outstanding Partnership Units of Madison and Seller is the owner of the Partnership Units currently held in his or her name on the record books of Madison, free and clear of all Encumbrances. Each Partnership Unit held by Seller has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

      Section 3.5 Transactions in Partnership Units. There exist no Partnership Rights. Madison has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Partnership Units or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of Madison nor the relative ownership of partnership interests among any of its partners has been altered or changed in contemplation of the Exchange within the two (2) years preceding the date of this Agreement.

      Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Madison or any of its Affiliates other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

      Section 3.7 Subsidiaries and Investments. Madison does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Partnership Subsidiary").

      Section 3.8 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller and Madison of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on Madison; (ii) will not conflict with or result in a violation of any provision of Madison's Partnership Agreement, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or Madison or by which Seller or Madison or Madison's properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Madison is a party or by which Madison or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on Madison; and (v) except as contemplated by this



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

Agreement, will not create any Encumbrance or restriction upon the Partnership Units or any of the assets or properties of Madison.

      Section 3.9 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, Madison has conducted its business only in the ordinary course and has not:

            (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Madison;

            (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

             (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

            (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

            (e) entered into any commitment or transaction not in the ordinary course of business that is material to Madison, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

             (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

            (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

            (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

             (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

            (j) increased any salaries, wages or any employee benefits for any employee of Madison, except in the ordinary course of business and consistent with past practice;

             (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

            (l) declared, set aside or made any payments, dividends or other distributions to any partner or any other holder of any partnership interest in Madison (except as expressly contemplated herein); or

             (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

      Section 3.10 No Undisclosed Liabilities. To the best knowledge of Seller and Madison, Madison does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected in the Disclosure Schedules.

      Section 3.11 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of Seller and Madison, threatened against, or affecting Madison, any Partnership Subsidiary, or, to the knowledge of Seller and Madison, any Seller or any other licensed professional or other individual affiliated with Madison affecting or that would reasonably be likely to affect the Partnership Units or the operations, business condition (financial or otherwise), or results of operations of Madison which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on Madison or (ii) could adversely affect the ability of Madison or any Partnership Subsidiary to effect the transactions contemplated hereby, and to the knowledge of Seller and Madison there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against Seller, Madison or any Partnership Subsidiary or any licensed professional or other individual affiliated with Madison or any Partnership Subsidiary relating to services provided on behalf of Madison or any Partnership Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.11 is fully covered by policies of insurance of Madison or any Partnership Subsidiary as in effect on the date hereof.

      Section 3.12 No Violation of Law. Neither Madison nor any Partnership Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Madison.

      Section 3.13 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which Madison or any Partnership Subsidiary is a party and pursuant to which Madison or any Partnership Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). Madison has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by Madison or any Partnership Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Madison or any Partnership Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on Madison, or, (ii) to the knowledge of Seller and Madison, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller and Madison, there is no pending or threatened reassessment of any property covered by the Lease Agreements. To the extent necessary to accomplish the intent of the Agreement, Madison or any Partnership Subsidiary shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause

Madison, to obtain prior to the Closing Date the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of Madison's or any Partnership Subsidiary's rights thereunder. Madison has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

      Section 3.14 Real and Personal Property.

            (a) Neither Madison nor each Partnership Subsidiary owns any interest (other than the Lease Agreements) in real property.

            (b) Madison and each Partnership Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own; and
(ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of Madison and each Partnership Subsidiary constitutes the necessary personal property assets to continue operation of Madison and each Partnership Subsidiary.

      Section 3.15 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, Madison does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

      Section 3.16 Contracts and Commitments.

            (a) The Disclosure Schedules contain a true, accurate and complete list, and Madison has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring Madison to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.22 or Lease Agreements identified in
Section 3.13) to which Madison is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Madison, on the one hand, and any government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (i) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring Madison to make, or setting forth conditions under which Madison would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(ii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iii) all agreements containing a covenant limiting the freedom of Madison (or any provider employee of Madison) to compete in any line of business with any person or entity or in any geographic area or (iv) all written contracts and commitments providing for future payments by Madison in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which Madison is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from Madison, or which could inhibit or prevent Madison from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, on or before the Closing Date Madison shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause Madison, to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable APP to enjoy all of the rights now enjoyed by Madison under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that Madison has fully complied with and is not in default under any provision of the particular contract or agreement.

             (b) (i) Neither Madison nor Seller has received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument, and to the knowledge of Madison and Seller there are no facts that would justify the exercise of such a right; and (ii) neither Madison nor Seller currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

      Section 3.17 Employee Matters. Madison does not have any employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to Madison and any of its present or former employees, or any predecessors in interest.

      Section 3.18 Labor Relations.  Intentionally omitted.

      Section 3.19 Employee Benefit Plans.  Intentionally omitted.

      Section 3.20 Environmental Matters.

             (a) Neither Madison nor any Partnership Subsidiary has, within the five (5) years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of Seller and Madison no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Madison of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by Madison to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by Madison.

             (b) Neither Madison nor any Partnership Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance that would be reasonably likely to give rise to any Environmental Liabilities for Madison under any applicable

Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on Madison. Neither Madison nor any Partnership Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on Madison's or any Partnership Subsidiary's owned or leased premises. To the knowledge of Seller and Madison, there is no friable asbestos in or on Madison's or any Partnership Subsidiary's owned or leased premises.

             (c) To the knowledge of Seller and Madison, no soil or water in or under any assets currently or formerly held for use or sale by Madison or any Partnership Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by Madison or any Partnership Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on Madison.

             (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of Seller and Madison, concerning Madison or any Partnership Subsidiary within the five (5) years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by Madison, any Partnership Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

             (e) For the purposes of this Section 3.20(e), the following terms have the following meanings:

            "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

            "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

            "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      Section 3.21 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Madison with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Madison.

      Section 3.22 Insurance Policies. The Disclosure Schedules list and briefly describe Madison's policies of insurance to which Madison or any Partnership Subsidiary is a party or under which Madison or any Partnership Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of Madison or any Partnership Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by Madison or any Partnership Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of Madison and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as Madison and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which Madison or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither Madison nor any Partnership Subsidiary nor any officer or partner thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and Madison, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither Madison nor any Partnership Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Madison or any Partnership Subsidiary during the immediately preceding three-year period.

      Section 3.23 Accounts Receivable. The Disclosure Schedules set forth a list and aging of all accounts receivable of Madison as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of Seller and Madison collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown on the accounting records of Madison (which reserves are adequate and calculated consistent with past practice).

      Section 3.24 Accounts Payable; Suppliers.

             (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of Madison as of March 31, 1997, and (ii) list of each individual indebtedness owned by Madison of $5,000 or more, setting forth the payee and the amount of indebtedness.

             (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Madison (including, without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by Madison in excess of $25,000 for the fiscal year ended [DECEMBER 31, 1996], or which is reasonably expected to account for a dollar volume of purchases paid for by Madison in excess of $25,000 for the fiscal year to end [DECEMBER 31, 1997].

      Section 3.25 Inventory. All items of inventory on hand on the date of this Agreement consist, and all such items on hand on the Closing Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of Madison's business and conform to generally accepted standards in the industry of which Madison is a part. Purchase commitments of Madison for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

      Section 3.26 Licenses, Authorization and Provider Programs.

             (a) Madison and each other licensed employee or contractor of Madison (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate his/her/its business and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which Madison is eligible ("Governmental Programs"). Each of Madison and Seller has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Madison is presently receiving payments directly or indirectly from any Payor for technical imaging services provided by any licensed technician or contractor of Madison (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act) and provider agreements is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Madison, and there is no action pending or to the knowledge of Seller and Madison recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of Madison in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller and Madison, there has been no decision not to renew any existing agreement with any provider or Payor relating to Madison's business as presently being conducted by it. Madison (i) has not had its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has not been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed),
(iii) is not the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

             (b) Madison is not required, or for the 72-month period prior to the Closing Date was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

      Section 3.27 Inspections and Investigations. Neither the right of Madison, nor the right of any licensed professional or other individual affiliated with Madison to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Closing Date, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.27 have been provided to APP.

      Section 3.28 Proprietary Rights and Information.

             (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Madison or any Partnership Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by Madison or any Partnership Subsidiary, (iii) all licenses, royalties, and assignments thereof to which Madison or any Partnership Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by Madison or any Partnership Subsidiary and (v) other similar agreements relating to the foregoing to which Madison or any Partnership Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

             (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Madison is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the knowledge of Seller and Madison, any threatened disputes or disagreements with respect to any such agreement.

             (c) Madison owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of Seller and Madison, no claim has been asserted by any person to the ownership of or for infringement by Madison of any Proprietary Right of any other Person, and neither Madison nor Seller is aware of any valid basis for any such claim. To the best knowledge of Seller and Madison, no proceedings have been threatened which challenge the Proprietary Rights of Madison. Madison has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

      Section 3.29 Taxes.

             (a) Filing of Tax Returns. Madison has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Madison for the periods covered thereby.

             (b) All Withholding Requirements Satisfied. All monies required to be withheld by Madison and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

             (c) Safe Harbor Lease. None of the properties or assets of Madison constitutes property that Madison, APP, or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

             (d) Tax Exempt Entity. None of the assets or properties of Madison are subject to a lease to a "tax exempt entity" as such term is defined in
Section 168(h)(2) of the Code.

             (e) Boycotts. Madison has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

      Section 3.30 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, partner or other Affiliate of Madison in any property, real or personal or mixed, tangible or intangible, used in or pertaining to Madison's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to Madison's business. There is no commitment to, and no income that has been derived from, an Affiliate, and following the Closing Madison shall not have any obligation of any kind or designation to any such Affiliate.

      Section 3.31 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that Madison has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

      Section 3.32 Fraud and Abuse and Self Referral. Neither Madison nor any Partnership Subsidiary has engaged and, to the knowledge of Seller and Madison, neither Madison's officers and partners nor other Persons and entities providing professional services for or on behalf of Madison have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954,
1956(c)(7)(F) and 3486.

      Section 3.33 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Madison, any Partnership Subsidiary or officer, partner or key employee of Madison or Partnership Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any acquisition of property by Madison or any Partnership Subsidiary or the conduct of business by Madison or any Partnership Subsidiary.

      Section 3.34 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller and Madison, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Madison or any other party thereto.

      Section 3.35 Statements True and Correct. No representation or warranty made herein by Madison or Seller, nor any statement, certificate, information, exhibit or instrument to be furnished by Madison or Seller to APP or any of its representatives pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 3.36 Schedules. The Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 3.37 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or Madison who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                  ARTICLE IV

                     Representations and Warranties of APP

      As inducement to each Seller and Madison to enter into this Agreement, APP represents and warrants to each Seller and Madison both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

      Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the transactions contemplated hereby, all of which have been or will be made available to Sellers and Madison for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to Sellers and Madison for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

      Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement, the agreements provided for herein and the Other Agreements, and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

      Section 4.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by Madison, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

      Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

      Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration

Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

      Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

      Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

      Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

      Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

      Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

      Section 4.12 Taxes.

             (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

             (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

             (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

             (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

             (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

             (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

             (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

             (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

             (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

             (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

             (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

             (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

      Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

      Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to a Seller



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

or Madison pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

      Section 4.15 Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

      Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE V

                        Covenants of Seller and Madison

      Each of Seller and Madison makes the covenants and agreements as set forth in this Article V, which shall apply with respect to the period from the date hereof to the Closing Date and, to the extent contemplated herein, thereafter and agree that:

      Section 5.1 Required Conduct of Seller and Madison. From the date hereof until the Closing Date, Madison shall, and Seller shall use his/her best efforts to cause Madison to, in all material respects, conduct the business of Madison in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

             (a) preserve intact Madison's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it;

             (b) maintain and keep Madison's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of Madison;

             (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

      Section 5.2 Prohibited Conduct of Seller and Madison. Without the written consent of APP, Madison shall not, and Seller shall use his/her best efforts to cause Madison not to:

             (a) amend Madison's Partnership Agreement or other charter documents;

             (b) issue, sell or authorize for issuance or sale, any partnership interests of Madison or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests;

             (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

             (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein);

             (e) voluntarily sell, transfer, surrender, abandon or dispose of any of Madison's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

             (f) grant or make any mortgage or pledge or subject Madison or any of Madison's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

             (g) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of Madison's business;

             (h) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of Madison's business;

             (i) grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of Madison who are not partners or officers of Madison, except in the ordinary course of business and consistent with past practices;

             (j) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

             (k) enter into any material commitment or transaction other than in the ordinary course of business;

             (l) take any action which could reasonably be expected to have a Material Adverse Effect on Madison;

             (m) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of Madison, other than in the ordinary course and consistent with past practices;

             (n) agree, whether in writing or otherwise, to do any of the foregoing; and

             (o) take any action to in any way amend, revise or otherwise affect Madison's prior approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge their fiduciary duties.

      Section 5.3 Title to Assets; Indebtedness. As of the Closing Date, Madison shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Closing Date and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Disclosure Schedules hereto or for normal and recurring accrued obligations of Madison arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

      Section 5.4 Access. At all times prior to the Closing Date, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of Madison, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, Partnership Unit registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of Madison. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by Madison or Seller of the Exchange to the employees of Madison which shall occur no later than three (3) days subsequent to execution hereof by Madison), accountants, counsel and agents of Madison in connection with such investigation of the properties and business of Madison. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of Madison under this Agreement. Any access or investigation referred to in this Section 5.4 shall be conducted in such a manner as to minimize the disruption to Madison's ongoing business operations.

      Section 5.5 Acquisition Proposals. Seller shall not, and shall use his/her best efforts to cause Madison not to, and Madison shall not, and shall cause each of its partners, officers, employees or agents not to, directly or indirectly:

             (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or partnership interests of Madison, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

             (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of Madison, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of Madison. If Madison receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, Madison shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

      Section 5.6 Compliance With Obligations. Prior to the Closing Date, Madison shall, and Seller shall use his/her/its best efforts to cause Madison to, comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including the Partnership Agreement, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Madison, and its respective properties or assets.

      Section 5.7 Notice of Certain Events. Each of Seller and Madison shall, and Seller shall use his/her best efforts to cause Madison to, promptly notify APP of:

             (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

             (b) any employment of any new non-hourly employee by Madison who is expected to receive annualized compensation of at least $50,000 in 1997;

             (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of Madison;

             (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

             (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Madison which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

             (f) any material adverse change in the operation of Madison, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in Medicare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

             (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of Madison and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

      Section 5.8 Partners' Consent. Seller hereby consents to this Agreement and the transactions contemplated hereby, including, without limitation, the Exchange, on the terms and conditions set forth herein and in the agreements and documents contemplated hereby, and hereby waives all other rights of first offer, rights of first refusal and similar rights that Seller may have with respect to a transfer of Partnership Units by him/her or any other Seller.

      Section 5.9 Obligations of Seller and Madison. Subject to Section 5.8 hereof, each of Seller and Madison shall, and Seller shall use his/her best efforts to cause Madison to, perform its obligations under this Agreement and all related agreements, and each of Seller and Madison shall, and Seller shall use his/her best efforts to cause Madison to, consummate the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

      Section 5.10 Intentionally omitted.

      Section 5.11 Accounting and Tax Matters. Madison will not, and Seller shall use his/her best efforts to cause Madison not to, change in any material respect the accounting methods or practices followed by Madison (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. Madison will not, and Seller shall use his/her best efforts to cause Madison not to, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. Madison will, and Seller shall use his/her best efforts to cause Madison to, duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Madison required to be filed by it, and Madison shall, and Seller shall use his/her best efforts to cause Madison to, pay all taxes required to be paid by Madison, on or before the Closing Date.

      Section 5.12 Lock-Up Provisions. Seller irrevocably agrees that he/she will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the APP Common Stock without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Shares of APP Common Stock received by Seller pursuant to the Exchange following expiration of a twenty-four-month period following the Effective Date. Seller understands and acknowledges that the restrictions contained in this Section 5.12 (the "Lock-Up Provisions") are irrevocable and shall be binding upon Seller's heirs, legal representatives, successors and assigns.

                                  ARTICLE VI

                               Covenants of APP

      APP agrees that between the date hereof and the Closing:

      Section 6.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Exchange; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

      Section 6.2 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit Madison and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit Madison and its authorized representatives to inspect and, at Madison's sole expense, make copies of all documents, records and information with respect to the affairs of APP as Madison and its representatives may reasonably request, all for the sole purpose of permitting Madison to become familiar with the business and assets and liabilities of APP. No investigation by Madison or Seller shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

      Section 6.3 Notification of Certain Matters. APP shall promptly inform Madison in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Closing Date under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE VII

                      Covenants of APP, Seller and Madison

      APP, Seller and Madison agree as follows:

      Section 7.1 Filings; Other Action.

      (a) Madison shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller and Madison shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning Madison as may be reasonably requested in connection with any such action in a timely manner.

      (b) Seller, Madison and APP and each separately represent and warrant that
(i) in the case of Seller and Madison, none of the written information or documents supplied or to be supplied by Seller and Madison specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller and Madison shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Seller and Madison shall have no responsibility for information contained in the Registration Statements except for information provided by Seller or Madison specifically for inclusion therein. Seller's and Madison's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

      (c) Seller and Madison shall, upon request, furnish APP with all information concerning Madison, its subsidiaries, partners and officers, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by this Agreement.

      Section 7.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on Madison may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless Sellers and Madison consent to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the

Disclosure Schedules as amended or supplemented pursuant to this Section 7.2. In the event that Sellers or Madison seek to amend or supplement a Disclosure Schedule pursuant to this Section 7.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 7.2, and Seller and Madison do not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof.

      Section 7.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Closing Date, take any action that would prevent the Exchange from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

      Section 7.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

      Section 7.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by Seller and Madison shall be paid by Seller in full immediately prior to the Closing.

      Section 7.6 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state "Blue Sky" or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                           Conditions Precedent of APP

      Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

      Section 8.1 Representations and Warranties. The representations and warranties of the Sellers and Madison contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

      Section 8.2 Covenants. Each Seller and Madison shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Seller and Madison, respectively, prior to the Closing Date.

      Section 8.3 Legal Opinion. Counsel to Sellers and Madison shall have delivered to APP their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit C.

      Section 8.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 8.5 No Material Adverse Effect. No Material Adverse Effect on Madison shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of any Seller or Madison.

      Section 8.6 Government Approvals and Required Consents. Seller, Madison and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

      Section 8.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 8.8 Closing Deliveries. APP shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 10.1.

      Section 8.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 8.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

      Section 8.11 Execution by Each Seller and Madison. Each Seller and Madison shall have executed this Agreement.

                                   ARTICLE IX

                   Conditions Precedent of Seller and Madison

      Except as may be waived in writing by Seller and Madison, the obligations of Seller and Madison hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

      Section 9.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

      Section 9.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

      Section 9.3 Legal Opinions. Counsel to APP shall have delivered to Seller and Madison their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit D.

      Section 9.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

      Section 9.5 Government Approvals and Required Consents. Sellers, Madison and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consent of Sellers required under applicable state law or the Partnership Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

      Section 9.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Closing Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

      Section 9.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

      Section 9.8 Closing Deliveries. Seller and Madison shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to Sellers and Madison referred to in Section 10.2.

      Section 9.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since [__________], 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                    ARTICLE X

                               Closing Deliveries

      Section 10.1 Deliveries of Seller and Madison. At or prior to the Closing Date, Seller and Madison shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

             (a) a bill of sale representing the Partnership Units held by each Seller, which bill of sale shall represent all of the issued and outstanding Partnership Units of Madison;

             (b) a copy of resolutions of the partners of Madison or of Seller, if applicable, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the transactions contemplated hereby, each certified by an officer as being true and correct copies of the originals thereof subject to no modifications or amendments;

             (c) a certificate of each of Seller and an officer of Madison dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and Madison, respectively, contained herein on and as of the Closing Date;

             (d) a certificate of each of Seller and an officer of Madison dated the Closing Date, (i) as to the performance of and compliance in all material respects by Madison and Seller, respectively, with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required by Seller and Madison, respectively, to be satisfied shall have been satisfied;

             (e) a certificate of an officer of Madison certifying as to the incumbency and as to the signatures of each of the officers of Madison who have executed documents delivered at the Closing on behalf of Madison;

             (f) intentionally omitted;

             (g) intentionally omitted;

             (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

             (i) the resignations of officers of Madison as requested by APP;

             (j) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen or a resident alien (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

             (k) an executed Seller Release by Seller in substantially the form attached hereto as Exhibit E (the "Seller Release"); and

             (l) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

      Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to each Seller and Madison the following, all of which shall be in a form reasonably satisfactory to Seller and Madison:

             (a) the Exchange Consideration;

             (b) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

             (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Closing Date;

             (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required to be satisfied by APP have been satisfied;

             (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

             (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Delaware establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

             (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which either APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

             (h) such other instrument or instruments of transfer prepared by Seller or Madison as shall be necessary or appropriate, as Seller or Madison or his/her/its respective counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                   ARTICLE XI

                              Post Closing Matters

      Section 11.1 Further Instruments of Transfer. Following the Closing, at the request of APP and at APP's sole cost and expense, Seller and Madison shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

      Section 11.2 Exchange Tax Covenant.

             (a) The parties intend that the Exchange will qualify as a tax-free transaction within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by Seller as a result of the Exchange will not exceed the amount of any cash received by a Seller in the Exchange (a "Reorganization").

             (b) Both prior to and after the Closing Date, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Exchange being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Exchange as a Reorganization and such opinion either is furnished prior to the Closing Date or is based on facts or events not known at the Closing Date. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Exchange as a Reorganization.

             (c) APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Sellers who are affiliates of Madison to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XII

                                    Remedies

      Section 12.1 Indemnification by Sellers. Subject to the terms, limitations and conditions of this Agreement, Sellers (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, agree to indemnify, defend and hold APP and its directors, officers, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

             (a) a breach of any representation, warranty or covenant of any Seller or Madison contained in this Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant contained in this Agreement or in any Schedule or certificate delivered hereunder);

             (b) any violation (or alleged violation) by any Seller or Madison and/or any of its past or present directors, officers, partners, employees, agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date; and

             (c) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to Madison (including any Partnership Subsidiary) or (ii) failure to state information necessary to make the statements required to be stated therein not misleading arising (in the case of either (i) or (ii)) solely from information provided in writing to APP or its counsel by Madison or any Seller or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by Madison or any of its agents in connection with this Agreement).

      Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any Seller or Madison of any liability or limit any liability that he, she or it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 12.2 Indemnification by APP. Subject to the terms, limitations and conditions of this Agreement, APP (an "Indemnifying Party") hereby agrees to indemnify, defend and hold the Sellers, and, as applicable, their respective directors, partners, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

             (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

             (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (ii) failure to state information necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to Madison or any Seller which was derived from any information provided in writing by the

Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

      Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

      Section 12.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

             (a) The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

             (b) If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Section 12.3(b). Except as set forth in Section 12.3(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Section 12.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying

Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

             (c) If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

             (d) In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in
Section 12.7.

             (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Section 12.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. During the two-year period following the Closing Date, each Seller shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Seller to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market preceding the date of the Claim Notice. The number of shares of APP Common Stock permitted to be transferred under this
Section 12.3(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth herein. The rights of any Seller to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth herein or (y) at the end of the two-year period following the Closing Date.

             (f) The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

             (g) Notwithstanding anything contained in this Agreement to the contrary, Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first [$______________] of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of Madison if the Damages from such claim are equal to or less than [$_____________] ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein, the obligations of each Seller hereunder shall not exceed __________ percent (_____%) of the value of the Exchange Consideration paid to such Seller pursuant to the Related Acquisition, if any, on the Closing Date.

      Section 12.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive rights or remedies available to one party against the other, either at law or in equity, except in the case of fraud.

      Section 12.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

      Section 12.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

      Section 12.7 Dispute Resolution.

             (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 12.7; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 12.7, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this
Section 12.7 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 12.7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

             (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 12.7 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 12.7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the Western District of Texas senior in term of service to appoint the arbitrator and, subject to this Section 12.7, such arbitrator shall hear all arbitration matters arising under this Section 12.7.

             (c) Applicable Rules.

                  (1) Each arbitration hearing shall be held at a place in Boxar County, Texas acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                              (2) The arbitration shall commence within ten (10)
days after the arbitrator is selected in accordance with the provisions of this
Section 12.7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                        (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section
12.7 for selecting the arbitrator shall be followed from time to time as necessary.

                        (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                        (5) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

                                  ARTICLE XIII

                                   Termination

      Section 13.1 Termination. This Agreement may be terminated and the Exchange may be abandoned:

             (a) at any time prior to the Closing Date by mutual agreement of all parties;

             (b) at any time prior to the Closing Date by APP if any material representation or warranty of any Seller or Madison contained in this Agreement or in any certificate or other document executed and delivered by any Seller or Madison pursuant to this Agreement is or becomes untrue or breached in any material respect or if any Seller or Madison fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

             (c) at any time prior to the Closing Date by Seller as to Seller if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

             (d) at any time prior to the Closing Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

             (e) by APP or Seller as to Seller if the Exchange shall not have been consummated by September 30, 1997.

      Section 13.2 Effect of Termination. Except as set forth in Section 14.3, in the event this Agreement is terminated pursuant to this Article XIV, this Agreement shall forthwith become void.

                                   ARTICLE XIV

                    Nondisclosure of Confidential Information

      Section 14.1 Non-Disclosure Covenant. Seller and Madison recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of Madison that is valuable, special and a unique asset of each such business. Seller, Madison and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Seller and Madison and (b) to counsel and other advisers to APP, Sellers and Madison provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes available to or known by the public generally through no fault of Madison, Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) Madison, Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to Madison, Seller or APP and provide Madison, Seller or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Exchange or otherwise. In the event of a breach or threatened breach by Seller or Madison, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, Seller and Madison shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      Section 14.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, Seller and Madison agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

      Section 14.3 Survival. The obligations of the parties under this Article XIV shall survive the termination of this Agreement.

                                   ARTICLE XV

                                  Miscellaneous

      Section 15.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

      Section 15.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

      Section 15.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

      Section 15.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      Section 15.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Madison, Seller or APP pursuant to this Agreement shall be deemed to have been representations and warranties made by Madison, Seller and APP, respectively. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.20 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.29 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.26 and Section 3.32 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 12.1(c) and Section 12.2(b), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

      Section 15.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS.

      Section 15.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

      Section 15.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

      Section 15.10 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Target Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

      Section 15.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            If to APP:                 American Physician Partners, Inc.
                                       901 Main Street
                                       2301 NationsBank Plaza
                                       Dallas, Texas  75202
                                       Fax No.: (214) 761-3150
                                       Attn:  Gregory L. Solomon, President

            with a copy to:            Brobeck, Phleger & Harrison LLP
                                       4675 MacArthur Court, Suite 1000
                                       Newport Beach, California  92660
                                       Fax No.: (714) 752-7522
                                       Attn: Richard A. Fink, Esq.

            If to Madison or Seller:   Madison Square Joint Venture
                                       730 N. Main, Suite B-109
                                       San Antonio, TX 78299
                                       Attn: Managing Partner
            with a copy to:
                              ---------------------------------

                              ---------------------------------

                              ---------------------------------

                              ---------------------------------

                              ---------------------------------

                              Attn:
                                   ----------------------------

      Section 15.12 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 16.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

      Section 15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      Section 15.14 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                    APP:

                                    AMERICAN PHYSICIAN PARTNERS, INC.


                                    By:
                                       -----------------------------------------
                                       Gregory L. Solomon, President


                                    Madison:

                                    MADISON SQUARE JOINT VENTURE


                                    By:
                                       -----------------------------------------
                                    Its:  Managing General Partner


                                    SELLERS:



                                    --------------------------------------------
                                    Neil Bowie



                                    --------------------------------------------
                                    Joseph F. Carabin



                                    --------------------------------------------
                                    Gregory C. Godwin



                                    --------------------------------------------
                                    Michael D. Howard



                                    --------------------------------------------
                                    Philip S. Kline



                                    --------------------------------------------
                                    Julio C. Otazo



                                    --------------------------------------------
                                    R.K. Daniel Peterson

                                    --------------------------------------------
                                    Randall S. Preissig



                                    --------------------------------------------
                                    Jose A. Saldana



                                    --------------------------------------------
                                    Anthony F. Smith



                                    --------------------------------------------
                                    Robert L. Thompson



                                    --------------------------------------------
                                    Jeremy N. Wiersig



                                    --------------------------------------------
                                    Frank Wilson

                                    EXHIBIT A

                   LIST OF SELLERS AND EXCHANGE CONSIDERATION

                                    EXHIBIT B

                                TARGET COMPANIES

                                  EXHIBIT C

                      LEGAL OPINION OF SELLERS' COUNSEL

                                    EXHIBIT D

                         LEGAL OPINION OF APP'S COUNSEL

                                    EXHIBIT E

                                 SELLER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE
                        DATED AS OF [_____________], 1997

      The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Exchange dated [____________], 1997, by and between American Physician Partners, Inc., Madison Square Joint Venture and Sellers (the "Agreement").

      The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

                                 AMENDMENT NO. 1
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE


        This Amendment No. 1 to the Agreement and Plan of Exchange (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and MADISON SQUARE JOINT VENTURE, a Texas partnership (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Exchange dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 13.1(e). APP and the Company hereby agree to amend Section 13.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       MADISON SQUARE JOINT VENTURE


                                       By:_________________________________
                                       Its:________________________________

================================================================================



                         AGREEMENT AND PLAN OF EXCHANGE

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                    SOUTH TEXAS NO. 1 MRI LIMITED PARTNERSHIP
                          (a Texas limited partnership)

                                       and

                THE SELLERS LISTED ON THE SIGNATURE PAGES HEREOF



================================================================================

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I                    Definitions.........................................................  2
            Section 1.1      Definitions.........................................................  2
            Section 1.2      Rules Of Interpretation.............................................  5

ARTICLE II                   Exchange............................................................  6

ARTICLE III                  Representations and Warranties of Sellers...........................  6
            Section 3.1      Organization and Good Standing; Qualification.......................  7
            Section 3.2      Authorization and Validity..........................................  7
            Section 3.3      Governmental Authorization..........................................  7
            Section 3.4      Capitalization and Title............................................  7
            Section 3.5      Transactions in Partnership Units...................................  7
            Section 3.6      Continuity of Business Enterprise...................................  8
            Section 3.7      Subsidiaries and Investments........................................  8
            Section 3.8      Absence of Conflicting Agreements or Required Consents..............  8
            Section 3.9      Absence of Changes..................................................  8
            Section 3.10     No Undisclosed Liabilities..........................................  9
            Section 3.11     Litigation and Claims...............................................  9
            Section 3.12     No Violation of Law.................................................  9
            Section 3.13     Lease Agreements.................................................... 10
            Section 3.14     Real and Personal Property.......................................... 10
            Section 3.15     Indebtedness for Borrowed Money..................................... 10
            Section 3.16     Contracts and Commitments........................................... 11
            Section 3.17     Employee Matters.................................................... 11
            Section 3.18     Labor Relations..................................................... 12
            Section 3.19     Employee Benefit Plans.............................................. 12
            Section 3.20     Environmental Matters............................................... 12
            Section 3.21     Filing Reports...................................................... 13
            Section 3.22     Insurance Policies.................................................. 13
            Section 3.23     Accounts Receivable................................................. 14
            Section 3.24     Accounts Payable; Suppliers......................................... 14
            Section 3.25     Inventory........................................................... 14
            Section 3.26     Licenses, Authorization and Provider Programs....................... 14
            Section 3.27     Inspections and Investigations...................................... 15
            Section 3.28     Proprietary Rights and Information.................................. 15
            Section 3.29     Taxes............................................................... 16
            Section 3.30     Related Party Arrangements.......................................... 16
            Section 3.31     Banking Relations................................................... 17
            Section 3.32     Fraud and Abuse and Self Referral................................... 17
            Section 3.33     Restrictions on Business Activities................................. 17
            Section 3.34     Agreements in Full Force and Effect................................. 17
            Section 3.35     Statements True and Correct......................................... 17
            Section 3.36     Schedules........................................................... 17
            Section 3.37     Finders' Fees....................................................... 17

ARTICLE IV                   Representations and Warranties of APP............................... 18
            Section 4.1      Organization and Good Standing; Qualification....................... 18
            Section 4.2      Authorization and Validity.......................................... 18
            Section 4.3      Governmental Authorization.......................................... 18



            Section 4.4      Capitalization...................................................... 18
            Section 4.5      Subsidiaries and Investments........................................ 19
            Section 4.6      Absence of Conflicting Agreements or Required Consents.............. 19
            Section 4.7      Absence of Changes.................................................. 19
            Section 4.8      No Undisclosed Liabilities.......................................... 19
            Section 4.9      Litigation and Claims............................................... 20
            Section 4.10     No Violation of Law................................................. 20
            Section 4.11     Employee Matters.................................................... 20
            Section 4.12     Taxes............................................................... 20
            Section 4.13     Related Party Arrangements.......................................... 21
            Section 4.14     Statements True and Correct......................................... 21
            Section 4.15     Schedules........................................................... 21
            Section 4.16     Finder's Fees....................................................... 21

ARTICLE V                    Covenants of Seller and South Texas................................. 21
            Section 5.1      Required Conduct of Seller and South Texas.......................... 22
            Section 5.2      Prohibited Conduct of Seller and South Texas........................ 22
            Section 5.3      Title to Assets; Indebtedness....................................... 23
            Section 5.4      Access.............................................................. 23
            Section 5.5      Acquisition Proposals............................................... 23
            Section 5.6      Compliance With Obligations......................................... 24
            Section 5.7      Notice of Certain Events............................................ 24
            Section 5.8      Partners' Consent................................................... 25
            Section 5.9      Obligations of Seller and .......................................... 25
            Section 5.10     Intentionally omitted............................................... 25
            Section 5.11     Accounting and Tax Matters.......................................... 25

ARTICLE VI                   Covenants of APP.................................................... 26
            Section 6.1      Consummation of Agreement........................................... 26
            Section 6.2      Access.............................................................. 26
            Section 6.3      Notification of Certain Matters..................................... 26

ARTICLE VII                  Covenants of APP, Seller and South Texas............................ 26
            Section 7.1      Filings; Other Action............................................... 26
            Section 7.2      Amendments of Schedules............................................. 27
            Section 7.3      Actions Contrary to Stated Intent................................... 27
            Section 7.4      Public Announcements................................................ 27
            Section 7.5      Expenses............................................................ 27
            Section 7.6      Registration Statements............................................. 28

ARTICLE VIII                 Conditions Precedent of APP......................................... 28
            Section 8.1      Representations and Warranties...................................... 28
            Section 8.2      Covenants........................................................... 28
            Section 8.3      Legal Opinion....................................................... 28
            Section 8.4      Proceedings......................................................... 28
            Section 8.5      No Material Adverse Effect.......................................... 28
            Section 8.6      Government Approvals and Required Consents.......................... 28
            Section 8.7      Securities Approvals................................................ 28
            Section 8.8      Closing Deliveries.................................................. 29
            Section 8.9      Closing of Initial Public Offering.................................. 29
            Section 8.10     Closing of Related Acquisitions..................................... 29
            Section 8.11     Closing of General Partner Acquisition.............................. 29
            Section 8.12     Execution by Each Seller and South Texas............................ 29



ARTICLE IX                   Conditions Precedent of Seller and South Texas...................... 29
            Section 9.1      Representations and Warranties...................................... 29
            Section 9.2      Covenants........................................................... 29
            Section 9.3      Legal Opinions...................................................... 29
            Section 9.4      Proceedings......................................................... 29
            Section 9.5      Government Approvals and Required Consents.......................... 29
            Section 9.6      "Blue Sky" Approvals; Nasdaq Listing................................ 29
            Section 9.7      Closing of Initial Public Offering.................................. 30
            Section 9.8      Closing Deliveries.................................................. 30
            Section 9.9      No Material Adverse Effect.......................................... 30

ARTICLE X                    Closing Deliveries.................................................. 30
            Section 10.1     Deliveries of Seller and South Texas................................ 30
            Section 10.2     Deliveries of APP................................................... 31

ARTICLE XI                   Post Closing Matters................................................ 32
            Section 11.1     Further Instruments of Transfer..................................... 32
            Section 11.2     Exchange Tax Covenant............................................... 32

ARTICLE XII                  Remedies............................................................ 32
            Section 12.1     Indemnification by Sellers.......................................... 32
            Section 12.2     Indemnification by APP.............................................. 33
            Section 12.3     Conditions of Indemnification....................................... 34
            Section 12.4     Remedies Not Exclusive.............................................. 36
            Section 12.5     Costs, Expenses and Legal Fees...................................... 36
            Section 12.6     Tax Benefits; Insurance Proceeds.................................... 36
            Section 12.7     Dispute Resolution.................................................. 37

ARTICLE XIII                 Termination......................................................... 38
            Section 13.1     Termination......................................................... 38
            Section 13.2     Effect of Termination............................................... 38

ARTICLE XIV                  Nondisclosure of Confidential Information........................... 39
            Section 14.1     Non-Disclosure Covenant............................................. 39
            Section 14.2     Damages............................................................. 39
            Section 14.3     Survival............................................................ 39

ARTICLE XV                   Miscellaneous....................................................... 39
            Section 15.1     Amendment; Waivers.................................................. 39
            Section 15.2     Assignment.......................................................... 39
            Section 15.3     Parties in Interest; No Third Party Beneficiaries................... 40
            Section 15.4     Entire Agreement.................................................... 40
            Section 15.5     Severability........................................................ 40
            Section 15.6     Survival of Representations, Warranties and Covenants............... 40
            Section 15.7     Governing Law....................................................... 40
            Section 15.8     Captions............................................................ 40
            Section 15.9     Gender and Number................................................... 40
            Section 15.10    Confidentiality; Publicity and Disclosures.......................... 41
            Section 15.11    Notice.............................................................. 41
            Section 15.12    No Waiver; Remedies................................................. 42
            Section 15.13    Counterparts........................................................ 42
            Section 15.14    Defined Terms....................................................... 42


EXHIBITS

Exhibit A - List of Sellers and Exchange Consideration.......................................... A-1
Exhibit B - Target Companies.................................................................... B-1
Exhibit C - Legal Opinion of Sellers' Counsel................................................... C-1
Exhibit D - Legal Opinion of APP's Counsel...................................................... D-1
Exhibit E - Seller Release...................................................................... E-1


                         AGREEMENT AND PLAN OF EXCHANGE


            This Agreement and Plan of Exchange ("Agreement") dated June ___, 1997 is by and among American Physician Partners, Inc., a Delaware corporation, ("APP"), South Texas No. 1 MRI Limited Partnership, a Texas limited partnership ("South Texas") and each of the individuals whose names appear on Exhibit A hereto (each individually, a "Seller" and collectively "Sellers").

                                    RECITALS

            A. Each Seller is a limited partner of South Texas and the Sellers together own an aggregate of ninety-nine percent (99%) of the total interests of the partners in South Texas.

            B. South Texas owns a forty-nine percent (49%) interest in Baptist Imaging Center and Northeast Baptist Imaging Center, respectively, and each such entity owns assets relating to and operates a diagnostic imaging center.

            C. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

            D. Sellers desire to convey to APP and APP desires to acquire from Sellers, ninety-nine percent (99%) of the total interests of the partners in South Texas (the "Partnership Units") in consideration for cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein (the "Exchange").

            E. The General Partner of South Texas, South Texas MR, Inc., a Texas corporation, owns a one percent (1%) interest in South Texas, which interest is being acquired indirectly by APP (the "General Partner Acquisition").

            F. APP and subsidiaries of APP have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Sellers, the "Target Interest Holders") of each of the entities listed on Exhibit B (together with South Texas, the "Target Companies").

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the preceding recitals mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

            Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Acquisition" shall have the meaning set forth in Section 2.1.

            "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "APP" shall have the meaning set forth in the preamble to this Agreement.

            "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the partners set forth in Exhibit A, stockholder or director, as the case may be, or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of Seller and South Texas made specifically in Section 3.20 is expressly qualified to the knowledge or best knowledge of Sellers and South Texas, it shall mean the knowledge of any of the Sellers set forth in Exhibit A, partner or executive officer of South Texas actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

            "Claim Notice" shall have the meaning set forth in Section 12.3(a).

            "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.3.

            "Closing Date" shall have the meaning set forth in Section 2.3.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

            "Current Policies" shall have the meaning set forth in Section 3.22.

            "Damages" shall have the meaning set forth in Section 12.1.

            "DOJ" shall mean the United States Department of Justice.

            "Effective Date" shall mean the date that the Form S-1 Registration Statement is declared effective by the SEC.

            "Election Period" shall have the meaning set forth in Section
12.3(a).

            "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

            "Environmental Laws" shall have the meaning set forth in Section 3.20(e).

            "Environmental Liabilities" shall have the meaning set forth in
Section 3.20(e).

            "ERISA" shall have the meaning set forth in Section 3.17.

            "Exchange" shall have the meaning set forth in the recitals.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agreement" shall have the meaning set forth in the recitals to this Agreement.

            "Exchange Consideration" shall have the meaning set forth in Section 2.1.

            "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

            "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Exchange and other mergers or acquisitions contemplated by the Other Agreements.

            "FTC" shall mean the United States Federal Trade Commission.

            "General Partner Acquisition" shall have the meaning set forth in the recitals.

            "Governmental Programs" shall have the meaning set forth in Section 3.26(a).

            "Hazardous Substance" shall have the meaning set forth in Section 3.20(e).

            "Indemnified Party" shall have the meaning set forth in Section
12.1.

            "Indemnifying Party" shall have the meaning set forth in Section
12.1.

            "Indemnity Notice" shall have the meaning set forth in Section 12.3(d).

            "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

            "Insurance Policies" shall have the meaning set forth in Section
3.22.

            "IRS" shall mean the Internal Revenue Service.

            "Lease Agreements" shall have the meaning set forth in Section 3.13.

            "Lock-Up Provisions" shall have the meaning set forth in Section
5.12.

            "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

            "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

            "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of South Texas's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

            "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 3.26(a).

            "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

            "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

            "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

            "Partnership Agreement" shall have the meaning set forth in Section
3.1 hereto.

            "Partnership Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, partnership interests of South Texas, or by which South Texas is or may be bound to issue additional Partnership Units or other Partnership Rights.

            "Partnership Subsidiary" shall have the meaning set forth in Section 3.7.

            "Partnership Units" shall have the meaning set forth in the recitals to this Agreement.

            "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

            "Private Programs" shall have the meaning set forth in Section 3.26(a).

            "Proprietary Right" shall have the meaning set forth in Section 3.28(a).

            "Registration Statements" shall mean the Form S-1 and the Form S-4.

            "Regulated Activity" shall have the meaning set forth in Section 3.20(e).

            "Related Acquisitions" shall mean, collectively, the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

            "Reorganization" shall have the meaning set forth in Section 11.2.

            "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Seller Release" shall have the meaning set forth in Section
11.1(l).

            "South Texas" shall have the meaning set forth in the preamble to this Agreement.

            "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

            "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

            "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

            "Third Party Claim" shall have the meaning set forth in Section 12.3(a).

            Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

            Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

            Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                    Exchange

            Section 2.1 Exchange of Partnership Units for Cash and APP Common Stock.

                    (a) Subject to and upon the terms and conditions contained herein, on the Closing Date Sellers shall convey, transfer deliver and assign to APP ninety-nine percent (99%) of the total interests of the partners in South Texas, free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever (the "Acquisition"). Subject to and upon the terms and conditions contained herein, as consideration for such Partnership Units on the Closing Date each Seller shall receive (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit A attached hereto (the "Exchange Consideration").

                    (b) Each Seller shall deliver to APP at the Closing a Bill of Sale representing the Partnership Units owned by him, her or it. Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Partnership Units or with respect to the powers accompanying any Partnership Unit. Upon such delivery, each Seller shall receive in exchange therefor the Exchange Consideration pursuant to Exhibit A.

            Section 2.2 Legends. All APP Common Stock certificates issued to the Sellers shall bear one or more of the following restrictive legends:

                    (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

                    (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.

            Section 2.3 Closing. The closing (the "Closing") of the transactions provided for in Section 2.1 shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE III

            Representations and Warranties of Sellers and South Texas

            As an inducement to APP to enter into this Agreement, each of Seller and South Texas represents and warrants to APP both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

            Section 3.1 Organization and Good Standing; Qualification. South Texas is a limited partnership duly organized and validly existing under the laws of its state of organization, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. South Texas is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on South Texas. Copies of the Certificate of Limited Partnership and all amendments thereto of South Texas and the Limited Partnership Agreement of South Texas and all amendments thereto (the "Partnership Agreement") and copies of the minutes of South Texas, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the minutes, accurately reflect all material proceedings of the partners of South Texas (and all committees thereof).

            Section 3.2 Authorization and Validity. South Texas has all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Certificate of Limited Partnership, its Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Seller has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and South Texas and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller and South Texas in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general equity principles, or by public policy.

            Section 3.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by Seller and South Texas of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller and South Texas requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 3.4 Capitalization and Title. The Sellers collectively are, and will be immediately prior to the Closing Date, the record and beneficial owners of all the issued and outstanding Partnership Units of South Texas and Seller is the owner of the Partnership Units currently held in his or her name on the record books of South Texas, free and clear of all Encumbrances. Each Partnership Unit held by Seller has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

            Section 3.5 Transactions in Partnership Units. There exist no Partnership Rights. Except for the General Partner Acquisition referenced herein, South Texas has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its partnership interests or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of South Texas nor the relative ownership of partnership interests among any of its partners has been altered or changed in contemplation of the Exchange within the two (2) years preceding the date of this Agreement.

            Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of South Texas or any of its Affiliates other than in the ordinary course of business within the two
(2) years preceding the date of this Agreement.

            Section 3.7 Subsidiaries and Investments. South Texas does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Partnership Subsidiary").

            Section 3.8 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller and South Texas of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on South Texas; (ii) will not conflict with or result in a violation of any provision of South Texas's Certificate of Limited Partnership or Partnership Agreement; (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or South Texas or by which Seller or South Texas or South Texas's properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which South Texas is a party or by which South Texas or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on South Texas; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Partnership Units or any of the assets or properties of South Texas.

            Section 3.9 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, South Texas has conducted its business only in the ordinary course and has not:

                    (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on South Texas;

                    (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                    (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                    (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                    (e) entered into any commitment or transaction not in the ordinary course of business that is material to South Texas, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                    (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                    (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                    (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                    (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                    (j) increased any salaries, wages or any employee benefits for any employee of South Texas, except in the ordinary course of business and consistent with past practice;

                    (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                    (l) declared, set aside or made any payments, dividends or other distributions to any partner or any other holder of any partnership interest in South Texas (except as expressly contemplated herein); or

                    (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

            Section 3.10 No Undisclosed Liabilities. To the best knowledge of Seller and South Texas, South Texas does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected in the Disclosure Schedules.

            Section 3.11 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of Seller and South Texas, threatened against, or affecting South Texas, any Partnership Subsidiary, or, to the knowledge of Seller and South Texas, any Seller or any other licensed professional or other individual affiliated with South Texas affecting or that would reasonably be likely to affect the Partnership Units or the operations, business condition (financial or otherwise), or results of operations of South Texas which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on South Texas or (ii) could adversely affect the ability of South Texas or any Partnership Subsidiary to effect the transactions contemplated hereby, and to the knowledge of Seller and South Texas there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against Seller, South Texas or any Partnership Subsidiary or any licensed professional or other individual affiliated with South Texas or any Partnership Subsidiary relating to services provided on behalf of South Texas or any Partnership Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section
3.11 is fully covered by policies of insurance of South Texas or any Partnership Subsidiary as in effect on the date hereof.

            Section 3.12 No Violation of Law. Neither South Texas nor any Partnership Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South Texas.

            Section 3.13 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which South Texas or any Partnership Subsidiary is a party and pursuant to which South Texas or any Partnership Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). South Texas has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by South Texas or any Partnership Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by South Texas or any Partnership Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on South Texas, or, (ii) to the knowledge of Seller and South Texas, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller and South Texas, there is no pending or threatened reassessment of any property covered by the Lease Agreements. To the extent necessary to accomplish the intent of the Agreement, South Texas or any Partnership Subsidiary shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause South Texas, to obtain prior to the Closing Date the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of South Texas's or any Partnership Subsidiary's rights thereunder. South Texas has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

            Section 3.14 Real and Personal Property.

                    (a) Neither South Texas nor each Partnership Subsidiary owns any interest (other than the Lease Agreements) in real property.

                    (b) South Texas and each Partnership Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of South Texas and each Partnership Subsidiary constitutes the necessary personal property assets to continue operation of South Texas and each Partnership Subsidiary.

            Section 3.15 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, South Texas does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

            Section 3.16 Contracts and Commitments.

                    (a) The Disclosure Schedules contain a true, accurate and complete list, and South Texas has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring South Texas to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.22 or Lease Agreements identified in Section 3.13) to which South Texas is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between South Texas, on the one hand, and any government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring South Texas to make, or setting forth conditions under which South Texas would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate,
(iv) all agreements containing a covenant limiting the freedom of South Texas (or any provider employee of South Texas) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by South Texas in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which South Texas is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from South Texas, or which could inhibit or prevent South Texas from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, on or before the Closing Date South Texas shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause South Texas, to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable APP to enjoy all of the rights now enjoyed by South Texas under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that South Texas has fully complied with and is not in default under any provision of the particular contract or agreement.

                    (b) (i) Neither South Texas nor Seller has received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument, and to the knowledge of South Texas and Seller there are no facts that would justify the exercise of such a right; and (ii) neither South Texas nor Seller currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

            Section 3.17 Employee Matters. South Texas does not have any employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to South Texas and any of its present or former employees, or any predecessors in interest.

            Section 3.18 Labor Relations. Intentionally omitted.

            Section 3.19 Employee Benefit Plans. Intentionally omitted.

            Section 3.20 Environmental Matters.

                    (a) Neither South Texas nor any Partnership Subsidiary has, within the five (5) years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of Seller and South Texas no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by South Texas of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by South Texas to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by South Texas.

                    (b) Neither South Texas nor any Partnership Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance that would be reasonably likely to give rise to any Environmental Liabilities for South Texas under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on South Texas. Neither South Texas nor any Partnership Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on South Texas's or any Partnership Subsidiary's owned or leased premises. To the knowledge of Seller and South Texas, there is no friable asbestos in or on South Texas's or any Partnership Subsidiary's owned or leased premises.

                    (c) To the knowledge of Seller and South Texas, no soil or water in or under any assets currently or formerly held for use or sale by South Texas or any Partnership Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by South Texas or any Partnership Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on South Texas.

                    (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of Seller and South Texas, concerning South Texas or any Partnership Subsidiary within the five (5) years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by South Texas, any Partnership Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                    (e) For the purposes of this Section 3.20(e), the following terms have the following meanings:

                        "Environmental Laws" shall mean any federal, state or
            local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                        "Environmental Liabilities" shall mean all liabilities
            of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

                        "Hazardous Substances" shall mean any toxic or hazardous
            substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                        "Regulated Activity" shall mean any generation,
            treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

            Section 3.21 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by South Texas with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on South Texas.

            Section 3.22 Insurance Policies. The Disclosure Schedules list and briefly describe South Texas's policies of insurance to which South Texas or any Partnership Subsidiary is a party or under which South Texas or any Partnership Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of South Texas or any Partnership Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by South Texas or any Partnership Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of South Texas and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as South Texas and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which South Texas or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither South Texas nor any Partnership Subsidiary nor any officer or partner thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and South Texas, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither South Texas nor any Partnership Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by South Texas or any Partnership Subsidiary during the immediately preceding three-year period.

            Section 3.23 Accounts Receivable. The Disclosure Schedules set forth a list and aging of all accounts receivable of South Texas as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of Seller and South Texas collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown on the accounting records of South Texas (which reserves are adequate and calculated consistent with past practice).

            Section 3.24 Accounts Payable; Suppliers.

                    (a) The Disclosure Schedules set forth a true and complete
(i) list of the accounts payable of South Texas as of March 31, 1997, and (ii) list of each individual indebtedness owned by South Texas of $5,000 or more, setting forth the payee and the amount of indebtedness.

                    (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to South Texas (including, without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by South Texas in excess of $25,000 for the fiscal year ended [DECEMBER 31, 1996], or which is reasonably expected to account for a dollar volume of purchases paid for by South Texas in excess of $25,000 for the fiscal year to end [DECEMBER 31, 1997].

            Section 3.25 Inventory. All items of inventory on hand on the date of this Agreement consist, and all such items on hand on the Closing Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of South Texas's business and conform to generally accepted standards in the industry of which South Texas is a part. Purchase commitments of South Texas for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

            Section 3.26 Licenses, Authorization and Provider Programs.

                    (a) South Texas and each other licensed employee or contractor of South Texas (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate his/her/its business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which South Texas is eligible ("Governmental Programs"). Each of South Texas and Seller has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which South Texas is presently receiving payments directly or indirectly from any Payor for technical imaging services provided by any licensed technician or contractor of South Texas (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act) and provider agreements is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on South Texas, and there is no action pending or to the knowledge of Seller and South Texas recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of South Texas in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller and South Texas, there has been no decision not to renew any existing agreement with any provider or Payor relating to South Texas's business as presently being conducted by it. South Texas (i) has not had its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has not been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), (iii) is not the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

                    (b) South Texas is not required, or for the 72-month period prior to the Closing Date was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

            Section 3.27 Inspections and Investigations. Neither the right of South Texas, nor the right of any licensed professional or other individual affiliated with South Texas to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Closing Date, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.27 have been provided to APP.

            Section 3.28 Proprietary Rights and Information.

                    (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by South Texas or any Partnership Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by South Texas or any Partnership Subsidiary, (iii) all licenses, royalties, and assignments thereof to which South Texas or any Partnership Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by South Texas or any

Partnership Subsidiary and (v) other similar agreements relating to the foregoing to which South Texas or any Partnership Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                    (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that South Texas is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the knowledge of Seller and South Texas, any threatened disputes or disagreements with respect to any such agreement.

                    (c) South Texas owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of Seller and South Texas, no claim has been asserted by any person to the ownership of or for infringement by South Texas of any Proprietary Right of any other Person, and neither South Texas nor Seller is aware of any valid basis for any such claim. To the best knowledge of Seller and South Texas, no proceedings have been threatened which challenge the Proprietary Rights of South Texas. South Texas has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

            Section 3.29 Taxes.

                    (a) Filing of Tax Returns. South Texas has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of South Texas for the periods covered thereby.

                    (b) All Withholding Requirements Satisfied. All monies required to be withheld by South Texas and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (c) Safe Harbor Lease. None of the properties or assets of South Texas constitutes property that South Texas, APP, or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                    (d) Tax Exempt Entity. None of the assets or properties of South Texas are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (e) Boycotts. South Texas has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

            Section 3.30 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, partner or other Affiliate of South Texas in any property, real or personal or mixed, tangible or intangible, used in or pertaining to South Texas's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to South Texas's business. There is no commitment to, and no income that has been derived from, an Affiliate, and following the Closing South Texas shall not have any obligation of any kind or designation to any such Affiliate.

            Section 3.31 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that South Texas has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

            Section 3.32 Fraud and Abuse and Self Referral. Neither South Texas nor any Partnership Subsidiary has engaged and, to the knowledge of Seller and South Texas, neither South Texas's officers and partners nor other Persons and entities providing professional services for or on behalf of South Texas have engaged, in any activities which are prohibited under 42 U.S.C. Sections
1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518,
1954, 1956(c)(7)(F) and 3486.

            Section 3.33 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon South Texas, any Partnership Subsidiary or officer, partner or key employee of South Texas or Partnership Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any acquisition of property by South Texas or any Partnership Subsidiary or the conduct of business by South Texas or any Partnership Subsidiary.

            Section 3.34 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller and South Texas, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by South Texas or any other party thereto.

            Section 3.35 Statements True and Correct. No representation or warranty made herein by South Texas or Seller, nor any statement, certificate, information, exhibit or instrument to be furnished by South Texas or Seller to APP or any of its representatives pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 3.36 Schedules. The Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 3.37 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or South Texas who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

            As inducement to each Seller and South Texas to enter into this Agreement, APP represents and warrants to each Seller and South Texas both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

            Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the transactions contemplated hereby, all of which have been or will be made available to Sellers and South Texas for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to Sellers and South Texas for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

            Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement, the agreements provided for herein and the Other Agreements, and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 4.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by South Texas, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

            Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

            Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

            Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

            Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

            Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

            Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

            Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

            Section 4.12 Taxes.

                    (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                    (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                    (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

            Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

            Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to a Seller or South Texas pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 4.15 Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                    ARTICLE V

                       Covenants of Seller and South Texas

            Each of Seller and South Texas makes the covenants and agreements as set forth in this Article V, which shall apply with respect to the period from the date hereof to the Closing Date and, to the extent contemplated herein, thereafter and agree that:

            Section 5.1 Required Conduct of Seller and South Texas. From the date hereof until the Closing Date, South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, in all material respects, conduct the business of South Texas in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                    (a) preserve intact South Texas's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it;

                    (b) maintain and keep South Texas's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of South Texas;

                    (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

            Section 5.2 Prohibited Conduct of Seller and South Texas. Without the written consent of APP, South Texas shall not, and Seller shall use his/her/its best efforts to cause South Texas not to:

                    (a) amend South Texas's Certificate of Limited Partnership or Partnership Agreement or other charter documents;

                    (b) issue, sell or authorize for issuance or sale, any partnership interests of South Texas (except for the General Partner Acquisition) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests;

                    (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                    (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein);

                    (e) voluntarily sell, transfer, surrender, abandon or dispose of any of South Texas's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                    (f) grant or make any mortgage or pledge or subject South Texas or any of South Texas's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                    (g) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of South Texas's business;

                    (h) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of South Texas's business;

                    (i) grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of South Texas who are not partners or officers of South Texas, except in the ordinary course of business and consistent with past practices;

                    (j) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                    (k) enter into any material commitment or transaction other than in the ordinary course of business;

                    (l) take any action which could reasonably be expected to have a Material Adverse Effect on South Texas;

                    (m) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of South Texas, other than in the ordinary course and consistent with past practices;

                    (n) agree, whether in writing or otherwise, to do any of the foregoing; and

                    (o) take any action to in any way amend, revise or otherwise affect South Texas's prior approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge their fiduciary duties.

            Section 5.3 Title to Assets; Indebtedness. As of the Closing Date, South Texas shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Closing Date and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Disclosure Schedules hereto or for normal and recurring accrued obligations of South Texas arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

            Section 5.4 Access. At all times prior to the Closing Date, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of South Texas, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, Partnership Unit registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of South Texas. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by South Texas or Seller of the Exchange to the employees of South Texas which shall occur no later than three (3) days subsequent to execution hereof by South Texas), accountants, counsel and agents of South Texas in connection with such investigation of the properties and business of South Texas. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of South Texas under this Agreement. Any access or investigation referred to in this
Section 5.4 shall be conducted in such a manner as to minimize the disruption to South Texas's ongoing business operations.

            Section 5.5 Acquisition Proposals. Except for the General Partner Acquisition, Seller shall not, and shall use his/her/its best efforts to cause South Texas not to, and South Texas shall not, and shall cause each of its partners, officers, employees or agents not to, directly or indirectly:

                    (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or partnership interests of South Texas, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                    (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of South Texas, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of South Texas. If South Texas receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, South Texas shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

            Section 5.6 Compliance With Obligations. Prior to the Closing Date, South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its Partnership Agreement, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to South Texas, and its respective properties or assets.

            Section 5.7 Notice of Certain Events. Each of Seller and South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, promptly notify APP of:

                    (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any employment of any new non-hourly employee by South Texas who is expected to receive annualized compensation of at least $50,000 in 1997;

                    (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of South Texas;

                    (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting South Texas which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                    (f) any material adverse change in the operation of South Texas, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in Medicare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                    (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of South Texas and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

            Section 5.8 Partners' Consent. Seller hereby consents to this Agreement and the transactions contemplated hereby, including, without limitation, the Exchange, on the terms and conditions set forth herein and in the agreements and documents contemplated hereby, and hereby waives all other rights of first offer, rights of first refusal and similar rights that Seller may have with respect to a transfer of Partnership Units by him/her/it or any other Seller.

            Section 5.9 Obligations of Seller and South Texas. Subject to
Section 5.8 hereof, each of Seller and South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, perform its obligations under this Agreement and all related agreements, and each of Seller and South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, consummate the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

            Section 5.10 Intentionally omitted.

            Section 5.11 Accounting and Tax Matters. South Texas will not, and Seller shall use his/her/its best efforts to cause South Texas not to, change in any material respect the accounting methods or practices followed by South Texas (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. South Texas will not, and Seller shall use his/her/its best efforts to cause South Texas not to, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. South Texas will, and Seller shall use his/her/its best efforts to cause South Texas to, duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of South Texas required to be filed by it, and South Texas shall, and Seller shall use his/her/its best efforts to cause South Texas to, pay all taxes required to be paid by South Texas, on or before the Closing Date.

            Section 5.12 Lock-Up Provisions. Seller irrevocably agrees that he/she/it will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the APP Common Stock without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Shares of APP Common Stock received by Seller pursuant to the Exchange following expiration of a twenty-four-month period following the Effective Date. Seller understands and acknowledges that the restrictions contained in this Section 5.12 (the "Lock-Up Provisions") are irrevocable and shall be binding upon Seller's heirs, legal representatives, successors and assigns.

                                   ARTICLE VI

                                Covenants of APP

            APP agrees that between the date hereof and the Closing:

            Section 6.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Exchange; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

            Section 6.2 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit South Texas and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit South Texas and its authorized representatives to inspect and, at South Texas's sole expense, make copies of all documents, records and information with respect to the affairs of APP as South Texas and its representatives may reasonably request, all for the sole purpose of permitting South Texas to become familiar with the business and assets and liabilities of APP. No investigation by South Texas or Seller shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

            Section 6.3 Notification of Certain Matters. APP shall promptly inform South Texas in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Closing Date under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE VII

                    Covenants of APP, Seller and South Texas

            APP, Seller and South Texas agree as follows:

            Section 7.1 Filings; Other Action.

            (a) South Texas shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller and South Texas shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning South Texas as may be reasonably requested in connection with any such action in a timely manner.

            (b) Seller, South Texas and APP and each separately represent and warrant that (i) in the case of Seller and South Texas, none of the written information or documents supplied or to be supplied by

Seller and South Texas specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller and South Texas shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Seller and South Texas shall have no responsibility for information contained in the Registration Statements except for information provided by Seller or South Texas specifically for inclusion therein. Seller's and South Texas's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

            (c) Seller and South Texas shall, upon request, furnish APP with all information concerning South Texas, its subsidiaries, partners and officers, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by this Agreement.

            Section 7.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on South Texas may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless Sellers and South Texas consent to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 7.2. In the event that Sellers or South Texas seek to amend or supplement a Disclosure Schedule pursuant to this Section 7.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 7.2, and Seller and South Texas do not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof.

            Section 7.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Closing Date, take any action that would prevent the Exchange from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

            Section 7.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

            Section 7.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by Seller and South Texas shall be paid by Seller in full immediately prior to the Closing.

            Section 7.6 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state "Blue Sky" or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                           Conditions Precedent of APP

            Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

            Section 8.1 Representations and Warranties. The representations and warranties of the Sellers and South Texas contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

            Section 8.2 Covenants. Each Seller and South Texas shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Seller and South Texas, respectively, prior to the Closing Date.

            Section 8.3 Legal Opinion. Counsel to Sellers and South Texas shall have delivered to APP their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit C.

            Section 8.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 8.5 No Material Adverse Effect. No Material Adverse Effect on South Texas shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of any Seller or South Texas.

            Section 8.6 Government Approvals and Required Consents. Seller, South Texas and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

            Section 8.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 8.8 Closing Deliveries. APP shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 10.1.

            Section 8.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 8.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

            Section 8.11 Closing of General Partner Acquisition. The General Partner Acquisition shall have closed.

            Section 8.12 Execution by Each Seller and South Texas. Each Seller and South Texas shall have executed this Agreement and its respective Partnership Units shall have been transferred to APP.

                                   ARTICLE IX

                 Conditions Precedent of Seller and South Texas

            Except as may be waived in writing by Seller and South Texas, the obligations of Seller and South Texas hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

            Section 9.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

            Section 9.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

            Section 9.3 Legal Opinions. Counsel to APP shall have delivered to Seller and South Texas their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit D.

            Section 9.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 9.5 Government Approvals and Required Consents. Sellers, South Texas and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consent of Sellers required by applicable state law or the Partnership Agreement dated as of the date of this Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

            Section 9.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Closing Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 9.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 9.8 Closing Deliveries. Seller and South Texas shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to Sellers and South Texas referred to in Section 10.2.

            Section 9.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since [__________], 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                    ARTICLE X

                               Closing Deliveries

            Section 10.1 Deliveries of Seller and South Texas. At or prior to the Closing Date, Seller and South Texas shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                    (a) bill of sale representing the Partnership Units held by each Seller, duly endorsed in blank by such Seller or accompanied by duly executed powers in blank, which certificates together shall represent all of the issued and outstanding Partnership Units of South Texas;

                    (b) a copy of resolutions of the partners of South Texas or of Seller, if applicable, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the transactions contemplated hereby, each certified by an officer as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of each of Seller and an officer of South Texas dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and South Texas, respectively, contained herein on and as of the Closing Date;

                    (d) a certificate of each of Seller and an officer of South Texas dated the Closing Date, (i) as to the performance of and compliance in all material respects by South Texas and Seller, respectively, with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required by Seller and South Texas, respectively, to be satisfied shall have been satisfied;

                    (e) a certificate of an officer of South Texas certifying as to the incumbency and as to the signatures of each of the officers of South Texas who have executed documents delivered at the Closing on behalf of South Texas;

                    (f) certificates, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas for South Texas establishing that South Texas is in existence in the state of Texas;

                    (g) certificates, dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which South Texas is qualified to do business, to the effect that South

Texas is qualified to do business and, if applicable, is in good standing as a foreign entity in each of such states;

                    (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                    (i) the resignations of officers of South Texas as requested by APP;

                    (j) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen or a resident alien (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

                    (k) an executed Seller Release by Seller in substantially the form attached hereto as Exhibit E (the "Seller Release"); and

                    (l) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

            Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to each Seller and South Texas the following, all of which shall be in a form reasonably satisfactory to Seller and South Texas:

                    (a) the Exchange Consideration;

                    (b) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Closing Date;

                    (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required to be satisfied by APP have been satisfied;

                    (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                    (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Delaware establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                    (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Closing Date, of the Secretaries of State of the states in which either APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                    (h) such other instrument or instruments of transfer prepared by Seller or South Texas as shall be necessary or appropriate, as Seller or South Texas or his/her/its respective counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                   ARTICLE XI

                              Post Closing Matters

            Section 11.1 Further Instruments of Transfer. Following the Closing, at the request of APP and at APP's sole cost and expense, Seller and South Texas shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

            Section 11.2 Exchange Tax Covenant.

                    (a) The parties intend that the Exchange will qualify as a tax-free transaction within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by Seller as a result of the Exchange will not exceed the amount of any cash received by a Seller in the Exchange (a "Reorganization").

                    (b) Both prior to and after the Closing Date, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Exchange being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Exchange as a Reorganization and such opinion either is furnished prior to the Closing Date or is based on facts or events not known at the Closing Date. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Exchange as a Reorganization.

                    (c) APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Sellers who are affiliates of South Texas to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XII

                                    Remedies

            Section 12.1 Indemnification by Sellers. Subject to the terms, limitations and conditions of this Agreement, Sellers (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, agree to indemnify, defend and hold APP and its directors, officers, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

                    (a) a breach of any representation, warranty or covenant of any Seller or South Texas contained in this Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant contained in this Agreement or in any Schedule or certificate delivered hereunder);

                    (b) any violation (or alleged violation) by any Seller or South Texas and/or any of its past or present directors, officers, partners, employees, agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date; and

                    (c) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to South Texas (including any Partnership Subsidiary) or (ii) failure to state information necessary to make the statements required to be stated therein not misleading arising (in the case of either (i) or (ii)) solely from information provided in writing to APP or its counsel by South Texas or any Seller or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by South Texas or any of its agents in connection with this Agreement).

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any Seller or South Texas of any liability or limit any liability that he, she or it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 12.2 Indemnification by APP. Subject to the terms, limitations and conditions of this Agreement, APP (an "Indemnifying Party") hereby agrees to indemnify, defend and hold the Sellers, and, as applicable, their respective directors, partners, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party") and collectively, the "Indemnified Parties") harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                    (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto or (ii) failure to state information necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to South Texas or any Seller which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

            Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 12.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                    (a) The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                    (b) If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Section 12.3(b). Except as set forth in Section 12.3(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Section 12.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                    (c) If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

                    (d) In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in
Section 12.7.

                    (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Section 12.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. During the two-year period following the Closing Date, each Seller shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Seller to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market preceding the date of the Claim Notice. The number of shares of APP Common Stock permitted to be transferred under this Section 12.3(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth herein. The rights of any Seller to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth herein or (y) at the end of the two-year period following the Closing Date.

                    (f) The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

                    (g) Notwithstanding anything contained in this Agreement to the contrary, Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first [$_______] of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of South Texas if the Damages from such claim are equal to or less than [$_______] ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein, the obligations of each Seller hereunder shall not exceed the value of the Exchange Consideration paid to such Seller pursuant to the Related Acquisition, if any, on the Closing Date.

            Section 12.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive remedies available to one party against the other, either at law or in equity, except in the case of fraud.

            Section 12.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

            Section 12.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

            Section 12.7 Dispute Resolution.

                    (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 12.7; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 12.7, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this
Section 12.7 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 12.7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

                    (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 12.7 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 12.7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the Western District of Texas senior in term of service to appoint the arbitrator and, subject to this Section 12.7, such arbitrator shall hear all arbitration matters arising under this Section 12.7.

                    (c) Applicable Rules.

                        (1) Each arbitration hearing shall be held at a place in Boxar County, Texas acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                        (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this
Section 12.7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                        (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section
12.7 for selecting the arbitrator shall be followed from time to time as necessary.

                        (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                        (5) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

                                  ARTICLE XIII

                                   Termination

            Section 13.1 Termination. This Agreement may be terminated and the Exchange may be abandoned:

                    (a) at any time prior to the Closing Date by mutual agreement of all parties;

                    (b) at any time prior to the Closing Date by APP if any material representation or warranty of any Seller or South Texas contained in this Agreement or in any certificate or other document executed and delivered by any Seller or South Texas pursuant to this Agreement is or becomes untrue or breached in any material respect or if any Seller or South Texas fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (c) at any time prior to the Closing Date by Seller as to Seller if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (d) at any time prior to the Closing Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                    (e) by APP or Seller as to Seller if the Exchange shall not have been consummated by September 30, 1997.

            Section 13.2 Effect of Termination. Except as set forth in Section 14.3, in the event this Agreement is terminated pursuant to this Article XIV, this Agreement shall forthwith become void.

                                   ARTICLE XIV

                    Nondisclosure of Confidential Information

            Section 14.1 Non-Disclosure Covenant. Seller and South Texas recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of South Texas that is valuable, special and a unique asset of each such business. Seller, South Texas and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Seller and South Texas and (b) to counsel and other advisers to APP, Sellers and South Texas provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes available to or known by the public generally through no fault of South Texas, Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) South Texas, Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to South Texas, Seller or APP and provide South Texas, Seller or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Exchange or otherwise. In the event of a breach or threatened breach by Seller or South Texas, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, Seller and South Texas shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            Section 14.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, Seller and South Texas agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

            Section 14.3 Survival. The obligations of the parties under this
Article XIV shall survive the termination of this Agreement.

                                   ARTICLE XV

                                  Miscellaneous

            Section 15.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

            Section 15.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

            Section 15.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

            Section 15.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            Section 15.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of South Texas, Seller or APP pursuant to this Agreement shall be deemed to have been representations and warranties made by South Texas, Seller and APP, respectively. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section
3.20 with respect to environmental matters shall survive for a period of ten
(10) years, (b) the representations and warranties set forth in Section 3.29 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.26 and Section 3.32 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 12.1(c) and Section 12.2(b), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

            Section 15.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

            Section 15.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

            Section 15.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

            Section 15.10 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Target Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

            Section 15.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

   If to APP:                     American Physician Partners, Inc.
                                  901 Main Street
                                  2301 NationsBank Plaza
                                  Dallas, Texas  75202
                                  Fax No.: (214) 761-3150
                                  Attn:  Gregory L. Solomon, President

   with a copy to:                Brobeck, Phleger & Harrison LLP
                                  4675 MacArthur Court, Suite 1000
                                  Newport Beach, California  92660
                                  Fax No.: (714) 752-7522
                                  Attn: Richard A. Fink, Esq.

   If to South Texas or Seller:   South Texas No. 1 MRI Limited Partnership
                                  730 N. Main, Suite B-109
                                  San Antonio, TX 78299
                                  Attn: Managing Partner

   with a copy to :               Oppenheimer, Blend, Harrison & Tate, Inc.
                                  Sixth Floor
                                  711 Navarro
                                  San Antonio, TX 78205-1796
                                  Attn: Jerome B. Cohen

            Section 15.12 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 16.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

            Section 15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

            Section 15.14 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                  APP:

                                  AMERICAN PHYSICIAN PARTNERS, INC.


                                  By:
                                  ---------------------------------
                                  Gregory L. Solomon, President


                                  SOUTH TEXAS:

                                  SOUTH TEXAS NO. 1 MRI LIMITED
                                  PARTNERSHIP


                                  By:
                                     ------------------------------
                                  Its:
                                      -----------------------------

                                  SELLERS:



                                  ---------------------------------
                                  Neil Bowie



                                  ---------------------------------
                                  Joseph F. Carabin



                                  ---------------------------------
                                  Gregory C. Godwin



                                  ---------------------------------
                                  Michael D. Howard



                                  ---------------------------------
                                  Philip S. Kline

                                  ---------------------------------
                                  Julio C. Otazo



                                  ---------------------------------
                                  R.K. Daniel Peterson



                                  ---------------------------------
                                  Randall S. Preissig



                                  ---------------------------------
                                  Rise P. Ross



                                  ---------------------------------
                                  Jose A. Saldana



                                  ---------------------------------
                                  Robert L. Thompson



                                  ---------------------------------
                                  W. Gregory Wojcik

                                    EXHIBIT A

                   LIST OF SELLERS AND EXCHANGE CONSIDERATION

                                    EXHIBIT B

                                TARGET COMPANIES

                                    EXHIBIT C

                        LEGAL OPINION OF SELLERS' COUNSEL

                                    EXHIBIT D

                         LEGAL OPINION OF APP'S COUNSEL

                                    EXHIBIT E

                                 SELLER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE
                        DATED AS OF [_____________], 1997


            The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Exchange dated [____________], 1997, by and between American Physician Partners, Inc., South Texas No. 1 MRI Limited Partnership and Sellers (the "Agreement").

            The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

                                 AMENDMENT NO. 1
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE


        This Amendment No. 1 to the Agreement and Plan of Exchange (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and SOUTH TEXAS NO. 1 MRI LIMITED PARTNERSHIP, a Texas limited partnership (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Exchange dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 13.1(e). APP and the Company hereby agree to amend Section 13.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       SOUTH TEXAS NO. 1 MRI LIMITED PARTNERSHIP


                                       By:_________________________________
                                       Its:________________________________

 ==============================================================================

                         AGREEMENT AND PLAN OF EXCHANGE

                                  dated as of

                                 June 27, 1997

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                    SAN ANTONIO MRI PARTNERSHIP NO. 2, LTD.
                         (a Texas limited partnership)

                                      and

                THE SELLERS LISTED ON THE SIGNATURE PAGES HEREOF

 ==============================================================================

                               TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
ARTICLE I                 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Rules Of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE II                Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III               Representations and Warranties of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.2      Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.4      Capitalization and Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.5      Transactions in Partnership Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.6      Continuity of Business Enterprise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.7      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.8      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . .   8
         Section 3.9      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.10     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.11     Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.12     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.13     Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.14     Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.15     Indebtedness for Borrowed Money . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.16     Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.17     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.18     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.19     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.20     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.21     Filing Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.22     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.23     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.24     Accounts Payable; Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.25     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.26     Licenses, Authorization and Provider Programs . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.27     Inspections and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.28     Proprietary Rights and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.29     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.30     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.31     Banking Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.32     Fraud and Abuse and Self Referral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.33     Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.34     Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.35     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.36     Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.37     Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV                Representations and Warranties of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.1      Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.2      Authorization and Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.3      Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.5      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.6      Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . .  19
         Section 4.7      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.9      Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.10     No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.11     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.13     Related Party Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.14     Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.15     Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V                 Covenants of Seller and San Antonio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.1      Required Conduct of Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.2      Prohibited Conduct of Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.3      Title to Assets; Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.4      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.5      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.6      Compliance With Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.7      Notice of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.8      Partners' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.9      Obligations of Seller and   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.10     Intentionally omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.11     Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VI                Covenants of APP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 6.1      Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 6.2      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 6.3      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VII               Covenants of APP, Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.1      Filings; Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.2      Amendments of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.3      Actions Contrary to Stated Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.5      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.6      Registration Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VIII              Conditions Precedent of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.2      Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.3      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.4      Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.5      No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.6      Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.7      Securities Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 8.8      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 8.9      Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 8.10     Closing of Related Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 8.11     Closing of General Partner Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 8.12     Execution by Each Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IX                Conditions Precedent of Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.2      Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.3      Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.4      Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.5      Government Approvals and Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.6      "Blue Sky" Approvals; Nasdaq Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.7      Closing of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 9.8      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 9.9      No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE X                 Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 10.1     Deliveries of Seller and San Antonio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 10.2     Deliveries of APP.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI                Post Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 11.1     Further Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 11.2     Exchange Tax Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XII               Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.1     Indemnification by Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 12.2     Indemnification by APP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 12.3     Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 12.4     Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 12.5     Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 12.6     Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 12.7     Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XIII              Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 13.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 13.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XIV               Nondisclosure of Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 14.1     Non-Disclosure Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 14.2     Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 14.3     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE XV                Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 15.1     Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 15.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 15.3     Parties in Interest; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . .  39
         Section 15.4     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.5     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.6     Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . .  40
         Section 15.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.8     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.9     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.10    Confidentiality; Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 15.11    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 15.12    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 15.13    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 15.14    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

EXHIBITS
Exhibit A - List of Sellers and Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - Target Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C - Legal Opinion of Sellers' Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D - Legal Opinion of APP's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Exhibit E - Seller Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1

                         AGREEMENT AND PLAN OF EXCHANGE


         This Agreement and Plan of Exchange ("Agreement") dated June ___, 1997 is by and among American Physician Partners, Inc., a Delaware corporation, ("APP"), San Antonio MRI Partnership No. 2, LTD., a Texas limited partnership ("San Antonio") and each of the individuals whose names appear on Exhibit A hereto (each individually, a "Seller" and collectively "Sellers").

                                    RECITALS

         A. Each Seller is a limited partner of San Antonio and the Sellers together own an aggregate of ninety-nine percent (99%) of the total interests of the partners in San Antonio.

         B. San Antonio owns a sixty percent (60%) interest in Lexington MR, Ltd. which owns and operates diagnostic imaging centers.

         C. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         D. Sellers desire to convey to APP and APP desires to acquire from Sellers, ninety-nine percent (99%) of the total interests of the partners in San Antonio (the "Partnership Units") in consideration for cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein (the "Exchange").

         E. The General Partner of San Antonio, San Antonio MR, Inc., a Texas corporation, owns a one percent (1%) interest in San Antonio, which interest is being acquired indirectly by APP (the "General Partner Acquisition").

         F. APP and subsidiaries of APP have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Sellers, the "Target Interest Holders") of each of the entities listed on Exhibit B (together with San Antonio, the "Target Companies").

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition" shall have the meaning set forth in Section 2.1.

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the partners set forth in Exhibit A, stockholder or director, as the case may be, or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of Seller and San Antonio made specifically in Section 3.20 is expressly qualified to the knowledge or best knowledge of Sellers and San Antonio, it shall mean the knowledge of any of the Sellers set forth in Exhibit A, partner or executive officer of San Antonio actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 12.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.3.

         "Closing Date" shall have the meaning set forth in Section 2.3.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Current Policies" shall have the meaning set forth in Section 3.22.

         "Damages" shall have the meaning set forth in Section 12.1.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Form S-1 Registration Statement is declared effective by the SEC.

         "Election Period" shall have the meaning set forth in Section 12.3(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.20(e).

         "Environmental Liabilities" shall have the meaning set forth in
Section 3.20(e).

         "ERISA" shall have the meaning set forth in Section 3.17.

         "Exchange" shall have the meaning set forth in the recitals.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agreement" shall have the meaning set forth in the recitals to this Agreement.

         "Exchange Consideration" shall have the meaning set forth in Section
2.1.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Exchange and other mergers or acquisitions contemplated by the Other Agreements.

         "FTC" shall mean the United States Federal Trade Commission.

         "General Partner Acquisition" shall have the meaning set forth in the recitals.

         "Governmental Programs" shall have the meaning set forth in Section 3.26(a).

         "Hazardous Substance" shall have the meaning set forth in Section 3.20(e).

         "Indemnified Party" shall have the meaning set forth in Section 12.1.

         "Indemnifying Party" shall have the meaning set forth in Section 12.1.

         "Indemnity Notice" shall have the meaning set forth in Section
12.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Insurance Policies" shall have the meaning set forth in Section 3.22.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.13.

         "Lock-Up Provisions" shall have the meaning set forth in Section 5.12.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section
Section 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Section Section 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of San Antonio's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 3.26(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Section Section 6992, et seq.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Partnership Agreement" shall have the meaning set forth in Section
3.1 hereto.

         "Partnership Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, partnership interests of San Antonio, or by which San Antonio is or may be bound to issue additional Partnership Units or other Partnership Rights.

         "Partnership Subsidiary" shall have the meaning set forth in Section
3.7.

         "Partnership Units" shall have the meaning set forth in the recitals to this Agreement.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Private Programs" shall have the meaning set forth in Section
3.26(a).

         "Proprietary Right" shall have the meaning set forth in Section
3.28(a).

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.20(e).

         "Related Acquisitions" shall mean, collectively, the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 11.2.

         "San Antonio" shall have the meaning set forth in the preamble to this Agreement.

         "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller Release" shall have the meaning set forth in Section 11.1(l).

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
12.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                    Exchange

         Section 2.1      Exchange of Partnership Units for Cash and APP Common
Stock.

                 (a) Subject to and upon the terms and conditions contained herein, on the Closing Date Sellers shall convey, transfer deliver and assign to APP ninety-nine percent (99%) of the total interests of the partners in San Antonio, free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever (the "Acquisition"). Subject to and upon the terms and conditions contained herein, as consideration for such Partnership Units on the Closing Date each Seller shall receive (i) cash and
(ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit A attached hereto (the "Exchange Consideration").

                 (b) Each Seller shall deliver to APP at the Closing a Bill of Sale representing the Partnership Units owned by him, her or it. Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Partnership Units or with respect to the powers accompanying any Partnership Unit. Upon such delivery, each Seller shall receive in exchange therefor the Exchange Consideration pursuant to Exhibit A.

         Section 2.2 Legends. All APP Common Stock certificates issued to the Sellers shall bear one or more of the following restrictive legends:

                 (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

                 (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.

         Section 2.3 Closing. The closing (the "Closing") of the transactions provided for in Section 2.1 shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                  ARTICLE III

           Representations and Warranties of Sellers and San Antonio

         As an inducement to APP to enter into this Agreement, each of Seller and San Antonio represents and warrants to APP both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

         Section 3.1 Organization and Good Standing; Qualification. San Antonio is a limited partnership duly organized and validly existing under the laws of its state of organization, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. San Antonio is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on San Antonio. Copies of the Certificate of Limited Partnership and all amendments thereto of San Antonio and the Limited Partnership Agreement of San Antonio and all amendments thereto (the "Partnership Agreement") and copies of the minutes of San Antonio, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the minutes, accurately reflect all material proceedings of the partners of San Antonio (and all committees thereof).

         Section 3.2 Authorization and Validity. San Antonio has all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Certificate of Limited Partnership, its Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Seller has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and San Antonio and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller and San Antonio in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by Seller and San Antonio of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller and San Antonio requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization and Title. The Sellers collectively are, and will be immediately prior to the Closing Date, the record and beneficial owners of all the issued and outstanding Partnership Units of San Antonio and Seller is the owner of the Partnership Units currently held in his or her name on the record books of San Antonio, free and clear of all Encumbrances. Each Partnership Unit held by Seller has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

         Section 3.5 Transactions in Partnership Units. There exist no Partnership Rights. Except for the General Partner Acquisition referenced herein, San Antonio has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its partnership interests or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of San Antonio nor the relative ownership of partnership interests among any of its partners has been altered or changed in contemplation of the Exchange within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of San Antonio or any of its Affiliates other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. San Antonio does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Partnership Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller and San Antonio of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on San Antonio; (ii) will not conflict with or result in a violation of any provision of San Antonio's Certificate of Limited Partnership or Partnership Agreement; (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or San Antonio or by which Seller or San Antonio or San Antonio's properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which San Antonio is a party or by which San Antonio or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on San Antonio; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Partnership Units or any of the assets or properties of San Antonio.

         Section 3.9 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, San Antonio has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on San Antonio;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to San Antonio, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of San Antonio, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any partner or any other holder of any partnership interest in San Antonio (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

         Section 3.10 No Undisclosed Liabilities. To the best knowledge of Seller and San Antonio, San Antonio does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected in the Disclosure Schedules.

         Section 3.11 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of Seller and San Antonio, threatened against, or affecting San Antonio, any Partnership Subsidiary, or, to the knowledge of Seller and San Antonio, any Seller or any other licensed professional or other individual affiliated with San Antonio affecting or that would reasonably be likely to affect the Partnership Units or the operations, business condition (financial or otherwise), or results of operations of San Antonio which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on San Antonio or (ii) could adversely affect the ability of San Antonio or any Partnership Subsidiary to effect the transactions contemplated hereby, and to the knowledge of Seller and San Antonio there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against Seller, San Antonio or any Partnership Subsidiary or any licensed professional or other individual affiliated with San Antonio or any Partnership Subsidiary relating to services provided on behalf of San Antonio or any Partnership Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.11 is fully covered by policies of insurance of San Antonio or any Partnership Subsidiary as in effect on the date hereof.

         Section 3.12 No Violation of Law. Neither San Antonio nor any Partnership Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on San Antonio.

         Section 3.13 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which San Antonio or any Partnership Subsidiary is a party and pursuant to which San Antonio or any Partnership Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). San Antonio has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by San Antonio or any Partnership Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by San Antonio or any Partnership Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on San Antonio, or, (ii) to the knowledge of Seller and San Antonio, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller and San Antonio, there is no pending or threatened reassessment of any property covered by the Lease Agreements. To the extent necessary to accomplish the intent of the Agreement, San Antonio or any Partnership Subsidiary shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause San Antonio, to obtain prior to the Closing Date the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of San Antonio's or any Partnership Subsidiary's rights thereunder. San Antonio has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.14     Real and Personal Property.

                 (a) Neither San Antonio nor each Partnership Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) San Antonio and each Partnership Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of San Antonio and each Partnership Subsidiary constitutes the necessary personal property assets to continue operation of San Antonio and each Partnership Subsidiary.

         Section 3.15 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, San Antonio does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.16     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and San Antonio has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring San Antonio to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.22 or Lease Agreements identified in Section 3.13) to which San Antonio is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between San Antonio, on the one hand, and any government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring San Antonio to make, or setting forth conditions under which San Antonio would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of San Antonio (or any provider employee of San Antonio) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by San Antonio in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which San Antonio is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from San Antonio, or which could inhibit or prevent San Antonio from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, on or before the Closing Date San Antonio shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause San Antonio, to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable APP to enjoy all of the rights now enjoyed by San Antonio under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that San Antonio has fully complied with and is not in default under any provision of the particular contract or agreement.

                 (b) (i) Neither San Antonio nor Seller has received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument, and to the knowledge of San Antonio and Seller there are no facts that would justify the exercise of such a right; and (ii) neither San Antonio nor Seller currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.17 Employee Matters. San Antonio does not have employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to San Antonio and any of its present or former employees, or any predecessors in interest.

         Section 3.18     Labor Relations.  Intentionally omitted.

         Section 3.19     Employee Benefit Plans.  Intentionally omitted.

         Section 3.20     Environmental Matters.

                 (a) Neither San Antonio nor any Partnership Subsidiary has, within the five (5) years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of Seller and San Antonio no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by San Antonio of any Environmental Law (as defined in subsection (e) below)
(ii) alleged failure by San Antonio to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or
(iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by San Antonio.

                 (b) Neither San Antonio nor any Partnership Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance that would be reasonably likely to give rise to any Environmental Liabilities for San Antonio under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on San Antonio. Neither San Antonio nor any Partnership Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on San Antonio's or any Partnership Subsidiary's owned or leased premises. To the knowledge of Seller and San Antonio, there is no friable asbestos in or on San Antonio's or any Partnership Subsidiary's owned or leased premises.

                 (c) To the knowledge of Seller and San Antonio, no soil or water in or under any assets currently or formerly held for use or sale by San Antonio or any Partnership Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by San Antonio or any Partnership Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on San Antonio.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of Seller and San Antonio, concerning San Antonio or any Partnership Subsidiary within the five (5) years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by San Antonio, any Partnership Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.20(e), the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.21 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by San Antonio with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on San Antonio.

         Section 3.22 Insurance Policies. The Disclosure Schedules list and briefly describe San Antonio's policies of insurance to which San Antonio or any Partnership Subsidiary is a party or under which San Antonio or any Partnership Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of San Antonio or any Partnership Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by San Antonio or any Partnership Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of San Antonio and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as San Antonio and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which San Antonio or any of its Affiliates is a party or by which any of them may be bound, and
(iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither San Antonio nor any Partnership Subsidiary nor any officer or partner thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and San Antonio, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither San Antonio nor any Partnership Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by San Antonio or any Partnership Subsidiary during the immediately preceding three-year period.

         Section 3.23 Accounts Receivable. The Disclosure Schedules set forth a list and aging of all accounts receivable of San Antonio as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of Seller and San Antonio collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown on the accounting records of San Antonio (which reserves are adequate and calculated consistent with past practice).

         Section 3.24     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of San Antonio as of March 31, 1997, and (ii) list of each individual indebtedness owned by San Antonio of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to San Antonio (including, without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by San Antonio in excess of $25,000 for the fiscal year ended [DECEMBER 31, 1996], or which is reasonably expected to account for a dollar volume of purchases paid for by San Antonio in excess of $25,000 for the fiscal year to end [DECEMBER 31, 1997].

         Section 3.25 Inventory. All items of inventory on hand on the date of this Agreement consist, and all such items on hand on the Closing Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of San Antonio's business and conform to generally accepted standards in the industry of which San Antonio is a part. Purchase commitments of San Antonio for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.26     Licenses, Authorization and Provider Programs.

                 (a) San Antonio and each other licensed employee or contractor of San Antonio (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate his/her/its business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which San Antonio is eligible ("Governmental Programs"). Each of San Antonio and Seller has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which San Antonio is presently receiving payments directly or indirectly from any Payor for technical imaging services provided by any licensed technician or contractor of San Antonio (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act) and provider agreements is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on San Antonio, and there is no action pending or to the knowledge of Seller and San Antonio recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of San Antonio in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller and San Antonio, there has been no decision not to renew any existing agreement with any provider or Payor relating to San Antonio's business as presently being conducted by it. San Antonio (i) has not had its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has not been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed),
(iii) is not the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

                 (b) San Antonio is not required, or for the 72-month period prior to the Closing Date was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.27 Inspections and Investigations. Neither the right of San Antonio, nor the right of any licensed professional or other individual affiliated with San Antonio to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Closing Date, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.27 have been provided to APP.

         Section 3.28     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by San Antonio or any Partnership Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by San Antonio or any Partnership Subsidiary, (iii) all licenses, royalties, and assignments thereof to which San Antonio or any Partnership Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by San Antonio or any

Partnership Subsidiary and (v) other similar agreements relating to the foregoing to which San Antonio or any Partnership Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that San Antonio is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the knowledge of Seller and San Antonio, any threatened disputes or disagreements with respect to any such agreement.

                 (c) San Antonio owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of Seller and San Antonio, no claim has been asserted by any person to the ownership of or for infringement by San Antonio of any Proprietary Right of any other Person, and neither San Antonio nor Seller is aware of any valid basis for any such claim. To the best knowledge of Seller and San Antonio, no proceedings have been threatened which challenge the Proprietary Rights of San Antonio. San Antonio has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.29     Taxes.

                 (a) Filing of Tax Returns. San Antonio has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of San Antonio for the periods covered thereby.

                 (b) All Withholding Requirements Satisfied. All monies required to be withheld by San Antonio and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (c) Safe Harbor Lease. None of the properties or assets of San Antonio constitutes property that San Antonio, APP, or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (d) Tax Exempt Entity. None of the assets or properties of San Antonio are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (e) Boycotts. San Antonio has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

         Section 3.30 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, partner or other Affiliate of San Antonio in any property, real or personal or mixed, tangible or intangible, used in or pertaining to San Antonio's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to San Antonio's business. There is no commitment to, and no income that has been derived from, an Affiliate, and following the Closing San Antonio shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.31 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that San Antonio has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.32 Fraud and Abuse and Self Referral. Neither San Antonio nor any Partnership Subsidiary has engaged and, to the knowledge of Seller and San Antonio, neither San Antonio's officers and partners nor other Persons and entities providing professional services for or on behalf of San Antonio have engaged, in any activities which are prohibited under 42 U.S.C. Section Section 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Section Section 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.33 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon San Antonio, any Partnership Subsidiary or officer, partner or key employee of San Antonio or Partnership Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any acquisition of property by San Antonio or any Partnership Subsidiary or the conduct of business by San Antonio or any Partnership Subsidiary.

         Section 3.34 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller and San Antonio, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by San Antonio or any other party thereto.

         Section 3.35 Statements True and Correct. No representation or warranty made herein by San Antonio or Seller, nor any statement, certificate, information, exhibit or instrument to be furnished by San Antonio or Seller to APP or any of its representatives pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.36     Schedules.  The Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.37 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or San Antonio who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to each Seller and San Antonio to enter into this Agreement, APP represents and warrants to each Seller and San Antonio both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the transactions contemplated hereby, all of which have been or will be made available to Sellers and San Antonio for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to Sellers and San Antonio for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement, the agreements provided for herein and the Other Agreements, and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by San Antonio, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to a Seller or San Antonio pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15     Schedules.  All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE V

                      Covenants of Seller and San Antonio

         Each of Seller and San Antonio makes the covenants and agreements as set forth in this Article V, which shall apply with respect to the period from the date hereof to the Closing Date and, to the extent contemplated herein, thereafter and agree that:

         Section 5.1 Required Conduct of Seller and San Antonio. From the date hereof until the Closing Date, San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, in all material respects, conduct the business of San Antonio in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                 (a) preserve intact San Antonio's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep San Antonio's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of San Antonio;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

         Section 5.2      Prohibited Conduct of Seller and San Antonio.
Without the written consent of APP, San Antonio shall not, and Seller shall use his/her/its best efforts to cause San Antonio not to:

                 (a) amend San Antonio's Certificate of Limited Partnership or Partnership Agreement or other charter documents;

                 (b) issue, sell or authorize for issuance or sale, any partnership interests of San Antonio (except for the General Partner Acquisition) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests;

                 (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                 (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein);

                 (e) voluntarily sell, transfer, surrender, abandon or dispose of any of San Antonio's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                 (f) grant or make any mortgage or pledge or subject San Antonio or any of San Antonio's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                 (g) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of San Antonio's business;

                 (h) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of San Antonio's business;

                 (i) grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of San Antonio who are not partners or officers of San Antonio, except in the ordinary course of business and consistent with past practices;

                 (j) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                 (k) enter into any material commitment or transaction other than in the ordinary course of business;

                 (l) take any action which could reasonably be expected to have a Material Adverse Effect on San Antonio;

                 (m) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of San Antonio, other than in the ordinary course and consistent with past practices;

                 (n) agree, whether in writing or otherwise, to do any of the foregoing; and

                 (o) take any action to in any way amend, revise or otherwise affect San Antonio's prior approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge their fiduciary duties.

         Section 5.3 Title to Assets; Indebtedness. As of the Closing Date, San Antonio shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Closing Date and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Disclosure Schedules hereto or for normal and recurring accrued obligations of San Antonio arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 5.4 Access. At all times prior to the Closing Date, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of San Antonio, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, Partnership Unit registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of San Antonio. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by San Antonio or Seller of the Exchange to the employees of San Antonio which shall occur no later than three (3) days subsequent to execution hereof by San Antonio), accountants, counsel and agents of San Antonio in connection with such investigation of the properties and business of San Antonio. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of San Antonio under this Agreement. Any access or investigation referred to in this Section 5.4 shall be conducted in such a manner as to minimize the disruption to San Antonio's ongoing business operations.

         Section 5.5 Acquisition Proposals. Except for the General Partner Acquisition, Seller shall not, and shall use his/her/its best efforts to cause San Antonio not to, and San Antonio shall not, and shall cause each of its partners, officers, employees or agents not to, directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or partnership interests of San Antonio, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of San Antonio, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of San Antonio. If San Antonio receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, San Antonio shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 5.6 Compliance With Obligations. Prior to the Closing Date, San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its Partnership Agreement, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to San Antonio, and its respective properties or assets.

         Section 5.7 Notice of Certain Events. Each of Seller and San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by San Antonio who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of San Antonio;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting San Antonio which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of San Antonio, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in Medicare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of San Antonio and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 5.8 Partners' Consent. Seller hereby consents to this Agreement and the transactions contemplated hereby, including, without limitation, the Exchange, on the terms and conditions set forth herein and in the agreements and documents contemplated hereby, and hereby waives all other rights of first offer, rights of first refusal and similar rights that Seller may have with respect to a transfer of Partnership Units by him/her/it or any other Seller.

         Section 5.9      Obligations of Seller and San Antonio.  Subject to
Section 5.8 hereof, each of Seller and San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, perform its obligations under this Agreement and all related agreements, and each of Seller and San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, consummate the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

         Section 5.10     Intentionally omitted.

         Section 5.11 Accounting and Tax Matters. San Antonio will not, and Seller shall use his/her/its best efforts to cause San Antonio not to, change in any material respect the accounting methods or practices followed by San Antonio (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. San Antonio will not, and Seller shall use his/her/its best efforts to cause San Antonio not to, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. San Antonio will, and Seller shall use his/her/its best efforts to cause San Antonio to, duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of San Antonio required to be filed by it, and San Antonio shall, and Seller shall use his/her/its best efforts to cause San Antonio to, pay all taxes required to be paid by San Antonio, on or before the Closing Date.

         Section 5.12 Lock-Up Provisions. Seller irrevocably agrees that he/she/it will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the APP Common Stock without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Shares of APP Common Stock received by Seller pursuant to the Exchange following expiration of a twenty-four-month period following the Effective Date. Seller understands and acknowledges that the restrictions contained in this Section 5.12 (the "Lock-Up Provisions") are irrevocable and shall be binding upon Seller's heirs, legal representatives, successors and assigns.

                                   ARTICLE VI

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 6.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Exchange; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 6.2 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit San Antonio and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit San Antonio and its authorized representatives to inspect and, at San Antonio's sole expense, make copies of all documents, records and information with respect to the affairs of APP as San Antonio and its representatives may reasonably request, all for the sole purpose of permitting San Antonio to become familiar with the business and assets and liabilities of APP. No investigation by San Antonio or Seller shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 6.3 Notification of Certain Matters. APP shall promptly inform San Antonio in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Closing Date under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                  ARTICLE VII

                    Covenants of APP, Seller and San Antonio

         APP, Seller and San Antonio agree as follows:

         Section 7.1      Filings; Other Action.

         (a) San Antonio shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller and San Antonio shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning San Antonio as may be reasonably requested in connection with any such action in a timely manner.

         (b) Seller, San Antonio and APP and each separately represent and warrant that (i) in the case of Seller and San Antonio, none of the written information or documents supplied or to be supplied by

Seller and San Antonio specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller and San Antonio shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Seller and San Antonio shall have no responsibility for information contained in the Registration Statements except for information provided by Seller or San Antonio specifically for inclusion therein. Seller's and San Antonio's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) Seller and San Antonio shall, upon request, furnish APP with all information concerning San Antonio, its subsidiaries, partners and officers, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by this Agreement.

         Section 7.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on San Antonio may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless Sellers and San Antonio consent to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 7.2. In the event that Sellers or San Antonio seek to amend or supplement a Disclosure Schedule pursuant to this Section 7.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 7.2, and Seller and San Antonio do not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof.

         Section 7.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Closing Date, take any action that would prevent the Exchange from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

         Section 7.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 7.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by Seller and San Antonio shall be paid by Seller in full immediately prior to the Closing.

         Section 7.6 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state "Blue Sky" or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                          Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 8.1 Representations and Warranties. The representations and warranties of the Sellers and San Antonio contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

         Section 8.2 Covenants. Each Seller and San Antonio shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Seller and San Antonio, respectively, prior to the Closing Date.

         Section 8.3 Legal Opinion. Counsel to Sellers and San Antonio shall have delivered to APP their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit C.

         Section 8.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 8.5 No Material Adverse Effect. No Material Adverse Effect on San Antonio shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of any Seller or San Antonio.

         Section 8.6 Government Approvals and Required Consents. Seller, San Antonio and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 8.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 8.8 Closing Deliveries. APP shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 10.1.

         Section 8.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 8.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 8.11 Closing of General Partner Acquisition. The General Partner Acquisition shall have closed.

         Section 8.12 Execution by Each Seller and San Antonio. Each Seller and San Antonio shall have executed this Agreement and into respective Partnership Units shall have been transferred to APP.

                                   ARTICLE IX

                 Conditions Precedent of Seller and San Antonio

         Except as may be waived in writing by Seller and San Antonio, the obligations of Seller and San Antonio hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 9.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

         Section 9.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

         Section 9.3 Legal Opinions. Counsel to APP shall have delivered to Seller and San Antonio their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit D.

         Section 9.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 9.5 Government Approvals and Required Consents. Sellers, San Antonio and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consents of Sellers required under applicable state law or the Partnership Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 9.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Closing Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 9.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 9.8 Closing Deliveries. Seller and San Antonio shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to Sellers and San Antonio referred to in Section 10.2.

         Section 9.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since [__________], 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                   ARTICLE X

                               Closing Deliveries

         Section 10.1 Deliveries of Seller and San Antonio. At or prior to the Closing Date, Seller and San Antonio shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a bill of sale representing the Partnership Units held by each Seller which certificates together shall represent all of the issued and outstanding Partnership Units of San Antonio;

                 (b) a copy of resolutions of the partners of San Antonio or of Seller, if applicable, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the transactions contemplated hereby, each certified by an officer as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of each of Seller and an officer of San Antonio dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and San Antonio, respectively, contained herein on and as of the Closing Date;

                 (d) a certificate of each of Seller and an officer of San Antonio dated the Closing Date, (i) as to the performance of and compliance in all material respects by San Antonio and Seller, respectively, with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required by Seller and San Antonio, respectively, to be satisfied shall have been satisfied;

                 (e) a certificate of an officer of San Antonio certifying as to the incumbency and as to the signatures of each of the officers of San Antonio who have executed documents delivered at the Closing on behalf of San Antonio;

                 (f) certificates, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas for San Antonio establishing that San Antonio is in existence and otherwise is in good standing to transact business in the state of Texas;

                 (g) certificates, dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which San Antonio is qualified to do business, to the effect that San

Antonio is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of officers of San Antonio as requested by APP;

                 (j) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen or a resident alien (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

                 (k) an executed Seller Release by Seller in substantially the form attached hereto as Exhibit E (the "Seller Release"); and

                 (l) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to each Seller and San Antonio the following, all of which shall be in a form reasonably satisfactory to Seller and San Antonio:

                 (a)      the Exchange Consideration;

                 (b) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Closing Date;

                 (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required to be satisfied by APP have been satisfied;

                 (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                 (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas establishing that APP is in existence in the state of Texas;

                 (g)      intentionally omitted;

                 (h) such other instrument or instruments of transfer prepared by Seller or San Antonio as shall be necessary or appropriate, as Seller or San Antonio or his/her/its respective counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                   ARTICLE XI

                              Post Closing Matters

         Section 11.1 Further Instruments of Transfer. Following the Closing, at the request of APP and at APP's sole cost and expense, Seller and San Antonio shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

         Section 11.2     Exchange Tax Covenant.

                 (a) The parties intend that the Exchange will qualify as a tax-free transaction within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by Seller as a result of the Exchange will not exceed the amount of any cash received by a Seller in the Exchange (a "Reorganization").

                 (b) Both prior to and after the Closing Date, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Exchange being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Exchange as a Reorganization and such opinion either is furnished prior to the Closing Date or is based on facts or events not known at the Closing Date. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Exchange as a Reorganization.

                 (c) APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Sellers who are affiliates of San Antonio to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XII

                                    Remedies

         Section 12.1 Indemnification by Sellers. Subject to the terms, limitations and conditions of this Agreement, Sellers (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, agree to indemnify, defend and hold APP and its directors, officers, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

                 (a) a breach of any representation, warranty or covenant of any Seller or San Antonio contained in this Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant contained in this Agreement or in any Schedule or certificate delivered hereunder);

                 (b) any violation (or alleged violation) by any Seller or San Antonio and/or any of its past or present directors, officers, partners, employees, agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to San Antonio (including any Partnership Subsidiary) or (ii) failure to state information necessary to make the statements required to be stated therein not misleading arising (in the case of either (i) or (ii)) solely from information provided in writing to APP or its counsel by San Antonio or any Seller or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by San Antonio or any of its agents in connection with this Agreement).

         Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any Seller or San Antonio of any liability or limit any liability that he, she or it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 12.2 Indemnification by APP. Subject to the terms, limitations and conditions of this Agreement, APP (an "Indemnifying Party") hereby agrees to indemnify, defend and hold the Sellers, and, as applicable, their respective directors, partners, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (ii) failure to state information necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to San Antonio or any Seller which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

         Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 12.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Section 12.3(b). Except as set forth in Section 12.3(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Section 12.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in Section 12.7.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Section 12.3(d) shall be made within thirty
(30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. During the two-year period following the Closing Date, each Seller shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Seller to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq

National Market preceding the date of the Claim Notice. The number of shares of APP Common Stock permitted to be transferred under this Section 12.3(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth herein. The rights of any Seller to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth herein or
(y) at the end of the two-year period following the Closing Date.

                 (f) The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

                 (g) Notwithstanding anything contained in this Agreement to the contrary, Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first $__________ of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of San Antonio if the Damages from such claim are equal to or less than $__________ ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein, the obligations of each Seller hereunder shall not exceed the value of the Exchange Consideration paid to such Seller pursuant to the Related Acquisition, if any, on the Closing Date.

         Section 12.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive rights available to one party against the other, either at law or in equity, except in the case of fraud.

         Section 12.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 12.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

         Section 12.7     Dispute Resolution.

                 (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 12.7; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this Section 12.7, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including, but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Section 12.7 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 12.7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

                 (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this
Section 12.7 one (1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 12.7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the Western District of Texas senior in term of service to appoint the arbitrator and, subject to this Section 12.7, such arbitrator shall hear all arbitration matters arising under this Section 12.7.

                 (c)      Applicable Rules.

                          (1)     Each arbitration hearing shall be held at a
place in Boxar County, Texas acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                          (2)     The arbitration shall commence within ten
(10) days after the arbitrator is selected in accordance with the provisions of this Section 12.7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                          (3)     If the arbitrator selected hereunder should
die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section 12.7 for selecting the arbitrator shall be followed from time to time as necessary.

                          (4)     As to any determination of the amount of any
loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                          (5)     All privileges under Texas and federal law,
including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

                                  ARTICLE XIII

                                  Termination

         Section 13.1 Termination. This Agreement may be terminated and the Exchange may be abandoned:

                 (a) at any time prior to the Closing Date by mutual agreement of all parties;

                 (b) at any time prior to the Closing Date by APP if any material representation or warranty of any Seller or San Antonio contained in this Agreement or in any certificate or other document executed and delivered by any Seller or San Antonio pursuant to this Agreement is or becomes untrue or breached in any material respect or if any Seller or San Antonio fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Closing Date by Seller as to Seller if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (d) at any time prior to the Closing Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or Seller as to Seller if the Exchange shall not have been consummated by September 30, 1997.

         Section 13.2     Effect of Termination.  Except as set forth in
Section 14.3, in the event this Agreement is terminated pursuant to this
Article XIV, this Agreement shall forthwith become void.

                                  ARTICLE XIV

                   Nondisclosure of Confidential Information

         Section 14.1 Non-Disclosure Covenant. Seller and San Antonio recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of San Antonio that is valuable, special and a unique asset of each such business. Seller, San Antonio and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Seller and San Antonio and (b) to counsel and other advisers to APP, Sellers and San Antonio provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes available to or known by the public generally through no fault of San Antonio, Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) San Antonio, Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to San Antonio, Seller or APP and provide San Antonio, Seller or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Exchange or otherwise. In the event of a breach or threatened breach by Seller or San Antonio, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, Seller and San Antonio shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 14.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, Seller and San Antonio agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 14.3     Survival.  The obligations of the parties under this
Article XIV shall survive the termination of this Agreement.

                                   ARTICLE XV

                                 Miscellaneous

         Section 15.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 15.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 15.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 15.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 15.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of San Antonio, Seller or APP pursuant to this Agreement shall be deemed to have been representations and warranties made by San Antonio, Seller and APP, respectively. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.20 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.29 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.26 and Section 3.32 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 12.1(c) and Section 12.2(b), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 15.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 15.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 15.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 15.10 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Target Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 15.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to APP:                        American Physician Partners, Inc.
                                           901 Main Street
                                           2301 NationsBank Plaza
                                           Dallas, Texas  75202
                                           Fax No.: (214) 761-3150
                                           Attn:  Gregory L. Solomon, President

         with a copy to:                   Brobeck, Phleger & Harrison LLP
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California  92660
                                           Fax No.: (714) 752-7522
                                           Attn: Richard A. Fink, Esq.

         If to San Antonio or Seller:      San Antonio MRI Partnership
                                             No. 2 Ltd.
                                           730 North Main, Suite B-109
                                           San Antonio, Texas  78299
                                           Fax No.: (210) 304-2988
                                           Attn: Managing Partner

         with a copy to:                   Oppenheimer, Blend, Harrison &
                                             Tate, Inc.
                                           Sixth Floor
                                           711 Navarro
                                           San Antonio, TX 78205-1796
                                           Attn: Jerome B. Cohen

         Section 15.12 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 16.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 15.14 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                         APP:

                                         AMERICAN PHYSICIAN PARTNERS, INC.

                                         By:
                                                  -----------------------------
                                                  Gregory L. Solomon, President

                                         SAN ANTONIO:

                                         SAN ANTONIO MRI PARTNERSHIP NO. 2 LTD.

                                         By:
                                                  -----------------------------
                                         Its:
                                                  -----------------------------


                                         SELLERS:

                                         --------------------------------------
                                         Neil Bowie

                                         --------------------------------------
                                         Joseph F. Carabin

                                         --------------------------------------
                                         Gregory C. Godwin

                                         --------------------------------------
                                         Michael D. Howard

                                         --------------------------------------
                                         Philip S. Kline

                                         --------------------------------------
                                         Julio C. Otazo

                                         --------------------------------------
                                         R.K. Daniel Peterson

                                         --------------------------------------
                                         Randall S. Preissig

                                         --------------------------------------
                                         Rise P. Ross

                                         --------------------------------------
                                         Jose A. Saldana

                                         --------------------------------------
                                         Robert L. Thompson

                                         --------------------------------------
                                         Gregory W. Wojcik

                                   EXHIBIT A

                   LIST OF SELLERS AND EXCHANGE CONSIDERATION


                    Name of Seller                                       Partnership Unit %
                    --------------                                       ------------------



                                   EXHIBIT B

                                TARGET COMPANIES

                                   EXHIBIT C

                       LEGAL OPINION OF SELLERS' COUNSEL

                                   EXHIBIT D

                         LEGAL OPINION OF APP'S COUNSEL

                                   EXHIBIT E

                                 SELLER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE
                       DATED AS OF [_____________], 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Exchange dated [____________], 1997, by and between American Physician Partners, Inc., San Antonio MRI Partnership No. 2 LTD. and Sellers (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

                                 AMENDMENT NO. 1
                                     TO THE
                         AGREEMENT AND PLAN OF EXCHANGE


        This Amendment No. 1 to the Agreement and Plan of Exchange (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and SAN ANTONIO MRI PARTNERSHIP NO. 2, LTD., a Texas limited partnership (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Exchange dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 13.1(e). APP and the Company hereby agree to amend Section 13.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       SAN ANTONIO MRI PARTNERSHIP NO. 2, LTD.


                                       By:_________________________________
                                       Its:________________________________

================================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                 [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.]
                          (a California corporation),

                                      and

               PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC.
                (a California professional medical corporation)

================================================================================

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I                 Definitions . . . . . . . . . . . . . . . . . . . .    2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . .    2
         Section 1.2      Rules Of Interpretation . . . . . . . . . . . . . .    6

ARTICLE II                The Merger  . . . . . . . . . . . . . . . . . . . .    6
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . .    6
         Section 2.2      The Closing . . . . . . . . . . . . . . . . . . . .    6
         Section 2.3      Effective Time  . . . . . . . . . . . . . . . . . .    6
         Section 2.4      Certificate of Incorporation of Surviving
                          Corporation . . . . . . . . . . . . . . . . . . . .    7
         Section 2.5      Bylaws of Surviving Corporation . . . . . . . . . .    7
         Section 2.6      Directors of the Surviving Corporation  . . . . . .    7
         Section 2.7      Officers of the Surviving Corporation . . . . . . .    7
         Section 2.8      Conversion of Company Common Stock  . . . . . . . .    7
         Section 2.9      Exchange of Certificates Representing Shares
                          of the Company Common Stock . . . . . . . . . . . .    7
         Section 2.10     Fractional Shares . . . . . . . . . . . . . . . . .    8

ARTICLE III               Representations and Warranties of the Company . . .    8
         Section 3.1      Organization and Good Standing; Qualification . . .    8
         Section 3.2      Authorization and Validity  . . . . . . . . . . . .    8
         Section 3.3      Governmental Authorization  . . . . . . . . . . . .    9
         Section 3.4      Capitalization  . . . . . . . . . . . . . . . . . .    9
         Section 3.5      Transactions in Capital Stock . . . . . . . . . . .    9
         Section 3.6      Continuity of Business Enterprise . . . . . . . . .    9
         Section 3.7      Subsidiaries and Investments  . . . . . . . . . . .    9
         Section 3.8      Absence of Conflicting Agreements or
                          Required Consents . . . . . . . . . . . . . . . . .    9
         Section 3.9      Intentionally omitted . . . . . . . . . . . . . . .   10
         Section 3.10     Absence of Changes  . . . . . . . . . . . . . . . .   10
         Section 3.11     No Undisclosed Liabilities  . . . . . . . . . . . .   11
         Section 3.12     Litigation and Claims . . . . . . . . . . . . . . .   11
         Section 3.13     No Violation of Law . . . . . . . . . . . . . . . .   11
         Section 3.14     Lease Agreements  . . . . . . . . . . . . . . . . .   11
         Section 3.15     Real and Personal Property  . . . . . . . . . . . .   12
         Section 3.16     Indebtedness for Borrowed Money . . . . . . . . . .   12
         Section 3.17     Contracts and Commitments . . . . . . . . . . . . .   12
         Section 3.18     Employee Matters  . . . . . . . . . . . . . . . . .   13
         Section 3.19     Labor Relations . . . . . . . . . . . . . . . . . .   13
         Section 3.20     Employee Benefit Plans  . . . . . . . . . . . . . .   14
         Section 3.21     Environmental Matters . . . . . . . . . . . . . . .   15
         Section 3.22     Filing Reports  . . . . . . . . . . . . . . . . . .   16
         Section 3.23     Insurance Policies  . . . . . . . . . . . . . . . .   16
         Section 3.24     Accounts Receivable; Payors . . . . . . . . . . . .   17
         Section 3.25     Accounts Payable; Suppliers . . . . . . . . . . . .   17
         Section 3.26     Inventory . . . . . . . . . . . . . . . . . . . . .   18
         Section 3.27     Licenses, Authorization and Provider Programs . . .   18
         Section 3.28     Inspections and Investigations  . . . . . . . . . .   19
         Section 3.29     Proprietary Rights and Information  . . . . . . . .   19
         Section 3.30     Taxes . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.31     Related Party Arrangements  . . . . . . . . . . . .   20
         Section 3.32     Banking Relations . . . . . . . . . . . . . . . . .   21
         Section 3.33     Fraud and Abuse and Self Referral . . . . . . . . .   21
         Section 3.34     Restrictions on Business Activities . . . . . . . .   21

                                                                              Page
                                                                              ----
         Section 3.35     Agreements in Full Force and Effect . . . . . . . .   21
         Section 3.36     Statements True and Correct . . . . . . . . . . . .   21
         Section 3.37     Disclosure Schedules  . . . . . . . . . . . . . . .   21
         Section 3.38     Finders' Fees . . . . . . . . . . . . . . . . . . .   21

ARTICLE IV                Representations and Warranties of APP . . . . . . .   22
         Section 4.1      Organization and Good Standing; Qualification . . .   22
         Section 4.2      Authorization and Validity. . . . . . . . . . . . .   22
         Section 4.3      Governmental Authorization  . . . . . . . . . . . .   22
         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . .   22
         Section 4.5      Subsidiaries and Investments  . . . . . . . . . . .   23
         Section 4.6      Absence of Conflicting Agreements or
                          Required Consents . . . . . . . . . . . . . . . . .   23
         Section 4.7      Absence of Changes  . . . . . . . . . . . . . . . .   23
         Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . . .   23
         Section 4.9      Litigation and Claims . . . . . . . . . . . . . . .   23
         Section 4.10     No Violation of Law . . . . . . . . . . . . . . . .   23
         Section 4.11     Employee Matters  . . . . . . . . . . . . . . . . .   24
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 4.13     Related Party Arrangements  . . . . . . . . . . . .   25
         Section 4.14     Statements True and Correct . . . . . . . . . . . .   25
         Section 4.15     Schedules . . . . . . . . . . . . . . . . . . . . .   25
         Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . . .   25
         Section 4.17     Agreements in Full Force and Effect . . . . . . . .   25

ARTICLE V                 Closing Date Representations and Warranties
                          of the Company  . . . . . . . . . . . . . . . . . .   25
         Section 5.1      Organization and Good Standing; Qualification . . .   25
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . .   25
         Section 5.3      Corporate Records . . . . . . . . . . . . . . . . .   26
         Section 5.4      Authorization and Validity  . . . . . . . . . . . .   26
         Section 5.5      No Violation  . . . . . . . . . . . . . . . . . . .   26
         Section 5.6      No Business, Agreements, Assets or Liabilities  . .   26
         Section 5.7      Compliance with Laws  . . . . . . . . . . . . . . .   26

ARTICLE VI                Closing Date Representations and Warranties
                          Regarding   . . . . . . . . . . . . . . . . . . . .   26
         Section 6.1      Authorization and Validity. . . . . . . . . . . . .   26
         Section 6.2      No Violation  . . . . . . . . . . . . . . . . . . .   27
         Section 6.3      No Business, Agreements, Assets or Liabilities  . .   27

ARTICLE VII               Covenants of the Company  . . . . . . . . . . . . .   27
         Section 7.1      Conduct of The Company  . . . . . . . . . . . . . .   27
         Section 7.2      Title to Assets; Indebtedness . . . . . . . . . . .   28
         Section 7.3      Access  . . . . . . . . . . . . . . . . . . . . . .   28
         Section 7.4      Acquisition Proposals . . . . . . . . . . . . . . .   29
         Section 7.5      Compliance With Obligations . . . . . . . . . . . .   29
         Section 7.6      Notice of Certain Events  . . . . . . . . . . . . .   29
         Section 7.7      Intentionally omitted . . . . . . . . . . . . . . .   30
         Section 7.8      Stockholders' Consent . . . . . . . . . . . . . . .   30
         Section 7.9      Obligations of Company and Stockholders . . . . . .   30
         Section 7.10     Funding of Accrued Employee Benefits  . . . . . . .   30
         Section 7.11     Accounting and Tax Matters  . . . . . . . . . . . .   30
         Section 7.12     Spin-Off Transaction  . . . . . . . . . . . . . . .   30

ARTICLE VIII              Covenants of APP  . . . . . . . . . . . . . . . . .   31
         Section 8.1      Consummation of Agreement . . . . . . . . . . . . .   31
         Section 8.2      Requirements to Effect the Merger and
                          Acquisitions  . . . . . . . . . . . . . . . . . . .   31

                                                                              Page
                                                                              ----
         Section 8.3      Access  . . . . . . . . . . . . . . . . . . . . . .   31
         Section 8.4      Notification of Certain Matters . . . . . . . . . .   31
         Section 8.5      Qualified Retirement Plans. . . . . . . . . . . . .   31

ARTICLE IX                Covenants of APP, APP Sub and the Company . . . . .   32
         Section 9.1      Filings; Other Action . . . . . . . . . . . . . . .   32
         Section 9.2      Amendments of Disclosure Schedules  . . . . . . . .   32
         Section 9.3      Actions Contrary to Stated Intent . . . . . . . . .   33
         Section 9.4      Public Announcements  . . . . . . . . . . . . . . .   33
         Section 9.5      Expenses  . . . . . . . . . . . . . . . . . . . . .   33
         Section 9.6      Patient Confidentiality . . . . . . . . . . . . . .   33
         Section 9.7      Registration Statements.  . . . . . . . . . . . . .   33

ARTICLE X                 Conditions Precedent of APP . . . . . . . . . . . .   33
         Section 10.1     Representations and Warranties  . . . . . . . . . .   33
         Section 10.2     Covenants . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.3     Legal Opinion . . . . . . . . . . . . . . . . . . .   33
         Section 10.4     Proceedings . . . . . . . . . . . . . . . . . . . .   33
         Section 10.5     No Material Adverse Effect  . . . . . . . . . . . .   34
         Section 10.6     Government Approvals and Required Consents  . . . .   34
         Section 10.7     Securities Approvals  . . . . . . . . . . . . . . .   34
         Section 10.8     Closing Deliveries  . . . . . . . . . . . . . . . .   34
         Section 10.9     Closing of Initial Public Offering  . . . . . . . .   34
         Section 10.10    Closing of Related Acquisitions . . . . . . . . . .   34
         Section 10.11    Dissenter's Rights  . . . . . . . . . . . . . . . .   34
         Section 10.12    Stockholder Representation Letter;
                          Indemnification Agreement . . . . . . . . . . . . .   34
         Section 10.13    Transfer of Assets  . . . . . . . . . . . . . . . .   34

ARTICLE XI                Conditions Precedent of the Company . . . . . . . .   34
         Section 11.1     Representations and Warranties  . . . . . . . . . .   35
         Section 11.2     Covenants . . . . . . . . . . . . . . . . . . . . .   35
         Section 11.3     Legal Opinions  . . . . . . . . . . . . . . . . . .   35
         Section 11.4     Proceedings . . . . . . . . . . . . . . . . . . . .   35
         Section 11.5     Government Approvals and Required Consents  . . . .   35
         Section 11.6     "Blue Sky" Approvals; Nasdaq Listing  . . . . . . .   35
         Section 11.7     Closing of Initial Public Offering  . . . . . . . .   35
         Section 11.8     Closing Deliveries  . . . . . . . . . . . . . . . .   35
         Section 11.9     No Material Adverse Effect  . . . . . . . . . . . .   35
         Section 11.10    Service Agreement Analysis  . . . . . . . . . . . .   35
         Section 11.11    Tax Opinion . . . . . . . . . . . . . . . . . . . .   35

ARTICLE XII               Closing Deliveries  . . . . . . . . . . . . . . . .   35
         Section 12.1     Deliveries of the Company . . . . . . . . . . . . .   35
         Section 12.2     Deliveries of APP.  . . . . . . . . . . . . . . . .   37

ARTICLE XIII              Post Closing Matters  . . . . . . . . . . . . . . .   38
         Section 13.1     Further Instruments of Transfer . . . . . . . . . .   38
         Section 13.2     Merger Tax Covenant . . . . . . . . . . . . . . . .   38
         Section 13.3     Current Public Information  . . . . . . . . . . . .   38

ARTICLE XIV               Remedies  . . . . . . . . . . . . . . . . . . . . .   38
         Section 14.1     Indemnification by the Company  . . . . . . . . . .   38
         Section 14.2     Indemnification by APP and APP Sub  . . . . . . . .   39
         Section 14.3     Conditions of Indemnification . . . . . . . . . . .   39
         Section 14.4     Costs, Expenses and Legal Fees  . . . . . . . . . .   41

                                                                              Page
                                                                              ----
         Section 14.5     Tax Benefits; Insurance Proceeds  . . . . . . . . .   42

ARTICLE XV                Termination . . . . . . . . . . . . . . . . . . . .   42
         Section 15.1     Termination . . . . . . . . . . . . . . . . . . . .   42
         Section 15.2     Effect of Termination . . . . . . . . . . . . . . .   42

ARTICLE XVI               Nondisclosure of Confidential Information . . . . .   42
         Section 16.1     Non-Disclosure Covenant . . . . . . . . . . . . . .   42
         Section 16.2     Damages . . . . . . . . . . . . . . . . . . . . . .   43
         Section 16.3     Survival  . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE XVII              Miscellaneous . . . . . . . . . . . . . . . . . . .   43
         Section 17.1     Amendment; Waivers  . . . . . . . . . . . . . . . .   43
         Section 17.2     Assignment  . . . . . . . . . . . . . . . . . . . .   43
         Section 17.3     Parties in Interest; No Third Party
                          Beneficiaries . . . . . . . . . . . . . . . . . . .   43
         Section 17.4     Entire Agreement  . . . . . . . . . . . . . . . . .   43
         Section 17.5     Severability  . . . . . . . . . . . . . . . . . . .   44
         Section 17.6     Survival of Representations, Warranties
                          and Covenants . . . . . . . . . . . . . . . . . . .   44
         Section 17.7     Governing Law . . . . . . . . . . . . . . . . . . .   44
         Section 17.8     Captions  . . . . . . . . . . . . . . . . . . . . .   44
         Section 17.9     Gender and Number . . . . . . . . . . . . . . . . .   44
         Section 17.10    Intentionally omitted.  . . . . . . . . . . . . . .   44
         Section 17.11    Confidentiality; Publicity and Disclosures  . . . .   44
         Section 17.12    Notice  . . . . . . . . . . . . . . . . . . . . . .   45
         Section 17.13    No Waiver; Remedies . . . . . . . . . . . . . . . .   45
         Section 17.14    Counterparts  . . . . . . . . . . . . . . . . . . .   45
         Section 17.15    Defined Terms . . . . . . . . . . . . . . . . . . .   45

EXHIBITS

Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . . .  C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . . .  D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . . .  E-1
Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . . .  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 2.6 - List of Directors
Exhibit 2.7 - List of Officers
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.], a California corporation and a wholly-owned subsidiary of APP ("APP Sub"), and PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC., a California professional medical corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates a professional medical practice specializing in radiology. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP Sub is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP, APP Sub, and the Company intend that APP Sub be merged with and into the Company, and that the Company be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and APP Sub be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP, APP Sub and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) APP Sub will merge with and into the Company upon the terms and conditions set forth herein and in accordance with the laws of the State of California, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein, and (iii) the Company shall become a wholly-owned subsidiary of APP.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed professional medical corporation ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, APP Sub, NewCo and each of their Affiliates.

         "APP Sub" shall have the meaning set forth in the preamble to this Agreement.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, APP Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). The Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of California, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 1103 of the California General Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of California, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Article of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The Article of Incorporation, as so amended and restated, shall be the Article of Incorporation of the Surviving Corporation.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The directors of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.6.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The officers of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.7.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) Each share of common stock of APP Sub issued and outstanding at the Effective Time shall be converted to one share of Company Common Stock.

                 (e) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP and APP Sub to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP and APP Sub both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement and, in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof).
The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP or APP Sub (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of [_____] shares of the Company Common Stock, of which 11,000 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP or APP Sub in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R.
Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP or APP Sub of the assets and properties to be acquired by APP or APP Sub from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP or APP Sub good and sufficient title to the assets and properties to be acquired by APP or APP Sub and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP or APP Sub. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP or APP Sub in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP or APP Sub any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment- related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, APP Sub or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company.
Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure

Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP, APP Sub or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP, APP Sub or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common

Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

         Closing Date Representations and Warranties Regarding APP Sub

         APP and APP Sub, jointly and severally, represent and warrant that the following will be true and correct on the Closing Date as if made on that date:

         Section 6.1 Authorization and Validity. The execution, delivery and performance by APP Sub of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by APP Sub. This Agreement will be as of the Closing Date duly executed and delivered by APP Sub and will constitute the legal, valid and binding obligation of APP Sub enforceable against APP

Sub in accordance with its respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by equity principles, or by public policy.

         Section 6.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of APP Sub.

         Section 6.3 No Business, Agreements, Assets or Liabilities. APP Sub has not commenced business since its incorporation. APP Sub does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock and APP Sub does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to this Agreement.

                                  ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                 incorporation or bylaws, or other charter documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP Sub shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP or APP Sub.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of California, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

                                  ARTICLE VIII

                          Covenants of APP and APP Sub

         APP and APP Sub agree that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP and APP Sub will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP and APP Sub to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP and APP Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP and APP Sub shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP and APP Sub, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP and APP Sub as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP and APP Sub. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP and APP Sub shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's or APP Sub's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP and APP Sub shall use their best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the

New Qualified Plan shall be paid by APP or APP Sub. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                   Covenants of APP, APP Sub and the Company

         APP, APP Sub and the Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) The Company shall cooperate with APP and APP Sub to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company, APP and APP Sub and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP or APP Sub, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein.
The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP and APP Sub contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this
Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of
Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP and APP Sub shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                    Conditions Precedent of APP and APP Sub

         Except as may be waived in writing by APP, the obligations of APP and APP Sub hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under California Corporate Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on Schedule 10.14 shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

                                   ARTICLE XI

                      Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP and APP Sub contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP and APP Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP and APP Sub shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo, APP and APP Sub shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in
Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP or APP Sub shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP or APP Sub.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., a tax opinion,substantially in the form set forth in
Exhibit 11.11.

         Section 11.12 Closing of Related Acquisition Involving Total Medical Imaging, Inc. The Related Acquisition involving Total Medical Imaging, Inc. shall have closed.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of California for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of California;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of California to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n) documentation, satisfactory to APP, evidencing the legal transfer of (1) the real property located at 7369 Sunset Road, Joshua Tree, California and any related mortgage or indebtedness and (2) the Jeep vehicle and any related indebtedness; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of APP Sub authorizing the execution, delivery and performance of this Agreement, the Service Agreement and the Security Agreement, each certified by the Secretary of APP Sub as being true correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of APP and APP Sub dated the Closing Date as to the truth and correctness of the representations and warranties of APP and APP Sub contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP and APP Sub dated the Closing Date, (i) as to the performance and compliance by APP or APP Sub with all covenants contained herein on and as of the Effective Date and
(ii) certifying that all conditions precedent required to be satisfied by APP and APP Sub shall have been satisfied;

                 (e) a certificate of the Secretary of APP and APP Sub certifying as to the incumbency and to the signatures of the officers of APP or APP Sub who have executed documents delivered at the Closing on behalf of APP or APP Sub;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP and APP Sub are, respectively, in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the state of Delaware and California;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either APP and APP Sub is qualified to do business, to the effect that APP and APP Sub is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under
Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP and APP Sub. Subject to the terms and conditions of this Article XIV, APP and APP Sub jointly and severally hereby agree to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP or APP Sub of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP or APP Sub contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this
Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds [$100,000].

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP or APP Sub contained in this Agreement or in any certificate or other document executed and delivered by APP or APP Sub pursuant to this Agreement is or becomes untrue in any material respect or if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP and APP Sub acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo, APP, and APP Sub, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, APP Sub, Surviving Corporation, NewCo and the Company and (b) to counsel and other advisers to APP, APP Sub, Surviving Corporation, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo, APP or APP Sub, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo, APP or APP Sub, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo, APP or APP Sub and provide the Company, APP or APP Sub with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP or APP Sub, on the other hand, of the provisions of this Section, APP, APP Sub, the Surviving Corporation, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, APP Sub, the Surviving Corporation, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP and APP Sub acknowledge and agree that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under
Article 14 hereof to indemnification from APP and APP Sub against Damages incurred by the Stockholders resulting from a breach by APP or APP Sub of any representation, warranty or covenant of APP or APP Sub contained herein.
Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder, APP or APP Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder, APP and APP Sub. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10    Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to APP and APP Sub:       American Physician Partners, Inc.
                                      901 Main Street
                                      2301 NationsBank Plaza
                                      Dallas, Texas  75202
                                      Fax No.: (214) 761-3150
                                      Attn:  Gregory L. Solomon, President

         with a copy to:              Brobeck, Phleger & Harrison LLP
                                      4675 MacArthur Court, Suite 1000
                                      Newport Beach, California  92660
                                      Fax No.: (714) 752-7522
                                      Attn: Richard A. Fink, Esq.

         If to the Company
         or any Stockholder:          Pacific Imaging Consultants
                                      350 Hawthorne Blvd.
                                      Oakland, California  94609
                                      Fax No.: (510) 869-6251
                                      Attn: Mark H. Weinberg, MBA

         with a copy to:              Wendel, Rosen, Black & Dean LLP
                                      1111 Broadway, 24th Floor
                                      Oakland, California  94607-4036
                                      Fax No.: (510) 834-1928
                                      Attn: Walter R. Turner, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        APP:

                                        AMERICAN PHYSICIAN PARTNERS, INC.

                                        By:
                                                --------------------------------
                                                Gregory L. Solomon, President

                                        APP SUB:

                                        [AMERICAN PHYSICIAN PARTNERS,
                                        SUBSIDIARY, INC.]

                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------

                                        THE COMPANY:

                                        PACIFIC IMAGING CONSULTANTS, A MEDICAL
                                        GROUP, INC.

                                        By:
                                                --------------------------------
                                        Its:
                                                --------------------------------

                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


        The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

        To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary.

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC., a California professional corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       PACIFIC IMAGING CONSULTANTS, A MEDICAL
                                       GROUP, INC.


                                       By:_________________________________
                                       Its:________________________________

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                 [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.]
                           (a California corporation),

                                       and

                           TOTAL MEDICAL IMAGING, INC.
                           (a California corporation)

================================================================================

                                TABLE OF CONTENTS

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                                                                                                                ----
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ARTICLE I                  Definitions..........................................................................   2
         Section 1.1       Definitions..........................................................................   2
         Section 1.2       Rules Of Interpretation..............................................................   6

ARTICLE II                 The Merger...........................................................................   6
         Section 2.1       The Merger...........................................................................   6
         Section 2.2       The Closing..........................................................................   6
         Section 2.3       Effective Time.......................................................................   6
         Section 2.4       Certificate of Incorporation of Surviving Corporation................................   6
         Section 2.5       Bylaws of Surviving Corporation......................................................   6
         Section 2.6       Directors of the Surviving Corporation...............................................   6
         Section 2.7       Officers of the Surviving Corporation................................................   6
         Section 2.8       Conversion of Company Common Stock...................................................   7
         Section 2.9       Exchange of Certificates Representing Shares of the Company Common Stock.............   7
         Section 2.10      Fractional Shares....................................................................   8

ARTICLE III                Representations and Warranties of the Company........................................   8
         Section 3.1       Organization and Good Standing; Qualification........................................   8
         Section 3.2       Authorization and Validity...........................................................   8
         Section 3.3       Governmental Authorization...........................................................   8
         Section 3.4       Capitalization.......................................................................   9
         Section 3.5       Transactions in Capital Stock........................................................   9
         Section 3.6       Continuity of Business Enterprise....................................................   9
         Section 3.7       Subsidiaries and Investments.........................................................   9
         Section 3.8       Absence of Conflicting Agreements or Required Consents...............................   9
         Section 3.9       Intentionally omitted................................................................   9
         Section 3.10      Absence of Changes...................................................................   9
         Section 3.11      No Undisclosed Liabilities...........................................................  10
         Section 3.12      Litigation and Claims................................................................  10
         Section 3.13      No Violation of Law..................................................................  11
         Section 3.14      Lease Agreements.....................................................................  11
         Section 3.15      Real and Personal Property...........................................................  11
         Section 3.16      Indebtedness for Borrowed Money......................................................  12
         Section 3.17      Contracts and Commitments............................................................  12
         Section 3.18      Employee Matters.....................................................................  13
         Section 3.19      Labor Relations......................................................................  13
         Section 3.20      Employee Benefit Plans...............................................................  13
         Section 3.21      Environmental Matters................................................................  15
         Section 3.22      Filing Reports.......................................................................  16
         Section 3.23      Insurance Policies...................................................................  16
         Section 3.24      Accounts Receivable; Payors..........................................................  17
         Section 3.25      Accounts Payable; Suppliers..........................................................  17
         Section 3.26      Inventory............................................................................  17
         Section 3.27      Licenses, Authorization and Provider Programs........................................  18
         Section 3.28      Inspections and Investigations.......................................................  18
         Section 3.29      Proprietary Rights and Information...................................................  19
         Section 3.30      Taxes................................................................................  19
         Section 3.31      Related Party Arrangements...........................................................  20
         Section 3.32      Banking Relations....................................................................  20
         Section 3.33      Fraud and Abuse and Self Referral....................................................  21
         Section 3.34      Restrictions on Business Activities..................................................  21

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         Section 3.35      Agreements in Full Force and Effect..................................................  21
         Section 3.36      Statements True and Correct..........................................................  21
         Section 3.37      Disclosure Schedules.................................................................  21
         Section 3.38      Finders' Fees........................................................................  21

ARTICLE IV                 Representations and Warranties of APP................................................  21
         Section 4.1       Organization and Good Standing; Qualification........................................  21
         Section 4.2       Authorization and Validity...........................................................  22
         Section 4.3       Governmental Authorization...........................................................  22
         Section 4.4       Capitalization.......................................................................  22
         Section 4.5       Subsidiaries and Investments.........................................................  22
         Section 4.6       Absence of Conflicting Agreements or Required Consents...............................  23
         Section 4.7       Absence of Changes...................................................................  23
         Section 4.8       No Undisclosed Liabilities...........................................................  23
         Section 4.9       Litigation and Claims................................................................  23
         Section 4.10      No Violation of Law..................................................................  23
         Section 4.11      Employee Matters.....................................................................  23
         Section 4.12      Taxes................................................................................  23
         Section 4.13      Related Party Arrangements...........................................................  24
         Section 4.14      Statements True and Correct..........................................................  25
         Section 4.15      Schedules............................................................................  25
         Section 4.16      Finder's Fees........................................................................  25
         Section 4.17      Agreements in Full Force and Effect..................................................  25

ARTICLE V                  .....................................................................................  25

ARTICLE VI                 Closing Date Representations and Warranties Regarding ...............................  25
         Section 6.1       Authorization and Validity...........................................................  25
         Section 6.2       No Violation.........................................................................  25
         Section 6.3       No Business, Agreements, Assets or Liabilities.......................................  25

ARTICLE VII                Covenants of the Company.............................................................  26
         Section 7.1       Conduct of The Company...............................................................  26
         Section 7.2       Title to Assets; Indebtedness........................................................  27
         Section 7.3       Access...............................................................................  27
         Section 7.4       Acquisition Proposals................................................................  27
         Section 7.5       Compliance With Obligations..........................................................  28
         Section 7.6       Notice of Certain Events.............................................................  28
         Section 7.7       Intentionally omitted................................................................  28
         Section 7.8       Stockholders' Consent................................................................  28
         Section 7.9       Obligations of Company and Stockholders..............................................  29
         Section 7.10      Funding of Accrued Employee Benefits.................................................  29
         Section 7.11      Accounting and Tax Matters...........................................................  29

ARTICLE VIII               Covenants of APP.....................................................................  29
         Section 8.1       Consummation of Agreement............................................................  29
         Section 8.2       Requirements to Effect the Merger and Acquisitions...................................  29
         Section 8.3       Access...............................................................................  29
         Section 8.4       Notification of Certain Matters......................................................  30

ARTICLE IX                 Covenants of APP, APP Sub and the Company............................................  30
         Section 9.1       Filings; Other Action................................................................  30
         Section 9.2       Amendments of Disclosure Schedules...................................................  30
         Section 9.3       Actions Contrary to Stated Intent....................................................  31
         Section 9.4       Public Announcements.................................................................  31

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                                                                                                                ----
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         Section 9.5       Expenses.............................................................................  31
         Section 9.6       Patient Confidentiality..............................................................  31
         Section 9.7       Registration Statements..............................................................  31

ARTICLE X                  Conditions Precedent of APP..........................................................  31
         Section 10.1      Representations and Warranties.......................................................  31
         Section 10.2      Covenants............................................................................  31
         Section 10.3      Legal Opinion........................................................................  32
         Section 10.4      Proceedings..........................................................................  32
         Section 10.5      No Material Adverse Effect...........................................................  32
         Section 10.6      Government Approvals and Required Consents...........................................  32
         Section 10.7      Securities Approvals.................................................................  32
         Section 10.8      Closing Deliveries...................................................................  32
         Section 10.9      Closing of Initial Public Offering...................................................  32
         Section 10.10     Closing of Related Acquisitions......................................................  32
         Section 10.11     Dissenter's Rights...................................................................  32
         Section 10.12     Stockholder Representation Letter; Indemnification Agreement.........................  32
         Section 10.13     Transfer of Assets...................................................................  32

ARTICLE XI                 Conditions Precedent of the Company..................................................  32
         Section 11.1      Representations and Warranties.......................................................  33
         Section 11.2      Covenants............................................................................  33
         Section 11.3      Legal Opinions.......................................................................  33
         Section 11.4      Proceedings..........................................................................  33
         Section 11.5      Government Approvals and Required Consents...........................................  33
         Section 11.6      "Blue Sky" Approvals; Nasdaq Listing.................................................  33
         Section 11.7      Closing of Initial Public Offering...................................................  33
         Section 11.8      Closing Deliveries...................................................................  33
         Section 11.9      No Material Adverse Effect...........................................................  33

ARTICLE XII                Closing Deliveries...................................................................  33
         Section 12.1      Deliveries of the Company............................................................  33
         Section 12.2      Deliveries of APP. ..................................................................  34

ARTICLE XIII               Post Closing Matters.................................................................  35
         Section 13.1      Further Instruments of Transfer......................................................  35
         Section 13.2      Merger Tax Covenant..................................................................  35
         Section 13.3      Current Public Information...........................................................  36

ARTICLE XIV                Remedies.............................................................................  36
         Section 14.1      Indemnification by the Company.......................................................  36
         Section 14.2      Indemnification by APP and APP Sub...................................................  37
         Section 14.3      Conditions of Indemnification........................................................  37
         Section 14.4      Costs, Expenses and Legal Fees.......................................................  39
         Section 14.5      Tax Benefits; Insurance Proceeds.....................................................  39

ARTICLE XV                 Termination..........................................................................  39
         Section 15.1      Termination..........................................................................  39
         Section 15.2      Effect of Termination................................................................  40

ARTICLE XVI                Nondisclosure of Confidential Information............................................  40
         Section 16.1      Non-Disclosure Covenant..............................................................  40
         Section 16.2      Damages..............................................................................  40
         Section 16.3      Survival.............................................................................  41

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ARTICLE XVII               Miscellaneous........................................................................  41
         Section 17.1      Amendment; Waivers...................................................................  41
         Section 17.2      Assignment...........................................................................  41
         Section 17.3      Parties in Interest; No Third Party Beneficiaries....................................  41
         Section 17.4      Entire Agreement.....................................................................  41
         Section 17.5      Severability.........................................................................  41
         Section 17.6      Survival of Representations, Warranties and Covenants................................  41
         Section 17.7      Governing Law........................................................................  42
         Section 17.8      Captions.............................................................................  42
         Section 17.9      Gender and Number....................................................................  42
         Section 17.10     Intentionally omitted................................................................  42
         Section 17.11     Confidentiality; Publicity and Disclosures...........................................  42
         Section 17.12     Notice...............................................................................  42
         Section 17.13     No Waiver; Remedies..................................................................  43
         Section 17.14     Counterparts.........................................................................  43
         Section 17.15     Defined Terms........................................................................  43

EXHIBITS

Exhibit A - List of Target Companies...........................................................................  A-1
Exhibit B - Merger Consideration...............................................................................  B-1
Exhibit C - Stockholder Representation Letter..................................................................  C-1
Exhibit D - Indemnification Agreement..........................................................................  D-1
Exhibit E - Stockholder Release................................................................................  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 2.6 - List of Directors
Exhibit 2.7 - List of Officers
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.], a California corporation and a wholly-owned subsidiary of APP ("APP Sub"), and TOTAL MEDICAL IMAGING, INC., a California corporation (the "Company").

                                    RECITALS

         A. The Company owns assets relating to the operation of diagnostic imaging centers related to the professional medical practice specializing in radiology conducted by PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC., a California professional medical corporation ("PIC"). All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders. The Stockholders also own beneficially and of record all of the shares of the common stock of PIC. PIC is a "Founding Company" (as defined in Section 1.1 hereof).

         B. APP Sub is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP, APP Sub, and the Company intend that APP Sub be merged with and into the Company, and that the Company be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and APP Sub be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP, APP Sub and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) APP Sub will merge with and into the Company upon the terms and conditions set forth herein and in accordance with the laws of the State of California, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein, and (iii) the Company shall become a wholly-owned subsidiary of APP.

         E. Prior to the Merger, the Company and PIC each intends to transfer certain of its assets and liabilities to a newly formed professional corporation ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, APP Sub and each of their Affiliates.

         "APP Sub" shall have the meaning set forth in the preamble to this Agreement.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed on Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401
et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, APP Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). The Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of California, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 1103 of the California General Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of California, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Article of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The Article of Incorporation, as so amended and restated, shall be the Article of Incorporation of the Surviving Corporation.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The directors of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.6.

         Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The officers of the Surviving Corporation following the Effective Time shall be set forth in
Exhibit 2.7.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                  (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                  (d) Each share of common stock of APP Sub issued and outstanding at the Effective Time shall be converted to one share of Company Common Stock.

                  (e) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                  (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                  (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

         As an inducement to APP and APP Sub to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP and APP Sub both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement and, in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP or APP Sub (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of [_____] shares of the Company Common Stock, of which 10,000 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9 Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                  (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                  (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                  (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which

(i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP or APP Sub in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15 Real and Personal Property.

                  (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                  (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17 Contracts and Commitments.

                  (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate,
(iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP or APP Sub of the assets and properties to be acquired by APP or APP Sub from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP or APP Sub good and sufficient title to the assets and properties to be acquired by APP or APP Sub and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP or APP Sub. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP or APP Sub in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP or APP Sub any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                  (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19 Labor Relations.

                  (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                  (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                  (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20 Employee Benefit Plans.

                  (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                  (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                  (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, APP Sub or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21 Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                  (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                  (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                  (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                  "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance

Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24 Accounts Receivable; Payors.

                  (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                  (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25 Accounts Payable; Suppliers.

                  (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27 Licenses, Authorization and Provider Programs.

                  (a) The Company and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company and the Stockholders have a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider number, and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. The Company (i) has not had its Medicare/Medicaid provider status suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

                  (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

         Section 3.29 Proprietary Rights and Information.

                  (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                  (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30 Taxes.

                  (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company

Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP, APP Sub or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor other Persons and entities providing services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C.
Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and
3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP, APP Sub or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its

         1000
business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         1001
         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12 Taxes.

                  (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate

         1002
governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                  (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                  (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         1003
         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

                        Article V Intentionally Omitted.

                                   ARTICLE VI

          Closing Date Representations and Warranties Regarding APP Sub

         APP and APP Sub, jointly and severally, represent and warrant that the following will be true and correct on the Closing Date as if made on that date:

         Section 6.1 Authorization and Validity. The execution, delivery and performance by APP Sub of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by APP Sub. This Agreement will be as of the Closing Date duly executed and delivered by APP Sub and will constitute the legal, valid and binding obligation of APP Sub enforceable against APP Sub in accordance with its respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by equity principles, or by public policy.

         Section 6.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of APP Sub.

         Section 6.3 No Business, Agreements, Assets or Liabilities. APP Sub has not commenced business since its incorporation. APP Sub does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock and APP Sub does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to this Agreement.

         1004
                                   ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. From the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                  (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, employees and others having business relations with it;

                  (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                  (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                           (1) amend its articles or certificate of
                  incorporation or bylaws, or other charter documents;

                           (2) issue, sell or authorize for issuance or sale,
                  shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (3) redeem, purchase or otherwise acquire, directly
                  or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                           (4) declare or pay any dividend or other distribution
                  (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                           (5) voluntarily sell, transfer, surrender, abandon or
                  dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                           (6) grant or make any mortgage or pledge or subject
                  itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                           (7) voluntarily incur or assume any liability or
                  indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                           (8) make or commit to make any capital expenditures
                  which are not reasonably necessary for the conduct of its business;

         1005
                           (9) grant any increase in the compensation payable or
                  to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                           (10) change in any manner any accounting principles
                  or methods other than changes which are consistent with generally accepted accounting principles;

                           (11) enter into any material commitment or
                  transaction other than in the ordinary course of business;

                           (12) take any action which could reasonably be
                  expected to have a Material Adverse Effect on the Company;

                           (13) apply any of its assets to the direct or
                  indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                           (14) agree, whether in writing or otherwise, to do
                  any of the foregoing; and

                           (15) take any action at the Board of Director or
                  Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets including the LMI Assets (as defined in Section 7.13 hereof) free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

         1006
                  (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                  (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                  (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                  (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                  (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                  (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                  (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7 Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company

         1007
shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP Sub shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP or APP Sub.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company, along with PIC, shall form, organize and incorporate NewCo in the state of California, and the articles of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, and those contracts, agreements and other assets identified in the Disclosure Schedules as being subject to transfer to NewCo in the Spin-Off transaction, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares, along with the shares being issued to PIC in connection with the Spin-Off Transaction, being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to Stockholders in proportion to their respective ownership interests in the Company.

         Section 7.13 Transfer of Lafayette Medical Imaging Assets. Prior to the Merger, the Company agrees to cause Lafayette Medical Imaging, a California general partnership ("LMI"), to transfer to the Company and/or PIC valid and marketable title to all of LMI's right, title and interest in and to the assets listed on the Disclosure Schedules (the "LMI Assets").

         1008
                                  ARTICLE VIII

                          Covenants of APP and APP Sub

         APP and APP Sub agree that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP and APP Sub will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP and APP Sub to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP and APP Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP and APP Sub shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP and APP Sub, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP and APP Sub as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP and APP Sub. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP and APP Sub shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's or APP Sub's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE IX

                    Covenants of APP, APP Sub and the Company

         APP, APP Sub and the Company agree as follows:

         Section 9.1 Filings; Other Action.

         (a) The Company shall cooperate with APP and APP Sub to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company, APP and APP Sub and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it

         1009
specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP or APP Sub, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP and APP Sub contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         1010
         Section 9.6 Patient Confidentiality. APP and APP Sub shall agree to keep all records and information regarding the patients of the Company confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                     Conditions Precedent of APP and APP Sub

         Except as may be waived in writing by APP, the obligations of APP and APP Sub hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         1011
         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under California Corporate Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed in order to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE XI

                       Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP and APP Sub contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP and APP Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP and APP Sub shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, APP and APP Sub shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         1012
         Section 11.8 Closing Deliveries. The Company shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP or APP Sub shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP or APP Sub.

         Section 11.10 Closing of Related Acquisition Involving PIC. The TMI Assets shall have been transferred to PIC and the Related Acquisition involving PIC shall have closed.

                                   ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                  (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                  (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                  (e) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                  (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of California for the Company establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of California;

                  (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                  (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

         1013
                  (i) the resignations of the directors and officers of the Company as requested by APP;

                  (j) intentionally omitted;

                  (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                  (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit E (the "Stockholder Release");

                  (n) intentionally omitted; and

                  (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                  (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors of APP Sub authorizing the execution, delivery and performance of this Agreement, the Service Agreement and the Security Agreement, each certified by the Secretary of APP Sub as being true correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of APP and APP Sub dated the Closing Date as to the truth and correctness of the representations and warranties of APP and APP Sub contained herein on and as of the Effective Date;

                  (d) a certificate of the President of APP and APP Sub dated the Closing Date, (i) as to the performance and compliance by APP or APP Sub with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP and APP Sub shall have been satisfied;

                  (e) a certificate of the Secretary of APP and APP Sub certifying as to the incumbency and to the signatures of the officers of APP or APP Sub who have executed documents delivered at the Closing on behalf of APP or APP Sub;

                  (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP and APP Sub are, respectively, in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the state of Delaware and California;

                  (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which either APP and APP Sub is qualified to

         1014
do business, to the effect that APP and APP Sub is qualified to do business and is in good standing as a foreign corporation in such state;

                  (h) intentionally omitted;

                  (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                  (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing at ________'s sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2 Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

         1015
                                   ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                  (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                  (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP and APP Sub. Subject to the terms and conditions of this Article XIV, APP and APP Sub jointly and severally hereby agree to indemnify, defend and hold the Stockholders, the Company and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by APP or APP Sub of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP or APP Sub contained in this Agreement or in any schedule or certificate delivered hereunder; and

                  (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and

         1016
warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                  Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve of any of the parties hereto of liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in

         1017
writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such

         1018
settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds
[$____________].

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                  (a) at any time prior to the Effective Date by mutual agreement of all parties;

                  (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP or APP Sub contained in this Agreement or in any certificate or other document executed and delivered by APP or APP Sub pursuant to this Agreement is or becomes untrue in any material respect or if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                  (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         1019
         Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company recognizes and acknowledges that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP and APP Sub acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of the Company that is valuable, special and a unique asset of each such business. The Company, APP, and APP Sub, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, APP Sub, Surviving Corporation and the Company and (b) to counsel and other advisers to APP, APP Sub, Surviving Corporation and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, APP or APP Sub, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, APP or APP Sub, as the case may be, shall, if possible, give prior written notice thereof to the Company, APP or APP Sub and provide the Company, APP or APP Sub with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP or APP Sub, on the other hand, of the provisions of this Section, APP, APP Sub, the Surviving Corporation and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, APP Sub, the Surviving Corporation and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         1020
         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP and APP Sub acknowledge and agree that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP and APP Sub against Damages incurred by the Stockholders resulting from a breach by APP or APP Sub of any representation, warranty or covenant of APP or APP Sub contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder, APP or APP Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder, APP and APP Sub. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Intentionally omitted.

         1021
         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to APP and APP Sub:    American Physician Partners, Inc.
                                   901 Main Street
                                   2301 NationsBank Plaza
                                   Dallas, Texas  75202
                                   Fax No.: (214) 761-3150
                                   Attn:  Gregory L. Solomon, President

         with a copy to:           Brobeck, Phleger & Harrison LLP
                                   4675 MacArthur Court, Suite 1000
                                   Newport Beach, California  92660
                                   Fax No.: (714) 752-7522
                                   Attn: Richard A. Fink, Esq.

         If to the Company
         or any Stockholder:       Total Medical Imaging, Inc.
                                   350 Hawthorne Blvd.
                                   Oakland, California  94609
                                   Fax No.: (510) 869-6251
                                   Attn: Mark H. Weinberg, MBA

         with a copy to :          Wendel, Rosen, Black & Dean LLP
                                   1111 Broadway, 24th Floor
                                   Oakland, California  94607-4036
                                   Fax No.: (510) 834-1928
                                   Attn: Walter R. Turner, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party

         1022
hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1023
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                      By:_______________________________________
                                               Gregory L. Solomon, President


                                      APP SUB:

                                      [AMERICAN PHYSICIAN PARTNERS,
                                      SUBSIDIARY, INC.]


                                      By:_______________________________________
                                      Its:______________________________________


                                      THE COMPANY:

                                      TOTAL MEDICAL IMAGING, INC.


                                      By:_______________________________________
                                      Its:______________________________________

         1024
                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1025
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1026
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1027
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1028
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1029
                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., APP Sub, the Company or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., APP Sub, the Company or any Company Subsidiary.
         1030


                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and TOTAL MEDICAL IMAGING, INC., a California corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       TOTAL MEDICAL IMAGING, INC.


                                       By:_________________________________
                                       Its:________________________________


         1031

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

           RADIOLOGY AND NUCLEAR MEDICINE, A PROFESSIONAL ASSOCIATION
                       (a Kansas professional association)

================================================================================
         1032
                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I                  Definitions..........................................................................  2
         Section 1.1       Definitions..........................................................................  2
         Section 1.2       Rules Of Interpretation..............................................................  6

ARTICLE II                 The Merger...........................................................................  6
         Section 2.1       The Merger...........................................................................  6
         Section 2.2       The Closing..........................................................................  6
         Section 2.3       Effective Time.......................................................................  6
         Section 2.4       Certificate of Incorporation of Surviving Corporation................................  6
         Section 2.5       Bylaws of Surviving Corporation......................................................  7
         Section 2.6       Directors of the Surviving Corporation...............................................  7
         Section 2.7       Officers of the Surviving Corporation................................................  7
         Section 2.8       Conversion of Company Common Stock...................................................  7
         Section 2.9       Exchange of Certificates Representing Shares of the Company Common
                           Stock................................................................................  7
         Section 2.10      Fractional Shares....................................................................  8

ARTICLE III                Representations and Warranties of the Company........................................  8
         Section 3.1       Organization and Good Standing; Qualification........................................  8
         Section 3.2       Authorization and Validity...........................................................  8
         Section 3.3       Governmental Authorization...........................................................  8
         Section 3.4       Capitalization.......................................................................  9
         Section 3.5       Transactions in Capital Stock........................................................  9
         Section 3.6       Continuity of Business Enterprise....................................................  9
         Section 3.7       Subsidiaries and Investments.........................................................  9
         Section 3.8       Absence of Conflicting Agreements or Required Consents...............................  9
         Section 3.9       Intentionally omitted................................................................  9
         Section 3.10      Absence of Changes................................................................... 10
         Section 3.11      No Undisclosed Liabilities........................................................... 10
         Section 3.12      Litigation and Claims................................................................ 11
         Section 3.13      No Violation of Law.................................................................. 11
         Section 3.14      Lease Agreements..................................................................... 11
         Section 3.15      Real and Personal Property........................................................... 11
         Section 3.16      Indebtedness for Borrowed Money...................................................... 12
         Section 3.17      Contracts and Commitments............................................................ 12
         Section 3.18      Employee Matters..................................................................... 13
         Section 3.19      Labor Relations...................................................................... 13
         Section 3.20      Employee Benefit Plans............................................................... 14
         Section 3.21      Environmental Matters................................................................ 15
         Section 3.22      Filing Reports....................................................................... 16
         Section 3.23      Insurance Policies................................................................... 16
         Section 3.24      Accounts Receivable; Payors.......................................................... 17
         Section 3.25      Accounts Payable; Suppliers.......................................................... 17
         Section 3.26      Inventory............................................................................ 17
         Section 3.27      Licenses, Authorization and Provider Programs........................................ 18
         Section 3.28      Inspections and Investigations....................................................... 18
         Section 3.29      Proprietary Rights and Information................................................... 19
         Section 3.30      Taxes................................................................................ 19
         Section 3.31      Related Party Arrangements........................................................... 20

         1033

         Section 3.32      Banking Relations.................................................................... 20
         Section 3.33      Fraud and Abuse and Self Referral.................................................... 21
         Section 3.34      Restrictions on Business Activities.................................................. 21
         Section 3.35      Agreements in Full Force and Effect.................................................. 21
         Section 3.36      Statements True and Correct.......................................................... 21
         Section 3.37      Disclosure Schedules................................................................. 21
         Section 3.38      Finders' Fees........................................................................ 21

ARTICLE IV                 Representations and Warranties of APP................................................ 21
         Section 4.1       Organization and Good Standing; Qualification........................................ 22
         Section 4.2       Authorization and Validity........................................................... 22
         Section 4.3       Governmental Authorization........................................................... 22
         Section 4.4       Capitalization....................................................................... 22
         Section 4.5       Subsidiaries and Investments......................................................... 23
         Section 4.6       Absence of Conflicting Agreements or Required Consents............................... 23
         Section 4.7       Absence of Changes................................................................... 23
         Section 4.8       No Undisclosed Liabilities........................................................... 23
         Section 4.9       Litigation and Claims................................................................ 23
         Section 4.10      No Violation of Law.................................................................. 23
         Section 4.11      Employee Matters..................................................................... 23
         Section 4.12      Taxes................................................................................ 24
         Section 4.13      Related Party Arrangements........................................................... 25
         Section 4.14      Statements True and Correct.......................................................... 25
         Section 4.15      Disclosure Schedules................................................................. 25
         Section 4.16      Finder's Fees........................................................................ 25
         Section 4.17      Agreements in Full Force and Effect.................................................. 25

ARTICLE V                  Closing Date Representations and Warranties of the Company........................... 25
         Section 5.1       Organization and Good Standing; Qualification........................................ 25
         Section 5.2       Capitalization....................................................................... 25
         Section 5.3       Corporate Records.................................................................... 26
         Section 5.4       Authorization and Validity........................................................... 26
         Section 5.5       No Violation......................................................................... 26
         Section 5.6       No Business, Agreements, Assets or Liabilities....................................... 26
         Section 5.7       Compliance with Laws................................................................. 26

ARTICLE VI                 ARTICLE VI INTENTIONALLY OMITTED..................................................... 26

ARTICLE VII                Covenants of the Company............................................................. 26
         Section 7.1       Conduct of The Company............................................................... 26
         Section 7.2       Title to Assets; Indebtedness........................................................ 28
         Section 7.3       Access............................................................................... 28
         Section 7.4       Acquisition Proposals................................................................ 28
         Section 7.5       Compliance With Obligations.......................................................... 29
         Section 7.6       Notice of Certain Events............................................................. 29
         Section 7.7       Intentionally omitted................................................................ 29
         Section 7.8       Stockholders' Consent................................................................ 29
         Section 7.9       Obligations of Company and Stockholders.............................................. 29
         Section 7.10      Funding of Accrued Employee Benefits................................................. 30
         Section 7.11      Accounting and Tax Matters........................................................... 30
         Section 7.12      Spin-Off Transaction................................................................. 30

         1034

ARTICLE VIII      Covenants of APP.............................................................................. 31
         Section 8.1       Consummation of Agreement............................................................ 31
         Section 8.2       Requirements to Effect the Merger and Acquisitions................................... 31
         Section 8.3       Access............................................................................... 31
         Section 8.4       Notification of Certain Matters...................................................... 31
         Section 8.5       Qualified Retirement Plans........................................................... 31

ARTICLE IX                 Covenants of APP and the Company..................................................... 32
         Section 9.1       Filings; Other Action................................................................ 32
         Section 9.2       Amendments of Disclosure Schedules................................................... 32
         Section 9.3       Actions Contrary to Stated Intent.................................................... 33
         Section 9.4       Public Announcements................................................................. 33
         Section 9.5       Expenses............................................................................. 33
         Section 9.6       Patient Confidentiality.............................................................. 33
         Section 9.7       Registration Statements.............................................................. 33

ARTICLE X                  Conditions Precedent of APP.......................................................... 33
         Section 10.1      Representations and Warranties....................................................... 33
         Section 10.2      Covenants............................................................................ 33
         Section 10.3      Legal Opinion........................................................................ 33
         Section 10.4      Proceedings.......................................................................... 33
         Section 10.5      No Material Adverse Effect........................................................... 33
         Section 10.6      Government Approvals and Required Consents........................................... 33
         Section 10.7      Securities Approvals................................................................. 34
         Section 10.8      Closing Deliveries................................................................... 34
         Section 10.9      Closing of Initial Public Offering................................................... 34
         Section 10.10     Closing of Related Acquisitions...................................................... 34
         Section 10.11     Dissenter's Rights................................................................... 34
         Section 10.12     Stockholder Representation Letter; Indemnification Agreement......................... 34
         Section 10.13     Transfer of Assets................................................................... 34

ARTICLE XI                 Conditions Precedent of the Company.................................................. 34
         Section 11.1      Representations and Warranties....................................................... 34
         Section 11.2      Covenants............................................................................ 34
         Section 11.3      Legal Opinions....................................................................... 35
         Section 11.4      Proceedings.......................................................................... 35
         Section 11.5      Government Approvals and Required Consents........................................... 35
         Section 11.6      "Blue Sky" Approvals; Nasdaq Listing................................................. 35
         Section 11.7      Closing of Initial Public Offering................................................... 35
         Section 11.8      Closing Deliveries................................................................... 35
         Section 11.9      No Material Adverse Effect........................................................... 35
         Section 11.10     Service Fee Valuations............................................................... 35
         Section 11.11     Tax Opinion.......................................................................... 35

ARTICLE XII                Closing Deliveries................................................................... 35
         Section 12.1      Deliveries of the Company............................................................ 35
         Section 12.2      Deliveries of APP. .................................................................. 36

ARTICLE XIII      Post Closing Matters.......................................................................... 37
         Section 13.1      Further Instruments of Transfer...................................................... 37
         Section 13.2      Merger Tax Covenant.................................................................. 38
         Section 13.3      Current Public Information........................................................... 38

         1035

ARTICLE XIV       Remedies...................................................................................... 38
         Section 14.1      Indemnification by the Company....................................................... 38
         Section 14.2      Indemnification by APP............................................................... 39
         Section 14.3      Conditions of Indemnification........................................................ 39
         Section 14.4      Costs, Expenses and Legal Fees....................................................... 41
         Section 14.5      Tax Benefits; Insurance Proceeds..................................................... 41

ARTICLE XV                 Termination.......................................................................... 42
         Section 15.1      Termination.......................................................................... 42
         Section 15.2      Effect of Termination................................................................ 42

ARTICLE XVI       Nondisclosure of Confidential Information..................................................... 42
         Section 16.1      Non-Disclosure Covenant.............................................................. 42
         Section 16.2      Damages.............................................................................. 43
         Section 16.3      Survival............................................................................. 43

ARTICLE XVII      Miscellaneous................................................................................. 43
         Section 17.1      Amendment; Waivers................................................................... 43
         Section 17.2      Assignment........................................................................... 43
         Section 17.3      Parties in Interest; No Third Party Beneficiaries.................................... 43
         Section 17.4      Entire Agreement..................................................................... 43
         Section 17.5      Severability......................................................................... 43
         Section 17.6      Survival of Representations, Warranties and Covenants................................ 44
         Section 17.7      Governing Law........................................................................ 44
         Section 17.8      Captions............................................................................. 44
         Section 17.9      Gender and Number.................................................................... 44
         Section 17.10     Intentionally omitted................................................................ 44
         Section 17.11     Confidentiality; Publicity and Disclosures........................................... 44
         Section 17.12     Notice............................................................................... 44
         Section 17.13     No Waiver; Remedies.................................................................. 45
         Section 17.14     Counterparts......................................................................... 45
         Section 17.15     Defined Terms........................................................................ 45

EXHIBITS

Exhibit A - List of Target Companies............................................................................A-1
Exhibit B - Merger Consideration................................................................................B-1
Exhibit C - Stockholder Representation Letter...................................................................C-1
Exhibit D - Indemnification Agreement...........................................................................D-1
Exhibit E - Physician Employment Agreement .....................................................................E-1
Exhibit F - Service Agreement...................................................................................F-1
Exhibit G - Stockholder Release.................................................................................G-1

Exhibit 1.1 - List of Stockholders Exhibit 10.3 - Legal Opinion (Company
Counsel) Exhibit 11.3 - Legal Opinion (APP Counsel) Exhibit 11.11 - Tax Opinion
Exhibit 12.2(k) - APP Tax Certificate

         1036
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and RADIOLOGY AND NUCLEAR MEDICINE, A PROFESSIONAL ASSOCIATION, a Kansas professional association (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) a diagnostic imaging center. All of the shares of the common stock, of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of Kansas and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed Kansas limited liability company ("NewCo"), such transfer to be made for the benefit of the Stockholders who are also members of NewCo (the "Spin- Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

         1037
                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1038

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1039

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA SectionSection 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA SectionSection 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA SectionSection 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         1040

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C.
Section 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         1041

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of APP with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 252 and Section 17-6702 of the Kansas General Corporation Code. The Merger shall become effective at the time of the filing of such documents with the Secretaries of State of the States of Kansas and Delaware, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Articles of Incorporation of APP in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1042

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                  (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                  (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                  (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates which, until the Effective Time, represented shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                  (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit

         1043

of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions

         1044

contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of [_____] shares of the Company Common Stock, of which [____] shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9  Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

         1045

                  (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                   (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                  (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                  (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with

         1046

the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15 Real and Personal Property.

                  (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                  (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and

         1047

the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17 Contracts and Commitments.

                  (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                  (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to

         1048

believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19 Labor Relations.

                  (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                  (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                  (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20 Employee Benefit Plans.

                  (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or

         1049

to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                  (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

         1050

                  (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21 Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                  (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. Disclosure Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                  (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated

         1051

or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                  (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                  "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained

         1052

amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24      Accounts Receivable; Payors.

                  (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                  (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25      Accounts Payable; Suppliers.

                  (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         1053

         Section 3.27 Licenses, Authorization and Provider Programs.

                  (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                  (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

         1054

         Section 3.29 Proprietary Rights and Information.

                  (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                  (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30 Taxes.

                  (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in Disclosure Schedule 3.30(b), (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company

         1055

Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         1056

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. SectionSection 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. SectionSection 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary, any acquisition of property by the Company or the continuation of that medical practice in the future by NewCo, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its

         1057

business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         1058

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12 Taxes.

                  (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate

         1059

governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedule, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                  (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                  (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         1060

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.


                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a Kansas limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized membership interests of NewCo consists of [_____] interests of NewCo, of which [______] interests are issued and outstanding. The members own all of the issued and outstanding interests of NewCo, free and clear of any Encumbrance. Each outstanding interest of NewCo has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding interests of NewCo. No interest of NewCo has been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's members.

         Section 5.3 Records. The copy of the operating agreement and all amendments thereto of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         1061

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the [Board of Directors] of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the operating agreement or other charter document of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its formation. Other than its operating agreement or other charter document, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of membership interests or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                        ARTICLE VI INTENTIONALLY OMITTED.

                                   ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                  (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                  (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

         1062

                  (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                           (1) amend its articles or certificate of
                  incorporation or bylaws, or other charter documents;

                           (2) issue, sell or authorize for issuance or sale,
                  shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (3) redeem, purchase or otherwise acquire, directly
                  or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                           (4) declare or pay any dividend or other distribution
                  (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                           (5) voluntarily sell, transfer, surrender, abandon or
                  dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                           (6) grant or make any mortgage or pledge or subject
                  itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                           (7) voluntarily incur or assume any liability or
                  indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                           (8) make or commit to make any capital expenditures
                  which are not reasonably necessary for the conduct of its business;

                           (9) grant any increase in the compensation payable or
                  to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                           (10) change in any manner any accounting principles
                  or methods other than changes which are consistent with generally accepted accounting principles;

                           (11) enter into any material commitment or
                  transaction other than in the ordinary course of business;

                           (12) take any action which could reasonably be
                  expected to have a Material Adverse Effect on the Company;

                           (13) apply any of its assets to the direct or
                  indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                           (14) agree, whether in writing or otherwise, to do any of the foregoing; and

         1063

                           (15) take any action at the Board of Director or
                  Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                  (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                  (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         1064

        Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                  (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                  (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                  (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                  (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                  (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7 Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         1065

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form and organize NewCo in the state of Kansas, and the operating agreement of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedule (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, for the benefit of the Stockholders who are also members of NewCo.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or

         1066

lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. To the extent permitted by law, APP shall establish a qualified plan and trust for NewCo, within the meaning of
Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits to Physician Members of NewCo who earn in excess of the limitations established under Section 415(c) of the Code that (a) are comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997 and (b) provide investment alternatives in accordance with Department of Labor Regulation 2550.404C-1. APP will file for a favorable determination letter from the IRS on the New Qualified Plan. Benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. In addition, APP will request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1 Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company and APP and each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made

         1067

by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo shall be paid by the Company in full immediately prior to the Closing and any such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as

         1068

delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under the Kansas General Corporation Code, and the number of shares of Company Common Stock held by the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights shall not exceed [15%] of the then outstanding shares of Company Common Stock.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder receiving Merger Consideration shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         1069

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on Disclosure Schedule
10.14 shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

                                   ARTICLE XI

                       Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consent of the Stockholders required pursuant to applicable state law and the Company's charter documents in effect as of the date of this Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         1070

         Section 11.10 Service Fee Valuations. The Company shall have received from Shattuck Hammond Partners, Inc. ("Shattuck") its opinion and analysis in a form consistent with the engagement letter with Shattuck dated _________, 1997.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., special tax counsel to APP, a tax opinion, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Closing Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                  (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the appropriate governing body of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                   (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                  (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                  (e) a certificate of the Secretary of the Company and an authorized officer of NewCo certifying as to the incumbency of the managers and officers of Newco and as to the signatures of such managers and officers who have executed documents delivered at the Closing on behalf of that corporation;

                  (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of Kansas for the Company and NewCo establishing that each such entity is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Kansas;

                  (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such entity is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                  (h) all authorizations, consents, approvals, permits and licenses referenced in Section ------- 3.27; ----

                  (i) the resignations of the directors and officers of the Company as requested by APP;

         1071

                  (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of Kansas to address regulatory and compliance issues (the "Service Agreement");

                  (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                   (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                  (n)      intentionally omitted; and

                  (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                  (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) intentionally omitted;

                  (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                  (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

                  (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                  (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the state of Delaware;

                  (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                  (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                  (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

         1072

                  (j) the Merger Consideration in accordance with Article II and Exhibit B hereof;

                  (k) a certificate of APP in the form attached hereto as
Exhibit 12.2(k); and

                  (l) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2 Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable

         1073

attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

                  (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                  (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information required to be stated therein or necessary to make the statements therein not misleading, arising which untrue statement or failure to state information arises or result solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                  (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto or (ii) failure to state information required to be stated therein or necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                  Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         1074

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have

         1075

the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

         1076

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                  (a) at any time prior to the Effective Date by mutual agreement of all parties;

                  (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                  (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

         1077

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available

         1078

to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby or delivered in connection herewith constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years, (d) the representations and warranties contained in Exhibit 12.2(k) shall survive for seven (7) years, and (e) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF KANSAS.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of

         1079

the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

        If to APP:                         American Physician Partners, Inc.
                                           901 Main Street
                                           2301 NationsBank Plaza
                                           Dallas, Texas  75202
                                           Fax No.: (214) 761-3150
                                           Attn:  Gregory L. Solomon, President

        with a copy to:                    Brobeck, Phleger & Harrison LLP
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California  92660
                                           Fax No.: (714) 752-7522
                                           Attn: Richard A. Fink, Esq.

        If to the Company
        or any Stockholder:                Radiology and Nuclear Medicine,
                                           a Professional Association
                                           823 SW Mulvane St., Suite 1
                                           Topeka, KS 66606
                                           Fax. No.: (913) 234-2469
                                           Attn: William Walls, M.D.

        with a copy to :                   Lathrop & Gage L.C.
                                           9401 Indian Creek Parkway, Bldg. #40
                                           Overland Park, KS 66210
                                           Fax. No.: (913) 451-0875
                                           Attn: Jeffrey O. Ellis, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof

         1080

or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         1081

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1082

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                  APP:

                                  AMERICAN PHYSICIAN PARTNERS, INC.


                                  By:
                                     ------------------------------------------
                                     Gregory L. Solomon, President


                                  THE COMPANY:

                                  RADIOLOGY AND NUCLEAR MEDICINE, A
                                  PROFESSIONAL ASSOCIATION


                                  By:
                                     ------------------------------------------

                                  Its:
                                      -----------------------------------------

         1083

                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1084
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1085
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1086
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1087
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1088
                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1089
                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1090
                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.
         1091

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and RADIOLOGY AND NUCLEAR MEDICINE, A PROFESSIONAL CORPORATION (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                       By: __________________________________
                                           Gregory L. Solomon, President

                                       THE COMPANY:

                                       RADIOLOGY AND NUCLEAR MEDICINE, A
                                       PROFESSIONAL ASSOCIATION


                                       By:_________________________________
                                       Its:________________________________


         1092

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                     ADVANCED IMAGING OF ORANGE COUNTY, P.C.
                      (a New York professional corporation)

================================================================================


         1093


                                       TABLE OF CONTENTS

                                                                            Page
                                                                            ----

 ARTICLE I Definitions......................................................  2
        Section 1.1   Definitions...........................................  2
        Section 1.2   Rules Of Interpretation...............................  6

 ARTICLE II The Merger......................................................  6
        Section 2.1   The Merger............................................  6
        Section 2.2   The Closing...........................................  6
        Section 2.3   Effective Time........................................  6
        Section 2.4   Certificate of Incorporation of Surviving
                      Corporation...........................................  6
        Section 2.5   Bylaws of Surviving Corporation.......................  7
        Section 2.6   Directors of the Surviving Corporation................  7
        Section 2.7   Officers of the Surviving Corporation.................  7
        Section 2.8   Conversion of Company Common Stock....................  7
        Section 2.9   Exchange of Certificates Representing Shares
                      of the Company Common Stock...........................  7
        Section 2.10  Fractional Shares.....................................  8

 ARTICLE III Representations and Warranties of the Company..................  8
        Section 3.1   Organization and Good Standing; Qualification.........  8
        Section 3.2   Authorization and Validity............................  8
        Section 3.3   Governmental Authorization............................  8
        Section 3.4   Capitalization........................................  9
        Section 3.5   Transactions in Capital Stock.........................  9
        Section 3.6   Continuity of Business Enterprise.....................  9
        Section 3.7   Subsidiaries and Investments..........................  9
        Section 3.8   Absence of Conflicting Agreements or Required
                      Consents..............................................  9
        Section 3.9   Intentionally omitted.................................  9
        Section 3.10  Absence of Changes.................................... 10
        Section 3.11  No Undisclosed Liabilities............................ 10
        Section 3.12  Litigation and Claims................................. 11
        Section 3.13  No Violation of Law................................... 11
        Section 3.14  Lease Agreements...................................... 11
        Section 3.15  Real and Personal Property............................ 11
        Section 3.16  Indebtedness for Borrowed Money....................... 12
        Section 3.17  Contracts and Commitments............................. 12
        Section 3.18  Employee Matters...................................... 13
        Section 3.19  Labor Relations....................................... 13
        Section 3.20  Employee Benefit Plans................................ 14
        Section 3.21  Environmental Matters................................. 15
        Section 3.22  Filing Reports........................................ 16
        Section 3.23  Insurance Policies.................................... 16
        Section 3.24  Accounts Receivable; Payors........................... 17
        Section 3.25  Accounts Payable; Suppliers........................... 17
        Section 3.26  Inventory............................................. 17
        Section 3.27  Licenses, Authorization and Provider Programs......... 18
        Section 3.28  Inspections and Investigations........................ 18

         1094


                                                                            Page
                                                                            ----

        Section 3.29  Proprietary Rights and Information.................... 19
        Section 3.30  Taxes................................................. 19
        Section 3.31  Related Party Arrangements............................ 20
        Section 3.32  Banking Relations..................................... 20
        Section 3.33  Fraud and Abuse and Self Referral..................... 21
        Section 3.34  Restrictions on Business Activities................... 21
        Section 3.35  Agreements in Full Force and Effect................... 21
        Section 3.36  Statements True and Correct........................... 21
        Section 3.37  Disclosure Schedules.................................. 21
        Section 3.38  Finders' Fees......................................... 21

 ARTICLE IV Representations and Warranties of APP........................... 21
        Section 4.1   Organization and Good Standing; Qualification......... 22
        Section 4.2   Authorization and Validity............................ 22
        Section 4.3   Governmental Authorization............................ 22
        Section 4.4   Capitalization........................................ 22
        Section 4.5   Subsidiaries and Investments.......................... 23
        Section 4.6   Absence of Conflicting Agreements or Required
                      Consents.............................................. 23
        Section 4.7   Absence of Changes.................................... 23
        Section 4.8   No Undisclosed Liabilities............................ 23
        Section 4.9   Litigation and Claims................................. 23
        Section 4.10  No Violation of Law................................... 23
        Section 4.11  Employee Matters...................................... 23
        Section 4.12  Taxes................................................. 24
        Section 4.13  Related Party Arrangements............................ 25
        Section 4.14  Statements True and Correct........................... 25
        Section 4.15  Disclosure Schedules.................................. 25
        Section 4.16  Finder's Fees......................................... 25
        Section 4.17  Agreements in Full Force and Effect................... 25

 ARTICLE V Closing Date Representations and Warranties of the Company....... 25
        Section 5.1   Organization and Good Standing; Qualification......... 25
        Section 5.2   Capitalization........................................ 25
        Section 5.3   Corporate Records..................................... 26
        Section 5.4   Authorization and Validity............................ 26
        Section 5.5   No Violation.......................................... 26
        Section 5.6   No Business, Agreements, Assets or Liabilities........ 26
        Section 5.7   Compliance with Laws.................................. 26

 ARTICLE VI Intentionally Omitted........................................... 26

 ARTICLE VII Covenants of the Company....................................... 26
        Section 7.1   Conduct of The Company................................ 26
        Section 7.2   Title to Assets; Indebtedness......................... 28
        Section 7.3   Access................................................ 28
        Section 7.4   Acquisition Proposals................................. 28
        Section 7.5   Compliance With Obligations........................... 29
        Section 7.6   Notice of Certain Events.............................. 29

         1095


                                                                            Page
                                                                            ----

        Section 7.7   Intentionally omitted................................. 29
        Section 7.8   Stockholders' Consent................................. 29
        Section 7.9   Obligations of Company and Stockholders............... 29
        Section 7.10  Funding of Accrued Employee Benefits.................. 29
        Section 7.11  Accounting and Tax Matters............................ 30
        Section 7.12  Spin-Off Transaction.................................. 30
        Section 7.13  "F" Reorganization.................................... 30

 ARTICLE VIII Covenants of APP.............................................. 30
        Section 8.1   Consummation of Agreement............................. 30
        Section 8.2   Requirements to Effect the Merger and Acquisitions.... 31
        Section 8.3   Access................................................ 31
        Section 8.4   Notification of Certain Matters....................... 31
        Section 8.5   Qualified Retirement Plans............................ 31

 ARTICLE IX Covenants of APP and the Company................................ 31
        Section 9.1   Filings; Other Action................................. 31
        Section 9.2   Amendments of Schedules............................... 32
        Section 9.3   Actions Contrary to Stated Intent..................... 32
        Section 9.4   Public Announcements.................................. 32
        Section 9.5   Expenses.............................................. 32
        Section 9.6   Patient Confidentiality............................... 32
        Section 9.7   Registration Statements............................... 33

 ARTICLE X Conditions Precedent of APP...................................... 33
        Section 10.1  Representations and Warranties........................ 33
        Section 10.2  Covenants............................................. 33
        Section 10.3  Legal Opinion......................................... 33
        Section 10.4  Proceedings........................................... 33
        Section 10.5  No Material Adverse Effect............................ 33
        Section 10.6  Government Approvals and Required Consents............ 33
        Section 10.7  Securities Approvals.................................. 33
        Section 10.8  Closing Deliveries.................................... 33
        Section 10.9  Closing of Initial Public Offering.................... 33
        Section 10.10 Closing of Related Acquisitions....................... 33
        Section 10.11 Dissenter's Rights.................................... 34
        Section 10.12 Stockholder Representation Letter; Indemnification
                      Agreement............................................. 34
        Section 10.13 Transfer of Assets.................................... 34

 ARTICLE XI Conditions Precedent of the Company............................. 34
        Section 11.1  Representations and Warranties........................ 34
        Section 11.2  Covenants............................................. 34
        Section 11.3  Legal Opinions........................................ 34
        Section 11.4  Proceedings........................................... 34
        Section 11.5  Government Approvals and Required Consents............ 34
        Section 11.6  "Blue Sky" Approvals; Nasdaq Listing.................. 34
        Section 11.7  Closing of Initial Public Offering.................... 35
        Section 11.8  Closing Deliveries.................................... 35

         1096


                                                                            Page
                                                                            ----

        Section 11.9  No Material Adverse Effect............................ 35
        Section 11.10 Service Agreement Analysis............................ 35
        Section 11.11 Tax Opinion........................................... 35

 ARTICLE XII Closing Deliveries............................................. 35
        Section 12.1  Deliveries of the Company............................. 35
        Section 12.2  Deliveries of APP. ................................... 36

 ARTICLE XIII Post Closing Matters.......................................... 37
        Section 13.1  Further Instruments of Transfer....................... 37
        Section 13.2  Merger Tax Covenant................................... 37
        Section 13.3  Current Public Information............................ 38

 ARTICLE XIV Remedies....................................................... 38
        Section 14.1  Indemnification by the Company........................ 38
        Section 14.2  Indemnification by APP................................ 38
        Section 14.3  Conditions of Indemnification......................... 39
        Section 14.4  Costs, Expenses and Legal Fees........................ 41
        Section 14.5  Tax Benefits; Insurance Proceeds...................... 41

 ARTICLE XV Termination..................................................... 41
        Section 15.1  Termination........................................... 41
        Section 15.2  Effect of Termination................................. 42

 ARTICLE XVI Nondisclosure of Confidential Information...................... 42
        Section 16.1  Non-Disclosure Covenant............................... 42
        Section 16.2  Damages............................................... 42
        Section 16.3  Survival.............................................. 42

 ARTICLE XVII Miscellaneous................................................. 42
        Section 17.1  Amendment; Waivers.................................... 42
        Section 17.2  Assignment............................................ 43
        Section 17.3  Parties in Interest; No Third Party Beneficiaries..... 43
        Section 17.4  Entire Agreement...................................... 43
        Section 17.5  Severability.......................................... 43
        Section 17.6  Survival of Representations, Warranties
                      and Covenants......................................... 43
        Section 17.7  Governing Law......................................... 43
        Section 17.8  Captions.............................................. 43
        Section 17.9  Gender and Number..................................... 44
        Section 17.10 Intentionally omitted................................. 44
        Section 17.11 Confidentiality; Publicity and Disclosures............ 44
        Section 17.12 Notice................................................ 44
        Section 17.13 No Waiver; Remedies................................... 45
        Section 17.14 Counterparts.......................................... 45
        Section 17.15 Defined Terms......................................... 45

         1097


                                                                            Page
                                                                            ----
EXHIBITS

Exhibit A - List of Target Companies.........................................A-1
Exhibit B - Merger Consideration.............................................B-1
Exhibit C - Stockholder Representation Letter................................C-1
Exhibit D - Indemnification Agreement........................................D-1
Exhibit E - Physician Employment Agreement ..................................E-1
Exhibit F - Service Agreement................................................F-1
Exhibit G - Stockholder Release..............................................G-1

Exhibit  1.1  - List of Stockholders
Exhibit 10.3  - Legal Opinion (Company Counsel)
Exhibit 11.3  - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1098


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

      This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and ADVANCED IMAGING OF ORANGE COUNTY, P.C., a New York professional corporation (the "Company").

                                    RECITALS

      A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

      B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

      C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

      D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

      E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

      F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

      G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1099


                                    AGREEMENT

      NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

      "Agreement" shall have the meaning set forth in the preamble to this Agreement.

      "APP" shall have the meaning set forth in the preamble to this Agreement.

      "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "APP Group" shall mean APP, NewCo and each of their Affiliates.

      "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

      "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

      "Claim Notice" shall have the meaning set forth in Section 14.3(a).

      "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

      "Closing Date" shall have the meaning set forth in Section 2.2.

      "Code" shall have the meaning set forth in the recitals to this Agreement.

      "Company" shall have the meaning set forth in the preamble to this Agreement.

      "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

      "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1100


      "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

      "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

      "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

      "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

      "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

      "Controlled Group" shall have the meaning set forth in Section 3.20(g).

      "Damages" shall have the meaning set forth in Section 14.1.

      "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

      "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

      "DOJ" shall mean the United States Department of Justice.

      "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

      "Effective Time" shall have the meaning set forth in Section 2.3.

      "Election Period" shall have the meaning set forth in Section 14.3(a).

      "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

      "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Environmental Laws" shall have the meaning set forth in Section 3.21(e).

      "ERISA" shall have the meaning set forth in Section 3.18.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1101


        "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

        "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

        "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

        "FTC" shall mean the United States Federal Trade Commission.

        "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

        "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

        "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

        "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

        "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

        "Insurance Policies" shall have the meaning set forth in Section 3.23.

        "IRS" shall mean the Internal Revenue Service.

        "Lease Agreements" shall have the meaning set forth in Section 3.14.

        "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

        "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

        "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA SectionSection 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA SectionSection 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA SectionSection 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

        "Merger" shall have the meaning set forth in Section 2.1.

         1102


        "Merger Consideration" shall have the meaning set forth in Section
2.8(a).

        "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. SectionSection 6992, et seq.

        "NewCo" shall have the meaning set forth in the recitals to this Agreement.

        "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

        "New Qualified Plan" shall have the meaning set forth in Section 8.5.

        "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

        "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

        "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

        "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

        "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

        "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

        "Registration Statements" shall mean the Form S-1 and the Form S-4.

        "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

        "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

        "Reorganization" shall have the meaning set forth in Section 13.2.

        "Security Agreement" shall have the meaning set forth in the Service Agreement.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Service Agreement" shall have the meaning set forth in Section 12.1(j).

        "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

        "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

        "Stockholder Release" shall have the meaning set forth in Section
12.1(m).

        "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1103


        "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

        "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

        "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

        "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

        Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

        Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

        Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

        Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

        Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

        Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1104


        Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

        Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

        Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

        Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

               (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

               (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

               (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

        Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

               (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

               (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1105


to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

        Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

        As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

        Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

        Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

        Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1106


without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

        Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

        Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

        Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

        Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

        Section 3.9 Intentionally omitted.

         1107


        Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

               (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

               (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

               (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

               (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

               (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

               (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

               (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

               (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

               (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

               (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

               (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

               (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

        Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1108


        Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

        Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

        Section 3.15  Real and Personal Property.

               (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

               (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1109


which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

        Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

        Section 3.17  Contracts and Commitments.

               (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1110


               (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

        Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

        Section 3.19  Labor Relations.

               (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

               (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

               (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

               (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

               (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1111


        Section 3.20  Employee Benefit Plans.

               (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

               (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

               (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

               (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

               (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

               (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

               (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1112


contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

               (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

               (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

               (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

               (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

               (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

        Section 3.21  Environmental Matters.

               (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

               (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1113


               (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

               (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

               (e) For the purposes of this Section 3.21, the following terms have the following meanings:

               "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

               "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
        (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

               "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

        Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1114


of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

        Section 3.24  Accounts Receivable; Payors.

               (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

               (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

        Section 3.25  Accounts Payable; Suppliers.

               (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

               (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

        Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1115


are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.27  Licenses, Authorization and Provider Programs.

               (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

               (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

        Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1116


(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

        Section 3.29  Proprietary Rights and Information.

               (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

               (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

               (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

        Section 3.30  Taxes.

               (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1117


assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

               (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

               (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

               (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

               (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

        Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

        Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1118


as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. SectionSection 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Section 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

        Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

        Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

        Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

        As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1119


        Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

        Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1120


        Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

        Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

        Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

        Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

        Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

        Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

        Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1121


        Section 4.12  Taxes.

               (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

               (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

               (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

               (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1122


        Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

        Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

        Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

        The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

        Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

        Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1123


        Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

        Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

        Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

        Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.

                                   ARTICLE VII

                            Covenants of the Company

        The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

        Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1124


               (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

               (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

               (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                        (1) amend its articles or certificate of incorporation
                or bylaws, or other charter documents;

                        (2) issue, sell or authorize for issuance or sale,
                shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                        (3) redeem, purchase or otherwise acquire, directly or
                indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                        (4) declare or pay any dividend or other distribution
                (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                        (5) voluntarily sell, transfer, surrender, abandon or
                dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                        (6) grant or make any mortgage or pledge or subject
                itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                        (7) voluntarily incur or assume any liability or
                indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                        (8) make or commit to make any capital expenditures
                which are not reasonably necessary for the conduct of its business;

                        (9) grant any increase in the compensation payable or to
                become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                        (10) change in any manner any accounting principles or
                methods other than changes which are consistent with generally accepted accounting principles;

                        (11) enter into any material commitment or transaction
                other than in the ordinary course of business;

                        (12) take any action which could reasonably be expected
                to have a Material Adverse Effect on the Company;

         1125



                        (13) apply any of its assets to the direct or indirect
                payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                        (14) agree, whether in writing or otherwise, to do any
                of the foregoing; and

                        (15) take any action at the Board of Director or
                Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

        Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

        Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

        Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

               (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

               (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1126


        Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

        Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

               (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

               (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

               (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

               (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

               (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

        Section 7.7 Intentionally omitted.

        Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

        Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1127


where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

        Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

        Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

        Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization).
The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

        APP agrees that between the date hereof and the Closing:

        Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1128


        Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

        Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

        Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

        Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

        APP and the Company agree as follows:

        Section 9.1   Filings; Other Action.

        (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

        (b) The Company and APP and each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1129


for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

        (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

        Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

        Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

        Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

        Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1130


        Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

        Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

        Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

        Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

        Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

        Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

        Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

        Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1131


        Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

        Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

        Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

        Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

        Section 10.15 Completion of "F" Reorganization. The Company shall have
(1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

        Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

        Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

        Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

        Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

        Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1132


Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

        Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

        Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

        Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

        Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

               (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

               (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

               (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1133


               (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

               (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

               (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

               (i) the resignations of the directors and officers of the Company as requested by APP;

               (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

               (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (l) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

               (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

               (n) intentionally omitted; and

               (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

        Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

               (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b)    Intentionally omitted;

               (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

               (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1134


               (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

               (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

               (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

               (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

               (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

               (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

        Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

        Section 13.2  Merger Tax Covenant.

        (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

        (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

        (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1135


or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

        Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

        Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

               (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

               (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

        Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

               (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1136


any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

               Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

        Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1137


employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

               (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

               (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1138


for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

               (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

               (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

        Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

        Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

        Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

               (a) at any time prior to the Effective Date by mutual agreement of all parties;

               (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1139


               (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

               (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

        Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

        Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

        Section 16.3 Survival. The obligations of the parties under this Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

        Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1140


        Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

        Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

        Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

        Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

        Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1141


        Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

        Section 17.10 Intentionally omitted.

        Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

        Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

       If to APP:                   American Physician Partners, Inc.
                                    901 Main Street
                                    2301 NationsBank Plaza
                                    Dallas, Texas  75202
                                    Fax No.: (214) 761-3150
                                    Attn:  Gregory L. Solomon, President

       with a copy to:              Brobeck, Phleger & Harrison LLP
                                    4675 MacArthur Court, Suite 1000
                                    Newport Beach, California  92660
                                    Fax No.: (714) 752-7522
                                    Attn: Richard A. Fink, Esq.

       If to the Company
       or any Stockholder:          Mid Rockland Imaging Associates
                                    18 Squadron Boulevard
                                    New City, New York 10956
                                    Fax No.: (914) 634-6254
                                    Attn: Joel Rosenberg, CPA

         1142


               with a copy to:     Drake, Sommers, Loeb, Tarshis & Catania, P.C.
                                   1 Corwin Court, P.O. Box 1479
                                   Newburgh, New York 12550
                                   Fax. No.: (914) 565-1999
                                   Attn: Steven L. Tarshis, Esq.

        Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1143


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                        APP:

                        AMERICAN PHYSICIAN PARTNERS, INC.


                        By:
                            ---------------------------------------------------
                                Gregory L. Solomon, President


                        THE COMPANY:

                        ADVANCED IMAGING OF ORANGE COUNTY, P.C.


                        By:
                            ---------------------------------------------------
                                Herbert Z. Geller, M.D.
                        Its:    President

         1144


                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                                TARGET COMPANIES

         1145


                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                              MERGER CONSIDERATION

         1146


                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                        SHAREHOLDER REPRESENTATION LETTER

         1147


                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                            INDEMNIFICATION AGREEMENT

         1148


                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                         PHYSICIAN EMPLOYMENT AGREEMENT

         1149


                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                                SERVICE AGREEMENT

         1150


                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997

                               STOCKHOLDER RELEASE

         1151


                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997

The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.



         1152

                                AMENDMENT NO. 1
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and ADVANCED IMAGING OF ORANGE COUNTY, a New York professional corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       ADVANCED IMAGING OF ORANGE COUNTY, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1153

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                        CENTRAL IMAGING ASSOCIATES, P.C.
                      (a New York professional corporation)


================================================================================

         1154

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I Definitions.....................................................................................  2
            Section 1.1             Definitions...........................................................  2
            Section 1.2             Rules Of Interpretation...............................................  6

ARTICLE II The Merger.....................................................................................  6
            Section 2.1             The Merger............................................................  6
            Section 2.2             The Closing...........................................................  6
            Section 2.3             Effective Time........................................................  6
            Section 2.4             Certificate of Incorporation of Surviving Corporation.................  6
            Section 2.5             Bylaws of Surviving Corporation.......................................  7
            Section 2.6             Directors of the Surviving Corporation................................  7
            Section 2.7             Officers of the Surviving Corporation.................................  7
            Section 2.8             Conversion of Company Common Stock....................................  7
            Section 2.9             Exchange of Certificates Representing Shares of the Company
                                    Common Stock..........................................................  7
            Section 2.10            Fractional Shares.....................................................  8

ARTICLE III Representations and Warranties of the Company.................................................  8
            Section 3.1             Organization and Good Standing; Qualification.........................  8
            Section 3.2             Authorization and Validity............................................  8
            Section 3.3             Governmental Authorization............................................  8
            Section 3.4             Capitalization........................................................  9
            Section 3.5             Transactions in Capital Stock.........................................  9
            Section 3.6             Continuity of Business Enterprise.....................................  9
            Section 3.7             Subsidiaries and Investments..........................................  9
            Section 3.8             Absence of Conflicting Agreements or Required Consents................  9
            Section 3.9             Intentionally omitted.................................................  9
            Section 3.10            Absence of Changes.................................................... 10
            Section 3.11            No Undisclosed Liabilities............................................ 10
            Section 3.12            Litigation and Claims................................................. 11
            Section 3.13            No Violation of Law................................................... 11
            Section 3.14            Lease Agreements...................................................... 11
            Section 3.15            Real and Personal Property............................................ 11
            Section 3.16            Indebtedness for Borrowed Money....................................... 12
            Section 3.17            Contracts and Commitments............................................. 12
            Section 3.18            Employee Matters...................................................... 13
            Section 3.19            Labor Relations....................................................... 13
            Section 3.20            Employee Benefit Plans................................................ 14
            Section 3.21            Environmental Matters................................................. 15
            Section 3.22            Filing Reports........................................................ 16
            Section 3.23            Insurance Policies.................................................... 16
            Section 3.24            Accounts Receivable; Payors........................................... 17
            Section 3.25            Accounts Payable; Suppliers........................................... 17
            Section 3.26            Inventory............................................................. 17
            Section 3.27            Licenses, Authorization and Provider Programs......................... 18
            Section 3.28            Inspections and Investigations........................................ 18


         1155

                                                                                                         Page
                                                                                                         ----
            Section 3.29            Proprietary Rights and Information.................................... 19
            Section 3.30            Taxes................................................................. 19
            Section 3.31            Related Party Arrangements............................................ 20
            Section 3.32            Banking Relations..................................................... 20
            Section 3.33            Fraud and Abuse and Self Referral..................................... 21
            Section 3.34            Restrictions on Business Activities................................... 21
            Section 3.35            Agreements in Full Force and Effect................................... 21
            Section 3.36            Statements True and Correct........................................... 21
            Section 3.37            Disclosure Schedules.................................................. 21
            Section 3.38            Finders' Fees......................................................... 21

ARTICLE IV Representations and Warranties of APP.......................................................... 21
            Section 4.1             Organization and Good Standing; Qualification......................... 22
            Section 4.2             Authorization and Validity............................................ 22
            Section 4.3             Governmental Authorization............................................ 22
            Section 4.4             Capitalization........................................................ 22
            Section 4.5             Subsidiaries and Investments.......................................... 23
            Section 4.6             Absence of Conflicting Agreements or Required Consents................ 23
            Section 4.7             Absence of Changes.................................................... 23
            Section 4.8             No Undisclosed Liabilities............................................ 23
            Section 4.9             Litigation and Claims................................................. 23
            Section 4.10            No Violation of Law................................................... 23
            Section 4.11            Employee Matters...................................................... 23
            Section 4.12            Taxes................................................................. 24
            Section 4.13            Related Party Arrangements............................................ 25
            Section 4.14            Statements True and Correct........................................... 25
            Section 4.15            Disclosure Schedules.................................................. 25
            Section 4.16            Finder's Fees......................................................... 25
            Section 4.17            Agreements in Full Force and Effect................................... 25

ARTICLE V Closing Date Representations and Warranties of the Company...................................... 25
            Section 5.1             Organization and Good Standing; Qualification......................... 25
            Section 5.2             Capitalization........................................................ 25
            Section 5.3             Corporate Records..................................................... 26
            Section 5.4             Authorization and Validity............................................ 26
            Section 5.5             No Violation.......................................................... 26
            Section 5.6             No Business, Agreements, Assets or Liabilities........................ 26
            Section 5.7             Compliance with Laws.................................................. 26

ARTICLE VI Intentionally Omitted.......................................................................... 26

ARTICLE VII Covenants of the Company...................................................................... 26
            Section 7.1             Conduct of The Company................................................ 26
            Section 7.2             Title to Assets; Indebtedness......................................... 28
            Section 7.3             Access................................................................ 28
            Section 7.4             Acquisition Proposals................................................. 28
            Section 7.5             Compliance With Obligations........................................... 29
            Section 7.6             Notice of Certain Events.............................................. 29


         1156

                                                                                                         Page
                                                                                                         ----
            Section 7.7             Intentionally omitted................................................. 29
            Section 7.8             Stockholders' Consent................................................. 29
            Section 7.9             Obligations of Company and Stockholders............................... 29
            Section 7.10            Funding of Accrued Employee Benefits.................................. 29
            Section 7.11            Accounting and Tax Matters............................................ 30
            Section 7.12            Spin-Off Transaction.................................................. 30
            Section 7.13            "F" Reorganization.................................................... 30

ARTICLE VIII Covenants of APP............................................................................. 30
            Section 8.1             Consummation of Agreement............................................. 30
            Section 8.2             Requirements to Effect the Merger and Acquisitions.................... 31
            Section 8.3             Access................................................................ 31
            Section 8.4             Notification of Certain Matters....................................... 31
            Section 8.5             Qualified Retirement Plans............................................ 31

ARTICLE IX Covenants of APP and the Company............................................................... 31
            Section 9.1             Filings; Other Action................................................. 31
            Section 9.2             Amendments of Schedules............................................... 32
            Section 9.3             Actions Contrary to Stated Intent..................................... 32
            Section 9.4             Public Announcements.................................................. 32
            Section 9.5             Expenses.............................................................. 32
            Section 9.6             Patient Confidentiality............................................... 32
            Section 9.7             Registration Statements............................................... 33

ARTICLE X Conditions Precedent of APP..................................................................... 33
            Section 10.1            Representations and Warranties........................................ 33
            Section 10.2            Covenants............................................................. 33
            Section 10.3            Legal Opinion......................................................... 33
            Section 10.4            Proceedings........................................................... 33
            Section 10.5            No Material Adverse Effect............................................ 33
            Section 10.6            Government Approvals and Required Consents............................ 33
            Section 10.7            Securities Approvals.................................................. 33
            Section 10.8            Closing Deliveries.................................................... 33
            Section 10.9            Closing of Initial Public Offering.................................... 33
            Section 10.10           Closing of Related Acquisitions....................................... 33
            Section 10.11           Dissenter's Rights.................................................... 34
            Section 10.12           Stockholder Representation Letter; Indemnification Agreement.......... 34
            Section 10.13           Transfer of Assets.................................................... 34

ARTICLE XI Conditions Precedent of the Company............................................................ 34
            Section 11.1            Representations and Warranties........................................ 34
            Section 11.2            Covenants............................................................. 34
            Section 11.3            Legal Opinions........................................................ 34
            Section 11.4            Proceedings........................................................... 34
            Section 11.5            Government Approvals and Required Consents............................ 34
            Section 11.6            "Blue Sky" Approvals; Nasdaq Listing.................................. 34
            Section 11.7            Closing of Initial Public Offering.................................... 35
            Section 11.8            Closing Deliveries.................................................... 35


         1157

                                                                                                         Page
                                                                                                         ----
            Section 11.9            No Material Adverse Effect............................................ 35
            Section 11.10           Service Agreement Analysis............................................ 35
            Section 11.11           Tax Opinion........................................................... 35

ARTICLE XII Closing Deliveries............................................................................ 35
            Section 12.1            Deliveries of the Company............................................. 35
            Section 12.2            Deliveries of APP. ................................................... 36

ARTICLE XIII Post Closing Matters......................................................................... 37
            Section 13.1            Further Instruments of Transfer....................................... 37
            Section 13.2            Merger Tax Covenant................................................... 37
            Section 13.3            Current Public Information............................................ 38

ARTICLE XIV Remedies...................................................................................... 38
            Section 14.1            Indemnification by the Company........................................ 38
            Section 14.2            Indemnification by APP................................................ 38
            Section 14.3            Conditions of Indemnification......................................... 39
            Section 14.4            Costs, Expenses and Legal Fees........................................ 41
            Section 14.5            Tax Benefits; Insurance Proceeds...................................... 41

ARTICLE XV Termination.................................................................................... 41
            Section 15.1            Termination........................................................... 41
            Section 15.2            Effect of Termination................................................. 42

ARTICLE XVI Nondisclosure of Confidential Information..................................................... 42
            Section 16.1            Non-Disclosure Covenant............................................... 42
            Section 16.2            Damages............................................................... 42
            Section 16.3            Survival.............................................................. 42

ARTICLE XVII Miscellaneous................................................................................ 42
            Section 17.1            Amendment; Waivers.................................................... 42
            Section 17.2            Assignment............................................................ 43
            Section 17.3            Parties in Interest; No Third Party Beneficiaries..................... 43
            Section 17.4            Entire Agreement...................................................... 43
            Section 17.5            Severability.......................................................... 43
            Section 17.6            Survival of Representations, Warranties and Covenants................. 43
            Section 17.7            Governing Law......................................................... 43
            Section 17.8            Captions.............................................................. 43
            Section 17.9            Gender and Number..................................................... 44
            Section 17.10           Intentionally omitted................................................. 44
            Section 17.11           Confidentiality; Publicity and Disclosures............................ 44
            Section 17.12           Notice................................................................ 44
            Section 17.13           No Waiver; Remedies................................................... 45
            Section 17.14           Counterparts.......................................................... 45
            Section 17.15           Defined Terms......................................................... 45


         1158


                                                                                                         Page
                                                                                                         ----
EXHIBITS

Exhibit A - List of Target Companies..................................................................... A-1
Exhibit B - Merger Consideration......................................................................... B-1
Exhibit C - Stockholder Representation Letter............................................................ C-1
Exhibit D - Indemnification Agreement.................................................................... D-1
Exhibit E - Physician Employment Agreement .............................................................. E-1
Exhibit F - Service Agreement............................................................................ F-1
Exhibit G - Stockholder Release.......................................................................... G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion


         1159

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


            This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and CENTRAL IMAGING ASSOCIATES, P.C., a New York professional corporation (the "Company").

                                    RECITALS

            A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

            B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

            C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

            D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

            E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

            F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

            G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1160

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

            Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "APP" shall have the meaning set forth in the preamble to this Agreement.

            "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "APP Group" shall mean APP, NewCo and each of their Affiliates.

            "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

            "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

            "Claim Notice" shall have the meaning set forth in Section 14.3(a).

            "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

            "Closing Date" shall have the meaning set forth in Section 2.2.

            "Code" shall have the meaning set forth in the recitals to this Agreement.

            "Company" shall have the meaning set forth in the preamble to this Agreement.

            "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

            "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1161



            "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

            "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

            "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

            "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

            "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

            "Controlled Group" shall have the meaning set forth in Section 3.20(g).

            "Damages" shall have the meaning set forth in Section 14.1.

            "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

            "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

            "DOJ" shall mean the United States Department of Justice.

            "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

            "Effective Time" shall have the meaning set forth in Section 2.3.

            "Election Period" shall have the meaning set forth in Section
14.3(a).

            "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

            "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

            "Environmental Laws" shall have the meaning set forth in Section 3.21(e).

            "ERISA" shall have the meaning set forth in Section 3.18.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1162

            "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

            "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

            "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

            "FTC" shall mean the United States Federal Trade Commission.

            "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

            "Indemnifying Party" shall have the meaning set forth in Section 14.3(a).

            "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

            "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

            "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

            "Insurance Policies" shall have the meaning set forth in Section
3.23.

            "IRS" shall mean the Internal Revenue Service.

            "Lease Agreements" shall have the meaning set forth in Section 3.14.

            "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

            "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

            "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA SectionSection 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA SectionSection 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA SectionSection 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

            "Merger" shall have the meaning set forth in Section 2.1.

         1163

            "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

            "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

            "NewCo" shall have the meaning set forth in the recitals to this Agreement.

            "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

            "New Qualified Plan" shall have the meaning set forth in Section
8.5.

            "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

            "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

            "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

            "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

            "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

            "Physician Employment Agreements" shall have the meaning set forth in Section 10.14.

            "Registration Statements" shall mean the Form S-1 and the Form S-4.

            "Regulated Activity" shall have the meaning set forth in Section 3.21(e).

            "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

            "Reorganization" shall have the meaning set forth in Section 13.2.

            "Security Agreement" shall have the meaning set forth in the Service Agreement.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Service Agreement" shall have the meaning set forth in Section 12.1(j).

            "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

            "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

            "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

            "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1164

            "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

            "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

            "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

            "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

            Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

            Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

            Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

            Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

            Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

            Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

            Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1165

            Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

            Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

            Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

            Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                    (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                    (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                    (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                    (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

            Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                    (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                    (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1166

to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

            Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

            As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

            Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

            Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

            Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1167

without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

            Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

            Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

            Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

            Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

            Section 3.9 Intentionally omitted.

         1168

            Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                    (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                    (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                    (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                    (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                    (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                    (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                    (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                    (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                    (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                    (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                    (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                    (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                    (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

            Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1169

            Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

            Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

            Section 3.15 Real and Personal Property.

                    (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                    (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1170

which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

            Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

            Section 3.17 Contracts and Commitments.

                    (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1171

                    (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

            Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

            Section 3.19 Labor Relations.

                    (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                    (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                    (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                    (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                    (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1172

            Section 3.20 Employee Benefit Plans.

                    (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                    (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                    (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                    (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                    (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                    (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                    (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1173

contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                    (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                    (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                    (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                    (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                    (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

            Section 3.21 Environmental Matters.

                    (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                    (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1174

                    (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                    (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                    (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                        "Environmental Laws" shall mean any federal, state or
            local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                        "Environmental Liabilities" shall mean all liabilities
            of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                        "Hazardous Substances" shall mean any toxic or hazardous
            substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                        "Regulated Activity" shall mean any generation,
            treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

            Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

            Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1175

of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

            Section 3.24 Accounts Receivable; Payors.

                    (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                    (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

            Section 3.25 Accounts Payable; Suppliers.

                    (a) The Disclosure Schedules set forth a true and complete
(i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                    (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

            Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1176

are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

            Section 3.27 Licenses, Authorization and Provider Programs.

                    (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                    (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

            Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1177

(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

            Section 3.29 Proprietary Rights and Information.

                    (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                    (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                    (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

            Section 3.30 Taxes.

                    (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1178

assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                    (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                    (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                    (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

            Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

            Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1179

as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

            Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

            Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

            Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

            Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

            As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1180

            Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

            Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1181

            Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

            Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

            Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

            Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

            Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

            Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

            Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1182

            Section 4.12 Taxes.

                    (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                    (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                    (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1183

            Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

            Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

            Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

            The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

            Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

            Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1184

            Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

            Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

            Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

            Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                   ARTICLE VII

                            Covenants of the Company

            The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

            Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1185

                    (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                    (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                    (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                        (1) amend its articles or certificate of incorporation or bylaws, or other charter documents;

                        (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                        (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                        (4) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                        (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                        (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                        (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                        (8) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of its business;

                        (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                        (10) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

                        (11) enter into any material commitment or transaction other than in the ordinary course of business;

                        (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

         1186

                        (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                        (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                        (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

            Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

            Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

            Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                    (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                    (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1187

            Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

            Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                    (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                    (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                    (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                    (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                    (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

            Section 7.7 Intentionally omitted.

            Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

            Section 7.9 Obligations of Company and Stockholders. Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

            Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1188

where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

            Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

            Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

            Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

            APP agrees that between the date hereof and the Closing:

            Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1189

            Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

            Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

            Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

            Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of
Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

            APP and the Company agree as follows:

            Section 9.1 Filings; Other Action.

            (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

            (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1190

for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

            (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

            Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

            Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

            Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

            Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

            Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1191

            Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

            Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

            Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

            Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

            Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

            Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

            Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

            Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

            Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1192

            Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

            Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

            Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

            Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

            Section 10.15 Completion of "F" Reorganization. The Company shall have (1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

            Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

            Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

            Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

            Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

            Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

            Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1193

Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

            Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

            Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

            Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

            Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                    (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                    (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                    (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1194

                    (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                    (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                    (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                    (i) the resignations of the directors and officers of the Company as requested by APP;

                    (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                    (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                    (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                    (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                    (n) intentionally omitted; and

                    (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

            Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                    (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (b) Intentionally omitted;

                    (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                    (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1195

                    (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                    (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                    (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                    (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                    (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                    (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                    (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

            Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

            Section 13.2 Merger Tax Covenant.

            (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

            (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

            (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1196

or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

            Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

            Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                    (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                    (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

            Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                    (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1197

any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

            Notwithstanding anything contained in either Sections 14.1 or 14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                    (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                    (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1198

employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                    (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                    (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                    (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1199

for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                    (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                    (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

            Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

            Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

            Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                    (a) at any time prior to the Effective Date by mutual agreement of all parties;

                    (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1200

                    (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                    (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

            Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

            Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

            Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

            Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1201

            Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

            Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

            Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

            Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

            Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1202

            Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

            Section 17.10 Intentionally omitted.

            Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

            Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

       If to APP:             American Physician Partners, Inc.
                              901 Main Street
                              2301 NationsBank Plaza
                              Dallas, Texas  75202
                              Fax No.: (214) 761-3150
                              Attn:  Gregory L. Solomon, President

       with a copy to:        Brobeck, Phleger & Harrison LLP
                              4675 MacArthur Court, Suite 1000
                              Newport Beach, California  92660
                              Fax No.: (714) 752-7522
                              Attn: Richard A. Fink, Esq.

       If to the Company
       or any Stockholder:    Mid Rockland Imaging Associates
                              18 Squadron Boulevard
                              New City, New York 10956
                              Fax No.: (914) 634-6254
                              Attn: Joel Rosenberg, CPA

         1203

        with a copy to:       Drake, Sommers, Loeb, Tarshis & Catania, P.C.
                              1 Corwin Court, P.O. Box 1479
                              Newburgh, New York  12550
                              Fax. No.: (914) 565-1999
                              Attn: Steven L. Tarshis, Esq.

            Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

            Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

            Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1204

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                     APP:

                                     AMERICAN PHYSICIAN PARTNERS, INC.


                                     By:
                                        ----------------------------------
                                           Gregory L. Solomon, President


                                     THE COMPANY:

                                     CENTRAL IMAGING ASSOCIATES, P.C.


                                     By:
                                        ----------------------------------
                                              Herbert Z. Geller, M.D.
                                     Its:     President

         1205

                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1206

                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1207

                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1208

                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1209

                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1210

                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1211

                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1212

                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.


         1213

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and CENTRAL IMAGING ASSOCIATES, P.C., a New York professional corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       CENTRAL IMAGING ASSOCIATES, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1214

 ===============================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                 by and between

                       AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                      and

                     MID ROCKLAND IMAGING ASSOCIATES, P.C.
                     (a New York professional corporation)

 ===============================================================================
         1215
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . .    2
         Section 1.2      Rules Of Interpretation . . . . . . . . . . . . .    6

ARTICLE II The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . .    6
         Section 2.2      The Closing . . . . . . . . . . . . . . . . . . .    6
         Section 2.3      Effective Time  . . . . . . . . . . . . . . . . .    6
         Section 2.4      Certificate of Incorporation of Surviving
                          Corporation . . . . . . . . . . . . . . . . . . .    6
         Section 2.5      Bylaws of Surviving Corporation . . . . . . . . .    7
         Section 2.6      Directors of the Surviving Corporation  . . . . .    7
         Section 2.7      Officers of the Surviving Corporation . . . . . .    7
         Section 2.8      Conversion of Company Common Stock  . . . . . . .    7
         Section 2.9      Exchange of Certificates Representing Shares
                          of the Company Common Stock . . . . . . . . . . .    7
         Section 2.10     Fractional Shares . . . . . . . . . . . . . . . .    8

ARTICLE III Representations and Warranties of the Company . . . . . . . . .    8
         Section 3.1      Organization and Good Standing;
                          Qualification . . . . . . . . . . . . . . . . . .    8
         Section 3.2      Authorization and Validity  . . . . . . . . . . .    8
         Section 3.3      Governmental Authorization  . . . . . . . . . . .    8
         Section 3.4      Capitalization  . . . . . . . . . . . . . . . . .    9
         Section 3.5      Transactions in Capital Stock . . . . . . . . . .    9
         Section 3.6      Continuity of Business Enterprise . . . . . . . .    9
         Section 3.7      Subsidiaries and Investments  . . . . . . . . . .    9
         Section 3.8      Absence of Conflicting Agreements
                          or Required Consents  . . . . . . . . . . . . . .    9
         Section 3.9      Intentionally omitted . . . . . . . . . . . . . .    9
         Section 3.10     Absence of Changes  . . . . . . . . . . . . . . .   10
         Section 3.11     No Undisclosed Liabilities  . . . . . . . . . . .   10
         Section 3.12     Litigation and Claims . . . . . . . . . . . . . .   11
         Section 3.13     No Violation of Law . . . . . . . . . . . . . . .   11
         Section 3.14     Lease Agreements  . . . . . . . . . . . . . . . .   11
         Section 3.15     Real and Personal Property  . . . . . . . . . . .   11
         Section 3.16     Indebtedness for Borrowed Money . . . . . . . . .   12
         Section 3.17     Contracts and Commitments . . . . . . . . . . . .   12
         Section 3.18     Employee Matters  . . . . . . . . . . . . . . . .   13
         Section 3.19     Labor Relations . . . . . . . . . . . . . . . . .   13
         Section 3.20     Employee Benefit Plans  . . . . . . . . . . . . .   14
         Section 3.21     Environmental Matters . . . . . . . . . . . . . .   15
         Section 3.22     Filing Reports  . . . . . . . . . . . . . . . . .   16
         Section 3.23     Insurance Policies  . . . . . . . . . . . . . . .   16
         Section 3.24     Accounts Receivable; Payors . . . . . . . . . . .   17
         Section 3.25     Accounts Payable; Suppliers . . . . . . . . . . .   17
         Section 3.26     Inventory . . . . . . . . . . . . . . . . . . . .   17
         Section 3.27     Licenses, Authorization and Provider Programs . .   18
         Section 3.28     Inspections and Investigations  . . . . . . . . .   18

         1216

                                                                            Page
                                                                            ----
         Section 3.29     Proprietary Rights and Information  . . . . . . .   19
         Section 3.30     Taxes . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.31     Related Party Arrangements  . . . . . . . . . . .   20
         Section 3.32     Banking Relations . . . . . . . . . . . . . . . .   20
         Section 3.33     Fraud and Abuse and Self Referral . . . . . . . .   21
         Section 3.34     Restrictions on Business Activities . . . . . . .   21
         Section 3.35     Agreements in Full Force and Effect . . . . . . .   21
         Section 3.36     Statements True and Correct . . . . . . . . . . .   21
         Section 3.37     Disclosure Schedules  . . . . . . . . . . . . . .   21
         Section 3.38     Finders' Fees . . . . . . . . . . . . . . . . . .   21

ARTICLE IV Representations and Warranties of APP  . . . . . . . . . . . . .   21
         Section 4.1      Organization and Good Standing;
                          Qualification . . . . . . . . . . . . . . . . . .   22
         Section 4.2      Authorization and Validity. . . . . . . . . . . .   22
         Section 4.3      Governmental Authorization  . . . . . . . . . . .   22
         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . .   22
         Section 4.5      Subsidiaries and Investments  . . . . . . . . . .   23
         Section 4.6      Absence of Conflicting Agreements or
                          Required Consents . . . . . . . . . . . . . . . .   23
         Section 4.7      Absence of Changes  . . . . . . . . . . . . . . .   23
         Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . .   23
         Section 4.9      Litigation and Claims . . . . . . . . . . . . . .   23
         Section 4.10     No Violation of Law . . . . . . . . . . . . . . .   23
         Section 4.11     Employee Matters  . . . . . . . . . . . . . . . .   23
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . .   24
         Section 4.13     Related Party Arrangements  . . . . . . . . . . .   25
         Section 4.14     Statements True and Correct . . . . . . . . . . .   25
         Section 4.15     Disclosure Schedules  . . . . . . . . . . . . . .   25
         Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . .   25
         Section 4.17     Agreements in Full Force and Effect . . . . . . .   25

ARTICLE V Closing Date Representations and Warranties of the Company  . . .   25
         Section 5.1      Organization and Good Standing; Qualification . .   25
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . .   25
         Section 5.3      Corporate Records . . . . . . . . . . . . . . . .   26
         Section 5.4      Authorization and Validity  . . . . . . . . . . .   26
         Section 5.5      No Violation  . . . . . . . . . . . . . . . . . .   26
         Section 5.6      No Business, Agreements, Assets or Liabilities. .   26
         Section 5.7      Compliance with Laws  . . . . . . . . . . . . . .   26

ARTICLE VI Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE VII Covenants of the Company  . . . . . . . . . . . . . . . . . . .   26
         Section 7.1      Conduct of The Company  . . . . . . . . . . . . .   26
         Section 7.2      Title to Assets; Indebtedness . . . . . . . . . .   28
         Section 7.3      Access  . . . . . . . . . . . . . . . . . . . . .   28
         Section 7.4      Acquisition Proposals . . . . . . . . . . . . . .   28
         Section 7.5      Compliance With Obligations . . . . . . . . . . .   29
         Section 7.6      Notice of Certain Events  . . . . . . . . . . . .   29

         1217

                                                                            Page
                                                                            ----
         Section 7.7      Intentionally omitted . . . . . . . . . . . . . .   29
         Section 7.8      Stockholders' Consent . . . . . . . . . . . . . .   29
         Section 7.9      Obligations of Company and Stockholders . . . . .   29
         Section 7.10     Funding of Accrued Employee Benefits  . . . . . .   29
         Section 7.11     Accounting and Tax Matters  . . . . . . . . . . .   30
         Section 7.12     Spin-Off Transaction  . . . . . . . . . . . . . .   30
         Section 7.13     "F" Reorganization  . . . . . . . . . . . . . . .   30

ARTICLE VIII Covenants of APP . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 8.1      Consummation of Agreement . . . . . . . . . . . .   30
         Section 8.2      Requirements to Effect the Merger
                          and Acquisitions  . . . . . . . . . . . . . . . .   31
         Section 8.3      Access  . . . . . . . . . . . . . . . . . . . . .   31
         Section 8.4      Notification of Certain Matters . . . . . . . . .   31
         Section 8.5      Qualified Retirement Plans. . . . . . . . . . . .   31

ARTICLE IX Covenants of APP and the Company . . . . . . . . . . . . . . . .   31
         Section 9.1      Filings; Other Action . . . . . . . . . . . . . .   31
         Section 9.2      Amendments of Schedules . . . . . . . . . . . . .   32
         Section 9.3      Actions Contrary to Stated Intent . . . . . . . .   32
         Section 9.4      Public Announcements  . . . . . . . . . . . . . .   32
         Section 9.5      Expenses  . . . . . . . . . . . . . . . . . . . .   32
         Section 9.6      Patient Confidentiality . . . . . . . . . . . . .   32
         Section 9.7      Registration Statements.  . . . . . . . . . . . .   33

ARTICLE X Conditions Precedent of APP . . . . . . . . . . . . . . . . . . .   33
         Section 10.1     Representations and Warranties  . . . . . . . . .   33
         Section 10.2     Covenants . . . . . . . . . . . . . . . . . . . .   33
         Section 10.3     Legal Opinion . . . . . . . . . . . . . . . . . .   33
         Section 10.4     Proceedings . . . . . . . . . . . . . . . . . . .   33
         Section 10.5     No Material Adverse Effect  . . . . . . . . . . .   33
         Section 10.6     Government Approvals and Required Consents  . . .   33
         Section 10.7     Securities Approvals  . . . . . . . . . . . . . .   33
         Section 10.8     Closing Deliveries  . . . . . . . . . . . . . . .   33
         Section 10.9     Closing of Initial Public Offering  . . . . . . .   33
         Section 10.10    Closing of Related Acquisitions . . . . . . . . .   33
         Section 10.11    Dissenter's Rights  . . . . . . . . . . . . . . .   34
         Section 10.12    Stockholder Representation Letter;
                          Indemnification Agreement . . . . . . . . . . . .   34
         Section 10.13    Transfer of Assets  . . . . . . . . . . . . . . .   34

ARTICLE XI Conditions Precedent of the Company  . . . . . . . . . . . . . .   34
         Section 11.1     Representations and Warranties  . . . . . . . . .   34
         Section 11.2     Covenants . . . . . . . . . . . . . . . . . . . .   34
         Section 11.3     Legal Opinions  . . . . . . . . . . . . . . . . .   34
         Section 11.4     Proceedings . . . . . . . . . . . . . . . . . . .   34
         Section 11.5     Government Approvals and Required Consents  . . .   34
         Section 11.6     "Blue Sky" Approvals; Nasdaq Listing  . . . . . .   34
         Section 11.7     Closing of Initial Public Offering  . . . . . . .   35
         Section 11.8     Closing Deliveries  . . . . . . . . . . . . . . .   35

         1218

                                                                            Page
                                                                            ----
         Section 11.9     No Material Adverse Effect  . . . . . . . . . . .   35
         Section 11.10    Service Agreement Analysis  . . . . . . . . . . .   35
         Section 11.11    Tax Opinion . . . . . . . . . . . . . . . . . . .   35

ARTICLE XII Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . .   35
         Section 12.1     Deliveries of the Company . . . . . . . . . . . .   35
         Section 12.2     Deliveries of APP.  . . . . . . . . . . . . . . .   36

ARTICLE XIII Post Closing Matters . . . . . . . . . . . . . . . . . . . . .   37
         Section 13.1     Further Instruments of Transfer . . . . . . . . .   37
         Section 13.2     Merger Tax Covenant . . . . . . . . . . . . . . .   37
         Section 13.3     Current Public Information  . . . . . . . . . . .   38

ARTICLE XIV Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 14.1     Indemnification by the Company  . . . . . . . . .   38
         Section 14.2     Indemnification by APP  . . . . . . . . . . . . .   38
         Section 14.3     Conditions of Indemnification . . . . . . . . . .   39
         Section 14.4     Costs, Expenses and Legal Fees  . . . . . . . . .   41
         Section 14.5     Tax Benefits; Insurance Proceeds  . . . . . . . .   41

ARTICLE XV Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 15.1     Termination . . . . . . . . . . . . . . . . . . .   41
         Section 15.2     Effect of Termination . . . . . . . . . . . . . .   42

ARTICLE XVI Nondisclosure of Confidential Information . . . . . . . . . . .   42
         Section 16.1     Non-Disclosure Covenant . . . . . . . . . . . . .   42
         Section 16.2     Damages . . . . . . . . . . . . . . . . . . . . .   42
         Section 16.3     Survival  . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XVII Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 17.1     Amendment; Waivers  . . . . . . . . . . . . . . .   42
         Section 17.2     Assignment  . . . . . . . . . . . . . . . . . . .   43
         Section 17.3     Parties in Interest; No Third
                          Party Beneficiaries . . . . . . . . . . . . . . .   43
         Section 17.4     Entire Agreement  . . . . . . . . . . . . . . . .   43
         Section 17.5     Severability  . . . . . . . . . . . . . . . . . .   43
         Section 17.6     Survival of Representations, Warranties
                          and Covenants . . . . . . . . . . . . . . . . . .   43
         Section 17.7     Governing Law . . . . . . . . . . . . . . . . . .   43
         Section 17.8     Captions  . . . . . . . . . . . . . . . . . . . .   43
         Section 17.9     Gender and Number . . . . . . . . . . . . . . . .   44
         Section 17.10    Intentionally omitted.  . . . . . . . . . . . . .   44
         Section 17.11    Confidentiality; Publicity and Disclosures  . . .   44
         Section 17.12    Notice  . . . . . . . . . . . . . . . . . . . . .   44
         Section 17.13    No Waiver; Remedies . . . . . . . . . . . . . . .   45
         Section 17.14    Counterparts  . . . . . . . . . . . . . . . . . .   45
         Section 17.15    Defined Terms . . . . . . . . . . . . . . . . . .   45

         1219

                                                                            Page
                                                                            ----
EXHIBITS

Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . .  C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . .  D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . .  E-1
Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . .  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1220
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and MID ROCKLAND IMAGING ASSOCIATES, P.C., a New York professional corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1221
                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1222
         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1223
         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         1224
         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock [, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1225
         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1226
         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1227
to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof).
The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1228
without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         1229
         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1230
         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R.
Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1231
which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1232
                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1233
         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1234
contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1235
                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1236
of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1237
are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1238
(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1239
assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1240
as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1241
         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1242
         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1243
         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1244
         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1245
         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                  ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1246
                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                 incorporation or bylaws, or other charter documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

         1247
                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three
(3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1248
         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1249
where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

         Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1250
         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1251
for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1252
         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                          Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1253
         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Completion of "F" Reorganization. The Company shall have (1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                      Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1254
Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1255
                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n)      intentionally omitted; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b)      Intentionally omitted;

                 (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1256
                 (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1257
or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1258
any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1259
employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1260
for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1261
                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1262
         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1263
         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10     Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to APP:                        American Physician Partners, Inc.
                                           901 Main Street
                                           2301 NationsBank Plaza
                                           Dallas, Texas  75202
                                           Fax No.: (214) 761-3150
                                           Attn:  Gregory L. Solomon, President

         with a copy to:                   Brobeck, Phleger & Harrison LLP
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California  92660
                                           Fax No.: (714) 752-7522
                                           Attn: Richard A. Fink, Esq.

         If to the Company
         or any Stockholder:               Mid Rockland Imaging Associates
                                           18 Squadron Boulevard
                                           New City, New York 10956
                                           Fax No.: (914) 634-6254
                                           Attn: Joel Rosenberg, CPA

         1264
         with a copy to:                   Drake, Sommers, Loeb, Tarshis &
                                             Catania, P.C.
                                           1 Corwin Court, P.O. Box 1479
                                           Newburgh, New York  12550
                                           Fax. No.: (914) 565-1999
                                           Attn: Steven L. Tarshis, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                      [SIGNATURES CONTAINED ON NEXT PAGE]

         1265
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        APP:

                                        AMERICAN PHYSICIAN PARTNERS, INC.


                                        By:
                                           ------------------------------------
                                              Gregory L. Solomon, President


                                        THE COMPANY:

                                        MID ROCKLAND IMAGING ASSOCIATES, P.C.


                                        By:
                                           ------------------------------------
                                              Herbert Z. Geller, M.D.
                                        Its:  President

         1266
                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1267
                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1268
                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

         1269
                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

         1270
                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1271
                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

         1272
                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

         1273
                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.
         1274

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and MID ROCKLAND IMAGING ASSOCIATES, P.C. (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       MID ROCKLAND IMAGING ASSOCIATES, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1275

================================================================================
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                     NYACK MAGNETIC RESONANCE IMAGING, P.C.
                      (a New York professional corporation)

================================================================================


         1276
                                TABLE OF CONTENTS

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                                                                                                       ----

ARTICLE I Definitions..................................................................................   2
         Section 1.1       Definitions.................................................................   2
         Section 1.2       Rules Of Interpretation.....................................................   6

ARTICLE II The Merger..................................................................................   6
         Section 2.1       The Merger..................................................................   6
         Section 2.2       The Closing.................................................................   6
         Section 2.3       Effective Time..............................................................   6
         Section 2.4       Certificate of Incorporation of Surviving Corporation.......................   6
         Section 2.5       Bylaws of Surviving Corporation.............................................   7
         Section 2.6       Directors of the Surviving Corporation......................................   7
         Section 2.7       Officers of the Surviving Corporation.......................................   7
         Section 2.8       Conversion of Company Common Stock..........................................   7
         Section 2.9       Exchange of Certificates Representing Shares of the Company
                           Common Stock................................................................   7
         Section 2.10      Fractional Shares...........................................................   8

ARTICLE III Representations and Warranties of the Company..............................................   8
         Section 3.1       Organization and Good Standing; Qualification...............................   8
         Section 3.2       Authorization and Validity..................................................   8
         Section 3.3       Governmental Authorization..................................................   8
         Section 3.4       Capitalization..............................................................   9
         Section 3.5       Transactions in Capital Stock...............................................   9
         Section 3.6       Continuity of Business Enterprise...........................................   9
         Section 3.7       Subsidiaries and Investments................................................   9
         Section 3.8       Absence of Conflicting Agreements or Required Consents......................   9
         Section 3.9       Intentionally omitted.......................................................   9
         Section 3.10      Absence of Changes..........................................................  10
         Section 3.11      No Undisclosed Liabilities..................................................  10
         Section 3.12      Litigation and Claims.......................................................  11
         Section 3.13      No Violation of Law.........................................................  11
         Section 3.14      Lease Agreements............................................................  11
         Section 3.15      Real and Personal Property..................................................  11
         Section 3.16      Indebtedness for Borrowed Money.............................................  12
         Section 3.17      Contracts and Commitments...................................................  12
         Section 3.18      Employee Matters............................................................  13
         Section 3.19      Labor Relations.............................................................  13
         Section 3.20      Employee Benefit Plans......................................................  14
         Section 3.21      Environmental Matters.......................................................  15
         Section 3.22      Filing Reports..............................................................  16
         Section 3.23      Insurance Policies..........................................................  16
         Section 3.24      Accounts Receivable; Payors.................................................  17
         Section 3.25      Accounts Payable; Suppliers.................................................  17
         Section 3.26      Inventory...................................................................  17
         Section 3.27      Licenses, Authorization and Provider Programs...............................  18
         Section 3.28      Inspections and Investigations..............................................  18

         1277

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         Section 3.29      Proprietary Rights and Information..........................................  19
         Section 3.30      Taxes.......................................................................  19
         Section 3.31      Related Party Arrangements..................................................  20
         Section 3.32      Banking Relations...........................................................  20
         Section 3.33      Fraud and Abuse and Self Referral...........................................  21
         Section 3.34      Restrictions on Business Activities.........................................  21
         Section 3.35      Agreements in Full Force and Effect.........................................  21
         Section 3.36      Statements True and Correct.................................................  21
         Section 3.37      Disclosure Schedules........................................................  21
         Section 3.38      Finders' Fees...............................................................  21

ARTICLE IV Representations and Warranties of APP.......................................................  21
         Section 4.1       Organization and Good Standing; Qualification...............................  22
         Section 4.2       Authorization and Validity..................................................  22
         Section 4.3       Governmental Authorization..................................................  22
         Section 4.4       Capitalization..............................................................  22
         Section 4.5       Subsidiaries and Investments................................................  23
         Section 4.6       Absence of Conflicting Agreements or Required Consents......................  23
         Section 4.7       Absence of Changes..........................................................  23
         Section 4.8       No Undisclosed Liabilities..................................................  23
         Section 4.9       Litigation and Claims.......................................................  23
         Section 4.10      No Violation of Law.........................................................  23
         Section 4.11      Employee Matters............................................................  23
         Section 4.12      Taxes.......................................................................  24
         Section 4.13      Related Party Arrangements..................................................  25
         Section 4.14      Statements True and Correct.................................................  25
         Section 4.15      Disclosure Schedules........................................................  25
         Section 4.16      Finder's Fees...............................................................  25
         Section 4.17      Agreements in Full Force and Effect.........................................  25

ARTICLE V Closing Date Representations and Warranties of the Company...................................  25
         Section 5.1       Organization and Good Standing; Qualification...............................  25
         Section 5.2       Capitalization..............................................................  25
         Section 5.3       Corporate Records...........................................................  26
         Section 5.4       Authorization and Validity..................................................  26
         Section 5.5       No Violation................................................................  26
         Section 5.6       No Business, Agreements, Assets or Liabilities..............................  26
         Section 5.7       Compliance with Laws........................................................  26

ARTICLE VI Intentionally Omitted.......................................................................  26

ARTICLE VII Covenants of the Company...................................................................  26
         Section 7.1       Conduct of The Company......................................................  26
         Section 7.2       Title to Assets; Indebtedness...............................................  28
         Section 7.3       Access......................................................................  28
         Section 7.4       Acquisition Proposals.......................................................  28
         Section 7.5       Compliance With Obligations.................................................  29
         Section 7.6       Notice of Certain Events....................................................  29

         1278

                                                                                                       Page
                                                                                                       ----

         Section 7.7       Intentionally omitted.......................................................  29
         Section 7.8       Stockholders' Consent.......................................................  29
         Section 7.9       Obligations of Company and Stockholders.....................................  29
         Section 7.10      Funding of Accrued Employee Benefits........................................  29
         Section 7.11      Accounting and Tax Matters..................................................  30
         Section 7.12      Spin-Off Transaction........................................................  30
         Section 7.13      "F" Reorganization..........................................................  30

ARTICLE VIII Covenants of APP..........................................................................  30
         Section 8.1       Consummation of Agreement...................................................  30
         Section 8.2       Requirements to Effect the Merger and Acquisitions..........................  31
         Section 8.3       Access......................................................................  31
         Section 8.4       Notification of Certain Matters.............................................  31
         Section 8.5       Qualified Retirement Plans..................................................  31

ARTICLE IX Covenants of APP and the Company............................................................  31
         Section 9.1       Filings; Other Action.......................................................  31
         Section 9.2       Amendments of Schedules.....................................................  32
         Section 9.3       Actions Contrary to Stated Intent...........................................  32
         Section 9.4       Public Announcements........................................................  32
         Section 9.5       Expenses....................................................................  32
         Section 9.6       Patient Confidentiality.....................................................  32
         Section 9.7       Registration Statements.....................................................  33

ARTICLE X Conditions Precedent of APP..................................................................  33
         Section 10.1      Representations and Warranties..............................................  33
         Section 10.2      Covenants...................................................................  33
         Section 10.3      Legal Opinion...............................................................  33
         Section 10.4      Proceedings.................................................................  33
         Section 10.5      No Material Adverse Effect..................................................  33
         Section 10.6      Government Approvals and Required Consents..................................  33
         Section 10.7      Securities Approvals........................................................  33
         Section 10.8      Closing Deliveries..........................................................  33
         Section 10.9      Closing of Initial Public Offering..........................................  33
         Section 10.10     Closing of Related Acquisitions.............................................  33
         Section 10.11     Dissenter's Rights..........................................................  34
         Section 10.12     Stockholder Representation Letter; Indemnification Agreement................  34
         Section 10.13     Transfer of Assets..........................................................  34

ARTICLE XI Conditions Precedent of the Company.........................................................  34
         Section 11.1      Representations and Warranties..............................................  34
         Section 11.2      Covenants...................................................................  34
         Section 11.3      Legal Opinions..............................................................  34
         Section 11.4      Proceedings.................................................................  34
         Section 11.5      Government Approvals and Required Consents..................................  34
         Section 11.6      "Blue Sky" Approvals; Nasdaq Listing........................................  34
         Section 11.7      Closing of Initial Public Offering..........................................  35
         Section 11.8      Closing Deliveries..........................................................  35

         1279

                                                                                                       Page
                                                                                                       ----

         Section 11.9      No Material Adverse Effect..................................................  35
         Section 11.10     Service Agreement Analysis..................................................  35
         Section 11.11     Tax Opinion.................................................................  35

ARTICLE XII Closing Deliveries.........................................................................  35
         Section 12.1      Deliveries of the Company...................................................  35
         Section 12.2      Deliveries of APP. .........................................................  36

ARTICLE XIII Post Closing Matters......................................................................  37
         Section 13.1      Further Instruments of Transfer.............................................  37
         Section 13.2      Merger Tax Covenant.........................................................  37
         Section 13.3      Current Public Information..................................................  38

ARTICLE XIV Remedies...................................................................................  38
         Section 14.1      Indemnification by the Company..............................................  38
         Section 14.2      Indemnification by APP......................................................  38
         Section 14.3      Conditions of Indemnification...............................................  39
         Section 14.4      Costs, Expenses and Legal Fees..............................................  41
         Section 14.5      Tax Benefits; Insurance Proceeds............................................  41

ARTICLE XV Termination.................................................................................  41
         Section 15.1      Termination.................................................................  41
         Section 15.2      Effect of Termination.......................................................  42

ARTICLE XVI Nondisclosure of Confidential Information..................................................  42
         Section 16.1      Non-Disclosure Covenant.....................................................  42
         Section 16.2      Damages.....................................................................  42
         Section 16.3      Survival....................................................................  42

ARTICLE XVII Miscellaneous.............................................................................  42
         Section 17.1      Amendment; Waivers..........................................................  42
         Section 17.2      Assignment..................................................................  43
         Section 17.3      Parties in Interest; No Third Party Beneficiaries...........................  43
         Section 17.4      Entire Agreement............................................................  43
         Section 17.5      Severability................................................................  43
         Section 17.6      Survival of Representations, Warranties and Covenants.......................  43
         Section 17.7      Governing Law...............................................................  43
         Section 17.8      Captions....................................................................  43
         Section 17.9      Gender and Number...........................................................  44
         Section 17.10     Intentionally omitted.......................................................  44
         Section 17.11     Confidentiality; Publicity and Disclosures..................................  44
         Section 17.12     Notice......................................................................  44
         Section 17.13     No Waiver; Remedies.........................................................  45
         Section 17.14     Counterparts................................................................  45
         Section 17.15     Defined Terms...............................................................  45

         1280

                                                                                                       Page
                                                                                                       ----
EXHIBITS

Exhibit A - List of Target Companies..................................................................  A-1
Exhibit B - Merger Consideration......................................................................  B-1
Exhibit C - Stockholder Representation Letter.........................................................  C-1
Exhibit D - Indemnification Agreement.................................................................  D-1
Exhibit E - Physician Employment Agreement ...........................................................  E-1
Exhibit F - Service Agreement.........................................................................  F-1
Exhibit G - Stockholder Release.......................................................................  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1281
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and NYACK MAGNETIC RESONANCE IMAGING, P.C., a New York professional corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1282
                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1283
         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1284
         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         1285
         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1286
         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1287
         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                  (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                  (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                  (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                  (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1288
to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1289
without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9 Intentionally omitted.

         1290
         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                  (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                  (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                  (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1291
         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15 Real and Personal Property.

                  (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                  (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1292
which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17 Contracts and Commitments.

                  (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1293
                  (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19 Labor Relations.

                  (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                  (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                  (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1294
         Section 3.20 Employee Benefit Plans.

                  (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                  (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1295
contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                  (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21 Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                  (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1296
                  (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                  (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                  "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1297
of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24 Accounts Receivable; Payors.

                  (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                  (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25 Accounts Payable; Suppliers.

                  (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1298
are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27 Licenses, Authorization and Provider Programs.

                  (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                  (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1299
(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

         Section 3.29 Proprietary Rights and Information.

                  (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                  (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30 Taxes.

                  (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1300
assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1301
as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. sections 24, 287, 371, 664, 669, 1001,
1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1302
         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1303
         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1304
         Section 4.12      Taxes.

                  (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                  (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                  (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1305
         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1306
         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                   ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1307
                  (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                  (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                  (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                           (1) amend its articles or certificate of
                  incorporation or bylaws, or other charter documents;

                           (2) issue, sell or authorize for issuance or sale,
                  shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (3) redeem, purchase or otherwise acquire, directly
                  or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                           (4) declare or pay any dividend or other distribution
                  (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                           (5) voluntarily sell, transfer, surrender, abandon or
                  dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                           (6) grant or make any mortgage or pledge or subject
                  itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                           (7) voluntarily incur or assume any liability or
                  indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                           (8) make or commit to make any capital expenditures
                  which are not reasonably necessary for the conduct of its business;

                           (9) grant any increase in the compensation payable or
                  to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                           (10) change in any manner any accounting principles
                  or methods other than changes which are consistent with generally accepted accounting principles;

                           (11) enter into any material commitment or
                  transaction other than in the ordinary course of business;

                           (12) take any action which could reasonably be
                  expected to have a Material Adverse Effect on the Company;

         1308
                           (13) apply any of its assets to the direct or
                  indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                           (14) agree, whether in writing or otherwise, to do
                  any of the foregoing; and

                           (15) take any action at the Board of Director or
                  Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                  (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                  (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1309
         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                  (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                  (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                  (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                  (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                  (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7 Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1310
where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

         Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1311
         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1 Filings; Other Action.

                  (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

                  (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1312
for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

                  (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1313
         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1314
         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Completion of "F" Reorganization. The Company shall have
(1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1315
Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                  (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                  (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                  (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1316
                  (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                  (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                  (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                  (i) the resignations of the directors and officers of the Company as requested by APP;

                  (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                  (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                  (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                  (n) intentionally omitted; and

                  (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                  (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) Intentionally omitted;

                  (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                  (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1317
                  (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                  (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                  (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                  (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                  (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                  (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2 Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1318
or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                  (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                  (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                  (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1319
any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                  Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1320
employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1321
for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                  (a) at any time prior to the Effective Date by mutual agreement of all parties;

                  (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1322
                  (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                  (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1323
         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1324
         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

           If to APP:              American Physician Partners, Inc.
                                   901 Main Street
                                   2301 NationsBank Plaza
                                   Dallas, Texas  75202
                                   Fax No.: (214) 761-3150
                                   Attn:  Gregory L. Solomon, President

           with a copy to:         Brobeck, Phleger & Harrison LLP
                                   4675 MacArthur Court, Suite 1000
                                   Newport Beach, California  92660
                                   Fax No.: (714) 752-7522
                                   Attn: Richard A. Fink, Esq.

           If to the Company
           or any Stockholder:     Mid Rockland Imaging Associates
                                   18 Squadron Boulevard
                                   New City, New York 10956
                                   Fax No.: (914) 634-6254
                                   Attn: Joel Rosenberg, CPA

         1325

              with a copy to:      Drake, Sommers, Loeb, Tarshis & Catania, P.C.
                                   1 Corwin Court, P.O. Box 1479
                                   Newburgh, New York  12550
                                   Fax. No.: (914) 565-1999
                                   Attn: Steven L. Tarshis, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1326
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                   APP:

                                   AMERICAN PHYSICIAN PARTNERS, INC.


                                   By:_________________________________________
                                           Gregory L. Solomon, President


                                   THE COMPANY:

                                   NYACK MAGNETIC RESONANCE IMAGING, P.C.


                                   By:_________________________________________
                                           Herbert Z. Geller, M.D.
                                   Its:    President

         1327
                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1328
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1329
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1330
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1331
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1332
                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1333
                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1334
                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.

         1335

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and NYACK MAGNETIC RESONANCE IMAGING, P.C. (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       NYACK MAGNETIC RESONANCE IMAGING, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1336

===============================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                         PELHAM IMAGING ASSOCIATES, P.C.
                      (a New York professional corporation)

===============================================================================
         1337

                                TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
         ARTICLE I Definitions..................................................................................  2
                  Section 1.1       Definitions.................................................................  2
                  Section 1.2       Rules Of Interpretation.....................................................  6

         ARTICLE II The Merger..................................................................................  6
                  Section 2.1       The Merger..................................................................  6
                  Section 2.2       The Closing.................................................................  6
                  Section 2.3       Effective Time..............................................................  6
                  Section 2.4       Certificate of Incorporation of Surviving Corporation.......................  6
                  Section 2.5       Bylaws of Surviving Corporation.............................................  7
                  Section 2.6       Directors of the Surviving Corporation......................................  7
                  Section 2.7       Officers of the Surviving Corporation.......................................  7
                  Section 2.8       Conversion of Company Common Stock..........................................  7
                  Section 2.9       Exchange of Certificates Representing Shares of the Company
                                    Common Stock................................................................  7
                  Section 2.10      Fractional Shares...........................................................  8

         ARTICLE III Representations and Warranties of the Company..............................................  8
                  Section 3.1       Organization and Good Standing; Qualification...............................  8
                  Section 3.2       Authorization and Validity..................................................  8
                  Section 3.3       Governmental Authorization..................................................  8
                  Section 3.4       Capitalization..............................................................  9
                  Section 3.5       Transactions in Capital Stock...............................................  9
                  Section 3.6       Continuity of Business Enterprise...........................................  9
                  Section 3.7       Subsidiaries and Investments................................................  9
                  Section 3.8       Absence of Conflicting Agreements or Required Consents......................  9
                  Section 3.9       Intentionally omitted.......................................................  9
                  Section 3.10      Absence of Changes.......................................................... 10
                  Section 3.11      No Undisclosed Liabilities.................................................. 10
                  Section 3.12      Litigation and Claims....................................................... 11
                  Section 3.13      No Violation of Law......................................................... 11
                  Section 3.14      Lease Agreements............................................................ 11
                  Section 3.15      Real and Personal Property.................................................. 11
                  Section 3.16      Indebtedness for Borrowed Money............................................. 12
                  Section 3.17      Contracts and Commitments................................................... 12
                  Section 3.18      Employee Matters............................................................ 13
                  Section 3.19      Labor Relations............................................................. 13
                  Section 3.20      Employee Benefit Plans...................................................... 14
                  Section 3.21      Environmental Matters....................................................... 15
                  Section 3.22      Filing Reports.............................................................. 16
                  Section 3.23      Insurance Policies.......................................................... 16
                  Section 3.24      Accounts Receivable; Payors................................................. 17
                  Section 3.25      Accounts Payable; Suppliers................................................. 17
                  Section 3.26      Inventory................................................................... 17
                  Section 3.27      Licenses, Authorization and Provider Programs............................... 18
                  Section 3.28      Inspections and Investigations.............................................. 18

         1338

                                                                                                               Page
                                                                                                               ----
                  Section 3.29      Proprietary Rights and Information.......................................... 19
                  Section 3.30      Taxes....................................................................... 19
                  Section 3.31      Related Party Arrangements.................................................. 20
                  Section 3.32      Banking Relations........................................................... 20
                  Section 3.33      Fraud and Abuse and Self Referral........................................... 21
                  Section 3.34      Restrictions on Business Activities......................................... 21
                  Section 3.35      Agreements in Full Force and Effect......................................... 21
                  Section 3.36      Statements True and Correct................................................. 21
                  Section 3.37      Disclosure Schedules........................................................ 21
                  Section 3.38      Finders' Fees............................................................... 21

         ARTICLE IV Representations and Warranties of APP....................................................... 21
                  Section 4.1       Organization and Good Standing; Qualification............................... 22
                  Section 4.2       Authorization and Validity.................................................. 22
                  Section 4.3       Governmental Authorization.................................................. 22
                  Section 4.4       Capitalization.............................................................. 22
                  Section 4.5       Subsidiaries and Investments................................................ 23
                  Section 4.6       Absence of Conflicting Agreements or Required Consents...................... 23
                  Section 4.7       Absence of Changes.......................................................... 23
                  Section 4.8       No Undisclosed Liabilities.................................................. 23
                  Section 4.9       Litigation and Claims....................................................... 23
                  Section 4.10      No Violation of Law......................................................... 23
                  Section 4.11      Employee Matters............................................................ 23
                  Section 4.12      Taxes....................................................................... 24
                  Section 4.13      Related Party Arrangements.................................................. 25
                  Section 4.14      Statements True and Correct................................................. 25
                  Section 4.15      Disclosure Schedules........................................................ 25
                  Section 4.16      Finder's Fees............................................................... 25
                  Section 4.17      Agreements in Full Force and Effect......................................... 25

         ARTICLE V Closing Date Representations and Warranties of the Company................................... 25
                  Section 5.1       Organization and Good Standing; Qualification............................... 25
                  Section 5.2       Capitalization.............................................................. 25
                  Section 5.3       Corporate Records........................................................... 26
                  Section 5.4       Authorization and Validity.................................................. 26
                  Section 5.5       No Violation................................................................ 26
                  Section 5.6       No Business, Agreements, Assets or Liabilities.............................. 26
                  Section 5.7       Compliance with Laws........................................................ 26

         ARTICLE VI Intentionally Omitted....................................................................... 26

         ARTICLE VII Covenants of the Company................................................................... 26
                  Section 7.1       Conduct of The Company...................................................... 26
                  Section 7.2       Title to Assets; Indebtedness............................................... 28
                  Section 7.3       Access...................................................................... 28
                  Section 7.4       Acquisition Proposals....................................................... 28
                  Section 7.5       Compliance With Obligations................................................. 29
                  Section 7.6       Notice of Certain Events.................................................... 29

         1339

                                                                                                               Page
                                                                                                               ----
                  Section 7.7       Intentionally omitted....................................................... 29
                  Section 7.8       Stockholders' Consent....................................................... 29
                  Section 7.9       Obligations of Company and Stockholders..................................... 29
                  Section 7.10      Funding of Accrued Employee Benefits........................................ 29
                  Section 7.11      Accounting and Tax Matters.................................................. 30
                  Section 7.12      Spin-Off Transaction........................................................ 30
                  Section 7.13      "F" Reorganization.......................................................... 30

         ARTICLE VIII Covenants of APP.......................................................................... 30
                  Section 8.1       Consummation of Agreement................................................... 30
                  Section 8.2       Requirements to Effect the Merger and Acquisitions.......................... 31
                  Section 8.3       Access...................................................................... 31
                  Section 8.4       Notification of Certain Matters............................................. 31
                  Section 8.5       Qualified Retirement Plans.................................................. 31

         ARTICLE IX Covenants of APP and the Company............................................................ 31
                  Section 9.1       Filings; Other Action....................................................... 31
                  Section 9.2       Amendments of Schedules..................................................... 32
                  Section 9.3       Actions Contrary to Stated Intent........................................... 32
                  Section 9.4       Public Announcements........................................................ 32
                  Section 9.5       Expenses.................................................................... 32
                  Section 9.6       Patient Confidentiality..................................................... 32
                  Section 9.7       Registration Statements..................................................... 33

         ARTICLE X Conditions Precedent of APP.................................................................. 33
                  Section 10.1      Representations and Warranties.............................................. 33
                  Section 10.2      Covenants................................................................... 33
                  Section 10.3      Legal Opinion............................................................... 33
                  Section 10.4      Proceedings................................................................. 33
                  Section 10.5      No Material Adverse Effect.................................................. 33
                  Section 10.6      Government Approvals and Required Consents.................................. 33
                  Section 10.7      Securities Approvals........................................................ 33
                  Section 10.8      Closing Deliveries.......................................................... 33
                  Section 10.9      Closing of Initial Public Offering.......................................... 33
                  Section 10.10     Closing of Related Acquisitions............................................. 33
                  Section 10.11     Dissenter's Rights.......................................................... 34
                  Section 10.12     Stockholder Representation Letter; Indemnification Agreement................ 34
                  Section 10.13     Transfer of Assets.......................................................... 34

         ARTICLE XI Conditions Precedent of the Company......................................................... 34
                  Section 11.1      Representations and Warranties.............................................. 34
                  Section 11.2      Covenants................................................................... 34
                  Section 11.3      Legal Opinions.............................................................. 34
                  Section 11.4      Proceedings................................................................. 34
                  Section 11.5      Government Approvals and Required Consents.................................. 34
                  Section 11.6      "Blue Sky" Approvals; Nasdaq Listing........................................ 34
                  Section 11.7      Closing of Initial Public Offering.......................................... 35
                  Section 11.8      Closing Deliveries.......................................................... 35

         1340

                                                                                                               Page
                                                                                                               ----
                  Section 11.9      No Material Adverse Effect.................................................. 35
                  Section 11.10     Service Agreement Analysis.................................................. 35
                  Section 11.11     Tax Opinion................................................................. 35

         ARTICLE XII Closing Deliveries......................................................................... 35
                  Section 12.1      Deliveries of the Company................................................... 35
                  Section 12.2      Deliveries of APP. ......................................................... 36

         ARTICLE XIII Post Closing Matters...................................................................... 37
                  Section 13.1      Further Instruments of Transfer............................................. 37
                  Section 13.2      Merger Tax Covenant......................................................... 37
                  Section 13.3      Current Public Information.................................................. 38

         ARTICLE XIV Remedies................................................................................... 38
                  Section 14.1      Indemnification by the Company.............................................. 38
                  Section 14.2      Indemnification by APP...................................................... 38
                  Section 14.3      Conditions of Indemnification............................................... 39
                  Section 14.4      Costs, Expenses and Legal Fees.............................................. 41
                  Section 14.5      Tax Benefits; Insurance Proceeds............................................ 41

         ARTICLE XV Termination................................................................................. 41
                  Section 15.1      Termination................................................................. 41
                  Section 15.2      Effect of Termination....................................................... 42

         ARTICLE XVI Nondisclosure of Confidential Information.................................................. 42
                  Section 16.1      Non-Disclosure Covenant..................................................... 42
                  Section 16.2      Damages..................................................................... 42
                  Section 16.3      Survival.................................................................... 42

         ARTICLE XVII Miscellaneous............................................................................. 42
                  Section 17.1      Amendment; Waivers.......................................................... 42
                  Section 17.2      Assignment.................................................................. 43
                  Section 17.3      Parties in Interest; No Third Party Beneficiaries........................... 43
                  Section 17.4      Entire Agreement............................................................ 43
                  Section 17.5      Severability................................................................ 43
                  Section 17.6      Survival of Representations, Warranties and Covenants....................... 43
                  Section 17.7      Governing Law............................................................... 43
                  Section 17.8      Captions.................................................................... 43
                  Section 17.9      Gender and Number........................................................... 44
                  Section 17.10     Intentionally omitted....................................................... 44
                  Section 17.11     Confidentiality; Publicity and Disclosures.................................. 44
                  Section 17.12     Notice...................................................................... 44
                  Section 17.13     No Waiver; Remedies......................................................... 45
                  Section 17.14     Counterparts................................................................ 45
                  Section 17.15     Defined Terms............................................................... 45

         1341

                                                                                                               Page
                                                                                                               ----
EXHIBITS

Exhibit A - List of Target Companies............................................................................A-1
Exhibit B - Merger Consideration................................................................................B-1
Exhibit C - Stockholder Representation Letter...................................................................C-1
Exhibit D - Indemnification Agreement...........................................................................D-1
Exhibit E - Physician Employment Agreement .....................................................................E-1
Exhibit F - Service Agreement...................................................................................F-1
Exhibit G - Stockholder Release.................................................................................G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1342
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and PELHAM IMAGING ASSOCIATES, P.C., a New York professional corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1343
                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

          "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

          "Code" shall have the meaning set forth in the recitals to this Agreement.

          "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1344

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

          "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1345
         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA SectionSection 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA SectionSection 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA SectionSection 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         1346

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. SectionSection 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1347

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1348

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                  (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                  (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

          Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                  (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                  (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1349
to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1350

without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9       Intentionally omitted.

         1351

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                  (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                  (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                   (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                   (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1352

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15      Real and Personal Property.

                    (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                    (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1353

which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17 Contracts and Commitments.

                  (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1354

                  (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19 Labor Relations.

                  (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                  (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                  (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1355

         Section 3.20      Employee Benefit Plans.

                  (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                  (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1356

contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                  (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21      Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                  (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1357

                  (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                  (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                  "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1358

of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24      Accounts Receivable; Payors.

                  (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                  (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25      Accounts Payable; Suppliers.

                  (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1359

are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27      Licenses, Authorization and Provider Programs.

                  (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                  (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1360

(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

         Section 3.29      Proprietary Rights and Information.

                  (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                  (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30      Taxes.

                  (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1361

assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1362

as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. SectionSection 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. SectionSection 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1363

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1364

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1365

         Section 4.12      Taxes.

                  (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                  (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                  (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1366

         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

                     Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1367

        Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                   ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1368

                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                  (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                  (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                           (1) amend its articles or certificate of
                  incorporation or bylaws, or other charter documents;

                           (2) issue, sell or authorize for issuance or sale,
                  shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (3) redeem, purchase or otherwise acquire, directly
                  or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                           (4) declare or pay any dividend or other distribution
                  (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                           (5) voluntarily sell, transfer, surrender, abandon or
                  dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                           (6) grant or make any mortgage or pledge or subject
                  itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                           (7) voluntarily incur or assume any liability or
                  indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                           (8) make or commit to make any capital expenditures
                  which are not reasonably necessary for the conduct of its business;

                           (9) grant any increase in the compensation payable or
                  to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                           (10) change in any manner any accounting principles
                  or methods other than changes which are consistent with generally accepted accounting principles;

                           (11) enter into any material commitment or
                  transaction other than in the ordinary course of business;

                           (12) take any action which could reasonably be
                  expected to have a Material Adverse Effect on the Company;

         1369

                           (13) apply any of its assets to the direct or
                  indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                           (14) agree, whether in writing or otherwise, to do
                  any of the foregoing; and

                           (15) take any action at the Board of Director or
                  Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                  (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                  (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1370

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                  (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                  (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                  (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                  (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                  (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7       Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1371

where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

         Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1372

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1  Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company and APP and each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1373

for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1374

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1375

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Completion of "F" Reorganization. The Company shall have
(1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1376

Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Brobeck, Phleger & Harrison LLP, counsel to APP, an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                  (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                  (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                  (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1377

                  (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                  (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                  (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                  (i) the resignations of the directors and officers of the Company as requested by APP;

                  (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                  (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                  (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                  (n) intentionally omitted; and

                  (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                  (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) Intentionally omitted;

                  (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                  (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1378

                  (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                  (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                  (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                  (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                  (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                  (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2      Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1379

or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                  (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                  (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                  (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1380

any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                  Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1381

employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1382

for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

        Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                  (a) at any time prior to the Effective Date by mutual agreement of all parties;

                  (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1383

                  (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                  (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

        Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1384

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

        Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1385

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

     If to APP:                         American Physician Partners, Inc.
                                        901 Main Street
                                        2301 NationsBank Plaza
                                        Dallas, Texas  75202
                                        Fax No.: (214) 761-3150
                                        Attn:  Gregory L. Solomon, President

     with a copy to:                    Brobeck, Phleger & Harrison LLP
                                        4675 MacArthur Court, Suite 1000
                                        Newport Beach, California  92660
                                        Fax No.: (714) 752-7522
                                        Attn: Richard A. Fink, Esq.

     If to the Company
     or any Stockholder:                Mid Rockland Imaging Associates
                                        18 Squadron Boulevard
                                        New City, New York 10956
                                        Fax No.: (914) 634-6254
                                        Attn: Joel Rosenberg, CPA

         1386

     with a copy to:               Drake, Sommers, Loeb, Tarshis & Catania, P.C.
                                   1 Corwin Court, P.O. Box 1479
                                   Newburgh, New York  12550
                                   Fax. No.: (914) 565-1999
                                   Attn: Steven L. Tarshis, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1387

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                      By:
                                         --------------------------------------
                                              Gregory L. Solomon, President


                                      THE COMPANY:

                                      PELHAM IMAGING ASSOCIATES, P.C.


                                       By:
                                          -------------------------------------
                                                   Herbert Z. Geller, M.D.
                                          Its:     President

         1388

                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES


Drs. Thomas, Wallop, Kim & Lewis, P.A.
Carroll Imaging Associates, P.A.
Diagnostic Imaging Associates, P.A.
Drs. Copeland, Hyman, and Shackman, P.A.
Drs. Decarlo, Lyon, Hearn & Pazourek, P.A.
Harbor Radiologists, P.A.
Perilla, Syndler & Associates, P.A.
Radiology and Nuclear Medicine, A Professional Association
Mid Rockland Imaging Associates, P.C.
Rockland Radiological Group, P.C.
Advanced Imaging of Orange County, P.C.
Central Imaging Associates, P.C.
Nyack Magnetic Resonance Imaging, P.C.
Pelham Imaging Associates, P.C.
Women's Imaging Consultants, P.C.
Pacific Imaging Consultants, A Medical Group, Inc.
Total Medical Imaging, Inc.
Valley Radiologists Medical Group, Inc.
The IDE Group, P.C.
M & S X-Ray Associates, P.A.
South Texas MR, Inc.
San Antonio MR, Inc.
Lexington MR, Ltd.
Madison Square Joint Venture
South Texas No. 1 MRI Limited Partnership, a Texas limited partnership San Antonio MRI Partnership No. 2 Ltd., a Texas limited partnership

         1389

                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1390

                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1391

                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1392

                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1393

                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1394

                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1395

                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.


         1396

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and PELHAM IMAGING ASSOCIATES, P.C. (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       PELHAM IMAGING ASSOCIATES, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1397

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                        ROCKLAND RADIOLOGICAL GROUP, P.C.
                      (a New York professional corporation)

================================================================================



         1398

                    TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
ARTICLE I Definitions...................................................................................  2
            Section 1.1             Definitions.........................................................  2
            Section 1.2             Rules Of Interpretation.............................................  6

ARTICLE II The Merger...................................................................................  6
            Section 2.1             The Merger..........................................................  6
            Section 2.2             The Closing.........................................................  6
            Section 2.3             Effective Time......................................................  6
            Section 2.4             Certificate of Incorporation of Surviving Corporation...............  6
            Section 2.5             Bylaws of Surviving Corporation.....................................  7
            Section 2.6             Directors of the Surviving Corporation..............................  7
            Section 2.7             Officers of the Surviving Corporation...............................  7
            Section 2.8             Conversion of Company Common Stock..................................  7
            Section 2.9             Exchange of Certificates Representing Shares of the Company
                                    Common Stock........................................................  7
            Section 2.10            Fractional Shares...................................................  8

ARTICLE III Representations and Warranties of the Company...............................................  8
            Section 3.1             Organization and Good Standing; Qualification.......................  8
            Section 3.2             Authorization and Validity..........................................  8
            Section 3.3             Governmental Authorization..........................................  8
            Section 3.4             Capitalization......................................................  9
            Section 3.5             Transactions in Capital Stock.......................................  9
            Section 3.6             Continuity of Business Enterprise...................................  9
            Section 3.7             Subsidiaries and Investments........................................  9
            Section 3.8             Absence of Conflicting Agreements or Required Consents..............  9
            Section 3.9             Intentionally omitted...............................................  9
            Section 3.10            Absence of Changes.................................................. 10
            Section 3.11            No Undisclosed Liabilities.......................................... 10
            Section 3.12            Litigation and Claims............................................... 11
            Section 3.13            No Violation of Law................................................. 11
            Section 3.14            Lease Agreements.................................................... 11
            Section 3.15            Real and Personal Property.......................................... 11
            Section 3.16            Indebtedness for Borrowed Money..................................... 12
            Section 3.17            Contracts and Commitments........................................... 12
            Section 3.18            Employee Matters.................................................... 13
            Section 3.19            Labor Relations..................................................... 13
            Section 3.20            Employee Benefit Plans.............................................. 14
            Section 3.21            Environmental Matters............................................... 15
            Section 3.22            Filing Reports...................................................... 16
            Section 3.23            Insurance Policies.................................................. 16
            Section 3.24            Accounts Receivable; Payors......................................... 17
            Section 3.25            Accounts Payable; Suppliers......................................... 17
            Section 3.26            Inventory........................................................... 17
            Section 3.27            Licenses, Authorization and Provider Programs....................... 18
            Section 3.28            Inspections and Investigations...................................... 18


         1399


                                                                                                       Page
                                                                                                       ----
            Section 3.29            Proprietary Rights and Information.................................. 19
            Section 3.30            Taxes............................................................... 19
            Section 3.31            Related Party Arrangements.......................................... 20
            Section 3.32            Banking Relations................................................... 20
            Section 3.33            Fraud and Abuse and Self Referral................................... 21
            Section 3.34            Restrictions on Business Activities................................. 21
            Section 3.35            Agreements in Full Force and Effect................................. 21
            Section 3.36            Statements True and Correct......................................... 21
            Section 3.37            Disclosure Schedules................................................ 21
            Section 3.38            Finders' Fees....................................................... 21

ARTICLE IV Representations and Warranties of APP........................................................ 21
            Section 4.1             Organization and Good Standing; Qualification....................... 22
            Section 4.2             Authorization and Validity.......................................... 22
            Section 4.3             Governmental Authorization.......................................... 22
            Section 4.4             Capitalization...................................................... 22
            Section 4.5             Subsidiaries and Investments........................................ 23
            Section 4.6             Absence of Conflicting Agreements or Required Consents.............. 23
            Section 4.7             Absence of Changes.................................................. 23
            Section 4.8             No Undisclosed Liabilities.......................................... 23
            Section 4.9             Litigation and Claims............................................... 23
            Section 4.10            No Violation of Law................................................. 23
            Section 4.11            Employee Matters.................................................... 23
            Section 4.12            Taxes............................................................... 24
            Section 4.13            Related Party Arrangements.......................................... 25
            Section 4.14            Statements True and Correct......................................... 25
            Section 4.15            Disclosure Schedules................................................ 25
            Section 4.16            Finder's Fees....................................................... 25
            Section 4.17            Agreements in Full Force and Effect................................. 25

ARTICLE V Closing Date Representations and Warranties of the Company.................................... 25
            Section 5.1             Organization and Good Standing; Qualification....................... 25
            Section 5.2             Capitalization...................................................... 25
            Section 5.3             Corporate Records................................................... 26
            Section 5.4             Authorization and Validity.......................................... 26
            Section 5.5             No Violation........................................................ 26
            Section 5.6             No Business, Agreements, Assets or Liabilities...................... 26
            Section 5.7             Compliance with Laws................................................ 26

ARTICLE VI Intentionally Omitted........................................................................ 26

ARTICLE VII Covenants of the Company.................................................................... 26
            Section 7.1             Conduct of The Company.............................................. 26
            Section 7.2             Title to Assets; Indebtedness....................................... 28
            Section 7.3             Access.............................................................. 28
            Section 7.4             Acquisition Proposals............................................... 28
            Section 7.5             Compliance With Obligations......................................... 29
            Section 7.6             Notice of Certain Events............................................ 29


         1400


                                                                                                       Page
                                                                                                       ----
            Section 7.7             Intentionally omitted............................................... 29
            Section 7.8             Stockholders' Consent............................................... 29
            Section 7.9             Obligations of Company and Stockholders............................. 29
            Section 7.10            Funding of Accrued Employee Benefits................................ 29
            Section 7.11            Accounting and Tax Matters.......................................... 30
            Section 7.12            Spin-Off Transaction................................................ 30
            Section 7.13            "F" Reorganization.................................................. 30

ARTICLE VIII Covenants of APP........................................................................... 30
            Section 8.1             Consummation of Agreement........................................... 30
            Section 8.2             Requirements to Effect the Merger and Acquisitions.................. 31
            Section 8.3             Access.............................................................. 31
            Section 8.4             Notification of Certain Matters..................................... 31
            Section 8.5             Qualified Retirement Plans.......................................... 31

ARTICLE IX Covenants of APP and the Company............................................................. 31
            Section 9.1             Filings; Other Action............................................... 31
            Section 9.2             Amendments of Schedules............................................. 32
            Section 9.3             Actions Contrary to Stated Intent................................... 32
            Section 9.4             Public Announcements................................................ 32
            Section 9.5             Expenses............................................................ 32
            Section 9.6             Patient Confidentiality............................................. 32
            Section 9.7             Registration Statements............................................. 33

ARTICLE X Conditions Precedent of APP................................................................... 33
            Section 10.1            Representations and Warranties...................................... 33
            Section 10.2            Covenants........................................................... 33
            Section 10.3            Legal Opinion....................................................... 33
            Section 10.4            Proceedings......................................................... 33
            Section 10.5            No Material Adverse Effect.......................................... 33
            Section 10.6            Government Approvals and Required Consents.......................... 33
            Section 10.7            Securities Approvals................................................ 33
            Section 10.8            Closing Deliveries.................................................. 33
            Section 10.9            Closing of Initial Public Offering.................................. 33
            Section 10.10           Closing of Related Acquisitions..................................... 33
            Section 10.11           Dissenter's Rights.................................................. 34
            Section 10.12           Stockholder Representation Letter; Indemnification Agreement........ 34
            Section 10.13           Transfer of Assets.................................................. 34

ARTICLE XI Conditions Precedent of the Company.......................................................... 34
            Section 11.1            Representations and Warranties...................................... 34
            Section 11.2            Covenants........................................................... 34
            Section 11.3            Legal Opinions...................................................... 34
            Section 11.4            Proceedings......................................................... 34
            Section 11.5            Government Approvals and Required Consents.......................... 34
            Section 11.6            "Blue Sky" Approvals; Nasdaq Listing................................ 34
            Section 11.7            Closing of Initial Public Offering.................................. 35
            Section 11.8            Closing Deliveries.................................................. 35


         1401


                                                                                                       Page
                                                                                                       ----
            Section 11.9            No Material Adverse Effect.......................................... 35
            Section 11.10           Service Agreement Analysis.......................................... 35
            Section 11.11           Tax Opinion......................................................... 35

ARTICLE XII Closing Deliveries.......................................................................... 35
            Section 12.1            Deliveries of the Company........................................... 35
            Section 12.2            Deliveries of APP. ................................................. 36

ARTICLE XIII Post Closing Matters....................................................................... 37
            Section 13.1            Further Instruments of Transfer..................................... 37
            Section 13.2            Merger Tax Covenant................................................. 37
            Section 13.3            Current Public Information.......................................... 38

ARTICLE XIV Remedies.................................................................................... 38
            Section 14.1            Indemnification by the Company...................................... 38
            Section 14.2            Indemnification by APP.............................................. 38
            Section 14.3            Conditions of Indemnification....................................... 39
            Section 14.4            Costs, Expenses and Legal Fees...................................... 41
            Section 14.5            Tax Benefits; Insurance Proceeds.................................... 41

ARTICLE XV Termination.................................................................................. 41
            Section 15.1            Termination......................................................... 41
            Section 15.2            Effect of Termination............................................... 42

ARTICLE XVI Nondisclosure of Confidential Information................................................... 42
            Section 16.1            Non-Disclosure Covenant............................................. 42
            Section 16.2            Damages............................................................. 42
            Section 16.3            Survival............................................................ 42

ARTICLE XVII Miscellaneous.............................................................................. 42
            Section 17.1            Amendment; Waivers.................................................. 42
            Section 17.2            Assignment.......................................................... 43
            Section 17.3            Parties in Interest; No Third Party Beneficiaries................... 43
            Section 17.4            Entire Agreement.................................................... 43
            Section 17.5            Severability........................................................ 43
            Section 17.6            Survival of Representations, Warranties and Covenants............... 43
            Section 17.7            Governing Law....................................................... 43
            Section 17.8            Captions............................................................ 43
            Section 17.9            Gender and Number................................................... 44
            Section 17.10           Intentionally omitted............................................... 44
            Section 17.11           Confidentiality; Publicity and Disclosures.......................... 44
            Section 17.12           Notice.............................................................. 44
            Section 17.13           No Waiver; Remedies................................................. 45
            Section 17.14           Counterparts........................................................ 45
            Section 17.15           Defined Terms....................................................... 45


         1402


                                                                                                       Page
                                                                                                       ----
EXHIBITS

Exhibit A - List of Target Companies................................................................... A-1
Exhibit B - Merger Consideration....................................................................... B-1
Exhibit C - Stockholder Representation Letter.......................................................... C-1
Exhibit D - Indemnification Agreement.................................................................. D-1
Exhibit E - Physician Employment Agreement ............................................................ E-1
Exhibit F - Service Agreement.......................................................................... F-1
Exhibit G - Stockholder Release........................................................................ G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion


         1403

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


            This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and ROCKLAND RADIOLOGICAL GROUP, P.C., a New York professional corporation (the "Company").

                                    RECITALS

            A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

            B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

            C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

            D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

            E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

            F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

            G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1404

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

            Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "APP" shall have the meaning set forth in the preamble to this Agreement.

            "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "APP Group" shall mean APP, NewCo and each of their Affiliates.

            "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

            "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

            "Claim Notice" shall have the meaning set forth in Section 14.3(a).

            "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

            "Closing Date" shall have the meaning set forth in Section 2.2.

            "Code" shall have the meaning set forth in the recitals to this Agreement.

            "Company" shall have the meaning set forth in the preamble to this Agreement.

            "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

            "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

            "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1405

            "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

            "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

            "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

            "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

            "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

            "Controlled Group" shall have the meaning set forth in Section 3.20(g).

            "Damages" shall have the meaning set forth in Section 14.1.

            "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

            "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

            "DOJ" shall mean the United States Department of Justice.

            "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

            "Effective Time" shall have the meaning set forth in Section 2.3.

            "Election Period" shall have the meaning set forth in Section
14.3(a).

            "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

            "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

            "Environmental Laws" shall have the meaning set forth in Section 3.21(e).

            "ERISA" shall have the meaning set forth in Section 3.18.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1406

            "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

            "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

            "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

            "FTC" shall mean the United States Federal Trade Commission.

            "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

            "Indemnifying Party" shall have the meaning set forth in Section 14.3(a).

            "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

            "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

            "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

            "Insurance Policies" shall have the meaning set forth in Section
3.23.

            "IRS" shall mean the Internal Revenue Service.

            "Lease Agreements" shall have the meaning set forth in Section 3.14.

            "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

            "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

            "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

            "Merger" shall have the meaning set forth in Section 2.1.

         1407

            "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

            "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

            "NewCo" shall have the meaning set forth in the recitals to this Agreement.

            "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

            "New Qualified Plan" shall have the meaning set forth in Section
8.5.

            "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

            "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

            "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

            "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

            "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

            "Physician Employment Agreements" shall have the meaning set forth in Section 10.14.

            "Registration Statements" shall mean the Form S-1 and the Form S-4.

            "Regulated Activity" shall have the meaning set forth in Section 3.21(e).

            "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

            "Reorganization" shall have the meaning set forth in Section 13.2.

            "Security Agreement" shall have the meaning set forth in the Service Agreement.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Service Agreement" shall have the meaning set forth in Section 12.1(j).

            "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

            "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

            "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

            "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1408

            "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

            "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

            "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

            "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

            Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

            Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

            Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

            Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

            Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

            Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

            Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1409

            Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

            Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

            Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

            Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                    (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                    (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                    (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                    (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

            Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                    (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                    (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1410

to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

            Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

            As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

            Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

            Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

            Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1411

without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

            Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

            Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

            Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

            Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

            Section 3.9 Intentionally omitted.

         1412

            Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                    (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                    (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                    (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                    (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                    (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                    (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                    (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                    (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                    (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                    (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                    (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                    (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                    (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

            Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1413

            Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

            Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

            Section 3.15 Real and Personal Property.

                    (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                    (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1414

which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

            Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

            Section 3.17 Contracts and Commitments.

                    (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1415

                    (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

            Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

            Section 3.19 Labor Relations.

                    (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                    (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                    (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                    (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                    (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1416

            Section 3.20 Employee Benefit Plans.

                    (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                    (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                    (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                    (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                    (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                    (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                    (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1417

contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                    (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                    (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                    (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                    (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                    (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

            Section 3.21 Environmental Matters.

                    (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                    (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1418

                    (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                    (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                    (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                        "Environmental Laws" shall mean any federal, state or
            local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                        "Environmental Liabilities" shall mean all liabilities
            of the Company or any Company Subsidiary, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                        "Hazardous Substances" shall mean any toxic or hazardous
            substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                        "Regulated Activity" shall mean any generation,
            treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

            Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

            Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1419

of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

            Section 3.24 Accounts Receivable; Payors.

                    (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                    (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

            Section 3.25 Accounts Payable; Suppliers.

                    (a) The Disclosure Schedules set forth a true and complete
(i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                    (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

            Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1420

are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

            Section 3.27 Licenses, Authorization and Provider Programs.

                    (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                    (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

            Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1421

(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

            Section 3.29 Proprietary Rights and Information.

                    (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                    (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                    (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

            Section 3.30 Taxes.

                    (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1422

assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                    (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                    (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                    (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

            Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

            Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1423

as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

            Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

            Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

            Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

            Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

            As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1424

            Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

            Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

            Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1425

            Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

            Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

            Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

            Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

            Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

            Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

            Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1426

            Section 4.12 Taxes.

                    (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                    (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                    (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                    (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                    (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                    (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                    (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                    (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                    (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                    (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                    (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1427

            Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

            Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

            Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

            Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

            Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

            The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

            Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

            Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1428

            Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

            Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

            Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

            Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

            Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                   ARTICLE VII

                            Covenants of the Company

            The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

            Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1429

                    (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                    (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                    (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                        (1) amend its articles or certificate of incorporation
                    or bylaws, or other charter documents;

                        (2) issue, sell or authorize for issuance or sale,
                    shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                        (3) redeem, purchase or otherwise acquire, directly or
                    indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                        (4) declare or pay any dividend or other distribution
                    (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                        (5) voluntarily sell, transfer, surrender, abandon or
                    dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                        (6) grant or make any mortgage or pledge or subject
                    itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                        (7) voluntarily incur or assume any liability or
                    indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                        (8) make or commit to make any capital expenditures
                    which are not reasonably necessary for the conduct of its business;

                        (9) grant any increase in the compensation payable or to
                    become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                        (10) change in any manner any accounting principles or
                    methods other than changes which are consistent with generally accepted accounting principles;

                        (11) enter into any material commitment or transaction
                    other than in the ordinary course of business;

                        (12) take any action which could reasonably be expected
                    to have a Material Adverse Effect on the Company;

         1430

                        (13) apply any of its assets to the direct or indirect
                    payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                        (14) agree, whether in writing or otherwise, to do any
                    of the foregoing; and

                        (15) take any action at the Board of Director or
                    Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

            Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

            Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

            Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                    (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                    (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1431

            Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

            Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                    (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                    (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                    (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                    (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                    (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

            Section 7.7 Intentionally omitted.

            Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

            Section 7.9 Obligations of Company and Stockholders. Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

            Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1432

where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

            Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

            Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

            Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

            APP agrees that between the date hereof and the Closing:

            Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1433

            Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

            Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

            Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

            Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of
Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

            APP and the Company agree as follows:

            Section 9.1 Filings; Other Action.

            (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

            (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1434

for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

            (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

            Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

            Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

            Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

            Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

            Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1435

            Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

            Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

            Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

            Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

            Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

            Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

            Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

            Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

            Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1436

            Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

            Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

            Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

            Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

            Section 10.15 Completion of "F" Reorganization. The Company shall have (1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

            Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

            Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

            Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

            Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

            Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

            Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

            Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1437

Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

            Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

            Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

            Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

            Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

            Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

            Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                    (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                    (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                    (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1438

                    (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                    (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                    (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                    (i) the resignations of the directors and officers of the Company as requested by APP;

                    (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                    (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                    (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                    (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                    (n) intentionally omitted; and

                    (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

            Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                    (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (b) Intentionally omitted;

                    (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                    (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1439

                    (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                    (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                    (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                    (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                    (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                    (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                    (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

            Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

            Section 13.2 Merger Tax Covenant.

            (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

            (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

            (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1440

or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

            Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

            Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                    (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                    (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

            Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                    (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                    (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1441

any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

            Notwithstanding anything contained in either Sections 14.1 or 14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

            Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                    (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                    (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1442

employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                    (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                    (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                    (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1443

for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                    (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                    (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

            Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

            Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

            Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                    (a) at any time prior to the Effective Date by mutual agreement of all parties;

                    (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                    (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1444

                    (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                    (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

            Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

            Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

            Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

            Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1445

            Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

            Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

            Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

            Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

            Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1446

            Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

            Section 17.10 Intentionally omitted.

            Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

            Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

    If to APP:                American Physician Partners, Inc.
                              901 Main Street
                              2301 NationsBank Plaza
                              Dallas, Texas  75202
                              Fax No.: (214) 761-3150
                              Attn:  Gregory L. Solomon, President

    with a copy to:           Brobeck, Phleger & Harrison LLP
                              4675 MacArthur Court, Suite 1000
                              Newport Beach, California  92660
                              Fax No.: (714) 752-7522
                              Attn: Richard A. Fink, Esq.

    If to the Company
    or any Stockholder:       Mid Rockland Imaging Associates
                              18 Squadron Boulevard
                              New City, New York 10956
                              Fax No.: (914) 634-6254
                              Attn: Joel Rosenberg, CPA

         1447

     with a copy to:          Drake, Sommers, Loeb, Tarshis & Catania, P.C.
                              1 Corwin Court, P.O. Box 1479
                              Newburgh, New York  12550
                              Fax. No.: (914) 565-1999
                              Attn: Steven L. Tarshis, Esq.

            Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

            Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

            Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1448

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                     APP:

                                     AMERICAN PHYSICIAN PARTNERS, INC.


                                     By:
                                        ---------------------------------
                                            Gregory L. Solomon, President


                                     THE COMPANY:

                                     ROCKLAND RADIOLOGICAL GROUP, P.C.


                                     By:
                                        ---------------------------------
                                            Herbert Z. Geller, M.D.
                                     Its:   President

         1449

                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1450

                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1451

                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1452

                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1453



                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1454

                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1455

                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1456

                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.


         1457

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and ROCKLAND RADIOLOGICAL GROUP, P.C., a New York professional corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       ROCKLAND RADIOLOGICAL GROUP, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1458

================================================================================

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  dated as of

                                 June 27, 1997

                                 by and between

                       AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                      and

                       WOMEN'S IMAGING CONSULTANTS, P.C.
                     (a New York professional corporation)

================================================================================
         1459
                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . .    2
         Section 1.2      Rules Of Interpretation . . . . . . . . . . . . . .    6

ARTICLE II The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . . .    6
         Section 2.2      The Closing . . . . . . . . . . . . . . . . . . . .    6
         Section 2.3      Effective Time  . . . . . . . . . . . . . . . . . .    6
         Section 2.4      Certificate of Incorporation of
                          Surviving Corporation . . . . . . . . . . . . . . .    6
         Section 2.5      Bylaws of Surviving Corporation . . . . . . . . . .    7
         Section 2.6      Directors of the Surviving Corporation  . . . . . .    7
         Section 2.7      Officers of the Surviving Corporation . . . . . . .    7
         Section 2.8      Conversion of Company Common Stock  . . . . . . . .    7
         Section 2.9      Exchange of Certificates Representing
                          Shares of the Company Common Stock  . . . . . . . .    7
         Section 2.10     Fractional Shares . . . . . . . . . . . . . . . . .    8

ARTICLE III Representations and Warranties of the Company . . . . . . . . . .    8
         Section 3.1      Organization and Good Standing;
                          Qualification . . . . . . . . . . . . . . . . . . .    8
         Section 3.2      Authorization and Validity  . . . . . . . . . . . .    8
         Section 3.3      Governmental Authorization  . . . . . . . . . . . .    8
         Section 3.4      Capitalization  . . . . . . . . . . . . . . . . . .    9
         Section 3.5      Transactions in Capital Stock . . . . . . . . . . .    9
         Section 3.6      Continuity of Business Enterprise . . . . . . . . .    9
         Section 3.7      Subsidiaries and Investments  . . . . . . . . . . .    9
         Section 3.8      Absence of Conflicting Agreements or
                          Required Consents . . . . . . . . . . . . . . . . .    9
         Section 3.9      Intentionally omitted . . . . . . . . . . . . . . .    9
         Section 3.10     Absence of Changes  . . . . . . . . . . . . . . . .   10
         Section 3.11     No Undisclosed Liabilities  . . . . . . . . . . . .   10
         Section 3.12     Litigation and Claims . . . . . . . . . . . . . . .   11
         Section 3.13     No Violation of Law . . . . . . . . . . . . . . . .   11
         Section 3.14     Lease Agreements  . . . . . . . . . . . . . . . . .   11
         Section 3.15     Real and Personal Property  . . . . . . . . . . . .   11
         Section 3.16     Indebtedness for Borrowed Money . . . . . . . . . .   12
         Section 3.17     Contracts and Commitments . . . . . . . . . . . . .   12
         Section 3.18     Employee Matters  . . . . . . . . . . . . . . . . .   13
         Section 3.19     Labor Relations . . . . . . . . . . . . . . . . . .   13
         Section 3.20     Employee Benefit Plans  . . . . . . . . . . . . . .   14
         Section 3.21     Environmental Matters . . . . . . . . . . . . . . .   15
         Section 3.22     Filing Reports  . . . . . . . . . . . . . . . . . .   16
         Section 3.23     Insurance Policies  . . . . . . . . . . . . . . . .   16
         Section 3.24     Accounts Receivable; Payors . . . . . . . . . . . .   17
         Section 3.25     Accounts Payable; Suppliers . . . . . . . . . . . .   17
         Section 3.26     Inventory . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.27     Licenses, Authorization and Provider Programs . . .   18
         Section 3.28     Inspections and Investigations  . . . . . . . . . .   18

         1460

                                                                              Page
                                                                              ----
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         Section 3.29     Proprietary Rights and Information  . . . . . . . .   19
         Section 3.30     Taxes . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.31     Related Party Arrangements  . . . . . . . . . . . .   20
         Section 3.32     Banking Relations . . . . . . . . . . . . . . . . .   20
         Section 3.33     Fraud and Abuse and Self Referral . . . . . . . . .   21
         Section 3.34     Restrictions on Business Activities . . . . . . . .   21
         Section 3.35     Agreements in Full Force and Effect . . . . . . . .   21
         Section 3.36     Statements True and Correct . . . . . . . . . . . .   21
         Section 3.37     Disclosure Schedules  . . . . . . . . . . . . . . .   21
         Section 3.38     Finders' Fees . . . . . . . . . . . . . . . . . . .   21

ARTICLE IV Representations and Warranties of APP  . . . . . . . . . . . . . .   21
         Section 4.1      Organization and Good Standing; Qualification . . .   22
         Section 4.2      Authorization and Validity. . . . . . . . . . . . .   22
         Section 4.3      Governmental Authorization  . . . . . . . . . . . .   22
         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . .   22
         Section 4.5      Subsidiaries and Investments  . . . . . . . . . . .   23
         Section 4.6      Absence of Conflicting Agreements or
                          Required Consents . . . . . . . . . . . . . . . . .   23
         Section 4.7      Absence of Changes  . . . . . . . . . . . . . . . .   23
         Section 4.8      No Undisclosed Liabilities  . . . . . . . . . . . .   23
         Section 4.9      Litigation and Claims . . . . . . . . . . . . . . .   23
         Section 4.10     No Violation of Law . . . . . . . . . . . . . . . .   23
         Section 4.11     Employee Matters  . . . . . . . . . . . . . . . . .   23
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 4.13     Related Party Arrangements  . . . . . . . . . . . .   25
         Section 4.14     Statements True and Correct . . . . . . . . . . . .   25
         Section 4.15     Disclosure Schedules  . . . . . . . . . . . . . . .   25
         Section 4.16     Finder's Fees . . . . . . . . . . . . . . . . . . .   25
         Section 4.17     Agreements in Full Force and Effect . . . . . . . .   25

ARTICLE V Closing Date Representations and Warranties of the Company  . . . .   25
         Section 5.1      Organization and Good Standing; Qualification . . .   25
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . .   25
         Section 5.3      Corporate Records . . . . . . . . . . . . . . . . .   26
         Section 5.4      Authorization and Validity  . . . . . . . . . . . .   26
         Section 5.5      No Violation  . . . . . . . . . . . . . . . . . . .   26
         Section 5.6      No Business, Agreements, Assets or Liabilities  . .   26
         Section 5.7      Compliance with Laws  . . . . . . . . . . . . . . .   26

ARTICLE VI Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE VII Covenants of the Company  . . . . . . . . . . . . . . . . . . . .   26
         Section 7.1      Conduct of The Company  . . . . . . . . . . . . . .   26
         Section 7.2      Title to Assets; Indebtedness . . . . . . . . . . .   28
         Section 7.3      Access  . . . . . . . . . . . . . . . . . . . . . .   28
         Section 7.4      Acquisition Proposals . . . . . . . . . . . . . . .   28
         Section 7.5      Compliance With Obligations . . . . . . . . . . . .   29
         Section 7.6      Notice of Certain Events  . . . . . . . . . . . . .   29

         1461

                                                                              Page
                                                                              ----
         Section 7.7      Intentionally omitted . . . . . . . . . . . . . . .   29
         Section 7.8      Stockholders' Consent . . . . . . . . . . . . . . .   29
         Section 7.9      Obligations of Company and Stockholders . . . . . .   29
         Section 7.10     Funding of Accrued Employee Benefits  . . . . . . .   29
         Section 7.11     Accounting and Tax Matters  . . . . . . . . . . . .   30
         Section 7.12     Spin-Off Transaction  . . . . . . . . . . . . . . .   30
         Section 7.13     "F" Reorganization  . . . . . . . . . . . . . . . .   30

ARTICLE VIII Covenants of APP . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 8.1      Consummation of Agreement . . . . . . . . . . . . .   30
         Section 8.2      Requirements to Effect the Merger
                          and Acquisitions  . . . . . . . . . . . . . . . . .   31
         Section 8.3      Access  . . . . . . . . . . . . . . . . . . . . . .   31
         Section 8.4      Notification of Certain Matters . . . . . . . . . .   31
         Section 8.5      Qualified Retirement Plans. . . . . . . . . . . . .   31

ARTICLE IX Covenants of APP and the Company . . . . . . . . . . . . . . . . .   31
         Section 9.1      Filings; Other Action . . . . . . . . . . . . . . .   31
         Section 9.2      Amendments of Schedules . . . . . . . . . . . . . .   32
         Section 9.3      Actions Contrary to Stated Intent . . . . . . . . .   32
         Section 9.4      Public Announcements  . . . . . . . . . . . . . . .   32
         Section 9.5      Expenses  . . . . . . . . . . . . . . . . . . . . .   32
         Section 9.6      Patient Confidentiality . . . . . . . . . . . . . .   32
         Section 9.7      Registration Statements.  . . . . . . . . . . . . .   33

ARTICLE X Conditions Precedent of APP . . . . . . . . . . . . . . . . . . . .   33
         Section 10.1     Representations and Warranties  . . . . . . . . . .   33
         Section 10.2     Covenants . . . . . . . . . . . . . . . . . . . . .   33
         Section 10.3     Legal Opinion . . . . . . . . . . . . . . . . . . .   33
         Section 10.4     Proceedings . . . . . . . . . . . . . . . . . . . .   33
         Section 10.5     No Material Adverse Effect  . . . . . . . . . . . .   33
         Section 10.6     Government Approvals and Required Consents  . . . .   33
         Section 10.7     Securities Approvals  . . . . . . . . . . . . . . .   33
         Section 10.8     Closing Deliveries  . . . . . . . . . . . . . . . .   33
         Section 10.9     Closing of Initial Public Offering  . . . . . . . .   33
         Section 10.10    Closing of Related Acquisitions . . . . . . . . . .   33
         Section 10.11    Dissenter's Rights  . . . . . . . . . . . . . . . .   34
         Section 10.12    Stockholder Representation Letter;
                          Indemnification Agreement . . . . . . . . . . . . .   34
         Section 10.13    Transfer of Assets  . . . . . . . . . . . . . . . .   34

ARTICLE XI Conditions Precedent of the Company  . . . . . . . . . . . . . . .   34
         Section 11.1     Representations and Warranties  . . . . . . . . . .   34
         Section 11.2     Covenants . . . . . . . . . . . . . . . . . . . . .   34
         Section 11.3     Legal Opinions  . . . . . . . . . . . . . . . . . .   34
         Section 11.4     Proceedings . . . . . . . . . . . . . . . . . . . .   34
         Section 11.5     Government Approvals and Required Consents  . . . .   34
         Section 11.6     "Blue Sky" Approvals; Nasdaq Listing  . . . . . . .   34
         Section 11.7     Closing of Initial Public Offering  . . . . . . . .   35
         Section 11.8     Closing Deliveries  . . . . . . . . . . . . . . . .   35

         1462

                                                                              Page
                                                                              ----
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         Section 11.9     No Material Adverse Effect  . . . . . . . . . . . .   35
         Section 11.10    Service Agreement Analysis  . . . . . . . . . . . .   35
         Section 11.11    Tax Opinion . . . . . . . . . . . . . . . . . . . .   35

ARTICLE XII Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 12.1     Deliveries of the Company . . . . . . . . . . . . .   35
         Section 12.2     Deliveries of APP.  . . . . . . . . . . . . . . . .   36

ARTICLE XIII Post Closing Matters . . . . . . . . . . . . . . . . . . . . . .   37
         Section 13.1     Further Instruments of Transfer . . . . . . . . . .   37
         Section 13.2     Merger Tax Covenant . . . . . . . . . . . . . . . .   37
         Section 13.3     Current Public Information  . . . . . . . . . . . .   38

ARTICLE XIV Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 14.1     Indemnification by the Company  . . . . . . . . . .   38
         Section 14.2     Indemnification by APP  . . . . . . . . . . . . . .   38
         Section 14.3     Conditions of Indemnification . . . . . . . . . . .   39
         Section 14.4     Costs, Expenses and Legal Fees  . . . . . . . . . .   41
         Section 14.5     Tax Benefits; Insurance Proceeds  . . . . . . . . .   41

ARTICLE XV Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 15.1     Termination . . . . . . . . . . . . . . . . . . . .   41
         Section 15.2     Effect of Termination . . . . . . . . . . . . . . .   42

ARTICLE XVI Nondisclosure of Confidential Information . . . . . . . . . . . .   42
         Section 16.1     Non-Disclosure Covenant . . . . . . . . . . . . . .   42
         Section 16.2     Damages . . . . . . . . . . . . . . . . . . . . . .   42
         Section 16.3     Survival  . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE XVII Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 17.1     Amendment; Waivers  . . . . . . . . . . . . . . . .   42
         Section 17.2     Assignment  . . . . . . . . . . . . . . . . . . . .   43
         Section 17.3     Parties in Interest; No Third Party
                          Beneficiaries . . . . . . . . . . . . . . . . . . .   43
         Section 17.4     Entire Agreement  . . . . . . . . . . . . . . . . .   43
         Section 17.5     Severability  . . . . . . . . . . . . . . . . . . .   43
         Section 17.6     Survival of Representations, Warranties
                          and Covenants . . . . . . . . . . . . . . . . . . .   43
         Section 17.7     Governing Law . . . . . . . . . . . . . . . . . . .   43
         Section 17.8     Captions  . . . . . . . . . . . . . . . . . . . . .   43
         Section 17.9     Gender and Number . . . . . . . . . . . . . . . . .   44
         Section 17.10    Intentionally omitted.  . . . . . . . . . . . . . .   44
         Section 17.11    Confidentiality; Publicity and Disclosures  . . . .   44
         Section 17.12    Notice  . . . . . . . . . . . . . . . . . . . . . .   44
         Section 17.13    No Waiver; Remedies . . . . . . . . . . . . . . . .   45
         Section 17.14    Counterparts  . . . . . . . . . . . . . . . . . . .   45
         Section 17.15    Defined Terms . . . . . . . . . . . . . . . . . . .   45

         1463

                                                                              Page
                                                                              ----
EXHIBITS

Exhibit A - List of Target Companies  . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B - Merger Consideration  . . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C - Stockholder Representation Letter . . . . . . . . . . . . . . . .  C-1
Exhibit D - Indemnification Agreement . . . . . . . . . . . . . . . . . . . .  D-1
Exhibit E - Physician Employment Agreement  . . . . . . . . . . . . . . . . .  E-1
Exhibit F - Service Agreement . . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit G - Stockholder Release . . . . . . . . . . . . . . . . . . . . . . .  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1464
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and WOMEN'S IMAGING CONSULTANTS, P.C., a New York professional corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of New York and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1465
                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, NewCo and each of their Affiliates.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1466
         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section
3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1467
         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section
Section 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Section Section 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger" shall have the meaning set forth in Section 2.1.

         1468
         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1469
         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 904 of the New York Business Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of New York, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1470
         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.7      Officers of the Surviving Corporation.   The persons
who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                 (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                 (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                 (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                 (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1471
to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                  ARTICLE III

                 Representations and Warranties of the Company

         As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof).
The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1472
without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200 shares of the Company Common Stock, of which 130 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the
(2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9      Intentionally omitted.

         1473
         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                 (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                 (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                 (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                 (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                 (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                 (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                 (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                 (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                 (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                 (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                 (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

                 (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1474
         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R.
Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         Section 3.15     Real and Personal Property.

                 (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                 (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1475
which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17     Contracts and Commitments.

                 (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1476
                 (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19     Labor Relations.

                 (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                 (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                 (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

                 (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                 (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1477
         Section 3.20     Employee Benefit Plans.

                 (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                 (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                 (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                 (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                 (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                 (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                 (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1478
contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                 (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                 (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                 (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                 (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                 (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21     Environmental Matters.

                 (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                 (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1479
                 (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                 (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                 (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                 "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                 "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1480
of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24     Accounts Receivable; Payors.

                 (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                 (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25     Accounts Payable; Suppliers.

                 (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                 (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1481
are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.27     Licenses, Authorization and Provider Programs.

                 (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                 (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1482
(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section
3.28 have been provided to APP.

         Section 3.29     Proprietary Rights and Information.

                 (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                 (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                 (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30     Taxes.

                 (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1483
assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in
Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1484
as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                     Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1485
         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1486
         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1487
         Section 4.12     Taxes.

                 (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                 (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                 (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                 (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                 (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1488
         Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Disclosure Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                   ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1489
         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6      No Business, Agreements, Assets or Liabilities.
NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                  ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1490
                 (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                 (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                 (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                          (1)     amend its articles or certificate of
                 incorporation or bylaws, or other charter documents;

                          (2) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                          (3) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                          (4)     declare or pay any dividend or other
                 distribution (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                          (5) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                          (6) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                          (7) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                          (8)     make or commit to make any capital
                 expenditures which are not reasonably necessary for the conduct of its business;

                          (9) grant any increase in the compensation payable or to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                          (10)    change in any manner any accounting
                 principles or methods other than changes which are consistent with generally accepted accounting principles;

                          (11) enter into any material commitment or transaction other than in the ordinary course of business;

                          (12) take any action which could reasonably be expected to have a Material Adverse Effect on the Company;

         1491
                          (13) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                          (14) agree, whether in writing or otherwise, to do any of the foregoing; and

                          (15) take any action at the Board of Director or Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three
(3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                 (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                 (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1492
         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                 (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                 (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                 (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                 (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

                 (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                 (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7      Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

         Section 7.9      Obligations of Company and Stockholders.  Subject to
Section 7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1493
where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of New York, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following: Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

         Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

         APP agrees that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1494
         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

         APP and the Company agree as follows:

         Section 9.1      Filings; Other Action.

         (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company and APP and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1495
for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1496
         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                   ARTICLE X

                          Conditions Precedent of APP

         Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section
10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1497
         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under New York Business Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

         Section 10.15 Completion of "F" Reorganization. The Company shall have (1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                      Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1498
Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                  ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                 (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                 (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                 (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1499
                 (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of New York for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of New York;

                 (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                 (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                 (i) the resignations of the directors and officers of the Company as requested by APP;

                 (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of New York to address regulatory and compliance issues (the "Service Agreement");

                 (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                 (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                 (n)      intentionally omitted; and

                 (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b)      Intentionally omitted;

                 (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

                 (d) a certificate of the President of APP dated the Closing Date, (i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1500
                 (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

                 (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

                 (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

                 (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                 (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                 (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                 (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2     Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1501
or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                  ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

                 (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or (ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                 (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

                 (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1502
any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                 Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1503
employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1504
for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                 (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                 (a) at any time prior to the Effective Date by mutual agreement of all parties;

                 (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                 (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1505
                 (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                 (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2     Effect of Termination.  Except as set forth in
Section 16.3, in the event this Agreement is terminated pursuant to this
Article XV, this Agreement shall forthwith become void.

                                  ARTICLE XVI

                   Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure,
(iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1506
         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in
Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW YORK.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1507
         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10     Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to APP:                   American Physician Partners, Inc.
                                      901 Main Street
                                      2301 NationsBank Plaza
                                      Dallas, Texas  75202
                                      Fax No.: (214) 761-3150
                                      Attn:  Gregory L. Solomon, President

         with a copy to:              Brobeck, Phleger & Harrison LLP
                                      4675 MacArthur Court, Suite 1000
                                      Newport Beach, California  92660
                                      Fax No.: (714) 752-7522
                                      Attn: Richard A. Fink, Esq.

         If to the Company
         or any Stockholder:          Mid Rockland Imaging Associates
                                      18 Squadron Boulevard
                                      New City, New York 10956
                                      Fax No.: (914) 634-6254
                                      Attn: Joel Rosenberg, CPA

         1508
         with a copy to:              Drake, Sommers, Loeb, Tarshis &
                                        Catania, P.C.
                                      1 Corwin Court, P.O. Box 1479
                                      Newburgh, New York  12550
                                      Fax. No.: (914) 565-1999
                                      Attn: Steven L. Tarshis, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                      [SIGNATURES CONTAINED ON NEXT PAGE]

         1509
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        APP:

                                        AMERICAN PHYSICIAN PARTNERS, INC.

                                        By:
                                               ---------------------------------
                                               Gregory L. Solomon, President

                                        THE COMPANY:

                                        WOMEN'S IMAGING CONSULTANTS, P.C.

                                        By:
                                               ---------------------------------
                                               Herbert Z. Geller, M.D.
                                        Its:   President

         1510
                                   EXHIBIT A
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1511
                                   EXHIBIT B
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1512
                                   EXHIBIT C
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                       SHAREHOLDER REPRESENTATION LETTER

         1513
                                   EXHIBIT D
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                           INDEMNIFICATION AGREEMENT

         1514
                                   EXHIBIT E
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1515
                                   EXHIBIT F
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               SERVICE AGREEMENT

         1516
                                   EXHIBIT G
                                       to
                Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              STOCKHOLDER RELEASE

         1517
                              DISCLOSURE SCHEDULES
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., the Company, NewCo or any Company Subsidiary.
         1518

                                 AMENDMENT NO. 1
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and WOMEN'S IMAGING CONSULTANTS, P.C. (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President


                                       THE COMPANY:

                                       WOMEN'S IMAGING CONSULTANTS, P.C.


                                       By:_________________________________
                                       Its:________________________________


         1519

                                       THE COMPANY:

                                       CARROLL IMAGING ASSOCIATES, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       DIAGNOSTIC IMAGING ASSOCIATES, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       DRS. THOMAS, WALLOP, KIM & LEWIS, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       DRS. COPELAND, HYMAN & SHACKMAN, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       DRS. DECARLO, LYON, HEARN &
                                       PAZOUREK, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       HARBOR RADIOLOGISTS, P.A.


                                       By:_________________________________
                                       Its:________________________________


                                       PERILLA, SINDLER & ASSOCIATES, P.A.


                                       By:_________________________________
                                       Its:________________________________


         1520

================================================================================

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June 27, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                 [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.]
                           (a California corporation),

                                       and

                     VALLEY RADIOLOGISTS MEDICAL GROUP, INC.
                 (a California professional medical corporation)

================================================================================


         1521
                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----


ARTICLE I                     Definitions.......................................................................   2
         Section 1.1          Definitions.......................................................................   2
         Section 1.2          Rules Of Interpretation...........................................................   6

ARTICLE II                    The Merger........................................................................   6
         Section 2.1          The Merger........................................................................   6
         Section 2.2          The Closing.......................................................................   6
         Section 2.3          Effective Time....................................................................   6
         Section 2.4          Articles of Incorporation of Surviving Corporation................................   7
         Section 2.5          Bylaws of Surviving Corporation...................................................   7
         Section 2.6          Directors of the Surviving Corporation............................................   7
         Section 2.7          Officers of the Surviving Corporation.............................................   7
         Section 2.8          Conversion of Company Common Stock................................................   7
         Section 2.9          Exchange of Certificates Representing Shares of the Company
                              Common Stock......................................................................   7
         Section 2.10         Fractional Shares.................................................................   8

ARTICLE III                   Representations and Warranties of the Company.....................................   8
         Section 3.1          Organization and Good Standing; Qualification.....................................   8
         Section 3.2          Authorization and Validity........................................................   8
         Section 3.3          Governmental Authorization........................................................   9
         Section 3.4          Capitalization....................................................................   9
         Section 3.5          Transactions in Capital Stock.....................................................   9
         Section 3.6          Continuity of Business Enterprise.................................................   9
         Section 3.7          Subsidiaries and Investments......................................................   9
         Section 3.8          Absence of Conflicting Agreements or Required Consents............................   9
         Section 3.9          Intentionally Omitted.............................................................  10
         Section 3.10         Absence of Changes................................................................  10
         Section 3.11         No Undisclosed Liabilities........................................................  11
         Section 3.12         Litigation and Claims.............................................................  11
         Section 3.13         No Violation of Law...............................................................  11
         Section 3.14         Lease Agreements..................................................................  11
         Section 3.15         Real and Personal Property........................................................  12
         Section 3.16         Indebtedness for Borrowed Money...................................................  12
         Section 3.17         Contracts and Commitments.........................................................  12
         Section 3.18         Employee Matters..................................................................  13
         Section 3.19         Labor Relations...................................................................  13
         Section 3.20         Employee Benefit Plans............................................................  14
         Section 3.21         Environmental Matters.............................................................  15
         Section 3.22         Filing Reports....................................................................  16
         Section 3.23         Insurance Policies................................................................  16
         Section 3.24         Accounts Receivable; Payors.......................................................  17
         Section 3.25         Accounts Payable; Suppliers.......................................................  17
         Section 3.26         Inventory.........................................................................  18
         Section 3.27         Licenses, Authorization and Provider Programs.....................................  18
         Section 3.28         Inspections and Investigations....................................................  19
         Section 3.29         Proprietary Rights and Information................................................  19
         Section 3.30         Taxes.............................................................................  19
         Section 3.31         Related Party Arrangements........................................................  20

         1522

         Section 3.32         Banking Relations.................................................................  21
         Section 3.33         Fraud and Abuse and Self Referral.................................................  21
         Section 3.34         Restrictions on Business Activities...............................................  21
         Section 3.35         Agreements in Full Force and Effect...............................................  21
         Section 3.36         Statements True and Correct.......................................................  21
         Section 3.37         Disclosure Schedules..............................................................  21
         Section 3.38         Finders' Fees.....................................................................  21

ARTICLE IV                    Representations and Warranties of APP.............................................  22
         Section 4.1          Organization and Good Standing; Qualification.....................................  22
         Section 4.2          Authorization and Validity........................................................  22
         Section 4.3          Governmental Authorization........................................................  22
         Section 4.4          Capitalization....................................................................  22
         Section 4.5          Subsidiaries and Investments......................................................  23
         Section 4.6          Absence of Conflicting Agreements or Required Consents............................  23
         Section 4.7          Absence of Changes................................................................  23
         Section 4.8          No Undisclosed Liabilities........................................................  23
         Section 4.9          Litigation and Claims.............................................................  23
         Section 4.10         No Violation of Law...............................................................  23
         Section 4.11         Employee Matters..................................................................  24
         Section 4.12         Taxes.............................................................................  24
         Section 4.13         Related Party Arrangements........................................................  25
         Section 4.14         Statements True and Correct.......................................................  25
         Section 4.15         Schedules.........................................................................  25
         Section 4.16         Finder's Fees.....................................................................  25
         Section 4.17         Agreements in Full Force and Effect...............................................  25

ARTICLE V                     Closing Date Representations and Warranties of the Company........................  25
         Section 5.1          Organization and Good Standing; Qualification.....................................  25
         Section 5.2          Capitalization....................................................................  25
         Section 5.3          Corporate Records.................................................................  26
         Section 5.4          Authorization and Validity........................................................  26
         Section 5.5          No Violation......................................................................  26
         Section 5.6          No Business, Agreements, Assets or Liabilities....................................  26
         Section 5.7          Compliance with Laws..............................................................  26

ARTICLE VI                    Closing Date Representations and Warranties Regarding ............................  26
         Section 6.1          Authorization and Validity........................................................  26
         Section 6.2          No Violation......................................................................  27
         Section 6.3          No Business, Agreements, Assets or Liabilities....................................  27

ARTICLE VII                   Covenants of the Company..........................................................  27
         Section 7.1          Conduct of The Company............................................................  27
         Section 7.2          Title to Assets; Indebtedness.....................................................  28
         Section 7.3          Access............................................................................  28
         Section 7.4          Acquisition Proposals.............................................................  29
         Section 7.5          Compliance With Obligations.......................................................  29
         Section 7.6          Notice of Certain Events..........................................................  29
         Section 7.7          Intentionally Omitted.............................................................  30
         Section 7.8          Stockholders' Consent.............................................................  30
         Section 7.9          Obligations of Company and Stockholders...........................................  30
         Section 7.10         Funding of Accrued Employee Benefits..............................................  30
         Section 7.11         Accounting and Tax Matters........................................................  30
         Section 7.12         Spin-Off Transaction..............................................................  30

         1523

ARTICLE VIII                  Covenants of APP..................................................................  31
         Section 8.1          Consummation of Agreement.........................................................  31
         Section 8.2          Requirements to Effect the Merger and Acquisitions................................  31
         Section 8.3          Access............................................................................  31
         Section 8.4          Notification of Certain Matters...................................................  31
         Section 8.5          Qualified Retirement Plans........................................................  31

ARTICLE IX                    Covenants of APP, APP Sub and the Company.........................................  32
         Section 9.1          Filings; Other Action.............................................................  32
         Section 9.2          Amendments of Disclosure Schedules................................................  32
         Section 9.3          Actions Contrary to Stated Intent.................................................  33
         Section 9.4          Public Announcements..............................................................  33
         Section 9.5          Expenses..........................................................................  33
         Section 9.6          Patient Confidentiality...........................................................  33
         Section 9.7          Registration Statements...........................................................  33

ARTICLE X                     Conditions Precedent of APP.......................................................  33
         Section 10.1         Representations and Warranties....................................................  33
         Section 10.2         Covenants.........................................................................  33
         Section 10.3         Legal Opinion.....................................................................  33
         Section 10.4         Proceedings.......................................................................  33
         Section 10.5         No Material Adverse Effect........................................................  34
         Section 10.6         Government Approvals and Required Consents........................................  34
         Section 10.7         Securities Approvals..............................................................  34
         Section 10.8         Closing Deliveries................................................................  34
         Section 10.9         Closing of Initial Public Offering................................................  34
         Section 10.10        Closing of Related Acquisitions...................................................  34
         Section 10.11        Dissenter's Rights................................................................  34
         Section 10.12        Stockholder Representation Letter; Indemnification Agreement......................  34
         Section 10.13        Transfer of Assets................................................................  34

ARTICLE XI                    Conditions Precedent of the Company...............................................  34
         Section 11.1         Representations and Warranties....................................................  35
         Section 11.2         Covenants.........................................................................  35
         Section 11.3         Legal Opinions....................................................................  35
         Section 11.4         Proceedings.......................................................................  35
         Section 11.5         Government Approvals and Required Consents........................................  35
         Section 11.6         "Blue Sky" Approvals; Nasdaq Listing..............................................  35
         Section 11.7         Closing of Initial Public Offering................................................  35
         Section 11.8         Closing Deliveries................................................................  35
         Section 11.9         No Material Adverse Effect........................................................  35
         Section 11.10        Service Agreement Analysis........................................................  35
         Section 11.11        Tax Opinion.......................................................................  35

ARTICLE XII                   Closing Deliveries................................................................  35
         Section 12.1         Deliveries of the Company.........................................................  35
         Section 12.2         Deliveries of APP. ...............................................................  37

ARTICLE XIII                  Post Closing Matters..............................................................  37
         Section 13.1         Further Instruments of Transfer...................................................  38
         Section 13.2         Merger Tax Covenant...............................................................  38
         Section 13.3         Current Public Information........................................................  38

         1524

ARTICLE XIV                   Remedies..........................................................................  38
         Section 14.1         Indemnification by the Company....................................................  38
         Section 14.2         Indemnification by APP and APP Sub................................................  39
         Section 14.3         Conditions of Indemnification.....................................................  39
         Section 14.4         Costs, Expenses and Legal Fees....................................................  41
         Section 14.5         Tax Benefits; Insurance Proceeds..................................................  42

ARTICLE XV                    Termination.......................................................................  42
         Section 15.1         Termination.......................................................................  42
         Section 15.2         Effect of Termination.............................................................  42

ARTICLE XVI                   Nondisclosure of Confidential Information.........................................  42
         Section 16.1         Non-Disclosure Covenant...........................................................  42
         Section 16.2         Damages...........................................................................  43
         Section 16.3         Survival..........................................................................  43

ARTICLE XVII                  Miscellaneous.....................................................................  43
         Section 17.1         Amendment; Waivers................................................................  43
         Section 17.2         Assignment........................................................................  43
         Section 17.3         Parties in Interest; No Third Party Beneficiaries.................................  43
         Section 17.4         Entire Agreement..................................................................  43
         Section 17.5         Severability......................................................................  44
         Section 17.6         Survival of Representations, Warranties and Covenants.............................  44
         Section 17.7         Governing Law.....................................................................  44
         Section 17.8         Captions..........................................................................  44
         Section 17.9         Gender and Number.................................................................  44
         Section 17.10        Intentionally omitted.............................................................  44
         Section 17.11        Confidentiality; Publicity and Disclosures........................................  44
         Section 17.12        Notice............................................................................  45
         Section 17.13        No Waiver; Remedies...............................................................  45
         Section 17.14        Counterparts......................................................................  45
         Section 17.15        Defined Terms.....................................................................  45


EXHIBITS

Exhibit A - List of Target Companies...........................................................................  A-1
Exhibit B - Merger Consideration...............................................................................  B-1
Exhibit C - Stockholder Representation Letter..................................................................  C-1
Exhibit D - Indemnification Agreement..........................................................................  D-1
Exhibit E - Physician Employment Agreement ....................................................................  E-1
Exhibit F - Service Agreement..................................................................................  F-1
Exhibit G - Stockholder Release................................................................................  G-1

Exhibit 1.1 - List of Stockholders
Exhibit 2.6 - List of Directors
Exhibit 2.7 - List of Officers
Exhibit 10.3 - Legal Opinion (Company Counsel)
Exhibit 11.3 - Legal Opinion (APP Counsel)
Exhibit 11.11 - Tax Opinion

         1525
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.], a California corporation and a wholly-owned subsidiary of APP ("APP Sub"), and VALLEY RADIOLOGISTS MEDICAL GROUP, INC., a California professional medical corporation (the "Company").

                                    RECITALS

         A. The Company owns and operates a professional medical practice specializing in radiology. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

         B. APP Sub is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Pursuant to this Agreement, APP, APP Sub, and the Company intend that APP Sub be merged with and into the Company, and that the Company be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and APP Sub be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

         D. APP, APP Sub and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) APP Sub will merge with and into the Company upon the terms and conditions set forth herein and in accordance with the laws of the State of California, (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein, and (iii) the Company shall become a wholly-owned subsidiary of APP.

         E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed professional corporation ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

         F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

         G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

         1526
                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         "APP Group" shall mean APP, APP Sub, NewCo and each of their Affiliates.

         "APP Sub" shall have the meaning set forth in the preamble to this Agreement.

         "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the recitals to this Agreement.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

         "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         1527
         "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

         "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

         "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 3.20(g).

         "Damages" shall have the meaning set forth in Section 14.1.

         "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

         "ERISA" shall have the meaning set forth in Section 3.18.

         1528
         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

         "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

         "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

         "FTC" shall mean the United States Federal Trade Commission.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

         "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

         "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

         "Insurance Policies" shall have the meaning set forth in Section 3.23.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Agreements" shall have the meaning set forth in Section 3.14.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401
et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         1529
         "Merger" shall have the meaning set forth in Section 2.1.

         "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "NewCo" shall have the meaning set forth in the recitals to this Agreement.

         "NewCo Common Stock" shall mean the common stock, of NewCo.

         "New Qualified Plan" shall have the meaning set forth in Section 8.5.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

         "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

         "Registration Statements" shall mean the Form S-1 and the Form S-4.

         "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

         "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

         "Reorganization" shall have the meaning set forth in Section 13.2.

         "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "Security Agreement" shall have the meaning set forth in the Service Agreement.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
12.1(j).

         "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         1530
         "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

         "Stockholder Release" shall have the meaning set forth in Section 12.1(m).

         "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

         "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, APP Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). The Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of California, and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

         Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section 1103 of the California General Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of California, in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         1531
         Section 2.4 Articles of Incorporation of Surviving Corporation. Effective at the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The Articles of Incorporation, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation.

         Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

         Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The directors of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.6.

         Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The officers of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.7.

         Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

                  (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

                  (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

                  (d) Each share of common stock of APP Sub issued and outstanding at the Effective Time shall be converted to one share of Company Common Stock.

                  (e) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

         Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

                  (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time,

         1532
each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

                  (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

         Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

         As an inducement to APP and APP Sub to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP and APP Sub both as of the date hereof and as of the Effective Time as follows:

         Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

         Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and

         1533
obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP or APP Sub (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 200,000 shares of the Company Common Stock, of which 19,500 shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

         Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

         Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

         Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result

         1534
in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

         Section 3.9 Intentionally omitted.

         Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

                  (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

                  (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

                  (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

         1535
                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

         Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP or APP Sub in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         1536
         Section 3.15 Real and Personal Property.

                  (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

                  (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

         Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         Section 3.17 Contracts and Commitments.

                  (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP or APP Sub of the assets and properties to be acquired by APP or APP Sub from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP or APP Sub good and sufficient title to the assets and properties to be acquired by APP or APP Sub and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP or APP Sub. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP or APP Sub in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents

         1537
shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP or APP Sub any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

                  (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

         Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of 32 part-time and 58 full-time employees and 10 per diem employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

         Section 3.19 Labor Relations.

                  (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

                  (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

         1538
                  (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         Section 3.20 Employee Benefit Plans.

                  (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

                  (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

         1539
                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                  (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, APP Sub or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

         Section 3.21 Environmental Matters.

                  (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

                  (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would

         1540
reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

                  (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

                  (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                  "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
         (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

         Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or

         1541
similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

         Section 3.24 Accounts Receivable; Payors.

                  (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

                  (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 3.25 Accounts Payable; Suppliers.

                  (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owned by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         1542
         Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 3.27 Licenses, Authorization and Provider Programs.

                  (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

                  (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         1543
         Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

         Section 3.29 Proprietary Rights and Information.

                  (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

                  (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 3.30 Taxes.

                  (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure

         1544
Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP, APP Sub or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. The Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's

         1545
business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

         Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

         Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary, or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

         Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

         Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP, APP Sub or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         1546
                                   ARTICLE IV

                      Representations and Warranties of APP

         As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

         Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.4 Capitalization. The authorized capital stock of APP consists of [20,000,000] shares of APP Common Stock, of which [2,000,000] shares are issued and outstanding and [10,000,000] shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants,

         1547
subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

         Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

         Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

         Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

         Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except

         1548
for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

         Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         Section 4.12 Taxes.

                  (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

                  (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

                  (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         1549
                  (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 4.13 Related Party Arrangements. Schedule 4.13 or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

         Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 4.15 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

         The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

         Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

         Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common

         1550
Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

         Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

         Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

         Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

          Closing Date Representations and Warranties Regarding APP Sub

         APP and APP Sub, jointly and severally, represent and warrant that the following will be true and correct on the Closing Date as if made on that date:

         Section 6.1 Authorization and Validity. The execution, delivery and performance by APP Sub of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by APP Sub. This Agreement will be as of the Closing Date duly executed and delivered by APP Sub and will constitute the legal, valid and binding obligation of APP Sub enforceable against APP

         1551
Sub in accordance with its respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by equity principles, or by public policy.

         Section 6.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of APP Sub.

         Section 6.3 No Business, Agreements, Assets or Liabilities. APP Sub has not commenced business since its incorporation. APP Sub does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock and APP Sub does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to this Agreement.

                                   ARTICLE VII

                            Covenants of the Company

         The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

         Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

                  (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

                  (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

                  (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                           (1) amend its articles or certificate of
                  incorporation or bylaws, or other charter documents;

                           (2) issue, sell or authorize for issuance or sale,
                  shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (3) redeem, purchase or otherwise acquire, directly
                  or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                           (4) declare or pay any dividend or other distribution
                  (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

         1552
                           (5) voluntarily sell, transfer, surrender, abandon or
                  dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                           (6) grant or make any mortgage or pledge or subject
                  itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                           (7) voluntarily incur or assume any liability or
                  indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                           (8) make or commit to make any capital expenditures
                  which are not reasonably necessary for the conduct of its business;

                           (9) grant any increase in the compensation payable or
                  to become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                           (10) change in any manner any accounting principles
                  or methods other than changes which are consistent with generally accepted accounting principles;

                           (11) enter into any material commitment or
                  transaction other than in the ordinary course of business;

                           (12) take any action which could reasonably be
                  expected to have a Material Adverse Effect on the Company;

                           (13) apply any of its assets to the direct or
                  indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                           (14) agree, whether in writing or otherwise, to do
                  any of the foregoing; and

                           (15) take any action at the Board of Director or
                  Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

         Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

         Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation,

         1553
deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

         Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

                  (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

                  (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

         Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

                  (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

                  (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

                  (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

         1554
                  (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

                  (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

         Section 7.7 Intentionally omitted.

         Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

         Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP Sub shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP or APP Sub.

         Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of California, and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and

         1555
marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

                                  ARTICLE VIII

                          Covenants of APP and APP Sub

         APP and APP Sub agree that between the date hereof and the Closing:

         Section 8.1 Consummation of Agreement. APP and APP Sub will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP and APP Sub to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         Section 8.2 Requirements to Effect the Merger and Acquisitions. APP and APP Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         Section 8.3 Access. APP and APP Sub shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP and APP Sub, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP and APP Sub as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP and APP Sub. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

         Section 8.4 Notification of Certain Matters. APP and APP Sub shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's or APP Sub's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

         Section 8.5 Qualified Retirement Plans. APP and APP Sub shall use their best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the

         1556
New Qualified Plan shall be paid by APP or APP Sub. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                    Covenants of APP, APP Sub and the Company

         APP, APP Sub and the Company agree as follows:

         Section 9.1 Filings; Other Action.

         (a) The Company shall cooperate with APP and APP Sub to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

         (b) The Company, APP and APP Sub and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP or APP Sub, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP and APP Sub contained in this Agreement.

         (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

         Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend

         1557
or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

         Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

         Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

         Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

         Section 9.6 Patient Confidentiality. APP and APP Sub shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                     Conditions Precedent of APP and APP Sub

         Except as may be waived in writing by APP, the obligations of APP and APP Sub hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

         Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

         Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

         Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         1558
         Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

         Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

         Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

         Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under California Corporate Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

         Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

         Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

         Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on Schedule 10.14 shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

                                   ARTICLE XI

                       Conditions Precedent of the Company

         Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         1559
         Section 11.1 Representations and Warranties. The representations and warranties of APP and APP Sub contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

         Section 11.2 Covenants. APP and APP Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

         Section 11.3 Legal Opinions. Counsel to APP and APP Sub shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

         Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo, APP and APP Sub shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

         Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

         Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

         Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP or APP Sub shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP or APP Sub.

         Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

         Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P., counsel to APP, a tax opinion, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

         Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

                  (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the

         1560
Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

                  (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

                  (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

                  (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of California for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of California;

                  (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

                  (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

                  (i) the resignations of the directors and officers of the Company as requested by APP;

                  (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of California to address regulatory and compliance issues (the "Service Agreement");

                  (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (l) a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

                  (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

                  (n) Intentionally omitted; and

         1561
                  (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

                  (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) a copy of resolutions of the Board of Directors of APP Sub authorizing the execution, delivery and performance of this Agreement, the Service Agreement and the Security Agreement, each certified by the Secretary of APP Sub as being true correct copies of the originals thereof subject to no modifications or amendments;

                  (c) a certificate of the President of APP and APP Sub dated the Closing Date as to the truth and correctness of the representations and warranties of APP and APP Sub contained herein on and as of the Effective Date;

                  (d) a certificate of the President of APP and APP Sub dated the Closing Date, (i) as to the performance and compliance by APP or APP Sub with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP and APP Sub shall have been satisfied;

                  (e) a certificate of the Secretary of APP and APP Sub certifying as to the incumbency and to the signatures of the officers of APP or APP Sub who have executed documents delivered at the Closing on behalf of APP or APP Sub;

                  (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP and APP Sub are, respectively, in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the states of Delaware and California;

                  (g) certificates (or photocopies thereof), dated within ten
(10) days prior to the Effective Date, of the Secretaries of State of the states in which either APP and APP Sub is qualified to do business, to the effect that APP and APP Sub is qualified to do business and is in good standing as a foreign corporation in such state;

                  (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

                  (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

                  (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

                  (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         1562
                                  ARTICLE XIII

                              Post Closing Matters

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

         Section 13.2 Merger Tax Covenant.

         (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

         (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

         (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

         Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

         Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

         1563
                  (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

                  (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

         Section 14.2 Indemnification by APP and APP Sub. Subject to the terms and conditions of this Article XIV, APP and APP Sub jointly and severally hereby agree to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

                  (a) a breach by APP or APP Sub of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP or APP Sub contained in this Agreement or in any schedule or certificate delivered hereunder; and

                  (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

                  Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve of any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the

         1564
amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense

         1565
pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

         Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys'

         1566
fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.


                                   ARTICLE XV

                                   Termination

         Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

                  (a) at any time prior to the Effective Date by mutual agreement of all parties;

                  (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP or APP Sub contained in this Agreement or in any certificate or other document executed and delivered by APP or APP Sub pursuant to this Agreement is or becomes untrue in any material respect or if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

                  (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

                  (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

         Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

         Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP and APP Sub acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo, APP, and APP Sub, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, APP Sub, Surviving Corporation, NewCo and the Company and (b) to counsel

         1567
and other advisers to APP, APP Sub, Surviving Corporation, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo, APP or APP Sub, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo, APP or APP Sub, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo, APP or APP Sub and provide the Company, APP or APP Sub with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP or APP Sub, on the other hand, of the provisions of this Section, APP, APP Sub, the Surviving Corporation, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, APP Sub, the Surviving Corporation, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3 Survival. The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP and APP Sub acknowledge and agree that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP and APP Sub against Damages incurred by the Stockholders resulting from a breach by APP or APP Sub of any representation, warranty or covenant of APP or APP Sub contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior

         1568
agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder, APP or APP Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder, APP and APP Sub. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Intentionally omitted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the

         1569
transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

        If to APP and APP Sub:    American Physician Partners, Inc.
                                  901 Main Street
                                  2301 NationsBank Plaza
                                  Dallas, Texas  75202
                                  Fax No.: (214) 761-3150
                                  Attn:  Gregory L. Solomon, President

        with a copy to:           Brobeck, Phleger & Harrison LLP
                                  4675 MacArthur Court, Suite 1000
                                  Newport Beach, California  92660
                                  Fax No.: (714) 752-7522
                                  Attn: Richard A. Fink, Esq.

        If to the Company
        or any Stockholder:       Valley Radiologists Medical Associates, Inc.
                                  1101 S. Winchester Blvd., Suite J220
                                  San Jose, CA  95128
                                  Attn:  Edward A. Lebowitz, M.D.

        with a copy to :          Hoge Fenton Jones & Appel
                                  60 S. Market Street, #1400
                                  San Jose, California  95113-2334
                                  Fax No.: (408) 287-2583
                                  Attn: Stephen S. McCray, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter

         1570
capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                       APP:

                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:______________________________________
                                       Gregory L. Solomon, President


                                       APP SUB:

                                       [AMERICAN PHYSICIAN PARTNERS,
                                       SUBSIDIARY, INC.]


                                       By:______________________________________
                                       Its:_____________________________________


                                       THE COMPANY:

                                       VALLEY RADIOLOGISTS MEDICAL GROUP, INC.


                                       By:______________________________________
                                       Its:_____________________________________

         1571
                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1572
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1573
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1574
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1575
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1576
                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1577
                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1578
                              DISCLOSURE SCHEDULES
                                     TO THE
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                       DATED AS OF ________________, 1997


         The following Disclosure Schedules and the disclosures set forth therein are delivered in connection with that certain Agreement and Plan of Reorganization and Merger dated ____________, 1997, by and between American Physician Partners, Inc. and the Company (the "Agreement").

         The section numbers set forth on the following Disclosure Schedules correspond to the section numbers in the Agreement. If disclosures made pursuant to one section number can reasonably be interpreted by other parties to be a disclosure to another section number, such disclosure shall constitute disclosure for purposes of such additional section number. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

         To the extent that the following Disclosure Schedules contain exceptions to the representations and warranties set forth in Article III of the Agreement, the inclusion of an item on these Disclosure Schedules shall not be deemed an admission by American Physician Partners, Inc. that such item is material to American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary or that it will have a material adverse effect on American Physician Partners, Inc., APP Sub, the Company, NewCo or any Company Subsidiary.


         1579

                                AMENDMENT NO. 1
                                     TO THE
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Amendment No. 1 to the Agreement and Plan of Reorganization and Merger (this "Amendment No. 1"), dated as of September 30, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and VALLEY RADIOLOGISTS MEDICAL GROUP, INC., a California professional corporation (the "Company").

                                    RECITALS

        A. APP and the Company entered into that certain Agreement and Plan of Reorganization and Merger dated as of June 27, 1997 (the "Agreement").

        B. APP and the Company desire to amend the Agreement in accordance with the terms and conditions of this Amendment No. 1.

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

        1. Amendment to Section 15.1(e). APP and the Company hereby agree to amend Section 15.1(e) to the Agreement in its entirety, as follows:

                      (e) by APP or the Company if the Merger shall not have been consummated by November 30, 1997.

        2. No Other Amendments. Except as set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                       By:_________________________________
                                          Gregory L. Solomon, President

                                       THE COMPANY:

                                       VALLEY RADIOLOGISTS MEDICAL GROUP, INC.


                                       By:_________________________________
                                       Its:________________________________

         1580

                                   APPENDIX B








================================================================================


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June __, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                 [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.]
                              (a [ ] corporation),

                                       and

                                  TARGET ENTITY
                                       ( )


================================================================================


         1581
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), [AMERICAN PHYSICIAN PARTNERS SUBSIDIARY, INC.], a [ ] corporation and a wholly-owned subsidiary of APP ("APP Sub"), and TARGET ENTITY, a [ ](the "Company").

                                    RECITALS

        A. The Company owns and operates a professional medical practice specializing in radiology. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

        B. APP Sub is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

        C. Pursuant to this Agreement, APP, APP Sub, and the Company intend that APP Sub be merged with and into the Company, and that the Company be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and APP Sub be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

        D. APP, APP Sub and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) APP Sub will merge with and into the Company upon the terms and conditions set forth herein and in accordance with the laws of the State of [ ], (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein, and (iii) the Company shall become a wholly-owned subsidiary of APP.

        E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a newly formed professional corporation ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

        F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

        G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

         1582
                                    AGREEMENT

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

        Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "APP" shall have the meaning set forth in the preamble to this Agreement.

        "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "APP Group" shall mean APP, APP Sub, NewCo and each of their Affiliates.

        "APP Sub" shall have the meaning set forth in the preamble to this Agreement.

        "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

        "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

        "Claim Notice" shall have the meaning set forth in Section 14.3(a).

        "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

         1583
        "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

        "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

        "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

        "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

        "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

        "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

        "Controlled Group" shall have the meaning set forth in Section 3.20(g).

        "Damages" shall have the meaning set forth in Section 14.1.

        "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

        "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

        "DOJ" shall mean the United States Department of Justice.

        "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

        "Effective Time" shall have the meaning set forth in Section 2.3.

        "Election Period" shall have the meaning set forth in Section 14.3(a).

        "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

        "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

        "ERISA" shall have the meaning set forth in Section 3.18.

         1584
        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

        "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

        "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

        "FTC" shall mean the United States Federal Trade Commission.

        "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

        "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

        "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

        "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

        "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

        "Insurance Policies" shall have the meaning set forth in Section 3.23.

        "IRS" shall mean the Internal Revenue Service.

        "Lease Agreements" shall have the meaning set forth in Section 3.14.

        "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

        "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

        "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         1585
        "Merger" shall have the meaning set forth in Section 2.1.

        "Merger Consideration" shall have the meaning set forth in Section
2.8(a).

        "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

        "NewCo" shall have the meaning set forth in the recitals to this Agreement.

        "NewCo Common Stock" shall mean the common stock, of NewCo.

        "New Qualified Plan" shall have the meaning set forth in Section 8.5.

        "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

        "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

        "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

        "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

        "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

        "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

        "Registration Statements" shall mean the Form S-1 and the Form S-4.

        "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

        "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

        "Reorganization" shall have the meaning set forth in Section 13.2.

        "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

        "Security Agreement" shall have the meaning set forth in the Service Agreement.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Service Agreement" shall have the meaning set forth in Section 12.1(j).

        "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

         1586
        "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

        "Stockholder Release" shall have the meaning set forth in Section
12.1(m).

        "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

        "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

        "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

        "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

        "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

        Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

        Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

        Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

        Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, APP Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). The Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of [ ], and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

        Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section [ ] of the [ ] Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of [ ], in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         1587
        Section 2.4 Articles of Incorporation of Surviving Corporation. Effective at the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in a manner satisfactory to APP. The Articles of Incorporation, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation.

        Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger, until duly amended in accordance with applicable laws.

        Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The directors of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.6.

        Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time. The officers of the Surviving Corporation following the Effective Time shall be set forth in Exhibit 2.7.

        Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

               (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

               (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

               (d) Each share of common stock of APP Sub issued and outstanding at the Effective Time shall be converted to one share of Company Common Stock.

               (e) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

        Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

               (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time,

         1588
each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

               (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

        Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

        As an inducement to APP and APP Sub to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP and APP Sub both as of the date hereof and as of the Effective Time as follows:

        Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

        Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and

         1589
obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

        Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP or APP Sub (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 3.4 Capitalization. The authorized capital stock of the Company consists of [ ] shares of the Company Common Stock, of which [ ] shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

        Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

        Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

        Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

        Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result

         1590
in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

        Section 3.9 Intentionally omitted.

        Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

               (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

               (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

               (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

               (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

               (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

               (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

               (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

               (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

               (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

               (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

               (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

         1591
               (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

        Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

        Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

        Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP or APP Sub in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

         1592
        Section 3.15  Real and Personal Property.

               (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

               (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

        Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

        Section 3.17 Contracts and Commitments.

               (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP or APP Sub of the assets and properties to be acquired by APP or APP Sub from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP or APP Sub good and sufficient title to the assets and properties to be acquired by APP or APP Sub and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP or APP Sub. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP or APP Sub in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents

         1593
shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP or APP Sub any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

               (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

        Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [ ] part-time and [ ] full-time employees and [ ] per diem employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

        Section 3.19 Labor Relations.

               (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

               (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

               (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

         1594
               (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

               (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

        Section 3.20 Employee Benefit Plans.

               (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

               (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

               (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

               (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

               (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

               (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

         1595
               (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

               (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

               (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

               (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP, APP Sub or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

               (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

               (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

        Section 3.21 Environmental Matters.

               (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

               (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would

         1596
reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

               (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

               (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

               (e) For the purposes of this Section 3.21, the following terms have the following meanings:

               "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

               "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
        (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

               "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

        Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or

         1597
similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

        Section 3.24 Accounts Receivable; Payors.

               (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

               (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

        Section 3.25 Accounts Payable; Suppliers.

               (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owned by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

               (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

         1598
        Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.27 Licenses, Authorization and Provider Programs.

               (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

               (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         1599
        Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

        Section 3.29 Proprietary Rights and Information.

               (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

               (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

               (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

        Section 3.30 Taxes.

               (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure

         1600
Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

               (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

               (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP, APP Sub or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

               (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

               (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (l) S Corporation. The Company [has]/[has not] made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

        Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's

         1601
business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

        Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

        Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001,
1027, 1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

        Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary, or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

        Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

        Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP, APP Sub or any of their respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         1602
                                   ARTICLE IV

                      Representations and Warranties of APP

        As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

        Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

        Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants,

         1603
subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

        Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

        Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

        Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

        Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

        Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

        Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except

         1604
for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

        Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

        Section 4.12 Taxes.

               (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

               (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

               (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

               (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         1605
               (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

        Section 4.13 Related Party Arrangements. Schedule 4.13 or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

        Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 4.15 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

        Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

        The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

        Section 5.1 Organization and Good Standing; Qualification. NewCo is a professional corporation duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

        Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common

         1606
Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

        Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

        Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

        Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

        Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

          Closing Date Representations and Warranties Regarding APP Sub

        APP and APP Sub, jointly and severally, represent and warrant that the following will be true and correct on the Closing Date as if made on that date:

        Section 6.1 Authorization and Validity. The execution, delivery and performance by APP Sub of this Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by APP Sub. This Agreement will be as of the Closing Date duly executed and delivered by APP Sub and will constitute the legal, valid and binding obligation of APP Sub enforceable against APP

         1607
Sub in accordance with its respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by equity principles, or by public policy.

        Section 6.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of APP Sub.

        Section 6.3 No Business, Agreements, Assets or Liabilities. APP Sub has not commenced business since its incorporation. APP Sub does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock and APP Sub does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to this Agreement.

                                   ARTICLE VII

                            Covenants of the Company

        The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

        Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

               (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

               (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

               (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                        (1) amend its articles or certificate of incorporation
                or bylaws, or other charter documents;

                        (2) issue, sell or authorize for issuance or sale,
                shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                        (3) redeem, purchase or otherwise acquire, directly or
                indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                        (4) declare or pay any dividend or other distribution
                (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

         1608
                        (5) voluntarily sell, transfer, surrender, abandon or
                dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                        (6) grant or make any mortgage or pledge or subject
                itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                        (7) voluntarily incur or assume any liability or
                indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                        (8) make or commit to make any capital expenditures
                which are not reasonably necessary for the conduct of its business;

                        (9) grant any increase in the compensation payable or to
                become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                        (10) change in any manner any accounting principles or
                methods other than changes which are consistent with generally accepted accounting principles;

                        (11) enter into any material commitment or transaction
                other than in the ordinary course of business;

                        (12) take any action which could reasonably be expected
                to have a Material Adverse Effect on the Company;

                        (13) apply any of its assets to the direct or indirect
                payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                        (14) agree, whether in writing or otherwise, to do any
                of the foregoing; and

                        (15) take any action at the Board of Director or
                Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

        Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

        Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation,

         1609
deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

        Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

               (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

               (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

        Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

        Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

               (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

               (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

               (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

         1610
               (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

               (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

        Section 7.7 Intentionally omitted.

        Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

        Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP Sub shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP or APP Sub.

        Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

        Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of [ ], and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title

         1611
to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

                                  ARTICLE VIII

                          Covenants of APP and APP Sub

        APP and APP Sub agree that between the date hereof and the Closing:

        Section 8.1 Consummation of Agreement. APP and APP Sub will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP and APP Sub to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 8.2 Requirements to Effect the Merger and Acquisitions. APP and APP Sub will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

        Section 8.3 Access. APP and APP Sub shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP and APP Sub, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP and APP Sub as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP and APP Sub. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

        Section 8.4 Notification of Certain Matters. APP and APP Sub shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's or APP Sub's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

        Section 8.5 Qualified Retirement Plans. APP and APP Sub shall use their best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the

         1612
New Qualified Plan shall be paid by APP or APP Sub. NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                    Covenants of APP, APP Sub and the Company

        APP, APP Sub and the Company agree as follows:

        Section 9.1 Filings; Other Action.

        (a) The Company shall cooperate with APP and APP Sub to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

        (b) The Company, APP and APP Sub and each separately represent and warrant that (i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP or APP Sub, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP and APP Sub contained in this Agreement.

        (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 9.2 Amendments of Disclosure Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend

         1613
or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

        Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

        Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

        Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

        Section 9.6 Patient Confidentiality. APP and APP Sub shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

        Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                     Conditions Precedent of APP and APP Sub

        Except as may be waived in writing by APP, the obligations of APP and APP Sub hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

        Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

        Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

        Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         1614
        Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

        Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

        Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

        Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

        Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under [ ] Corporate Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

        Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

        Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

        Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on Schedule 10.14 shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

                                   ARTICLE XI

                       Conditions Precedent of the Company

        Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

         1615
        Section 11.1 Representations and Warranties. The representations and warranties of APP and APP Sub contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 11.2 Covenants. APP and APP Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

        Section 11.3 Legal Opinions. Counsel to APP and APP Sub shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

        Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo, APP and APP Sub shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

        Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

        Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP or APP Sub shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP or APP Sub.

        Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its opinion and analysis, in form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

        Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P. counsel to APP, a tax opinion, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

        Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

               (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the

         1616
Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

               (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

               (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

               (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of [ ] for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of [ ];

               (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

               (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

               (i) the resignations of the directors and officers of the Company as requested by APP;

               (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of [ ] to address regulatory and compliance issues (the "Service Agreement");

               (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (l) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

               (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

               (n) Intentionally omitted; and

         1617
               (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

        Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

               (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) a copy of resolutions of the Board of Directors of APP Sub authorizing the execution, delivery and performance of this Agreement, the Service Agreement and the Security Agreement, each certified by the Secretary of APP Sub as being true correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of the President of APP and APP Sub dated the Closing Date as to the truth and correctness of the representations and warranties of APP and APP Sub contained herein on and as of the Effective Date;

               (d) a certificate of the President of APP and APP Sub dated the Closing Date, (i) as to the performance and compliance by APP or APP Sub with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP and APP Sub shall have been satisfied;

               (e) a certificate of the Secretary of APP and APP Sub certifying as to the incumbency and to the signatures of the officers of APP or APP Sub who have executed documents delivered at the Closing on behalf of APP or APP Sub;

               (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP and APP Sub are, respectively, in existence, have paid all franchise or similar taxes, if any, and otherwise are in good standing to transact business in the states of Delaware and [ ];

               (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either APP and APP Sub is qualified to do business, to the effect that APP and APP Sub is qualified to do business and is in good standing as a foreign corporation in such state;

               (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

               (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

               (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         1618
                                  ARTICLE XIII

                              Post Closing Matters

        Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

        Section 13.2 Merger Tax Covenant.

        (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

        (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

        (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit or otherwise be deemed a waiver of any right of indemnification under Section 14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

        Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

        Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and the Surviving Corporation and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Disclosure Schedule or certificate delivered thereunder;

         1619
               (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

               (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

        Section 14.2 Indemnification by APP and APP Sub. Subject to the terms and conditions of this Article XIV, APP and APP Sub jointly and severally hereby agree to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by APP or APP Sub of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP or APP Sub contained in this Agreement or in any schedule or certificate delivered hereunder; and

               (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder to the extent derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

               Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve of any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

        Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the

         1620
amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

               (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense

         1621
pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

               (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

               (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

               (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

        Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys'

         1622
fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

        Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.


                                   ARTICLE XV

                                   Termination

        Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

               (a) at any time prior to the Effective Date by mutual agreement of all parties;

               (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP or APP Sub contained in this Agreement or in any certificate or other document executed and delivered by APP or APP Sub pursuant to this Agreement is or becomes untrue in any material respect or if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

               (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

        Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

        Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP and the Surviving Corporation that is valuable, special and a unique asset of such entity's business. APP and APP Sub acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo, APP, and APP Sub, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, APP Sub, Surviving Corporation, NewCo and the Company and (b) to counsel

         1623
and other advisers to APP, APP Sub, Surviving Corporation, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo, APP or APP Sub, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo, APP or APP Sub, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo, APP or APP Sub and provide the Company, APP or APP Sub with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP or APP Sub, on the other hand, of the provisions of this Section, APP, APP Sub, the Surviving Corporation, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, APP Sub, the Surviving Corporation, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

        Section 16.3 Survival. The obligations of the parties under this Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

        Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

        Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

        Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP and APP Sub acknowledge and agree that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP and APP Sub against Damages incurred by the Stockholders resulting from a breach by APP or APP Sub of any representation, warranty or covenant of APP or APP Sub contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

        Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior

         1624
agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder, APP or APP Sub pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder, APP and APP Sub. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and (d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

        Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF [ ].

        Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

        Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

        Section 17.10 Intentionally omitted.

        Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the

         1625
transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

        Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               If to APP and APP Sub:   American Physician Partners, Inc.
                                        901 Main Street
                                        2301 NationsBank Plaza
                                        Dallas, Texas  75202
                                        Fax No.: (214) 761-3150
                                        Attn:  Gregory L. Solomon, President

               with a copy to:          Brobeck, Phleger & Harrison LLP
                                        4675 MacArthur Court, Suite 1000
                                        Newport Beach, [         ]  92660
                                        Fax No.: (714) 752-7522
                                        Attn: Richard A. Fink, Esq.

               If to the Company
               or any Stockholder:      ------------------------------
                                        ------------------------------
                                        ------------------------------
                                        ------------------------------



               with a copy to:          ------------------------------
                                        ------------------------------
                                        ------------------------------
                                        ------------------------------


        Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter

         1626
capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1627
        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                      APP:

                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                      By:______________________________________
                                             Gregory L. Solomon, President


                                      APP SUB:

                                      [AMERICAN PHYSICIAN PARTNERS,
                                      SUBSIDIARY, INC.]


                                      By:______________________________________
                                      Its:_____________________________________


                                      THE COMPANY:

                                      TARGET ENTITY


                                      By:______________________________________
                                      Its:_____________________________________

         1628
                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1629
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1630
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1631
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1632
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1633
                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1634
                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1635

                                   APPENDIX C











================================================================================


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                   dated as of

                                  June __, 1997

                                 by and between

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation)

                                       and

                                  TARGET ENTITY
                                       ( )


================================================================================


         1636
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        This Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of June __, 1997, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP") and TARGET ENTITY, a [ ] (the "Company").

                                    RECITALS

        A. The Company owns and operates (i) a professional medical practice(s) specializing in radiology and (ii) diagnostic imaging centers. All of the shares of the common stock of the Company (the "Company Common Stock") are owned beneficially and of record by the Stockholders.

        B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

        C. Pursuant to this Agreement, APP and the Company intend that the Company be merged with and into APP, and that APP be the sole surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the Company be the disappearing corporation (sometimes referred to hereinafter as the "Disappearing Corporation").

        D. APP and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) the Company will merge with and into APP upon the terms and conditions set forth herein and in accordance with the laws of the State of [ ] and (ii) the outstanding shares of the Company Common Stock shall be converted at such time into cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein.

        E. Prior to the Merger, the Company intends to transfer certain of its assets most of which relate solely to the practice of medicine to a [newly formed professional corporation] ("NewCo") in exchange for all of the capital stock of NewCo and to thereafter distribute such NewCo stock to the Stockholders (the "Spin-Off Transaction").

        F. APP and APP Subsidiaries have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Stockholders, the "Target Interest Holders") of each of the entities listed on Exhibit A (together with the Company, the "Target Companies").

        G. The parties intend for the transaction contemplated by this Agreement along with the transactions contemplated by the Other Agreements to qualify as a tax-free exchange within the meaning of Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, as applicable.

         1637
                                    AGREEMENT

        NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

        Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "APP" shall have the meaning set forth in the preamble to this Agreement.

        "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "APP Group" shall mean APP, NewCo and each of their Affiliates.

        "APP Subsidiaries" shall have the meaning set forth in Section 4.5.

        "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the Stockholders listed in Exhibit 1.1, director or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of the Company made specifically in Section 3.21 is expressly qualified to the knowledge or best knowledge of the Company, it shall mean the knowledge of any of the Stockholders listed on Exhibit 1.1, director or executive officer of the Company actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

        "Claim Notice" shall have the meaning set forth in Section 14.3(a).

        "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.2.

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company Audited Financial Statements" shall mean the audited consolidated balance sheet of the Company as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of the Company and its Subsidiaries for the year ended December 31, 1996.

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Company Current Balance Sheet" shall mean the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997.

         1638
        "Company Current Financial Statements" shall mean the Company Current Balance Sheet and the related statements of income, stockholders' equity and statements of cash flows of Company and the Company Subsidiaries for the _____ (__) month period then ended.

        "Company Financial Statements" shall mean collectively the Company Audited Financial Statements and the Company Current Financial Statements.

        "Company Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which the Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

        "Company Subsidiaries" shall have the meaning set forth in Section 3.7.

        "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

        "Controlled Group" shall have the meaning set forth in Section 3.20(g).

        "Damages" shall have the meaning set forth in Section 14.1.

        "Disappearing Corporation" shall have the meaning set forth in the recitals to this Agreement.

        "Disclosure Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

        "DOJ" shall mean the United States Department of Justice.

        "Effective Date" shall mean the date that the Registration Statement is declared effective by the SEC.

        "Effective Time" shall have the meaning set forth in Section 2.3.

        "Election Period" shall have the meaning set forth in Section 14.3(a).

        "Employee Benefit Plans" shall have the meaning set forth in Section 3.20(a).

        "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Laws" shall have the meaning set forth in Section
3.21(e).

        "ERISA" shall have the meaning set forth in Section 3.18.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1639
        "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

        "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Merger and other mergers contemplated by the Other Agreements.

        "Founding Company" shall mean a Target Company that is either a party to this Agreement or an Other Agreement that has not been terminated prior to Closing.

        "FTC" shall mean the United States Federal Trade Commission.

        "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

        "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

        "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

        "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

        "Initial Public Offering Price" shall mean the price per share of APP Common Stock received by APP before underwriting commissions, discounts or other fees in connection with its Initial Public Offering.

        "Insurance Policies" shall have the meaning set forth in Section 3.23.

        "IRS" shall mean the Internal Revenue Service.

        "Lease Agreements" shall have the meaning set forth in Section 3.14.

        "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

        "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

        "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of the Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

        "Merger" shall have the meaning set forth in Section 2.1.

         1640
        "Merger Consideration" shall have the meaning set forth in Section
2.8(a).

        "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

        "NewCo" shall have the meaning set forth in the recitals to this Agreement.

        "NewCo Common Stock" shall mean the common stock[, $_____ par value per share,] of NewCo.

        "New Qualified Plan" shall have the meaning set forth in Section 8.5.

        "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

        "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

        "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to the Company or NewCo in consideration of the performance of professional medical or technical services including, but not limited to, Medicare and Medicaid Programs (as defined in Section 3.27(a)), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

        "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

        "Physician Employee" shall mean each radiologist employed by the Company or NewCo, as the case may be.

        "Physician Employment Agreements" shall have the meaning set forth in
Section 10.14.

        "Registration Statements" shall mean the Form S-1 and the Form S-4.

        "Regulated Activity" shall have the meaning set forth in Section
3.21(e).

        "Related Acquisitions" shall mean, collectively, the Merger and the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

        "Reorganization" shall have the meaning set forth in Section 13.2.

        "Security Agreement" shall have the meaning set forth in the Service Agreement.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Service Agreement" shall have the meaning set forth in Section 12.1(j).

        "Spin-Off Transaction" shall have the meaning set forth in the recitals to this Agreement.

        "Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

        "Stockholder Release" shall have the meaning set forth in Section
12.1(m).

        "Surviving Corporation" shall have the meaning set forth in the recitals to this Agreement.

         1641
        "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

        "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

        "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

        "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

        Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

        Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

        Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II

                                   The Merger

        Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into APP in accordance with this Agreement and the separate corporate existence of the Disappearing Corporation shall thereupon cease (the "Merger"). APP shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of [ ], and the separate corporate existence of the Company with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Surviving Corporation may, at any time concurrent with and/or after the Effective Time, take any action in the name of or on behalf of the Disappearing Corporation in order to effectuate the transactions contemplated by this Agreement.

        Section 2.2 The Closing. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, Dallas, Texas on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.3 Effective Time. If all the conditions to the Merger set forth in Articles XI and XII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article XVI, the parties hereto shall cause to be properly executed and filed on the Closing Date, Certificates of Merger meeting the requirements of Section [ ] of the [ ] Corporation Law. The Merger shall become effective at the time of the filing of such documents with the Secretary of State of the State of [ ], in accordance with such law or at such later time which the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

        Section 2.4 Certificate of Incorporation of Surviving Corporation. Effective at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation without any amendment or modification as a result of the Merger.

         1642
        Section 2.5 Bylaws of Surviving Corporation. The Bylaws of APP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation without any amendment or modification as a result of the Merger.

        Section 2.6 Directors of the Surviving Corporation. The persons who are directors of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

        Section 2.7 Officers of the Surviving Corporation. The persons who are officers of the Company immediately prior to the Effective Time shall submit a written resignation in form and substance acceptable to APP, effective as of the Effective Time.

        Section 2.8 Conversion of Company Common Stock. The manner of converting shares of Company Common Stock in the Merger shall be as follows:

               (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock issued and outstanding at the Effective Time (excluding shares held by APP pursuant to Section 2.8(d) hereof) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit B attached hereto (the "Merger Consideration").

               (b) Each share of Company Common Stock held in the Company's treasury, if any, at the Effective Time, by virtue of the Merger, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Each Company Right outstanding at the Effective Time shall be terminated and cancelled, without payment of any consideration therefor, and shall cease to exist.

               (d) At the Effective Time, each share of APP Common Stock issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a validly issued, fully paid and nonassessable share of APP Common Stock.

        Section 2.9 Exchange of Certificates Representing Shares of the Company Common Stock.

               (a) At or after the Effective Time and at the Closing (i) the Stockholders, as holders of a certificate or certificates representing shares of the Company's Common Stock, shall upon surrender of each certificate or certificates (or completion of appropriate affidavit of lost certificate and indemnity) receive such allocation of Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto; and (ii) until each certificate or certificates representing Company Common Stock have been surrendered by the Stockholders, the certificates for Company Common Stock shall, for all purposes, represent solely the right to receive Merger Consideration as determined in accordance with the provisions of Exhibit B attached hereto and Section 2.10 hereof, if applicable. At the Effective Time, each share of Company Common Stock converted into Merger Consideration shall by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and returned and all shares of APP Common Stock issuable to the Stockholders in the Merger as part of the Merger Consideration shall be deemed for all purposes to have been issued by APP at the Effective Time.

               (b) Each Stockholder shall deliver to APP at the Closing the certificates representing Company Common Stock owned by him, her or it, duly endorsed in blank by the Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and cancelled. Each Stockholder agrees

         1643
to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock. Upon such delivery (or completion of appropriate affidavit of lost certificate and indemnity), each Stockholder shall receive in exchange therefor the Merger Consideration pursuant to Exhibit B and Section 2.10 hereof, if applicable.

        Section 2.10 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of APP Common Stock will be issued and any Stockholder otherwise entitled to receive a fractional share of APP Common Stock as part of the Merger Consideration hereunder shall receive a cash payment in lieu thereof reflecting such Stockholder's proportionate interest in a share of APP Common Stock multiplied by the Initial Public Offering Price.

                                   ARTICLE III

                  Representations and Warranties of the Company

        As an inducement to APP to enter into this Agreement and to consummate the Merger and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, the Company represents and warrants to APP both as of the date hereof and as of the Effective Time as follows:

        Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles or certificates of incorporation and all amendments thereto of the Company and each Company Subsidiary and the bylaws of the Company and each Company Subsidiary, as amended, and copies of the corporate minutes of the Company, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Stockholders and directors of the Company (and all committees thereof). The stock record books of the Company, which have been or will be made available to APP for review, contain true, complete and accurate records of the stock ownership of record of the Company and the transfer record of the shares of its capital stock.

        Section 3.2 Authorization and Validity. The Company has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement and the Merger by the Stockholders, performance by the Company of this Agreement and the agreements contemplated herein, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's respective corporate powers and have been duly authorized by all necessary action on the part of the Company's Board of Directors. Subject to the approval of this Agreement and the Merger by the Stockholders, this Agreement has been duly executed by the Company, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute, or upon execution will constitute, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

        Section 3.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger (as contemplated by Section 2.3) and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by APP (including,

         1644
without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 3.4 Capitalization. The authorized capital stock of the Company consists of [ ] shares of the Company Common Stock, of which [ ] shares are issued and outstanding. The Stockholders collectively are and will be immediately prior to the Effective Time the record and beneficial owners of all the issued and outstanding Company Common Stock, free and clear of all Encumbrances, in the respective amounts set forth in the Disclosure Schedules. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any of the Stockholders. Other than Company Common Stock, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

        Section 3.5 Transactions in Capital Stock. There exist no Company Rights. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of the Company nor the relative ownership of shares among any of its Stockholders has been altered or changed in contemplation of the Merger within the two (2) years preceding the date of this Agreement.

        Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

        Section 3.7 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Company Subsidiary").

        Section 3.8 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement and the Merger by the Stockholders of the Company, the execution, delivery and performance by the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on the Company; (ii) will not conflict with or result in a violation of any provision of the Company's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to the Company or by which the Company or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which the Company is a party or by which the Company or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on the Company; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Company Common Stock or any of the assets or properties of the Company.

        Section 3.9 Intentionally omitted.

         1645
        Section 3.10 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course and has not:

               (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

               (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

               (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

               (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

               (e) entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

               (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

               (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

               (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable, mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

               (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

               (j) increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

               (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

               (l) declared, set aside or made any payments, dividends or other distributions to any Stockholder or any other holder of capital stock of the Company (except as expressly contemplated herein); or

               (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

        Section 3.11 No Undisclosed Liabilities. To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in the Company's Current Balance Sheet.

         1646
        Section 3.12 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against, or affecting the Company, any Company Subsidiary, any Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company Common Stock or the operations, business condition, (financial or otherwise), or results of operations of the Company which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) could adversely affect the ability of the Company or any Company Subsidiary to effect the transactions contemplated hereby, and to the knowledge of the Company there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against the Company or any Company Subsidiary or any licensed professional or other individual affiliated with the Company or any Company Subsidiary relating to services provided on behalf of the Company or any Company Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.12 is fully covered by policies of insurance of the Company or any Company Subsidiary as in effect on the date hereof.

        Section 3.13 No Violation of Law. Neither the Company nor any Company Subsidiary has been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 3.14 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). The Company has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by the Company or any Company Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Company, or, (ii) to the knowledge of the Company, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of the Company, there is no pending or threatened reassessment of any property covered by the Lease Agreements. The Company or any Company Subsidiary will use reasonable good faith efforts to obtain, prior to the Effective Time, the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of the Company's or any Company Subsidiary's rights thereunder. The Company has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

        Section 3.15 Real and Personal Property.

               (a) Neither the Company nor any Company Subsidiary owns any interest (other than the Lease Agreements) in real property.

               (b) The Company and any Company Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein

         1647
which it purports to own including, without limitation, all the property and assets reflected in the Company Current Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of the Company and the Company Subsidiaries constitutes the necessary personal property assets to continue operation of the Company and any Company Subsidiary.

        Section 3.16 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, the Company does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

        Section 3.17 Contracts and Commitments.

               (a) The Disclosure Schedules contain a true, accurate and complete list, and the Company has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring the Company to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.23 or Lease Agreements identified in Section 3.14) to which the Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) prior to the Spin-Off Transaction, all agreements between the Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring the Company to make, or setting forth conditions under which the Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate,
(iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of the Company (or any provider employee of the Company) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by the Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which the Company is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from the Company, or which could inhibit or prevent the Company from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP and the Surviving Corporation except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, the Company shall, on or before the Closing Date, use reasonable good faith efforts to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable the Surviving Corporation to enjoy all of the rights now enjoyed by the Company under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that the Company has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, the Company shall not transfer to APP any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that APP consents to in writing to be transferred to NewCo in the Spin-off Transaction. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

         1648
               (b) The Company (i) has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to Section 3.17(a), and to the knowledge of the Company there are no fact(s) that would justify the exercise of such a right; and (ii) does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

        Section 3.18 Employee Matters. The Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to the Company and any of its present or former employees, or any predecessors in interest. As of April 30, 1997, the Company employed a collective total of [___] part-time and [____] full-time employees. The Disclosure Schedules list each employee of, or consultant to, the Company who received combined salary, benefits (other than those offered generally to all other employees) and bonuses for 1996 in excess of $50,000 or who is expected to receive combined salary, benefits (other than those offered generally to all other employees) and bonuses in 1997 in excess of $50,000. The Company is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and the Company has no policy, past practice or plan of paying severance on termination of employment.

        Section 3.19 Labor Relations.

               (a) To the knowledge of the Company, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

               (b) To the knowledge of the Company, there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving the Company pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

               (c) To the knowledge of the Company, there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on the Company;

               (d) The Company is in material compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

               (e) To the knowledge of the Company, there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with the Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

         1649
        Section 3.20 Employee Benefit Plans.

               (a) Identification. The Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided to APP copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to APP a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. No unwritten amendment exists with respect to any Employee Benefit Plan.

               (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

               (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

               (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

               (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

               (f) Qualification. The Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of the Company and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

               (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. The Disclosure Schedules

         1650
contain a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

               (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

               (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

               (j) PBGC. No facts or circumstances are known to the Company that would result in the imposition of liability against APP or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by the Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

               (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and the applicable provisions of ERISA.

               (l) Other Compensation Arrangements. Neither the Company nor, to the Company's knowledge, any Stockholder or Physician Employee is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with the Company.

        Section 3.21 Environmental Matters.

               (a) Neither the Company nor any Company Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of the Company no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by the Company of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by the Company.

               (b) Neither the Company nor any Company Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for the Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law.
Schedule 3.21(b) discloses any known presence of asbestos in or on the Company's or any Company Subsidiary's owned or leased premises. To the knowledge of the Company, there is no friable asbestos in or on the Company's or any Company Subsidiary's owned or leased premises.

         1651
               (c) To the knowledge of the Company, no soil or water in or under any assets currently or formerly held for use or sale by the Company or any Company Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by the Company or any Company Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

               (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of the Company, concerning the Company or any Company Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by the Company, any Company Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

               (e) For the purposes of this Section 3.21, the following terms have the following meanings:

                "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

               "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
        (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

               "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        Section 3.22 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by the Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on the Company.

        Section 3.23 Insurance Policies. The Disclosure Schedules list and briefly describe the Company's policies of insurance to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of the Company or any Company Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by the Company or any Company Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of the Company and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as the Company and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which the Company or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies

         1652
of all Insurance Policies have been provided to APP. Neither the Company nor any Company Subsidiary nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither the Company nor any Company Subsidiary has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company or any Company Subsidiary during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of medicine in the same geographic area.

        Section 3.24 Accounts Receivable; Payors.

               (a) The Disclosure Schedules set forth a list and aging of all accounts receivable of the Company as of March 31, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of the Company collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in the Company Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with generally accepted accounting principles and past practice).

               (b) The Disclosure Schedules set forth (i) a true, correct and complete list of the names and addresses of each Payor of the Company as of such date, which accounted for more than 5% of the revenues of the Company in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of the Company for the fiscal year to end December 31, 1997, and (ii) a single line item listing for all private-pay patients in the aggregate of the Company. The Company has satisfactory relations with such Payors set forth in (i) above and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any payments due from, or any claims for payment submitted to any such party.

        Section 3.25 Accounts Payable; Suppliers.

               (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of the Company as of March 31, 1997, and (ii) list of each individual indebtedness owed by the Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

               (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to the Company (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by the Company in excess of $25,000 for the fiscal year to end December 31, 1997.

        Section 3.26 Inventory. All items of inventory on the Company Current Balance Sheet contained in the Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of the Company's business and conform to generally accepted standards in the industry of which the Company is a part. The value of the inventories reflected on the Company Current Balance Sheet contained in the Company Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of the Company for inventory

         1653
are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.27 Licenses, Authorization and Provider Programs.

               (a) The Company, and each Physician Employee and other licensed employee or independent contractor of the Company (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business or practice his or her specialty and (ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which the Company is eligible and which are listed in the Disclosure Schedules ("Governmental Programs"). The Company, the Stockholders, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which the Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act), and provider agreements, is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on the Company, and there is no action pending or to the Company's knowledge recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of the Company in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of the Company, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Company's business as presently being conducted by it. Neither the Company nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), or (iii) is the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against him/her/it in connection with a malpractice or similar action.

               (b) The Company is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

        Section 3.28 Inspections and Investigations. Neither the right of the Company, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with the Company to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency

         1654
(including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.28 have been provided to APP.

        Section 3.29 Proprietary Rights and Information.

               (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company or any Company Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company or any Company Subsidiary, (iii) all licenses, royalties, and assignments thereof to which the Company or any Company Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company or any Company Subsidiary and (v) other similar agreements relating to the foregoing to which the Company or any Company Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

               (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the Company's knowledge, any threatened disputes or disagreements with respect to any such agreement.

               (c) The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of the Company, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other Person, and neither the Company nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of the Company, no proceedings have been threatened which challenge the Proprietary Rights of the Company. The Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

        Section 3.30 Taxes.

               (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. The Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company and to the best knowledge of the Company, there is no threat of such assertion. There is no unpaid

         1655
assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of the Company pending, or to the actual knowledge of the Company, threatened within the last five (5) years, and the results of any completed audits are properly reflected in the Company Financial Statements. The Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of the Company or any Company Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

               (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither the Company nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

               (g) Safe Harbor Lease. None of the properties or assets of the Company constitutes property that the Company, APP or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

               (h) Tax Exempt Entity. None of the assets or properties of the Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (i) Collapsible Corporation. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

               (j) Boycotts. The Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (k) Parachute Payments. No payment required or contemplated to be made by the Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (l) S Corporation. The Company [has]/[has not] not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (m) Personal Holding Companies. The Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

        Section 3.31 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Company in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Company's business. There is no commitment to, and no income reflected in the Company Financial Statements that has been derived from, an Affiliate, and following the Closing the Company shall not have any obligation of any kind or designation to any such Affiliate.

        Section 3.32 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such

         1656
as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

        Section 3.33 Fraud and Abuse and Self Referral. Neither the Company nor any Company Subsidiary has engaged and, to the knowledge of the Company, neither the Company's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of the Company have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027,
1035, 1341, 1343, 1347, 1518, 1954, 1956(c)(7)(F) and 3486.

        Section 3.34 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, any Company Subsidiary or officer, director or key employee of the Company or Company Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing the current medical practice of the Company or any Company Subsidiary or the continuation of that medical practice in the future by NewCo, any acquisition of property by the Company, any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary.

        Section 3.35 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Company's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of the Company, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto. No contract with a Physician Employee has been terminated in the last twelve (12) months.

        Section 3.36 Statements True and Correct. No representation or warranty made herein by the Company or any Stockholder, nor any statement, certificate, information, exhibit or instrument to be furnished by the Company or any Stockholder to APP or any of its respective representatives pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 3.37 Disclosure Schedules. All Disclosure Schedules required by
Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 3.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE IV

                      Representations and Warranties of APP

        As inducement to the Company and the Stockholders to enter into this Agreement and to consummate the Merger, and except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, APP represents and warrants to the Company and the Stockholders both as of the date hereof and as of the Effective Time as follows:

         1657
        Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the Merger and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the Merger and the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to the Company for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

        Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and the Other Agreements and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement and the agreements provided for herein, including the Other Agreements and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement has and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Merger and the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 4.3 Governmental Authorization. Other than complying with the provisions of the applicable state corporate laws regarding the approval of the Merger and the filing of the Certificates of Merger and any other required documents related to the Merger, and other than consents, filings or notifications required to be made or obtained solely by the Company, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the Merger and the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         1658
        Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

        Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

        Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

        Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

        Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

        Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Effective Time (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

        Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

         1659
        Section 4.12 Taxes.

               (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

               (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

               (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

               (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         1660
        Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

        Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to the Company or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 4.15 Disclosure Schedules. All Disclosure Schedules required by
Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

        Section 4.17 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in APP's Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of APP, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by APP or any other party thereto.

                                    ARTICLE V

           Closing Date Representations and Warranties of the Company

        The Company represents and warrants that the following will be true and correct on the Closing Date as if made on that date:

        Section 5.1 Organization and Good Standing; Qualification. NewCo is a
[ ] duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it intends to engage, to own the properties it intends to own, and to execute and deliver the Service Agreement, the Security Agreement and the Physician Employment Agreements and consummate the transactions and perform the services contemplated thereby. NewCo is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its intended business makes such qualification necessary, which jurisdictions are listed in the Disclosure Schedules, except where the failure to be so qualified shall not have a Material Adverse Effect on NewCo.

        Section 5.2 Capitalization. The authorized capital stock of NewCo consists of [_____] shares of NewCo Common Stock, of which [______] shares are issued and outstanding, and no shares of capital stock of NewCo are held in treasury. The Stockholders own all of the issued and outstanding shares of NewCo Common Stock, free and clear of any Encumbrance. Each outstanding share of NewCo Common Stock has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of NewCo. No shares of capital stock of NewCo have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of NewCo's stockholders.

         1661
        Section 5.3 Corporate Records. The copies of the articles or certificate of incorporation and bylaws, and all amendments thereto, of NewCo that have been delivered or made available to APP are true, correct and complete copies thereof, as in effect on the Closing Date.

        Section 5.4 Authorization and Validity. The execution, delivery and performance by NewCo of the Service Agreement, the Security Agreement, the Physician Employment Agreements and the other agreements contemplated thereby, and the consummation of the transactions and provision of services contemplated thereby, have been duly authorized by the Board of Directors of NewCo. The Service Agreement, the Security Agreement, the Physician Employment Agreements and each other agreement contemplated thereby will be as of the Closing Date duly executed and delivered by NewCo and will constitute valid and binding obligations of NewCo enforceable against NewCo in accordance with their respective terms, except as may be limited by applicable bankruptcy, or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 5.5 No Violation. Neither the execution, delivery or performance of the Service Agreement, the Security Agreement, the Physician Employment Agreements or the other agreements contemplated thereby nor the consummation of the transactions or provision of services contemplated thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles or certificate of incorporation or bylaws of NewCo, or (b) violate or conflict with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business.

        Section 5.6 No Business, Agreements, Assets or Liabilities. NewCo has not commenced business since its incorporation. Other than its articles or certificate of incorporation and bylaws, and as of the Closing Date, the Service Agreement, the Security Agreement, the Physician Employment Agreements, and the other contracts and agreements assigned to NewCo as part of the Spin-Off Transaction, NewCo is not a party to or subject to any agreement, indenture or other instrument. NewCo does not own any assets (tangible or intangible) other than the consideration received upon the issuance of shares of its capital stock or pursuant to the Spin-Off Transaction, and NewCo does not have any liabilities, accrued, contingent or otherwise (known or unknown and asserted or unasserted) other than those assumed pursuant to the Spin-Off Transaction.

        Section 5.7 Compliance with Laws. NewCo has complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports, except where failure to so comply or file would not, individually or in the aggregate, have a Material Adverse Effect on NewCo.

                                   ARTICLE VI

                             Intentionally Omitted.


                                   ARTICLE VII

                            Covenants of the Company

        The Company makes the covenants and agreements as set forth in this
Article VII, which shall apply with respect to the period from the date hereof to the Effective Time and, to the extent contemplated herein, thereafter and agree that:

        Section 7.1 Conduct of The Company. Except as required pursuant to the Spin-Off Transaction or the "F" Reorganization, from the date hereof until the Effective Time, the Company shall, in all material respects, conduct its business in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

         1662
               (a) preserve intact its business and its relationships with Payors, referral sources, customers, suppliers, patients, employees and others having business relations with it;

               (b) maintain and keep its properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of the Company;

               (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof. In addition, without the written consent of APP, the Company shall not:

                        (1) amend its articles or certificate of incorporation
                or bylaws, or other charter documents;

                        (2) issue, sell or authorize for issuance or sale,
                shares of any class of its securities (including, but not limited to, by way of stock split, dividend, recapitalization or other reclassification) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                        (3) redeem, purchase or otherwise acquire, directly or
                indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                        (4) declare or pay any dividend or other distribution
                (whether in cash, stock or other property) with respect to its capital stock (except as expressly contemplated herein);

                        (5) voluntarily sell, transfer, surrender, abandon or
                dispose of any of its assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

                        (6) grant or make any mortgage or pledge or subject
                itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

                        (7) voluntarily incur or assume any liability or
                indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of its business;

                        (8) make or commit to make any capital expenditures
                which are not reasonably necessary for the conduct of its business;

                        (9) grant any increase in the compensation payable or to
                become payable to directors, officers, consultants or employees other than merit increases to employees of the Company who are not directors or officers of the Company, except in the ordinary course of business and consistent with past practices;

                        (10) change in any manner any accounting principles or
                methods other than changes which are consistent with generally accepted accounting principles;

                        (11) enter into any material commitment or transaction
                other than in the ordinary course of business;

                        (12) take any action which could reasonably be expected
                to have a Material Adverse Effect on the Company;

         1663
                        (13) apply any of its assets to the direct or indirect
                payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of the Company, other than in the ordinary course and consistent with past practices;

                        (14) agree, whether in writing or otherwise, to do any
                of the foregoing; and

                        (15) take any action at the Board of Director or
                Stockholder level to (in any way) amend, revise or otherwise affect the prior corporate approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge its or their fiduciary duties.

        Section 7.2 Title to Assets; Indebtedness. As of the Effective Time, the Company shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Effective Time and except as otherwise specifically described in the Disclosure Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Company Financial Statements, the Disclosure Schedules hereto or for normal and recurring accrued obligations of the Company arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

        Section 7.3 Access. At all times prior to the Effective Time, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of the Company, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of the Company. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by the Company of the Merger to its employees which shall occur no later than three (3) days subsequent to execution hereof by the Company), accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of the Company under this Agreement. Any access or investigation referred to in this Section 7.3 shall be conducted in such a manner as to minimize the disruption to the Company's ongoing business operations.

        Section 7.4 Acquisition Proposals. The Company shall not, and shall cause each of its directors, officers, employees or agents not to directly or indirectly:

               (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or capital stock of the Company, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

               (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of the Company, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of the Company. If the Company receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, the Company shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

         1664
        Section 7.5 Compliance With Obligations. Prior to the Effective Time, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its articles or certificate of incorporation or charter documents, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, and its respective properties or assets.

        Section 7.6 Notice of Certain Events. The Company shall promptly notify APP of:

               (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any employment of any new non-hourly employee by the Company who is expected to receive annualized compensation of at least $50,000 in 1997;

               (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of the Company;

               (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

               (f) any material adverse change in the operation of the Company, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in MediCare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

               (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of the Company and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

        Section 7.7 Intentionally omitted.

        Section 7.8 Stockholders' Consent. The Company shall use its best efforts to obtain the unanimous approval of its Stockholders to the Merger. In seeking the approval of its Stockholders, the Company shall provide each Stockholder with the Form S-4 which shall include information as may be required by applicable law or as APP shall deem appropriate. The Board of Directors of the Company shall recommend the approval of the Merger by the Stockholders of the Company. If the Stockholders' approval is not unanimous, the Company shall give notice to the nonconsenting Stockholders of the action taken by the consenting Stockholders as may be required by applicable law.

        Section 7.9 Obligations of Company and Stockholders. Subject to Section
7.8 hereof, the Company will take all action reasonably necessary to cause the Company to perform its obligations under this Agreement and all related agreements and to consummate the Merger and other transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements; provided, however, that this covenant shall not require the Company to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 7.10 Funding of Accrued Employee Benefits. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay for or fund completely any accrued benefits,

         1665
where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any tax-qualified plan as required under applicable law. The Company acknowledges that the purpose and intent of this covenant is to assure that APP shall have no liability whatsoever at any time after the Closing Date with respect to any such tax-qualified plan, unless such plan is merged with a plan sponsored by APP.

        Section 7.11 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

        Section 7.12 Spin-Off Transaction. The Company shall form, organize and incorporate NewCo in the state of [ ], and the articles or certificate of incorporation and bylaws of NewCo shall be in form and substance reasonably satisfactory to APP. Except for consummating the Spin-Off Transaction, NewCo shall not commence business until the Closing Date. On or prior to the Closing, the Company shall take all actions and execute all documents, agreements or instruments necessary pursuant to and in compliance with applicable law to effect the Spin-Off Transaction, including without limitation, the following:
Prior to the Closing, the Company shall transfer to NewCo good, valid and marketable title to all of the Company's right, title and interest in and to the Employee Benefit Plans, all contracts and agreements and other assets listed on the Disclosure Schedules (to be delivered by the Company prior to Closing, which schedule will be subject to the approval of APP, which approval shall not be unreasonably withheld) which by law either cannot be acquired or cannot be used by APP because they relate to the practice of medicine or radiology, and shall contribute to NewCo such other consideration and assets of the Company as may be required under applicable law, in exchange for the issuance by NewCo of shares of NewCo Common Stock, such shares being all of the issued and outstanding shares of NewCo Common Stock. The Company shall then distribute the shares of NewCo Common Stock to the Stockholders in proportion to their respective ownership interest in the Company.

        Section 7.13 "F" Reorganization. The Company shall convert its corporate status from that of a professional medical corporation to that of a general business corporation in a transaction which will qualify as a tax-free transaction under Section 368(a)(2)(F) of the Code (the "F" Reorganization"). The Company shall prepare and execute all documents necessary to effectuate the "F" Reorganization prior to the Closing. At or prior to the Closing, the Company shall cause an amendment to this Agreement to be executed which will reflect the changes which result from the "F" Reorganization.

                                  ARTICLE VIII

                                Covenants of APP

        APP agrees that between the date hereof and the Closing:

        Section 8.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Merger; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

         1666
        Section 8.2 Requirements to Effect the Merger and Acquisitions. APP will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

        Section 8.3 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit the Company and its authorized representatives of the Company reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit the Company and their authorized representatives to inspect and, at the Company's sole expense, make copies of all documents, records and information with respect to the affairs of APP as the Company and their representatives may reasonably request, all for the sole purpose of permitting the Company to become familiar with the business and assets and liabilities of APP. No investigation by the Company or the Stockholders shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

        Section 8.4 Notification of Certain Matters. APP shall promptly inform the Company in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Effective Time under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

        Section 8.5 Qualified Retirement Plans. APP shall use its best efforts to establish a qualified plan and trust for NewCo, within the meaning of Section 401(a) and 501(a), respectively, of the Code ("New Qualified Plan") that will provide benefits comparable (as determined under Section 401(a)(4) of the Code) to the benefits provided under the qualified plans referenced in the Disclosure Schedules, if any, sponsored by the Company as of March 31, 1997. APP will file for a favorable determination letter from the IRS on the New Qualified Plan and request a favorable determination from the IRS that NewCo is not a member of an affiliated service group (as defined in Section 414(m) of the Code) or a recipient organization of leased employee services (as defined in Section 414(n) of the Code). Any benefits provided under the New Qualified Plan shall be conditioned on a favorable determination letter from the IRS. Costs associated with the establishment and design of the New Qualified Plan shall be paid by APP. The NewCo shall be responsible for funding any contributions to, or any ongoing administrative costs of, the New Qualified Plan.

                                   ARTICLE IX

                        Covenants of APP and the Company

        APP and the Company agree as follows:

        Section 9.1 Filings; Other Action.

        (a) The Company shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning the Company and NewCo as may be reasonably requested in connection with any such action in a timely manner.

        (b) The Company and APP and each separately represent and warrant that
(i) in the case of the Company, none of the written information or documents supplied or to be supplied by it specifically

         1667
for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. The Company shall have no responsibility for information contained in the Registration Statements except for information provided by the Company specifically for inclusion therein. The Company's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

        (c) The Company shall, upon request, furnish APP with all information concerning itself, its subsidiaries, directors, officers, partners, Stockholders and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 9.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on the Company may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless the Company consents to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 9.2. In the event that the Company seeks to amend or supplement a Disclosure Schedule pursuant to this
Section 9.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 9.2, and the Company does not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 15.1(a) hereof.

        Section 9.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Merger, take any action that would prevent the Merger from qualifying as a tax-free exchange within the meaning of Sections 351 or 368 of the Code, as applicable.

        Section 9.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

        Section 9.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and expenses incurred by the Company and NewCo in connection with the Merger shall be paid by the Company Stockholders in full immediately prior to the Closing and such expenses shall be the sole responsibility of the Stockholders following the Closing Date and not APP.

        Section 9.6 Patient Confidentiality. APP shall agree to keep all records and information regarding the patients of the Company and NewCo confidential in accordance with all applicable laws.

         1668
        Section 9.7 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the Merger.

                                    ARTICLE X

                           Conditions Precedent of APP

        Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

        Section 10.1 Representations and Warranties. The representations and warranties of the Company contained herein and each Stockholder contained in the Stockholders Representation Letter (as delivered pursuant to Section 10.12 hereof) shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 10.2 Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company prior to the Effective Date.

        Section 10.3 Legal Opinion. Counsel to the Company shall have delivered to APP their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 10.3.

        Section 10.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 10.5 No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of the Company or any Stockholder.

        Section 10.6 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

        Section 10.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 10.8 Closing Deliveries. APP shall have received all Disclosure Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 12.1.

        Section 10.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 10.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

         1669
        Section 10.11 Dissenter's Rights. The Company shall have satisfied each of its obligations to its Stockholders regarding dissenters or related rights under [ ] Corporation Law, and the sum of the amount which may become due to the Stockholders who have dissented to the Merger and have indicated their intent to seek appraisal rights plus the cash portion of the Merger Consideration shall not exceed 25% of the total Merger Consideration due hereunder.

        Section 10.12 Stockholder Representation Letter; Indemnification Agreement. Each Stockholder shall have executed and delivered to APP the Stockholder Representation Letter in substantially the form of Exhibit C. Each Principal Stockholder shall have executed and delivered to APP the Indemnification Agreement in substantially the form of Exhibit D.

        Section 10.13 Transfer of Assets. All of the assets and properties of the Company and its related entities to be transferred to NewCo pursuant to the Spin-Off Transaction and as approved by APP shall have been transferred, assigned and conveyed to NewCo in order to effectuate the transactions contemplated by this Agreement.

        Section 10.14 Physician Employment Agreements. Each Physician Employee and such other radiologists whose names are set forth on the Disclosure Schedules shall have entered into a Physician Employment Agreement between NewCo and each such Physician Employee in a form reasonably consistent to the form attached as Exhibit E and satisfactory to APP in its sole discretion (the "Physician Employment Agreements").

        Section 10.15 Completion of "F" Reorganization. The Company shall have
(1) completed the "F" Reorganization, and all transfers and dissolutions related thereto, and (2) amended this Agreement to reflect changes resulting from the "F" Reorganization.

                                   ARTICLE XI

                       Conditions Precedent of the Company

        Except as may be waived in writing by the Company, the obligations of the Company hereunder are subject to fulfillment at or prior to the Effective Date of each of the following conditions:

        Section 11.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Effective Date.

        Section 11.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Effective Date.

        Section 11.3 Legal Opinions. Counsel to APP shall have delivered to the Company their opinion, dated as of the Effective Date, in form and substance substantially in the form set forth in Exhibit 11.3.

        Section 11.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 11.5 Government Approvals and Required Consents. The Company, the Stockholders, NewCo and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

        Section 11.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

         1670
Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Effective Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or prior to the Effective Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 11.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 11.8 Closing Deliveries. The Company shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to the Company referred to in Section 12.2.

        Section 11.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since __________, 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

        Section 11.10 Service Agreement Analysis. The Company shall have received from Shattuck Hammond Partners, Inc. its analysis and opinion, in a form satisfactory to the Company, that the terms of the Service Agreement are fair and commercially reasonable.

        Section 11.11 Tax Opinion. The Company shall have received from Haynes and Boone, L.L.P. special counsel to APP, an opinion regarding the tax consequences of the transactions contemplated by this Agreement and the other Agreements, substantially in the form set forth in Exhibit 11.11.

                                   ARTICLE XII

                               Closing Deliveries

        Section 12.1 Deliveries of the Company. At or prior to the Effective Date, the Company shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

               (a) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Service Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) a copy of resolutions of the Board of Directors of NewCo authorizing the execution, delivery and performance of the Service Agreement, the Security Agreement and the Physician Employment Agreements each certified by the Secretary of NewCo as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of the President of the Company dated the Closing Date, as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the Effective Date;

               (d) a certificate of the President of the Company dated the Closing Date, (i) as to the performance of and compliance in all material respects by the Company with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required by the Company to be satisfied shall have been satisfied;

               (e) a certificate of the Secretary of the Company and the Secretary of NewCo certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

         1671
               (f) certificates, dated within ten (10) days prior to the Effective Date, of the Secretary of State of [ ] for the Company and NewCo establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of [ ];

               (g) certificates, dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which either the Company or NewCo is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

               (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

               (i) the resignations of the directors and officers of the Company as requested by APP;

               (j) the executed Service Agreement in substantially the form attached hereto as Exhibit F, as revised in accordance with changes reasonably deemed necessary or advisable by legal counsel retained by APP, the Company and NewCo in the State of [ ] to address regulatory and compliance issues (the "Service Agreement");

               (k) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (l) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of each Stockholder, signed under a penalty of perjury and dated as of the Closing Date, to the effect that such Stockholder is a United States citizen or a resident alien (and thus not a foreign person) and providing such Stockholder's United States taxpayer identification number;

               (m) an executed Stockholder Release by the Stockholders in substantially the form attached hereto as Exhibit G (the "Stockholder Release");

               (n) intentionally omitted; and

               (o) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

        Section 12.2 Deliveries of APP. At or prior to the Effective Date, APP shall deliver to the Company the following, all of which shall be in a form reasonably satisfactory to the Company:

               (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (b) Intentionally omitted;

               (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Effective Date;

               (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Effective Date and (ii) certifying that all conditions precedent required to be satisfied by APP shall have been satisfied;

         1672
               (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

               (f) a certificate, dated within ten (10) days prior to the Effective Date, of the secretary of state of incorporation establishing that APP is in existence, has paid all franchise or similar taxes, if any, and otherwise is in good standing to transact business in the state of Delaware;

               (g) certificates (or photocopies thereof), dated within ten (10) days prior to the Effective Date, of the Secretaries of State of the states in which APP is qualified to do business, to the effect that APP is qualified to do business and is in good standing as a foreign corporation in such state;

               (h) the executed Service Agreement as revised in accordance with the changes specified in Section 12.1(j);

               (i) executed Certificates of Merger necessary to effect the Merger referred to in Section 2.1;

               (j) the Merger Consideration in accordance with Article II and Exhibit B hereof; and

               (k) such other instrument or instruments of transfer prepared by the Company as shall be necessary or appropriate, as the Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                  ARTICLE XIII

                              Post Closing Matters

        Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of APP or the Surviving Corporation and at APP's sole cost and expense, the Stockholders and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. Following the Closing, at the request of NewCo and at NewCo's sole cost and expense, APP or the Surviving Corporation shall deliver any further instruments of transfer and take all reasonable action as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

        Section 13.2 Merger Tax Covenant.

        (a) The parties intend that the Merger will qualify as a tax-free transaction under Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by a Stockholder as a result of the Merger will not exceed the amount of any cash received by a Stockholder in the Merger (a "Reorganization").

        (b) Both prior to and after the Effective Time, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Merger as a Reorganization and such opinion either is furnished prior to the Effective Time or is based on facts or events not known at the Effective Time. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger as a Reorganization.

        (c) The parties agree that no Stockholder shall be liable for any taxes incurred by the Company and for which APP has successor liability therefor which arise solely as a result of the Merger or the consummation of the transactions contemplated hereby; provided that the foregoing shall not limit

         1673
or otherwise be deemed a waiver of any right of indemnification under Section
14.1 for a breach of any representation, warranty or covenant of the Company or any Stockholder.

        Section 13.3 Current Public Information. APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XIV

                                    Remedies

        Section 14.1 Indemnification by the Company. Subject to the terms and conditions of this Article XIV, the Company agrees to indemnify, defend and hold APP and its respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by the Company of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of the Company contained in this Agreement or in any Schedule or certificate delivered thereunder;

               (b) any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

               (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of material fact in any Registration Statement or any prospectus forming or part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo required to be stated therein or
(ii) failure to state information necessary to make the statements therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or any Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto.

        Section 14.2 Indemnification by APP. Subject to the terms and conditions of this Article XIV, APP hereby agrees to indemnify, defend and hold the Stockholders, the Company and NewCo and their respective directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

               (b) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon

         1674
any untrue statements of material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or required to be stated therein or failure to state information necessary to make the statements therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to NewCo, the Company or any Stockholder which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

               Notwithstanding anything contained in either Sections 14.1 or
14.2 herein to the contrary, nothing contained in this Agreement shall relieve any of the parties hereto of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

        Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a) Any party claiming indemnification under the Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party for whom indemnification is sought (the "Indemnifying Party) of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). Except as set forth in Section 14.3(f) below, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and their counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may

         1675
employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

               (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

               (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 14.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period

         1676
for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

               (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

               (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 14.1 or 14.2 (as applicable) as a result of such a breach or breaches exceeds $100,000.

        Section 14.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

        Section 14.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                   Termination

        Section 15.1 Termination. This Agreement may be terminated and the Merger and the Acquisitions may be abandoned:

               (a) at any time prior to the Effective Date by mutual agreement of all parties;

               (b) at any time prior to the Effective Date by APP if any material representation or warranty of the Company or any Stockholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Stockholder fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (c) at any time prior to the Effective Date by the Company if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

         1677
               (d) at any time prior to the Effective Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

               (e) by APP or the Company if the Merger shall not have been consummated by September 30, 1997.

        Section 15.2 Effect of Termination. Except as set forth in Section 16.3, in the event this Agreement is terminated pursuant to this Article XV, this Agreement shall forthwith become void.

                                   ARTICLE XVI

                    Nondisclosure of Confidential Information

        Section 16.1 Non-Disclosure Covenant. The Company and NewCo recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and NewCo that is valuable, special and a unique asset of each such business. The Company, NewCo and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, NewCo and the Company and (b) to counsel and other advisers to APP, NewCo and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of the Company, NewCo or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, NewCo or APP, as the case may be, shall, if possible, give prior written notice thereof to the Company, NewCo or APP and provide the Company or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Merger or otherwise. In the event of a breach or threatened breach by the Company, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, NewCo and the Company shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, NewCo and the Company agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

        Section 16.3 Survival. The obligations of the parties under this Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                  Miscellaneous

        Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         1678
        Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

        Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. APP acknowledges and agrees that the rights and remedies of the Company under this Agreement will be directly available to the Stockholders as third party beneficiaries of the rights and remedies of the Company under this Agreement, including, without limitation, the rights and remedies under Article 14 hereof to indemnification from APP against Damages incurred by the Stockholders resulting from a breach by APP of any representation, warranty or covenant of APP contained herein. Except as provided in the preceding sentence or as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

        Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, any Stockholder or APP pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, such Stockholder and APP. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in
Section 3.21 with respect to environmental matters shall survive for a period of ten (10) years, (b) the representations and warranties set forth in Section 3.30 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.27 and Section 3.33 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 14.1(c) and Section 14.2(c), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

        Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF [ ].

        Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         1679
        Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

        Section 17.10 Intentionally omitted.

        Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

        Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               If to APP:              American Physician Partners, Inc.
                                       901 Main Street
                                       2301 NationsBank Plaza
                                       Dallas, Texas  75202
                                       Fax No.: (214) 761-3150
                                       Attn:  Gregory L. Solomon, President

               with a copy to:         Brobeck, Phleger & Harrison LLP
                                       4675 MacArthur Court, Suite 1000
                                       Newport Beach, California  92660
                                       Fax No.: (714) 752-7522
                                       Attn: Richard A. Fink, Esq.

               If to the Company
               or any Stockholder:     ____________________________
                                       ____________________________
                                       ____________________________
                                       ____________________________




               with a copy to:         ____________________________
                                       ____________________________
                                       ____________________________
                                       ____________________________

         1680
        Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        Section 17.15 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, Exhibit F, Exhibit G and the Disclosure Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

                       [SIGNATURES CONTAINED ON NEXT PAGE]

         1681
        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                   APP:

                                   AMERICAN PHYSICIAN PARTNERS, INC.


                                   By:____________________________________
                                          Gregory L. Solomon, President


                                   THE COMPANY:

                                   TARGET ENTITY


                                   By:____________________________________

                                   Its:

         1682
                                    EXHIBIT A
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                TARGET COMPANIES

         1683
                                    EXHIBIT B
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                              MERGER CONSIDERATION

         1684
                                    EXHIBIT C
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                        SHAREHOLDER REPRESENTATION LETTER

         1685
                                    EXHIBIT D
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                            INDEMNIFICATION AGREEMENT

         1686
                                    EXHIBIT E
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                         PHYSICIAN EMPLOYMENT AGREEMENT

         1687
                                    EXHIBIT F
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                                SERVICE AGREEMENT

         1688
                                    EXHIBIT G
                                       to
                 Agreement and Plan of Reorganization and Merger
                              dated ________, 1997


                               STOCKHOLDER RELEASE

         1689

                                   APPENDIX D










================================================================================


                         AGREEMENT AND PLAN OF EXCHANGE

                                   dated as of

                                  June __, 1997

                                  by and among

                        AMERICAN PHYSICIAN PARTNERS, INC.
                            (a Delaware corporation),

                                  TARGET ENTITY
                                       ( )

                                       and

                THE SELLERS LISTED ON THE SIGNATURE PAGES HEREOF


================================================================================


         1690
                         AGREEMENT AND PLAN OF EXCHANGE


        This Agreement and Plan of Exchange ("Agreement") dated June ___, 1997 is by and among American Physician Partners, Inc., a Delaware corporation, ("APP"), Target Entity and each of the individuals whose names appear on Exhibit A hereto (each individually, a "Seller" and collectively "Sellers").

                                    RECITALS

        A. Each Seller is a [limited] partner of Target Entity and the Sellers together own an aggregate of [ ] percent ([ ]%) of the total interests of the partners in Target Entity.

        B. Target Entity owns a [ ] percent ([ ]%) interest in [ ] which owns and operates diagnostic imaging centers.

        C. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

        D. Sellers desire to convey to APP and APP desires to acquire from Sellers, [ ] percent ([ ]%) of the total interests of the partners in Target Entity (the "Partnership Units") in consideration for cash and shares of common stock, par value $.0001 per share, of APP (the "APP Common Stock") as set forth herein (the "Exchange").

        [E. The General Partner of Target Entity, a Texas corporation, owns a one percent (1%) interest in Target Entity, which interest is being acquired indirectly by APP (the "General Partner Acquisition").]

        F. APP and subsidiaries of APP have entered into, or intend to enter into, an Agreement and Plan of Reorganization and Merger or other acquisition agreements (collectively, the "Other Agreements") similar to this Agreement with interest holders (together with the Sellers, the "Target Interest Holders") of each of the entities listed on Exhibit B (together with Target Entity, the "Target Companies").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the preceding recitals mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

        Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:


         1691
        "Acquisition" shall have the meaning set forth in Section 2.1.

        "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "APP" shall have the meaning set forth in the preamble to this Agreement.

        "APP Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any of the partners set forth in Exhibit A, stockholder or director, as the case may be, or executive officer of such entity after reasonable investigation and inquiry by the executive officers of such entity; provided, however, that to the extent any of the representations, warranties and statements of Seller and Target Entity made specifically in Section 3.20 is expressly qualified to the knowledge or best knowledge of Sellers and Target Entity, it shall mean the knowledge of any of the Sellers set forth in Exhibit A, partner or executive officer of Target Entity actually possesses without the necessity of any special inquiry as to the matters which are the subject thereof.

        "Claim Notice" shall have the meaning set forth in Section 12.3(a).

        "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.3.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

        "Current Policies" shall have the meaning set forth in Section 3.22.

        "Damages" shall have the meaning set forth in Section 12.1.

        "DOJ" shall mean the United States Department of Justice.

        "Effective Date" shall mean the date that the Form S-1 Registration Statement is declared effective by the SEC.

         1692
        "Election Period" shall have the meaning set forth in Section 12.3(a).

        "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Laws" shall have the meaning set forth in Section
3.20(e).

        "Environmental Liabilities" shall have the meaning set forth in Section 3.20(e).

        "ERISA" shall have the meaning set forth in Section 3.17.

        "Exchange" shall have the meaning set forth in the recitals.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agreement" shall have the meaning set forth in the recitals to this Agreement.

        "Exchange Consideration" shall have the meaning set forth in Section
2.1.

        "Form S-1" shall mean the Form S-1 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with its Initial Public Offering.

        "Form S-4" shall mean the Form S-4 Registration Statement filed with the SEC by APP pursuant to the Securities Act in connection with the offering of APP Common Stock as consideration under the Exchange and other mergers or acquisitions contemplated by the Other Agreements.

        "FTC" shall mean the United States Federal Trade Commission.

        "General Partner Acquisition" shall have the meaning set forth in the recitals.

        "Governmental Programs" shall have the meaning set forth in Section 3.26(a).

        "Hazardous Substance" shall have the meaning set forth in Section
3.20(e).

        "Indemnified Party" shall have the meaning set forth in Section 12.1.

        "Indemnifying Party" shall have the meaning set forth in Section 12.1.

        "Indemnity Notice" shall have the meaning set forth in Section 12.3(d).

        "Initial Public Offering" shall mean the initial underwritten public offering of APP Common Stock contemplated by the Form S-1.

        "Insurance Policies" shall have the meaning set forth in Section 3.22.

        "IRS" shall mean the Internal Revenue Service.

        "Lease Agreements" shall have the meaning set forth in Section 3.13.

         1693
        "Lock-Up Provisions" shall have the meaning set forth in Section 5.12.

        "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

        "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

        "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq.,
(v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of Target Entity's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

        "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 3.26(a).

        "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

        "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

        "Other Agreements" shall have the meaning set forth in the recitals to this Agreement.

        "Partnership Agreement" shall have the meaning set forth in Section 3.1 hereto.

        "Partnership Right" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to or securities or rights convertible into or exchangeable for, partnership interests of Target Entity, or by which Target Entity is or may be bound to issue additional Partnership Units or other Partnership Rights.

        "Partnership Subsidiary" shall have the meaning set forth in Section
3.7.

        "Partnership Units" shall have the meaning set forth in the recitals to this Agreement.

        "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

        "Private Programs" shall have the meaning set forth in Section 3.26(a).

         1694
        "Proprietary Right" shall have the meaning set forth in Section 3.28(a).

        "Registration Statements" shall mean the Form S-1 and the Form S-4.

        "Regulated Activity" shall have the meaning set forth in Section
3.20(e).

        "Related Acquisitions" shall mean, collectively, the mergers and acquisitions of each Founding Company and its related entities and assets contemplated by the Other Agreements.

        "Reorganization" shall have the meaning set forth in Section 11.2.

        "Target Entity" shall have the meaning set forth in the preamble to this Agreement.

        "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller Release" shall have the meaning set forth in Section 11.1(l).

        "Target Companies" shall have the meaning set forth in the recitals to this Agreement.

        "Target Interest Holders" shall have the meaning set forth in the recitals to this Agreement.

        "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

        "Third Party Claim" shall have the meaning set forth in Section 12.3(a).

        Section 1.2 Rules Of Interpretation. The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

        Unless otherwise indicated, "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

        Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

         1695
                                   ARTICLE II

                                    Exchange

        Section 2.1 Exchange of Partnership Units for Cash and APP Common Stock.

               (a) Subject to and upon the terms and conditions contained herein, on the Closing Date Sellers shall convey, transfer deliver and assign to APP [ ] percent ([ ]%) of the total interests of the partners in Target Entity, free and clear of all obligations, security interests, claims, liens and encumbrances whatsoever (the "Acquisition"). Subject to and upon the terms and conditions contained herein, as consideration for such Partnership Units on the Closing Date each Seller shall receive (i) cash and (ii) validly issued, fully paid and nonassessable shares of APP Common Stock, all as determined in accordance with the provisions of Exhibit A attached hereto (the "Exchange Consideration").

               (b) Each Seller shall deliver to APP at the Closing a Bill of Sale representing the Partnership Units owned by him, her or it. Each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Partnership Units or with respect to the powers accompanying any Partnership Unit. Upon such delivery, each Seller shall receive in exchange therefor the Exchange Consideration pursuant to Exhibit A.

        Section 2.2 Legends. All APP Common Stock certificates issued to the Sellers shall bear one or more of the following restrictive legends:

               (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

               (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.

        Section 2.3 Closing. The closing (the "Closing") of the transactions provided for in Section 2.1 shall take place at 10:00 a.m., local time, at the offices of APP located at 2301 NationsBank Plaza, 901 Main Street, on the day on which the transactions contemplated by the Initial Public Offering are consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                   ARTICLE III

           Representations and Warranties of Sellers and Target Entity

        As an inducement to APP to enter into this Agreement, each of Seller and Target Entity represents and warrants to APP both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

        Section 3.1 Organization and Good Standing; Qualification. Target Entity is a [general]/[limited] partnership duly organized and validly existing under the laws of its state of organization, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Target Entity is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have

         1696
a Material Adverse Effect on Target Entity. Copies of the Certificate of [Limited] Partnership and all amendments thereto of Target Entity and the [Limited] Partnership Agreement of Target Entity and all amendments thereto (the "Partnership Agreement") and copies of the minutes of Target Entity, all of which have been or will be made available to APP for review, are true and complete as in effect on the date of this Agreement, and in the case of the minutes, accurately reflect all material proceedings of the partners of Target Entity (and all committees thereof).

        Section 3.2 Authorization and Validity. Target Entity has all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Certificate of [Limited] Partnership, its Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Seller has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Seller and Target Entity and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller and Target Entity in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general equity principles, or by public policy.

        Section 3.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by APP (including, without limitation, in connection with the Initial Public Offering, Form S-4 or any Hart-Scott-Rodino filing to be made by APP, if any), the execution, delivery and performance by Seller and Target Entity of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller and Target Entity requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 3.4 Capitalization and Title. The Sellers collectively are, and will be immediately prior to the Closing Date, the record and beneficial owners of all the issued and outstanding Partnership Units of Target Entity and Seller is the owner of the Partnership Units currently held in his or her name on the record books of Target Entity, free and clear of all Encumbrances. Each Partnership Unit held by Seller has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

        Section 3.5 Transactions in Partnership Units. There exist no Partnership Rights. Except for the General Partner Acquisition referenced herein, Target Entity has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its partnership interests or to pay any dividend or make any distribution in respect thereof. Neither the equity structure of Target Entity nor the relative ownership of partnership interests among any of its partners has been altered or changed in contemplation of the Exchange within the two (2) years preceding the date of this Agreement.

        Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Target Entity or any of its Affiliates other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

        Section 3.7 Subsidiaries and Investments. Target Entity does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Partnership Subsidiary").

         1697
        Section 3.8 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller and Target Entity of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on Target Entity; (ii) will not conflict with or result in a violation of any provision of Target Entity's Certificate of [Limited] Partnership or Partnership Agreement; (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or Target Entity or by which Seller or Target Entity or Target Entity's properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Target Entity is a party or by which Target Entity or any of its properties are subject or bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on Target Entity; and (v) except as contemplated by this Agreement, will not create any Encumbrance or restriction upon the Partnership Units or any of the assets or properties of Target Entity.

        Section 3.9 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, Target Entity has conducted its business only in the ordinary course and has not:

               (a) suffered any change or changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Target Entity;

               (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

               (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

               (d) except in the ordinary course of business and consistent with past practice, cancelled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

               (e) entered into any commitment or transaction not in the ordinary course of business that is material to Target Entity, taken as a whole, or made any capital expenditure or commitment in excess of $25,000;

               (f) made any change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

               (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $10,000 individually or $25,000 in the aggregate;

               (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due

         1698
and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and all other Encumbrances granted in similar transactions;

               (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

               (j) increased any salaries, wages or any employee benefits for any employee of Target Entity, except in the ordinary course of business and consistent with past practice;

               (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

               (l) declared, set aside or made any payments, dividends or other distributions to any partner or any other holder of any partnership interest in Target Entity (except as expressly contemplated herein); or

               (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

        Section 3.10 No Undisclosed Liabilities. To the best knowledge of Seller and Target Entity, Target Entity does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected in the Disclosure Schedules.

        Section 3.11 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of Seller and Target Entity, threatened against, or affecting Target Entity, any Partnership Subsidiary, or, to the knowledge of Seller and Target Entity, any Seller or any other licensed professional or other individual affiliated with Target Entity affecting or that would reasonably be likely to affect the Partnership Units or the operations, business condition (financial or otherwise), or results of operations of Target Entity which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on Target Entity or (ii) could adversely affect the ability of Target Entity or any Partnership Subsidiary to effect the transactions contemplated hereby, and to the knowledge of Seller and Target Entity there is no basis for any such action or any state of facts or occurrence of any event which would reasonably be likely to give rise to the foregoing. There are no unsatisfied judgments against Seller, Target Entity or any Partnership Subsidiary or any licensed professional or other individual affiliated with Target Entity or any Partnership Subsidiary relating to services provided on behalf of Target Entity or any Partnership Subsidiary or any consent decrees to which any of the foregoing is subject. Each of the matters, if any, set forth in this Section 3.11 is fully covered by policies of insurance of Target Entity or any Partnership Subsidiary as in effect on the date hereof.

        Section 3.12 No Violation of Law. Neither Target Entity nor any Partnership Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Target Entity.

         1699
        Section 3.13 Lease Agreements. The Disclosure Schedules contain a true, accurate and complete list of all the lease agreements and license agreements to which Target Entity or any Partnership Subsidiary is a party and pursuant to which Target Entity or any Partnership Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). Target Entity has delivered to APP true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by Target Entity or any Partnership Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Target Entity or any Partnership Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on Target Entity, or, (ii) to the knowledge of Seller and Target Entity, any existing material default by any other party under any of the Lease Agreements or any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller and Target Entity, there is no pending or threatened reassessment of any property covered by the Lease Agreements. To the extent necessary to accomplish the intent of the Agreement, Target Entity or any Partnership Subsidiary shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause Target Entity, to obtain prior to the Closing Date the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will use reasonable good faith efforts to deliver to APP in writing such consents as are necessary to effect a valid and binding transfer or assignment of Target Entity's or any Partnership Subsidiary's rights thereunder. Target Entity has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements comply with the exceptions to ownership interests and compensation arrangements set out in 42 U.S.C. Section 1395nn, 42 C.F.R. Section 1001.952, and any similar applicable state law safe harbor or other exemption provisions.

        Section 3.14 Real and Personal Property.

               (a) Neither Target Entity nor each Partnership Subsidiary owns any interest (other than the Lease Agreements) in real property.

               (b) Target Entity and each Partnership Subsidiary (i) has good title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). The personal property presently used in connection with the operation of the business of Target Entity and each Partnership Subsidiary constitutes the necessary personal property assets to continue operation of Target Entity and each Partnership Subsidiary.

        Section 3.15 Indebtedness for Borrowed Money. Except for trade payables incurred in the ordinary course of business, Target Entity does not have any direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees, and is not obligated in any manner (actual or contingent) to assume or guarantee any indebtedness or obligation of another Person.

         1700
        Section 3.16  Contracts and Commitments.

               (a) The Disclosure Schedules contain a true, accurate and complete list, and Target Entity has delivered to APP true and complete copies, of each contract, agreement and other instrument requiring Target Entity to make future payments of $10,000 in any fiscal year or $25,000 in the aggregate (other than insurance contracts identified in Section 3.22 or Lease Agreements identified in Section 3.13) to which Target Entity is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Target Entity, on the one hand, and any government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring Target Entity to make, or setting forth conditions under which Target Entity would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate,
(iv) all agreements containing a covenant limiting the freedom of Target Entity (or any provider employee of Target Entity) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments providing for future payments by Target Entity in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. All such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; there are no contracts, agreements or other instruments to which Target Entity is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to APP of the assets and properties to be acquired by APP from Target Entity, or which could inhibit or prevent Target Entity from transferring to or vesting in APP good and sufficient title to the assets and properties to be acquired by APP except where the failure to transfer would not have a Material Adverse Effect on APP. In every instance where consent is necessary, on or before the Closing Date Target Entity shall use reasonable good faith efforts, and Seller shall use reasonable good faith efforts to cause Target Entity, to obtain and deliver to APP in writing, effective as of the Closing Date, such consents as are necessary to enable APP to enjoy all of the rights now enjoyed by Target Entity under such contracts. Any and all such consents shall be in a form reasonably acceptable to APP and shall contain an acknowledgment by the consenting party that Target Entity has fully complied with and is not in default under any provision of the particular contract or agreement.

               (b) (i) Neither Target Entity nor Seller has received notice of any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument, and to the knowledge of Target Entity and Seller there are no facts that would justify the exercise of such a right; and (ii) neither Target Entity nor Seller currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

        Section 3.17 Employee Matters. Target Entity does not have employees and is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus or other

         1701
nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to Target Entity and any of its present or former employees, or any predecessors in interest.

        Section 3.18 Labor Relations. Intentionally omitted.

        Section 3.19 Employee Benefit Plans. Intentionally omitted.

        Section 3.20 Environmental Matters.

               (a) Neither Target Entity nor any Partnership Subsidiary has, within the five (5) years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and to the knowledge of Seller and Target Entity no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Target Entity of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by Target Entity to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by Target Entity.

               (b) Neither Target Entity nor any Partnership Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance that would be reasonably likely to give rise to any Environmental Liabilities for Target Entity under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on Target Entity. Neither Target Entity nor any Partnership Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law. The Disclosure Schedules disclose any known presence of asbestos in or on Target Entity's or any Partnership Subsidiary's owned or leased premises. To the knowledge of Seller and Target Entity, there is no friable asbestos in or on Target Entity's or any Partnership Subsidiary's owned or leased premises.

               (c) To the knowledge of Seller and Target Entity, no soil or water in or under any assets currently or formerly held for use or sale by Target Entity or any Partnership Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by Target Entity or any Partnership Subsidiary, where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on Target Entity.

               (d) There have been no environmental audits and other similar reports which have been prepared by, for or, to the knowledge of Seller and Target Entity, concerning Target Entity or any Partnership Subsidiary within the five (5) years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by Target Entity, any Partnership Subsidiary or any of its predecessors, true and complete copies of which have been provided to APP.

               (e) For the purposes of this Section 3.20(e), the following terms have the following meanings:

         1702
               "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

               "Environmental Liabilities" shall mean all liabilities of the Company or any Company Subsidiary, whether contingent or fixed, which
        (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

               "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        Section 3.21 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Target Entity with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Target Entity.

        Section 3.22 Insurance Policies. The Disclosure Schedules list and briefly describe Target Entity's policies of insurance to which Target Entity or any Partnership Subsidiary is a party or under which Target Entity or any Partnership Subsidiary, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of Target Entity or any Partnership Subsidiary (the "Insurance Policies"). All of the Insurance Policies are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto which are due and payable are currently paid. All Insurance Policies currently maintained by Target Entity or any Partnership Subsidiary ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of Target Entity and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as Target Entity and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which Target Entity or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Neither Target Entity nor any Partnership Subsidiary nor any officer or partner thereof has received any notice or other written communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and Target Entity, no such cancellation or increase of deductibles, retainages or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither Target Entity nor any Partnership Subsidiary

         1703
has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. The Disclosure Schedules also set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Target Entity or any Partnership Subsidiary during the immediately preceding three-year period.

        Section 3.23 Accounts Receivable. The Disclosure Schedules set forth a list and aging of all accounts receivable of Target Entity as of [ ], which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, to the knowledge of Seller and Target Entity collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown on the accounting records of Target Entity (which reserves are adequate and calculated consistent with past practice).

        Section 3.24 Accounts Payable; Suppliers.

               (a) The Disclosure Schedules set forth a true and complete (i) list of the accounts payable of Target Entity as of [ ], and (ii) list of each individual indebtedness owned by Target Entity of $5,000 or more, setting forth the payee and the amount of indebtedness.

               (b) The Disclosure Schedules set forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Target Entity (including, without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by Target Entity in excess of $25,000 for the fiscal year ended [December 31, 1996], or which is reasonably expected to account for a dollar volume of purchases paid for by Target Entity in excess of $25,000 for the fiscal year to end [December 31, 1997].

        Section 3.25 Inventory. All items of inventory on hand on the date of this Agreement consist, and all such items on hand on the Closing Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of Target Entity's business and conform to generally accepted standards in the industry of which Target Entity is a part. Purchase commitments of Target Entity for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

        Section 3.26 Licenses, Authorization and Provider Programs.

               (a) Target Entity and each other licensed employee or contractor of Target Entity (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate his/her/its business and
(ii) is eligible to participate in and to receive reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") and any other programs funded in whole or in part by federal, state or local entities for which Target Entity is eligible ("Governmental Programs"). Each of Target Entity and Seller has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Target Entity is presently receiving payments directly or indirectly from any Payor for technical imaging services provided by any licensed technician or contractor of Target Entity (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to verification of Medicare and Medicaid provider numbers and participating physician contracts under 1842(h) of the Social Security Act) and provider

         1704
agreements is set forth in the Disclosure Schedules, true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in the Disclosure Schedules except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Target Entity, and there is no action pending or to the knowledge of Seller and Target Entity recommended by any state or federal agencies having jurisdiction over the items listed in the Disclosure Schedules, either to revoke, withdraw or suspend any material license or to terminate the participation of Target Entity in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in the Disclosure Schedules to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller and Target Entity, there has been no decision not to renew any existing agreement with any provider or Payor relating to Target Entity's business as presently being conducted by it. Target Entity (i) has not had its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked (including orders that have been entered by any such entities but stayed), (ii) has not been reprimanded in writing, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board (including orders that have been entered by any such entities but stayed), (iii) is not the subject of an initial or final determination by any federal or state authority that could result in any demand or reimbursement under the Medicare, Medicaid or Government Programs or any exclusion or which monetary penalty under federal or state law or (iv) has had a final judgment or settlement entered against it in connection with a malpractice or similar action.

               (b) Target Entity is not required, or for the 72-month period prior to the Closing Date was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

        Section 3.27 Inspections and Investigations. Neither the right of Target Entity, nor the right of any licensed professional or other individual affiliated with Target Entity to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Closing Date, had their professional license or staff privileges limited, suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 3.27 have been provided to APP.

        Section 3.28 Proprietary Rights and Information.

               (a) Set forth in the Disclosure Schedules is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Target Entity or any Partnership Subsidiary, (ii) all patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by Target Entity or any Partnership Subsidiary, (iii) all licenses, royalties, and assignments thereof to which Target Entity or any Partnership Subsidiary are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by Target Entity or any

         1705
Partnership Subsidiary and (v) other similar agreements relating to the foregoing to which Target Entity or any Partnership Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

               (b) The Disclosure Schedules contain a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Target Entity is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to APP. There are no outstanding and, to the knowledge of Seller and Target Entity, any threatened disputes or disagreements with respect to any such agreement.

               (c) Target Entity owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any person will be required for the use thereof by APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. To the knowledge of Seller and Target Entity, no claim has been asserted by any person to the ownership of or for infringement by Target Entity of any Proprietary Right of any other Person, and neither Target Entity nor Seller is aware of any valid basis for any such claim. To the best knowledge of Seller and Target Entity, no proceedings have been threatened which challenge the Proprietary Rights of Target Entity. Target Entity has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

        Section 3.29 Taxes.

               (a) Filing of Tax Returns. Target Entity has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Target Entity for the periods covered thereby.

               (b) All Withholding Requirements Satisfied. All monies required to be withheld by Target Entity and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

               (c) Safe Harbor Lease. None of the properties or assets of Target Entity constitutes property that Target Entity, APP, or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

               (d) Tax Exempt Entity. None of the assets or properties of Target Entity are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (e) Boycotts. Target Entity has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

        Section 3.30 Related Party Arrangements. The Disclosure Schedules set forth a description of any interest held, directly or indirectly, by any officer, partner or other Affiliate of Target Entity in any property, real or personal or mixed, tangible or intangible, used in or pertaining to Target Entity's

         1706
business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to Target Entity's business. There is no commitment to, and no income that has been derived from, an Affiliate, and following the Closing Target Entity shall not have any obligation of any kind or designation to any such Affiliate.

        Section 3.31 Banking Relations. Set forth in the Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements that Target Entity has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

        Section 3.32 Fraud and Abuse and Self Referral. Neither Target Entity nor any Partnership Subsidiary has engaged and, to the knowledge of Seller and Target Entity, neither Target Entity's officers and partners nor other Persons and entities providing professional services for or on behalf of Target Entity have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct or 18 U.S.C. Sections 24, 287, 371, 664, 669, 1001, 1027, 1035, 1341, 1343, 1347, 1518, 1954,
1956(c)(7)(F) and 3486.

        Section 3.33 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Target Entity, any Partnership Subsidiary or officer, partner or key employee of Target Entity or Partnership Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any acquisition of property by Target Entity or any Partnership Subsidiary or the conduct of business by Target Entity or any Partnership Subsidiary.

        Section 3.34 Agreements in Full Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller and Target Entity, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Target Entity or any other party thereto.

        Section 3.35 Statements True and Correct. No representation or warranty made herein by Target Entity or Seller, nor any statement, certificate, information, exhibit or instrument to be furnished by Target Entity or Seller to APP or any of its representatives pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 3.36 Schedules. The Disclosure Schedules required by Article III hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 3.37 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller or Target Entity who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         1707
                                   ARTICLE IV

                      Representations and Warranties of APP

        As inducement to each Seller and Target Entity to enter into this Agreement, APP represents and warrants to each Seller and Target Entity both as of the date hereof and as of the Closing Date as set forth below, subject to those exceptions set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference, specifically identifying the relevant subparagraphs hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder.

        Section 4.1 Organization and Good Standing; Qualification. APP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APP. Copies of the certificate of incorporation and all amendments thereto of APP and the bylaws of APP, as amended, and copies of the corporate minutes of APP regarding the transactions contemplated hereby, all of which have been or will be made available to Sellers and Target Entity for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APP (and all committees thereof) regarding the transactions contemplated hereby. The stock record books of APP, which have been or will be made available to Sellers and Target Entity for review, contain true, complete and accurate records of the stock ownership of APP and the transfer of the shares of its capital stock.

        Section 4.2 Authorization and Validity. APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by APP of this Agreement, the agreements provided for herein and the Other Agreements, and the consummation by APP of the transactions contemplated hereby and thereby are within APP's corporate powers and have been duly authorized by all necessary action on the part of APP's Board of Directors. This Agreement and the Other Agreements have been duly executed by APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which APP is a party constitute, or upon execution will constitute, valid and binding agreements of APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

        Section 4.3 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained solely by Target Entity, the execution, delivery and performance by APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APP requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        Section 4.4 Capitalization. The authorized capital stock of APP consists of 20,000,000 shares of APP Common Stock, of which 2,000,000 shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding. Each outstanding share of APP Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act, and (ii) all applicable state securities laws. No shares of capital stock are owned by APP in treasury. No shares of capital stock of APP have been

         1708
issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any stockholders of APP. APP has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of APP on any matter. There exist no options, warrants, subscriptions, calls, commitments or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of APP and no option, warrant, subscription, call, or commitment or commission right of any kind exists which obligates APP to issue any of its authorized but unissued capital stock. APP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

        Section 4.5 Subsidiaries and Investments. APP does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (the "APP Subsidiaries").

        Section 4.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party except for such consents, for which the failure to obtain would not result in a Material Adverse Effect on APP; (ii) will not conflict with any provision of APP's Certificate of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APP is a party or by which APP or its properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which APP is a party or by which APP or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APP; and (v) will not create any Encumbrance or restriction upon APP Common Stock or any of the assets or properties of APP. The financial statements of APP contained in the Registration Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of APP and APP Subsidiaries as of the dates indicated and present fairly the results of APP's and APP Subsidiaries' operations for the periods then ended, and (c) are in accordance with the books and records of APP and APP Subsidiaries, which have been properly maintained and are complete and correct in all material respects.

        Section 4.7 Absence of Changes. Except as permitted or contemplated by this Agreement, since March 31, 1997, there has not been (i) any change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations of APP that has had or is reasonably likely to have a Material Adverse Effect on APP; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the APP Common Stock.

        Section 4.8 No Undisclosed Liabilities. Except as set forth in the Form S-4 or reflected or reserved for in the financial statements included therein, APP does not have any material liability or obligation accrued, contingent or otherwise, that is reasonably likely to have a Material Adverse Effect on APP.

         1709
        Section 4.9 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of APP, threatened against, or affecting APP. There are no unsatisfied judgments against APP or any consent decrees to which APP is subject. Each of the matters, if any, set forth in the Disclosure Schedules are fully covered by policies of insurance of APP as in effect on that date.

        Section 4.10 No Violation of Law. APP has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on APP.

        Section 4.11 Employee Matters. Except as set forth in the Form S-4, APP does not have any material arrangements, agreements or plans with any person with respect to the employment by APP of such person or whereby such person is to serve as an officer or director of APP.

        Section 4.12 Taxes.

               (a) Filing of Tax Returns. APP has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of APP for the periods covered thereby.

               (b) Payment of Taxes. Except for such items as APP may be disputing in good faith by proceedings in compliance with applicable law, which are described in the Disclosure Schedules, (i) APP has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due and (ii) APP is not delinquent in the payment of any tax, assessment or governmental charge.

               (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. APP has not received any notice that any tax deficiency or delinquency has been asserted against APP. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of APP that could be asserted by any taxing authority. There is no taxing authority audit of APP pending, or to the knowledge of APP, threatened, and the results of any completed audits are properly reflected in the financial statements of APP. APP has not violated any federal, state, local or foreign tax law.

               (d) No Extension of Limitation Period. APP has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

               (e) All Withholding Requirements Satisfied. All monies required to be withheld by APP and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

         1710
               (f) Foreign Person. Neither APP nor any holders of APP Common Stock is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

               (g) Tax Exempt Entity. None of the assets of APP are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

               (h) Collapsible Corporation. APP has not at any time consented, and the holders of APP Common Stock will not permit APP to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

               (i) Boycotts. APP has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

               (j) Parachute Payments. No payment required or contemplated to be made by APP will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (k) S Corporation. APP has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

               (l) Personal Holding Companies. APP is not or has not been a personal holding company within the meaning of Section 542 of the Code.

        Section 4.13 Related Party Arrangements. The Disclosure Schedules or Form S-4 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of APP in any property, real or personal or mixed, tangible or intangible, used in or pertaining to APP's business and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to APP's business.

        Section 4.14 Statements True and Correct. No representation or warranty made herein by APP, nor any statement, certificate, information, exhibit or instrument to be furnished by APP to a Seller or Target Entity pursuant to this Agreement, contains or will contain as of the Closing Date any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        Section 4.15 Schedules. All Disclosure Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

        Section 4.16 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                    ARTICLE V

                      Covenants of Seller and Target Entity

        Each of Seller and Target Entity makes the covenants and agreements as set forth in this Article V, which shall apply with respect to the period from the date hereof to the Closing Date and, to the extent contemplated herein, thereafter and agree that:

         1711
        Section 5.1 Required Conduct of Seller and Target Entity. From the date hereof until the Closing Date, Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, in all material respects, conduct the business of Target Entity in the ordinary and usual course consistent with past practices and shall use reasonable efforts to:

               (a) preserve intact Target Entity's business and its relationships with referral sources, customers, suppliers, patients, employees and others having business relations with it;

               (b) maintain and keep Target Entity's properties and assets in good repair and condition consistent with past practice as is material to the conduct of the business of Target Entity;

               (c) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

        Section 5.2 Prohibited Conduct of Seller and Target Entity. Without the written consent of APP, Target Entity shall not, and Seller shall use his/her/its best efforts to cause Target Entity not to:

               (a) amend Target Entity's Certificate of [Limited] Partnership or Partnership Agreement or other charter documents;

               (b) issue, sell or authorize for issuance or sale, any partnership interests of Target Entity (except for the General Partner Acquisition) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such interests;

               (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

               (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its partnership interest (except as expressly contemplated herein);

               (e) voluntarily sell, transfer, surrender, abandon or dispose of any of Target Entity's assets or property rights (tangible or intangible) other than the sale of inventory, if any, in the ordinary course of business consistent with past practices;

               (f) grant or make any mortgage or pledge or subject Target Entity or any of Target Entity's properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due and except for liens which arise by operation of law;

               (g) voluntarily incur or assume any liability or indebtedness (contingent or otherwise), except in the ordinary course of business or which is reasonably necessary for the conduct of Target Entity's business;

               (h) make or commit to make any capital expenditures which are not reasonably necessary for the conduct of Target Entity's business;

               (i) grant any increase in the compensation payable or to become payable to partners, officers, consultants or employees other than merit increases to employees of Target Entity who are not partners or officers of Target Entity, except in the ordinary course of business and consistent with past practices;

         1712
               (j) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

               (k) enter into any material commitment or transaction other than in the ordinary course of business;

               (l) take any action which could reasonably be expected to have a Material Adverse Effect on Target Entity;

               (m) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate of Target Entity, other than in the ordinary course and consistent with past practices;

               (n) agree, whether in writing or otherwise, to do any of the foregoing; and

               (o) take any action to in any way amend, revise or otherwise affect Target Entity's prior approval and effectiveness of this Agreement or any of the agreements attached as exhibits hereto, other than as required to discharge their fiduciary duties.

        Section 5.3 Title to Assets; Indebtedness. As of the Closing Date, Target Entity shall (i) except for sales of assets held as inventory, if any, in the ordinary course of business prior to the Closing Date and except as otherwise specifically described in the Schedules to this Agreement, have good and valid title to all of its assets free and clear of all Encumbrances of any nature whatsoever, except for current year ad valorem taxes and liens which arise by operation of law, and (ii) have no direct or indirect indebtedness except for indebtedness disclosed in the Disclosure Schedules hereto or for normal and recurring accrued obligations of Target Entity arising in connection with its business operations in the ordinary course of business and which arise from the purchase of merchandise, supplies, inventory and services used in connection with the provision of services.

        Section 5.4 Access. At all times prior to the Closing Date, APP's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to the properties, books and records of Target Entity, including, without limitation, deeds, title documents, leases, patient lists, insurance policies, minute books, Partnership Unit registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of APP, are required for APP to make such investigation as it may desire of the properties and business of Target Entity. APP shall also be allowed full access upon reasonable prior notice and during regular business hours (and at such other times as the parties may reasonably agree) to consult with the officers, employees (after announcement by Target Entity or Seller of the Exchange to the employees of Target Entity which shall occur no later than three (3) days subsequent to execution hereof by Target Entity), accountants, counsel and agents of Target Entity in connection with such investigation of the properties and business of Target Entity. No investigation by APP shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of Target Entity under this Agreement. Any access or investigation referred to in this Section 5.4 shall be conducted in such a manner as to minimize the disruption to Target Entity's ongoing business operations.

        Section 5.5 Acquisition Proposals. Except for the General Partner Acquisition, Seller shall not, and shall use his/her/its best efforts to cause Target Entity not to, and Target Entity shall not, and shall cause each of its partners, officers, employees or agents not to, directly or indirectly:

         1713
               (a) solicit, initiate, encourage or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or a substantial portion of the business, properties or partnership interests of Target Entity, whether by merger, consolidation, share exchange, business combination, purchase of assets or otherwise; or

               (b) except as required by law or pursuant to subpoena or court order, disclose to any Person, other than APP or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of Target Entity, or, without APP's prior written approval, afford to any Person other than APP and its agents access to the properties, books or records of Target Entity. If Target Entity receives any offer or proposal after the date hereof, written or otherwise, of the type referred to above, Target Entity shall promptly inform APP of such offer or proposal, decline such offer and furnish APP with a copy thereof if such offer or proposal is in writing.

        Section 5.6 Compliance With Obligations. Prior to the Closing Date, Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations; (ii) all material agreements and obligations, including its Partnership Agreement, by which it or its properties or its assets (real, personal or mixed, tangible or intangible) may be bound; and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Target Entity, and its respective properties or assets.

        Section 5.7 Notice of Certain Events. Each of Seller and Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, promptly notify APP of:

               (a) any notice or other communication from any Person or entity alleging that the consent of such Person or entity is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any employment of any new non-hourly employee by Target Entity who is expected to receive annualized compensation of at least $50,000 in 1997;

               (c) any termination of employment by, or threat to terminate employment received from, any salaried or non-hourly, skilled employee of Target Entity;

               (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (e) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Target Entity which, if pending on the date of this Agreement, would have been required to have been disclosed to APP hereunder or which relate to the consummation of the transactions contemplated by this Agreement;

               (f) any material adverse change in the operation of Target Entity, including but not limited to any licensure or certification deficiencies, or violations; limitations on a license or a provider agreement; freeze or reduction in Medicare or Medicaid rates, notice of overpayment; being the subject of any investigation relating to patient abuse, fraud, kickbacks, false claims or other alleged illegal payment practices under the Fraud and Abuse Statutes; and

         1714
               (g) any notice or other communication indicating a material deterioration in the relationship with any Payor or supplier or key employee of Target Entity and, if requested by APP, will exert its reasonable best efforts to restore the relationship.

        Section 5.8 Partners' Consent. Seller hereby consents to this Agreement and the transactions contemplated hereby, including, without limitation, the Exchange, on the terms and conditions set forth herein and in the agreements and documents contemplated hereby, and hereby waives all other rights of first offer, rights of first refusal and similar rights that Seller may have with respect to a transfer of Partnership Units by him/her/it or any other Seller.

        Section 5.9 Obligations of Seller and Target Entity. Subject to Section
5.8 hereof, each of Seller and Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, perform its obligations under this Agreement and all related agreements, and each of Seller and Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, consummate the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and such agreements.

        Section 5.10 Intentionally omitted.

        Section 5.11 Accounting and Tax Matters. Target Entity will not, and Seller shall use his/her/its best efforts to cause Target Entity not to, change in any material respect the accounting methods or practices followed by Target Entity (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. Target Entity will not, and Seller shall use his/her/its best efforts to cause Target Entity not to, make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. Target Entity will, and Seller shall use his/her/its best efforts to cause Target Entity to, duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Target Entity required to be filed by it, and Target Entity shall, and Seller shall use his/her/its best efforts to cause Target Entity to, pay all taxes required to be paid by Target Entity, on or before the Closing Date.

        Section 5.12 Lock-Up Provisions. Seller irrevocably agrees that he/she/it will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the APP Common Stock without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Shares of APP Common Stock received by a Seller pursuant to the Exchange following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Shares of APP Common Stock received by Seller pursuant to the Exchange following expiration of a twenty-four-month period following the Effective Date. Seller understands and acknowledges that the restrictions contained in this Section 5.12 (the "Lock-Up Provisions") are irrevocable and shall be binding upon Seller's heirs, legal representatives, successors and assigns.

         1715
                                   ARTICLE VI

                                Covenants of APP

        APP agrees that between the date hereof and the Closing:

        Section 6.1 Consummation of Agreement. APP will take all action reasonably necessary to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and take all corporate and other action necessary to approve the Exchange; provided, however, that this covenant shall not require APP to make any expenditures that are not expressly set forth in this Agreement or otherwise contemplated herein.

        Section 6.2 Access. APP shall, at reasonable times during normal business hours and on reasonable notice, permit Target Entity and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of APP, including its executive officers, and permit Target Entity and its authorized representatives to inspect and, at Target Entity's sole expense, make copies of all documents, records and information with respect to the affairs of APP as Target Entity and its representatives may reasonably request, all for the sole purpose of permitting Target Entity to become familiar with the business and assets and liabilities of APP. No investigation by Target Entity or Seller shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of APP under this Agreement.

        Section 6.3 Notification of Certain Matters. APP shall promptly inform Target Entity in writing of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by APP subsequent to the date of this Agreement and prior to the Closing Date under any contract, agreement or investment material to APP's condition (financial or otherwise), operations, assets, liabilities or business and to which it is subject; (b) any material adverse change in APP's condition (financial or otherwise), operations, assets, liabilities or business or (c) defaults or disputes regarding Other Agreements.

                                   ARTICLE VII

                   Covenants of APP, Seller and Target Entity

        APP, Seller and Target Entity agree as follows:

        Section 7.1 Filings; Other Action.

        (a) Target Entity shall cooperate with APP to promptly prepare and file with the SEC the Registration Statements on Form S-1 and Form S-4 (or other appropriate Forms) to be filed by APP in connection with its Initial Public Offering and offering of the shares of APP Common Stock to the Target Interest Holders pursuant to the transactions contemplated by this Agreement and the Other Agreements (including the prospectus constituting parts thereof, the "Registration Statements"). APP shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller and Target Entity shall cooperate with APP in the preparation of the Registration Statements and shall furnish all information concerning Target Entity as may be reasonably requested in connection with any such action in a timely manner.

        (b) Seller, Target Entity and APP and each separately represent and warrant that (i) in the case of Seller and Target Entity, none of the written information or documents supplied or to be supplied

         1716
by Seller and Target Entity specifically for inclusion in the Registration Statements, by exhibit or otherwise and (ii) in the case of APP, will, at the time the Registration Statements and each amendment and supplement thereto, if any, becomes effective under the Securities Act, none of them contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller and Target Entity shall be entitled to review the Registration Statements and each of the amendments thereto, if any, prior to the time each becomes effective under the Securities Act. Seller and Target Entity shall have no responsibility for information contained in the Registration Statements except for information provided by Seller or Target Entity specifically for inclusion therein. Seller's and Target Entity's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP contained in this Agreement.

        (c) Seller and Target Entity shall, upon request, furnish APP with all information concerning Target Entity, its subsidiaries, partners and officers, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each of the amendments or supplements thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by this Agreement.

        Section 7.2 Amendments of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on Target Entity may be made unless APP consents to such amendment or supplement, and no amendment or supplement to a Schedule that constitutes or reflects a Material Adverse Effect on APP may be made unless Sellers and Target Entity consent to such amendment or supplement. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 7.2. In the event that Sellers or Target Entity seek to amend or supplement a Disclosure Schedule pursuant to this Section 7.2 and APP does not consent to such amendment or supplement, or APP seeks to amend or supplement a Disclosure Schedule pursuant to this Section 7.2, and Seller and Target Entity do not consent, this Agreement shall be deemed terminated by mutual consent as set forth in Section 13.1(a) hereof.

        Section 7.3 Actions Contrary to Stated Intent. No party hereto will knowingly, either before or after the Closing Date, take any action that would prevent the Exchange from qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

        Section 7.4 Public Announcements. The parties hereto will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation, although the foregoing shall not apply to any disclosure by APP in any filing with the DOJ, FTC or SEC.

        Section 7.5 Expenses. Each party to this Agreement shall be solely responsible for their own fees and expenses with respect to the transactions contemplated herein including, without limitation, the fees charged by attorneys, accountants and financial advisors retained by such parties. The fees and

         1717
expenses incurred by Seller and Target Entity shall be paid by Seller in full immediately prior to the Closing.

        Section 7.6 Registration Statements. APP shall prepare and file the Registration Statements with the SEC, and shall use its reasonable good faith efforts to cause the Registration Statements to become effective under the Securities Act and take any action required to be taken under the applicable state "Blue Sky" or other securities laws in connection with the issuance of the shares of APP Common Stock upon consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                           Conditions Precedent of APP

        Except as may be waived in writing by APP, the obligations of APP hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

        Section 8.1 Representations and Warranties. The representations and warranties of the Sellers and Target Entity contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

        Section 8.2 Covenants. Each Seller and Target Entity shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by each Seller and Target Entity, respectively, prior to the Closing Date.

        Section 8.3 Legal Opinion. Counsel to Sellers and Target Entity shall have delivered to APP their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit C.

        Section 8.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 8.5 No Material Adverse Effect. No Material Adverse Effect on Target Entity shall have occurred since March 31, 1997, whether or not such change shall have been caused by the deliberate act or omission of any Seller or Target Entity.

        Section 8.6 Government Approvals and Required Consents. Seller, Target Entity and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents required under any law, statements, rule, regulation or ordinance to consummate the transactions contemplated by this Agreement.

        Section 8.7 Securities Approvals. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

         1718
        Section 8.8 Closing Deliveries. APP shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to APP, referred to in Section 10.1.

        Section 8.9 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 8.10 Closing of Related Acquisitions. Each of the Related Acquisitions shall have closed.

        Section 8.11 Closing of General Partner Acquisition. The General Partner Acquisition shall have closed.

        Section 8.12 Execution by Each Seller and Target Entity. Each Seller and Target Entity shall have executed this Agreement and into respective Partnership Units shall have been transferred to APP.

                                   ARTICLE IX

                Conditions Precedent of Seller and Target Entity

        Except as may be waived in writing by Seller and Target Entity, the obligations of Seller and Target Entity hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

        Section 9.1 Representations and Warranties. The representations and warranties of APP contained herein shall be true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

        Section 9.2 Covenants. APP shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

        Section 9.3 Legal Opinions. Counsel to APP shall have delivered to Seller and Target Entity their opinion, dated as of the Closing Date, in form and substance substantially in the form set forth in Exhibit D.

        Section 9.4 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        Section 9.5 Government Approvals and Required Consents. Sellers, Target Entity and APP shall have obtained all licenses, permits and all necessary government and other third-party approvals and consents (including consents of Sellers required under applicable state law or the Partnership Agreement) required under any law, contracts or any statute, rule, regulation or ordinances to consummate the transactions contemplated by this Agreement.

        Section 9.6 "Blue Sky" Approvals; Nasdaq Listing. The Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the Closing Date, APP shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. At or

         1719
prior to the Closing Date, the APP Common Stock shall have been approved for listing on the Nasdaq National Market, subject only to official notification of issuance.

        Section 9.7 Closing of Initial Public Offering. The Initial Public Offering shall have closed.

        Section 9.8 Closing Deliveries. Seller and Target Entity shall have received all Schedules, documents, assignments and agreements, duly executed and delivered in form reasonably satisfactory to Sellers and Target Entity referred to in Section 10.2.

        Section 9.9 No Material Adverse Effect. No Material Adverse Effect on APP shall have occurred since [__________], 1997, whether or not such change shall have been caused by the deliberate act or omission of APP.

                                    ARTICLE X

                               Closing Deliveries

        Section 10.1 Deliveries of Seller and Target Entity. At or prior to the Closing Date, Seller and Target Entity shall deliver to APP the following, all of which shall be in a form reasonably satisfactory to APP:

               (a) a bill of sale representing the Partnership Units held by each Seller which certificates together shall represent all of the issued and outstanding Partnership Units of Target Entity;

               (b) a copy of resolutions of the partners of Target Entity or of Seller, if applicable, authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the transactions contemplated hereby, each certified by an officer as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of each of Seller and an officer of Target Entity dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller and Target Entity, respectively, contained herein on and as of the Closing Date;

               (d) a certificate of each of Seller and an officer of Target Entity dated the Closing Date, (i) as to the performance of and compliance in all material respects by Target Entity and Seller, respectively, with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required by Seller and Target Entity, respectively, to be satisfied shall have been satisfied;

               (e) a certificate of an officer of Target Entity certifying as to the incumbency and as to the signatures of each of the officers of Target Entity who have executed documents delivered at the Closing on behalf of Target Entity;

               (f) certificates, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas for Target Entity establishing that Target Entity is in existence and otherwise is in good standing to transact business in the state of Texas;

               (g) certificates, dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which Target Entity is qualified to do business, to the effect that

         1720
Target Entity is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

               (h) all authorizations, consents, approvals, permits and licenses referenced in Section 3.27;

               (i) the resignations of officers of Target Entity as requested by APP;

               (j) a nonforeign affidavit, as such affidavit is referred to in
Section 1445(b)(2) of the Code, of Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen or a resident alien (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

               (k) an executed Seller Release by Seller in substantially the form attached hereto as Exhibit E (the "Seller Release"); and

               (l) such other instrument or instruments of transfer prepared by APP as shall be necessary or appropriate, as APP or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

        Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to each Seller and Target Entity the following, all of which shall be in a form reasonably satisfactory to Seller and Target Entity:

               (a) the Exchange Consideration;

               (b) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

               (c) a certificate of the President of APP dated the Closing Date as to the truth and correctness of the representations and warranties of APP contained herein on and as of the Closing Date;

               (d) a certificate of the President of APP dated the Closing Date,
(i) as to the performance and compliance by APP with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent required to be satisfied by APP have been satisfied;

               (e) a certificate of the Secretary of APP certifying as to the incumbency and to the signatures of the officers of APP who have executed documents delivered at the Closing on behalf of APP;

               (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Texas establishing that APP is in existence in the state of Texas;

               (g) intentionally omitted;

               (h) such other instrument or instruments of transfer prepared by Seller or Target Entity as shall be necessary or appropriate, as Seller or Target Entity or his/her/its respective counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         1721
                                   ARTICLE XI

                              Post Closing Matters

        Section 11.1 Further Instruments of Transfer. Following the Closing, at the request of APP and at APP's sole cost and expense, Seller and Target Entity shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

        Section 11.2 Exchange Tax Covenant.

               (a) The parties intend that the Exchange will qualify as a tax-free transaction within the meaning of Section 351 of the Code in which the Company will not recognize gain or loss, and pursuant to which any gain recognized by Seller as a result of the Exchange will not exceed the amount of any cash received by a Seller in the Exchange (a "Reorganization").

               (b) Both prior to and after the Closing Date, all books and records shall be maintained, and all Tax Returns and schedules thereto shall be filed in a manner consistent with the Exchange being treated as a Reorganization. These obligations are excused as to a party required to maintain the books or file a Tax Return if such party has provided to the other parties a written opinion of competent tax counsel to the effect that there is not substantial authority, within the meaning of Section 6662(d)(2)(B)(i) of the Code, to report the Exchange as a Reorganization and such opinion either is furnished prior to the Closing Date or is based on facts or events not known at the Closing Date. Each party shall provide to each other party such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting the Exchange as a Reorganization.

               (c) APP shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to APP for so long as those requirements must be met to enable sales by the Sellers who are affiliates of Target Entity to meet the requirements of Rule 145(d) under the Securities Act.

                                   ARTICLE XII

                                    Remedies

        Section 12.1 Indemnification by Sellers. Subject to the terms, limitations and conditions of this Agreement, Sellers (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, agree to indemnify, defend and hold APP and its directors, officers, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

               (a) a breach of any representation, warranty or covenant of any Seller or Target Entity contained in this Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant contained in this Agreement or in any Schedule or certificate delivered hereunder);

               (b) any violation (or alleged violation) by any Seller or Target Entity and/or any of its past or present directors, officers, partners, employees, agents, attorneys, consultants and Affiliates

         1722
of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date; and

               (c) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to Target Entity (including any Partnership Subsidiary) or (ii) failure to state information necessary to make the statements required to be stated therein not misleading arising (in the case of either (i) or (ii)) solely from information provided in writing to APP or its counsel by Target Entity or any Seller or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by Target Entity or any of its agents in connection with this Agreement).

        Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any Seller or Target Entity of any liability or limit any liability that he, she or it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

        Section 12.2 Indemnification by APP. Subject to the terms, limitations and conditions of this Agreement, APP (an "Indemnifying Party") hereby agrees to indemnify, defend and hold the Sellers, and, as applicable, their respective directors, partners, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") harmless from and against all Damages asserted against or incurred by such individuals and/or entities arising out of or resulting from:

               (a) a breach by APP of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APP contained in this Agreement or in any schedule or certificate delivered hereunder; and

               (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statements of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (ii) failure to state information necessary to make the statements required to be stated therein not misleading (except for any liability based upon any actual or alleged untrue statement of material fact or an omission to state a material fact relating to Target Entity or any Seller which was derived from any information provided in writing by the Company or a Company Subsidiary or any of their agents contained in the representations and warranties set forth in this Agreement or any certificate, exhibit, schedule or instrument required to be delivered under this Agreement.)

        Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve APP of any liability or limit any liability that it may have in the case of fraud in connection with the transactions contemplated by this Agreement.

        Section 12.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

         1723
               (a) The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Section 12.3(b). Except as set forth in Section 12.3(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Section 12.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

         1724
               (c) If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Section 12.3(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.3(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in
Section 12.7.

               (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Section 12.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. During the two-year period following the Closing Date, each Seller shall be entitled to satisfy payments owed to APP by transfer of APP Common Stock from such Seller to APP. For all purposes of this Agreement, the value of each share of APP Common Stock transferred to APP pursuant to this Agreement shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq

         1725
National Market preceding the date of the Claim Notice. The number of shares of APP Common Stock permitted to be transferred under this Section 12.3(e) shall be diminished proportionately in accordance with the percentage of APP Common Stock released under the Lock-Up Provisions set forth herein. The rights of any Seller to transfer shares of APP Common Stock in satisfaction of payments owed to APP pursuant to this Agreement shall terminate upon the earlier of (x) the termination of the Lock-Up Provisions set forth herein or (y) at the end of the two-year period following the Closing Date.

               (f) The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

               (g) Notwithstanding anything contained in this Agreement to the contrary, Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first $__________ of Damages (without counting Immaterial Claims as defined below), and (ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of Target Entity if the Damages from such claim are equal to or less than $__________ ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein, the obligations of each Seller hereunder shall not exceed the value of the Exchange Consideration paid to such Seller pursuant to the Related Acquisition, if any, on the Closing Date.

        Section 12.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive rights available to one party against the other, either at law or in equity, except in the case of fraud.

        Section 12.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

        Section 12.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

        Section 12.7 Dispute Resolution.

               (a) Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Section 12.7; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved and prior to commencing an arbitration procedure pursuant to this
Section 12.7, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration including,

         1726
but not limited to, Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Section 12.7 to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Section 12.7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

               (b) Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Section 12.7 one
(1) arbitrator mutually acceptable to APP and the Sellers to hear and decide all such claims under this Section 12.7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the [ ] District of [ ] senior in term of service to appoint the arbitrator and, subject to this Section 12.7, such arbitrator shall hear all arbitration matters arising under this Section 12.7.

               (c) Applicable Rules.

                    (1) Each arbitration hearing shall be held at a place in [ ] acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                    (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this
Section 12.7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                    (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Section 12.7 for selecting the arbitrator shall be followed from time to time as necessary.

         1727
                    (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 12.7(b).

                    (5) All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

                                  ARTICLE XIII

                                   Termination

        Section 13.1 Termination. This Agreement may be terminated and the Exchange may be abandoned:

               (a) at any time prior to the Closing Date by mutual agreement of all parties;

               (b) at any time prior to the Closing Date by APP if any material representation or warranty of any Seller or Target Entity contained in this Agreement or in any certificate or other document executed and delivered by any Seller or Target Entity pursuant to this Agreement is or becomes untrue or breached in any material respect or if any Seller or Target Entity fails to comply in any material respect with any material covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (c) at any time prior to the Closing Date by Seller as to Seller if any representation or warranty of APP contained in this Agreement or in any certificate or other document executed and delivered by APP pursuant to this Agreement is or becomes untrue in any material respect of if APP fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within thirty (30) days after receipt of written notice thereof;

               (d) at any time prior to the Closing Date by APP if, as a result of the conduct of due diligence and regulatory compliance procedures, APP deems termination to be advisable; or

               (e) by APP or Seller as to Seller if the Exchange shall not have been consummated by September 30, 1997.

        Section 13.2 Effect of Termination. Except as set forth in Section 14.3, in the event this Agreement is terminated pursuant to this Article XIV, this Agreement shall forthwith become void.

                                   ARTICLE XIV

                    Nondisclosure of Confidential Information

        Section 14.1 Non-Disclosure Covenant. Seller and Target Entity recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and a unique asset of such entity's business. APP

         1728
acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of Target Entity that is valuable, special and a unique asset of each such business. Seller, Target Entity and APP, severally, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP, Seller and Target Entity and (b) to counsel and other advisers to APP, Sellers and Target Entity provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.1, unless (i) such information becomes available to or known by the public generally through no fault of Target Entity, Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) Target Entity, Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to Target Entity, Seller or APP and provide Target Entity, Seller or APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Exchange or otherwise. In the event of a breach or threatened breach by Seller or Target Entity, on the one hand, and APP, on the other hand, of the provisions of this Section, APP, Seller and Target Entity shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting any of such parties from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        Section 14.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP, Seller and Target Entity agree that, in the event of a breach by either of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

        Section 14.3 Survival. The obligations of the parties under this Article XIV shall survive the termination of this Agreement.

                                   ARTICLE XV

                                  Miscellaneous

        Section 15.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

        Section 15.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

        Section 15.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         1729
        Section 15.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 15.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        Section 15.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Target Entity, Seller or APP pursuant to this Agreement shall be deemed to have been representations and warranties made by Target Entity, Seller and APP, respectively. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the second anniversary of the Closing Date except that (a) the representations and warranties set forth in Section
3.20 with respect to environmental matters shall survive for a period of ten
(10) years, (b) the representations and warranties set forth in Section 3.29 with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, (c) the representations and warranties contained in Section 3.26 and Section 3.32 with respect to healthcare matters shall survive for a period of six (6) years and
(d) solely for purposes of Section 12.1(c) and Section 12.2(b), and solely to the extent that any party to be indemnified pursuant to such provisions actually incurs liability under the Securities Act, the Exchange Act or any other federal or state securities law, the representations and warranties set forth therein shall survive until the expiration of any applicable limitations period.

        Section 15.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

        Section 15.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

        Section 15.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

        Section 15.10 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with the

         1730
conduct of its Initial Public Offering and conducting an examination of the operations and assets of the Target Companies; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

        Section 15.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               If to APP:           American Physician Partners, Inc.
                                    901 Main Street
                                    2301 NationsBank Plaza
                                    Dallas, Texas  75202
                                    Fax No.: (214) 761-3150
                                    Attn:  Gregory L. Solomon, President

               with a copy to:      Brobeck, Phleger & Harrison LLP
                                    4675 MacArthur Court, Suite 1000
                                    Newport Beach, California  92660
                                    Fax No.: (714) 752-7522
                                    Attn: Richard A. Fink, Esq.

If to Target Entity or Seller:      _______________________________
                                    _______________________________
                                    _______________________________
                                    _______________________________



              with a copy to:       _______________________________
                                    _______________________________
                                    _______________________________
                                    _______________________________


        Section 15.12 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 16.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy

         1731
available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 15.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        Section 15.14 Defined Terms. Terms used in Exhibit A, Exhibit B, Exhibit C, Exhibit D Exhibit E, and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

         1732
        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                   APP:

                                   AMERICAN PHYSICIAN PARTNERS, INC.


                                   By:  ___________________________________
                                       Gregory L. Solomon, President


                                   TARGET ENTITY:

                                   Target Entity

                                   By:  ___________________________________
                                   Its: ___________________________________


                                   SELLERS:

         1733
                                    EXHIBIT A

                   LIST OF SELLERS AND EXCHANGE CONSIDERATION



      Name of Seller                                  Partnership Unit %











                                                           -------%

         1734
                                    EXHIBIT B

                                TARGET COMPANIES

         1735

                                   APPENDIX E



_______________, 1997


American Physician Partners, Inc.
2301 NationsBank Plaza
901 Main Street
Dallas, TX 75202-3721

Attn:     Paul M. Jolas, Senior Vice President
          and General Counsel

               Re:    Investment in American Physician Partners, Inc.

Dear Mr. Jolas:

               In connection with the receipt of shares of APP Common Stock (the "Securities"), by the undersigned (the "Investor") pursuant to the Merger, the Investor hereby represents, warrants, covenants and agrees as set forth below. Except as otherwise expressly indicated herein, all capitalized terms shall have the meanings set forth in that certain Agreement and Plan of Reorganization and Merger dated as of __________, 1997, by and among American Physician Partners, Inc. and ______________________________ (the "Agreement"):

               1. Lock-Up Provisions. Investor irrevocably agrees that he/she will not, directly or indirectly, sell, offer, contract for sale, make any short sale, pledge or otherwise transfer or dispose of any of the Securities without the prior written consent of APP (which consent may be unreasonably withheld in APP's absolute and sole discretion) during the two-year period commencing on the Effective Date. Notwithstanding the preceding, the restrictions contained in the prior sentence shall no longer apply (i) as to twenty-five percent (25%) of the Securities received by Investor pursuant to the Merger following expiration of a one-year period following the Effective Date, (ii) as to an additional twenty-five percent (25%) of the Securities received by Investor pursuant to the Merger following expiration of an eighteen-month period following the Effective Date, and (iii) as to the remaining fifty percent (50%) of the Securities received by Investor pursuant to the Merger following expiration of a twenty-four-month period following the Effective Date. Investor understands and acknowledges that the restrictions contained in this Paragraph 1 (the "Lock-Up Provisions") are irrevocable and shall be binding upon the Investor's heirs, legal representatives, successors and assigns.

               2. Restrictive Legends. Investor understands that the Securities shall bear one or more of the following restrictive legends:

                        (a) Any legend required to put third-parties on notice of the existence of the Lock-Up Provisions.

                        (b) Any legend relating to affiliates of the Company as required pursuant to the Securities and Exchange Act of 1934.


         1736
               3. Investor's Authority. In connection with the delivery and surrender of the shares of Company Common Stock by Investor pursuant to the Merger (i) Investor has full authority to surrender the certificate(s) representing the shares of Company Common Stock free and clear of any and all Encumbrances and (ii) the shares of Company Common Stock surrendered by Investor in connection with the Merger constitute all of the shares of Company Common Stock owned by Investor (beneficially or otherwise) and Investor does not own (beneficially or otherwise) any Company Right.

               4. Filings; Other Action. Investor will cooperate with APP in order that APP may promptly prepare and file with the SEC the Registration Statements (including the prospectus constituting a part thereof). Investor shall furnish all information concerning the Company and Investor as may be reasonably requested in connection with any such action. None of the information or documents supplied by Investor specifically for inclusion in the Registration Statements, by exhibit or otherwise, will, at the time that any of the Registration Statements and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Investor shall be entitled to review the Registration Statements and each amendment thereto, if any, prior to the time each becomes effective under the Securities Act. Investor shall, upon request, furnish APP with all information concerning Investor and the directors, officers, partners and interestholders of the Company and NewCo, and such other matters as may be reasonably requested by APP in connection with the preparation of the Registration Statements and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by the Agreement. Investor's review of the Registration Statements shall not diminish or otherwise affect the representations, covenants and warranties of APP or APP Sub contained in the Agreement.

               5. Actions Contrary to Stated Intent. Investor has not and will not take any action that would prevent the Merger or exchange transaction, as the case may be, from qualifying as a tax-free transaction under Section 351 and/or Section 368 of the Code.

               6. Participation and Cooperation. Investor agrees to cooperate with APP and the Company and any committees established by the Company in connection with the formation and organization of Newco. In addition, Investor agrees to review, provide and determine the truth and accuracy of all necessary information regarding Investor and the Company which information shall be provided to APP in connection with the registration process for the Initial Public Offering and registration of APP Common Stock pursuant to the Form S-4.

               7. Involvement in Certain Legal Proceedings. Investor has not been the subject of or a party to any of the following events during the past five years and that are material to a voting or investment decision:

                    (a) A petition under the Federal bankruptcy laws or any State insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation

         1737
                    or business association of which he was an executive officer at or within two years before the time of such filing;

               (b) Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

               (c) Any order, judgement, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from, or otherwise limiting, the following activities;

                    (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

                    (ii) Engaging in any type of business practice; or

                   (iii) Engaging in any activity in connection with the
                         purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or federal commodities laws.

               (d) Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity.

               (e) Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

               (f) Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

         1738
               8. Prohibited Activities.

                    a. In order to protect the APP Group against the unauthorized use or the disclosure of any of Confidential Information of any member of the APP Group presently known or hereinafter obtained by Investor, Investor hereby agrees that, subject to adjustment pursuant to Paragraph 8(e) herein, for a period of two (2) years following the Closing Date, neither Investor nor any of his/her Affiliates, shall knowingly, directly or indirectly, for herself or himself or on behalf of any other Person (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

                         (i) except for or on behalf of NewCo, within the
geographical area designated on Exhibit A hereto, establish, operate or provide professional radiology, radiation oncology or diagnostic imaging services at any office, practice or other health care facility providing services similar to those provided by NewCo; or

                         (ii) without the prior written consent of APP: (1)
directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, any member of the APP Group; (2) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of any member of the APP Group; (3) directly or indirectly solicit, or induce any party to solicit, any contractors of any member of the APP Group, to enter into the same or a similar type of contract with any other party; or (4) disrupt, damage, impair or interfere with the business of any member of the APP Group.

               The provisions of this Paragraph 8 shall be waived by APP in the event of a purchase of assets by the Company pursuant to Article X of the Service Agreement.

                    b. Because of the difficulty of measuring economic losses to APP as a result of the breach of the covenants contained in this Paragraph 8, and because of the immediate and irreparable damage that would be caused to APP for which they would have no other adequate remedy, Investor agrees that, in the event of a breach by him/her of the foregoing covenant, the covenant may be enforced by APP by injunctions and restraining orders.

                    c. Investor acknowledges and agrees that the covenants contained in this Paragraph 8 impose a reasonable restraint on Investor in light of the activities and businesses of the APP Group on the date of execution of this Agreement and the future plans of the APP Group.

                    d. The covenants in this Paragraph 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and this Paragraph 8 shall thereby be reformed.

                    e. It is specifically agreed that the period of two (2) years stated above shall be computed by excluding from such computation any time during which Investor is in violation of any provision of this Paragraph 8.

         1739
               9. Nondisclosure of Confidential Information.

                    a. Investor recognizes the proprietary interest of APP in any Confidential and Proprietary Information (as hereinafter defined). Investor acknowledges and agrees that any and all Confidential and Proprietary Information of APP ("APP's Confidential and Proprietary Information") communicated to, learned of, developed or otherwise acquired by Investor during the term of the Employment Agreement shall be the property of APP. Investor further acknowledges and understands that its disclosure of APP's Confidential and Proprietary Information will result in irreparable injury and damage to APP. As used in this Paragraph 9, "Confidential and Proprietary Information" means all trade secrets and other confidential and/or proprietary information of APP, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than patient records) prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Confidential and Proprietary Information shall not include any information which: (i) was known to the parties hereto prior to its disclosure by APP; (ii) is or becomes publicly known through no wrongful act of Investor; (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that Investor provides prior notice to APP.

                    b. Investor acknowledges and agrees that APP is entitled to prevent the disclosure of Confidential and Proprietary Information. Investor agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under the Employment Agreement, and not to use, except in the pursuit of the business of the practice, APP's Confidential and Proprietary Information, without the prior written consent of APP; unless (i) such information becomes known or available to the public generally through no wrongful act of Investor or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of APP's Confidential and Proprietary Information pursuant to this clause (iii), Investor shall, if possible, give prior written notice thereof to APP and provide APP with the opportunity to contest such disclosure. Investor shall take all necessary and proper precautions against disclosure of any of APP's Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. In the event Investor has access to all or any part of APP's Confidential and Proprietary Information, Investor will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to APP and its counsel, committing themselves to maintain APP's Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, Investor shall cease all use of any of APP's Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

                    c. In the event of any termination of his/her Employment Agreement for any reason whatsoever, or at any time upon the request of APP, Investor will promptly deliver or cause to be delivered to APP all documents, data and other information in their possession that contains any of APP's Confidential and Proprietary Information regarding APP. Investor shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of APP's Confidential and Proprietary Information, unless otherwise authorized in writing by the party possessing such Confidential and Proprietary Information. In the event of termination of this

         1740
Agreement, Investor will deliver to APP all documents and data pertaining to APP's Confidential and Proprietary Information.

               10. Address. The address set forth at the end of this letter is his/her true and correct address.

                                     "INVESTOR"

                                     ---------------------------------
                                                (Signature)

                                     ---------------------------------
                                                (Print Name)

                                     Address: __________________________

                                              __________________________

         1741
                                    EXHIBIT A

                                 GEOGRAPHIC AREA

         1742

                                   APPENDIX F


                            INDEMNIFICATION AGREEMENT


               This INDEMNIFICATION AGREEMENT (the "Agreement") is entered into this ___ day of ___________, 1997, by and between AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), and the individuals identified on Exhibit A attached hereto (the "Stockholders"). Unless otherwise defined herein, all capitalized terms shall have the meaning contained in that certain Agreement and Plan of Reorganization and Merger dated ______________, 1997 (the "Merger Agreement") by and among APP, APP Sub and _________________________, a _____________ corporation (the "Company").

                                    RECITALS

               A. Concurrent with this Agreement, the Company shall enter into the Merger Agreement and the Service Agreement whereby APP shall acquire the assets, and manage the non-medical aspects of, the Company's radiology practice.

               B. Pursuant to Section ____ of the Merger Agreement, the Stockholders have, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agreed to execute and deliver this Agreement to APP and APP Sub.

               NOW, THEREFORE, in consideration of the preceding recitals and the covenants and agreements set forth herein, the parties agree as follows:

       1. Indemnification by the Stockholders. Subject to the terms, limitations and conditions of this Agreement, the Stockholders (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), severally, and not jointly, agree to indemnify, defend and hold APP and its directors, officers, stockholders, employees, agents, attorneys, consultants and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties"), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all costs of experts and all costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by an Indemnified Party arising out of or resulting from:

               a. a breach of any representation, warranty or covenant of the Company contained in the Merger Agreement (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty or covenant of the Company contained in the Merger Agreement or in any Disclosure Schedule or certificate delivered thereunder);

               b. any violation (or alleged violation) by the Company and/or any of its past or present directors, officers, partners, stockholders, employees (including, without limitation, any Physician Employee), agents, attorneys, consultants and Affiliates of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to Persons in which a licensed professional has a financial or other form of interest (including, but not limited to, fraud and abuse in the Medicare and Medicaid Programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date; and

         1743
               c. any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact in any Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto relating to the Company (including any Company Subsidiary) or NewCo or (ii) failure to state information necessary to make the statements required to be stated therein not misleading, which untrue statement or failure to state information arises or results solely from information provided in writing to APP or its counsel by the Company or such Stockholder or their agents specifically for inclusion in any such Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto (including, without limitation, schedules, exhibits and certifications delivered by the Company or any of its agents in connection with the Merger Agreement).

               The provisions contained in Paragraph 2(g) shall not apply to indemnification of claims listed in Exhibit B attached hereto. In addition, notwithstanding anything herein to the contrary, nothing contained in this Agreement shall relieve any of the Stockholders of any liability or limit any liability that he or she may have in the case of fraud in connection with the transactions contemplated by the Merger Agreement.

       2. Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               a. The Indemnified Party shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify each Indemnifying Party of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Parties a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Parties shall notify the Indemnified Party (x) whether the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (y) whether the Indemnifying Parties desire, at the sole cost and expense of each Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               b. If the Indemnifying Parties notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to assume the defense of the Third Party Claim, then the Indemnifying Parties shall have the right to defend, at their sole cost and expense, with counsel reasonably acceptable to such Indemnified Party or Indemnified Parties, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Parties to a final conclusion or settled at the discretion of the Indemnifying Parties in accordance with this Paragraph 2(b). Except as set forth in Paragraph 2(f) below, the Indemnifying Parties shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Parties (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Parties and not prejudicial to the Indemnifying Parties. If requested by the

         1744
Indemnifying Parties, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Parties, to cooperate with the Indemnifying Parties and their counsel in contesting any Third Party Claim that the Indemnifying Parties elect to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Parties pursuant to this Paragraph 2(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Parties and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Parties, and upon written notification thereof, the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Parties shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

               c. If the Indemnifying Parties fail to notify the Indemnified Party within the Election Period that the Indemnifying Parties elect to defend the Indemnified Party pursuant to Paragraph 2(b), or if the Indemnifying Parties elect to defend the Indemnified Party pursuant to Paragraph 2(b) but fail diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Parties (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Parties to a final conclusion or settled. The Indemnified Parties shall have full control of such defense and proceedings, provided, however, that the Indemnified Parties may not enter into, without the Indemnifying Parties' consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Parties have delivered a written notice to the Indemnified Party to the effect that the Indemnifying Parties dispute their potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Parties, the Indemnifying Parties shall not be required to bear the costs and expenses of the Indemnified Parties' defense pursuant to this Paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Parties in full for all costs and expenses of such litigation. The Indemnifying Parties may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Paragraph 2(c), and the Indemnifying Parties shall bear their own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Parties have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Parties may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Parties.

               d. In the event any Indemnified Party should have a claim against any Indemnifying Parties hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the

         1745
Indemnifying Parties a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Parties do not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Parties dispute such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Parties hereunder. If the Indemnifying Parties have timely disputed such claim, as provided above, such dispute shall be resolved by the procedures set forth in Paragraph 7.

               e. Payments of all amounts owing by any Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Parties pursuant to Paragraph 2(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Parties liability to the Indemnified Party under this Agreement.

                    (1) Within five (5) business days following distribution by APP of a Claim Notice or Indemnity Notice, as the case may be, each Stockholder shall elect the percentage of APP Common Stock he or she desires to allocate (the "Stock Percentage Election") to satisfy any obligation to APP contained in the Claim Notice or Indemnity Notice (the "Indemnification Obligation") and shall submit such Stock Percentage Election in writing to APP at the address listed in Paragraph 8 hereof or any other address requested by APP. Each Stockholder shall be entitled to make a Stock Percentage Election equal to the percentage of APP Common Stock currently subject to such Lock-Up Provisions (as that term is defined below). By way of example, if the percentage of APP Common Stock subject to the Lock-Up Provisions is seventy-five percent (75%) at the time of a Claim Notice or Indemnity Notice, each Stockholder's Stock Percentage Election may equal, but not exceed, seventy-five percent (75%) of the amount of the Indemnification Obligation regardless of the Stock Percentage Elections submitted by the other Stockholders. Failure to submit a complete Stock Percentage Election within the time periods set forth in this Paragraph 2(e) shall be deemed to be an election for such Stockholder to satisfy such Indemnification Obligation with 100% cash.

               Each Stockholder's Stock Percentage Election shall be an irrevocable election as to such Stockholder of the method of payment of the applicable Indemnification Obligation, and such percentage election between APP Common Stock and cash shall remain constant with respect to the final payment of the Indemnification Obligation. Following each Stockholder's Stock Percentage Election, each Stockholder shall, in APP's sole discretion, either (i) transfer the Reserved APP Stock (as that term is defined below) to an escrow account (the "Escrow Account") established by APP or (ii) consent to a stop transfer of such APP Common Stock by APP to be either (x) held in the Escrow Account or (y) subject to such stop order, as the case may be, until final payment of the Indemnification Obligation as set forth in Paragraph 2(e)(4).

               The remaining portion of the Indemnification Obligation not satisfied by the Stock Percentage Election shall be valued in cash, however, the cash portion shall not be transferred to the Escrow Account. By way of example, if the Stock Percentage Election is 75%, the remaining 25% of the Indemnification Obligation shall be paid in cash.

         1746
                    (2) For purposes of this Agreement only and in order to calculate the actual number of shares of Reserved APP Stock to be held in the Escrow Account or subject the a stop order, the value of each share of APP Common Stock transferred to the Escrow Account or be subject to a stop transfer pursuant to the Stock Percentage Election shall be calculated by averaging the daily closing prices for a share of APP Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the Nasdaq National Market (or other national securities exchange or inter-dealer quotation system) preceding the date of the Claim Notice or Indemnity Notice, as the case may be (the "APP Stock Price").

                    (3) The number of shares to be reserved by the transfer to the Escrow Account or subject to a stop transfer to satisfy the Indemnification Obligation (the "Reserved APP Stock") shall be calculated by APP according to the following formula:

                         (i) Determine the dollar amount of each Stockholder's
proportionate amount of the Indemnification Obligation ("Proportionate Obligation");

                         (ii) Multiply the Proportionate Obligation by the Stock
Percentage Election to determine the dollar value of the Stock Percentage Election ("Stock Election Value"); and

                         (iii) Divide the Stock Election Value by the APP Stock
Price to determine the Reserved APP Stock.

Except as set forth herein, the Reserved APP Stock shall remain constant until the final payment of any Indemnification Obligation. To determine the amount of cash required to satisfy the Proportionate Obligation, subtract the Stock Election Value from the Proportionate Obligation.

                    (4) On the final payment date pursuant to this Paragraph 2(e) (the "Actual Payment Date"), the parties hereto will be notified of the actual dollar amount of the Indemnification Obligation. On the Actual Payment Date, if the amount owing by each Stockholder (1) equals the Proportionate Obligation, then all of the Reserved APP Stock and the cash portion of the Proportionate Obligation shall be transferred to APP, (2) is less than the Proportionate Obligation, then the percentage of the Reserved APP Stock and cash that is required to satisfy the actual Indemnification Obligation shall be determined by multiplying (a) the total amount of the actual Indemnification Obligation applicable to each Stockholder divided by the Proportionate Obligation by the (b) number of shares of Reserved APP Stock for such Stockholder and (c) the amount of cash that would have been required to satisfy his or her Proportionate Obligation, or (3) is greater than the amount of the Proportionate Obligation, then (a) all of the Reserved APP Stock and cash that would have been required to satisfy his or her Proportionate Obligation, plus
(b) the amount by which the actual Indemnification Obligation for such Stockholder exceeds the Proportionate Obligation, which additional amount shall be payable by such Stockholder in cash, shall be transferred to APP. By way of example, assume that (i) the amount of the Proportionate Obligation as of the date of the Claim Notice or Indemnity Notice was equal to $100,000, (ii) such Stockholder's Stock Election Percentage was 75%, and (iii) the APP Stock Price was $15.00. The number of shares required to be placed into the Escrow Account or subject to a stop transfer by such Stockholder would be 5,000 shares of APP Common Stock ($100,000 X 75%/$15.00). If the actual Indemnification Obligation was (1) $100,000, then all of the Reserved APP Stock, regardless of the then-current trading price of the APP Common Stock, plus $25,000 cash would be required to be transferred to APP, (2) $50,000, which is 50% of the Proportionate Obligation, then 50% of the Reserved APP Stock held in the Escrow Account or subject to a stop transfer (5,000 shares X 50%), or 2,500 shares, regardless of the then-current trading price of APP Common Stock, plus $12,500 cash would be required

         1747
to be transferred to APP, or (3) $150,000, then all of the Reserved APP Stock held in the Escrow Account or subject to a stop transfer, regardless of the then-current trading price of APP Common Stock, $25,000 cash, plus an additional $50,000 cash (the difference between the actual Indemnification Obligation and the Proportionate Obligation) would be required to be transferred to APP.

All payments of cash in satisfaction of the actual Indemnification Obligation pursuant to this Indemnification Agreement shall be made to APP by cashier's check.

                    (5) Notwithstanding any provision contained herein to the contrary, (1) each Stockholder shall be entitled to transfer to APP shares of APP Common Stock held by such Stockholder which are subject to the Lock-Up Provisions contained in Paragraph 1 of the Stockholder Representation Letter ("Lock-Up Provisions") and (2) the provisions of Paragraphs 2(e)(1) through (5) shall have no further force or effect, and shall not apply in any manner whatsoever, with respect to any Claim Notice or Indemnity Notice which is given subsequent to the earlier of (x) the termination of the Lock-Up Provisions or
(y) the end of the two (2) year period following the Effective Date.

               f. The Indemnifying Parties shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages and the Indemnifying Parties notify the Indemnified Party in writing that the Indemnifying Parties agree to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Parties to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Parties desired to accept such settlement.

               g. Notwithstanding anything contained in this Agreement or the Merger Agreement to the contrary, the Indemnifying Parties in the aggregate (i) shall have no obligation hereunder to provide indemnification for the first $100,000 of Damages (without counting Immaterial Claims as defined below), and
(ii) in no event shall the Indemnifying Parties have any liability hereunder with respect to any singular incident or a fact involving a breach or inaccuracy of the Company if the Damages from such claim are equal to or less than $7,500 ("Immaterial Claims"). Notwithstanding anything to the contrary contained herein or in the Merger Agreement, the obligations of each Stockholder hereunder shall not exceed fifty percent (50%) of the aggregate value of the Merger Consideration or Exchange Consideration, as the case may be, paid to such Stockholder pursuant to any Related Acquisition on the Closing Date.

       3. Intentionally Omitted.

       4. Remedies Exclusive. The remedies provided in this Agreement are the exclusive rights or remedies available to one party against the other arising out of or with respect to the Merger Agreement, either at law or in equity, except in the case of fraud.

       5. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         1748
       6. Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

       7. Dispute Resolution.

               a. Arbitration. The parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties arising out of or relating to this Agreement shall be governed exclusively by the terms and provisions of this Paragraph 7; provided, however, that within ten (10) days from the date any party gives notice to the others of its desire to seek arbitration as provided in Paragraph 7(b) and prior to commencing an arbitration procedure pursuant to this Paragraph 7, the parties shall meet to discuss and consider alternative dispute resolution procedures other than arbitration including, but not limited to Judicial Arbitration & Mediation Services, Inc., if applicable. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Paragraph 7 to the extent a party makes a written offer to an opposing party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Paragraph 7 shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

               b. Arbitrators. In the event there is a claim, controversy, dispute or disagreement among the parties hereto arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select, within 30 days of notice by a party to the other of its desire to seek arbitration under this Paragraph 7 one (1) arbitrator mutually acceptable to the Company and the Stockholders to hear and decide all such claims under this Paragraph 7. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said 30-day period, then any party may in writing request the judge of the United States District Court for the _____________ District of __________ senior in term of service to appoint the arbitrator and, subject to this Paragraph 7, such arbitrator shall hear all arbitration matters arising under this Paragraph 7.

               c. Applicable Rules.

                    (1) Each arbitration hearing shall be held at a place in _____________ acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof; provided, however, that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including as to rules of evidence and procedure. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or

         1749
application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

                    (2) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this Paragraph 7. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

                    (3) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge's successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Paragraph 7 for selecting the arbitrator shall be followed from time to time as necessary.

                    (4) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by the parties hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Paragraph 7.

                    (5) All privileges under state and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying state law.

       8. Miscellaneous.

               a. Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the party or parties making any such waiver. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

               b. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

               c. Parties in Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

               d. Entire Agreement. This Agreement, the Merger Agreement and any agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

               e. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully

         1750
severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

               f. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF ______________.

               g. Captions. The captions contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

               h. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

               i. Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Paragraph or provision of this Agreement, unless otherwise noted.

               j. Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               If to APP:           American Physician Partners, Inc.
                                    901 Main Street
                                    2301 NationsBank Plaza
                                    Dallas, Texas  75202
                                    Fax No.: (214) 761-3150
                                    Attn:  Gregory L. Solomon, President

               with a copy to:      Brobeck, Phleger & Harrison LLP
                                    4675 MacArthur Court, Suite 1000
                                    Newport Beach, California  92660
                                    Fax No.: (714) 752-7522
                                    Attn: Richard A. Fink

       If to the Stockholders:      See Exhibit A

         1751
               k. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

               l. Survival. Any and all claims for indemnification asserted in writing before the expiration of the applicable survival periods specified in Section __ of the Merger Agreement shall survive until resolved.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                     APP:

                                     AMERICAN PHYSICIAN PARTNERS, INC.



                                     By:_______________________________________
                                           Gregory L. Solomon, President



                                     STOCKHOLDERS:

                                     [Separate pages to be attached]

         1752
                                    Exhibit A

                              List of Stockholders

         1753
                                    Exhibit B

                               List of Exceptions


       APP and the Company shall mutually agree upon certain exceptions to Paragraph 2(g) including, without limitation, pending litigation and claims and existing violations of law.

         1754

                                   APPENDIX G


                          CALIFORNIA CORPORATIONS CODE
                           SECTIONS 1300 THROUGH 1304


Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (0) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.


         1755
Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.


         1756
Section 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.


         1757
Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.


         1758
Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

         1759

                                   APPENDIX H


                 KANSAS GENERAL CORPORATION CODE SECTION 17-6712


17-6712. Payment for stock of stockholder objecting to merger or consolidation; definitions; notice to objecting stockholders; demand for payment; appraisal and determination of value by district court, when [sic]; taxation of costs; rights of objecting stockholders; status of stock; section inapplicable to certain shares of stock.

            (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

            (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

            (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

            (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

            (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

            (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk


         1760
of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

            (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

            (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

            (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

            (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

            (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either (1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.


         1761

                                   APPENDIX I


                        MARYLAND GENERAL CORPORATION LAW
                            SECTIONS 3-202 AND 3-203


Section 3-202. Right to fair value of stock

            (a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

                  (1) The corporation consolidates or merges with another corporation;

                  (2) The stockholder's stock is to be acquired in a share exchange;


                  (3) The corporation transfers its assets in a manner requiring action under Section 3-105(d) of this title;


                  (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

                  (5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title.

            (b) Basis of fair value. --

                  (1) Fair value is determined as of the close of business:

                        (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under Section 3-106; or

                        (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

                  (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

                  (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603 (b) of this title.

            (c) When right to fair value does not apply. -- Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

                  (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

                        (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under Section 3-106; or


         1762
                        (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

                  (2) The stock is that of the successor in a merger, unless:

                        (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

                        (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

                  (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.


Section 3-203. Procedure by stockholder

            (a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

                  (1) Shall file with the corporation a written objection to the proposed transaction:

                        (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under Section 3-106; or

                        (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

                  (2) May not vote in favor of the transaction; and

                  (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

            (b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.


         1763

                                   APPENDIX J


                        NEW YORK BUSINESS CORPORATION LAW
                              SECTIONS 628 AND 910


Section 623. Procedure to enforce shareholder's right to receive payment for shares.

            (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

            (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

            (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

            (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

            (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of selection may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in


         1764
cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

            (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

            (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

            (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

         1765
                  (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenters' rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the

         1766
proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

            (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

            (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                  (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                  (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                  (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

            (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

            (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

            (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).


         1767
Section 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

            (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

                  (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

                        (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                              (i) To a shareholder of the parent corporation in
a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

                        (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

                        (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

                  (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.


         1768

                                   APPENDIX K


                         TEXAS BUSINESS CORPORATION ACT
                             ARTICLES 5.11 AND 5.12


Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

            A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

                  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

            B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares [sic] of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.


Art 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

            A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                  (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
(10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The


         1769
demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                  (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                  (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

            B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses


         1770
therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

            C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

            D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

            E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

            F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

            G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.


Art 5.13. Provisions Affecting Remedies of Dissenting Shareholders

            A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the


         1771
right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

            B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

            C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.


         1772
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article VI of the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except for liability (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

         Reference is made to Article VIII of the Company's Amended and Restated Bylaws filed as an Exhibit to this Registration Statement, which provides for indemnification of directors and officers.


         In _____________, 1997, the Company entered into an indemnification agreement with certain of its directors and director nominees, pursuant to which the Company agreed to indemnify such persons for losses arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of which this Prospectus forms a part.


ITEM 21. EXHIBITS.

         The exhibits filed as a part of this Registration Statement are as follows:


    Exhibit
    Number                              Description
    ------                              -----------

      2.1 Agreement and Plan of Reorganization and Merger, dated June 27, 1997 by and among American Physician Partners, Inc., Carroll Imaging Associates, P.A., Diagnostic Imaging Associates, P.A., Drs. Copeland, Hyman and Shackman, P.A., Drs. DeCarlo, Lyon, Hearn & Pazourek, P.A., Drs. Thomas, Wallop, Kim & Lewis, P.A., Harbor Radiologists, P.A., and Perilla, Sindler & Associates, P.A.**

         1773


 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------

   2.2      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Radiology and Nuclear Medicine, A Professional Association.**

   2.3      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and Mid
            Rockland Imaging Associates, P.C.**

   2.4      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Rockland Radiological Group, P.C.**

   2.5      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Advanced Imaging of Orange County, P.C.**

   2.6      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Central
            Imaging Associates, P.C.**

   2.7      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Nyack
            Magnetic Resonance Imaging, P.C.**

   2.8      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Pelham
            Imaging Associates, P.C.**

   2.9      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and
            Women's Imaging Consultants, P.C.**

  2.10      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Pacific
            Imaging Consultants, A Medical Group, Inc.**

  2.11      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Total
            Medical Imaging, Inc.**

  2.12      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Valley
            Radiologists Medical Group, Inc.**

         1774


 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------

  2.13      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and The Ide
            Group, P.C.**

  2.14      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and M & S
            X-Ray Associates, P.A.**

  2.15      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and South
            Texas MR, Inc.**

  2.16      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and San
            Antonio MR, Inc.**

  2.17      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., Lexington MR, Ltd., and the
            Sellers.**

  2.18      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., Madison Square Joint Venture, and the Sellers.**

  2.19      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., South Texas No. 1 MRI Limited
            Partnership, a Texas limited partnership, and the Sellers.**

  2.20      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., San Antonio MRI Partnership
            No. 2 Ltd., a Texas limited partnership, and the Sellers.**

  2.21      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc. and the Sellers.*

  2.22      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and among American
            Physician Partners, Inc., Carroll Imaging Associates, P.A.,
            Diagnostic Imaging Associates, P.A., Drs. Thomas, Wallop, Kim &
            Lewis, P.A., Drs. Copeland, Hyman & Shackman, P.A., Drs. DeCarlo,
            Lyon, Hearn & Pazourek, P.A., Harbor Radiologists, P.A., and
            Perilla, Sindler & Associates, P.A.

  2.23      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Radiology and Nuclear Medicine,
            A Professional Association.

  2.24      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Mid Rockland Imaging Associates,
            P.C.

  2.25      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Rockland Radiological Group, P.C.

  2.26      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Advanced Imaging of Orange County,
            P.C.

  2.27      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Central Imaging Associates, P.C.

  2.28      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Nyack Magnetic Resonance Imaging,
            P.C.

  2.29      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Pelham Imaging Associates, P.C.

  2.30      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Women's Imaging Consultants, P.C.

  2.31      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Pacific Imaging Consultants, A
            Medical Group, Inc.

  2.32      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Total Medical Imaging, Inc.

  2.33      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Valley Radiologists Medical Group,
            Inc.

  2.34      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and The Ide Group, P.C.

  2.35      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and M & S X-Ray Associates, P.A.

  2.36      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and South Texas MR, Inc.

  2.37      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and San Antonio MR, Inc.

  2.38      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and Lexington MR, Ltd.

  2.39      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and Madison Square Joint Venture.

  2.40      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and South Texas No. 1 MRI Limited Partnership.

  2.41      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and San Antonio MRI Partnership No. 2, Ltd.

  2.42      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners Inc., and ____________.

  3.1       Restated Certificate of Incorporation of American Physician
            Partners, Inc.*

  3.2       Amended and Restated Bylaws of American Physician Partners, Inc.*

  4.1       Form of certificate evidencing ownership of Common Stock of American
            Physician Partners, Inc.*

  4.2       Form of Convertible Promissory Note of American Physician Partners, Inc.**

  5.1       Opinion of Brobeck, Phleger & Harrison LLP.*

  8.1       Opinion of Haynes and Boone, L.L.P. as to certain tax matters.*

 10.1       American Physician Partners, Inc. 1996 Stock Option Plan.**

 10.2       Employment Agreement between American Physician Partners, Inc.
            and Gregory L. Solomon.**



         1775


 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
  10.3      Employment Agreement between American Physician Partners, Inc.
            and Mark S. Martin.**

  10.4      Employment Agreement between American Physician Partners, Inc.
            and Sami S. Abbasi.**

  10.5      Employment Agreement between American Physician Partners, Inc.
            and Paul M. Jolas.**

  10.6      Form of Indemnification Agreement for certain Directors and
            Officers.**

  10.7      Form of Registration Rights Agreement.**

  10.8      Service Agreement, dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Advanced Radiology, Inc. and
            Carroll Imaging Associates, P.A., Diagnostic Imaging Associates,
            P.A., Drs. Thomas, Wallop, Kim & Lewis, P.A., Drs. Copeland,
            Hyman & Shackman, P.A., Drs. DeCarlo, Lyon, Hearn &
            Pazourek, Harbor Radiologists, P.A., Perilla, Sindler & Associates,
            P.A.**

  10.9      Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Ide Admin Corp. and Ide Imaging Group,
            P.C.**

  10.10     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., M & S X-Ray Associates, P.A. and
            M & S Imaging Associates, P.A.**

  10.11     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Rockland Radiological Group, P.C. and
            The Greater Rockland Radiological Group, P.C.**

  10.12     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Advanced Imaging of Orange County, P.C.
            and The Greater Rockland Radiological Group, P.C.**

  10.13     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Central Imaging Associates, P.C. and The
            Greater Rockland Radiological Group, P.C.**

  10.14     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Nyack Magnetic Resonance Imaging, P.C.
            and The Greater Rockland Radiological Group, P.C.**

  10.15     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Pelham Imaging Associates, P.C. and The
            Greater Rockland Radiological Group, P.C.**

  10.16     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Women's Imaging Consultants, P.C. and
            The Greater Rockland Radiological Group, P.C.**

         1776


 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           -----------
  10.17     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Pacific Imaging, Inc. and PIC
            Medical Group, Inc.**

  10.18     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Radiology and Nuclear Medicine, a
            Professional Association and RNM L.L.C.**

  10.19     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Valley Radiology, Inc. and Valley
            Radiology Medical Associates, Inc.**

  21.1      Subsidiaries.*

  23.1      Consent of Arthur Andersen LLP.

  23.2      Consent of DeJoy, Knauf & Blood, LLP.

  23.3      Consent of Haynes and Boone, L.L.P.**

  23.4 Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as Exhibit 5.1).**

  24.1 Power of Attorney (contained on the signature page of this Registration Statement).

----------
*    To be filed by amendment
**   Previously filed.

         1777

ITEM 22. UNDERTAKINGS.

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



         1778


                                 SIGNATURE PAGE


         Pursuant to the requirements of the Securities Act of 1933, as amended, American Physician Partners, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 15, 1997.


                                            AMERICAN PHYSICIAN PARTNERS, INC.

                                            By:  /s/ GREGORY L. SOLOMON
                                                -------------------------------
                                                     Gregory L. Solomon
                                                     President and Chief
                                                     Executive Officer


                                POWER OF ATTORNEY

         Each individual whose signature appears below constitutes and appoints Gregory L. Solomon and Paul M. Jolas, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any an all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and requests to accelerate the effectiveness of this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                                              Title                                Date
            ---------                                              -----                                ----
/s/ GREGORY L. SOLOMON                              President, Chief Executive Officer, and         October 15, 1997
---------------------------------------             Director (Principal Executive Officer)
    Gregory L. Solomon


 *  LAWRENCE R. MUROFF, M.D.                        Chairman of the Board of Directors and          October 15, 1997
---------------------------------------             Senior Vice President of Medical Affairs
    Lawrence R. Muroff, M.D.


 *  SAMI S. ABBASI                                  Senior Vice President and Chief                 October 15, 1997
---------------------------------------             Financial Officer (Principal Financial
    Sami S. Abbasi                                  Officer)


 *  STEVE W. RATTON, JR.                            Controller and Treasurer (Principal             October 15,1997
---------------------------------------             Accounting Officer)
    Steve W. Ratton, Jr.


 *  JOHN W. COLLOTON                                Director                                        October 15, 1997
---------------------------------------
    John W. Colloton


 *  JOHN PAPPAJOHN                                  Director                                        October 15, 1997
---------------------------------------
    John Pappajohn


 *  DERACE L. SCHAFFER, M.D.                        Director                                        October 15, 1997
---------------------------------------
    Derace L. Schaffer, M.D.


 *By:  /s/ Gregory L. Solomon                                                                       October 15, 1997
     ----------------------------------
     Gregory L. Solomon,
     As Attorney In Fact

         1779
                                  EXHIBIT INDEX


                                                                              SEQUENTIALLY
 EXHIBIT                                                                        NUMBERED
 NUMBER                            DESCRIPTION                                   PAGES
 -------                           -----------                                ------------

   2.1      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and among American Physician Partners, Inc., Carroll
            Imaging Associates, P.A., Diagnostic Imaging Associates, P.A.,
            Drs. Copeland, Hyman and Shackman, P.A., Drs. DeCarlo, Lyon,
            Hearn & Pazourek, P.A., Drs. Thomas, Wallop, Kim & Lewis, P.A.,
            Harbor Radiologists, P.A., and Perilla, Sindler & Associates,
            P.A.**

   2.2      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Radiology and Nuclear Medicine, A Professional Association.**

   2.3      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and Mid
            Rockland Imaging Associates, P.C.**

   2.4      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Rockland Radiological Group, P.C.**

   2.5      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc., and
            Advanced Imaging of Orange County, P.C.**

   2.6      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Central
            Imaging Associates, P.C.**

   2.7      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Nyack
            Magnetic Resonance Imaging, P.C.**

   2.8      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Pelham
            Imaging Associates, P.C.**

   2.9      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and
            Women's Imaging Consultants, P.C.**

  2.10      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Pacific
            Imaging Consultants, A Medical Group, Inc.**

  2.11      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Total
            Medical Imaging, Inc.**

  2.12      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and Valley
            Radiologists Medical Group, Inc.**


         1780

                                                                              SEQUENTIALLY
 EXHIBIT                                                                        NUMBERED
 NUMBER                            DESCRIPTION                                   PAGES
 -------                           -----------                                ------------

  2.13      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and The Ide
            Group, P.C.**

  2.14      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and M & S
            X-Ray Associates, P.A.**

  2.15      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and South
            Texas MR, Inc.**

  2.16      Agreement and Plan of Reorganization and Merger, dated June 27,
            1997 by and between American Physician Partners, Inc. and San
            Antonio MR, Inc.**

  2.17      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., Lexington MR, Ltd., and the
            Sellers.**

  2.18      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., Madison Square Joint Venture, and the Sellers.**

  2.19      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., South Texas No. 1 MRI Limited
            Partnership, a Texas limited partnership, and the Sellers.**

  2.20      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc., San Antonio MRI Partnership
            No. 2 Ltd., a Texas limited partnership, and the Sellers.**

  2.21      Agreement and Plan of Exchange, dated June 27, 1997 by and among
            American Physician Partners, Inc. and the Sellers.*


  2.22      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and among American
            Physician Partners, Inc., Carroll Imaging Associates, P.A.,
            Diagnostic Imaging Associates, P.A., Drs. Thomas, Wallop, Kim &
            Lewis, P.A., Drs. Copeland, Hyman & Shackman, P.A., Drs. DeCarlo,
            Lyon, Hearn & Pazourek, P.A., Harbor Radiologists, P.A., and
            Perilla, Sindler & Associates, P.A.

  2.23      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Radiology and Nuclear Medicine,
            A Professional Association.

  2.24      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Mid Rockland Imaging Associates,
            P.C.

  2.25      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Rockland Radiological Group, P.C.

  2.26      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Advanced Imaging of Orange County,
            P.C.

  2.27      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Central Imaging Associates, P.C.

  2.28      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Nyack Magnetic Resonance Imaging,
            P.C.

  2.29      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Pelham Imaging Associates, P.C.

  2.30      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Women's Imaging Consultants, P.C.

  2.31      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Pacific Imaging Consultants, A
            Medical Group, Inc.

  2.32      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Total Medical Imaging, Inc.

  2.33      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and Valley Radiologists Medical Group,
            Inc.

  2.34      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and The Ide Group, P.C.

  2.35      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and M & S X-Ray Associates, P.A.

  2.36      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and South Texas MR, Inc.

  2.37      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners, Inc., and San Antonio MR, Inc.

  2.38      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and Lexington MR, Ltd.

  2.39      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and Madison Square Joint Venture.

  2.40      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and South Texas No. 1 MRI Limited Partnership.

  2.41      Amendment No. 1 to the Agreement and Plan of Exchange, dated
            September 30, 1997, by and among American Physician Partners,
            Inc., and San Antonio MRI Partnership No. 2, Ltd.

  2.42      Amendment No. 1 to the Agreement and Plan of Reorganization and
            Merger, dated as of September 30, 1997, by and between American
            Physician Partners Inc., and _________.


  3.1       Restated Certificate of Incorporation of American Physician
            Partners, Inc.*

  3.2       Amended and Restated Bylaws of American Physician Partners, Inc.*

  4.1 Form of certificate evidencing ownership of Common Stock of American Physician Partners, Inc.*

  4.2       Form of Convertible Promissory Note of American Physician
            Partners, Inc.**

  5.1       Opinion of Brobeck, Phleger & Harrison LLP.**

  8.1       Opinion of Haynes and Boone, L.L.P. as to certain tax matters.


 10.1       American Physician Partners, Inc. 1996 Stock Option Plan.**

 10.2       Employment Agreement between American Physician Partners, Inc.
            and Gregory L. Solomon.**




         1781

                                                                              SEQUENTIALLY
 EXHIBIT                                                                        NUMBERED
 NUMBER                            DESCRIPTION                                   PAGES
 -------                           -----------                                ------------
  10.3      Employment Agreement between American Physician Partners, Inc.
            and Mark S. Martin.**

  10.4      Employment Agreement between American Physician Partners, Inc.
            and Sami S. Abbasi.**

  10.5      Employment Agreement between American Physician Partners, Inc.
            and Paul M. Jolas.**

  10.6      Form of Indemnification Agreement for certain Directors and
            Officers.**

  10.7      Form of Registration Rights Agreement.**

  10.8      Service Agreement, dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Advanced Radiology, Inc. and
            Carroll Imaging Associates, P.A., Diagnostic Imaging Associates,
            P.A., Drs. Thomas, Wallop, Kim & Lewis, P.A., Drs. Copeland,
            Hyman & Shackman, P.A., Drs. DeCarlo, Lyon, Hearn &
            Pazourek, Harbor Radiologists, P.A., Perilla, Sindler & Associates,
            P.A.**

  10.9      Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Ide Admin Corp. and Ide Imaging Group,
            P.C.**

  10.10     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., M & S X-Ray Associates, P.A. and
            M & S Imaging Associates, P.A.**

  10.11     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Rockland Radiological Group, P.C. and
            The Greater Rockland Radiological Group, P.C.**

  10.12     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Advanced Imaging of Orange County, P.C.
            and The Greater Rockland Radiological Group, P.C.**

  10.13     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Central Imaging Associates, P.C. and The
            Greater Rockland Radiological Group, P.C.**

  10.14     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Nyack Magnetic Resonance Imaging, P.C.
            and The Greater Rockland Radiological Group, P.C.**

  10.15     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Pelham Imaging Associates, P.C. and The
            Greater Rockland Radiological Group, P.C.**

  10.16     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Women's Imaging Consultants, P.C. and
            The Greater Rockland Radiological Group, P.C.**


         1782

                                                                              SEQUENTIALLY
 EXHIBIT                                                                        NUMBERED
 NUMBER                            DESCRIPTION                                   PAGES
 -------                           -----------                                ------------
  10.17     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Pacific Imaging, Inc. and PIC
            Medical Group, Inc.**

  10.18     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., Radiology and Nuclear Medicine, a
            Professional Association and RNM L.L.C.**

  10.19     Service Agreement dated _______, 1997, by and among American
            Physician Partners, Inc., APPI-Valley Radiology, Inc. and Valley
            Radiology Medical Associates, Inc.**

  21.1      Subsidiaries.*

  23.1      Consent of Arthur Andersen LLP.

  23.2      Consent of DeJoy, Knauf & Blood, LLP.

  23.3      Consent of Haynes and Boone, L.L.P.**

  23.4 Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as Exhibit 5.1).**

  24.1 Power of Attorney (contained on the signature page of this Registration Statement).**



----------
*    To be filed by amendment

**   Previously filed.